Exhibit 99.2

BALLY TOTAL FITNESS CORPORATION 8700 WEST BRYN MAWR AVENUE CHICAGO, ILLINOIS 60631
June 27, 2007

To:	Holders of Class 5 Claims and Class 6-A Claims (each as defined in the Plan (as defined below), which also defines other capitalized terms used but not defined in this letter):

The following documents accompany this letter:
(i)	the Disclosure Statement with respect to the Joint Prepackaged Chapter 11 Plan Of Reorganization Of Bally Total Fitness Holding Corporation And Its Affiliate Debtors, dated as of June 27, 2007 (the “Disclosure Statement”);

(ii)	the Joint Prepackaged Chapter 11 Plan Of Reorganization Of Bally Total Fitness Holding Corporation And Its Affiliate Debtors, dated as of June 27, 2007 (the “Plan”), which is contained in your solicitation package as Exhibit 1 to the Disclosure Statement; and

(iii)	one or more ballots and a return envelope.
     At this time, Bally Total Fitness Holding Corporation and certain of its subsidiaries and affiliates (collectively, the “Debtors”) have not commenced cases under chapter 11 of the Bankruptcy Code, but are soliciting acceptances of the Plan from the Holders of Class 5 and
Class 6-A Claims because only these classes of Claims are impaired by the Plan and not deemed to have rejected the Plan. If sufficient votes for acceptance of the Plan are received, the Debtors expect to file for chapter 11 bankruptcy and to promptly seek confirmation of the Plan.
     The Debtors believe that the Plan is in the best interest of all of their creditors and that the Plan will allow them to reorganize by reducing their annual cash interest obligations by approximately $29 million and providing the new cash and cash availability to continue to serve their members and invest in their fitness centers.
     THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF ALL HOLDERS OF CLAIMS AND RECOMMEND THAT ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN. AS PREVIOUSLY ANNOUNCED, HOLDERS OF A MAJORITY OF THE COMPANY’S 10-1/2% SENIOR NOTES DUE 2011 AND MORE THAN 80% OF ITS 9-7/8% SENIOR SUBORDINATED NOTES

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DUE 2007 HAVE ENTERED INTO A RESTRUCTURING SUPPORT AGREEMENT WHEREBY THEY AGREED, FOLLOWING RECEIPT OF A DISCLOSURE STATEMENT, TO VOTE IN FAVOR OF THE PLAN CONTAINING THE TERMS SET FORTH IN THAT AGREEMENT.
     Each creditor should read the Plan and the Disclosure Statement with care. If you are the holder of a Claim in Classes 5 or 6A under the Plan, you should also read the instructions attached to the enclosed ballot(s) for information regarding completing and returning your ballot(s). If you have questions regarding voting procedures, you may call Glen Linde, Simon Coope or Jeanne Carr, a representative of the Debtors’ special voting agent, Mackenzie Partners, Inc., at (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll Free).
     Please complete, execute and return your Ballot(s) to the Debtors’ special voting agent at the address below:
MacKenzie Partners, Inc.
105 Madison Ave, 14th Floor
New York, NY 10016
Attn: Glen Linde
If you are sending your Ballot by facsimile, please fax it to: (212) 929-0308 and confirm receipt by calling: (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll Free).
     PLEASE NOTE THAT THE DEADLINE FOR THE RECEIPT OF BALLOTS IS 4:00 P.M., EASTERN TIME, ON
JULY 27, 2007.
Sincerely, Don R. Kornstein
Chief Restructuring Officer

THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A JOINT REORGANIZATION PLAN PRIOR TO THE FILING OF VOLUNTARY CHAPTER 11 CASES UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE. BECAUSE NO CHAPTER 11 CASE HAS YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES, BALLY TOTAL FITNESS HOLDING CORPORATION AND CERTAIN OF ITS SUBSIDIARIES EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT (I) APPROVING (A) THIS DISCLOSURE STATEMENT AS HAVING CONTAINED ADEQUATE INFORMATION AND (B) THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH SECTION 1126(b) OF THE BANKRUPTCY CODE AND (II) CONFIRMING THE JOINT PREPACKAGED PLAN OF REORGANIZATION DESCRIBED HEREIN (THE “PLAN”) AND APPROVING THE RIGHTS OFFERING AND ALL OTHER TRANSACTIONS RELATED THERETO. CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE PLAN.
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR WILL THERE BE ANY SALE OF THE SECURITIES DESCRIBED HEREIN UNTIL THE EFFECTIVE DATE OF THE PLAN. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL THE SECURITIES DESCRIBED HEREIN AND IS NOT A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

IN RE:	)	Chapter 11
BALLY TOTAL FITNESS OF GREATER	)
NEW YORK, INC., et al.,	)	Case No.
Debtors.	)	(Joint Administration Requested)
)
DISCLOSURE STATEMENT WITH RESPECT TO JOINT PREPACKAGED
CHAPTER 11 PLAN OF REORGANIZATION OF BALLY TOTAL FITNESS
HOLDING CORPORATION AND ITS AFFILIATE DEBTORS

LATHAM & WATKINS LLP David S. Heller Richard A. Levy Keith A. Simon 5800 Sears Tower 233 S. Wacker Drive Chicago, Illinois 60606 Telephone: (312) 876-7700 Facsimile: (312) 993-9767	LATHAM & WATKINS LLP John W. Weiss 885 Third Avenue, Suite 1000 New York, New York 10022 Telephone: (212) 906-1200 Facsimile: (212) 751-4864
Proposed Counsel for the Debtors and Debtors in Possession
Dated: June 27, 2007

THE DEBTORS INTEND TO CONTINUE OPERATING THEIR BUSINESS IN CHAPTER 11 IN THE ORDINARY COURSE AND TO SEEK TO OBTAIN THE NECESSARY RELIEF FROM THE BANKRUPTCY COURT TO PAY THE VAST MAJORITY OF THEIR EMPLOYEES, TRADE AND CERTAIN OTHER CREDITORS IN FULL AND ON TIME IN ACCORDANCE WITH EXISTING BUSINESS TERMS. EXCEPT FOR THE CLAIMS ON EXHIBITS E-1 AND E-2 TO THE PLAN, THE CLAIMS OF THE DEBTORS’ EMPLOYEES, TRADE CREDITORS, LESSORS AND OTHER GENERAL UNSECURED CREDITORS ARE NOT IMPAIRED UNDER THE PLAN. SEE BELOW FOR A SUMMARY OF THE PLAN AND ESTIMATED RECOVERIES TO CREDITORS.
THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. PREVAILING EASTERN TIME ON JULY 27, 2007, UNLESS EXTENDED BY THE DEBTORS (THE “VOTING DEADLINE”). TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.
THIS DISCLOSURE STATEMENT, THE JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF BALLY TOTAL FITNESS HOLDING CORPORATION AND ITS AFFILIATE DEBTORS (WHICH IS ANNEXED HERETO AS EXHIBIT 1), THE OTHER EXHIBITS ANNEXED HERETO, THE ACCOMPANYING BALLOTS AND THE RELATED MATERIALS DELIVERED TOGETHER HEREWITH ARE BEING FURNISHED BY THE DEBTORS TO RECORD HOLDERS OF (I) PREPETITION SENIOR SUBORDINATED NOTES AND (II) PREPETITION SENIOR NOTES KNOWN TO THE DEBTORS IN CONNECTION WITH THE SOLICITATION BY THE DEBTORS OF VOTES TO ACCEPT THE PLAN AS DESCRIBED HEREIN.
THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT. THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.
HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE DEBTORS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT.
IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE DEBTORS (INCLUDING, WITHOUT LIMITATION, THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.
THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY, AND THE NEW SECURITIES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR

SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.
THE DEBTORS BELIEVE THAT THE SOLICITATION OF VOTES ON THE PLAN MADE BY THIS DISCLOSURE STATEMENT, AND THE OFFER OF THE NEW SECURITIES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION, ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE EXEMPTIONS PROVIDED BY SECURITIES ACT §§ 3 (a)(9) AND 4(2), OR OTHER APPLICABLE EXEMPTIONS, AND EXPECT THAT THE ISSUANCE OF THE NEW SECURITIES UNDER THE PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE APPLICABILITY OF BANKRUPTCY CODE §§ 1145(a)(1) AND (2) ) AND SECURITIES ACT § 4(2), OR OTHER APPLICABLE EXEMPTIONS.
THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE BY THE DEBTORS AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.
NO PERSON HAS BEEN AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS.
FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN AND CERTAIN OF THE PLAN DOCUMENTS. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN OR THE APPLICABLE PLAN DOCUMENTS AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN OR THE APPLICABLE PLAN DOCUMENTS ARE CONTROLLING. THE SUMMARIES OF THE PLAN AND THE PLAN DOCUMENTS IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE PLAN AND THE APPLICABLE PLAN DOCUMENTS. ALL HOLDERS OF CLAIMS AND HOLDERS OF INTERESTS ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND THE PLAN DOCUMENTS, AND TO READ CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS HERETO.
THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PERSON, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PERSON, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS.
HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS

DISCLOSURE STATEMENT, THE SOLICITATION OF VOTES TO ACCEPT THE PLAN, THE PLAN AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.
THE DEBTORS SUPPORT CONFIRMATION OF THE PLAN. THE DEBTORS URGE ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN.
THE DEBTORS HAVE NOT COMMENCED CHAPTER 11 CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AS OF THE DATE OF THIS DISCLOSURE STATEMENT. IF, HOWEVER, THE DEBTORS RECEIVE PROPERLY COMPLETED BALLOTS INDICATING ACCEPTANCE OF THE PLAN IN SUFFICIENT NUMBER AND AMOUNT TO MEET THE VOTING REQUIREMENTS PRESCRIBED BY SECTION 1126 OF THE BANKRUPTCY CODE, THEY INTEND TO FILE (BUT HEREBY EXPRESSLY RESERVE THE RIGHT NOT TO FILE) WITH A UNITED STATES BANKRUPTCY COURT VOLUNTARY PETITIONS FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AND TO SEEK, AS PROMPTLY THEREAFTER AS PRACTICABLE, CONFIRMATION OF THE PLAN. UNDER CERTAIN CIRCUMSTANCES, THE DEBTORS MAY FILE, PRIOR TO THE VOTING DEADLINE, VOLUNTARY PETITIONS FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AND SEEK, AS PROMPTLY THEREAFTER AS PRACTICABLE, CONFIRMATION OF THE PLAN. IN EITHER EVENT, CONSUMMATION OF THE PLAN IS EXPECTED TO OCCUR SHORTLY FOLLOWING THE BANKRUPTCY COURT’S ENTRY OF AN ORDER CONFIRMING THE PLAN (THE “CONFIRMATION ORDER”).

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17. Order Authorizing the Commencement of the Rights Offering and Assumption of Subscription and Backstop Purchase Agreement	60
18. Order Granting Waiver of Debtors’ Requirement to File Schedules and Statements of Financial Affairs	60
B. Representation of the Debtors	60

X. GOVERNANCE OF REORGANIZED DEBTORS	61

A. Board of Directors and Management	61
1. Reorganized Bally’s Board of Directors	61
2. Reorganized Bally’s Officers	61
3. Reorganized Affiliate Debtors	61
B. Indemnification of Directors and Officers	62
C. New Stockholders Agreement; Management Incentive Plan	62
D. Exit Financing	62

XI. CERTAIN FACTORS TO BE CONSIDERED	62

A. Certain Bankruptcy Considerations	62
1. Bankruptcy Matters	62
2. Objections to Classification of Claims	64
B. Risks Relating to the New Senior Second Lien Notes, New Subordinated Notes, Rights Offering Subordinated Notes, New Junior Subordinated Notes and New Common Stock	64
1. Variances from Projections	64
2. Substantial Leverage; Ability to Service Debt	64
3. Significant Holders	65
4. Obligations Under New Credit Agreement and New Senior Second Lien Notes Indenture are Secured	65
5. Restrictive Covenants	66
6. Lack of Trading Market	66
7. Restrictions on Transfer	66
8. The Estimated Valuation of New Common Stock is Not Intended to Represent the Trading Value of the New Common Stock	67
9. Dividend Policies	67
C. Risks Relating to Tax and Accounting Consequences of the Plan	68
1. Certain Tax Consequences of the Plan Raise Unsettled and Complex Legal Issues and Involve Factual Determinations	68
2. Use of Historical Financial Information	68
D. Risks Associated with the Business	68
1. Potential Inability to Attract or Retain a Sufficient Number of Members to Maintain or Expand the Business.	68
2. Potential Inability to Continue to Compete Effectively in the Future.	68
3. Non-compliance with Payment Card Industry Data Standards Could Adversely Affect the Business.	69

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I.
INTRODUCTION
A. General
     Bally Total Fitness Holding Corporation, Bally Total Fitness Corporation, Bally ARA Corporation, Bally Fitness Franchising, Inc., Bally Franchise RSC, Inc., Bally Franchising Holdings, Inc., Bally Real Estate I LLC, Bally REFS West Hartford, LLC, Bally Sports Clubs, Inc., Bally Total Fitness Franchising, Inc., Bally Total Fitness International, Inc., Bally Total Fitness of California, Inc., Bally Total Fitness of Colorado, Inc., Bally Total Fitness of Connecticut Coast, Inc., Bally Total Fitness of Connecticut Valley, Inc., Bally Total Fitness of Greater New York, Inc., Bally Total Fitness of Minnesota, Inc., Bally Total Fitness of Missouri, Inc., Bally Total Fitness of Philadelphia, Inc., Bally Total Fitness of Rhode Island, Inc., Bally Total Fitness of the Mid-Atlantic, Inc., Bally Total Fitness of the Midwest, Inc., Bally Total Fitness of the Southeast, Inc., Bally Total Fitness of Toledo, Inc., Bally Total Fitness of Upstate New York, Inc., BTF Cincinnati Corporation, BTF Europe Corporation, BTF Indianapolis Corporation, BTF Minneapolis Corporation, BTF/CFI, Inc., BTFCC, Inc., BTFF Corporation, Greater Philly No. 1 Holding Company, Greater Philly No. 2 Holding Company, Health & Tennis Corporation of New York, Holiday Health Clubs of the East Coast, Inc., Holiday/Southeast Holding Corp., Jack LaLanne Holding Corp., New Fitness Holding Co., Inc., Nycon Holding Co., Inc., Rhode Island Holding Company, Tidelands Holiday Health Clubs, Inc., and U.S. Health, Inc. (collectively, the “Debtors”) hereby transmit this disclosure statement (as it may be amended, supplemented or otherwise modified from time to time, the “Disclosure Statement”) pursuant to section 1126(b) of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”), for use in the solicitation of votes (the “Solicitation”) to accept the Joint Prepackaged Chapter 11 Plan of Reorganization of Bally Total Fitness Holding Corporation and its Affiliate Debtors dated as of June 27, 2007 (the “Plan,” a copy of which is attached to this Disclosure Statement as Exhibit 1). The Solicitation is being conducted at this time to obtain (prior to the commencement of the Chapter 11 Cases) sufficient acceptances to enable the Plan to be confirmed by the Bankruptcy Court pursuant to the provisions of the Bankruptcy Code. The Debtors believe that this solicitation will minimize the disruption of their businesses that could result from a traditional bankruptcy case, which would likely be contested and protracted. The Debtors also believe that this prepetition solicitation will minimize postpetition disputes, and will significantly simplify, shorten and reduce the administrative costs of their Chapter 11 Cases. For the foregoing reasons, the Debtors believe that, in a lengthy bankruptcy case, there is a substantial risk that their creditors’ recoveries would be significantly less than the proposed recoveries under the Plan.
     The purpose of this Disclosure Statement is to provide sufficient information to enable the creditors of the Debtors entitled to vote on the Plan to make an informed decision on whether to accept or reject the Plan.
     Annexed as Exhibits to this Disclosure Statement are copies of the following documents:
•	Plan (Exhibit 1);

•	Prepetition Organizational Chart (Exhibit 2);

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•	Consolidated Financial Statements for the Debtors for the fiscal year ended December 31, 2005 (Exhibit 3); [1]

•	The Debtors’ Liquidation Analysis (Exhibit 4);

•	The Reorganized Debtors’ Projected Financial Information (Exhibit 5); and

•	Valuation Analysis (Exhibit 6).
     Additional copies of this Disclosure Statement (including the Exhibits hereto) are available upon request made to the office of the Debtors’ counsel, at Latham & Watkins LLP, 233 S. Wacker Drive, Suite 5800, Chicago, Illinois 60606, Attention: Keith Simon, (312) 876-7700 (phone), (312) 993-9767 (facsimile) or keith.simon@lw.com (email). Additional copies of this Disclosure Statement (including the Exhibits hereto) can also be accessed free of charge from the following website: www.kccllc.net/bally.
     In addition, a Ballot for voting to accept or reject the Plan is enclosed with this Disclosure Statement for the holders of Claims that are entitled to vote to accept or reject the Plan. If you are a Holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan, please call: Glen Linde or Jeanne Carr at (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll Free).
     Each Holder of a Claim entitled to vote on the Plan should read this Disclosure Statement, the Plan, the other Exhibits attached hereto, and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes.
B. The Solicitation
     At this time, the Debtors have not commenced cases under chapter 11 of the Bankruptcy Code, but are soliciting acceptances of the Plan from the Holders of Class 5 and Class 6-A Claims because only these classes of Claims are impaired by the Plan and not deemed to have rejected the Plan. If sufficient votes for acceptance of the Plan are received, the Debtors expect to file for bankruptcy and to promptly seek confirmation of the Plan. Under certain circumstances, the Debtors may file for bankruptcy prior to the Voting Deadline. If the Debtors decide not to file for bankruptcy prior to the Voting Deadline, and if the Debtors do not receive the Requisite Acceptances (defined below) by the Voting Deadline, they will be forced to evaluate other available options, including filing one or more traditional, non-prepackaged Chapter 11 Cases.
C. The Confirmation Hearing
     If the Debtors receive the Requisite Acceptances with respect to the Plan, the Debtors intend to file voluntary petitions to commence the Chapter 11 Cases and request that the Bankruptcy Court schedule a hearing to consider confirmation of the Plan (the “Confirmation Hearing”) as soon as possible,

[1]	The Debtors expect to file a 10-K which will contain the Consolidated Financial Statements for the Debtors for the fiscal year ended December 31, 2006 before July 3, 2007. The Debtors will make this filing available at no cost on the following website: www.kccllc.net/bally .

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at the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, NY 10004-1408. The Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code, and they have reserved the right to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.
D. Voting; Holders of Claims Entitled to Vote
     Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a plan of reorganization are entitled to vote to accept or reject a proposed plan. Generally, a claim or interest is impaired under a plan if the Holder’s legal, equitable or contractual rights are altered under such plan. Classes of claims or equity interests under a chapter 11 plan in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. In addition, classes of claims or equity interests in which the holders of claims or equity interests will not receive or retain any property are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan.
     In connection with the Plan:
•	Holders of Claims in Class 5 and 6-A are impaired and the Holders of such Claims will receive distributions under the Plan. As a result, Holders of Claims in those Classes are entitled to vote to accept or reject the Plan;

•	Holders of Claims in Classes 1, 2, 3, 4 and 9 are unimpaired. As a result, Holders of Claims and Interests in those Classes are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

•	Holders of Claims and Interests in Classes 6-B-1, 6-B-2, 7 and 8 are impaired and are deemed to have rejected the Plan. As a result, Holders of Claims and Interests in those Classes are not entitled to vote to accept or reject the Plan.
     The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each class that is impaired and entitled to vote under a plan vote to accept such plan, unless the provisions of § 1129(b) of the Bankruptcy Code are employed.
     If a Class of Claims entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan, not file for bankruptcy or request confirmation of the Plan pursuant to § 1129(b) of the Bankruptcy Code. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims or interests votes to accept the Plan. Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.
     If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. This Disclosure Statement, the Exhibits attached hereto and the related documents are the only materials the Debtors are providing to creditors for their use in determining whether to vote to

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accept or reject the Plan, and such materials may not be relied upon or used for any purpose other than to vote to accept or reject the Plan.
Please complete, execute and return your Ballot(s) to the Debtors’ claims and voting agent (the “Voting Agent”) at the address below:
MacKenzie Partners, Inc.
105 Madison Ave, 14th Floor
New York, NY 10016
Attn: Glen Linde
If you are sending your Ballot by facsimile, please fax it to: (212) 929-0308 and confirm receipt by calling: (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll Free).
     TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN 4:00 P.M., PREVAILING EASTERN TIME, ON JULY 27, 2007, UNLESS EXTENDED BY THE DEBTORS. YOUR BALLOT MAY BE SENT VIA MAIL, OVERNIGHT COURIER, MESSENGER OR FACSIMILE. ALL BALLOTS MUST BE SIGNED.
If you are a Holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan, please call Glen Linde or Jeanne Carr at (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll Free).
     The Ballots have been specifically designed for the purpose of soliciting votes on the Plan from the Classes entitled to vote with respect thereto. Accordingly, in voting on the Plan, please use only the Ballots sent to you with this Disclosure Statement.
     The Debtors have fixed 5:00 p.m., prevailing Eastern Time, on June 22, 2007 (the “Voting Record Date”) as the time and date for the determination of Persons who are entitled to receive a copy of this Disclosure Statement and all of the related materials and to vote whether to accept the Plan. Accordingly, only Holders of record as of June 22, 2007 that are otherwise entitled to vote on the Plan will receive a Ballot and may vote on the Plan.
     All properly completed Ballots received prior to the Voting Deadline will be counted for purposes of determining whether each voting Class of Impaired Claims has accepted the Plan. The Voting Agent will prepare and file with the Bankruptcy Court a certification of the results of the balloting with respect to the Plan on a Class-by-Class basis with respect to the Classes entitled to vote.
     THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF ALL HOLDERS OF CLAIMS AND RECOMMEND THAT ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.
E. Important Matters
     This Disclosure Statement contains projected financial information and certain other forward-looking statements, all of which are based on various estimates and assumptions and will not be updated to reflect events occurring after the date hereof. Such information and statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks, including, among others, those described herein. Consequently, actual events, circumstances, effects and results

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may vary significantly from those included in or contemplated by such projected financial information and such other forward-looking statements. The projected financial information contained herein and in the Exhibits annexed hereto is therefore not necessarily indicative of the future financial condition or results of operations of the Debtors, which in each case may vary significantly from those set forth in such projected financial information. Consequently, the projected financial information and other forward-looking statements contained herein should not be regarded as representations by any of the Debtors, their advisors, or any Person that the projected financial condition or results of operations can or will be achieved.
II.
SUMMARY OF PLAN AND CLASSIFICATION AND
TREATMENT OF CLAIMS AND INTERESTS THEREUNDER
     The overall purpose of the Plan is to provide for the restructuring of the Debtors’ liabilities in a manner designed to maximize recovery to all stakeholders and to enhance the financial viability of the Reorganized Debtors. Generally, the Plan provides for a balance sheet restructuring which swaps the Debtors’ current senior subordinated notes for a combination of new subordinated notes and equity and rights to purchase approximately $90 million of new senior subordinated notes, with no required cash interest payments. In effect, the Plan will cut the Debtors’ principal obligations under the current senior subordinated notes in half, reduce the Debtors’ cash interest payment obligations by $29.6 million annually and facilitate a new capital infusion of approximately $90 million. The resulting debt structure of the Reorganized Debtors, as well as the infusion of new capital, will provide additional needed liquidity. Pre-petition unsecured claims against the Debtors (other than the Prepetition Senior Notes Claims, the Prepetition Senior Subordinated Notes Claims, the Subordinated Claims, and the Claims listed on Exhibits E-1 and E-2 of the Plan), will be reinstated and paid in full in the ordinary course of the Debtors’ businesses.
     The following table classifies the Claims against, and Interests in, the Debtors into separate Classes and summarizes the treatment of each Class under the Plan. The table also identifies which Classes are entitled to vote on the Plan based on rules set forth in the Bankruptcy Code. Finally, the table indicates the estimated recovery for each Class. As described in Article XI below, the Debtors’ businesses are subject to a number of risks. The uncertainties and risks related to the Reorganized Debtors make it difficult to determine a precise value for the Reorganized Debtors and the New Common Stock of Reorganized Bally and other distributions under the Plan. The recoveries and estimates described in the following tables represent the Debtors’ best estimates given the information available on the date of this Disclosure Statement. All statements in this section to the amount of Claims and Interests are only estimates based on information known to the Debtors at the date hereof, and the final amounts of Claims Allowed by the Bankruptcy Court may vary significantly from these estimates.
     In connection with preparing the estimation of recoveries set forth herein, the following assumptions were made:
•	The ongoing enterprise value of the Reorganized Debtors for purposes of the Plan, based on the valuation prepared by Jefferies & Company, Inc. (“Jefferies”), the Debtors’ financial advisors, is $747,300,000.

•	The aggregate Allowed amount of Administrative Claims (including DIP Lenders Claims and Claims for Professional Fees) will be approximately $24,704,600.

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•	The aggregate Allowed amount of unpaid Priority Tax Claims (including Secured Tax Claims) will be approximately $17,904,440 (paid in the ordinary course of business).

•	The aggregate Allowed amount of Other Secured Claims will be approximately $15,040,312 (paid in the ordinary course of business).

•	The aggregate Allowed amount of Non-Tax Priority Claims will be approximately $25,265,635 (paid in the ordinary course of business).

•	The aggregate Allowed amount of Unimpaired Unsecured Claims will be approximately $107,222,660 (paid in the ordinary course of business).

•	The aggregate Allowed amount of Prepetition Lenders Claims will be approximately $262,400,00 plus interest, fees and expenses.

•	The aggregate Allowed amount of Prepetition Senior Notes Claims will be approximately $235,000,000 plus interest, fees and expenses.

•	The aggregate Allowed amount of Prepetition Senior Subordinated Notes Claims will be approximately $323,041,667.

•	The aggregate Allowed amount of Rejection Claims against only Bally will be approximately $3,023,684.

•	The aggregate Allowed amount of Rejection Claims against the Affiliate Debtors will be approximately $17,769,000.

•	The aggregate Allowed amount of Subordinated Claims will be approximately $75,000.
     The following table briefly summarizes the classification and treatment of Claims and Interests under the Plan. In accordance with § 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified.

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				Estimated
				Amount of
				Claims or
			Entitled to	Interests in	Estimated
Class	Description	Treatment	Vote	Class	Recovery
Unclassified	Administrative Claims	Claims in this Class are not impaired. Except as otherwise expressly set forth in the Plan with respect to DIP Facility Claims, each Holder of an Allowed Administrative Claim shall receive payment in full in Cash at the times described in the Plan.	No.	$24,704,600	100%

Unclassified	Priority Tax Claims	Each Holder of an Allowed Priority Tax Claim shall receive, at the Debtors’ option, either (a) Cash in an amount equal to the amount of such Claim, (b) such other less favorable treatment to which such Holder and the Debtors agree or (c) such other treatment such that the Claim will not be impaired.	No.	$17,904,440	100%

Class 1	Non-Tax Priority Claims	Claims in this Class are not impaired. Each Holder of an Allowed Claim in Class 1 shall receive, at the Debtors’ option, either (a) cash in an amount equal to the amount of such Claim, (b) such other less favorable treatment to which such Holder and the Debtors agree or (c) such other treatment such that the Claim will not be impaired.	No; Deemed to have accepted the Plan.	$25,265,635	100%

Class 2	Other Secured Claims	Claims in this Class are not impaired. Each Holder of an Allowed Claim in Class 2 shall receive, at the Debtors’ option, either (a) cash in an amount equal to the amount of such Claim, (b) such other less favorable treatment to which such Holder and the Debtors agree or (c) such other treatment such that the Claim will not be impaired.	No; Deemed to have accepted the Plan.	$15,040,312	100%

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				Estimated
				Amount of
				Claims or
			Entitled to	Interests in	Estimated
Class	Description	Treatment	Vote	Class	Recovery
Class 3	Unimpaired Unsecured Claims	Claims in this Class are not impaired. Each Holder of an Allowed Claim in Class 3 shall receive, at the Debtors’ option, either (a) cash in an amount equal to the amount of such Claim, (b) such other less favorable treatment to which such Holder and the Debtors agree or (c) such other treatment such that the Claim will not be impaired.	No; Deemed to have accepted the Plan.	$107,222,660	100%

Class 4	Prepetition Lenders Claims	Claims in this Class are not impaired. On the Effective Date, any and all Class 4 Claims shall be (A) paid in full in Cash, (B) assumed by the applicable Reorganized Debtors on terms and conditions acceptable to the Holders of such Claims, which terms and conditions may be evidenced by the New Credit Agreement or in some other manner acceptable to such Holders, or (C) satisfied in such other manner as the applicable Debtors or Reorganized Debtors and such Holders shall have agreed in writing.	No; Deemed to have accepted the Plan.	$262,400,000 (plus interest, fees and expenses)	100%

Class 5	Prepetition Senior Notes Claims	Claims in this Class are impaired. On the Effective Date, the Holders of the Prepetition Senior Notes Claims will receive the Prepetition Senior Notes Indenture Amendment Fee and the New Senior Second Lien Notes, which alter their contractual rights as set forth in the New Senior Second Lien Notes Indenture.	Yes.	$235,000,000 (plus interest, fees and expenses)	100%

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				Estimated
				Amount of
				Claims or
			Entitled to	Interests in	Estimated
Class	Description	Treatment	Vote	Class	Recovery
Class 6-A	Prepetition Senior Subordinated Notes Claims	Claims in this Class are impaired. Each Holder of an Allowed Class 6-A Claim will receive (a) New Subordinated Notes with a principal amount equal to 24.8% of the amount of such Allowed Claim, (b) New Junior Subordinated Notes with a principal amount equal to 21.7% of the amount of such Allowed Claim, (c) 0.00093 shares of New Common Stock per $1.00 of Allowed Claim and (d) Rights to purchase Rights Offering Senior Subordinated Notes with a principal amount equal to 27.9% of the amount of such Allowed Claim.	Yes.	$323,041,667	72.0%

Class 6-B-1	Rejection Claims Against Only Bally	Claims in this Class are impaired. Each Holder of an Allowed Class 6-B-1 Claim will receive (a) New Subordinated Notes with a principal amount equal to 24.8% of the amount of such Allowed Claim, (b) New Junior Subordinated Notes with a principal amount equal to 21.7% of the amount of such Allowed Claim, (c) 0.00093 shares of New Common Stock per $1.00 of Allowed Claim and (d) Rights to purchase Rights Offering Senior Subordinated Notes with a principal amount equal to 27.9% of the amount of such Allowed Claim.	No; Deemed to have rejected the Plan.	$3,023,684	72.0%

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				Estimated
				Amount of
				Claims or
			Entitled to	Interests in	Estimated
Class	Description	Treatment	Vote	Class	Recovery
Class 6-B-2	Rejection Claims Against Any Affiliate Debtor	Claims in this Class are impaired. Each Holder of an Allowed Class 6-B-2 Claim will receive, at the Debtors’ option, either (a) cash in an amount equal to the amount of such Claim, (b) such other less favorable treatment to which such Holder and the Debtors agree or (c) quarterly installments over a 5 year period equal to the amount of such Claim plus interest at 12 3/8% per annum.	No; Deemed to have rejected the Plan.	$17,769,000	100%

Class 7	Subordinated Claims	Claims in this Class are impaired. Holders of Subordinated Claims shall receive no distribution on account of such Claims.	No; Deemed to have rejected the Plan.	$75,000	0%

Class 8	Old Equity Interests in Bally	Interests in this Class are impaired. On the Effective Date, the Old Equity Interests of Bally will be canceled and the Holders thereof shall receive no distribution on account thereof.	No; Deemed to have rejected the Plan.	NA	0%

Class 9	Old Equity Interests in Affiliate Debtors	Interests in this Class are unimpaired. The Reorganized Debtors shall retain the Interests they hold in Affiliate Debtors.	No; Deemed to have accepted the Plan.	NA	100%
     The recoveries set forth above are estimates that are contingent upon approval of the Plan as proposed.
III.
BUSINESS DESCRIPTION AND REASONS FOR CHAPTER 11
A. The Debtors’ Businesses
          1. Description of Debtors’ Businesses.
     The Debtors and their non-debtor affiliates and subsidiaries (collectively, the “Company”) are among the largest full-service commercial operators of fitness centers in North America in terms of

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members, revenues and square footage of its facilities. As of December 31, 2006, the Company operated 375 fitness centers primarily under the Bally Total Fitness branded service-mark. The majority of its fitness centers use the service mark “Bally Total Fitness®”, while other facilities operate under the names “Bally Sports Clubssm”. Additionally, as of December 31, 2006, 35 clubs were operated pursuant to franchise and joint venture agreements in the United States, Asia, Mexico, and the Caribbean.
     The Company’s fitness centers are concentrated in 26 states. The Company operates fitness centers in over 45 major metropolitan areas representing 62% of the United States population and at December 31, 2006 had approximately 3.5 million members. By clustering fitness centers in major metropolitan areas, the Company is able to offer city-wide and national memberships, providing more value to members and differentiating the Company from “mom and pop” competitors while achieving operating efficiencies. For the fiscal year ended December 31, 2006, the Company’s consolidated net revenues were approximately $1.060 billion, up $56.5 million from 2005. Total membership cash collections (a key performance metric in 2006) were $757.6 million, a decline of $25.4 million from 2005. Total membership cash collections declined in each quarter of 2006 when compared to the prior year levels. Approximately $10.9 million of the decline in total membership cash collections occurred in the fourth quarter of 2006.
     The Company’s mission is to improve the health and quality of life of its members through cost efficient and customized fitness, nutrition and weight management programs. The Company strives to be a proactive “total” fitness and wellness resource, assisting its members in achieving results by providing personalized fitness and nutrition plans and knowledgeable and informative fitness coaches and personal trainers.
          2. Bally Membership and Revenues.
     The Company’s memberships in most markets require a two or three year commitment from the member with an enrollment fee paid at the time of enrollment and membership fees paid monthly. At the completion of the commitment period, members pay monthly dues. Since late 2003, the Company has expanded these offers to include “month-to-month” membership options that provide greater flexibility to members.
     As described below, the Company has three principal sources of revenue:
(1)	Membership Services Revenue. The Company’s primary revenue source is membership services revenue derived from the operation of its fitness centers. Membership services revenue comprised approximately 95% of the Company’s total revenue in 2006, 94% of its total revenue in 2005, and 93% of its total revenue in 2004. Membership services revenue includes amounts paid by members in the form of membership fees and dues payments. It also includes revenue generated from provision of personal training services.

(2)	Sale of Products. The Company also generates revenue from the sales of products at its in-fitness center retail stores including Bally-branded and third-party nutrition products, juice bar nutrition drinks and fitness-related convenience products such as clothing. Revenue from product sales represented approximately 4% of the Company’s total revenue in 2006 and 5% of its total revenue in 2005 and 2004.

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(3)	Other Revenue Sources. The balance of the Company’s revenue (approximately 1% for 2006 and 2005 and 2% for 2004) primarily consists of franchising revenue, guest fees and specialty fitness programs.
          3. Bally Products and Services.
     The Company’s fitness center operations provide a unique platform for the delivery of value-added products and services to its fitness, wellness and weight loss-conscious members. By integrating personal training, nutrition products, and a weight management program into core fitness center operations, the Company has positioned the Bally Total Fitness brand as the primary source for all of its members’ wellness and fitness needs. A summary of certain products and services is provided below:
(1)	Personal Training. The Company offers fee-based personal training services in most of its fitness centers with approximately 4,800 personal trainers currently on staff. These services are offered as part of membership programs, as well as offered separately for purchase, thereby giving customers a full range of personal training options at the point of sale and beyond.

(2)	Bally-Branded Nutrition Products. To round out its offerings as a provider of health, weight loss and weight management services, the Company developed Bally-branded nutrition products. The Company’s strong and well-known brand has allowed the Company to leverage its reputation, marketing strength and experience in fitness to expand into the large market for nutrition and weight loss products. The Company currently offers a variety of nutrition products, such as protein powders, energy drinks and bars, snack bars, high protein bars, weight loss products, multi-vitamins and meal replacement powdered drink mixes. In addition to on-site retail stores, the Company also distributes its Bally-branded nutrition products in approximately 3,500 select retail, grocery and drug store outlets and internet retail sites.

(3)	Bally Total Fitness Retail Stores. The Company’s members are a captive market of fitness conscious consumers. The Company’s on-site retail stores have been designed to provide products most needed by the Company’s members before, during and after their workout. The Company’s retail locations sell nutrition supplements, basic workout apparel, packaged drinks and other fitness-related convenience products.

(4)	Licensed Products. With its brand recognition and national advertising presence, the Company has licensed the “Bally Total Fitness” brand to a third-party supplier of fitness-related products.

(5)	Martial Arts. Bally Total Martial Arts (“TMA”) is a program the Company began in 2000 that brings martial arts to the Company’s members and their children. TMA is the nation’s largest corporate martial arts program, currently operating schools within 40 fitness centers in five states. The program earns revenue through membership fees, uniform sales, belt test fees and tournament fees. The Company recruits the majority of its instructors directly from universities in the Republic of Korea. The majority of its teaching staff are internationally certified through the World Taekwondo Federation, the official governing body of Taekwondo worldwide.

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          4. Employees
     At December 31, 2006, the Company had approximately 19,200 employees, 8,800 of which were full-time employees. The Company is not a party to a collective bargaining agreement with any of its employees.
B. Corporate History and Structure
     Bally was incorporated in Delaware in 1983 and is headquartered in Chicago, Illinois. A predecessor, Bally Manufacturing Corporation (“Bally Manufacturing”), was founded by Ray Moloney in early 1932 when the original parent company, Lion Manufacturing, established the company to make pinball games. Bally Manufacturing took its name from its first highly successful game, dubbed Ballyhoo.
     Bally Manufacturing, based in Chicago, was a leading maker of popular games. By the mid-1980s, the company began buying other businesses, including the Six Flags amusement park chain, the Health and Tennis Club exercise chain and several casinos, including the MGM Grand Hotel and Casino in Las Vegas and the Golden Nugget in Atlantic City. Many casinos worldwide took on the “Bally” name in a maze of ownership and licensing agreements. The health-club divisions of the company would go by the name Bally Health and Tennis Corporation of America (formerly HTCA or Health and Tennis Corporation of America) and later Bally Total Fitness. The Company is no longer affiliated with Bally Manufacturing.
     Since becoming a public company in 1996, Bally has raised significant capital used to acquire new clubs, remodel existing clubs and purchase additional or replacement equipment. Between 1997 and 2002, the Company focused on growth through the acquisition and internal development of new clubs. During that period, the Company bought or opened 152 new fitness centers. During the period from 2002 until 2006, the Company acquired or opened 23 clubs and sold or closed 58 clubs.
     As set forth in the corporate organization chart attached hereto as Exhibit 2, Bally is the ultimate parent company of the Debtors. The Company’s corporate structure comprises: (a) 33 directly and indirectly wholly-owned subsidiaries, 32 of which have sought chapter 11 protection; (b) 13 directly and indirectly partially owned subsidiaries, 11 of which have sought chapter 11 protection; and (c) 2 joint ventures, neither of which have sought chapter 11 protection. None of the Company’s Canadian or other foreign subsidiaries are debtors in these Chapter 11 Cases.
     As of December 31, 2006 pursuant to franchise agreements, five fitness clubs in upstate New York, one fitness club in Baton Rouge, Louisiana and one fitness club in Jacksonville, Florida are operating or will operate in the United States as Bally Total Fitness brand clubs. Internationally, six fitness clubs operate as Bally Total Fitness brand clubs pursuant to franchise agreements — one in the Bahamas, three in South Korea and two in Mexico. Pursuant to a joint venture agreement in which the Company holds a 35% interest with China Sports Industry Co., Ltd., 23 fitness centers are operated in China — one under a joint venture agreement and 22 as franchisees.
     The common stock of Bally is publicly traded on an over-the-counter basis and market maker quotations are displayed on the Pink Sheets Electronic Quotation Service under the ticker symbol “BFTH.” The closing price of the stock on May 31, 2007 was $0.80 and the closing price of the stock from June 1, 2006 to May 31, 2007 has ranged from $0.58 to $8.18. As of May 31, 2007, there were 6,846 holders of record of Bally common stock and 41,257,012 shares outstanding.

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C. Summary of Prepetition Loan Indebtedness
     As of May 31, 2007, the Debtors’ total consolidated debt (excluding trade debt) was approximately $813 million. The Debtors’ prepetition debt structure is comprised of the following: (1) the Prepetition Credit Agreement; (2) the Prepetition Senior Notes; (3) the Prepetition Senior Subordinated Notes; and (4) various capital leases and other secured debt.
          1. Prepetition Credit Agreement.
     On October 16, 2006, Bally, as borrower (the “Borrower”), the banks and other financial institutions party thereto (collectively, “Prepetition Lenders”), JPMorgan Chase Bank, N.A., as agent for Lenders (in such capacity, the “Prepetition Agent”), and Morgan Stanley Senior Funding, Inc., as syndication agent (in such capacity, the “Syndication Agent”), entered into that certain Amended and Restated Credit Agreement (as amended from time to time, the “Prepetition Credit Agreement”) in order to refinance that certain existing Credit Agreement dated as of October 14, 2004 (as amended from time to time, the “Original Credit Agreement”) among the Borrower, certain of the Prepetition Lenders, certain other lenders and the Prepetition Agent.
     Pursuant to the transactions contemplated by the Prepetition Credit Agreement, the Original Credit Agreement was amended and restated (a) to provide for (i) a four-year senior secured revolving credit facility in an aggregate principal amount of $44,000,000 (the “Revolving Credit Facility”), (ii) a four-year senior secured “tranche B” term loan facility in an aggregate principal amount of $205,900,000 (the “Tranche B Term Loan Facility”) and (iii) a four-year senior secured delayed-draw term loan facility in an aggregate principal amount of $34,100,000 (the “Delayed-Draw Term Loan Facility” and, together with the Tranche B Term Loan Facility, the “Term Loan Facility”), in order, first, with respect to the Tranche B Term Loan Facility, to repay certain indebtedness under the Original Credit Agreement, second, with respect to the Delayed-Draw Term Loan Facility, to finance or refinance certain capital expenditures, including the acquisition, improvement or development of real or personal, movable or immovable property, and third, with respect to the Tranche B Term Loan Facility and the Revolving Credit Facility, for general corporate and working capital purposes, (b) to amend certain covenants contained in the Original Credit Agreement and (c) otherwise to amend the Original Credit Agreement and restate it in its entirety as more fully set forth therein. The majority of the Affiliate Debtors are guarantors of the Prepetition Credit Agreement.
     As of May 31, 2007, the total amount drawn under the Prepetition Credit Agreement was approximately $262,400,000 (exclusive of letters of credit) in principal amount, comprised of $23,500,000 under the Revolving Credit Facility, $205,900,000 under the Tranche B Term Loan Facility and $33,000,000 under the Delayed-Draw Term Loan Facility. Bally and substantially all of its domestic subsidiaries guarantee the obligations arising under the Prepetition Credit Agreement. These obligations are also secured by a first priority security interest and lien on substantially all domestic assets and a 65% pledge of the stock on Bally’s first-tier foreign subsidiaries. The maturity date of the obligations arising under the Prepetition Credit Agreement is October 1, 2010, but accelerates to October 1, 2007, if the Prepetition Senior Subordinated Notes are still outstanding at that time.
     On April 12, 2007, Bally and the other parties to the Prepetition Credit Agreement entered into a Forbearance Agreement (the “Forbearance Agreement”). Under the Forbearance Agreement, the Prepetition Lenders have agreed, among other things, to forbear from exercising any remedies under their Prepetition Credit Agreement as a result of defaults due to the Company’s failure to provide audited financial statements for the fiscal year ended December 31, 2006 and failure to provide certain other financial information to the Prepetition Lenders. The Prepetition Lenders have also agreed not to exercise cross-default remedies as a result of defaults under the Company’s Prepetition Senior Notes Indenture and

14

Prepetition Senior Subordinated Notes Indenture due to the Company’s inability to timely file its 2006 Annual Report on Form 10-K with the Securities and Exchange Commission and the Company’s non-payment of interest on the Prepetition Senior Subordinated Notes. The Forbearance Agreement will terminate on the earlier of July 13, 2007 or the date on which (i) a default occurs which is not a default covered by the Forbearance Agreement, (ii) any payment of principal or interest is made on the Prepetition Senior Subordinated Notes, (iii) the commencement of any enforcement action under the indenture governing either the Prepetition Senior Notes or Prepetition Senior Subordinated Notes, including acceleration of the Prepetition Senior Notes or the Prepetition Senior Subordinated Notes, or (iv) upon certain challenges to the validity or enforceability of the Prepetition Credit Agreement or the Forbearance Agreement. Bally paid a one-time cash consent fee of 0.125% of the sum of the commitments under the term loan and the revolving credit facility provided for in the Prepetition Credit Agreement for each Prepetition Lender that executed the Forbearance Agreement on or before April 12, 2007.
          2. 10 1/2% Senior Unsecured Notes Due 2011.
     Bally issued those certain 10 1/2% Senior Unsecured Notes Due 2011 (the “Prepetition Senior Notes”) under that certain Prepetition Senior Note Indenture, dated as of July 2, 2003 (as amended or supplemented, the “Prepetition Senior Notes Indenture”). U.S. Bank National Association is the indenture trustee under the Prepetition Senior Notes Indenture. As of July 25, 2007, approximately $235,000,000 in aggregate principal amount of the Prepetition Senior Notes remain outstanding. The Prepetition Senior Notes will mature on July 15, 2011 and the interest on the Prepetition Senior Notes is payable semi-annually on January 15 and July 15 of each year.
     The Prepetition Senior Notes are unconditionally guaranteed, on a joint and several basis, by substantially all domestic subsidiaries of Bally. Non-guarantor subsidiaries include Canadian subsidiaries and special purpose entities for accounts receivable and real estate finance programs. The Prepetition Senior Notes are not subordinated in right of payment to the obligations arising under the Prepetition Credit Agreement.
     On May 14, 2007, Bally entered into a Limited Waiver and Forbearance Agreement (the “Senior Notes Forbearance Agreement”) with Holders representing over 80% of the aggregate principal amount outstanding of the Prepetition Senior Notes. Pursuant to the Senior Notes Forbearance Agreement, Holders of the Prepetition Senior Notes waived certain defaults under the Prepetition Senior Notes Indenture and agreed to forbear from exercising any related remedies until July 13, 2007. Holders of the Prepetition Senior Notes also consented to amend certain provisions of the Prepetition Senior Notes Indenture in connection with the waiver of the defaults. Bally paid a one-time cash consent fee of $1.25 per $1,000 principal amount of Senior Notes to Holders of the Prepetition Senior Notes that executed the Prepetition Senior Note Forbearance Agreement and consented to the related amendments to the Prepetition Senior Notes Indenture on or before May 14, 2007.
     The Senior Notes Forbearance Agreement will terminate on the earlier of (a) July 13, 2007, (b) June 28, 2007, if Bally fails to deliver, before or on such date, copies of the documents referred to in Section 5.1(b) of the Forbearance Agreement to the trustee for the Prepetition Senior Notes Indenture, the Prepetition Noteholder Committee Professionals, and each Prepetition Senior Noteholder who executed the Senior Notes Forbearance Agreement, with delivery only required to each such party that has executed a binding confidentiality agreement with Bally, or (c) the date on which (i) a Default or Event of Default (each as defined in the Prepetition Senior Notes Indenture) that is not a Default or Event of Default waived under the Senior Notes Forbearance Agreement occurs and such Default or Event of Default has not been cured or waived, (ii) (x) the agent for the Prepetition Credit Agreement or any Prepetition Lender commences any enforcement action under the Prepetition Credit Agreement or (y) the

15

trustee or the requisite holders under the Prepetition Senior Subordinated Notes Indenture issue any enforcement notice under Section 5.2 of the Prepetition Senior Subordinated Notes Indenture, including with regard to the acceleration of the Prepetition Senior Subordinated Notes, (iii) to the extent applicable, a breach by any of the parties thereto of the Senior Subordinated Notes Forbearance Agreement or the Forbearance Agreement (which has not been cured or waived by the requisite parties in accordance with the terms of such agreements) occurs, (iv) Bally takes any action to challenge the validity or enforceability of the Prepetition Senior Notes Indenture, the Senior Notes Forbearance Agreement or any provision thereof (including by asserting such a challenge in writing) or (v) Bally is no longer working in good faith on the terms of a consensual restructuring with the Prepetition Noteholder Committee Professionals and the Prepetition Senior Noteholders who executed the Senior Notes Forbearance Agreement and have executed a binding confidentiality agreement with Bally.
          3. 9 7/8% Senior Subordinated Unsecured Notes Due 2007.
     Bally issued the 9 7/8% Series B Senior Subordinated Unsecured Notes and 9 7/8% Series D Senior Subordinated Unsecured Notes due 2007 (collectively, the “Prepetition Senior Subordinated Notes”) pursuant to those certain Prepetition Senior Subordinated Note Indentures, dated as of October 7, 1997 and December 16, 1998, respectively (the “Prepetition Senior Subordinated Notes Indentures”), with First Trust National Association and U.S. Bank Trust National Association, respectively, serving as indenture trustee. The Series B Senior Subordinated Notes and Series D Senior Subordinated Notes rank equal in priority and are pari passu with each other. As of July 25, 2007, approximately $300,000,000 in aggregate principal amount of the Prepetition Senior Subordinated Notes will remain outstanding, which is comprised of the Series B Senior Subordinated Notes and Series D Senior Subordinated Unsecured Notes.
     The Prepetition Senior Subordinated Notes will mature on October 15, 2007 and the interest on the Prepetition Senior Subordinated Notes is payable semi-annually on April 15 and October 15 of each year. Bally did not make the interest payment due to the Prepetition Senior Noteholders due on April 15, 2007.
     The Prepetition Senior Subordinated Notes are not guaranteed by any subsidiary or affiliate of Bally. As more fully described in the Prepetition Senior Subordinated Note Indentures, the payment of the Prepetition Senior Subordinated Notes is subordinated in right of payment to the payment in full of all senior indebtedness of the Company, including, without limitation, the obligations arising under the Prepetition Credit Agreement and Prepetition Senior Notes Indenture.
     On May 14, 2007, Bally entered into a Limited Waiver and Forbearance Agreement (the “Senior Subordinated Notes Forbearance Agreement”) with holders representing over 80% of the aggregate principal amount outstanding of the Prepetition Senior Subordinated Notes. Pursuant to the Prepetition Senior Subordinated Notes Forbearance Agreement, Holders of the Prepetition Senior Subordinated Notes waived certain defaults under the Prepetition Senior Subordinated Notes Indenture, including, without limitation, the failure to make the interest payment due to the Prepetition Senior Noteholders due on April 15, 2007, and agreed to forbear from exercising any related remedies until July 13, 2007. Holders of the Prepetition Senior Subordinated Notes also consented to amend certain provisions of the Senior Subordinated Notes Indenture in connection with the waiver of the defaults. Bally did not pay a consent fee to holders of the Prepetition Senior Subordinated Notes in connection with the Senior Subordinated Notes Forbearance Agreement.
     The Senior Subordinated Notes Forbearance Agreement will terminate on the earlier of (a) July 13, 2007, (b) June 28, 2007, if Bally fails to deliver, before or on such date, copies of the documents referred to in Section 5.1(b) of the Forbearance Agreement to the trustee for the Prepetition Senior

16

Subordinated Notes Indenture, the Prepetition Noteholder Committee Professionals, and each Prepetition Senior Subordinated Noteholder who executed the Senior Subordinated Notes Forbearance Agreement, with delivery only required to each such party that has executed a binding confidentiality agreement with Bally, or (c) the date on which (i) a Default or Event of Default (each as defined in the Prepetition Senior Subordinated Notes Indenture) that is not (x) the failure to make the April 12, 2007 interest payment due under the Prepetition Senior Subordinated Notes Indenture or (y) a Default or Event of Default waived under the Senior Subordinated Notes Forbearance Agreement occurs and such Default or Event of Default has not been cured or waived, (ii) (x) the agent for the Prepetition Credit Agreement or any Prepetition Lender commences any enforcement action under the Prepetition Credit Agreement or (y) the trustee or the requisite holders under the Prepetition Senior Notes Indenture issue any enforcement notice under section 5.2 of the Prepetition Senior Notes Indenture, including with regard to the acceleration of the Prepetition Senior Notes, (iii) to the extent applicable, a breach by any of the parties thereto of the Senior Notes Forbearance Agreement or the Forbearance Agreement (which has not been cured or waived by the requisite parties in accordance with the terms of such agreements) occurs, (iv) Bally takes any action to challenge the validity or enforceability of the Prepetition Senior Subordinated Notes Indenture, the Senior Subordinated Notes Forbearance Agreement or any provision thereof (including by asserting such a challenge in writing) or (v) Bally is no longer working in good faith on the terms of a consensual restructuring with the Prepetition Noteholder Committee Professionals and the Prepetition Senior Subordinated Noteholders who executed the Senior Subordinated Notes Forbearance Agreement and have executed a binding confidentiality agreement with Bally.
          4. Capital Leases; Other Secured Debt.
     The Company leases certain equipment under capital leases expiring in periods ranging from one to five years. As of May 31, 2007, more than $19 million of equipment and other property were subject to capital leases with various third parties ($8,518,216 in remaining debt). The Company has additional secured debt in the approximate amount of $6,522,096.
D. Events Leading to the Commencement of the Chapter 11 Cases
          1. The Company Is Too Highly Leveraged.
     As described above, the Company has a substantial amount of debt. As of May 31, 2007, the Company’s total consolidated debt (excluding trade debt) was more than $812,641,000. This debt level, in turn, is projected to result in annual cash interest expense for the Company of over $84 million. This substantial amount of debt service adversely affected the financial health and business operations of the Company by, among other things, (i) limiting its ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions of clubs and other general corporate requirements; (ii) continuing to require the Company to dedicate a substantial portion of any cash flows from operations to make interest payments on its debt, which reduces funds available for operations and future business opportunities; and (iii) increasing its vulnerability to adverse economic conditions.
          2. The Company is Experiencing More Pressure from Competition.
     The fitness center industry is highly competitive. Within each market in which the Company operates, the Company competes with other commercial fitness centers, physical fitness and recreational facilities established by local governments, hospitals and businesses for their employees, the YMCA and similar organizations and, to a certain extent, with racquet, tennis and other athletic clubs, country clubs, weight reducing salons, vitamin stores and the home-use fitness equipment industry. The Company also competes, to some extent, with entertainment and retail businesses for the discretionary income of individuals in its target markets. In addition, the Company faces greater regional competition with

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increasingly large and well-capitalized fitness companies such as 24 Hour Fitness Worldwide, Inc., L.A. Fitness, Inc., Town Sports International Holdings, Inc., Life Time Fitness, Inc. and Gold’s Gym International, Inc. These competitive conditions limit the Company’s ability to maintain or increase pricing of membership fees and impact the Company’s ability to attract new members, retain existing members and retain or attract qualified personnel. Moreover, given its current debt service requirements, the Company has not had sufficient capital in recent years to invest in its clubs, and as a result, it has been more difficult for the Company to attract new members and retain existing members. All of these factors have led to declining new membership sales and declining total membership cash collections, a trend which has continued through 2006 and into the first half of 2007.
3.	New Membership Offerings Have Presented Significant Challenges to the Company’s Long-Term Profitability.
     As described above, the Company has historically relied on multi-year membership contracts with its customers. These contracts have provided the Company with a predictable multi-year revenue stream (conditioned on member retention) and provide customers a guaranteed monthly dues amount during their commitment period, followed historically by a significantly lower, non-obligatory dues payment thereafter. As competition increased over the past decade and consumer shopping behaviors changed, the Company’s market research indicated that some customers wanted an alternative to the multi-year membership contract. In response, the Company added “month-to-month” memberships to all its markets beginning in 2003, and beginning in late 2004 introduced and rolled out its “Build Your Own Membership” (“BYOM”) membership presentation, giving prospective members additional choices regarding membership term, enrollment fee level and monthly payment amount as well as scope of membership (for example, one club, citywide or national). The introduction and rollout of BYOM, and the Company’s transition to offering month-to-month memberships, together with a more intense competitive environment, has presented some significant challenges to the Company in terms of new member contract volume, the amount of cash collected from members, and longer term profitability.
4.	The Company Could Not Make Scheduled Interest Payments.
     As stated above, a substantial portion of the Company’s cash flow from operations is dedicated to the servicing of its existing indebtedness. With the cumulative adverse effects of the above-mentioned factors and the Company’s inability to increase prices sufficiently, the Company is not able to generate sufficient cash flow from operations to service its indebtedness, meet its other obligations and reinvest in its fitness club operations in order to remain competitive and attract and retain members.
     On April 14, 2007, the Company determined not to make the $14.8 million semi-annual interest payment on the Senior Subordinated Notes which was payable on April 15, 2007. The Senior Subordinated Notes Indenture provides a 30-day grace period before the non-payment of interest due on these notes will constitute an event of default. The Company’s failure to make this interest payment, however, triggered a cross-default under the Senior Notes Indenture and would have triggered a cross-default under the Prepetition Credit Agreement absent the Forbearance Agreement.
     Accordingly, given the Company’s deteriorating financial and liquidity position, the Company intends to commence these Chapter 11 Cases to restructure its operations to improve operating results and profitability, and to restructure its balance sheet to reduce indebtedness and cash interest expenses. By de-leveraging its balance sheet, and addressing operational issues as necessary, the Debtors expect to work with their principal economic stakeholders to use these Chapter 11 Cases to place themselves in a position to grow profitably in the future.

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     Prior to the Petition Date, an ad hoc committee of Holders of Prepetition Senior Notes and Prepetition Senior Subordinated Notes (the “Prepetition Noteholders Committee”) was formed. As of June 17, 2007, the members of the Prepetition Noteholders Committee hold an aggregate of approximately $148,000,000 or 63% of the Senior Notes and $245,000,000 or 81% of the Senior Subordinated Notes. The Debtors and the Prepetition Noteholders Committee engaged in negotiations regarding the terms of a plan of reorganization, and reached agreements which resulted in, and are embodied in, the Plan. Prior to the Petition Date, the Debtors also engaged in discussions with various equity holders regarding possible restructuring transactions, however, none of these discussions materialized into a formal proposal from any of the Debtors’ equity holders. On or about June 17, 2007, the Debtors, holders of $245,000,000 in principal amount of the Prepetition Senior Subordinated Notes and the holders of $148,000,000 in principal amount of the Prepetition Senior Notes entered into a restructuring support agreement (the “Restructuring Support Agreement”) pursuant to which such holders agreed, among other things, to vote for and support the Plan. The Restructuring Support Agreement is attached hereto as Exhibit L to the Plan. The principal economic terms of the Plan, which will be implemented if the Plan is ultimately confirmed, are described below. The Debtors also determined that a prolonged chapter 11 case threatens to severely harm the Debtors’ ongoing business operations. Accordingly, with the support of the vast majority in dollar amount of the Prepetition Senior Subordinated Notes and a majority in dollar amount of the Prepetition Senior Notes, the Debtors determined to seek to complete their restructuring through a prepackaged chapter 11 case.
IV.
REASONS FOR THE SOLICITATION; RECOMMENDATION
     Chapter 11 of the Bankruptcy Code provides that, for the Bankruptcy Court to confirm the Plan as a consensual plan, the holders of impaired Claims against the Debtors in each Class of impaired Claims must accept the Plan by the requisite majorities set forth in the Bankruptcy Code. An Impaired Class of Claims shall have accepted the Plan if (a) the holders of at least two-thirds in amount of the Claims in such Class actually voting on the Plan have voted to accept it and (b) more than one-half in number of the holders in such Class actually voting on the Plan have voted to accept it (such votes, the “Requisite Acceptances”).
     The Solicitation is being conducted at this time in order to obtain (prior to the filing of voluntary petitions for reorganization of the Debtors under chapter 11 of the Bankruptcy Code) the Requisite Acceptances. The Debtors anticipate that by conducting the Solicitation in advance of commencing the Chapter 11 Cases, the duration of the Chapter 11 Cases will be significantly shortened, and the administration of the Debtors’ cases, which could otherwise be extremely expensive, lengthy and complex, will be less costly, greatly shortened and simplified.
     In light of the significant benefits to be attained by the Debtors and the Debtors’ creditors pursuant to consummation of the transactions contemplated by the Plan, the Debtors’ boards of directors recommend that all holders of Claims in those Classes entitled to vote accept the Plan. The boards of directors have reached this decision after considering available alternatives to the Plan and their likely effect on the Debtors’ business operations, creditors, and shareholders. These alternatives include liquidation of the Debtors under chapter 7 of the Bankruptcy Code or a reorganization under chapter 11 of the Bankruptcy Code without prepetition solicitation. The Debtors’ boards of directors determined, after consulting with financial and legal advisors, that the Plan would result in a larger distribution to creditors than would any other chapter 11 reorganization strategy or a liquidation under chapter 7. The boards of directors also concluded that initiating a chapter 11 case without prepetition solicitation would result in a significant delay in confirmation of a plan, which, compared to confirmation of the Plan, would result in higher fees and expenses, would increase the possibility that a reorganization case would damage the Debtors’ businesses, and would increase the possibility that the Debtors would not be able to reorganize

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and therefore be forced to liquidate. For all of these reasons, the Debtors’ boards of directors support the Plan and urge the Holders of Claims entitled to vote on the Plan to accept and support it.
V.
THE PLAN
A. Overview of Chapter 11
     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and its equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor’s assets.
     The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the petition date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”
     The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any Person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.
     In general, a chapter 11 plan of reorganization (i) divides claims and equity interests into separate classes, (ii) specifies the property, if any, that each class is to receive under the plan and (iii) contains other provisions necessary to the reorganization of the debtor and required or permitted by the Bankruptcy Code.
     Pursuant to section 1126(b) of the Bankruptcy Code, prior to commencement of a prepackaged chapter 11 case, the solicitation of votes for acceptance or rejection of a plan must (I) comply with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation or (II) if there is no such law, rule or other regulation, must contain adequate information as defined in Section 1125(a) of the Bankruptcy Code. Pursuant to section 1125(a) of the Bankruptcy Code, “adequate information” is information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan. To satisfy applicable disclosure requirements, the Debtors are submitting this Disclosure Statement to holders of Claims who are Impaired and not deemed to have rejected the Plan.
B. Overview of the Plan
     THE FOLLOWING IS A SUMMARY OF SOME OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN.
     The Plan classifies Claims and Interests separately in accordance with the Bankruptcy Code and provides different treatment for different Classes of Claims and Interests. Claims and Interests shall be included in a particular Class only to the extent such Claims or Interests qualify for inclusion within such Class. The Plan segregates the various Claims (other than those that do not need to be classified) into

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seven (7) separate Classes and segregates the Interests into two (2) Classes. These Classes take into account the differing nature and priority of Claims against, and Interests in, the Debtors. Unless otherwise indicated, the characteristics and amounts of the Claims or Interests in the following Classes are based on the books and records of the Debtors.
     This Section summarizes the treatment of each of the Classes of Claims and Interests under the Plan, describes the capital structure of Reorganized Debtors, and describes other provisions of the Plan. Only holders of Allowed Claims — Claims that are not in dispute, are not contingent, are liquidated in amount and are not subject to objection or estimation — are entitled to receive distributions under the Plan. For a more detailed description of the definition of “Allowed,” see Article I of the Plan. Until a Disputed Claim or Interest becomes Allowed, distributions of Cash, securities and/or other instruments or property otherwise available to the Holder of such Claim or Interest will not be made.
     The Plan is intended to enable the Debtors to continue present operations without the likelihood of a subsequent liquidation or the need for further financial reorganization. The Debtors believe that they will be able to perform their obligations under the Plan and continue to meet all expenses after the Effective Date without further financial reorganization. Also, the Debtors believe that the Plan permits fair and equitable recoveries, while expediting the reorganization of the Debtors.
     The Confirmation Date is the date that the Confirmation Order is entered by the Clerk of the Bankruptcy Court. The Effective Date is the first Business Day on or after the Confirmation Date on which all of the conditions to the Effective Date specified in Section 9.2 of the Plan are satisfied or waived and the parties consummate the transactions contemplated by the Plan.
     The Debtors anticipate that the Effective Date will occur during September 2007. Such date could be delayed should there be a delay in entry of the Confirmation Order. Resolution of any challenges to the Plan may take time and, therefore, the actual Effective Date cannot be predicted with certainty.
     Other than as specifically provided in the Plan, the treatment under the Plan of each Claim and Interest will be in full satisfaction, settlement, release and discharge of all Claims or Interests. The Reorganized Debtors will make all payments and other distributions to be made under the Plan unless otherwise specified.
C. Unclassified Claims
1.	Administrative Claims Generally (Not Impaired)
     Subject to the provisions of sections 330(a), 331, and 503(b) of the Bankruptcy Code, each Administrative Claim shall be paid by the Debtors or Reorganized Debtors, at their election, (i) in full, in Cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of the Effective Date or the date upon which there is a Final Order allowing such Administrative Claim, (ii) upon such other terms as may exist in the ordinary course of such Debtor’s business or (iii) upon such other terms as may be agreed upon in writing between the Holder of such Administrative Claim and the Debtors, in each case in full satisfaction, settlement, discharge and release of, and in exchange for, such Administrative Claim.

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(a)	Professional Fees
     All final fee applications for Professional Fees incurred prior to the Effective Date and for services rendered during or in connection with the Chapter 11 Cases shall be filed with the Bankruptcy Court no later than the Professional Fees Bar Date; provided, however, that the reasonable fees and expenses incurred on or after the Petition Date by the Prepetition Noteholders Committee Professionals pursuant to agreements with the Debtors entered into prior to, on, or subsequent to the Petition Date, shall be paid by the Debtors or Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors’ business, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court. If the Debtors or Reorganized Debtors and any such professional cannot agree on the amount of fees and expenses to be paid to such party, the reasonableness of any such fees and expenses shall be determined by the Bankruptcy Court.
(b)	Claims Arising Under the DIP Credit Agreement
     On the Effective Date, any and all DIP Lenders Claims shall be (A) paid in full in Cash, (B) assumed by the applicable Reorganized Debtors on terms and conditions acceptable to the Holders of such Claims, which terms and conditions may be evidenced by the New Credit Agreement or in some other manner acceptable to such Holders with terms no less favorable in the aggregate for the Debtors and/or Reorganized Debtors than those in the New Credit Agreement, or (C) satisfied in such other manner as the applicable Debtors or Reorganized Debtors and such Holders shall have agreed in writing with terms no less favorable in the aggregate for the Debtors and/or Reorganized Debtors than those in the New Credit Agreement. On the full payment or other satisfaction of such Claims, unless such DIP Lenders Liens have been continued as part of the treatment of such Claims pursuant to clause (B) or (C) above and the Confirmation Order, the DIP Lenders Liens shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. To the extent the DIP Credit Documents bind the Holders of DIP Lenders Claims as to the manner in which their Claims may be treated pursuant to the Plan, no further agreement or consent from such Holders shall be necessary in order to provide such treatment in accordance with the provisions of the Plan.
2.	Priority Tax Claims (Not Impaired)
     The legal, equitable and contractual rights of the Holders of Priority Tax Claims are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the applicable Debtor (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other less favorable treatment as to which the applicable Debtor or Reorganized Debtor and the Holder of such Allowed Priority Tax Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code, including payment in accordance with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims incurred by the applicable Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and conditions relating thereto in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court. Each holder of an Allowed Secured Tax Claim shall retain the Lien securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured tax Claim is made as provided herein. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Secured Tax Claim shall be

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deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
D. Description of the Classes
1.	Class 1: Non-Tax Priority Claims (Not Impaired)
     The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim on the Effective Date or (ii) the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the applicable Debtor: (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the applicable Debtor or Reorganized Debtor and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 1 Claims incurred by the applicable Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court.
2.	Class 2: Other Secured Claims (Not Impaired)
     The legal, equitable and contractual rights of the Holders of Class 2 Claims are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 2 Claim is an Allowed Class 2 Claim on the Effective Date or (ii) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claims, at the election of the applicable Debtor: (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the applicable Debtor or Reorganized Debtor and the Holder of such Allowed Class 2 Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 2 Claims incurred by the applicable Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court. Each Holder of an Allowed Other Secured Claim shall retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final payment of such Allowed Other Secured Claim is made as provided in the Plan. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Other Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
3.	Class 3: Unimpaired Unsecured Claims (Not Impaired)
     The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 3 Claim is Allowed on the Effective Date or (ii) the date on which such Class 3 Claim becomes Allowed, each Holder of an Allowed Class 3 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the applicable Debtor:

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(A) Cash equal to the amount of such Allowed Class 3 Claim; (B) such other less favorable treatment as to which the applicable Debtor or Reorganized Debtor and the Holder of such Allowed Class 3 Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by the applicable Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court.
4.	Class 4: Prepetition Lenders Claims (Not Impaired)
     Unless earlier refinanced by a DIP Loan Facility, on the Effective Date, any and all Allowed Class 4 Claims shall be (A) paid in full in Cash, (B) assumed by the applicable Reorganized Debtors on terms and conditions acceptable to the Holders of such Claims, which terms and conditions may be evidenced by the New Credit Agreement or in some other manner acceptable to such Holders with terms no less favorable in the aggregate for the Debtors and/or Reorganized Debtors than those in the New Credit Agreement, or (C) satisfied in such other manner with terms no less favorable in the aggregate for the Debtors and/or Reorganized Debtors than those in the New Credit Agreement as the applicable Debtors or Reorganized Debtors and such Holders shall have agreed in writing. On the full payment or other satisfaction of such Claims, unless such Prepetition Lenders Liens have been continued as part of the treatment of such Claims pursuant to clause (B) or (C) above and the Confirmation Order, the Prepetition Lenders Liens shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. To the extent the Prepetition Credit Documents bind the Holders of Class 4 Claims as to the manner in which their Claims may be treated pursuant to the Plan, no further agreement or consent from such Holders shall be necessary in order to provide such treatment in accordance with the provisions of the Plan.
5.	Class 5: Prepetition Senior Notes Claims (Impaired)
     On the Effective Date, the Prepetition Senior Notes Indenture shall be replaced in its entirety by the New Senior Second Lien Notes Indenture. On, or as soon as reasonably practicable after, the Effective Date, the Prepetition Senior Notes Indenture Trustee shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, the Allowed Class 5 Claims, the following for its benefit and the benefit of, and to be shared on a Pro Rata basis among, each Prepetition Senior Noteholder:
(1)	the New Senior Second Lien Notes; and

(2)	the Prepetition Senior Notes Indenture Amendment Fee.
6.	Class 6-A and 6-B-1: Prepetition Senior Subordinated Notes Claims and Rejection Claims Against Only Bally (Impaired)
     Holders of Allowed Claims in Classes 6-A and 6-B-1 shall each receive the same treatment under the Plan. On the Effective Date, the Prepetition Senior Subordinated Notes Indenture shall be replaced in its entirety by the New Subordinated Notes Indenture and the New Junior Subordinated Notes Indenture. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such applicable Class 6-A and 6-B-1 Claim is Allowed on the Effective Date or (ii) the date on which such Class 6-A and 6-B-1 Claim becomes Allowed, each Prepetition Senior Subordinated Noteholder and Holder of an Allowed Rejection Claim against only Bally shall receive the following property, in full satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Prepetition Senior Subordinated Notes Claim and Allowed Rejection Claims against only Bally:

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(1)	New Subordinated Notes with a principal amount equal to 24.8% of the amount of such Allowed Claim;

(2)	New Junior Subordinated Notes with a principal amount equal to 21.7% of the amount of such Allowed Claim;

(3)	0.00093 shares of New Common Stock for each $1.00 of such Allowed Claim; and

(4)	Rights to purchase Rights Offering Senior Subordinated Notes with a principal amount equal to 27.9% of the amount of such Allowed Claim.
     Each Holder of a Class 6-A Class and Class 6-B-1 Claim will receive a signature page to the New Stockholders Agreement as part of the package of documents sent to each such Holder in conjunction with the commencement of the Rights Offering. Each Holder of a Class 6-A Class and Class 6-B-1 Claims shall execute and deliver the signature page to the New Stockholders Agreement prior to receiving any New Common Stock. If any such holder has not executed and delivered the New Stockholders Agreement by the 60th day after the Subscription Expiration Date applicable to such holder, such holder shall no longer be eligible to receive any distribution of the New Common Stock and such holder’s share of the New Common Stock will be distributed Pro Rata to the remaining Holders of Class 6-A and 6-B-1 Claims that are parties to the New Stockholders Agreement.
7.	Class 6-B-2: Rejection Claims Against Any Affiliate Debtor (Impaired).
     On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 6-B-2 Claim is Allowed on the Effective Date or (ii) the date on which such Class 6-B-2 Claim becomes Allowed, each Holder of an Allowed Class 6-B-2 Claim shall receive, at the election of the Debtors and in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Class 6-B-2 Claim, (A) Cash equal to the amount of such Allowed Class 6-B-2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 6-B-2 Claim shall have agreed upon in writing; or (C) regular installment payments in Cash: (x) of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (y) which total value shall include simple interest to accrue on any outstanding balance of such Allowed Claim starting on the Effective Date at a fixed interest rate equal to 12 3/8% per annum; and (z) over a period ending not later than 5 years after the Effective Date. Any such installment payments shall be made in equal quarterly Cash payments beginning on the first Quarterly Distribution Date following the Effective Date, and continuing on each subsequent Quarterly Distribution Date thereafter until payment in full of the Allowed Class 6-B-2 Claim.
8.	Class 7: Subordinated Claims (Impaired)
     Holders of Allowed Subordinated Claims shall not receive or retain any distribution or property on account of such Allowed Subordinated Claims.
9.	Class 8: Old Equity Interests of Bally (Impaired)
     On the Effective Date, the Old Equity Interests of Bally will be cancelled, and the Holders of such Old Equity Interests shall not receive any distribution or retain any property on account of such Old Equity Interests.

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10.	Class 9: Old Affiliate Interests (Not Impaired)
     Notwithstanding anything in the Plan to the contrary, on the Effective Date, the Old Affiliate Interests shall remain effective and outstanding and be owned and held by the same applicable Person(s) that held and/or owned such Interests immediately prior to the Effective Date.
E. Summary of Capital Structure of Reorganized Debtors
     The following table summarizes the capital structure of the Reorganized Debtors, including the post-Effective Date financing arrangements the Reorganized Debtors expect to enter into to fund their obligations under the Plan and provide for their working capital needs. The anticipated principal terms of the following instruments are described in more detail below.

Instrument	Description
New Credit Agreement	The New Credit Agreement will provide for a secured loan facility with Reorganized Bally, as borrower, and the Reorganized Affiliate Debtors, as guarantors, in the amount of at least $292 million.

New Senior Second Lien Notes	The New Senior Second Lien Notes in the aggregate principal amount of $247,337,500 will be issued pursuant to the New Senior Second Lien Notes Indenture with Reorganized Bally, as borrower, and the Reorganized Affiliate Debtors, as guarantors. The New Senior Second Lien Notes will bear interest at 12 3/8% commencing July 16, 2007 on the $247,337,500 principal amount outstanding on the Effective Date; provided, that, if the December 31, 2007 audited financials are not available by April 15, 2008, the rate will increase to 15 3/8% until the first to occur of delivery of such audited financials or acceleration of the New Senior Second Lien Notes. The New Senior Second Lien Notes will be granted a “silent” second lien on all assets securing obligations under the New Credit Agreement. An amendment fee of 2% of the principal amount of the Prepetition Senior Notes will be paid to all holders of New Senior Second Lien Notes on the Effective Date. The New Senior Second Lien Notes will be senior in priority of payment to the Rights Offering Senior Subordinated Notes, the New Subordinated Notes and the New Junior Subordinated Notes.

Rights Offering Senior Subordinated Notes	Rights Offering Senior Subordinated Notes in an amount equal to 27.9% of Allowed Prepetition Senior Subordinated Notes Claims in Classes 6-A and Allowed Rejection Claims against only Bally in Class 6-B-1, with interest paid-in-kind annually at 13 5/8% (or, at Reorganized Bally’s option, if certain financial covenants are met, interest may be paid in cash annually at 12%) and no required amortization payments for five (5) years and nine (9) months from the Effective Date will be issued in exchange for new cash pursuant to the Rights Offering under the New Rights Offering Senior Subordinated Notes Indenture with Reorganized Bally, as borrower, and no guarantors. The Rights Offering Subordinated Notes shall be subordinate in priority of payment to the New Senior Second Lien Notes and senior in priority of payment to the New Subordinated

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Instrument	Description
Notes and the New Junior Subordinated Notes.

New Subordinated Notes	$80,000,000 of New Subordinated Notes with interest paid-in-kind annually at 13 5/8% (or, at Reorganized Bally’s option, if certain financial covenants are met, interest may be paid in cash annually at 12%) and no required amortization payments for five (5) years and nine (9) months from the Effective Date will be issued under the New Subordinated Notes Indenture with Reorganized Bally, as borrower, and no guarantors. The New Subordinated Notes shall be subordinate in priority of payment to the New Senior Second Lien Notes and the Rights Offering Senior Subordinated Notes, and senior in priority of payment to the New Junior Subordinated Notes.

New Junior Subordinated Notes	$70,000,000 of New Junior Subordinated Notes with interest paid-in-kind annually at 13 5/8% (or, at Reorganized Bally’s option, if certain financial covenants are met, interest may be paid in cash annually at 12%) and no required amortization payments for five (5) years and nine (9) months from the Effective Date will be issued under the New Subordinated Notes Indenture with Reorganized Bally, as borrower, and no guarantors. The New Junior Subordinated Notes shall be subordinate in priority of payment to the New Senior Second Lien Notes, Rights Offering Senior Subordinated Notes, and New Subordinated Notes.

New Common Stock	450,000 shares of common stock authorized and approximately 300,000 shares of common stock issued to the holders of Class 6-A Prepetition Senior Subordinated Notes Claims and Class 6-B-1 Rejection Claims against only Bally pursuant to the Plan by Reorganized Bally.
1.	Description of the New Credit Agreement
     It is a condition precedent to the Effective Date that Reorganized Bally enter into the New Credit Agreement, the terms of which will be no less favorable than those that are set forth on Exhibit F to the Plan annexed hereto. It is possible, however, that such terms may be modified on or prior to the Effective Date and that the final terms of the New Credit Agreement may ultimately be different than those described herein. This summary is subject to and is qualified in its entirety by reference to, the provisions of the New Credit Agreement, in form and substance as may be acceptable to Reorganized Bally, the New Lenders and the New Agent.
2.	Description of New Senior Second Lien Notes
     The New Senior Second Lien Notes in the aggregate principal amount of $247,337,500 will be issued pursuant to the New Senior Second Lien Notes Indenture with Reorganized Bally, as borrower, and the Reorganized Affiliate Debtors, as guarantors. The New Senior Second Lien Notes will bear interest at 12 3/8% commencing July 16, 2007 on the $247,337,500 principal amount outstanding on the Effective Date; provided, that, if the December 31, 2007 audited financials are not available by April 15, 2008, the rate will increase to 15 3/8% until the first to occur of delivery of such audited financials or acceleration of the New Senior Second Lien Notes. The Reorganized Affiliate Debtors will be guarantors under the New Senior Second Lien Note indenture (in such capacity, the “New Senior Second Lien Note Guarantors”). The New Senior Second Lien Notes will be granted a “silent” second lien on all assets

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securing the New Credit Agreement. An amendment fee of 2% of the principal amount of the Prepetition Senior Notes will be paid to all holders of New Senior Second Lien Notes on the Effective Date. The New Senior Second Lien Notes will be senior in priority of payment to the Rights Offering Senior Subordinated Notes, the New Subordinated Notes and the New Junior Subordinated Notes. The New Senior Notes Indenture is attached as Exhibit G to the Plan.
3.	Description of Rights Offering Senior Subordinated Notes
     In exchange for new Cash paid pursuant to the Rights Offering, Reorganized Bally will issue an amount equal to 27.9% of Allowed Prepetition Senior Subordinated Notes Claims in Classes 6-A and in Class 6-B-1 (approximately $90,000,000) of 13 5/8% Rights Offering Senior Subordinated Notes pursuant to the Rights Offering. Interest on the Rights Offering Senior Subordinated Notes shall be paid in kind annually at 13 5/8% per annum unless the trailing 12 month cash EBITDA is at least $200 million and liquidity is at least $75 million after giving effect to the proposed payment of interest and Reorganized Bally elects to pay interest in cash, in which case interest shall be payable in cash annually at 12% per annum. The Rights Offering Senior Subordinated Notes shall be due five (5) years and nine (9) months after the Effective Date. There will be no guarantors of the Rights Offering Senior Subordinated Notes. The Rights Offering Senior Subordinated Notes shall be unsecured and shall be subordinated in priority of payment to the New Senior Second Lien Notes and senior in priority of payment to the New Subordinated Notes and the New Junior Subordinated Notes. The form of the Rights Offering Senior Subordinated Notes Indenture is attached as Exhibit H to the Plan.
4.	Description of New Subordinated Notes
     Reorganized Bally will issue 13 5/8% New Subordinated Notes under the New Subordinated Notes Indenture with a principal amount equal to an amount equal to 24.8% of Allowed Prepetition Senior Subordinated Notes Claims in Classes 6-A and Allowed Rejection Claims against only Bally in Class 6-B-1. The Company expects the aggregate principal amount of New Subordinated Notes will be approximately $80 million. Interest on the New Subordinated Notes shall be paid in kind annually at 13 5/8% per annum unless the trailing 12 month cash EBITDA is at least $200 million and liquidity is at least $75 million after giving effect to the proposed payment of interest and Reorganized Bally elects to pay interest in cash, in which case interest shall be payable in cash annually at 12% per annum. The New Subordinated Notes shall be due five (5) years and nine (9) months after the Effective Date. There will be no guarantors of the New Subordinated Notes. The New Subordinated Notes shall be unsecured and subordinate in priority of payment to the New Senior Second Lien Notes and the Rights Offering Senior Subordinated Notes and senior in priority of payment to the New Junior Subordinated Notes. The form of the New Subordinated Notes Indenture is attached as Exhibit H to the Plan.
5.	Description of the New Junior Subordinated Notes
     Reorganized Bally will issue 13 5/8% New Junior Subordinated Notes under the New Junior Subordinated Notes Indenture with a principal amount equal to an amount equal to 21.7% of Allowed Prepetition Senior Subordinated Notes Claims in Classes 6-A and Allowed Rejection Claims against only Bally in Class 6-B-1. The Company expects the aggregate principal amount of New Junior Subordinated Notes will be approximately $70 million. Interest on the New Subordinated Notes shall be paid in kind annually at 13 5/8% per annum unless the trailing 12 month cash EBITDA is at least $200 million and liquidity is at least $75 million after giving effect to the proposed payment of interest and Reorganized Bally elects to pay interest in cash, in which case interest shall be payable in cash annually at 12% per annum. The New Junior Subordinated Notes shall be due five (5) years and nine (9) months after the Effective Date. There will be no guarantors of the New Junior Subordinated Notes. The New Junior Subordinated Notes shall be unsecured and subordinate in priority of payment to the New Senior Second

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Lien Notes, the Rights Offering Senior Subordinated Notes and the New Subordinated Notes. The form of the New Junior Subordinated Notes Indenture is attached as Exhibit H to the Plan.
6.	Description of Rights Offering and Subscription and Backstop Purchase Agreement
     Pursuant to the Rights Offering, the Prepetition Senior Subordinated Noteholders and the Holders of Rejection Claims against only Bally shall receive Rights to purchase Rights Offering Senior Subordinated Notes in an amount equal to 27.9% of Allowed Prepetition Senior Subordinated Notes Claims in Class 6-A and Allowed Rejection Claims against only Bally in Class 6-B-1.
     In accordance with Section 3.3(b) of the Plan, each of the Prepetition Senior Subordinated Noteholders and the Holders of Rejection Claims against only Bally will have the opportunity to purchase Rights in an amount equal to 27.9% of their Allowed Claims. In addition, if any of the Rights provided to Holders of Allowed Class 6-A Claims are not timely exercised by the applicable recipient thereof (the “Unexercised Rights”), any other Holder of Allowed Class 6-A or 6-B-1 Claims who has elected in its Subscription Form to exercise its share of the Rights may also elect in the Subscription Form to oversubscribe for such Unexercised Rights as described below. The Rights Offering shall commence (i) with respect to any Prepetition Senior Subordinated Noteholder, the earliest date reasonably practicable occurring after the Petition Date and following approval by order of the Bankruptcy Court, and (ii) with respect to any holder of an Rejection Claim, the later of the Effective Date and the date upon which such Claim becomes an Allowed Claim (the “Subscription Commencement Date”). The Rights Offering shall expire twenty (20) Business Days after the Subscription Commencement Date (the “Subscription Expiration Date”).
     In accordance with the Subscription and Backstop Purchase Agreement, each Backstop Party shall fully exercise and subscribe for its share of the Rights prior to the Subscription Expiration Date, and shall be entitled, but not obligated, to oversubscribe for Unexercised Rights in such manner and up to such amounts as are more particularly set forth in the Subscription Form. After taking into account the exercise by any and all Holders of Allowed Class 6-A Claims of their respective subscription and oversubscription Rights described in the Solicitation Form, to the extent that Rights for any portion of the approximately $90,000,000 in principal amount of Rights Offering Senior Subordinated Notes have not been duly exercised, then the Backstop Parties shall exercise their share of such Unexercised Rights based on their respective Backstop Commitments, all in accordance with the provisions of the Subscription and Backstop Purchase Agreement. Each Backstop Party shall also fully exercise and subscribe for its share of Rights subscribed for by Holders of Allowed Class 6-A Claims, where the subscription of such Rights by such Holders of Allowed Class 6-A Claims (other than a Backstop Provider) was not consummated for any reason by the applicable Subscription Payment Date and such Rights were not taken into account for purposes of determining such Backstop Party’s Backstop Commitment, all in accordance with the provisions of the Subscription and Backstop Purchase Agreement.
     The Backstop Parties are Anschutz Investment Company, Goldman Sachs & Co. and funds advised by Tennenbaum Capital Partners, LLC. The Backstop Parties own 80% in the aggregate of the Prepetition Senior Subordinated Notes with the funds advised by Tennenbaum Capital Partners, LLC owning more than a majority.
     In consideration for entry into the Subscription and Backstop Purchase Agreement, and subject to the rebate provisions set forth below, the Backstop Parties shall be entitled to, and the Debtors and Reorganized Debtors shall be jointly and severally obligated to pay, the Backstop Commitment Fee, which fee is equal to four percent (4.0%) of the Backstop Commitment Amount. The Backstop

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Commitment Fee will be deemed fully earned upon execution and delivery of the Subscription and Backstop Purchase Agreement; provided that no Backstop Commitment Fee shall be payable to any Backstop Party that has breached its respective obligations under the Subscription and Backstop Purchase Agreement or the Restructuring Support Agreement in any material respect at or before the time payment of the Backstop Commitment Fee is due. Subject to the terms of the Plan and the Subscription and Backstop Purchase Agreement, the Backstop Commitment Fee shall be paid in full in cash by the Debtors or Reorganized Debtors upon the earlier to occur of the Effective Date or the termination or rejection of the Subscription and Backstop Purchase Agreement; provided that, if the Plan is consummated, the Backstop Parties will, on the Effective Date, rebate to the Debtors or Reorganized Debtors an amount of the Backstop Commitment Fee equal to 4% of the amount of Rights Offering Senior Notes the Backstop Parties subscribe to, but not oversubscribe to, pursuant to the Subscription and Backstop Purchase Agreement.
     To exercise the Rights (and the right to oversubscribe for Unexercised Rights), each Prepetition Senior Subordinated Noteholder and Holder of Rejection Claims Against Only Bally must return a duly completed Subscription Form (making a binding and irrevocable commitment to participate in the Rights Offering) to the applicable Disbursing Agent so that such form is actually received by the Disbursing Agent on or before their respective Subscription Expiration Date. The amount of Rights Offering Senior Subordinated Notes subscribed to by a Rights Offering Recipient who oversubscribes shall be determined by allocating to such oversubscribing Rights Offering Recipient the lesser of (i) the aggregate principal amount of Rights Offering Senior Subordinated Notes for which such Rights Offering Recipient desires to oversubscribe, as indicated on its Subscription Form or (ii) its pro rata share of Unexercised Rights. If, on or prior to the Subscription Expiration Date, the Disbursing Agent for any reason does not receive from a given holder of Rights a duly completed Subscription Form, such holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering. On a date to be set forth in the Subscription Form not later than five (5) days after the Subscription Expiration Date (the “Subscription Notification Date”), the Reorganized Debtors will notify each Prepetition Senior Subordinated Noteholder and Holder of Rejection Claims against only Bally of its respective allocation of Rights Offering Subordinated Notes to be issued pursuant to the Rights Offering. Each such holder (other than the Backstop Parties, whose payments will be received by the Debtors on the Effective Date in accordance with the Subscription and Backstop Purchase Agreement) must tender the Subscription Price of $1 for each $1 of Rights Offering Subordinated Notes to be purchased to the Disbursing Agent so that it is actually received five (5) Business Days after the Subscription Notification Date (the “Subscription Payment Date”). In the event the Debtors receive any payments for the exercise of Rights prior to the Effective Date, such payments shall be held in a separate account until the Effective Date. In the event the conditions to the Effective Date are not met or waived, such payments shall be returned to the Rights Offering Recipients that made them.
     All questions concerning the timeliness, validity, form, and eligibility of any exercise, or purported exercise, of Rights shall be determined by the Debtors or Reorganized Debtors. The Debtors or Reorganized Debtors, in their discretion reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Rights. Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors or Reorganized Debtors determine in their discretion reasonably exercised in good faith. The Debtors or Reorganized Debtors will use commercially reasonable efforts to give written notice to any Prepetition Senior Subordinated Noteholder or Holder of a Rejection Claim against only Bally regarding any defect or irregularity in connection with any purported exercise of Rights by such Holder and may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Debtors and Reorganized Debtors nor any of their Related Persons shall incur any liability for giving, or failing to give, such notification and opportunity to cure.

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7.	Description of New Common Stock
     Reorganized Bally will be authorized to issue 450,000 shares of New Common Stock, with par value of $0.01 per share (approximately 300,000 of which shall be issued in accordance with Section 3.3(b) of the Plan).
8.	Corporate Structure of Reorganized Debtors
(a)	Reorganized Bally
     On the Effective Date of the Plan, the Amended Certificate of Incorporation and By-Laws, both in the forms as may be acceptable to the Debtors, will be automatically authorized and approved and Reorganized Bally will file the Amended Certificate of Incorporation with the Secretary of State of Delaware on the Effective Date of the Plan. The Amended Certificate of Incorporation and By-Laws are attached to the Plan as Exhibits A and B, respectively. The Amended Certificate of Incorporation will, among other things: (i) authorize issuance of 450,000 shares of New Common Stock (approximately 300,000 of which shall be issued to the Prepetition Senior Subordinated Noteholders and Holders of Rejection Claims against only Bally in accordance with Section 3.3(b) of the Plan), (ii) include, pursuant to § 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, (iii) to the extent necessary or appropriate, include any restrictions on the transfer of the New Common Stock and (iv) to the extent necessary or appropriate, include such provisions as may be necessary to effectuate the Plan.
(b)	Reorganized Affiliate Debtors
     The Reorganized Affiliate Debtors will retain their pre-Petition Date corporate structures.
(c)	Restructuring Transactions
     On or after the Effective Date and without limiting any rights and remedies of the Debtors or Reorganized Debtors under the Plan or applicable law, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate (collectively, the “Restructuring Transactions”). The actions to effect the Restructuring Transactions may include (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the

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Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.
F. Other Provisions of the Plan
1.	Limited Consolidation of the Debtors for Voting and Distribution
     The Plan contemplates and is predicated upon entry of an order substantively consolidating the Debtors solely for the limited purposes of treating Class 5 Claims, and Class 6-B-2 Claims, including, without limitation, for voting, confirmation and distribution purposes. The Plan does not contemplate the substantive consolidation of the Debtors with respect to the other Classes of Claims or Interests set forth in the Plan, or for any other purpose. Accordingly, for voting, confirmation and distribution purposes, (i) any obligation of any Debtor and all guarantees with respect to Class 5 Claims, and Class 6-B-2 Claims thereof executed by one or more of the other Debtors shall be treated as a single obligation and any obligation of two or more Debtors, and all multiple Impaired Claims against such entities on account of such joint obligations, shall be treated and Allowed only as a single Impaired Claim against the consolidated Debtors, and (ii) each Class 5 Claim, and Class 6-B-2 Claim filed or to be filed against any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a single Class 5 Claim, or Class 6-B-2 Claim, as applicable, against and a single obligation of the consolidated Debtors. Except as set forth in Section 5.1 of the Plan, such limited substantive consolidation shall not and shall not be deemed to (other than for purposes related to the Plan): (i) affect the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect Restructuring Transactions as provided in Section 5.2 of the Plan, (ii) cause any Debtor to be liable for any Impaired Claim or Unimpaired Claim under the Plan for which it otherwise is not liable, and the liability for any such Claim shall not be affected by such substantive consolidation, (iii) affect Intercompany Claims of Debtors against Debtors, (iv) modify, affect or otherwise alter the Old Affiliate Interests, (v) affect any obligations under any leases or contracts assumed in the Plan or otherwise arising subsequent to the filing of the Chapter 11 Cases, or (vi) affect any obligations to pay quarterly fees to the United States Trustee.
     The Debtors believe that consolidation of Class 5 Claims and Class 6-B-2 Claims solely for purposes of voting and distribution under the Plan is warranted. Entry of the Confirmation Order shall constitute the approval, pursuant to §105(a) of the Bankruptcy Code, effective as of the Effective Date, of the limited consolidation of the Debtors solely for purposes of voting and distribution. Unless an objection to consolidation is made in writing by any creditor affected by the Plan on or before the deadline to object to confirmation of the Plan, the Bankruptcy Court may enter the Confirmation Order. In the event that any such objections are timely filed, a hearing with respect thereto will be scheduled before the Court, which hearing may, but need not, coincide with the Confirmation Hearing. The Debtors reserve the right to present evidence or other information sufficient to meet the applicable standards for consolidation for limited purposes at the time of such hearing.
     There is ample factual basis for the substantive consolidation of the Debtors solely for the purposes of voting, confirmation and distribution with respect to Class 5 Claims, and Class 6-B-2 Claims. The vast majority of the Debtors are either borrowers or guarantors under the Pre-Petition Credit Documents and Prepetition Senior Notes Indenture, although none of the Affiliate Debtors have generated the obligations of Bally under the Prepetition Senior Subordinated Notes Indenture. Moreover, all of the

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capital stock of the Debtors (other than Bally) and substantially all of the other assets of the Debtors were pledged to secure the Debtors’ indebtedness to the Pre-Petition Lenders. There is extensive evidence of a substantial identity among the Debtors. Additionally, although separate books and records are maintained for each Debtor, the Debtors’ businesses were operated, and management and operational decisions were made, on a collective basis. In general, there is substantial identity of officers and directors among the Debtors. The Debtors prepared and filed consolidated income tax returns. The Debtors prepared and disseminated consolidated financial reports to the public, including customers, suppliers, landlords, lenders, credit rating agencies and stockholders. In view of the foregoing, the Debtors believe that creditors would not be materially prejudiced, if at all, by the limited consolidation proposed in the Plan.
2.	Timing and Conditions of Distributions
(a)	Distributions for Claims Allowed as of the Effective Date
     Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Effective Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to the Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Section 8.3 of the Plan.
(b)	No Postpetition Interest on Claims
     Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim (other than a Holder of an Administrative Claim under the DIP Credit Agreement with respect to such Administrative Claims) shall be entitled to interest accruing on or after the Petition Date on any Claim.
(c)	Distributions by Reorganized Debtors
     Other than as specifically set forth below, the Reorganized Debtors or the Disbursing Agent shall make all distributions required to be distributed under the Plan. Distributions on account of Prepetition Lenders Claims, Prepetition Senior Notes Claims and Prepetition Senior Subordinated Notes Claims shall be made to the Prepetition Agent, the Prepetition Senior Notes Indenture Trustee and Prepetition Senior Subordinated Notes Indenture Trustee, respectively. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by the Plan.
(d)	Delivery of Distributions and Undeliverable or Unclaimed Distributions
(i)	Delivery of Distributions in General. Distributions to Holders of Allowed Claims shall be made at the addresses set forth in the Debtors’ records unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001.

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(ii)	Undeliverable and Unclaimed Distributions.
                              (A) Holding of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder’s then current address.
                              (B) After Distributions Become Deliverable. The Disbursing Agent shall make all distributions that have become deliverable or have been claimed since the Initial Distribution Date as soon as practicable after such distribution has become deliverable or has been claimed.
                              (C) Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim (or any successor or assignee or other Person or Entity claiming by, through or on behalf of such Holder) that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within one (1) year after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock, New Senior Second Lien Notes, New Junior Subordinated Notes, New Subordinated Notes, Rights Offering Senior Subordinated Notes and/or other New Securities and Documents held for distribution on account of such Claim shall be canceled and of no further force or effect. Nothing contained in the Plan shall require the Debtors, Reorganized Debtors, or any Disbursing Agent to attempt to locate any Holder of an Allowed Claim.
(e)	Record Date for Distributions
     The Disbursing Agent and the Reorganized Debtors will have no obligation to recognize the Transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and the Reorganized Debtors shall be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the official claims register, or their books and records, as of the close of business on the Distribution Record Date.
(f)	Allocation of Plan Distributions Between Principal and Interest
     To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.
(g)	Means of Cash Payment
     Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on, or (b) wire transfer

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from, a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.
(h)	Withholding and Reporting Requirements
     In connection with the Plan and all distributions hereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of the Plan to the contrary, (i) each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations. Any Cash, New Common Stock, New Senior Second Lien Notes, New Junior Subordinated Notes, New Subordinated Notes, Rights Offering Senior Subordinated Notes, other New Securities and Documents and/or other consideration or property to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section 6.4 of the Plan.
(i)	Setoffs
     The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy laws, but shall not be required to, set off against any Claim, the payments or other distributions to be made pursuant to the Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.
(j)	Fractional Shares
     No fractional shares of New Common Stock shall be distributed. Where a fractional share would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole share of New Common Stock or a rounding down of such fraction (in the case of less than .50).
(k)	Surrender of Canceled Notes and Canceled Instruments of Securities; Surrender of Prepetition Senior Notes
     As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities, notes, or other documentation canceled pursuant to Section 5.5 of the Plan, the Holder of such Claim shall tender the applicable instruments, securities, notes or other documentation evidencing such Claim to the Reorganized Debtors or other applicable Disbursing Agent unless waived in writing by the Debtors or the Reorganized Debtors, as applicable. Each Holder of a Prepetition Senior Subordinated Notes Claim or Prepetition Senior Notes Claim shall tender its respective Prepetition Senior Subordinated Notes or Prepetition Senior Notes relating to such

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Claim to the Reorganized Debtors or Disbursing Agent in accordance with written instructions to be provided to such Holders by the Reorganized Debtors or the Prepetition Senior Subordinated Notes Indenture Trustee or the Prepetition Senior Notes Indenture Trustee as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Prepetition Senior Subordinated Notes or Prepetition Senior Notes will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Prepetition Senior Subordinated Notes or Prepetition Senior Notes with a letter of transmittal in accordance with such instructions. All surrendered Prepetition Senior Subordinated Notes and Prepetition Senior Notes shall be marked as canceled.
3.	Resolution of Disputed Claims
     Rejection Claims. Holders of Rejection Claims must file proofs of claims prior to the Bar Date. No later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Debtors or the Reorganized Debtors, as the case may be, shall file objections to such Claims with the Bankruptcy Court and serve such objections upon the Holders of such Claims to which objections are made. Nothing contained herein, however, shall limit the Reorganized Debtors’ right to object to Claims, if any, filed or amended after the Claims Objection Deadline. The Debtors and the Reorganized Debtors shall be authorized to, and shall, resolve all Rejection Claims by withdrawing or settling such objections thereto, or by litigating to Final Order in the Bankruptcy Court, the validity, nature, and/or amount thereof.
     All Other Claims. Except as otherwise provided in the Plan, holders of Claims and Interests other than Holders of Rejection Claims shall not be required to file a Proof of Claim or proof of interest, and no such parties should file a proof of claim or proof of interest. Unless disputed by a holder of a Claim or the Debtors, the amount set forth in the Schedules (if the Debtors are required to file Schedules) or in the books and records of the Debtors (if the Debtors are not required to file Schedules) shall constitute the amount of the Allowed Claim of such holder. If any such holder of a Claim disagrees with the Debtors’ determination with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing (at any time whether prior to or after the Effective Date), in which event the Claim will be a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court (and no further Bankruptcy Court order shall be required in connection with such resolutions). Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise and settle, withdraw or resolve by any other method approved by the Bankruptcy Court, any objection to Claims without further order of the Bankruptcy Court.
(a)	No Distributions Pending Allowance
     Notwithstanding any other provision of the Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim has become an Allowed Claim.
(b)	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims
     On each Quarterly Distribution Date (or such earlier date as determined by the Reorganized Debtors in their sole discretion but subject to Section 8.2 of the Plan), the Reorganized Debtors will make distributions (a) on account of any Disputed Claim that has become an Allowed Claim during the

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preceding calendar quarter, and (b) on account of previously Allowed Claims of property that would have been distributed to the Holders of such Claim on the dates distributions previously were made to Holders of Allowed Claims in such Class had the Disputed Claims that have become Allowed Claims been Allowed on such dates. Such distributions will be made pursuant to the applicable provisions of Article III of the Plan. Holders of such Claims that are ultimately Allowed will also be entitled to receive, on the basis of the amount ultimately Allowed, the amount of any dividends or other distributions, if any, received on account of the shares of New Common Stock, New Subordinated Notes, New Junior Subordinated Notes and Rights Offering Senior Subordinated Notes between the date such Claim is Allowed and the date such stock or notes are actually distributed to the Holders of such Allowed Claim.
4.	Treatment of Executory Contracts
     Section 365 of the Bankruptcy Code affords the Debtors the power to assume or reject, subject to Bankruptcy Court approval, executory contracts. The Debtors’ treatment of executory contracts is set forth below.
(a)	Assumption of Executory Contracts and Unexpired Leases
     On the Effective Date, all executory contracts and unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those executory contracts (including, without limitation, employment agreements) and unexpired leases that (i) have been rejected by order of the Bankruptcy Court, (ii) are the subject of a motion to reject pending on the Effective Date, (iii) are identified on Exhibit E-1 or Exhibit E-2 hereto (which Exhibits E-1 and E-2 may be amended by the Debtors (with the consent of the Majority Backstop Parties) to add or remove executory contracts and unexpired leases by filing with the Bankruptcy Court amended Exhibits E-1 and E-2 and serving them on the affected contract parties at any time on or prior to five (5) days prior to the deadline set by the Bankruptcy Court for Filing objections to confirmation of the Plan), or (iv) are rejected pursuant to the terms of the Plan. Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any executory contract or unexpired lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. To the extent any provision in any executory contract or unexpired lease assumed pursuant to the Plan (including, without limitation, any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the applicable Reorganized Debtor’s assumption of such executory contract or unexpired lease, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-debtor party thereto to terminate such executory contract or unexpired lease or to exercise any other default-related rights with respect thereto. Each executory contract and unexpired lease assumed pursuant to this Article VII shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.
(b)	Claims Based on Rejection of Executory Contracts or Unexpired Leases
     All proofs of claim with respect to Claims arising from or in connection with the rejection of executory contracts or unexpired leases, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection or, if listed in Exhibits E-1 or E-2, thirty (30) days after the date of entry of the Confirmation Order. Any Claims arising from or in connection with the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against the Debtors or Reorganized Debtors, their Estates, or property unless otherwise ordered by the Bankruptcy Court or provided for in the Plan.

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(c)	Cure of Defaults of Assumed Executory Contracts and Unexpired Leases
     Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree in writing. In the event of a dispute pertaining to assumption or assignment, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the resolution of the dispute in accordance with Section 8.1(b) of the Plan.
(d)	Compensation and Benefit Programs
     Except as otherwise expressly provided in the Plan or listed on Exhibit E-1 or Exhibit E-2 hereto, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees, and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans (including, without limitation the Prepetition Management Incentive Plan), life, and accidental death and dismemberment insurance plans, are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Any payment obligations under any assumed employment contracts and benefit plans that have been or purport to have been accelerated as a result of the commencement of any Chapter 11 Case or the consummation of any transactions contemplated by the Plan shall be reinstated and such acceleration shall be rescinded and deemed not to have occurred.
(e)	Workers’ Compensation Programs
     Except as otherwise expressly provided in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, and any other policies, programs, and plans regarding or relating to workers’ compensation and workers’ compensation insurance. All such contracts and agreements are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.
5.	Continued Corporate Existence
     Subject to the Restructuring Transactions permitted by Section 5.2 of the Plan, after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable organizational documents, are amended, amended and restated or otherwise modified under the Plan.
6.	Revesting of Assets
     All property of the respective estate of each Debtor, together with any property of each Debtor that is not property of its estate and that is not specifically disposed of pursuant to the Plan, or order of the Bankruptcy Court, will revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the

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Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Effective Date, all property of each Reorganized Debtor will be free and clear of all Liens, Claims and Interests except as specifically provided in the Plan, the Confirmation Order, the New Credit Agreement, and the New Senior Second Lien Notes Indenture.
7.	Rights of Action; Reservation of Rights
     Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release, or other agreement entered into in connection with the Plan or approved by order of the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims, including, without limitation, any and all derivative actions pending or otherwise existing against the Debtors as of the Effective Date. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence, or pursue any claim, right, or cause of action under section 547 of the Bankruptcy Code; provided, however, that, notwithstanding any statute of limitations, the Debtors and Reorganized Debtors shall have the right to assert or raise such Causes of Action (a) as defenses or counterclaims (up to the amount asserted in the Claims against the Debtors) with respect to any Disputed Claim, and (b) in connection with the Claims objection process with respect to a Claim that is not an Allowed Claim, in which case such Causes of Action can be raised as an objection to such Claim and not as defenses or counterclaims.
8.	Releases and Injunctions Related to Releases
(a)	Releases by the Debtors
     Effective as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors, in their individual capacities and as debtors in possession, will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan or assumed pursuant to the Plan), whether liquidated or unliquidated, fixed or contingent, matured, or unmatured, known or unknown, foreseen, or unforeseen, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, or the Plan (or the solicitation of votes on the Plan), and that could have been asserted by or on behalf of the Debtors, their Estates or the Reorganized Debtors against any of the Released Parties, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
(b)	Releases by Holders of Claims and Interests.
     Effective as of the Effective Date, for good and valuable consideration and in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the property, securities, contracts, instruments, releases, and other agreements or documents to be delivered in connection with the Plan, to the fullest extent permissible under applicable law, the Holders of Claims or Old Equity Interests, and each of their respective Related Persons, will be deemed to completely and forever release, waive,

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void, extinguish, and discharge the Debtors and Reorganized Debtors, and each of their respective Related Persons, from any and all claims, demands, debts, rights, Causes of Action, or liabilities (other than the right to enforce the Debtors’ or the Reorganized Debtors’ obligations under the Plan, and the contracts, instruments, releases, agreements, and documents delivered under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or in part on any act or omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, or the Plan (or the solicitation of votes on the Plan) and that could have been asserted by or on behalf of (whether directly or derivatively), or against, the Debtors, their Estates or the Reorganized Debtors or against any of their respective Related Persons, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
(c)	Releases by Prepetition Senior Noteholders.
     Effective as of the Effective Date, for good and valuable consideration and in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the property, securities, contracts, instruments, releases, and other agreements or documents to be delivered in connection with the Plan, to the fullest extent permissible under applicable law, the Prepetition Senior Notes Indenture Trustee and each Prepetition Senior Noteholder, and each of their respective Related Persons, will be deemed to completely and forever release, waive, void, extinguish, and discharge each of the Released Parties from any and all claims, demands, debts, rights, Causes of Action, or liabilities (other than the right to enforce the Debtors’ or the Reorganized Debtors’ obligations under the Plan, and the contracts, instruments, releases, agreements, and documents delivered under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or in part on any act or omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, or the Plan (or the solicitation of votes on the Plan) and that could have been asserted by or on behalf (whether directly or derivatively) of the Debtors, their Estates or the Reorganized Debtors or against any of the Released Parties, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
(d)	Releases by Prepetition Senior Subordinated Noteholders.
     Effective as of the Effective Date, for good and valuable consideration and in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the property, securities, contracts, instruments, releases, and other agreements or documents to be delivered in connection with the Plan, to the fullest extent permissible under applicable law, the Prepetition Senior Subordinated Notes Indenture Trustee and each Prepetition Senior Subordinated Noteholder, and each of their respective Related Persons, will be deemed to completely and forever release, waive, void, extinguish, and discharge each of the Released Parties from any and all claims, demands, debts, rights, Causes of Action, or liabilities (other than the right to enforce the Debtors’ or the Reorganized Debtors’ obligations under the Plan, and the contracts, instruments, releases, agreements, and documents delivered under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or in part on any act or omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, or the Plan (or the solicitation of votes on

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the Plan) and that could have been asserted by or on behalf (whether directly or derivatively) of the Debtors, their Estates or the Reorganized Debtors or against any of the Released Parties, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
(e)	Injunction Related to Releases.
     The Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released in Section 10.2 of the Plan.
(f)	Exculpation and Limitation of Liability.
     None of the Released Parties shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, or any other Released Party, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating, or implementing the Plan, the Restructuring Support Agreement, the prepetition or postpetition solicitation of acceptances of the Plan, the prepetition or postpetition solicitation of subscriptions with respect to the Rights Offering, the Subscription and Backstop Purchase Agreement and the acts taken thereunder, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their respective actions which constitute gross negligence or willful misconduct as determined by a Final Order entered by a court of competent jurisdiction. Without limiting the foregoing, the Released Parties shall in all respects be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.
(g)	Injunction
     Except as otherwise provided in the Plan or in any document, instrument, release, or other agreement entered into in connection with the Plan or approved by order of the Bankruptcy Court, the Confirmation Order shall provide, among other things, that from and after the Effective Date all Persons or Entities who have held, hold, or may hold Claims against or Interests in the Debtors are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action, or other proceeding; (B) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting, or enforcing any Lien or encumbrance; (D) asserting a setoff or right of subrogation of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such Persons or Entities from exercising their rights pursuant to and consistent with the terms of the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan.
     By accepting distributions pursuant to the Plan, each Holder of an Allowed Claim will be deemed to have specifically consented to the injunctions set forth in Section 10.6 of the Plan.

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9.	Preservation of Rights of Action; Settlement of Litigation Claims
     Preservation of Rights of Action. Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release, or other agreement entered into in connection with the Plan or approved by order of the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims, including, without limitation, any and all derivative actions pending or otherwise existing against the Debtors as of the Effective Date. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence, or pursue any claim, right, or cause of action under section 547 of the Bankruptcy Code; provided, however, that, notwithstanding any statute of limitations, the Debtors and Reorganized Debtors shall have the right to assert or raise such causes of action (a) as defenses or counterclaims (up to the amount asserted in the Claims against the Debtors) with respect to any Disputed Claim, and (b) in connection with the Claims objection process with respect to a Claim that is not an Allowed Claim, in which case such causes of action can be raised as an objection to such Claim and not as defenses or counterclaims.
     Settlement of Litigation Claims. At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in the Plan to the contrary, the Debtors may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019. After the Effective Date, the Reorganized Debtors may, and shall have the exclusive right to, compromise and settle any Claims against them and claims they may have against other Person or Entity, including, without limitation, the Litigation Claims, without notice to or approval from the Bankruptcy Court, including, without limitation, any and all derivative actions pending or otherwise existing against the Debtors as of the Effective Date.
10.	Cancellation of Notes, Instruments, Debentures, Preferred Stock and Common Stock
     On the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, (i) the Prepetition Senior Notes, the Prepetition Senior Subordinated Notes, the Old Equity Interests in Bally, and any other notes, bonds (with the exception of any surety bonds outstanding), indentures, or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor that are Impaired under the Plan shall be cancelled and extinguished, and (ii) the obligations of the Debtors under any agreements, documents, indentures, or certificates of designation governing the Prepetition Senior Notes, Prepetition Senior Subordinated Notes, Old Equity Interests in Bally and any other notes, bonds, indentures, or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor that are Impaired under the Plan shall be, and are hereby, discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person. Notwithstanding the foregoing, the Prepetition Senior Notes Indenture and the Prepetition Senior Subordinated Notes Indenture shall continue in effect solely for the purposes of: (i) allowing Prepetition Senior Noteholders and Prepetition Senior Subordinated Noteholders to receive distributions under the Plan; and (ii) allowing and preserving the rights of the Prepetition Senior Notes Indenture Trustee and the Prepetition Senior Subordinated Notes Indenture Trustee to make distributions in satisfaction of Allowed Prepetition Senior Notes Claims and Allowed Prepetition Senior Subordinated Notes Claims, but in all cases subject to the terms and conditions of the Prepetition Senior Notes Indenture and Prepetition Senior Subordinated Notes Indenture. The Prepetition Senior Notes Indenture Trustee and the Prepetition Senior Subordinated Notes Indenture Trustee shall be entitled to reasonable compensation to the extent that they perform services for

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the Prepetition Senior Noteholders and the Prepetition Senior Subordinated Noteholders, respectively, after the Effective Date and in accordance with the terms of the Prepetition Senior Notes Indenture and the Prepetition Senior Subordinated Notes Indenture, without further notice to or order of the Bankruptcy Court. As of the Effective Date, the Prepetition Senior Notes and the Prepetition Senior Subordinated Notes shall be surrendered to the Prepetition Senior Notes Indenture Trustee and the Prepetition Senior Subordinated Notes Indenture Trustee, respectively, in accordance with the terms of the Prepetition Senior Notes Indenture and the Prepetition Senior Subordinated Notes Indenture. All surrendered and canceled Prepetition Senior Notes and Prepetition Senior Subordinated Notes held by the Prepetition Senior Notes Indenture Trustee and the Prepetition Senior Subordinated Notes Indenture Trustee shall be disposed of in accordance with the applicable terms and conditions of the Prepetition Senior Notes Indenture and the Prepetition Senior Subordinated Notes Indenture.
11.	Board of Directors and Officers of Reorganized Bally
     The Plan provides for a board of directors for Reorganized Bally. See Section XI “Governance of Reorganized Debtors” for a more detailed description of the Bally Board of Directors and other governance matters.
12.	Corporate Action
     On the Effective Date, the adoption of the Amended Certificate of Incorporation and By-Laws and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors, and all other actions contemplated by or described in the Plan with respect thereto, shall be authorized and approved and be binding and in full force and effect in all respects (subject to the provisions of the Plan and the Confirmation Order), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule (other than filing such organizational documents with the applicable governmental unit as required by applicable law) or the vote, consent, authorization or approval of any Person. All matters provided for in the Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors, and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person. On the Effective Date, the appropriate officers of the Debtors and Reorganized Debtors and members of their respective boards of directors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in the Plan in the name of and on behalf of the Debtors and Reorganized Debtors, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.
G. Exemption from Securities Laws
     Except with respect to any entity that is an underwriter as defined in Section (b) of Section 1145 of the Bankruptcy Code, the issuance of New Common Stock, New Senior Second Lien Notes, the New Junior Subordinated Notes, Rights Offering Senior Subordinated Notes and New Subordinated Notes shall be exempt from registration under state and federal securities laws pursuant to Section 1145 of the Bankruptcy Code.

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H. Conditions Precedent to Confirmation
     It shall be a condition precedent to confirmation of the Plan that the Bankruptcy Court shall have entered a Confirmation Order reasonably acceptable in form and substance to the Debtors and the Majority Backstop Parties.
I. Conditions Precedent to the Effective Date
     Each of the following is a condition precedent to the occurrence of the Effective Date:
(a)	The Effective Date shall have occurred on or before September 30, 2007.

(b)	The Confirmation Order confirming the Plan, as such Plan may have been amended or modified, in form and substance reasonably satisfactory to the Debtors and the Majority Backstop Parties, shall have been entered and docketed by the Bankruptcy Court, and such order shall have become a Final Order and shall provide that:
(i)	the Debtors and Reorganized Debtors are authorized to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents contemplated by or described in the Plan;

(ii)	the provisions of the Confirmation Order are non-severable and mutually dependent;

(iii)	the Reorganized Debtors are authorized to issue the New Common Stock, the New Junior Subordinated Notes, the New Senior Second Lien Notes, the New Subordinated Notes, the Rights Offering Senior Subordinated Notes and any other New Securities and Documents, and enter into the New Credit Agreement, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by such applicable agreement);

(iv)	the New Common Stock, the New Junior Subordinated Notes, the New Senior Second Lien Notes, the New Subordinated Notes, the Rights Offering Senior Subordinated Notes (and offer of the Rights for the Rights Offering Period to Holders of Allowed Class 6-A and 6-B-1 Claims), and any other New Securities and Documents issued or deemed issued under the Plan in exchange for Claims against the Debtors, or principally in exchange for such Claims and partly for cash or property, are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that Holders of any of the foregoing are “underwriters,” as that term is defined in section 1145 of the Bankruptcy Code; and

(v)	the Debtors, the Reorganized Debtors, the Prepetition Noteholders Committee, the Prepetition Senior Noteholders, the Prepetition Senior Subordinated Noteholders, the Prepetition Senior Notes Indenture

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Trustee, the Prepetition Senior Subordinated Notes Indenture Trustee and the Backstop Parties and their respective Related Persons shall be deemed to have solicited acceptances of the Plan and subscriptions to the Rights Offering in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125 and 1126(b) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors, the Reorganized Debtors, the Prepetition Noteholders Committee, the Prepetition Senior Noteholders, the Prepetition Senior Subordinated Noteholders, the Prepetition Senior Notes Indenture Trustee, the Prepetition Senior Subordinated Notes Indenture Trustee, the Backstop Parties and their respective Related Persons shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan and, therefore, are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan, including pursuant to the Subscription and Backstop Purchase Agreement.
(c)	The following agreements, in form and substance reasonably acceptable to the Reorganized Debtors and Majority Backstop Parties, shall have been executed and delivered by the Reorganized Debtors and such other parties deemed necessary by the Reorganized Debtors and the Majority Backstop Parties, and all conditions precedent thereto shall have been satisfied:
(i)	the New Credit Agreement and all related documents provided for therein or contemplated thereby;

(ii)	the New Senior Second Lien Notes Indenture;

(iii)	the New Junior Subordinated Notes Indenture;

(iv)	the New Subordinated Notes Indenture;

(v)	the Rights Offering Senior Subordinated Notes Indenture;

(vi)	the Registration Rights Agreement; and

(vii)	the New Stockholders Agreement.
(d)	In connection with the Rights Offering, the Debtors shall have received in Cash the aggregate subscription payments that the Backstop Parties are obligated to pay for their share of the Rights Offering Senior Subordinated Notes, which aggregate subscription payments shall be no less than $72,000,000.

(e)	The Amended Certificate of Incorporation and By-laws and other amended organizational documents, as necessary, shall have been filed with the applicable

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authority of each Debtor’s respective jurisdiction of incorporation or formation in accordance with such jurisdiction’s applicable laws.
(f)	All actions, documents, certificates and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required under the Plan or the Confirmation Order, filed with the applicable governmental authorities in accordance with applicable laws.

(g)	Bally shall have filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
J. Effect of Confirmation
1.	Discharge of Claims
     To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by the Plan, or the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any kind or nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims. Except as otherwise expressly provided by the Plan or the Confirmation Order, upon the Effective Date, the Debtors, and each of them, shall be deemed discharged and released under and to the fullest extent provided under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code.
2.	Binding Effect
     On the Effective Date, and effective as of the Effective Date, the Plan shall, and shall be deemed to, be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Interests in any Debtor, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors, regardless of whether any such Holder failed to vote to accept or reject the Plan or affirmatively voted to reject the Plan.
3.	Exemption from Transfer Taxes
     Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer, or exchange (or deemed issuance, transfer or exchange) of notes or equity securities under the Plan, including, without limitation, the New Senior Second Lien Notes, the New Subordinated Notes, the New Common Stock, the Rights, the Rights Offering Senior Subordinated Notes, the New Junior Subordinated Notes and the other New Securities and Documents; (b) the creation of any mortgage, deed of trust, Lien, pledge, or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan (including, without limitation, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation, or dissolution, deeds, bills of sale, and transfers of tangible property) will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes. Unless the Bankruptcy Court orders otherwise, all sales, transfers, and assignments of owned and leased property approved by the

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Bankruptcy Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, the Plan.
4.	Severability of Plan Provisions
     If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the with the foregoing, is valid and enforceable pursuant to its terms.
K. Retention of Jurisdiction
     Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain jurisdiction over all matters arising in, arising under, and/or related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:
(a)	Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(b)	Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or the Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

(c)	Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(d)	Decide or resolve any motions, adversary proceedings, contested, or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(e)	Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

(f)	Resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan, including, without limitation, the Rights Offering or any other contract, instrument, release, or other agreement or document that is executed or created pursuant to the Plan,

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or any Entity’s rights arising from or obligations incurred in connection with the Plan or such documents;
(g)	Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

(h)	Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 327, 330, 331, 363, 503(b), 1103, and 1129(c)(9) of the Bankruptcy Code, provided, however, that from and after the Effective Date the payment of fees and expenses of the Reorganized Debtors, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(i)	Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with consummation, implementation, or enforcement of the Plan or the Confirmation Order;

(j)	Hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;

(k)	Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(l)	Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked, or vacated, or distributions pursuant to the Plan are enjoined or stayed;

(m)	Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement, or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(n)	Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

(o)	Hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;

(p)	Hear and determine the Litigation Claims by or on behalf of the Debtors or Reorganized Debtors;

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(q)	Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

(r)	Enter an order closing the Chapter 11 Cases.
     Prior to the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters over which it may exercise jurisdiction pursuant to 28 U.S.C. § 1334.
L. Bar Dates for Administrative Claims
     To the extent necessary, the Confirmation Order will establish an Administrative Claims Bar Date (expected to be 30 days after the Effective Date) for filing Administrative Claims, except for Administrative Claims arising under the DIP Credit Agreement as provided in Section 3.1(a)(ii) of the Plan and Administrative Claims for Professional Fees (which shall be subject to the Professional Fees Bar Date). Holders of alleged Administrative Claims not paid prior to the Effective Date shall submit proofs of Claim on or before such Administrative Claims Bar Date or forever be barred from doing so (unless such alleged Administrative Claim is incurred in the ordinary course of business by the Debtors and is not yet past-due, in which case the applicable Administrative Claims Bar Date shall be thirty (30) days after such due date or as otherwise ordered by the Bankruptcy Court). The notice of Confirmation to be delivered pursuant to Bankruptcy Rule 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors and the Reorganized Debtors shall have thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and File objections to such Administrative Claims, if necessary, and the Bankruptcy Court shall hear and determine the amount of such Administrative Claims.
M. Modifications and Amendments
     Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, the Debtors reserve the right to alter, amend, or modify the Plan at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.
N. Plan Revocation, Withdrawal or Non-Consummation
     The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, except as otherwise provided by the Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person or Entity, (ii) prejudice in any manner the rights of such Debtors or any other Person or Entity, or (iii) constitute an admission of any sort by the Debtors or any other Person or Entity.

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VI.
CONFIRMATION OF THE PLAN OF REORGANIZATION
A. Confirmation Hearing
     Section 1128(a) of the Bankruptcy Code requires the bankruptcy court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. The Debtors shall request a hearing on confirmation of the Plan on the first day of the Debtors’ Chapter 11 Cases. The hearing may be adjourned or continued from time to time by the Debtors or the Bankruptcy Court without further notice except for an announcement of the adjourned or continued date made at the hearing on confirmation or any subsequent adjourned or continued hearing on confirmation.
     Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan of reorganization. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to chambers, together with proof of service thereof, and served upon (i) Latham & Watkins LLP, Counsel for the Debtors, Sears Tower, Suite 5800, 233 S. Wacker Drive, Chicago, IL 60606, Attn: David S. Heller; (ii) The Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st Floor, New York, NY 10004; (iii) Simpson Thacher & Bartlett LLP, cousenl for the Prepetition Agent, 425 Lexington Avenue, New York, NY 10017, Attn: J.T. Knight; and (iv) Akin Gump Strauss Hauer & Feld LLP, Counsel for the Prepetition Noteholders Committee, 590 Madison Avenue, New York, NY 10022, Attn: Daniel H. Golden and David H. Botter.
     Rule 9014 of the Federal Rules of Bankruptcy Procedure governs objections to confirmation of the Plan. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.
B. Confirmation
     At the hearing on confirmation of the Plan, the Bankruptcy Court will determine whether the requirements of § 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan. Confirmation of a plan under § 1129(a) of the Bankruptcy Code requires, among other things, that:
•	the plan complies with the applicable provisions of the Bankruptcy Code;

•	the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

•	the plan has been proposed in good faith and not by any means forbidden by law;

•	any plan payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable;

•	the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office by such individual, must be

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consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;
•	with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under Chapter 7 of the Bankruptcy Code;

•	each class of claims or interests has either accepted the plan or is not impaired under the plan;

•	except to the extent that the Holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims will be paid in full on the effective date (except that if a class of priority claims has voted to accept the plan, holders of such claims may receive deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims and that holders of priority tax claims may receive on account of such claims deferred cash payments, over a period not exceeding five (5) years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims);

•	if a class of claims is impaired, at least one (1) impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

•	confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.
     Subject to satisfying the standard for any potential “cram down” of Classes deemed to reject the Plan, the Debtors believe that:
•	the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

•	the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

•	the Plan has been proposed in good faith.
     Set forth below is a summary of the relevant statutory confirmation requirements.
1.	Acceptance
     Class 5 and Class 6-A are impaired under the Plan and are entitled to vote to accept or reject the Plan. Classes 1, 2, 3, 4 and 9 are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. Classes 6-B-1, 6-B-2, 7 and 8 are impaired and deemed to have rejected the Plan.
     Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code; provided, however, that if Class 6-A rejects the Plan, the Debtors will not request

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confirmation of the Plan (as modified from time to time) without the prior written consent of the Majority Backstop Parties. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary. The Debtors believe that the Plan will satisfy the “cram down” requirements of § 1129(b) of the Bankruptcy Code with respect to Claims in Classes 6-B-1, 6-B-2, and 7 and Interests in Class 8. The Debtors will also seek confirmation of the Plan over the objection of individual holders of Claims who are members of an accepting Class. However, there can be no assurance that the Bankruptcy Court will determine that the Plan meets the requirements of § 1129(b) of the Bankruptcy Code.
2.	Unfair Discrimination and Fair and Equitable Test
     To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable for, respectively, secured creditors, unsecured creditors and holders of equity interests, which are as follows:
•	Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) above.

•	General Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan on account of such claims and equity interests.

•	Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan on account of such interest.
     A plan of reorganization does not “discriminate unfairly” with respect to a non-accepting class if the value of the cash and/or securities to be distributed to the non-accepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the non-accepting class.
3.	Feasibility; Projections; Valuation
     The Bankruptcy Code permits a plan to be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections of the financial performance of the Reorganized Debtors for each of the five fiscal years from 2007 through 2011 (the “Projections”). The Projections, and the assumptions on which they are based, are set forth in the Projected Financial Information contained in Exhibit 5 hereto. Based upon these projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan while conducting

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ongoing businesses operations and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.
     The Projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan will occur in September 2007.
     THE PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE PROJECTIONS.
     The Debtors have prepared these financial projections based upon certain assumptions that they believe to be reasonable under the circumstances. Those assumptions considered to be significant are described in Exhibit 5. The financial projections have not been examined or compiled by independent accountants. The Debtors make no representation as to the accuracy of the projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the 5-year period of the Projections may vary from the projected results and the variations may be material. All Holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in connection with their evaluation of the Plan.
     Jefferies has advised the Debtors with respect to the estimated ongoing enterprise value of the Debtors. The Debtors have utilized Jefferies’ valuation analysis for the purpose of determining value available for distribution to creditors and existing holders pursuant to the Plan and the relative recoveries to creditors and equity holders thereunder.
     THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF THE REORGANIZED DEBTORS SET FORTH IN THIS SECTION REPRESENTS A HYPOTHETICAL VALUATION OF THE REORGANIZED DEBTORS, WHICH ASSUMES THAT THE REORGANIZED DEBTORS CONTINUE AS AN OPERATING BUSINESS. THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF THE REORGANIZED DEBTORS SET FORTH IN THIS SECTION DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED DEBTORS, THEIR SECURITIES OR THEIR ASSETS, WHICH VALUE MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATE SET FORTH IN THIS SECTION. ACCORDINGLY, SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH THE NEW COMMON STOCK OR OTHER SECURITIES OF REORGANIZED BALLY MAY TRADE AFTER GIVING EFFECT TO THE REORGANIZATION SET FORTH IN THE PLAN, WHICH PRICES MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN INDICATED BY SUCH ESTIMATE.
     The valuation of Debtors for purposes of the Plan is as set forth on Exhibit 6 hereto. The valuation is as of an assumed Effective Date of September 2007, and is based on an ongoing enterprise valuation analysis (premised on publicly available information and information provided by the Debtors) undertaken by Jefferies in May 2007. The Debtors and Jefferies are not aware of any changes as of the

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date hereof that would materially alter or affect their analysis. Jefferies’ enterprise valuation comprises the going concern value of the Debtors. Based upon the foregoing assumptions, the enterprise value of the Debtors was assumed for purposes of the Plan to be $747.3 million. Based upon the estimated enterprise value set forth above, the value of the New Common Stock to be issued to the pursuant to the Plan is approximately $282.33 per share.
     The foregoing valuation is based on a number of assumptions, including the successful reorganization of the Debtors’ business in a timely manner, the achievement of the forecasts reflected in the Projections, the continuation of current market conditions through the Effective Date and the Plan becoming effective in accordance with its terms.
4.	Best Interests Test
     With respect to each impaired Class of Claims and Interests, confirmation of the Plan requires that each Holder of a Claim or Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what Holders of Claims in each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. The Cash amount that would be available for satisfaction of Claims and Interests would consist of the proceeds resulting from the disposition of the assets and properties of the Debtors, augmented by the Cash held by the Debtors at the time of the commencement of the liquidation case. Such Cash amount would be reduced by (i) first, Allowed DIP Lenders Claims, Allowed Prepetition Lenders Claims, and/or Allowed Other Secured Claims, (ii) second, the costs and expenses of liquidation and such additional administrative claims that might result from the termination of the Debtors’ business and the use of chapter 7 for the purposes of liquidation, (iii) third, the Debtors’ costs of liquidation under chapter 7, including the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts (including millions of customer contracts) assumed or entered into by the Debtors prior to the filing of the chapter 7 case.
     To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtors’ assets and properties, after subtracting the amounts attributable to the foregoing claims, must be compared with the value of the property offered to such Classes of Claims under the Plan.
     After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Debtors’ Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail and (iii) the substantial increases in claims that would arise from a discontinuation of the Debtors’ business, the Debtors have determined that confirmation of the Plan will provide each Holder of an Allowed Claim with a recovery that is not less than such Holder would receive pursuant to the liquidation of the Debtors under chapter 7.
     Moreover, the Debtors believe that the value of any distributions to each Class of Allowed Claims in a chapter 7 case, including the Allowed Prepetition Lenders Claims and Other Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would

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not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.
     Jefferies and Deloitte Financial Advisory Services LLP, with the assistance of the Debtors, prepared the Debtors’ Liquidation Analysis which is annexed hereto as Exhibit 4. The information set forth in Exhibit 4 provides (a) a summary of the liquidation values of the Debtors’ assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ estates and (b) the expected recoveries of the Debtors’ creditors and equity interest holders under the Plan. The Debtors’ Liquidation Analysis indicates that Holders of DIP Lenders Claims, Prepetition Lenders Claims, Other Secured Claims, Administrative Claims and Priority Unsecured Claims, would, after payment of liquidation costs and expenses, receive a 100% recovery on their Claims in a liquidation scenario. Such Holders would also receive 100% under the Plan. As reflected in Exhibit 4, the following Classes of Claims and Interests would have a zero percent (0%) recovery on their Claims in a liquidation scenario: Old Equity Interests of Bally, Old Affiliate Interests and Subordinated Claims. These Holders would also receive nothing under the Plan. As reflected in Exhibit 4, the Holders of Unimpaired Unsecured Claims would have between a 19% and a 30% recovery on their Claims in a liquidation and a 100% recovery on their Claims under the Plan. As reflected in Exhibit 4, the Holders of Prepetition Senior Notes Claims would have between a 45% and a 69% recovery on their Claims in a liquidation and a 100% recovery on their Claims under the Plan. As reflected in Exhibit 4, the Holders of Prepetition Senior Subordinated Notes Claims would have a 0% recovery on their Claims in a liquidation and a 72% recovery on their Claims under the Plan. As reflected in Exhibit 4, the Holders of Rejection Claims against only Bally would have between a 19% and a 30% recovery on their Claims in a liquidation and a 72.0% recovery on their Claims under the Plan. As reflected in Exhibit 4, the Holders of Rejection Claims against Affiliate Debtors would have between a 19% and a 30% recovery on their Claims in a liquidation and a 100% recovery on their Claims under the Plan.
     Underlying the Debtors’ Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Debtors’ Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change and significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the results of a liquidation of the Debtors. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to be liquidated. The chapter 7 liquidation period is assumed to be a period of nine months, allowing for, among other things, the discontinuation and wind-down of operations, the sale of the operations, the sale of assets and the collection of receivables. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Debtors’ Liquidation Analysis is based in connection with their evaluation of the Plan.
C. Classification of Claims and Interests
     The Debtors believe that the Plan meets the classification requirements of the Bankruptcy Code.
D. Consummation
     The Plan will be consummated on the Effective Date. The Effective Date will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan, as set forth in the Plan,

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have been satisfied or waived pursuant to the Plan. For a more detailed discussion of the conditions precedent to the Plan and the consequences of the failure to meet such conditions, see Article V.
     The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.
VII.
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
     If the Plan is not consummated, the Debtors’ capital structure will remain highly leveraged and the Debtors will remain unable to service their debt obligations or to cure the current defaults thereunder. Accordingly, if the Plan is not confirmed and consummated, the alternatives include:
A. Liquidation Under Chapter 7
     The Debtors could be liquidated under chapter 7 of the Bankruptcy Code. A discussion of the effect a chapter 7 liquidation would have on the recoveries of the holders of Claims is set forth in Article VI of this Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in lower aggregate distributions being made to creditors than those provided for in the Plan.
B. Alternative Plan(s) of Reorganization
     The Debtors believe that failure to confirm the Plan will lead inevitably to expensive and protracted Chapter 11 Cases. In formulating and developing the Plan, the Debtors have explored numerous other alternatives and engaged in an extensive negotiating process involving many different parties with widely disparate interests.
     The Debtors believe that not only does the Plan fairly adjust the rights of various Classes of holders of Claims and enable the holders of Claims to maximize their returns, but also that rejection of the Plan in favor of some alternative method of reconciling the Claims and Interests will require, at the very least, an extensive and time consuming process (including the possibility of protracted and costly litigation) and will not result in a better recovery for any Class.
     THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS PREFERABLE TO ANY ALTERNATIVE BECAUSE THE PLAN MAXIMIZES THE AMOUNT OF DISTRIBUTIONS TO ALL HOLDERS OF CLAIMS AND INTERESTS AND ANY ALTERNATIVE TO CONFIRMATION OF THE PLAN WILL RESULT IN SUBSTANTIAL DELAYS IN THE DISTRIBUTION OF ANY RECOVERIES. THEREFORE, THE DEBTORS RECOMMEND THAT ALL HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.
C. Dismissal of the Debtors’ Chapter 11 Cases
     Dismissal of the Debtors’ Chapter 11 Cases would have the effect of restoring (or attempting to restore) all parties to the status quo ante. Upon dismissal of the Debtors’ Chapter 11 Cases, the Debtors would lose the protection of the Bankruptcy Code, thereby requiring, at the very least, an extensive and time-consuming process of negotiation with the creditors of the Debtors, and possibly resulting in costly and protracted litigation in various jurisdictions. Most significantly, dismissal of the Debtors’ Chapter 11 Cases would permit the Prepetition Lenders to foreclose upon the assets that are subject to their Liens, which is substantially all of the Debtors’ assets. Moreover, the Prepetition Senior Notes and Prepetition Senior Subordinated Notes would be in default and subject to enforcement in accordance with their

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respective indentures. Dismissal will also permit unpaid unsecured creditors to obtain and enforce judgments against the Debtors. The Debtors believe that these actions would seriously undermine their ability to obtain financing and could lead ultimately to the liquidation of the Debtors under chapter 7 of the Bankruptcy Code. Therefore, the Debtors believe that dismissal of the Debtors’ Chapter 11 Cases is not a viable alternative to the Plan.
VIII.
SUMMARY OF VOTING PROCEDURES
     This Disclosure Statement, including all Exhibits hereto, together with the related materials included herewith, are being furnished to the holders of Claims in Class 5 and 6-A, which Classes are the only Classes entitled to vote on the Plan.
     All votes to accept or reject the Plan must be cast by using the ballot (the “Ballot”) enclosed with this Disclosure Statement. No other votes will be counted. Consistent with the provisions of Bankruptcy Rule 3018, the Debtors have fixed June 22, 2007 at 5:00 p.m. (Eastern time) (the “Voting Record Date”) as the date for the determination of holders of record of Claims entitled to receive a copy of this Disclosure Statement and the related materials and to vote to accept or reject the Plan. Ballots must be RECEIVED by the Voting Agent no later than 4:00 p.m. (Eastern time) on July 27, 2007, unless the Debtors, at any time, in their sole discretion, extend such date by oral or written notice to the Voting Agent, in which event the period during which Ballots will be accepted will terminate at 4:00 p.m. (Eastern time) on such extended date (in either case, the “Voting Deadline”).
     Ballots previously delivered may be withdrawn or revoked at any time prior to the Voting Deadline by the beneficial owner on the Voting Record Date who completed the original Ballot. Only the person or nominee who submits a Ballot can withdraw or revoke that Ballot. A Ballot may be revoked or withdrawn either by submitting a superseding Ballot or by providing written notice to the Voting Agent. None of the Debtors intends to commence a case under chapter 11 of the Bankruptcy Code prior to the Voting Deadline, although they reserve the right to do so in their sole discretion. After commencement of the Chapter 11 Cases, withdrawal or revocation may be effected only with the approval of the Bankruptcy Court.
     Acceptances or rejections may be withdrawn or revoked prior to commencement of the Chapter 11 Cases by complying with the following procedures: (a) a beneficial owner holding Claims in “street name” who returned his Ballot to a brokerage firm, proxy intermediary, or other nominee should deliver a written notice of withdrawal or revocation to such brokerage firm proxy intermediary or other nominee, as the case may be; and (b) all other beneficial owners should deliver a written notice of withdrawal or revocation to the Voting Agent. To be effective, notice of revocation or withdrawal must: (i) be received on or before the Voting Deadline by the Voting Agent at its address specified on the back cover of this Disclosure Statement; (ii) specify the name of the holder of the Claim whose vote on the Plan is being withdrawn or revoked; (iii) contain the description of the Claim as to which a vote on the Plan is withdrawn or revoked; and (iv) be signed by the holder of the Claim who executed the Ballot reflecting the vote being withdrawn or revoked, in the same manner as the original signature on the Ballot. The foregoing procedures should also be followed with respect to a person entitled to vote on the Plan who wishes to change (rather than revoke or withdraw) its vote.
IX.
ANTICIPATED EVENTS DURING THE DEBTORS’ CHAPTER 11 CASES
     If, in response to the solicitation occurring pursuant to this Disclosure Statement, the Debtors receive the Requisite Acceptances, the Debtors intend to commence their Chapter 11 Cases promptly.

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Under certain circumstances, the Debtors may determine that it is necessary to commence their Chapter 11 Cases prior to the Voting Deadline. From and after the Petition Date, the Debtors will continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. Among other things, in the ordinary course of their operations, the Debtors continue to evaluate the profitability of all of their clubs and may, if appropriate, seek authority from the Bankruptcy Court to sell certain of their clubs pursuant to Section 363 of the Bankruptcy Code.
     The Debtors do not expect the Chapter 11 Cases to be protracted. To expedite their emergence from chapter 11, the Debtors intend to seek, among other things, the relief detailed below from the Bankruptcy Court on the Petition Date. If granted, this relief will facilitate the administration of the Chapter 11 Cases; there can be no assurance, however, that the Bankruptcy Court will grant the requested relief.
A. Filing and First Day Orders
     If the Requisite Acceptances are received by the Debtors in advance of the Voting Deadline, on or about July 25, 2007, all of the Debtors expect to commence the Chapter 11 Cases by filing petitions under chapter 11 of the Bankruptcy Code. Contemporaneously therewith, the Debtors expect to file certain motions seeking the entry of orders designed to minimize the disruption of the Debtors’ business operations and to facilitate the reorganization of the Debtors. If granted, these orders would include, among others:
1.	Joint Administration Order
     This order would authorize joint administration of the Chapter 11 Cases for procedural purposes only.
2.	Order Establishing Omnibus Hearing Dates, Case Management Procedures and Limiting Notice
     This order would help facilitate ease of case management for the Debtors, the Court and all parties-in-interest by establishing certain dates and procedural guidelines under which the prosecution of this case will follow, as well as limiting notice where appropriate.
3.	Order Establishing Procedures for Interim Compensation
     If this order is granted, it would establish procedures pursuant to which the professionals retained in the Chapter 11 Cases would be compensated, including the reimbursement of expenses for professionals and Committee members.
4.	Order Authorizing Debtors to Pay Prepetition Wages
     This order would allow the Debtors to pay those prepetition wages still owed to employees of the Debtors, including workers compensation and related claims.
5.	Order Permitting Debtors to Maintain Existing Cash Management System
     This order would permit the Debtors, postpetition, to maintain cash management systems in place prior to the Chapter 11 Cases, including inter-company transfers and use of bank accounts. This facilitates the efficient operation of the Debtors by not requiring them to make artificial adjustments within their large and complex cash management system.

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6.	Order Authorizing Debtors to Employ Professionals in the Ordinary Course
     This order would permit the Debtors to employ professionals they would ordinarily employ in the ordinary course of their business operations. Professionals of an unusual nature or requiring especially high fees would still require separate approval by the Bankruptcy Court.
7.	Order Authorizing Payment of Sales/Use/Franchise Taxes
     If the Court approves this order it would give the Debtors advance permission to pay sales, use, and franchise taxes and related fees. Permitting payment of these taxes and fees at the outset prevents delay and additional costs later in the bankruptcy cases.
8.	Order Approving Procedures to Adequately Assure Utilities of Future Performance
     The Bankruptcy Code requires that the Debtors provide adequate assurance of future payment to all of their utility providers. This order would establish procedures to efficiently manage requests for adequate assurance of payment and set forth the Debtors’ rights if a utility does not request adequate assurance of payment. The order also helps ensure that the Debtors will never be denied any utility service necessary to maintain their ongoing businesses.
9.	Order Authorizing the Debtors to Honor Foreign Obligations
     This order would authorize the Debtors to honor certain prepetition claims of foreign vendors and foreign obligations including regulatory agencies, import and tax obligations. Approval of this order would give the Debtors advance approval to receive, process, honor and pay checks or electronic transfers used to honor those obligations.
10.	Orders Regarding Business Operations
     These orders would authorize the Debtors to (a) pay shippers and warehousers, (b) pay mechanics and other liens, (c) continue insurance premium financing programs, and (d) continue inter-company transfers to non-debtors in the ordinary course.
11.	Order Approving Continuation of Customer Programs
     If this order is approved, the Debtors would be permitted to continue various customer programs designed to advertise and promote new memberships in the Debtors’ clubs, incentivize existing members to extend memberships and effectuate cross-marketing programs that have required significant advance planning.
12.	Order Approving Procedures for Trading in Claims and Equity Securities
     Approval of this order would establish notice and hearing procedures surrounding transfers of claims and equity securities in the Debtors, facilitating the Debtors’ need to monitor certain transfers of claims and equity securities to preserve the status quo.

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13.	Order to Approve Solicitation Procedures and Schedule Hearings on the Plan of Reorganization and the Disclosure Statement
     This order would approve retroactively the Debtors’ procedures used to solicit acceptances or rejections of the Plan. The order would also set the time and date for a joint hearing on the Plan and this Disclosure Statement and grant certain related relief.
14.	Order Authorizing Payments for Pre-Petition General Unsecured Claims
     This order would approve the payments of pre-petition general unsecured claims as they become due in the ordinary course of business. Such claims would include pre-petition suppliers of goods and services critical to the ongoing operations of the Debtors, trade vendors and employees. The Debtors believe this authorization is necessary from the outset of the bankruptcy filing to allow for their continued and uninterrupted operations.
15.	Order Approving DIP Facility
     This order would permit the Debtors to enter into the DIP Facility (as described in further detail below).
16.	Order Rejecting Certain Executory Contracts/Unexpired Leases
     This order would permit the Debtors to reject certain executory contracts and unexpired leases. The Debtors are currently evaluating certain of their executory contracts/leases and prior to the Petition Date have attempted to renegotiate certain of their executory contracts/leases. If the Debtors are unable to renegotiate the terms of these leases/contracts or they otherwise determine that certain of their leases/executory contracts are no longer necessary in their continued operation, the Debtors may, if appropriate, seek authority to reject certain of such executory contracts/leases.
17.	Order Authorizing the Commencement of the Rights Offering and Assumption of Subscription and Backstop Purchase Agreement
     This order would permit the Debtors to assume the Subscription and Backstop Purchase Agreement and commence the solicitation of the Rights Offering contemplated in the Plan.
18.	Order Granting Waiver of Debtors’ Requirement to File Schedules and Statements of Financial Affairs
     The Debtors do not believe that detailed schedules and statements of financial affairs are necessary to be filed in these pre-packaged cases. In light of the significant expense that preparation of detailed schedules and statements of financial affairs would entail and the lack of impairment to most creditor classes, the filing of detailed schedules and statements of financial affairs is unnecessary in these cases. If this order is granted, the Debtors would not file schedules of assets and liabilities and statements of financial affairs in these cases.
B. Representation of the Debtors
     The Debtors intend to retain the law firm of Latham & Watkins LLP, located at 233 S. Wacker Drive, Suite 5800, Chicago, Illinois 60606 and 885 Third Avenue, New York, NY 10022 as their primary counsel in their Chapter 11 Cases. The Debtors intend to retain the law firm of Kirkland & Ellis LLP as special counsel. The Debtors intend to retain Jefferies as financial advisors. The Debtors intend to retain

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KPMG LLP as registered public accountants and auditors, Deloitte Financial Advisory Services LLP as restructuring accountants, Deloitte Tax LLP as tax accountants and AP Services, LLC as management consultants. The Debtors intend to retain Kurtzman, Carson Consultants as their claims and noticing agent and MacKenzie Partners, Inc. as their special voting agent.
X.
GOVERNANCE OF REORGANIZED DEBTORS
A. Board of Directors and Management
1.	Reorganized Bally’s Board of Directors
     On the Effective Date, the board of directors of Reorganized Bally shall have not less than three and not more than nine members selected by the holders of a majority of the Allowed Prepetition Senior Subordinated Notes Claims and identified via a Plan supplement filed with the Bankruptcy Court at least 10 days prior to the Confirmation Hearing. The boards of directors and initial officers of the Reorganized Affiliate Debtors on the Effective Date shall be comprised of the same individuals who currently serve in such capacities. The length of the initial term of each director shall be one year. Each such director and officer shall serve from and after the Effective Date pursuant to applicable law and the terms of the Amended Certificate of Incorporation, the other constituent and organizational documents of the Reorganized Debtors. The existing board of directors of Bally will be deemed to have resigned on and as of the Effective Date.
2.	Reorganized Bally’s Officers
     The initial officers of Reorganized Bally shall be the officers of Bally existing immediately prior to the Effective Date, all of whom are listed below:

Chief Restructuring Officer:	Don R. Kornstein
Chief Operating Officer:	Michael A. Feder
Senior Vice President, Sales and Interim Chief Marketing Officer:	John H. Wildman
Senior Vice President, Chief Financial Officer:	Ronald G. Eidell
Senior Vice President, General Counsel and Secretary:	Marc D. Bassewitz
Senior Vice President, Membership Services:	Julie Adams
Senior Vice President, Development:	William G. Fanelli
Senior Vice President, Chief Administrative Officer:	Harold Morgan
Senior Vice President, Chief Information Officer:	Gail Holmberg
Senior Vice President, Customer Care and Member Services:	Teresa R. Willows
Senior Vice President, Operations:	Thomas S. Massimino
3.	Reorganized Affiliate Debtors
     The boards of directors and initial officers of the Reorganized Affiliate Debtors shall be comprised of members of the board of directors and initial officers, respectively, of Reorganized Bally.

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B. Indemnification of Directors and Officers
     The Amended Certificate of Incorporation and the certificates or articles of incorporation or organization of the Reorganized Affiliate Debtors will authorize the Reorganized Debtors to indemnify and exculpate their respective officers, directors or managers and agents to the fullest extent permitted under the applicable state law.
C. New Stockholders Agreement; Management Incentive Plan
     Reorganized Bally shall be authorized and directed to enter into and consummate the transactions contemplated by the New Stockholders Agreement (attached as Exhibit I to the Plan) and such documents, and any agreement or document entered into in connection therewith, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by the New Stockholders Agreement). Subsequent to the Effective Date, the new board of directors of Reorganized Bally may authorize a market-based management incentive plan that provides New Common Stock (or equity appreciation or other rights linked to the value of New Common Stock) with a value equal to up to 15% of the total New Common Stock issued by Reorganized Bally.
D. Exit Financing
     On the Effective Date, the Reorganized Debtors shall be authorized to enter into the New Credit Agreement, the terms of which will be no less favorable than those that are set forth on Exhibit F to the Plan annexed hereto, as well as execute, deliver, file, record and issue any notes, documents, or agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by the New Credit Agreement). As of the date hereof, the Debtors have received four exit financing proposals, including proposals for debtor-in-possession loan facilities that may be converted into exit facilities on the Effective Date. The Debtors are in the process of determining which proposal will be the most beneficial to the Reorganized Debtors.
XI.
CERTAIN FACTORS TO BE CONSIDERED
A. Certain Bankruptcy Considerations
1.	Bankruptcy Matters
(a)	General
     While the Debtors believe that a bankruptcy filing solely for the purpose of implementing an agreed upon restructuring would be of short duration and would not be seriously disruptive to their businesses, the Debtors cannot be certain that this would be the case. Although the Plan is designed to minimize the length of the bankruptcy proceeding, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy or to assure that the Plan will be confirmed.
     Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the Plan could have an adverse effect on the Debtors’ businesses. Among other things, it is possible that a bankruptcy proceeding could adversely affect the Debtors’ relationships with their key suppliers, members, customers

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and employees. A bankruptcy proceeding also will involve additional expenses and will divert the attention of the Debtors’ management from the operation of the businesses.
     The extent to which a bankruptcy proceeding disrupts the Debtors’ businesses will likely be directly related to the length of time it takes to complete the proceeding. If the Debtors are unable to obtain confirmation of the Plan on a timely basis because of a challenge to the Plan or a failure to satisfy the conditions to the Plan, they may be forced to operate in bankruptcy for an extended period while they try to develop a different reorganization plan that can be confirmed. That would increase both the probability and the magnitude of the adverse effects described above.
(b)	Failure to Receive Requisite Acceptances
     If the Requisite Acceptances are received, the Debtors intend to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code and to seek, as promptly thereafter as practicable, confirmation of the Plan. If the Requisite Acceptances are not received, the Debtors may seek to accomplish an alternative restructuring of their capitalization and obligations to creditors and obtain their consent to any such restructuring plan by means of another out-of-court solicitation for acceptance of a plan of reorganization for the Debtors, or otherwise, including, without limitation filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code without having negotiated a plan of reorganization with their key constituents. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the Debtors’ creditors as those proposed in the Plan.
(c)	Failure to Confirm the Plan
     Even if the Requisite Acceptances are received, the Bankruptcy Court, which, as a court of equity may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, and that the value of distributions to dissenting Holders of Claims and Interests may not be less than the value such holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Plan meets such test, there can be no assurance that the Bankruptcy Court will reach the same conclusion.
     Additionally, the Solicitation must comply with the requirements of section 1126(b) of the Bankruptcy Code and the applicable Bankruptcy Rules with respect to the length of the solicitation period, compliance with applicable non-bankruptcy law, if any, and in the absence of applicable non-bankruptcy law, the adequacy of the information contained in this Disclosure Statement. If the Bankruptcy Court were to find that the Solicitation did not so comply, all acceptances received pursuant to the Solicitation could be deemed invalid and the Debtors could be forced to resolicit acceptances under section 1125(b) of the Bankruptcy Code, in which case confirmation of the Plan could be delayed and possibly jeopardized. The Debtors believe that the Solicitation complies with the requirements of section 1126(b) of the Bankruptcy Code, that duly executed Ballots will be in compliance with applicable provisions of the Bankruptcy Code, and that the Plan, if the Requisite Acceptances are received, should be confirmed by the Bankruptcy Court. There can be no assurance, however, that the Plan will ever be filed and, if the Plan is filed, there can be no assurance that modifications thereof will not be required for confirmation, or that such modifications would not result in a resolicitation of acceptances.
     The Debtors are requesting that the Bankruptcy Court enter an order providing, among other things, for a waiver of any requirement that the Debtors solicit acceptances of the Plan from Holders of

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Class 6-B-1 Claims, Holders of Class 6-B-2 Claims, Class 7 Claims and Class 8 Claims, and deeming such Holders to have rejected the Plan.
(d)	Failure to Consummate the Plan
     One condition to consummation of the Plan is the entry of the Confirmation Order which will approve, among other things, the assumption of the majority of the Debtors’ executory contracts and unexpired leases and the execution of the New Credit Agreement, New Senior Second Lien Notes Indenture, Rights Offering Senior Subordinated Indenture, New Subordinated Notes Indenture, and New Junior Subordinated Notes Indenture. As of the date of this Disclosure Statement, there can be no assurance that any or all of the foregoing conditions will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, their can be no assurance that the Plan will be consummated and the restructuring completed.
2.	Objections to Classification of Claims
     Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a class or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of claims and interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.
B. Risks Relating to the New Senior Second Lien Notes, New Subordinated Notes, Rights Offering Subordinated Notes, New Junior Subordinated Notes and New Common Stock
1.	Variances from Projections
     The Projections included as Exhibit 5 to this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, as well as assumptions with respect to the prevailing market, economic and competitive conditions which are beyond the control of the Reorganized Debtors, and which may not materialize. The Debtors believe that the assumptions underlying the Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Debtors and the Reorganized Debtors. Therefore, the actual results achieved throughout the Projection Period necessarily will vary from the projected results, and these variations may be material and adverse.
2.	Substantial Leverage; Ability to Service Debt
     Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have substantial indebtedness. On the Effective Date, after giving effect to the transactions contemplated by the Plan, the Reorganized Debtors will, on a consolidated basis, have (i) a senior secured loan outstanding or available under the New Credit Agreement in the amount of $292 million, (ii) $235.2 million in unsecured indebtedness under the New Senior Second Lien Notes Indenture, (iii) approximately $80 million in unsecured indebtedness under the New Subordinated Notes Indenture and $70 million in unsecured indebtedness under the New Junior Subordinated Notes Indenture, and (iv) approximately $90.0 million of Rights Offering Senior Subordinated Notes issued pursuant to the Rights Offering. Significant amounts of cash flow will be necessary to make payments of interest and repay the principal amount of such indebtedness.
     The degree to which the Reorganized Debtors will be leveraged could have important consequences because:

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•	it could affect the Reorganized Debtors’ ability to satisfy their obligations under the New Credit Agreement, the New Senior Second Lien Notes Indenture, the New Subordinated Notes Indenture, the Rights Offering Senior Subordinated Notes Indenture, the New Junior Subordinated Notes Indenture and other obligations;

•	a substantial portion of the Reorganized Debtors’ cash flow from operations will be required to be dedicated to interest payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	the Reorganized Debtors’ ability to obtain additional financing in the future may be impaired;

•	the Reorganized Debtors may be more highly leveraged than some of their competitors, which may place the Reorganized Debtors at a competitive disadvantage;

•	the Reorganized Debtors’ flexibility in planning for, or reacting to, changes in their business may be limited; and

•	it may make the Reorganized Debtors more vulnerable in the event of a downturn in their business or the economy in general.
     The Reorganized Debtors’ ability to make payments on and to refinance their debt, including the obligations under the New Credit Agreement, the New Senior Second Lien Notes Indenture, the New Junior Subordinated Notes Indenture, the Rights Offering Senior Subordinated Notes Indenture and the New Subordinated Notes Indenture will depend on their ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond the control of the Reorganized Debtors.
     There can be no assurance that the Reorganized Debtors will be able to generate sufficient cash flow from operations or that future borrowings will be available under credit facilities in an amount sufficient to enable the Reorganized Debtors to pay off their debt obligations, including obligations under the New Credit Agreement, the New Senior Second Lien Notes Indenture, the New Junior Subordinated Notes Indenture, the Rights Offering Senior Subordinated Notes Indenture and the New Subordinated Notes Indenture or to fund their other liquidity needs. The Reorganized Debtors may need to refinance all or a portion of their debt on or before maturity; however, there can be no assurance that the Reorganized Debtors will be able to refinance any of their debt on commercially reasonable terms or at all.
3.	Significant Holders
     Under the Plan, Anschutz Investment Company, Goldman Sachs & Co. and affiliates of Tennenbaum Capital Partners, LLC are expected to receive approximately 80% of the New Common Stock. If holders of a significant number of shares of the New Common Stock were to act as a group, these holders may be in a position to control the outcome of actions requiring stockholder approval, including the election of directors, and their interests might conflict with interests of other stockholders of the Reorganized Debtors.
4.	Obligations Under New Credit Agreement and New Senior Second Lien Notes Indenture are Secured
     Reorganized Bally’s obligations under the New Subordinated Notes Indenture, the Rights Offering Senior Subordinated Notes Indenture, the Junior Notes Indenture and other payment obligations of the Debtors to the holders of unsecured claims will be unsecured, while obligations under the New

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Credit Agreement will be secured by the assets of the Reorganized Debtors, with a silent second lien for the obligations under the New Senior Second Lien Notes Indenture. If the Reorganized Debtors become insolvent or are liquidated, or if there is a default under the New Credit Agreement or the New Senior Second Lien Notes Indenture, and payment on any obligation thereunder is accelerated, the lenders under the New Credit Agreement or the New Senior Second Lien Notes Indenture would be entitled to exercise the remedies available to a secured lender under applicable law, and they would have a claim on the assets securing the obligations under the New Credit Agreement that would be superior to any claim of the holders of unsecured debt, including the New Subordinated Notes Indenture, and the Junior Notes Indenture.
5.	Restrictive Covenants
     The New Credit Agreement will contain various provisions which may limit the discretion of Reorganized Bally’s management by restricting Reorganized Bally’s ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge, consolidate and/or sell or dispose of all or substantially all of the assets. In addition, it is expected that the New Credit Agreement will require Reorganized Bally to meet certain financial covenants set forth therein.
     Any failure to comply with the restrictions of the New Credit Agreement or any other subsequent financing agreements may result in an event of default. An event of default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. If Reorganized Bally and the Affiliate Debtors are unable to repay amounts outstanding under the New Credit Agreement when due, the lenders thereunder could, subject to the terms of the relevant agreements, seek to sell or otherwise transfer the assets that are pledged to secure the indebtedness outstanding under such facility and notes. Substantially all of the assets of the Reorganized Debtors will be pledged as security under the New Credit Agreement.
6.	Lack of Trading Market
     It is anticipated that there will be no active trading market for the New Common Stock. Reorganized Bally has no present intention to register any of the securities under the Securities Act, nor to apply to list any of the foregoing on any national securities exchange. Accordingly, there can be no assurance that any market will develop or as to the liquidity of any market that may develop for any such securities. In addition, Reorganized Bally will not be required to file reports with the SEC or otherwise provide financial or other information to the public which may further impair liquidity and prevent brokers or dealers from publishing quotations.
7.	Restrictions on Transfer
     Holders of Plan Securities who are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code will be restricted in their ability to transfer or sell their securities. These Persons will be permitted to transfer or sell such securities only pursuant to (a) “ordinary trading transactions” by a holder that is not an “issuer” within the meaning of section 1145(b), or (b) the provisions of Rule 144 under the Securities Act, if available, or another available exemption from the registration requirements of the Securities Act. Subject to the requirements of the Registration Rights Agreement, Reorganized Bally has no current plans to register at a later date, post-bankruptcy, any of its securities under the Securities Act or under equivalent state securities laws such that the recipients of the New Common Stock would be able to resell their securities pursuant an effective registration statement. Moreover, Reorganized Bally does not currently intend to make publicly available the information required by Rule 144, thereby limiting the ability of holders of securities to avail themselves of Rule 144.

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     The New Stockholders Agreement and Amended Certificate of Incorporation contain restrictions on stockholders’ ability to transfer New Common Stock. These documents restrict transfers of New Common Stock to competitors, transfers that would result in registration being required under applicable securities laws or laws relating to investment companies or advisors, and transfers that would result in any class of equity securities (other than exempted securities) of Reorganized Bally being held of record by more than 400 persons, unless expressly approved by the Board of Direcotrs. These documents also condition certain transfers of New Common Stock on the provision by the transferor or transferee of a legal opinion that such transfer should not result in any IRC Section 382 limitation on Reorganized Bally’s ability to utilize its net operating losses or certain other tax attributes. Certain transfers, including pursuant to a merger, sale transaction or initial public offering, that meet certain requirements, or transfers to or from the Backstop Parties or their affiliates, are not subject to such a condition on transfer. In addition to the foregoing transfer restrictions, stockholders may not transfer New Common Stock unless the transferee agrees to be bound by the New Stockholders Agreement, Registration Rights Agreement (if applicable) and other agreements as if it were a stockholder, and, if requested by the Board of Directors, delivers to Reorganized Bally a legal opinion stating that the transfer does not violate or result in registration being required under applicable securities laws or laws relating to investment companies or advisors.
     The indentures governing the New Subordinated Notes, Rights Offering Subordinated Notes and New Junior Subordinated Notes also contain restructions on holders’ ability to transfer these securities. The certificates evidencing the New Subordinated Notes, Rights Offering Subordinated Notes and New Junior Subordinated Notes will contain legends restricting the transfer of such securities to transactions registered pursuant to an effective registration statement or applicable exemptions from registration requirements, subject to Reorganized Bally’s right to require the delivery of an opinion of counsel reasonably satisfactory to Reorganized Bally that such registration is not required. For certificates representing New Senior Second Lien Notes, New Subordinated Notes, Rights Offering Subordinated Notes or New Junior Subordinated Notes issued in physical form, the indentures governing these securities will also provide that such securities may not be issued to more than 400 holders without the prior written consent of Reorganized Bally.
     See Section XII “Securities Law Matters” for additional information regarding restrictions on resales of the Plan Securities.
8.	The Estimated Valuation of New Common Stock is Not Intended to Represent the Trading Value of the New Common Stock
     The estimated valuation of the Reorganized Debtors set forth in Article VI, prepared by Jefferies at the request of the Debtors and based on the Projections developed by the Debtors’ management, is based on certain generally accepted valuation analyses and is not intended to represent the trading values of New Common Stock in public or private markets.
9.	Dividend Policies
     All of the Reorganized Debtors’ cash flow will be required to be used in the foreseeable future (a) to make payments under the New Credit Agreement and the New Senior Second Lien Notes, (b) to fund the Reorganized Debtors’ other obligations under the Plan, and (c) for working capital and capital expenditure purposes. Accordingly, Reorganized Bally does not anticipate paying cash dividends on the New Common Stock in the foreseeable future.

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C. Risks Relating to Tax and Accounting Consequences of the Plan
1.	Certain Tax Consequences of the Plan Raise Unsettled and Complex Legal Issues and Involve Factual Determinations
     The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors currently do not intend to seek any ruling from the IRS on the tax consequences of the Plan. Even if the Debtors decide to request a ruling, there would be no assurance that the IRS would rule favorably or that any ruling would be issued before the Effective Date. In addition, in such case, there would still be issues with significant uncertainties, which would not be the subject of any ruling request. Thus, there can be no assurance that the IRS will not challenge the various positions the Debtors have taken, or intend to take, with respect to the tax treatment in the Plan, or that a court would not sustain such a challenge.
2.	Use of Historical Financial Information
     As a result of the consummation of the Plan and the transactions contemplated thereby, the Reorganized Debtors believe they will be subject to the fresh-start accounting rules. Fresh-start accounting allows for the assessment of every balance sheet account for possible fair value adjustment, resulting in the emergence of a new company recapitalized and revalued. This process is guided by purchase price allocation standards under GAAP.
D. Risks Associated with the Business
1.	Potential Inability to Attract or Retain a Sufficient Number of Members to Maintain or Expand the Business.
     During each of the last two fiscal years, the number of members has declined. The profitability of the Company’s fitness centers is dependent, in large part, on their ability to originate and retain members. Numerous factors have affected the Company’s membership origination and retention at their fitness centers and that could lead to a further decline in member origination and retention rates in the future, including the inability of the Company to deliver quality service at a competitive cost, the presence of direct and indirect competition in the areas where the Company’s fitness centers are located, delayed reinvestment into aging clubs, and the public’s level of interest in fitness and general economic conditions. As a result of these factors, there can be no assurance that the membership levels will be adequate to maintain the Debtors’ business or permit the expansion of its operations.
2.	Potential Inability to Continue to Compete Effectively in the Future.
     The Company expects the persisting increase in competition to continue to have an adverse effect on their business, liquidity, financial condition and results of operations. In addition, the constraints on the Company’s liquidity have limited their ability to invest in operating cash flow in improvements to fitness centers and address the aging of their facilities, which may affect their ability to compete. Public perception of the Company’s declining liquidity, financial condition and results of operations, in particular with regard to their potential failure to meet their debt obligations, may result in additional decreases in cash membership revenues (particularly those associated with longer term membership contracts) and increases in member attrition. In addition, if liquidity problems persist, the Company’s suppliers could refuse to provide key products and services in the future. Continuing liquidity concerns could also negatively affect the Company’s relationships with employees by decreasing productivity and increasing turnover.

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3.	Non-compliance with Payment Card Industry Data Standards Could Adversely Affect the Business.
     Similar to others in the retail industry, the Company is currently not fully compliant with new Payment Card Industry Data Security Standards. The Company is working cooperatively with their third party assessor, their payment processor and their primary credit card companies to become compliant with these standards and analogous state law requirements. In late 2007, the Company will become subject to monthly fines, which will continue to be assessed until they are fully compliant. Further, the Company faces the possible loss of their ability to accept credit cards for the payment of memberships and/or the sale of products and services until they are fully compliant. The inability to accept credit cards would have a material adverse impact on the Reorganized Debtors.
4.	Potential Inability to Attract a Sufficient Number of Qualified Personnel to Meet Business Needs.
     The Company’s success is dependent on their continued ability to attract, retain and motivate highly skilled employees. In particular, the Company relies on the continuing service and capabilities of its management team. The failure to retain management could have a material adverse effect on the Company’s business. On August 11, 2006, the Company announced the departure of Paul Toback as Chairman, President and Chief Executive Officer, and the appointment of Don R. Kornstein as interim Chairman and Barry R. Elson as Acting Chief Executive Officer. Effective May 4, 2007, the Board appointed Mr. Kornstein to serve as Chief Restructuring Officer responsible for the oversight and implementation of the Company’s restructuring efforts and exploration of strategic alternatives. Mr. Elson resigned as acting Chief Executive Officer effective as of May 31, 2007. Messrs. Kornstein and Elson remain as members of the Bally’s Board of Directors. The Board of Directors is currently conducting a search for a permanent Chief Executive Officer. On or about June 12, 2007, the Company announced the appointment of Michael Feder of AP Services, LLC as Chief Operating Officer. No assurances can be provided that the Company will be able to identify and hire a permanent Chief Executive Officer. Even if the Company is successful at finding and hiring a suitable Chief Executive Officer, leadership transitions can be inherently difficult to manage and may cause disruption to the Company’s business or turnover in their workforce or management team.
5.	Legal Matters
     The Company has been in the past named as defendants in a number of purported class action lawsuits based on alleged violations of state and local consumer protection laws and regulations governing the sale, financing and collection of membership fees. To date, the Company has successfully defended or settled such lawsuits without a material adverse effect on the Company’s financial condition or results of operations. However, no assurances can be provided that the Company will be able to successfully defend or settle all pending or future purported class action claims, and the Company’s failure to do so may have a material adverse effect on the Reorganized Debtors. From time to time, the Company is also party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business, including claims that may be asserted against the Company by members, their guests or their employees. No assurances can be provided that the Company will be able to maintain their general liability insurance on acceptable terms in the future or that such insurance will provide adequate coverage against potential claims. A brief summary of several of the larger litigation matters follows:
(a)	Putative Securities Class Actions
     Between May and July 2004, ten putative securities class actions, now consolidated and designated In re Bally Total Fitness Securities Litigation were filed in the United States District Court for

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the Northern District of Illinois against Bally and certain of its former and current officers and directors. Each of these substantially similar lawsuits alleged that the defendants violated Sections 10(b) and/or 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the associated Rule 10b-5, in connection with the Company’s proposed restatement.
     On March 15, 2005, the Court appointed a lead plaintiff and on May 23, 2005 the Court appointed lead plaintiff’s counsel. By stipulation of the parties, the consolidated lawsuit was stayed pending restatement of the Company’s financial statements in November 2005. On December 30, 2005, plaintiffs filed an amended consolidated complaint, asserting claims on behalf of a putative class of persons who purchased Bally stock between August 3, 1999 and April 28, 2004, and adding the Company’s former outside audit firm, Ernst & Young LLP as an additional defendant. On July 12, 2006, the Court granted defendants’ motions to dismiss the amended consolidated complaint and dismissed the complaint in its entirety, without prejudice to plaintiffs filing an amended complaint on or before August 14, 2006. An amended complaint was filed on August 14, 2006. Defendants filed motions to dismiss the amended complaint on September 28, 2006. On February 20, 2007 the Court issued a Memorandum Opinion and Order dismissing claims against all defendants with prejudice. Plaintiffs filed a Notice of Appeal on March 23, 2007. On April 18, 2007, the Court granted Plaintiff’s unopposed Motion to Suspend Briefing, suspending briefing pending a ruling by the United States Supreme Court regarding the Seventh Circuit’s standard for pleading scienter in Major Issues & Rights v. Tellabs and directing the parties to file position statements within 14 days of the issuance of the Supreme Court’s decision. The Supreme Court’s decision in Tellabs was issued on June 21, 2007. It is not yet possible to determine the ultimate outcome of this action.
(b)	Stockholder Derivative Lawsuits in Illinois Federal Court
     On April 5, 2005, a stockholder derivative lawsuit was filed in the United States District Court for the Northern District of Illinois, purportedly on behalf of Bally against certain former officers and directors of the Company by another of the Bally’s stockholders, Albert Said. This lawsuit asserts claims for breaches of fiduciary duty in failing to supervise properly its financial and corporate affairs and accounting practices. Plaintiff also requests restitution and disgorgement of bonuses and trading proceeds under Delaware law and the Sarbanes-Oxley Act of 2002. By stipulation of the parties, the lawsuit was stayed pending restatement of the Company’s financial statements In November 2005. An amended consolidated complaint was filed on February 27, 2006. Bally filed a motion to dismiss on May 30, 2006, directed solely to the issues of whether the court has subject matter jurisdiction and whether plaintiffs have adequately alleged demand futility as required by applicable Delaware law in order to establish standing to sue derivatively. On March 27, 2007, the Court entered an order indicating its intention to convert that motion to a motion for summary judgment and requiring the Bally to file a new motion and brief, which it did on April 13, 2007. That motion is currently pending. On June 18, 2007, the Company and plaintiffs reached an agreement in principle to resolve the action. It is not yet possible to determine the ultimate outcome of this action.
(c)	Individual Securities Action in Illinois
     On March 15, 2006, a lawsuit captioned Levine v. Bally Total Fitness Holding Corporation, et al., Case No. 06 C 1437 was filed in the United States District Court for the Northern District of Illinois against Bally, certain of its former officers and directors, and its former outside audit firm, Ernst & Young, LLP. Plaintiff’s complaint alleged violations of Sections 10(b), 18 and 20(a) of the Exchange Act, SEC Rule 10b-5, and the Illinois Consumer Fraud and Deceptive Practices Act, as well common law fraud in connection with the Company’s restatement. The Court found this action related to the consolidated securities class action discussed above, and transferred it to the judge before whom the class action cases were pending. After defendants filed motions to dismiss the complaint and after the Court

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granted motions to dismiss the class action cases, plaintiff moved for leave to amend its complaint. On July 19, 2006, the Court denied plaintiff’s motion and ordered completion of briefings on defendant’s motions to dismiss on statute of limitations issues. On September 29, 2006, the Court granted defendant’s motion to dismiss plaintiff’s Section 18 claim as untimely, denied the motion as to Sections 10(b) and 20(a), dismissed Ernst & Young, LLP as a defendant and granted plaintiff leave to amend his complaint. An amended complaint was filed on November 3, 2006. Bally filed a motion to dismiss the amended complaint on January 5, 2007. On April 2, 2007, the Court granted Bally’s motion and dismissed the case with prejudice. Plaintiff did not file a timely Notice of Appeal of this dismissal, but instead filed a new action in the Circuit Court of Cook County, Illinois, Case No. 07 L 4280, asserting only claims for common law fraud and under the Illinois Consumer Fraud and Deceptive Practices Act. Bally has not yet answered the complaint. It is not yet possible to determine the ultimate outcome of this action.
(d)	Securities and Exchange Commission Investigation
     In April 2004, the Division of Enforcement of the SEC commenced an investigation in connection with the Company’s restatement. The Company continues to fully cooperate in the ongoing SEC investigation. It is not yet possible to determine the ultimate outcome of this investigation.
(e)	Department of Justice Investigation
     In February 2005, the United States Justice Department commenced a criminal investigation in connection with the Company’s restatement. The investigation is being conducted by the United States Attorney for the Northern District of Illinois. The Company is fully cooperating with the investigation. It is not yet possible to determine the ultimate outcome of this investigation.
(f)	Demand Letters
     On December 27, 2004, Bally received a stockholder demand that it bring actions or seek other remedies against parties potentially responsible for the Company’s accounting errors. The Board appointed a Special Demand Evaluation Committee consisting of three independent directors to evaluate that request. On June 21, 2005, Bally received a second, substantially similar, stockholder demand, which the Special Demand Evaluation Committee also evaluated along with the other stockholder demand. The Special Demand Evaluation Committee retained independent counsel, Sidley & Austin LLP, to assist it in evaluating the demands.
     On March 10, 2006, the Board of Directors of Bally accepted the recommendation of its Special Demand Evaluation Committee that no further action be taken at this time against any current or former officers or directors of the Company regarding the matters raised in the two shareholder demand letters. The Committee’s recommendation, based on the report of its independent counsel and adopted by the Board of Directors, was based on consideration of a variety of factors, including (i) the nature and strength of the potential claims; (ii) defenses available to the officers and directors; (iii) potential damages and resources available to satisfy any damages award; (iv) the indemnification and advancement obligations under the charter and by-laws of Bally and individual agreements; (v) potential expenses and potential counterclaims arising from the pursuit of potential civil claims; and (vi) business disruption and employee morale issues.
(g)	Insurance Lawsuits
     On November 10, 2005, two of the excess directors and officers liability insurance providers of Bally filed a complaint captioned Travelers Indemnity Company and ACE American Insurance Company v. Bally Total Fitness Holding Corporation; Holiday Universal, Inc. n/k/a Bally Total Fitness of the Mid-

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Atlantic, Inc; George N. Aronoff; Paul Toback; John W. Dwyer; Lee S. Hillman; Stephen C. Swid; James McAnally; J. Kenneth Looloian; Liza M. Walsh; Annie P. Lewis, as Executor of the Estate of Aubrey C. Lewis, Deceased; Theodore Noncek; Geoff Scheitlin; John H. Wildman; John W. Rogers, Jr.; and Martin E. Franklin, Case No. 05C 6441, in the United States District Court for the Northern District of Illinois. The complaint alleged that financial information included in applications for directors and officers liability insurance in the 2002-2004 policy years was materially false and misleading. Plaintiff requested the Court to declare two excess policies for the year 2002-2003 void, voidable and/or subject to rescission, and to declare that the exclusions and/or conditions of a separate excess policy for the year 2003-2004 bar coverage with respect to certain of the claims by Bally. Firemans Fund, another excess carrier, was allowed to join in the case on January 4, 2006. Defendants filed motions to dismiss or stay the proceedings on February 10, 2006. The motion to dismiss was granted on September 11, 2006.
     On April 6, 2006, an additional excess directors and officers liability insurance provider filed a complaint captioned RLI Insurance Company v. Bally Total Fitness Holding Corporation; Holiday Universal, Inc.; George N. Aronoff; Paul Toback; John H. Dwyer; Lee S. Hillman; Stephen C. Swid; James McAnally; J. Kenneth Looloian; Liza M. Walsh; Annie P. Lewis, as Executor of the Estate of Aubrey C. Lewis, Deceased; Theodore Noncek; Geoff Scheitlin; John H. Wildman; John W. Rogers, Jr.; and Martin E. Franklin, Case No. 06CH06892 in the circuit court of Cook County, Illinois, County Department Chancery Division. The complaint alleged that financial information included in the applications for directors and officers liability insurance in the 2002-2003 policy year was materially false and misleading. Plaintiff requested the Court to declare the related excess policy for the year 2002-2003 void, voidable and/or subject to rescission. Defendants filed motions to dismiss or stay the proceedings on July 10, 2006, and a motion for advancement of defense costs and to compel interim funding on October 20, 2006. On November 16, 2006, the Court granted Defendants’ motion to dismiss.
     On August 22, 2006, the primary directors and officers insurance provider for Bally for the policy years 2001-2002 and 2002-2003 filed a complaint captioned Great American Insurance Company v. Bally Total Fitness Holding Corporation, Case No. 06 C 4554 in the United States District Court for the Northern District of Illinois. The complaint alleged that financial information included in the applications for directors and officers liability insurance in the 2001-2002 and 2002-2003 policy years was materially false and misleading. Plaintiff requested the Court to declare the Company’s primary policies for those years void ab initio and rescinded, and to award plaintiff all sums that plaintiff has paid pursuant to an Interim Funding and Non-Waiver Agreement between the parties, which consists of the $10,000,000 limit of the 2002-2003 primary policy and additional amounts paid pursuant to the 2001-2002 primary policy. Bally filed a motion to dismiss or stay the proceedings on October 12, 2006. On April 26, 2007, the court denied Defendant’s motion. On June 11, 2007, the Company answered plaintiff’s complaint denying the material allegations. On the same date, the Company asserted a counterclaim against Great American and a third-party complaint against its 2002-2003 excess insurers, seeking a declaration that the policies are not subject to rescission and that all amounts tendered to date constitute covered loss.
(h)	Other
     The Company is also involved in various other claims and lawsuits incidental to its business, including claims arising from accidents at its fitness centers. In the opinion of management, the Company is adequately insured against such claims and lawsuits, and any ultimate liability arising out of such claims and lawsuits should not have a material adverse effect on the financial condition or results of operations of the Reorganized Debtors. In addition, from time to time, customer complaints are investigated by various governmental bodies. In the opinion of management, none of these other complaints or investigations currently pending should have a material adverse effect on the Reorganized Debtors’ financial condition or results of operations.

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     In addition, the Company is, and has been in the past, named as defendants in a number of purported class action lawsuits based on alleged violations of state and local consumer protection laws and regulations governing the sale, financing and collection of membership fees. To date the Company has successfully defended or settled such lawsuits without a material adverse effect on their financial condition or results of operations. However, no assurances can be provided that they will be able to successfully defend or settle all pending or future purported class action claims, and their failure to do so may have a material adverse effect on their financial condition or results of operations.
XII.
SECURITIES LAW MATTERS
A. Plan Securities
     The Plan provides for Reorganized Bally to issue to holders of Prepetition Senior Notes in Class 5 the New Senior Second Lien Notes. The Plan provides for Reorganized Bally to issue to holders of Prepetition Senior Subordinated Notes in Class 6-A and Holders of Rejection Claims against only Bally (but not Rejection Claims against Bally for which one or more Affiliate Debtors are also liable pursuant to a guaranty or otherwise) in Class 6-B-1, as the case may be, three types of instruments or securities: the New Common Stock, the New Subordinated Notes, the New Junior Subordinated Notes and the Rights Offering Senior Subordinated Notes (collectively, with the New Senior Second Lien Notes, the “Plan Securities”).
     The Debtors believe that all of the Plan Securities constitute “securities,” as defined in Section 2(a)(1) of the Securities Act, Section 101 of the Bankruptcy Code, and applicable state securities laws. The Debtors further believe that the offer and sale of the Plan Securities pursuant to the Plan are, and subsequent transfers of the Plan Securities by the holders thereof that are not “underwriters,” as defined in Section 2(a)(11) of the Securities Act and in the Bankruptcy Code will be, exempt from federal and state securities registration requirements under various provisions of the Securities Act, the Bankruptcy Code and state securities laws.
B. Issuance and Resale of Plan Securities Under the Plan
1.	Exemption from Registration
     Section 3(a)(9) of the Securities Act provides that Section 5 of the Securities Act and, by virtue of Section 18 of the Securities Act, any state law requirements for the offer and sale of a security do not apply to any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. Section 1145 of the Bankruptcy Code provides that Section 5 of the Securities Act and any state law requirements for the offer and sale of a security do not apply to the offer or sale of stock, options, warrants or other securities by a debtor if (a) the offer or sale occurs under a plan of reorganization, (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor, and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for cash and property. In reliance upon these exemptions and Section 4(2) of the Securities Act and Regulation D promulgated thereunder as to the Rights Offering Senior Subordinated Notes subscribed to by each Backstop Party pursuant to the Backstop Purchase Agreement, the offer and sale of the Plan Securities will not be registered under the Securities Act or any state securities laws. To the extent that the Plan Securities are issued under the Plan and are covered by Section 1145 of the Bankruptcy Code, the Plan Securities may be resold without registration under the Securities Act or other federal securities laws, unless the holder is an “underwriter” (as discussed below) with respect to such securities, as that term is defined in Section 2(a)(11) of the

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Securities Act and in the Bankruptcy Code. In addition, the Plan Securities generally may be able to be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of those states; however, the availability of such exemptions cannot be known unless individual state securities laws are examined. Therefore, recipients of the Plan Securities are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.
2.	Resales of Plan Securities; Definition of Underwriter
     Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer,” (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest, or (b) offers to sell securities offered or sold under a plan for the holders of such securities, or (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan, or (d) is an issuer of the securities within the meaning of Section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of Section 2(a)(11) of the Securities Act.
     The definition of an “issuer” for purposes of whether a Person is an underwriter under Section 1145(b)(1)(D) of the Bankruptcy Code, by reference to Section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in Section 2(a)(11), is intended to cover “controlling persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling Person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. Moreover, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of securities of a reorganized debtor may be presumed to be a “controlling Person” and, therefore, an underwriter.
     Resales of the Plan Securities by Persons deemed to be “underwriters” (which definition includes “controlling Persons”) are not exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances holders of Plan Securities who are deemed to be “underwriters” may be entitled to resell their Plan Securities pursuant to the limited safe harbor resale provisions of Rule 144. Generally, Rule 144 would permit the public sale of securities received by such person if current information regarding the issuer is publicly available and if volume limitations, manner of sale requirements and certain other conditions are met. However, Reorganized Bally does not presently intend to make publicly available the requisite current information regarding Reorganized Bally, and as a result, Rule 144 will not be available for resales of Plan Securities by persons deemed to be underwriters.
     Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling Person”) with respect to the Plan Securities would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any

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Person would be deemed an “underwriter” with respect to the Plan Securities. In view of the complex nature of the question of whether a particular Person may be an underwriter, the Debtors make no representations concerning the right of any Person to freely resell Plan Securities. Accordingly, the Debtors recommend that potential recipients of Plan Securities consult their own counsel concerning whether they may freely trade such securities without compliance with the federal and state securities laws.
XIII.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
A. Introduction
     The following discussion summarizes certain federal income tax consequences expected to result from the consummation of the Plan. This discussion is only for general information purposes and only describes the expected tax consequences to Holders entitled to vote on the Plan. It is not a complete analysis of all potential federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “IRC” or “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Disclosure Statement. These authorities may change, possibly retroactively, resulting in federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance that the IRS will not take a contrary position regarding the federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court.
     For purposes of this discussion, the terms “Old Senior Notes” and “Old Senior Subordinated Notes” are used to refer to the Prepetition Senior Notes Claims and Prepetition Senior Subordinated Notes Claims, respectively, and the term “New Subordinated Notes” is used to refer to both the New Subordinated Notes and New Junior Subordinated Notes. This discussion assumes that Holders of the Old Senior Notes and Old Senior Subordinated Notes (collectively, the “Old Notes”) have held such property as “capital assets” within the meaning of IRC Section 1221 (generally, property held for investment) and will hold the New Senior Second Lien Notes, New Subordinated Notes, Rights Offering Senior Subordinated Notes (collectively, the “New Notes”) and New Common Stock as capital assets. In addition, this discussion assumes that the Debtors’ obligations under the Old Notes and New Notes will be treated as debt for federal income tax purposes.
     This discussion does not address all federal income tax considerations that may be relevant to a particular Holder in light of that Holder’s particular circumstances or to Holders subject to special rules under the federal income tax laws, such as financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, partnerships and other pass-through entities, foreign corporations, foreign trusts, foreign estates, Holders who are not citizens or residents of the United States, Holders subject to the alternative minimum tax, Holders holding the Old Notes, New Notes or New Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, Holders who have a functional currency other than the U.S. dollar and Holders that acquired the Old Notes in connection with the performance of services.
     HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE PLAN AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND NEW COMMON

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STOCK RECEIVED PURSUANT TO THE PLAN, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER FEDERAL TAX LAWS.
     TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, TAXPAYERS ARE HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER UNDER THE INTERNAL REVENUE CODE, (B) ANY SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
B. Federal Income Tax Consequences to the Debtors
1.	Cancellation of Indebtedness and Reduction of Tax Attributes
     The Debtors generally should realize cancellation of indebtedness (“COD”) income to the extent the sum of (a) the fair market value of any property (including New Common Stock) and (b) the issue prices of the New Senior Second Lien Notes and New Subordinated Notes received by Holders is less than the sum of (x) the adjusted issue prices of the Old Notes, (y) the adjusted issue price of any other debt exchanged for property pursuant to the Plan and (z) the amount of any unpaid accrued interest on the Old Notes and such other debt.
     The Debtors currently estimate that the amount of COD income realized upon consummation of the Plan could range from approximately $75 million to approximately $125 million; however, the ultimate amount of COD income realized by the Debtors is uncertain because, among other things, it will depend on the fair market value of the New Common Stock and the issue price of the New Senior Second Lien Notes and New Subordinated Notes on the Effective Date. Under IRC Section 108, COD income realized by a debtor will be excluded from income if the discharge of debt occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”). Because the Bankruptcy Exception will apply to the transactions consummated pursuant to the Plan, the Debtors will not be required to recognize any COD income realized as a result of the implementation of the Plan.
     Under IRC Section 108(b), a debtor that does not recognize COD income under the Bankruptcy Exception generally must reduce certain tax attributes by the amount of the excluded COD income. Attributes subject to reduction include net operating losses (“NOLs”), NOL carryforwards and certain other losses, credits and carryforwards, and the debtor’s tax basis in its assets (including stock of subsidiaries). A debtor’s tax basis in its assets generally may not be reduced below the amount of liabilities remaining immediately after the discharge of indebtedness. If the debtor is a member of a consolidated group and reduces its basis in the stock of another group member, a “look-through rule” requires a corresponding reduction in the tax attributes of the lower-tier member. NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction. However, a debtor may elect under IRC Section 108(b)(5) (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If the debtor is a member a consolidated group, the debtor may treat stock in another group member as depreciable property for purposes of the Section 108(b)(5) Election, provided the lower-tier member consents to a corresponding reduction in its basis in its depreciable property. If a debtor makes a Section 108(b)(5) Election, the limitation on

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reducing the debtor’s basis in its assets below the amount of its remaining liabilities does not apply. The Debtors have not yet determined whether they will make the Section 108(b)(5) Election.
     For tax periods through the 2005 tax year, the Debtors have reported on their federal income tax returns approximately $690 million of consolidated NOLs and NOL carrryforwards and approximately $570 million of consolidated NOLs and NOL carrryforwards for purposes of the alternative minimum tax (“AMT NOLs”). Approximately $670 million of these consolidated NOLs and approximately $550 million of these AMT NOLs are subject to pre-existing usage limitations under IRC Section 382, and some of the Debtors’ NOLs are also subject to limitation under the consolidated return SRLY rules. The Debtors believe that for federal income tax purposes, the Debtors’ consolidated group generated approximately $90 million of consolidated NOLs and AMT NOLs in the 2006 tax year, and likely will generate additional NOLs and AMT NOLs for the portion of the 2007 tax year preceding the Effective Date. However, the amount of the Debtors’ 2006 and 2007 NOLs and AMT NOLs will not be determined until the Debtors prepare their consolidated federal income tax returns for such periods. Moreover, the Debtors’ NOLs and AMT NOLs are subject to audit and possible challenge by the IRS. Accordingly, the amount of the Debtors’ NOLs and AMT NOLs ultimately may vary from the amounts set forth above.
     The Debtors currently anticipate that the application of IRC Section 108(b) (assuming no Section 108(b)(5) Election is made) is likely to be limited largely to a reduction of the Debtors’ consolidated NOLs and AMT NOLs. However, the ultimate effect of the attribute reduction rules is uncertain because, among other things, it will depend on the amount of COD income realized by the Debtors and the extent to which the Debtors are required to reduce other tax attributes.
2.	Section 382 Limitation on Net Operating Losses
     Under IRC Section 382, if a corporation or a consolidated group with NOLs (a “loss corporation”) undergoes an “ownership change,” the loss corporation’s use of its pre-change NOLs (and certain other tax attributes) generally will be subject to an annual limitation in the post-change period. In general, an “ownership change” occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period (an “Ownership Change”). The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent Ownership Change of the corporation.
     Subject to the special bankruptcy rules discussed below, the amount of the annual limitation on a loss corporation’s use of its pre-change NOLs (and certain other tax attributes) is generally equal to the product of the applicable long-term tax-exempt rate (as published by the IRS for the month in which the Ownership Change occurs) and the value of the loss corporation’s outstanding stock immediately before the Ownership Change (excluding certain capital contributions). If a loss corporation has a net unrealized built-in gain (“NUBIG”) immediately prior to the Ownership Change, the annual limitation may be increased as certain gains are recognized during the subsequent five-year period. If a loss corporation has a net unrealized built-in loss (“NUBIL”) immediately prior to the Ownership Change, certain losses recognized during the subsequent five-year period also would be subject to the annual limitation and thus would reduce the amount of pre-change NOLs that could used by the loss corporation during the five-year period.
     A NUBIG or NUBIL is generally the difference between the fair market value of a loss corporation’s assets and its tax basis in the assets, subject to a statutorily-defined threshold amount. The amount of a loss corporation’s NUBIG or NUBIL must be adjusted for built-in items of income or

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deduction that would be attributable to a pre-change period if recognized during the five-year period beginning on the Ownership Change date (the “Recognition Period”). The NUBIG or NUBIL of a consolidated group generally is calculated on a consolidated basis, subject to special rules. For example, certain corporations that joined the consolidated group within the preceding five years may not be able to be taken into account in determining whether the group has a NUBIL, but would be taken into account in determining whether the group has a NUBIG.
     If a loss corporation has a NUBIG immediately prior to an Ownership Change, any recognized built-in-gains (“RBIGs”) will increase the annual limitation in the taxable year the RBIG is recognized. An RBIG generally is any gain (and certain income) with respect to an asset held at the time of the Ownership Change that is recognized in any taxable year any portion of which is within the Recognition Period. The amount of an RBIG is limited to the lesser of (i) the excess of the fair market value of the asset over its tax basis immediately prior to the Ownership Change or (ii) the NUBIG less the amount of RBIGs from prior years ending during the Recognition Period. On the other hand, if a loss corporation has a NUBIL immediately prior to an Ownership Change, any recognized built-in-losses (“RBILs”) will be subject to the annual limitation in the same manner as pre-change NOLs. An RBIL generally is any loss (and certain deductions) with respect to an asset held at the time of the Ownership Change that is recognized in any taxable year any portion of which is within the Recognition Period. The amount of an RBIL is limited to the lesser of (i) the excess of the tax basis of the asset over its fair market value immediately prior to the Ownership Change or (ii) the NUBIL less the amount of RBILs from prior years ending during the Recognition Period.
     The Debtors believe they experienced an Ownership Change on September 28, 2005 and, as a result, the Debtors’ use of their consolidated NOLs and AMT NOLs (and possibly other tax attributes) attributable to the period prior to such date are subject to an annual limitation. Another Ownership Change prior to the Effective Date similarly would result in an annual limitation on the Debtor’s use of their consolidated NOLs and AMT NOLs (and possibly other tax attributes) attributable to the period prior to such date, including their NOLs (and possibly other tax attributes) attributable to period prior to the September 28, 2005 Ownership Change. When NOLs and other tax attributes are subject to more than one IRC Section 382 annual limitation, the lowest annual limitation applies. Because the Plan provides that the Old Equity Interests will be cancelled and no property will be distributed in consideration for such interests, it is likely that any change in ownership prior to the Effective Date will result in all or substantially all of the Debtors’ existing NOLs (and possibly other tax attributes) being unusable in periods after such Ownership Change. The Debtors expect the consummation of the Plan also will result in an Ownership Change of the Debtors’ consolidated group. This discussion assumes that the expected Ownership Change will occur on the Effective Date, though it is possible the IRS could take the position that the Ownership Change occurred on the date the Plan is confirmed by the Bankruptcy Court. Because the Ownership Change will occur in a case brought under the Bankruptcy Code, one of the following two special rules will apply in determining the Debtors’ ability to utilize NOLs (and possibly other tax attributes) attributable to tax periods preceding the Effective Date in post-Effective Date tax periods.
     Under IRC Section 382(l)(5), an Ownership Change in bankruptcy will not result in any annual limitation on the debtor’s pre-change NOLs if the stockholders or qualified creditors of the debtor receive at least 50% of the stock (by vote and value) of the reorganized debtor in the bankruptcy reorganization as a result of being shareholders or creditors of the debtor. Instead, the debtor’s pre-change NOLs are reduced by the amount of any interest deductions with respect to debt converted into stock in the bankruptcy reorganization that were allowed in the three taxable years preceding the taxable year in which the Ownership Change occurs and in the part of the taxable year prior to and including the effective date of the bankruptcy reorganization. However, if any pre-change NOLs (and certain other tax attributes) of the debtor already are subject to an annual usage limitation under IRC Section 382 at the

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time of an Ownership Change subject to IRC Section 382(l)(5), those NOLs (and certain other tax attributes) will continue to be subject to such limitation.
     A qualified creditor is any creditor who has held the debt of the debtor for at least eighteen months prior to the petition date or who has held “ordinary course indebtedness” at all times since it has been outstanding. A creditor who does not become a direct or indirect five percent shareholder of the reorganized debtor generally may be treated by the debtor as having always held any debt owned immediately before the Ownership Change, unless the creditor’s participation in formulating the plan of reorganization makes evident to the debtor that the creditor has not owned the debt for the requisite period.
     A debtor may elect not to apply IRC Section 382(l)(5) to an Ownership Change that otherwise satisfies its requirements. This election must be made on the debtor’s federal income tax return for the taxable year in which the Ownership Change occurs. If IRC Section 382(l)(5) applies to an Ownership Change (and the debtor does not elect out), any subsequent Ownership Change of the debtor within a two-year period will result in the debtor being unable to use any pre-change losses in any tax year ending after such subsequent Ownership Change to offset future taxable income.
     If an Ownership Change pursuant to a bankruptcy plan does not satisfy the requirements of IRC Section 382(l)(5), or if a debtor elects not to apply IRC Section 382(l)(5), the debtor’s use of its pre-change NOLs (and certain other tax attributes) will be subject to an annual limitation as determined under IRC Section 382(l)(6). In such case, the amount of the annual limitation generally will be equal to the product of the applicable long-term tax-exempt rate (4.32% for July 2007) and the value of the debtor’s outstanding stock immediately after the bankruptcy reorganization, provided such value may not exceed the value of the debtor’s gross assets immediately before the Ownership Change, subject to certain adjustments. As described above, depending on whether the debtor has a NUBIG or NUBIL immediately prior to the Ownership Change, the annual limitation would be increased by any RBIGs, or would also apply to any RBILs, during the Recognition Period. However, if any pre-change NOLs (and certain other tax attributes) of the debtor already are subject to an annual limitation at the time of an Ownership Change subject to IRC Section 382(l)(6), those NOLs (and certain other tax attributes) will be subject to the lower of the two annual limitations.
     Based on communications with certain Holders of the Old Senior Subordinated Notes, the Debtors believe that the Ownership Change expected to result from the consummation of the Plan may satisfy the requirements of IRC Section 382(l)(5), though no assurance can be given in this regard. If IRC Section 382(l)(6) applies, the Debtors’ pre-change NOLs and certain other tax attributes remaining after reduction for excluded COD income will be subject to an annual limitation generally equal to the product of the long-term tax-exempt rate for the month of the Effective Date and the value of the Debtors’ outstanding stock immediately after consummation of the Plan, prior to giving effect to the NUBIG and NUBIL rules described above. At this time, the Debtors are unable to predict whether they will have a NUBIG or NUBIL that will exceed the statutorily-defined threshold amount on the Effective Date. NOLs (and certain other tax attributes) not utilized in a given year due to the annual limitation may be carried forward for use in future years until their expiration dates. To the extent the Reorganized Debtors’ annual limitation exceeds the consolidated group’s taxable income in a given year, the excess will increase the annual limitation in future taxable years.
3.	Alternative Minimum Tax
     In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax for the taxable year. For purposes of computing AMTI, certain tax deductions and

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other beneficial allowances are modified or eliminated, with further adjustments required if AMTI, determined without regard to adjusted current earnings (“ACE”), differs from ACE. In addition, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of its AMTI generally may be offset by available AMT NOL carryforwards. Accordingly, for tax periods after the Effective Date, the Reorganized Debtors may have to pay AMT regardless of whether they generate non-AMT NOLs or have sufficient non-AMT NOL carryforwards to offset regular taxable income for such periods. In addition, if a corporation undergoes an Ownership Change within the meaning of IRC Section 382 and is in a NUBIL position on the date of the Ownership Change, the corporation’s aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. A corporation that pays AMT generally is later allowed a nonrefundable credit (equal to a portion of its prior year AMT liability) against its regular federal income tax liability in future taxable years when it is no longer subject to the AMT.
C. Federal Income Tax Consequences to Holders of Certain Claims
1.	Prior Waivers of Defaults and Forbearance of Rights
     Under applicable Treasury Regulations, the significant modification of a debt instrument will result in a deemed exchange of the “old” debt instrument for a “new” debt instrument and will be a taxable event upon which gain or loss may be recognized in certain circumstances. A modification of a debt instrument is significant if the modified instrument differs materially either in kind or extent from the original debt instrument. Under these regulations, absent a written or oral agreement to alter other terms of the debt instrument, an agreement by the holder to temporarily waive an acceleration clause or similar default right is not considered a “modification” of the instrument unless and until the forbearance period exceeds two years following the issuer’s initial failure to perform and any additional period during which the parties conduct good faith negotiations or during which the issuer is in a case under the Bankruptcy Code.
     In December 2004, August 2005, November 2005 and April 2006, the Debtors obtained the consent of holders of the Old Notes to waivers of certain defaults resulting from the Debtors’ failure to comply with certain reporting and notice obligations. In exchange, consenting holders received certain consent fees. The Debtors took the position that the waivers did not constitute a “modification” of the Old Notes and thus, the consent fees were not consideration for a “modification” of the notes for purposes of determining whether a modification results from a change in the yield of an instrument. As a result, the Debtors took the position that the waivers and payments of consent fees did not result in a deemed exchange of the Old Notes.
     In May 2007, the Debtors again solicited the consent of holders of the Old Notes to waivers of the Debtors’ failure to comply with certain reporting obligations, as well the Debtors’ failure to make a scheduled interest payment on the Old Senior Subordinated Notes and certain other matters. In exchange for their consent, holders of the Old Senior Notes received a consent fee. These waivers and the payment of the consent fee should not result in a deemed exchange of the Old Notes.
     The remaining discussion assumes that none of the waivers and related payment of consent fees described above resulted in a deemed exchange of the Old Notes.

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2.	Holders of Prepetition Senior Notes Claims (Class 5)
(a)	Exchange of Old Senior Notes for New Senior Second Lien Notes
     Recognition of Gain or Loss. As described above, the significant modification of a debt instrument will result in a deemed exchange of the instrument and a taxable event to the holder. Pursuant to the Plan, the terms of the Old Senior Notes will be amended or otherwise modified as set forth in the New Senior Second Lien Notes Indenture. Based on the terms set forth in Exhibit H to the Plan, these changes in terms include, among other things, an increase of 187.5 basis points in the interest rate on the Old Senior Notes. In consideration for these changes in terms, Holders of Old Senior Notes will receive the Prepetition Senior Notes Indenture Amendment Fee. Under the change in yield test, the change in the interest rate on the Old Senior Notes and the receipt of the amendment fee will be considered a significant modification, and thus the exchange of Old Senior Notes for New Senior Second Lien Notes will be a taxable event upon which gain or loss may be recognized.
     The federal income tax consequences of the exchange of Old Senior Notes for New Senior Second Lien Notes and the receipt of the Prepetition Senior Notes Indenture Amendment Fee depend, in part, on whether the Old Senior Notes and New Senior Second Lien Notes constitute “securities” for purposes of the “reorganization” provisions of the Tax Code and whether the Prepetition Senior Notes Indenture Amendment Fee is treated as received in exchange for the Old Senior Notes. The test of whether a debt obligation is a security involves an overall evaluation of the nature of the obligation, with the term of the obligation usually regarded as one of the most significant factors. Debt obligations with a term of five years or less generally have not qualified as securities, whereas debt obligations with a term of ten years or more generally have qualified as securities. Another important factor in determining whether a debt obligation is a security is the extent to which the obligation is subordinated to other liabilities of the issuer. Generally, the more senior the debt obligation, the less likely it is to be a security.
     Upon original issuance, the Old Senior Notes should have qualified as a security because the notes are unsecured obligations with an original term of approximately eight years. Where a debt instrument is exchanged for another debt instrument of the issuer with substantially similar terms, there is authority that supports the position that the term of the newly issued instrument for purposes of determining whether it is a security is measured from the original issuance date of the instrument exchanged therefor, rather than from the exchange date. Thus, although the matter is not free from doubt, it appears that the New Senior Second Lien Notes may constitute securities for federal income tax purposes. Accordingly, the Debtors intend to take the position that the exchange of the Old Senior Notes for New Senior Second Lien Notes constitutes a recapitalization for federal income tax purposes.
     The tax treatment of the Prepetition Senior Notes Indenture Amendment Fee is unclear. The fee may be treated as a separate payment of taxable income or may be treated as received in exchange for the Old Senior Notes in the recapitalization. The Debtors intend to take the position that the Prepetition Senior Notes Indenture Amendment Fee is a separate payment of taxable income under IRC Section 61 and will report payments of the fee to Holders of the Old Senior Notes in accordance with such treatment. Thus, Holders that receive the Prepetition Senior Notes Indenture Amendment Fee should recognize ordinary income in the amount of the fee as it accrues or when it is received, in accordance with the Holder’s method of tax accounting.
     Subject to the preceding discussion and the “Other Considerations—Accrued Interest” discussion below, Holders of Old Senior Notes should not recognize gain or loss upon the exchange of Old Senior Notes for New Senior Second Lien Notes pursuant to the Plan, provided the principal amount (as determined for purposes of IRC Section 354) of the New Senior Second Lien Notes does not exceed the principal amount (as determined for purposes of IRC Section 354) of the Old Senior Notes exchanged

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therefor. A Holder’s initial tax basis in the New Senior Second Lien Notes should be equal to its adjusted tax basis in the Old Senior Notes, and the Holder’s holding period in the New Senior Second Lien Notes should include the Holder’s holding period in the Old Senior Notes. If the Prepetition Senior Notes Indenture Amendment Fee were treated as received exchange for the Old Senior Notes in the recapitalization, then subject to the “Other Considerations—Accrued Interest” discussion below, a Holder would recognize gain, but not loss, to the extent of the amount of the fee. In such event, the Holder’s tax basis in the New Senior Second Lien Notes as otherwise determined would be reduced by the amount of the fee.
     If the New Senior Second Lien Notes do not constitute a security, a Holder of Old Senior Notes would recognize gain or loss on the exchange of Old Senior Notes for New Senior Second Lien Notes. Subject to the “Other Considerations—Accrued Interest” discussion below, the amount of gain or loss recognized by a Holder would be equal to the difference between (i) the issue price of the New Senior Second Lien Notes (see “New Senior Second Lien Notes” discussion below) and (ii) the Holder’s adjusted tax basis in the Old Senior Notes exchanged therefor. Subject to the “Other Considerations—Market Discount” discussion below, any such gain or loss generally would be capital gain or loss, and would be long-term capital gain or loss if the Holder has held the Old Senior Notes for more than one year as of the Effective Date. A Holder’s initial tax basis in the New Senior Second Lien Notes would be equal to the debt’s issue price, and its holding period would begin on the day after the Effective Date.
     Holders should consult their tax advisors regarding the character of any gain or loss as long-term or short-term capital gain or loss, or as ordinary income or loss, as its character will be determined by a number of factors, including (but not limited to) the tax status of the Holder, whether the Old Senior Notes constitute a capital asset in the Holder’s hands, whether the Old Senior Notes have been held for more than one year, whether the Old Senior Notes have bond premium or market discount, and whether and to what extent the Holder previously claimed a bad debt deduction with respect to the Old Senior Notes. Holders also should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses, and as to whether any resulting gain recognition may be deferred under the installment method until principal is repaid on the New Senior Second Lien Notes. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.
(b)	New Senior Second Lien Notes
     Interest and Original Issue Discount. Payments of stated interest on the New Senior Second Lien Notes will constitute payments of “qualified stated interest” and generally will be taxable to Holders as ordinary income at the time the payments are received or accrued, in accordance with the holder’s method of tax accounting.
     In certain circumstances, the Reorganized Debtors may be obligated to pay amounts in excess of stated interest or principal on the New Senior Second Lien Notes. Under applicable Treasury Regulations, the possibility that any such excess amounts will be paid will not affect the amount or timing of interest income a Holder recognizes if there is only a remote chance as of the date the notes are issued that such payments will be made. The Debtors believe the likelihood they will be obligated to make any such payments is remote and, therefore, do not intend to treat the potential payment of these amounts as part of the yield to maturity of the notes. The Debtors’ determination that these contingencies are remote is binding on a Holder unless the Holder discloses its contrary position in the manner required by applicable Treasury Regulations. The Debtors’ determination, however, is not binding on the IRS. If the IRS were to challenge this determination, a Holder might be required to accrue income on its New Senior Second Lien Notes in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of a note before the resolution of the contingencies. If any such amounts are in fact paid, Holders will be required to recognize such amounts as income.

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     The preceding discussion assumes the New Senior Second Lien Notes will not be issued with original issue discount (“OID”). The New Senior Second Lien Notes generally would be treated as issued with OID if the principal amount of the New Senior Second Lien Notes plus all scheduled interest payments thereon, other than payments of qualified stated interest, exceeds the issue price of the notes by more than a de minimis amount. The issue price of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is considered publicly traded for purposes of the OID rules at any time during the sixty-day period ending thirty days after the issue date. If neither debt instrument is publicly traded, the issue price of the new debt instrument will be its stated principal amount if the new debt instrument provides for adequate stated interest (i.e., interest at least at the applicable federal rate as of the issue date), or will be its imputed principal amount if the instrument does not provide for adequate stated interest. If the new debt instrument is publicly traded, its issue price generally will be its trading price immediately following issuance. If the old debt instrument is publicly traded, but the new debt instrument is not, the issue price of the new debt instrument generally will be the fair market value of the old debt instrument at the time of the exchange less the fair market value of the portion of the old debt instrument allocable to any other property received in the exchange.
     A debt instrument will be considered to be publicly traded if certain pricing information related to the instrument is generally available on a quotation medium. Because the relevant trading period is generally in the future, it is impossible to predict whether the Old Senior Notes or the New Senior Second Lien Notes will be publicly traded during the relevant period. However, the Debtors anticipate that they will take the position that the Old Senior Notes and New Senior Second Lien Notes are publicly traded during the relevant period and that the issue price of the New Senior Second Lien Notes will be their trading price on or around the time of issuance. In general, if the trading price of the New Senior Second Lien Notes is less than their principal amount by more than a de minimis amount, the New Senior Second Lien Notes would be treated as issued with OID and the rules described in the “New Subordinated Notes” discussion below relating to OID, acquisition premium and the election to treat all interest as OID would apply to Holders of the New Senior Second Lien Notes.
     Market Discount. As discussed below in “Other Considerations—Market Discount,” if the exchange qualifies as a recapitalization, a Holder that acquired an Old Senior Note at a market discount will be required to treat a New Senior Second Lien Note received in exchange for the old note as a market discount obligation. In such case, the New Senior Second Lien Note will be treated as having accrued market discount equal to amount of accrued market discount that was not previously included in income by the Holder with respect to the Old Senior Note. In addition, if the Holder’s initial tax basis in the New Senior Second Lien Note is less than the note’s principal amount (or issue price if the note is issued with OID), such difference will be treated as market discount, unless the difference is less than 0.25% of the New Senior Second Lien Note’s principal amount (or issue price if the note is issued with OID) multiplied by the number of complete years from the Effective Date to maturity (in which case, the difference is de minimis market discount). Market discount generally will be treated as accruing on a straight line basis over the term of the New Senior Second Lien Note or, at the Holder’s election, under a constant yield method. If a constant yield election is made, it will apply only to the New Senior Second Lien Note and may not be revoked.
     A Holder may elect to include market discount in income as it accrues over the remaining term of the New Senior Second Lien Note. Once made, this accrual election applies to all market discount obligations acquired by the Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a Holder does not elect to include accrued market discount in income over the remaining term of the New Senior Second Lien Note, the Holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable disposition of the note.

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     If a New Senior Second Lien Note is treated as a market discount obligation, the Holder will be required to treat any gain recognized on the disposition of the note as ordinary income to the extent of accrued market discount not previously included in income with respect to the obligation. If the Holder disposes of the New Senior Second Lien Note in certain otherwise nontaxable transactions, the Holder will be required to include accrued market discount in income as ordinary income as if the Holder sold the note at its then fair market value.
     Amortizable Bond Premium. To the extent a Holder’s initial tax basis in a New Senior Second Lien Note is greater than the sum of all amounts payable on the note, other than payments of qualified stated interest, the Holder generally will be considered to have acquired the New Senior Second Lien Note with amortizable bond premium (and the New Senior Second Lien Note would not have any OID). Generally, a holder that acquires a debt obligation at a premium may elect to amortize bond premium from the acquisition date to the debt’s maturity date under a constant yield method. Once made, this election applies to all debt obligations held or subsequently acquired by the Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount amortized in any taxable year generally is treated as an offset to payments of qualified stated interest on the related debt obligation.
     Sale, Retirement or Other Taxable Disposition. A Holder of New Senior Second Lien Notes will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the New Senior Second Lien Notes equal to the difference between the amount realized upon the disposition (less a portion allocable to any unpaid accrued interest and OID which generally will be taxable as ordinary income) and the Holder’s adjusted tax basis in the New Senior Second Lien Notes. Subject to the “Market Discount” discussion above, any such gain or loss generally will be capital gain or loss (if the notes are held as a “capital asset” as discussed more fully above), and will be long-term capital gain or loss if the Holder has held the New Senior Second Lien Notes for more than one year as of the date of disposition. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.
3.	Holders of Prepetition Senior Subordinated Notes Claims (Class 6-A)
(a)	Exchange of Old Senior Subordinated Notes for New Subordinated Notes and New Common Stock
     Recognition of Gain or Loss. The federal income tax consequences of the consummation of the Plan to Holders of Old Senior Subordinated Notes depend, in part, on whether the Old Senior Subordinated Notes and the New Subordinated Notes constitute “securities” for purposes of the “reorganization” provisions of the Tax Code. As described above, the test of whether a debt obligation is a security involves an overall evaluation of the nature of the obligation, with the term of the obligation usually regarded as one of the most significant factors. Debt obligations with a term of five years or less generally have not qualified as securities, whereas debt obligations with a term of ten years or more generally have qualified as securities. Another important factor in determining whether a debt obligation is a security is the extent to which the obligation is subordinated to other liabilities of the issuer. Generally, the more senior the debt obligation, the less likely it is to be a security.
     Upon original issuance, the Old Senior Subordinated Notes should have qualified as a security because the notes are unsecured subordinated obligations with an original term of approximately nine years. The New Subordinated Notes similarly will be unsecured subordinated obligations, but will have a term of only approximately six years. Although the matter is not free from doubt, it appears that the New Subordinated Notes may constitute securities for federal income tax purposes.

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     Accordingly, the Debtors intend to take the position that the exchange of the Old Senior Subordinated Notes for New Subordinated Notes and New Common Stock constitutes a recapitalization for federal income tax purposes. For these purposes, it appears that the receipt of the right to participate in the Rights Offering should not be considered a separate property right with independent value received in exchange for Old Senior Subordinated Notes. As a result, subject to the “Other Considerations—Accrued Interest” discussion below, the Holders of Old Senior Subordinated Notes should not recognize gain or loss upon the exchange of the Old Senior Subordinated Notes for New Subordinated Notes and New Common Stock, provided the principal amount (as determined for purposes of IRC Section 354) of the New Subordinated Notes does not exceed the principal amount (as determined for purposes of IRC Section 354) of the Old Senior Subordinated Notes exchanged therefor. A Holder’s adjusted tax basis in the Old Senior Subordinated Notes will be allocated between the New Subordinated Notes and New Common Stock in accordance with their respective fair market values (as determined for purposes of IRC Section 358) on the Effective Date, and the Holder’s holding period in the New Subordinated Notes and New Common Stock will include the Holder’s holding period in the Old Senior Subordinated Notes.
     If the Old Senior Subordinated Notes constitute a security, but the New Subordinated Notes do not constitute a security, then subject to the “Other Considerations—Accrued Interest” discussion below, a Holder would recognize gain, but not loss, to the extent of the fair market value (as determined for purposes of IRC Section 356) of the New Subordinated Notes. The amount of gain (if any) recognized by a Holder would be equal to the difference between (i) the issue price of the New Subordinated Notes (see “New Subordinated Notes” discussion below) and the fair market value of the New Common Stock and (ii) the Holder’s adjusted tax basis in the Old Senior Subordinated Notes exchanged therefor. Subject to the “Other Considerations—Market Discount” discussion below, any such gain or loss generally would be capital gain or loss, and would be long-term capital gain or loss if the Holder has held the Old Senior Subordinated Notes for more than one year as of the Effective Date. In this case, the Holder’s initial tax basis in the New Common Stock would be equal to its adjusted tax basis in the Old Senior Subordinated Notes minus the fair market value of the New Subordinated Notes received on the Effective Date plus the amount of any gain recognized by the Holder on the exchange. The Holder’s initial tax basis in the New Subordinated Notes would be equal to the debt’s fair market value (as determined for purposes of IRC Section 358) on the Effective Date. The Holder’s holding period in the New Common Stock would include the Holder’s holding period in the Old Senior Subordinated Notes, and its holding period in the New Subordinated Notes would begin on the day after the Effective Date.
     Holders should consult their tax advisors regarding the character of any gain or loss as long-term or short-term capital gain or loss, or as ordinary income or loss, as its character will be determined by a number of factors, including (but not limited to) the tax status of the Holder, whether the Old Senior Subordinated Notes constitute a capital asset in the Holder’s hands, whether the Old Senior Subordinated Notes have been held for more than one year, whether the Old Senior Subordinated Notes have bond premium or market discount, and whether and to what extent the Holder previously claimed a bad debt deduction with respect to the Old Senior Subordinated Notes. Holders also should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses, and as to whether any resulting gain recognition may be deferred under the installment method until principal is repaid on the New Subordinated Notes. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.
(b)	New Subordinated Notes
     Original Issue Discount. All stated interest on the New Subordinated Notes will be treated as OID because interest on the New Subordinated Notes will not be unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. As a result, a Holder of a New Subordinated Note will be required to include OID in gross income annually on a

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constant yield basis in advance of the receipt of cash attributable to that income, regardless of the Holder’s regular method of tax accounting. However, a Holder generally will not be required to include separately in income cash payments received on the New Subordinated Note to the extent the payments constitute payments of previously accrued OID.
     The amount of OID on a New Subordinated Note will be equal to the excess of (i) the principal amount of the New Subordinated Note due at maturity plus all scheduled interest payments thereon over (ii) the issue price of the New Subordinated Note. The issue price of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is considered publicly traded for purposes of the OID rules at any time during the sixty-day period ending thirty days after the Effective Date. If neither debt instrument is publicly traded, the issue price of the new debt instrument will be its stated principal amount if the new debt instrument provides for adequate stated interest (i.e., interest at least at the applicable federal rate as of the issue date), or will be its imputed principal amount if the instrument does not provide for adequate stated interest. If the new debt instrument is publicly traded, its issue price generally will be its trading price immediately following issuance. If the old debt instrument is publicly traded, but the new debt instrument is not, the issue price of the new debt instrument generally will be the fair market value of the old debt instrument at the time of the exchange less the fair market value of the portion of the old debt instrument allocable to any other property received in the exchange, such as New Common Stock.
     A debt instrument will be considered to be publicly traded if certain pricing information related to the instrument is generally available on a quotation medium. Because the relevant trading period is generally in the future, it is impossible to predict whether the Old Senior Subordinated Notes or the New Subordinated Notes will be publicly traded during the relevant period. However, the Debtors anticipate that they will take the position that the New Subordinated Notes are publicly traded during the relevant period and that the issue price of the New Subordinated Notes will be their trading price on or around the time of issuance.
     The amount of OID includible in gross income annually by a Holder of a New Subordinated Note will be the sum of the daily portions of OID with respect to the note for each day during the taxable year (or portion thereof) during which the Holder holds the note. The daily portion is determined by allocating to each day of any accrual period a pro-rata portion of the OID that accrued during the period. The accrual period of a New Subordinated Note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID allocable to any accrual period will be an amount equal to the product of the adjusted issue price of the New Subordinated Note at the beginning of the accrual period and its yield to maturity (determined on a constant yield method, compounded at the close of each accrual period and properly adjusted for the length of the accrual period). For purposes of determining the yield to maturity, it is assumed that the Reorganized Debtors will pay cash interest on the New Subordinated Notes, except in respect of any period in which the interest is actually paid in kind. The adjusted issue price of a New Subordinated Note at the beginning of any accrual period will be the issue price of the note plus the aggregate amount of accrued OID for all prior accrual periods minus any payments previously made on the note. Under these rules, a Holder will have to include an increasingly greater amount of OID in income in each successive accrual period.
     If, for any interest payment period, the Reorganized Debtors pay interest on the New Subordinated Notes in kind by either increasing the principal amount of the notes or issuing additional New Subordinated Notes, a Holder’s OID accruals for future periods will be adjusted by treating the note as if it had been retired and then reissued for an amount equal to its adjusted issue price on the date preceding the first date of such interest payment period. The yield to maturity of the “reissued” note will

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be calculated by treating the amount of interest paid in kind and any prior in kind interest payments on the notes as amounts payable upon maturity.
     A Holder’s tax basis in a New Subordinated Note will be increased by the amount of OID included in the Holder’s gross income and will be decreased by the amount of any payments received by the Holder with respect to the note, whether the payments are denominated as principal or interest.
     Market Discount and Amortizable Bond Premium. The rules relating to market discount and amortizable bond premium described in the “New Senior Second Lien Notes” discussion above generally will apply to Holders of the New Subordinated Notes. However, because none of the stated interest on the New Subordinated Notes will be treated as qualified stated interest, a Holder considered to have acquired the New Subordinated Notes at a premium should not be able to amortize the premium over the term of the obligation.
     Acquisition Premium. If a Holder’s initial tax basis in a New Subordinated Note is less than or equal to the sum of all amounts payable on the note, but greater than the issue price of the note, the Holder will be treated as acquiring the New Subordinated Note at an “acquisition premium.” Unless an election is made, the Holder generally will reduce the amount of OID otherwise includible in gross income for an accrual period by an amount equal to the amount of OID otherwise includible in gross income multiplied by a fraction, the numerator of which is the excess of the Holder’s initial tax basis in the New Subordinated Note over the note’s issue price and the denominator of which is the excess of the sum of all amounts payable on the New Subordinated Note over the note’s issue price.
     Election to Treat All Interest as OID. A Holder may elect to treat all interest on a New Subordinated Note (including any OID, market discount and de minimis market discount, as adjusted by any acquisition premium or amortizable bond premium) as OID and calculate the amount includible in gross income under the constant yield method described above. This election must be made for the taxable year in which the Holder acquires the New Subordinated Note, and may not be revoked without the consent of the IRS. If the New Subordinated Note is considered to be acquired with market discount, this election will result in a deemed election to accrue market discount in income currently with respect to the New Subordinated Note and all other debt obligations acquired by the Holder with market discount on or after the first day of the taxable year to which the election first applies. Similarly, if the New Subordinated Note is considered to be acquired with amortizable bond premium, this election will result in a deemed election to amortize bond premium with respect to the New Subordinated Note and all other debt obligations held or subsequently acquired by the Holder on or after the first day of the taxable year to which the election first applies. Holders should consult their tax advisors about this election.
     Sale, Retirement or Other Taxable Disposition. A Holder of New Subordinated Notes will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the New Subordinated Notes equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued OID that has not yet been included in income by the Holder, which generally will be taxable as ordinary income) and the Holder’s adjusted tax basis in the New Subordinated Notes. Subject to the “New Senior Second Lien Notes—Market Discount” discussion above, any such gain or loss generally will be capital gain or loss (if the notes are held as a “capital asset” as discussed more fully above), and will be long-term capital gain or loss if the Holder has held the New Subordinated Notes for more than one year as of the date of disposition. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

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(c)	New Common Stock
     Distributions. A Holder of New Common Stock generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Stock to the extent such distributions are paid out of the Reorganized Debtors’ current or accumulated earnings and profits as determined for federal income tax purposes. Distributions not treated as dividends for federal income tax purposes will constitute a return of capital and will first be applied against and reduce a Holder’s adjusted tax basis in the New Common Stock, but not below zero. Any excess amount will be treated as gain from a sale or exchange of the New Common Stock. Holders that are treated as corporations for federal income tax purposes may be entitled to a dividends received deduction with respect to distributions out of earnings and profits.
     Sale or Other Taxable Disposition. A Holder of New Common Stock will recognize gain or loss upon the sale or other taxable disposition of New Common Stock equal to the difference between the amount realized upon the disposition and the Holder’s adjusted tax basis in the New Common Stock. Subject to the rules discussed below in “Other Considerations—Market Discount” and the recapture rules under IRC Section 108(e)(7), any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Holder has held the New Common Stock for more than one year as of the date of disposition. Under the IRC Section 108(e)(7) recapture rules, a Holder may be required to treat gain recognized on the taxable disposition of the New Common Stock as ordinary income if the Holder took a bad debt deduction with respect to the Old Senior Subordinated Notes or recognized an ordinary loss on the exchange of the Old Senior Subordinated Notes for New Common Stock. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.
(d)	Rights Offering Senior Subordinated Notes
     The tax consequences to Holders that purchase the Rights Offering Senior Subordinated Notes in the Rights Offering generally will be the same as those described in the “New Subordinated Notes” discussion above except as described in this paragraph. The issue price for the Rights Offering Senior Subordinated Notes should be equal to their principal amount because the notes are being purchased for cash in an amount equal to their face amount. Accordingly, the amount of OID and OID inclusions on the Rights Offering Senior Subordinated Notes will be different than those for the New Subordinated Notes, and the rules described above relating to market discount, acquisition premium, amortizable bond premium and the election to treat all interest as OID will not apply to the Rights Offering Senior Subordinated Notes.
     The issue date of the Rights Offering Senior Subordinated Notes generally will be the first date on which a substantial amount of the notes are purchased by Holders, which is expected to be the Effective Date. However, the terms of the Subscription and Backstop Purchase Agreement contemplate that Rights Offering Senior Subordinated Notes may be purchased on different dates. If additional Rights Offering Senior Subordinated Notes are purchased after the issue date (which is expected to be the Effective Date), the additional notes generally will be treated for federal income tax purposes as part of the same issue as the notes purchased on the issue date (“original notes”) if either (i) the additional notes either are issued within a period of thirteen days beginning on the issue date of the original notes or (ii) the additional notes are issued within six months of the issue date of the original notes and are considered publicly traded for purposes of the OID rules.
     The tax treatment of the Backstop Commitment Fee is not free from doubt. The Debtors intend to take the position that the Backstop Commitment Fee is a payment for services and thus taxable to the recipients of the fee as ordinary income.

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4.	Other Considerations
     Accrued Interest. To the extent a Holder of Old Notes receives consideration that is attributable to unpaid accrued interest on the notes, the Holder may be required to treat such consideration as a payment of interest. There is general uncertainty regarding the extent to which the receipt of cash or other property should be treated as attributable to unpaid accrued interest. The Reorganized Debtors intend to take the position that cash or property distributed pursuant to the Plan will first be allocable to the principal amount of a Holder’s Claim and then, to the extent necessary, to any unpaid accrued interest thereon. The IRS, however, could take a contrary position.
     To the extent any property received pursuant to the Plan is considered attributable to unpaid accrued interest, a Holder will recognize ordinary income to the extent the value of the property exceeds the amount of unpaid accrued interest previously included in gross income by the Holder. A Holder’s tax basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of the property, and its holding period in the property should begin on the day after the Effective Date. A Holder generally will be entitled to recognize a loss to the extent any accrued interest previously included in its gross income is not paid in full. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EXTENT TO WHICH CONSIDERATION RECEIVED UNDER THE PLAN SHOULD BE TREATED AS ATTRIBUTABLE TO UNPAID ACCRUED INTEREST.
     Market Discount. A Holder will be considered to have acquired an Old Note at a market discount if its tax basis in the note immediately after acquisition is less than the sum of all amounts payable thereon (other than payments of qualified stated interest) after the acquisition date, subject to a statutorily-defined de minimis exception. Market discount generally accrues on a straight line basis from the acquisition date over the remaining term of the obligation or, at the Holder’s election, under a constant yield method. A Holder that acquired an Old Note at a market discount previously may have elected to include the market discount in income as it accrued over the term of the note.
     A holder that acquires a debt instrument at a market discount generally is required to treat any gain realized on the disposition of the instrument as ordinary income to the extent of accrued market discount not previously included in gross income by the holder. However, special rules apply to the disposition of a market discount obligation in certain types of non-recognition transactions, such as a recapitalization. Under these rules, a Holder that acquired an Old Note at a market discount generally should not be required to recognize any accrued market discount as income at the time of the exchange of Old Notes for New Notes and, if applicable, New Common Stock to the extent it receives stock or securities in exchange for the Old Note. Rather, on a subsequent taxable disposition of the stock or securities received in the exchange, any gain realized by the Holder on a disposition of the stock will be ordinary income to extent of the market discount accrued on the Old Note prior to the exchange that is allocable to the stock, and any gain realized by the Holder on a disposition of the securities will be ordinary income to extent of the allocable amount of market discount accrued on the Old Note prior to the exchange and the amount of market discount accrued on the securities after the exchange. The method of allocating accrued market discount to stock and securities when both are received in exchange for a market discount obligation in a recapitalization is uncertain. Accordingly, Holders that acquired the Old Senior Subordinated Notes with market discount should consult their tax advisors regarding this issue.
     Amortizable Bond Premium. If a Holder’s initial tax basis in an Old Note was greater than the sum of all amounts payable on the note (other than payments of qualified stated interest) after the acquisition date, the Holder generally will be considered to have acquired the note with amortizable bond premium. A Holder that acquired an Old Note at a premium previously may have elected to amortize the premium over the term of the note under the rules described above (see “New Senior Second Lien Notes—Amortizable Bond Premium”). A Holder that elected to amortize bond premium on an Old Note should

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have reduced its tax basis in the note by the amount of amortized bond premium used to offset interest income and may, in certain circumstances, be entitled to a deduction for any unamortized bond premium in the taxable year of the exchange.
5.	Information Reporting and Backup Withholding
     The Reorganized Debtors (or their paying agent) may be obligated to furnish information to the IRS regarding the consideration received by Holders (other than corporations and other exempt Holders) pursuant to the Plan. In addition, the Reorganized Debtors will be required to report annually to the IRS with respect to each Holder (other than corporations and other exempt Holders) the amount of interest paid and OID accrued on the New Notes, the amount of dividends paid on the New Common Stock, and the amount of any tax withheld from payment thereof.
     Holders may be subject to backup withholding (currently, at a rate of 28%) on the consideration received pursuant to the Plan. Backup withholding may also apply to interest, OID and principal payments on the New Notes, dividends paid on the New Common Stock and proceeds received upon sale or other disposition of the New Notes or New Common Stock. Certain Holders (including corporations) generally are not subject to backup withholding. A Holder that is not otherwise exempt generally may avoid backup withholding by furnishing to the Reorganized Debtors (or their paying agent) its taxpayer identification number and certifying, under penalties of perjury, that the taxpayer identification number provided is correct and that the Holder has not been notified by the IRS that it is subject to backup withholding.
     Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their federal income tax liability or may claim a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
     THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

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XIV.
CONCLUSION
     The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described herein because it will provide the greatest recovery to holders of Claims. Other alternatives would involve significant delay, uncertainty and substantial administrative costs and are likely to reduce if not eliminate any return to any creditors who hold impaired Claims. The Debtors urge the holders of impaired Claims in Class 5 and Class 6-A who are entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots to the Voting Agent so that they will be received not later than 4:00 p.m., prevailing Eastern Time, on July 27, 2007.
Dated: June 27, 2007

Respectfully submitted,

BALLY TOTAL FITNESS HOLDING CORPORATION, as agent and attorney-in fact for each of the Debtors listed on Appendix I to the Plan

	By:	/s/ Don R. Kornstein

	Name:	Don R. Kornstein
	Title:	Chief Restructuring Officer

COUNSEL:

LATHAM & WATKINS LLP	As to legal matters contained within this Disclosure Statement:
Suite 5800
233 S. Wacker Drive
Chicago, Illinois 60606	/s/ David S. Heller

Telephone: (312) 876-7700	David S. Heller, Proposed Counsel for the Debtors and
Facsimile: (312) 993-9767	Debtors-in-Possession (pro hac vice pending)

LATHAM & WATKINS LLP	As to legal matters contained within this Disclosure Statement:
885 Third Avenue, Suite 1000
New York, New York 10022
Telephone: (212) 906-1200	/s/ John W. Weiss

Facsimile: (212) 751-4864	John W. Weiss, Proposed Counsel for the Debtors and Debtors-in-Possession

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Exhibits
•	Exhibit 1—Plan
•	Exhibit 2—Prepetition Corporate Organizational Chart
•	Exhibit 3—Consolidated Financial Statements for the Debtors for the fiscal year ended December 31, 2005
•	Exhibit 4—The Debtors’ Liquidation Analysis
•	Exhibit 5—The Reorganized Debtors’ Projected Financial Information
•	Exhibit 6—Valuation Analysis

EXHIBIT 1
The Plan

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

In re	)	Chapter 11
)
	)	Case No. 07-
BALLY TOTAL FITNESS OF GREATER	)
NEW YORK, INC., et al.,[1]	)	(Joint Administration Requested)
	)	Honorable
Debtors.	)
)
JOINT PREPACKAGED CHAPTER 11 PLAN
OF REORGANIZATION OF BALLY TOTAL FITNESS
HOLDING CORPORATION AND ITS AFFILIATE DEBTORS

Dated:	June 27, 2007
New York, New York

[1]	The Debtors in these proceedings are: Bally Total Fitness Holding Corporation, Bally Total Fitness Corporation, Bally ARA Corporation, Bally Fitness Franchising, Inc., Bally Franchise RSC, Inc., Bally Franchising Holdings, Inc., Bally Real Estate I LLC, Bally REFS West Hartford, LLC, Bally Sports Clubs, Inc., Bally Total Fitness Franchising, Inc., Bally Total Fitness International, Inc., Bally Total Fitness of California, Inc., Bally Total Fitness of Colorado, Inc., Bally Total Fitness of Connecticut Coast, Inc., Bally Total Fitness of Connecticut Valley, Inc., Bally Total Fitness of Greater New York, Inc., Bally Total Fitness of Minnesota, Inc., Bally Total Fitness of Missouri, Inc., Bally Total Fitness of Philadelphia, Inc., Bally Total Fitness of Rhode Island, Inc., Bally Total Fitness of the Mid-Atlantic, Inc., Bally Total Fitness of the Midwest, Inc., Bally Total Fitness of the Southeast, Inc., Bally Total Fitness of Toledo, Inc., Bally Total Fitness of Upstate New York, Inc., BTF Cincinnati Corporation, BTF Europe Corporation, BTF Indianapolis Corporation, BTF Minneapolis Corporation, BTF/CFI, Inc., BTFCC, Inc., BTFF Corporation, Greater Philly No. 1 Holding Company, Greater Philly No. 2 Holding Company, Health & Tennis Corporation of New York, Holiday Health Clubs of the East Coast, Inc., Holiday/Southeast Holding Corp., Jack LaLanne Holding Corp., New Fitness Holding Co., Inc., Nycon Holding Co., Inc., Rhode Island Holding Company, Tidelands Holiday Health Clubs, Inc., and U.S. Health, Inc.

TABLE OF CONTENTS

ARTICLE ONE DEFINED TERMS AND RULES OF INTERPRETATION	1

1.1 Defined Terms	1
1.2 Exhibits and Plan Schedules	17
1.3 Rules of Interpretation and Computation of Time	17

ARTICLE TWO CLASSIFICATION OF CLAIMS AND INTERESTS	18

2.1 Unclassified Claims	19
2.2 Unimpaired Classes of Claims and Interests	19
2.3 Impaired Classes of Claims	19
2.4 Impaired Classes of Claims and Interests	20

ARTICLE THREE TREATMENT OF CLAIMS AND INTERESTS	20

3.1 Unclassified Claims	20
3.2 Unimpaired Classes of Claims	21
3.3 Impaired Classes of Claims and Interests	23
3.4 Unimpaired Class of Interests	24
3.5 Special Provision Regarding Unimpaired Claims	25

ARTICLE FOUR ACCEPTANCE OR REJECTION OF THE PLAN	25

4.1 Impaired Classes of Claims Entitled to Vote	25
4.2 Acceptance by an Impaired Class	25
4.3 Presumed Acceptances by Unimpaired Classes	25
4.4 Presumed Rejection by Certain Impaired Classes	25
4.5 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	26
4.6 Elimination of Vacant Classes	26

ARTICLE FIVE MEANS FOR IMPLEMENTATION OF THE PLAN	26

5.1 Limited Substantive Consolidation for Purposes of Treating Impaired Claims Other Than Impaired Claims Against Only Bally	26
5.2 Restructuring Transactions	27
5.3 Continued Legal Existence and Vesting of Assets in the Reorganized Debtors	28
5.4 Corporate Governance, Directors, Officers, and Corporate Action	28
5.5 Cancellation of Notes, Instruments, Debentures, Preferred Stock and Common Stock	30
5.6 Issuance of New Securities and Related Documentation	30
5.7 Exit Financing	31
5.8 Sources of Cash for Plan Distributions	31
5.9 New Stockholders Agreement	31

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5.10 Old Affiliate Interests	32
5.11 Intercompany Claims	32
5.12 The Rights Offering and Subscription and Backstop Purchase Agreement	32

ARTICLE SIX PROVISIONS GOVERNING DISTRIBUTIONS	35

6.1 Distributions for Claims Allowed as of the Effective Date	35
6.2 No Postpetition Interest on Claims	35
6.3 Distributions by Reorganized Debtors	35
6.4 Delivery of Distributions and Undeliverable or Unclaimed Distributions	35
6.5 Record Date for Distributions	36
6.6 Allocation of Plan Distributions Between Principal and Interest	36
6.7 Means of Cash Payment	36
6.8 Withholding and Reporting Requirements	37
6.9 Setoffs	37
6.10 Fractional Shares	37
6.11 Surrender of Canceled Notes and Canceled Instruments of Securities	37
6.12 Lost, Stolen, Mutilated, or Destroyed Debt Securities	38

ARTICLE SEVEN TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	38

7.1 Assumption of Executory Contracts and Unexpired Leases	38
7.2 Claims Based on Rejection of Executory Contracts or Unexpired Leases	39
7.3 Cure of Defaults of Assumed Executory Contracts and Unexpired Leases	39
7.4 Compensation and Benefit Programs	40
7.5 Workers’ Compensation Programs	40

ARTICLE EIGHT PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS	40

8.1 Resolution of Disputed Claims	40
8.2 No Distributions Pending Allowance	41
8.3 Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims	41

ARTICLE NINE CONFIRMATION AND CONSUMMATION OF THE PLAN	42

9.1 Conditions to Confirmation	42
9.2 Conditions to Effective Date	42
9.3 Waiver of Conditions	44
9.4 Consequences of Non-Occurrence of Effective Date	44

ARTICLE TEN EFFECT OF PLAN CONFIRMATION	44

10.1 Binding Effect; Plan Binds All Holders of Claims and Interests	44
10.2 Releases and Related Injunctions	45
10.3 Discharge of Claims	47

ii

10.4 Preservation of Rights of Action; Settlement of Litigation Claims	47
10.5 Exculpation and Limitation of Liability	48
10.6 Injunction	48
10.7 Term of Bankruptcy Injunction or Stays	48
10.8 Termination of Subordination Rights and Settlement of Related Claims	49

ARTICLE ELEVEN RETENTION OF JURISDICTION	49

ARTICLE TWELVE MISCELLANEOUS PROVISIONS	51

12.1 Effectuating Documents and Further Transactions	51
12.2 Authority to Act	51
12.3 Exemption from Transfer Taxes	51
12.4 Bar Dates for Administrative Claims	52
12.5 Payment of Statutory Fees	52
12.6 Amendment or Modification of the Plan	52
12.7 Severability of Plan Provisions	52
12.8 Successors and Assigns	53
12.9 Revocation, Withdrawal, or Non-Consummation	53
12.10 Notice	53
12.11 Governing Law	54
12.12 Tax Reporting and Compliance	54
12.13 Schedules	54
12.14 Filing of Additional Documents	54
12.15 No Strict Construction	54
12.16 Conflicts	55
12.17 Dissolution of Creditors’ Committee	55
12.18 Fees and Expenses	55

iii

EXHIBITS

Exhibit A	Amended Certificate of Incorporation of Reorganized Bally

Exhibit B	Amended By-Laws of Reorganized Bally

Exhibit C	Subscription and Backstop Purchase Agreement

Exhibit D	DIP Credit Agreement Term Sheet

Exhibit E-1	Rejection Claims List For Bally

Exhibit E-2	Rejection Claims List For Affiliate Debtors

Exhibit F	New Credit Agreement Term Sheet

Exhibit G	New Senior Second Lien Notes Indenture

Exhibit H	Form of Rights Offering Senior Subordinated Notes Indenture, New Subordinated Notes Indenture and New Junior Subordinated Notes Indenture

Exhibit I	New Stockholders Agreement

Exhibit J	Prepetition Management Incentive Plan

Exhibit K	Registration Rights Agreement

Exhibit L	Restructuring Support Agreement

iv

PLAN SCHEDULES

Plan Schedule 1.1(a)	Non-Exclusive List of Litigation Claims, including derivative actions

Plan Schedule 1.1(b)	Non-Exclusive List of Subordinated Claims

v

INTRODUCTION
          Bally Total Fitness Holding Corporation (“Bally”) and the other above-captioned debtors and debtors-in-possession (collectively, the “Debtors”) propose the following prepackaged joint plan of reorganization for the resolution of the outstanding claims against and interests in the Debtors. Reference is made to the Disclosure Statement (as that term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan (as that term is defined herein), and certain related matters including, among other things, certain tax matters, the securities to be issued under this Plan and the proposed substantive consolidation of the Debtors’ cases for certain limited purposes. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127 and Fed. R. Bankr. P. 3019, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.
ARTICLE ONE
DEFINED TERMS AND RULES OF INTERPRETATION
     1.1 Defined Terms. Capitalized terms used in this Plan shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
          Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under section 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors’ Estates and operating the businesses of the Debtors (such as wages, salaries, and commissions for services and payments for inventory, leased equipment, and premises); (b) compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 327, 330, 331, 363, or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) all fees and charges assessed against the Debtors’ Estates under section 1930, chapter 123, of title 28, United States Code; (d) any amounts and obligations owed and outstanding under the DIP Credit Agreement; (e) the Backstop Commitment Fee, to the extent payable, and, as set forth more fully in the Subscription and Backstop Purchase Agreement, the reasonable legal fees and expenses of the Backstop Parties in connection with the Chapter 11 Cases and the negotiation, confirmation and implementation of this Plan and the transactions contemplated hereby; (f) the Prepetition Senior Notes Indenture Amendment Fee; (g) the Prepetition Senior Notes Indenture Trustee Fees, (h) the Prepetition Senior Subordinated Notes Indenture Trustee Fees; and (i) the reasonable fees and expenses of the Prepetition Noteholders Committee Professionals.
          Administrative Claims Bar Date means the Business Day which is thirty (30) days after the Effective Date or such other date as approved by order of the Bankruptcy Court.
          Affiliate Debtor(s) means, individually or collectively, a Debtor or Debtors other than Bally, as applicable.

          Allowed means, with respect to a Claim, an Allowed Claim in a particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.
          Allowed Claim means any Claim or portion thereof that is not a Disputed Claim and (a) that has been listed by a Debtor in its Schedules (if such Schedules are required by order of the Bankruptcy Court) as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed; (b) as to which no objection to allowance has been timely interposed in accordance with section 502 of the Bankruptcy Code and Bankruptcy Rule 2007 or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder; (c) as to which, upon the lifting of the automatic stay pursuant to section 362 of the Bankruptcy Code, the liability of the Debtors (allowance and the amount thereof) is determined by Final Order of a court of competent jurisdiction other than the Bankruptcy Court; or (d) that is expressly allowed by this Plan.
          The term “Allowed Claim” shall not, for purposes of computing distributions under this Plan, include interest on such Claim from and after the Petition Date, except as provided in section 506(b) of the Bankruptcy Code or as otherwise expressly set forth in this Plan.
          Allowed ___ Claim means an Allowed Claim of the type described.
          Amended Certificate of Incorporation and By-Laws means the amended certificate of incorporation and by-laws of Reorganized Bally in substantially the form attached to this Plan as Exhibit A and Exhibit B, respectively.
          Avoidance and Other Actions means any and all avoidance, recovery, subordination or other actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under sections 510 and 542-553 of the Bankruptcy Code.
          Backstop Commitment means $90,000,000 in the aggregate, and with respect to each Backstop Party, the amount listed on Schedule 1 to the Subscription and Backstop Purchase Agreement with respect to such Backstop Party.
          Backstop Commitment Fee means the fee to be paid by Bally (and guaranteed by each of the Affiliate Debtors) to each Backstop Party in consideration for its respective Backstop Commitment, as more fully described in the Subscription and Backstop Purchase Agreement attached to this Plan as Exhibit C.
          Backstop Parties means those Prepetition Senior Subordinated Noteholders that provided the Backstop Commitment, which Prepetition Senior Subordinated Noteholders are parties to the Subscription and Backstop Purchase Agreement.

2

          Ballot means each of the ballot forms distributed to each Holder of an Impaired Claim that is entitled to vote to accept or reject this Plan and on which the Holder is to indicate, among other things, acceptance or rejection of this Plan.
          Bally means Bally Total Fitness Holding Corporation, a Delaware corporation, debtor-in-possession in these Chapter 11 Cases pending in the Bankruptcy Court.
          Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended so as to be applicable in the Chapter 11 Cases.
          Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York, or any other court with jurisdiction over the Chapter 11 Cases.
          Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.
          Bar Date means, solely with respect to the Holders of Rejection Claims, the bar date for Filing proofs of Claim in the Chapter 11 Cases as set forth in Section 7.2 of this Plan.
          Business Day means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
          Cash means legal tender of the United States of America and equivalents thereof.
          Causes of Action means, without limitation, any and all claims, causes of action, demands, rights, actions, suits, damages, injuries, remedies, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses and franchises of any kind or character whatsoever, known, unknown, accrued or to accrue, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or under any other theory of law, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, including, without limitation, the Avoidance and Other Actions.
          Chapter 11 Cases means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.
          Claim means a “claim” as defined in section 101(5) of the Bankruptcy Code.
          Claims Objection Deadline means the last day for Filing objections to Rejection Claims, which day shall be (i) the later of (a) thirty (30) days after the Effective Date or (b) sixty (60) days after the Filing of a proof of claim for, or request for payment of, such Claim, or (ii) such other date as the Bankruptcy Court may order.
          Class means a category of Holders of Claims or Interests, as described in Article II hereof.

3

          Collateral means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.
          Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.
          Confirmation Hearing means the hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (i) approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (ii) confirmation of this Plan, as such hearing may be adjourned or continued from time to time.
          Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.
          Creditors’ Committee means the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, if any.
          Debtor(s) means, individually, any of the Debtors and, collectively, all of the above-captioned debtors and debtors-in-possession.
          DIP Agent means the administrative agent under the DIP Credit Agreement, and its successors and assigns.
          DIP Credit Agreement means the debtor-in-possession secured credit agreement governing the terms of the DIP Loan Facility to be entered into by Bally, as borrower, the Affiliate Debtors, as guarantors, DIP Agent and DIP Lenders (as amended, modified, or supplemented from time to time), if the Debtors determine a DIP Credit Agreement is necessary, with terms no less favorable in the aggregate for the Debtors than those in the DIP Credit Agreement Term Sheet.
          DIP Credit Agreement Obligations means any loans and other indebtedness and obligations of any or all of the Debtors to any or all of the DIP Agent and the DIP Lenders pursuant to the DIP Credit Agreement and the other DIP Credit Documents.
          DIP Credit Agreement Term Sheet means the term sheet attached to this Plan as Exhibit D.
          DIP Credit Documents means all of the agreements, documents and instruments entered into in connection with the DIP Credit Agreement.
          DIP Lenders means each of the financial institutions party to the DIP Credit Agreement and identified as “Lenders” therein, and their respective successors and assigns.
          DIP Lenders Claims means any and all Claims of, and any other obligations and liabilities owed to, the DIP Agent and DIP Lenders arising from or related to the DIP Credit Agreement and any other DIP Credit Document, including, without limitation, the DIP Credit Agreement Obligations.

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          DIP Lenders Liens means any security interests and Liens granted by any Debtor to the DIP Agent and/or any DIP Lender in order to secure the repayment of any DIP Lenders Claims.
          DIP Loan Facility means the credit facility in the aggregate principal amount not to exceed $292,000,000 to be provided to the Debtors during the Chapter 11 Cases pursuant to the DIP Credit Agreement if the Debtors determine a DIP Credit Agreement is necessary, the proceeds of which would be used to refinance the Prepetition Lenders Claims and for general corporate purposes.
          Disbursing Agent means the Reorganized Debtors or any party designated by the Reorganized Debtors to serve as disbursing agent under this Plan. For purposes of distributions under this Plan to the Holders of Allowed Prepetition Lenders Claims, Allowed Prepetition Senior Notes Claims and Allowed Prepetition Senior Subordinated Notes Claims, the Prepetition Agent, the Prepetition Senior Notes Indenture Trustee and the Prepetition Senior Subordinated Notes Indenture Trustee, respectively, will be and shall act as the Disbursing Agent.
          Disclosure Statement means that certain disclosure statement (including all exhibits and schedules thereto) dated as of the date hereof, relating to this Plan, which was distributed by Bally on or about such date to the Prepetition Senior Noteholders and the Prepetition Senior Subordinated Noteholders existing as of the Voting Record Date in connection with the prepetition solicitation of their votes pursuant to section 1126(b) of the Bankruptcy Code.
          Disputed Claim means a Claim, or any portion thereof, that (a) if the Debtors are required by order of the Bankruptcy Court to file Schedules, (i) has not been Scheduled by the Debtors or has been Scheduled at zero, or has been Scheduled as contingent, unliquidated or disputed and for which no proof of claim has been timely filed with the Bankruptcy Court or (ii) is in excess of the amount Scheduled as other than disputed, contingent or unliquidated, (b) is the subject of an objection or request for estimation filed in the Bankruptcy Court and which objection or request for estimation has not been withdrawn or overruled by a Final Order of the Bankruptcy Court, (c) is a Subordinated Claim and/or (d) is otherwise disputed by any of the Debtors in accordance with applicable law, which dispute has not been withdrawn, resolved or overruled by Final Order.
          Distribution Record Date means the Confirmation Date.
          Effective Date means the Business Day that this Plan becomes effective as provided in Article IX hereof.
          Entity means an “entity” as defined in section 101(15) of the Bankruptcy Code.
          Estate(s) means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.
          Exchange Act means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as amended.

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          Exhibit means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time).
          File, Filed, or Filing means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
          Final Order means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, or, in the event that an appeal, writ of certiorari or reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.
          Holder means a Person or an Entity holding a Claim or Interest and, with respect to Prepetition Senior Notes Claims and Prepetition Senior Subordinated Notes Claims, the beneficial holder as of the applicable date of determination or any authorized agent of such Person or Entity who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the voting instructions that are attached to the Ballot or Master Ballot, as applicable.
          Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.
          Impaired Unsecured Claim means any (a) Prepetition Senior Notes Claim, (b) Prepetition Senior Subordinated Notes Claim, or (c) Rejection Claim.
          Initial Distribution Date means the date as determined by the Reorganized Debtors upon which the initial distributions of property under this Plan will be made to Holders of Allowed Claims, which date shall be as soon as practicable after the Effective Date unless otherwise extended by order of the Bankruptcy Court.
          Intercompany Claim means (a) any account reflecting intercompany book entries by one Debtor with respect to any other Debtor or (b) any Claim that is not reflected in such book entries and is held by a Debtor against any other Debtor.
          Interest means the legal, equitable, contractual, and other rights of the Holders of any ownership interest in any Debtor existing as of the Petition Date, including, without limitation, the Old Equity Interests, which shall also include the rights of any Person or Entity to purchase or demand the issuance of any of the foregoing and shall include: (a) conversion, exchange, voting, participation, and dividend rights; (b) liquidation preferences; (c) options, warrants, and put rights; and (d) share-appreciation rights.

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          IRC means the Internal Revenue Code of 1986, as amended.
          IRS means the Internal Revenue Service of the United States of America.
          Lien means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.
          Litigation Claims means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any Person or Entity, including, without limitation, the Causes of Action of any Debtor. A non-exclusive list of the Litigation Claims held by the Debtors as of the Petition Date is attached hereto as Plan Schedule 1.1(a), which shall be deemed to include the derivative actions filed against the Debtors listed on such Plan Schedule and any Causes of Action against any Person or Entity listed on Exhibit E-1 or Exhibit E-2 to this Plan.
          Majority Backstop Parties means Backstop Parties holding in excess of 50% of the principal amount of Prepetition Senior Subordinated Notes held by all of the Backstop Parties.
          Master Ballot means the ballot distributed to holders of record of the Prepetition Senior Notes and Prepetition Senior Subordinated Notes to record the votes of the beneficial holders of the Prepetition Senior Notes and Prepetition Senior Subordinated Notes, respectively, as of the Voting Record Date.
          New Agent means the administrative agent under the New Credit Agreement, and its successors and assigns.
          New Common Stock means the shares of common stock of Reorganized Bally authorized to be issued pursuant to this Plan and the Amended Certificate of Incorporation and By-Laws.
          New Credit Agreement means that certain secured credit agreement between Reorganized Bally, as borrower, those entities identified as “Guarantors” in the New Credit Agreement, New Agent and New Lenders (as amended, modified, or supplemented from time to time), in an aggregate principal amount of at least $292 million, and with terms no less favorable in the aggregate to the Reorganized Debtors than those in the New Credit Agreement Term Sheet. The New Credit Agreement may be effectuated by an amendment to, amendment and restatement of, or refinancing of, the Prepetition Credit Agreement, and in the event a DIP Loan Facility is assumed by the Reorganized Debtors, the New Credit Agreement may incorporate and govern the terms of the assumed DIP Loan Facility on terms no less favorable in the aggregate for the Reorganized Debtors than those set forth in the New Credit Agreement Term Sheet.
          New Credit Agreement Term Sheet means the term sheet attached to this Plan as Exhibit F.

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          New Junior Subordinated Notes means the New Junior Subordinated Notes due 2013 to be issued by Reorganized Bally under the New Junior Subordinated Notes Indenture in the aggregate principal amount not to exceed 21.7% of the Allowed Prepetition Senior Subordinated Notes Claims plus 21.7% of the Allowed Class 6-B-1 Claims. The New Junior Subordinated Notes shall be subordinate in priority of payment to the New Senior Second Lien Notes, the Rights Offering Senior Subordinated Notes and the New Subordinated Notes.
          New Junior Subordinated Notes Indenture means that certain Amended and Restated Indenture, to be dated as of the Effective Date, among Reorganized Bally, as issuer, and the New Junior Subordinated Notes Indenture Trustee, relating to the New Junior Subordinated Notes, substantially in the form of Exhibit H attached to this Plan.
          New Junior Subordinated Notes Indenture Trustee means U.S. Bank National Association, as the indenture trustee under the New Junior Subordinated Notes Indenture, and its successors and assigns.
          New Lenders means each of the financial institutions party to the New Credit Agreement and identified as “Lenders” therein, and their respective successors and assigns.
          New Securities and Documents has the meaning given in Section 5.6 of this Plan.
          New Senior Second Lien Notes means the New Senior Second Lien Notes due 2011 to be issued by Reorganized Bally under the New Senior Second Lien Notes Indenture in the aggregate principal amount of $247,337,500. The New Senior Second Lien Notes shall be senior in priority of payment over the Rights Offering Senior Subordinated Notes, the New Subordinated Notes and the New Junior Subordinated Notes. The New Senior Second Lien Notes will be secured by Liens on the same assets that secure the obligations under the New Credit Agreement and subordinate in priority to the Liens securing the obligations under the New Credit Agreement as set forth in the New Credit Agreement Term Sheet.
          New Senior Second Lien Notes Indenture means that certain Indenture, to be dated as of the Effective Date, among Reorganized Bally, as issuer, certain Affiliate Debtors, as guarantors, and the New Senior Second Lien Notes Indenture Trustee, relating to the New Senior Second Lien Notes, substantially in the form of Exhibit G attached to this Plan.
          New Senior Second Lien Notes Indenture Trustee means U.S. Bank National Association, as the indenture trustee under the New Senior Second Lien Notes Indenture, and its successors and assigns.
          New Stockholders Agreement means that certain stockholders agreement to be entered into on the Effective Date by and among Reorganized Bally and all holders of the New Common Stock, substantially in the form of Exhibit I attached to this Plan.
          New Subordinated Notes means the New Subordinated Notes due 2013 to be issued by Reorganized Bally under the New Subordinated Notes Indenture in the aggregate principal amount not to exceed 24.8% of the Allowed Prepetition Senior Subordinated Notes Claims plus 24.8% of the Allowed Class 6-B-1 Claims. The New Subordinated Notes shall be subordinate in priority of payment to the New Senior Second Lien Notes and the Rights Offering

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Senior Subordinated Notes, and senior in priority of payment to the New Junior Subordinated Notes.
          New Subordinated Notes Indenture means that certain Amended and Restated Indenture, to be dated as of the Effective Date, among Reorganized Bally, as issuer, and the New Subordinated Notes Indenture Trustee, relating to the New Subordinated Notes, substantially in the form of Exhibit H attached to this Plan.
          New Subordinated Notes Indenture Trustee means U.S. Bank National Association, as the indenture trustee under the New Subordinated Notes Indenture, and its successors and assigns.
          Non-Tax Priority Claim means a Claim, other than an Administrative Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.
          Old Affiliate Interests means, collectively, the shares of stock, whether common or preferred, general and limited partnership interests, or member or other ownership interests of the Affiliate Debtors, as applicable, issued and outstanding as of the Petition Date, and all options, warrants, calls, rights, puts, awards, commitments, or any other agreements of any character to acquire such stock or interests.
          Old Common Stock means the common stock of Bally that is outstanding immediately prior to the Petition Date, including, without limitation, treasury stock and all options, warrants, calls, rights, puts, awards, commitments, or any other agreements of any character to acquire such common stock, and any of such interests that are authorized to be issued but that have not been issued.
          Old Equity Interests means the Old Common Stock and all issued, unissued, authorized or outstanding shares or stock (including common stock or preferred stock), together with any warrants, options or contract rights to purchase or acquire any shares or stock at any time or other contract rights with any Debtor in any way related thereto.
          Other Secured Claim means a Secured Claim other than an Administrative Claim, Secured Tax Claim or Prepetition Lenders Claim.
          Person means any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.
          Petition Date means the date on which the Debtors file their petitions for relief commencing the Chapter 11 Cases.
          Plan means this joint prepackaged chapter 11 plan of reorganization, including the Exhibits and Plan Schedules and all supplements, appendices, and schedules thereto, either in its present form or as the same may be altered, amended, modified or otherwise supplemented from time to time.

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          Plan Schedule means a schedule annexed to either this Plan or as an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time).
          Prepetition Agent means JPMorgan Chase Bank, N.A., as the administrative agent under the Prepetition Credit Agreement, and its successors and assigns.
          Prepetition Credit Agreement means that certain amended and restated credit agreement, dated as of October 16, 2006 (as amended, modified, or supplemented from time to time), by and among Bally, as borrower, certain Affiliate Debtors as Guarantors, Prepetition Agent and Prepetition Lenders.
          Prepetition Credit Agreement Notes means, collectively, the notes evidencing the Prepetition Credit Agreement Obligations that were issued by Bally prior to the Petition Date to the Prepetition Agent and Prepetition Lenders under the Prepetition Credit Agreement.
          Prepetition Credit Agreement Obligations means the “Obligations” as described and defined in the Prepetition Credit Agreement.
          Prepetition Credit Documents means the “Credit Documents” as described and defined in the Prepetition Credit Agreement.
          Prepetition Lenders means each of the financial institutions party to the Prepetition Credit Agreement and identified as “Lenders” therein, and their respective successors and assigns.
          Prepetition Lenders Claims means any and all Claims of, and any other obligations and liabilities owed to, the Prepetition Agent and Prepetition Lenders arising from or related to the Prepetition Credit Agreement and any other Prepetition Credit Document, including, without limitation, the Prepetition Credit Agreement Obligations, which Claims shall be deemed, pursuant to sections 502 and 506 of the Bankruptcy Code, Allowed secured claims pursuant to this Plan in the aggregate principal amount of $262,400,000, plus interest and reasonable fees, costs and expenses that have accrued but remain unpaid as of the Effective Date pursuant to the Prepetition Credit Documents (which final aggregate amount shall be set forth in the Confirmation Order).
          Prepetition Lenders Liens means the security interests and Liens granted by any Debtor to the Prepetition Agent and/or any Prepetition Lender in order to secure the repayment of any Prepetition Lenders Claims.
          Prepetition Management Incentive Plan means that certain management incentive plan approved by the Board of Directors of Bally on or about May 28, 2007, and described in Exhibit J attached hereto.
          Prepetition Noteholders Committee means the ad hoc committee of Holders of Prepetition Senior Notes and Prepetition Senior Subordinated Notes in existence as of the Petition Date.

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          Prepetition Noteholders Committee Professionals means Akin Gump Strauss Hauer & Feld and Houlihan Lokey Howard & Zukin Capital, Inc.
          Prepetition Senior Noteholders means the Holders of the Prepetition Senior Notes Claims.
          Prepetition Senior Notes means the 10.5% Senior Notes due 2011 issued by Bally prior to the Petition Date under the Prepetition Senior Notes Indenture.
          Prepetition Senior Notes Claims means any and all Claims, obligations and liabilities arising from or related to the Prepetition Senior Notes and/or Prepetition Senior Notes Indenture, including, without limitation, the “Indenture Obligations” (as such term is defined in the Prepetition Senior Notes Indenture), which Claims shall be Allowed in the aggregate principal amount of $235,000,000, plus interest and reasonable fees, costs and expenses that have accrued but remain unpaid as of the Petition Date pursuant to the Prepetition Senior Notes Indenture (which final aggregate amount shall be set forth in the Confirmation Order).
          Prepetition Senior Notes Indenture means that certain Indenture, dated as of July 2, 2003, among Bally, as issuer, certain Affiliate Debtors, as guarantors, and the Prepetition Senior Notes Indenture Trustee, relating to the Prepetition Senior Notes (as amended, modified, or supplemented from time to time).
          Prepetition Senior Notes Indenture Amendment Fee means that certain amendment fee in the aggregate amount of $4,700,000, which fee shall be (i) in consideration of the amendments to the Prepetition Senior Notes Indenture as reflected in the New Prepetition Senior Notes Indenture; and (ii) paid to the Prepetition Senior Notes Indenture Trustee for the benefit of all Prepetition Senior Noteholders and shared on a Pro Rata basis with such holders.
          Prepetition Senior Notes Indenture Trustee means U.S. Bank National Association, as the indenture trustee under the Prepetition Senior Notes Indenture, and its successors and assigns.
          Prepetition Senior Notes Indenture Trustee Fees means the reasonable, unpaid out-of-pocket costs and expenses incurred by the Prepetition Senior Notes Indenture Trustee through the Effective Date in accordance with the Prepetition Senior Note Indenture.
          Prepetition Senior Subordinated Noteholders means the Holders of the Prepetition Senior Subordinated Notes Claims.
          Prepetition Senior Subordinated Notes means, collectively, the 9.875% Senior Subordinated Notes due 2007, Series B, and the 9.875% Senior Subordinated Notes due 2007, Series D, issued by Bally prior to the Petition Date under the Prepetition Senior Subordinated Notes Indenture.
          Prepetition Senior Subordinated Notes Claims means any and all Claims, obligations and liabilities arising from or related to the Prepetition Senior Subordinated Notes and/or Prepetition Senior Subordinated Notes Indenture, including, without limitation, the “Indenture Obligations” (as such term is defined in the Prepetition Senior Subordinated Notes

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Indenture), which Claims shall be Allowed in the aggregate amount (including accrued and unpaid interest) of $323,041,667.
          Prepetition Senior Subordinated Notes Indenture means, collectively, that certain Indenture, dated as of October 7, 1997, and that certain Indenture, dated as of December 16, 1998, in each case by and between Bally, as issuer, and the Prepetition Senior Subordinated Notes Indenture Trustee, relating to the Prepetition Senior Subordinated Notes (as amended, modified, or supplemented from time to time).
          Prepetition Senior Subordinated Notes Indenture Trustee means U.S. Bank National Association, as the indenture trustee under the Prepetition Senior Subordinated Notes Indenture, and its successors and assigns.
          Prepetition Senior Subordinated Notes Indenture Trustee Fees means the reasonable, unpaid out-of-pocket costs and expenses incurred by the Prepetition Senior Subordinated Notes Indenture Trustee through the Effective Date in accordance with the Prepetition Senior Subordinated Note Indenture.
          Priority Tax Claim means a Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code, including a Secured Tax Claim.
          Professional means (a) any professional employed in the Chapter 11 Cases pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and (b) any professional or other Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.
          Professional Fees means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred after the Petition Date and prior to and including the Effective Date (including expenses of the members of the Creditors’ Committee incurred as members of the Creditors’ Committee in discharge of their duties as such).
          Professional Fees Bar Date means the Business Day which is sixty (60) days after the Effective Date or such other date as approved by order of the Bankruptcy Court.
          Pro Rata means with respect to a distribution regarding a particular Class (or several Classes taken as a whole), the proportion that (a) the Allowed amount of a Claim in a particular Class (or several Classes taken as a whole) bears to (b) the aggregate Allowed amount of all Claims in such Class (or several Classes taken as a whole), unless this Plan provides otherwise.
          Quarterly Distribution Date means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within thirty (30) days of the end of a calendar quarter, then the first Quarterly Distribution Date will be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter in which the Effective Date falls.

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          Registration Rights Agreement means that certain registration rights agreement to be entered into on the Effective Date between Reorganized Bally and certain holders of the New Common Stock, substantially in the form of Exhibit K attached to this Plan.
          Reinstated means, with respect to any Claim, (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with Section 1124 of the Bankruptcy Code or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) of the Bankruptcy Code expressly does not require to be cured; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a non-monetary obligation, other than a default arising from failure to operate a non-residential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than any Debtor or an insider of any Debtor) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim.
          Rejection Claim means an unsecured claim listed on the Rejection Claims List.
          Rejection Claims List means (i) with respect to Bally, the list of Rejection Claims set forth on Exhibit E-1 to this Plan, and (ii) with respect to the Affiliate Debtors, the list of Rejection Claims set forth on Exhibit E-2 to this Plan.
          Related Persons means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former affiliates (whether by operation of law or otherwise) and each of their respective members, partners, equity-holders, officers, directors, employees, representatives, advisors, attorneys, agents and professionals, in each case acting in such capacity on or any time after the Petition Date, and any Person claiming by or through any of them; provided, however, that no insurers of the Debtors and no Person or Entity listed on Exhibit E-1 or E-2 to this Plan shall constitute a Related Person.
          Released Parties means, collectively, (i) the Debtors, their Estates, and the Reorganized Debtors, (ii) the Holders of Prepetition Lenders Claims and the agents under the Prepetition Credit Agreement, (iii) the Holders of DIP Lenders Claims and the agents under the DIP Credit Agreement, (iv) the Prepetition Senior Notes Indenture Trustee and each Prepetition Senior Noteholder (solely in its capacity as a Prepetition Senior Noteholder), (v) the Prepetition Senior Subordinated Notes Indenture Trustee and each Prepetition Senior Subordinated Noteholder (solely in its capacity as a Prepetition Senior Subordinated Noteholder), (vi) each Backstop Party (solely in its capacity as a Backstop Party), (vii) the Creditors’ Committee, if any, and (viii) the Prepetition Noteholders Committee, and the respective Related Persons of each of the foregoing; provided, however, that no Person or Entity listed on Exhibit E-1 or E-2 to this Plan shall be considered or deemed a Released Party.

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          Reorganized Bally means Bally Total Fitness Holding Corporation, a Delaware corporation, as reorganized pursuant to this Plan on or after the Effective Date.
          Reorganized Debtors means the Debtors as reorganized pursuant to this Plan on or after the Effective Date.
          Restructuring Support Agreement means that certain Restructuring Support Agreement, dated as of June 15, 2007 between Bally and the Prepetition Senior Subordinated Noteholders and Prepetition Senior Noteholders party thereto, in substantially the form attached hereto as Exhibit L.
          Restructuring Transactions has the meaning ascribed thereto in Section 5.2 of this Plan.
          Rights means the non-detachable, non-certificated rights to purchase the Rights Offering Senior Subordinated Notes in an aggregate principal amount not to exceed the Rights Offering Amount as provided for in the Rights Offering.
          Rights Offering means that certain rights offering of Rights Offering Senior Subordinated Notes whereby Rights Offering Recipients shall be offered the opportunity to subscribe for the Rights Offering Senior Subordinated Notes at the Subscription Price (and if not exercised by such Persons, including by exercise of oversubscription rights, to be purchased by the Backstop Parties in accordance with the terms and conditions of the Subscription and Backstop Purchase Agreement).
          Rights Offering Amount means an amount equal to 27.9% of Allowed Prepetition Senior Subordinated Notes Claims in Class 6-A and Allowed Rejection Claims against only Bally in Class 6-B-1.
          Rights Offering Consideration means Cash.
          Rights Offering Period means the time period during which the Rights Offering Recipients may subscribe to purchase the Rights Offering Senior Subordinated Notes, which period shall commence on the Subscription Commencement Date and expire on the Subscription Expiration Date.
          Rights Offering Recipients means Holders of Allowed Claims in Classes 6-A and 6-B-1 existing as of the applicable Rights Offering Recipients Record Date.
          Rights Offering Recipients Record Date means (i) with respect to any Prepetition Senior Subordinated Noteholder, the earliest date reasonably practicable occurring after the Petition Date and following approval of such date by order of the Bankruptcy Court and (ii) with respect to any holder of an Allowed Class 6-B-1 Claim, the later of the Effective Date and the date upon which such Claim becomes an Allowed Claim.
          Rights Offering Senior Subordinated Notes means the senior subordinated notes in an aggregate principal amount not to exceed the Rights Offering Amount, which Rights Offering Senior Subordinated Notes shall be subordinate in priority of payment to the New Senior Second

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Lien Notes and senior in priority of payment to the New Subordinated Notes and the New Junior Subordinated Notes.
          Rights Offering Senior Subordinated Notes Indenture means that certain Indenture, to be dated as of the Effective Date, among Reorganized Bally, as issuer, and the Rights Offering Senior Subordinated Notes Indenture Trustee, relating to the Rights Offering Senior Subordinated Notes, substantially in the form of Exhibit H attached to this Plan.
          Rights Offering Senior Subordinated Notes Indenture Trustee means the indenture trustee under the Rights Offering Senior Subordinated Notes Indenture, and its successors and assigns.
          Scheduled means with respect to any Claim, the status and amount, if any, of such Claim as set forth in the Schedules, if any such Schedules are required to be filed by order of the Bankruptcy Court.
          Schedules means the schedules of assets and liabilities, the list of Holders of Interests and the statements of financial affairs, if any, Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rules, as such schedules have been or may be further modified, amended or supplemented in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.
          Secured Claim means a Claim that is secured by a Lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.
          Secured Tax Claim means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.
          Securities Act means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended.
          Subordinated Claim means any Claim which is subordinated to Claims in Classes 6-A, 6-B-1 and/or 6-B-2 pursuant to section 510(b) or (c) of the Bankruptcy Code. A non-exclusive list of the Subordinated Claims is attached to this Plan as Plan Schedule 1.1(b).
          Subscribing Rights Offering Recipient means a Rights Offering Recipient who executes and delivers the Subscription Form to Bally or other applicable Disbursing Agent prior to the expiration of the applicable Rights Offering Period.
          Subscription and Backstop Purchase Agreement means that certain Subscription and Backstop Purchase Agreement dated June 27, 2007 by and among Bally and the Backstop Parties, a copy of which is attached to this Plan as Exhibit C.

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          Subscription Commencement Date means, with respect to any Rights Offering Recipient, the earliest date (a) reasonably practicable occurring after the Rights Offering Recipients Record Date applicable for such Rights Offering Recipient and (b) approved by order of the Bankruptcy Court.
          Subscription Expiration Date means the date on which the Rights Offering Period shall expire as set forth in the Subscription Form, which date shall be the date that is twenty (20) Business Days after the Subscription Commencement Date (or such later date as approved by order of the Bankruptcy Court).
          Subscription Form means each “Subscription Form for Rights Offering in Connection with the Debtors’ Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code” to be completed and executed by each Subscribing Rights Offering Recipient in connection with its purchase of Rights Offering Senior Subordinated Notes and to be delivered to Bally or other applicable Disbursing Agent prior to the expiration of the applicable Rights Offering Period.
          Subscription Notification Date means a date that is not later than five (5) Business Days following the applicable Subscription Expiration Date.
          Subscription Payment Date means a date that is not later than five (5) Business Days following the applicable Subscription Notification Date (or such later date as approved in writing by the Debtors or Reorganized Debtors); provided, however, that such date must occur on or prior to the Effective Date with respect to the Prepetition Senior Subordinated Noteholders.
          Subscription Price means $1.00 per dollar of principal amount of Rights Offering Senior Subordinated Notes.
          Subsequent Distribution means any distribution of property under this Plan to Holders of Allowed Claims other the initial distribution given on the Initial Distribution Date.
          Substantive Consolidation Order means the order, or provision of the Confirmation Order, substantively consolidating the Chapter 11 Cases on the limited basis as provided in Section 5.1 of this Plan.
          Transfer or Transferable means, with respect to any security or the right to receive a security or to participate in any offering of any security, including the Rights Offering, (i) the sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in, or other disposition of such security or right or the beneficial ownership thereof, (ii) the offer to make such a sale, transfer, constructive sale, or other disposition, and (iii) each option, agreement, arrangement, or understanding, whether or not in writing and whether or not directly or indirectly, to effect any of the foregoing. The term “constructive sale” for purposes of this definition means (i) a short sale with respect to such security or right, (ii) entering into or acquiring an offsetting derivative contract with respect to such security or right, (iii) entering into or acquiring a futures or forward contract to deliver such security or right, or (iv) entering into any transaction that has substantially the same effect as any of the foregoing. The term “beneficially owned” or “beneficial ownership” as used in this definition shall include, with

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respect to any security or right, the beneficial ownership of such security or right by a Person and by any direct or indirect subsidiary of such Person.
          Unexercised Rights has the meaning given in Section 5.12(a) of this Plan.
          Unimpaired Claim means a Claim that is not impaired within the meaning of section 1124 of the Bankruptcy Code.
          Unimpaired Unsecured Claim means a Claim that is not an Administrative Claim, Priority Tax Claim, Non-Tax Priority Claim, Other Secured Claim, Prepetition Lenders Claim, Impaired Unsecured Claim, Subordinated Claim or Intercompany Claim.
          Voting Deadline means July 27, 2007.
          Voting Record Date means June 22, 2007.
     1.2 Exhibits and Plan Schedules. All Exhibits and Plan Schedules are incorporated into and are a part of this Plan as if set forth in full herein. Holders of Claims and Interests may obtain a copy of the Exhibits and Plan Schedules upon written request to the Debtors. The Exhibits and Plan Schedules may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours or obtained by written request to counsel to the Debtors.
     1.3 Rules of Interpretation and Computation of Time. For purposes of this Plan, unless otherwise provided herein:
          (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural;
          (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions;
          (c) any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified, or supplemented pursuant to this Plan;
          (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns;
          (e) all references in this Plan to Sections, Articles, and Schedules are references to Sections, Articles, and Schedules of or to this Plan;
          (f) the words “herein,” “hereunder,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan;

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          (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan;
          (h) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release, or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules;
          (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply to this Plan; and
          (j) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.
ARTICLE TWO
CLASSIFICATION OF CLAIMS AND INTERESTS
     All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified as described below.
          This Plan constitutes a single plan of reorganization for all Debtors for all purposes, including, without limitation, for voting, confirmation, and distribution purposes. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. As described more fully in Section 5.1 below, this Plan contemplates and is predicated upon entry of an order substantively consolidating the Debtors for the limited purposes of voting, confirmation and distribution with respect to Allowed Class 5 Claims and Allowed Class 6-C-2 Claims only.
Summary of Classification of Claims and Interests

Class	Claim	Status	Voting Rights
1.	Non-Tax Priority Claims	Unimpaired	Deemed to Accept
2.	Other Secured Claims	Unimpaired	Deemed to Accept
3.	Unimpaired Unsecured Claims	Unimpaired	Deemed to Accept
4.	Prepetition Lenders Claims	Unimpaired	Deemed to Accept
5.	Prepetition Senior Notes Claims	Impaired	Entitled to Vote

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Summary of Classification of Claims and Interests

Class	Claim	Status	Voting Rights
6-A.	Prepetition Senior Subordinated Notes Claims	Impaired	Entitled to Vote
6-B-1.	Rejection Claims Against Only Bally	Impaired	Deemed to Reject
6-B-2.	Rejection Claims Against Any Affiliate Debtor	Impaired	Deemed to Reject
7.	Subordinated Claims	Impaired	Deemed to Reject
8.	Old Equity Interests in Bally	Impaired	Deemed to Reject
9.	Old Equity Interests in Affiliate Debtors	Unimpaired	Deemed to Accept
     2.1 Unclassified Claims (not entitled to vote on this Plan)
          (a) Administrative Claims.
          (b) Priority Tax Claims.
     2.2 Unimpaired Classes of Claims and Interests (deemed to have accepted this Plan and, therefore, not entitled to vote on this Plan under section 1126(f) of the Bankruptcy Code).
(i)	Class 1: Class 1 consists of all Non-Tax Priority Claims.

(ii)	Class 2: Class 2 consists of all Other Secured Claims. Class 2 consists of separate subclasses for each Other Secured Claim that may exist against the Debtors.

(iii)	Class 3: Class 3 consists of all Unimpaired Unsecured Claims.

(iv)	Class 4: Class 4 consists of all Prepetition Lenders Claims.

(v)	Class 9: Class 9 consists of all Old Affiliate Interests.
     2.3 Impaired Classes of Claims (entitled to vote on this Plan).
(i)	Class 5: Class 5 consists of all Prepetition Senior Notes Claims.

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(ii)	Class 6-A: Class 6-A consists of all Prepetition Senior Subordinated Notes Claims.
     2.4 Impaired Classes of Claims and Interests (deemed to have rejected this Plan and, therefore, not entitled to vote on this Plan).
(i)	Class 6-B-1: Class 6-B-1 consists of all Rejection Claims against only Bally, but not Rejection Claims against Bally for which one or more Affiliate Debtors are also liable pursuant to a guaranty or otherwise.

(ii)	Class 6-B-2: Class 6-B-2 consists of all Rejection Claims against any Affiliate Debtor (including, without limitation, Rejection Claims against Bally for which one or more Affiliate Debtors are also liable pursuant to a guaranty or otherwise).

(iii)	Class 7: Class 7 consists of all Subordinated Claims.

(iv)	Class 8: Class 8 consists of all Old Equity Interests of Bally.
ARTICLE THREE
TREATMENT OF CLAIMS AND INTERESTS
     3.1 Unclassified Claims
          (a) Administrative Claims Generally. Subject to the provisions of sections 330(a), 331, and 503(b) of the Bankruptcy Code, each Administrative Claim shall be paid by the Debtors or Reorganized Debtors, at their election, (i) in full, in Cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of the Effective Date or the date upon which there is a Final Order allowing such Administrative Claim, (ii) upon such other terms as may exist in the ordinary course of such Debtor’s business or (iii) upon such other terms as may be agreed upon in writing between the Holder of such Administrative Claim and the Debtors, in each case in full satisfaction, settlement, discharge and release of, and in exchange for, such Administrative Claim.
               (i) Professional Fees. All final fee applications for Professional Fees incurred prior to the Effective Date and for services rendered during or in connection with the Chapter 11 Cases shall be filed with the Bankruptcy Court no later than the Professional Fees Bar Date; provided, however, that the reasonable fees and expenses incurred on or after the Petition Date by the Prepetition Noteholders Committee Professionals pursuant to agreements with the Debtors entered into prior to, on, or subsequent to the Petition Date, shall be paid by the Debtors or Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors’ business, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court. If the Debtors or Reorganized Debtors and any such professional cannot agree on the amount of fees and expenses to be paid to such party, the reasonableness of any such fees and expenses shall be determined by the Bankruptcy Court.

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               (ii) Claims Arising Under the DIP Credit Agreement. On the Effective Date, any and all DIP Lenders Claims shall be (A) paid in full in Cash, (B) assumed by the applicable Reorganized Debtors on terms and conditions acceptable to the Holders of such Claims, which terms and conditions may be evidenced by the New Credit Agreement or in some other manner acceptable to such Holders with terms no less favorable in the aggregate for the Debtors and/or Reorganized Debtors than those in the New Credit Agreement, or (C) satisfied in such other manner with terms no less favorable in the aggregate for the Debtors and/or Reorganized Debtors than those in the New Credit Agreement as the applicable Debtors or Reorganized Debtors and such Holders shall have agreed in writing. On the full payment or other satisfaction of such Claims, unless such DIP Lenders Liens have been continued as part of the treatment of such Claims pursuant to clause (B) or (C) above and the Confirmation Order, the DIP Lenders Liens shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. To the extent the DIP Credit Documents bind the Holders of DIP Lenders Claims as to the manner in which their Claims may be treated pursuant to this Plan, no further agreement or consent from such Holders shall be necessary in order to provide such treatment in accordance with the provisions hereof.
          (b) Priority Tax Claims. The legal, equitable and contractual rights of the Holders of Priority Tax Claims are unaltered by this Plan. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the applicable Debtor (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other less favorable treatment as to which the applicable Debtor or Reorganized Debtor and the Holder of such Allowed Priority Tax Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code, including payment in accordance with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims incurred by the applicable Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and conditions relating thereto in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court. Each Holder of an Allowed Secured Tax Claim shall retain the Liens securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided herein. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Secured Tax Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
     3.2 Unimpaired Classes of Claims
          (a) Class 1: Non-Tax Priority Claims. The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by this Plan. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim on the Effective Date or (ii) the date on which such Class 1 Claim becomes an

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Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the applicable Debtor: (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the applicable Debtor or Reorganized Debtor and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 1 Claims incurred by the applicable Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court.
          (b) Class 2: Other Secured Claims. The legal, equitable and contractual rights of the Holders of Class 2 Claims are unaltered by this Plan. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 2 Claim is an Allowed Class 2 Claim on the Effective Date or (ii) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claims, at the election of the applicable Debtor: (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the applicable Debtor or Reorganized Debtor and the Holder of such Allowed Class 2 Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 2 Claims incurred by the applicable Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court. Each Holder of an Allowed Other Secured Claim shall retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final payment of such Allowed Other Secured Claim is made as provided herein. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Other Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
          (c) Class 3: Unimpaired Unsecured Claims. The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by this Plan. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 3 Claim is Allowed on the Effective Date or (ii) the date on which such Class 3 Claim becomes Allowed, each Holder of an Allowed Class 3 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the applicable Debtor: (A) Cash equal to the amount of such Allowed Class 3 Claim; (B) such other less favorable treatment as to which the applicable Debtor or Reorganized Debtor and the Holder of such Allowed Class 3 Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by the applicable Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any

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agreements relating thereto in the discretion of the applicable Debtor or Reorganized Debtor without further notice to or order of the Bankruptcy Court.
          (d) Class 4: Prepetition Lenders Claims. Unless earlier refinanced by a DIP Loan Facility, on the Effective Date, any and all Allowed Class 4 Claims shall be (A) paid in full in Cash, (B) assumed by the applicable Reorganized Debtors on terms and conditions acceptable to the Holders of such Claims, which terms and conditions may be evidenced by the New Credit Agreement or in some other manner acceptable to such Holders with terms no less favorable in the aggregate for the Debtors and/or Reorganized Debtors than those in the New Credit Agreement, or (C) satisfied in such other manner with terms no less favorable in the aggregate for the Debtors and/or Reorganized Debtors than those in the New Credit Agreement as the applicable Debtors or Reorganized Debtors and such Holders shall have agreed in writing. On the full payment or other satisfaction of such Claims, unless such Prepetition Lenders Liens have been continued as part of the treatment of such Claims pursuant to clause (B) or (C) above and the Confirmation Order, the Prepetition Lenders Liens shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. To the extent the Prepetition Credit Documents bind the Holders of Class 4 Claims as to the manner in which their Claims may be treated pursuant to this Plan, no further agreement or consent from such Holders shall be necessary in order to provide such treatment in accordance with the provisions hereof.
     3.3 Impaired Classes of Claims and Interests
          (a) Class 5: Prepetition Senior Notes Claims. On the Effective Date, the Prepetition Senior Notes Indenture shall be replaced in its entirety by the New Senior Second Lien Notes Indenture. On, or as soon as reasonably practicable after, the Effective Date, the Prepetition Senior Notes Indenture Trustee shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, the Allowed Class 5 Claims, the following for its benefit and the benefit of, and to be shared on a Pro Rata basis among, each Prepetition Senior Noteholder:
(i)	the New Senior Second Lien Notes; and

(ii)	the Prepetition Senior Notes Indenture Amendment Fee.
          (b) Class 6-A and 6-B-1: Prepetition Senior Subordinated Notes Claims and Rejection Claims Against Only Bally. Holders of Allowed Claims in Classes 6-A and 6-B-1 shall each receive the same treatment under this Plan. On the Effective Date, the Prepetition Senior Subordinated Notes Indenture shall be replaced in its entirety by the New Subordinated Notes Indenture and the New Junior Subordinated Notes Indenture. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such applicable Class 6-A and 6-B-1 Claim is Allowed on the Effective Date or (ii) the date on which such Class 6-A and 6-B-1 Claim becomes Allowed, each Prepetition Senior Subordinated Noteholder and Holder of an Allowed Rejection Claim against only Bally shall receive the following property, in full satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Prepetition Senior Subordinated Notes Claim and Allowed Rejection Claims against only Bally:

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(i)	New Subordinated Notes with a principal amount equal 24.8% of the amount of such Allowed Claim;

(ii)	New Junior Subordinated Notes with a principal amount equal to 21.7% of the amount of such Allowed Claim;

(iii)	0.00093 shares of New Common Stock for each $1.00 of such Allowed Claim; and

(iv)	Rights to purchase Rights Offering Senior Subordinated Notes with a principal amount equal to 27.9% of the amount of such Allowed Claim.
     Notwithstanding the foregoing, each Holder of a Class 6-A Claim and Class 6-B-1 Claim shall execute and deliver the New Stockholders Agreement prior to receiving any New Common Stock. If any such holder has not executed and delivered the New Stockholders Agreement by the 60th day after the Subscription Expiration Date applicable to such holder, such holder shall no longer be eligible to receive any distribution of the New Common Stock and such holder’s share of the New Common Stock will be distributed Pro Rata to the remaining Holders of Class 6-A and 6-B-1 Claims that are parties to the New Stockholders Agreement.
          (c) Class 6-B-2: Rejection Claims Against Any Affiliate Debtor. On, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 6-B-2 Claim is Allowed on the Effective Date or (ii) the date on which such Class 6-B-2 Claim becomes Allowed, each Holder of an Allowed Class 6-B-2 Claim shall receive, at the election of the Debtors and in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Class 6-B-2 Claim, (A) Cash equal to the amount of such Allowed Class 6-B-2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 6-B-2 Claim shall have agreed upon in writing; or (C) regular installment payments in Cash: (x) of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (y) which total value shall include simple interest to accrue on any outstanding balance of such Allowed Claim starting on the Effective Date at a fixed interest rate equal to 12 3/8% per annum; and (z) over a period ending not later than five years after the Effective Date. Any such installment payments shall be made in equal quarterly Cash payments beginning on the first Quarterly Distribution Date following the Effective Date, and continuing on each subsequent Quarterly Distribution Date thereafter until payment in full of the Allowed Class 6-B-2 Claim.
          (d) Class 7: Subordinated Claims. Holders of Allowed Subordinated Claims shall not receive or retain any distribution or property on account of such Allowed Subordinated Claims.
          (e) Class 8: Old Equity Interests of Bally. On the Effective Date, the Old Equity Interests of Bally will be cancelled, and the Holders of such Old Equity Interests shall not receive any distribution or retain any property on account of such Old Equity Interests.

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     3.4 Unimpaired Class of Interests
          Class 9: Old Affiliate Interests. Notwithstanding anything in this Plan to the contrary, on the Effective Date, the Old Affiliate Interests shall remain effective and outstanding and be owned and held by the same applicable Person(s) that held and/or owned such Interests immediately prior to the Effective Date.
     3.5 Special Provision Regarding Unimpaired Claims
          Except as otherwise provided in this Plan, nothing shall affect the Debtors’ or Reorganized Debtors’ rights, remedies and defenses, both legal and equitable, with respect to any Unimpaired Claims or claims and actions arising from or under any executory contract or unexpired lease assumed or rejected by the Debtors, including, but not limited to, all rights with respect to legal and equitable defenses, including setoff or recoupment.
ARTICLE FOUR
ACCEPTANCE OR REJECTION OF THE PLAN
     4.1 Impaired Classes of Claims Entitled to Vote
          Holders of Claims in Classes 5 and 6-A are entitled to vote to accept or reject this Plan.
     4.2 Acceptance by an Impaired Class
          In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan.
     4.3 Presumed Acceptances by Unimpaired Classes
          Classes 1, 2, 3, 4 and 9 are Unimpaired by this Plan. Accordingly, under section 1126(f) of the Bankruptcy Code, Holders of such Claims are conclusively presumed to accept this Plan, and the votes of the Holders of such Claims will not be solicited.
     4.4 Presumed Rejection by Certain Impaired Classes
          Holders of Allowed Claims in Class 7 and Allowed Interests in Class 8 are not entitled to receive or retain any property under this Plan. Accordingly, under Section 1126(g) of the Bankruptcy Code, the votes of Holders of Claims in Class 7 and Interests in Class 8 will not be solicited and such Holders are deemed to reject this Plan.
          Holders of Allowed Class 6-B-1 and Class 6-B-2 are entitled to receive and retain certain property under this Plan as described more fully in Section 3.3(b) and (c) of this Plan. Notwithstanding such recovery, however, this Plan deems the Holders of Class 6-B-1 and Class 6-B-2 Claims to have rejected this Plan and the votes of Holders of Claims in Class 6-B-1 and Class 6-B-2 will not be solicited.

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     4.5 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code
          Because certain Classes are deemed to have rejected this Plan, the Debtors will request confirmation of this Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code; provided, however, that if Class 6-A rejects this Plan, the Debtors will not request confirmation of this Plan (as modified from time to time) without the prior written consent of the Majority Backstop Parties. The Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.
     4.6 Elimination of Vacant Classes
          Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.
ARTICLE FIVE
MEANS FOR IMPLEMENTATION OF THE PLAN
     5.1 Limited Substantive Consolidation for Purposes of Treating Impaired Claims Other Than Impaired Claims Against Only Bally
     (a) Limited Substantive Consolidation. This Plan contemplates and is predicated upon entry of an order substantively consolidating the Debtors solely for the limited purposes of treating Class 5 Claims and Class 6-B-2 Claims, including, without limitation, for voting, confirmation and distribution purposes. This Plan does not contemplate the substantive consolidation of the Debtors with respect to the other Classes of Claims or Interests set forth in this Plan, or for any other purpose. Accordingly, for voting, confirmation and distribution purposes, (i) any obligation of any Debtor and all guarantees with respect to Class 5 Claims and Class 6-B-2 Claims thereof executed by one or more of the other Debtors shall be treated as a single obligation and any obligation of two or more Debtors, and all multiple Impaired Claims against such entities on account of such joint obligations, shall be treated and Allowed only as a single Impaired Claim against the consolidated Debtors, and (ii) each Class 5 Claim and Class 6- B-2 Claim filed or to be filed against any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a single Class 5 Claim and Class 6-B-2 Claim, as applicable, against and a single obligation of the consolidated Debtors. Except as set forth in this Section 5.1, such limited substantive consolidation shall not and shall not be deemed to (other than for purposes related to this Plan): (i) affect the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect Restructuring Transactions as provided in Section 5.2 of this Plan, (ii) cause any Debtor to be liable for any Impaired Claim or Unimpaired Claim under this Plan for which it otherwise is not liable, and the liability for any such Claim shall not be affected by such substantive consolidation, (iii) affect Intercompany Claims of Debtors against Debtors, (iv) modify, affect or otherwise alter the Old Affiliate Interests, (v) affect any obligations under any leases or contracts assumed in this Plan or

26

otherwise arising subsequent to the filing of the Chapter 11 Cases, or (vi) affect any obligations to pay quarterly fees to the United States Trustee.
     (b) Substantive Consolidation Order. Unless the Bankruptcy Court has approved such limited substantive consolidation of the Chapter 11 Cases by a prior order, this Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors on the limited basis as provided in Section 5.1 hereof. If no objection to substantive consolidation is timely filed and served by any Holder of an Impaired Claim affected by this Plan as provided herein on or before the deadline for objection to confirmation of this Plan, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court without further notice and hearing as to such substantive consolidation. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.
     5.2 Restructuring Transactions
          On or after the Effective Date and without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate (collectively, the “Restructuring Transactions”). The actions to effect the Restructuring Transactions may include (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to this Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in

27

any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.
     5.3 Continued Legal Existence and Vesting of Assets in the Reorganized Debtors
          Subject to the Restructuring Transactions permitted by Section 5.2 of this Plan, after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable organizational documents, are amended, amended and restated or otherwise modified under this Plan. Notwithstanding anything to the contrary in this Plan, including Section 5.1 hereof as to the limited substantive consolidation provided therein, the Claims of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases. Except as otherwise provided in this Plan or the Confirmation Order, on and after the Effective Date, all property and assets of the Estates of the Debtors, including all claims, rights, and Litigation Claims of the Debtors, and any other property acquired by the Debtors or the Reorganized Debtors under or in connection with this Plan, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances, and Interests, subject to the Restructuring Transactions and Liens which survive the occurrence of the Effective Date as described in Article III of this Plan. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services without application or notice to, or order of, the Bankruptcy Court.
     5.4 Corporate Governance, Directors, Officers, and Corporate Action
          (a) Certificates of Incorporation and By-Laws. The certificates or articles of incorporation and by-laws of each of the Debtors shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code, and shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; (ii) authorize the issuance of New Common Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan, (iii) to the extent necessary or appropriate, include restrictions on the Transfer of New Common Stock; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein. After the Effective Date, the Reorganized Debtors may amend and restate their respective certificates or articles of incorporation and by-laws, and other applicable organizational documents, as permitted by applicable law.

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          (b) Directors and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers of Reorganized Bally shall be the officers of Bally existing immediately prior to the Effective Date. On the Effective Date, the board of directors of Reorganized Bally shall have not less than three and not more than nine members selected by the holders of a majority of the Allowed Prepetition Senior Subordinated Notes Claims and identified via a Plan supplement filed with the Bankruptcy Court at least 10 days prior to the Confirmation Hearing. The boards of directors and initial officers of the Reorganized Affiliate Debtors on the Effective Date shall be comprised of the same individuals who currently serve in such capacities. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, at or prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors of Reorganized Bally, and, to the extent such Person is an insider other than by virtue of being a director, the nature of any compensation for such Person. The length of the initial term of each director shall be one year. Each such director and officer shall serve from and after the Effective Date pursuant to applicable law and the terms of the Amended Certificate of Incorporation, the other constituent and organizational documents of the Reorganized Debtors. The existing board of directors of Bally will be deemed to have resigned on and as of the Effective Date.
          (c) Corporate Action. On the Effective Date, the adoption of the Amended Certificate of Incorporation and By-Laws and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors, and all other actions contemplated by or described in this Plan with respect thereto, shall be authorized and approved and be binding and in full force and effect in all respects (subject to the provisions of this Plan and the Confirmation Order), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule (other than filing such organizational documents with the applicable governmental unit as required by applicable law) or the vote, consent, authorization or approval of any Person. All matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors, and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person. On the Effective Date, the appropriate officers of the Debtors and Reorganized Debtors and members of their respective boards of directors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and Reorganized Debtors, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.

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     5.5 Cancellation of Notes, Instruments, Debentures, Preferred Stock and Common Stock
          On the Effective Date, except as otherwise provided in this Plan or the Confirmation Order, (i) the Prepetition Senior Notes, the Prepetition Senior Subordinated Notes, the Old Equity Interests in Bally, and any other notes, bonds (with the exception of any surety bonds outstanding), indentures, or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor that are Impaired under this Plan shall be cancelled and extinguished, and (ii) the obligations of the Debtors under any agreements, documents, indentures, or certificates of designation governing the Prepetition Senior Notes, Prepetition Senior Subordinated Notes, Old Equity Interests in Bally and any other notes, bonds, indentures, or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor that are Impaired under this Plan shall be, and are hereby, discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person. Notwithstanding the foregoing, the Prepetition Senior Notes Indenture and the Prepetition Senior Subordinated Notes Indenture shall continue in effect solely for the purposes of: (i) allowing Prepetition Senior Noteholders and Prepetition Senior Subordinated Noteholders to receive distributions under this Plan; and (ii) allowing and preserving the rights of the Prepetition Senior Notes Indenture Trustee and the Prepetition Senior Subordinated Notes Indenture Trustee to make distributions in satisfaction of Allowed Prepetition Senior Notes Claims and Allowed Prepetition Senior Subordinated Notes Claims, but in all cases subject to the terms and conditions of the Prepetition Senior Notes Indenture and Prepetition Senior Subordinated Notes Indenture. The Prepetition Senior Notes Indenture Trustee and the Prepetition Senior Subordinated Notes Indenture Trustee shall be entitled to reasonable compensation to the extent that they perform services for the Prepetition Senior Noteholders and the Prepetition Senior Subordinated Noteholders, respectively, after the Effective Date and in accordance with the terms of the Prepetition Senior Notes Indenture and the Prepetition Senior Subordinated Notes Indenture, without further notice to or order of the Bankruptcy Court. As of the Effective Date, the Prepetition Senior Notes and the Prepetition Senior Subordinated Notes shall be surrendered to the Prepetition Senior Notes Indenture Trustee and the Prepetition Senior Subordinated Notes Indenture Trustee, respectively, in accordance with the terms of the Prepetition Senior Notes Indenture and the Prepetition Senior Subordinated Notes Indenture. All surrendered and canceled Prepetition Senior Notes and Prepetition Senior Subordinated Notes held by the Prepetition Senior Notes Indenture Trustee and the Prepetition Senior Subordinated Notes Indenture Trustee shall be disposed of in accordance with the applicable terms and conditions of the Prepetition Senior Notes Indenture and the Prepetition Senior Subordinated Notes Indenture.
     5.6 Issuance of New Securities and Related Documentation
          On, or as soon as reasonably practicable after, the Effective Date, Reorganized Bally is authorized to and shall issue the New Common Stock, the New Senior Second Lien Notes, the New Subordinated Notes, the New Junior Subordinated Notes, the Rights Offering Senior Subordinated Notes, and any and all other securities, notes, stock, instruments, certificates, and other documents or agreements required to be issued, executed or delivered

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pursuant to this Plan (collectively with the Rights, the “New Securities and Documents”), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. The issuance of the New Securities and Documents and the distribution thereof under this Plan (and exercise of the Rights) shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of this Plan, including, without limitation, the New Credit Agreement, the New Senior Second Lien Notes Indenture, the New Subordinated Notes Indenture, the New Junior Subordinated Notes Indenture, the Rights Offering Senior Subordinated Notes Indenture, the Registration Rights Agreement, the New Stockholders Agreement, and any other agreement or document related to or entered into in connection with any of the foregoing, shall become, and the Subscription and Backstop Purchase Agreement shall remain, effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by such applicable agreement). Without limiting the effect of section 1145 of the Bankruptcy Code, on the Effective Date, Reorganized Bally will enter into the Registration Rights Agreement with each Person (a) who by virtue of holding the New Common Stock and/or its relationship with Reorganized Bally could reasonably be deemed to be an “underwriter” or “affiliate” (as such terms are used within the meaning of applicable securities laws) of Reorganized Bally, and (b) who requests in writing that Reorganized Bally execute such agreement.
     5.7 Exit Financing
          On the Effective Date, the Reorganized Debtors shall be authorized to enter into the New Credit Agreement, as well as execute, deliver, file, record and issue any notes, documents, or agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by the New Credit Agreement).
     5.8 Sources of Cash for Plan Distributions
          Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to this Plan shall be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors, the New Credit Agreement or from the Rights Offering. The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated cash management systems.
     5.9 New Stockholders Agreement
          Reorganized Bally shall be authorized and directed to enter into and consummate the transactions contemplated by the New Stockholders Agreement and such documents, and any agreement or document entered into in connection therewith, shall become effective and binding

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in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by the New Stockholders Agreement).
     5.10 Old Affiliate Interests
          Notwithstanding anything in this Plan to the contrary, on the Effective Date, the Old Affiliate Interests shall remain effective and outstanding and be owned and held by the same applicable Person(s) that held and/or owned such Interests immediately prior to the Effective Date. Each Affiliate Debtor shall continue to be governed by the terms and conditions of its applicable organizational documents as in effect immediately prior to the Effective Date, as amended or modified by this Plan.
     5.11 Intercompany Claims
          Notwithstanding anything in this Plan to the contrary, on the Effective Date, the Intercompany Claims of Debtors against Debtors shall be Reinstated or discharged and satisfied at the option of the Reorganized Debtors by contributions, distributions, or otherwise.
     5.12 The Rights Offering and Subscription and Backstop Purchase Agreement
          (a) Issuance of Rights. In accordance with section 3.3(b) of this Plan, each of the Rights Offering Recipients existing as of the Rights Offering Recipients Record Date will receive Rights to purchase Rights Offering Senior Subordinated Notes with a principal amount equal to 27.9% of the amount of its Allowed Claim, and if any of such Rights provided to Holders of Allowed Class 6-A Claims are not timely exercised by the applicable recipient thereof (the “Unexercised Rights”), any and all other Class 6-A Rights Offering Recipients who have elected in their Subscription Form to exercise their share of the Rights may also elect in the Subscription Form to oversubscribe for such Unexercised Rights as described below. In accordance with the Subscription and Backstop Purchase Agreement, each Backstop Party shall fully exercise and subscribe for its share of the Rights prior to the Subscription Expiration Date, and shall be entitled, but not obligated, to oversubscribe for Unexercised Rights as more particularly set forth in the Subscription Form. After taking into account the exercise by any and all Class 6-A Rights Offering Recipients of their respective subscription and oversubscription rights described in the Solicitation Form, to the extent that any Rights have not been duly exercised, then the Backstop Parties shall exercise their share of such Unexercised Rights based on their respective Backstop Commitments, all in accordance with the provisions of the Subscription and Backstop Purchase Agreement.
          (b) Subscription Period. The Rights Offering shall commence on the applicable Subscription Commencement Date and shall expire on the applicable Subscription Expiration Date. Each Rights Offering Recipient that intends or desires to participate in the Rights Offering must affirmatively elect to exercise its Rights, and provide written notice thereof to the Debtors or other applicable Disbursing Agent, on or prior to the applicable Subscription Expiration Date in accordance with the terms of this Plan and the Subscription Form. On the Subscription Expiration Date applicable to the Class 6-A Rights Offering Recipients, all

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Unexercised Rights then remaining (after taking into account the exercise by any and all Class 6-A Rights Offering Recipients of their respective oversubscription rights) shall be allocated to, and exercised by, the Backstop Parties in accordance with the terms and conditions of the Subscription and Backstop Purchase Agreement.
          (c) Exercise of Subscription Rights and Payment of Subscription Price.
               (i) On the applicable Subscription Commencement Date, the Debtors or other applicable Disbursing Agent will mail the Subscription Form to each Rights Offering Recipient existing as of the applicable Rights Offering Recipients Record Date, together with appropriate instructions for the proper completion, due execution, and timely delivery of the Subscription Form, as well as instructions for the payment of the eventual Subscription Price for that portion of the Rights sought to be exercised by such Person on a subscription and oversubscription basis. The Debtors may adopt, with the prior written consent of the Backstop Parties, such additional detailed procedures consistent with the provisions of this Plan to more efficiently administer the exercise of the Rights.
               (ii) In order to exercise the Rights (and the right to oversubscribe for Unexercised Rights), each Rights Offering Recipient must return a duly completed Subscription Form (making a binding and irrevocable commitment to participate in the Rights Offering and indicating the aggregate principal amount of Rights Offering Senior Subordinated Notes for which such Rights Offering Recipient desires to oversubscribe) to the Debtors or other applicable Disbursing Agent so that such form is actually received by the Debtors or other applicable Disbursing Agent on or before the applicable Subscription Expiration Date. If the Debtors or other applicable Disbursing Agent for any reason do not receive from a given holder of Rights a duly completed Subscription Form on or prior to the applicable Subscription Expiration Date, then such holder shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering. On the applicable Subscription Notification Date, the Debtors will notify each Rights Offering Recipient of its respective allocation of Rights Offering Senior Subordinated Notes, including any allocation for Rights Offering Senior Subordinated Notes as to which it exercised oversubscription rights (which shall be determined by allocating to such oversubscribing Rights Offering Recipient the lesser of (i) the aggregate principal amount of Rights Offering Senior Subordinated Notes for which such Rights Offering Recipient desires to oversubscribe, as indicated on its Subscription Form or (ii) its pro rata share of Unexercised Rights), and in the case of the Backstop Parties, the Debtors will notify each Backstop Party on or before the third day after the Subscription Expiration Date applicable to Class 6-A Rights Offering Recipients its share of the Unexercised Rights and the amount of Rights Offering Senior Subordinated Notes relating to such Unexercised Rights that such Backstop Party is obligated to purchase pursuant to the Subscription and Backstop Purchase Agreement. Each Rights Offering Recipient (other than the Backstop Providers, whose payments will be received by the Debtors on the Effective Date in accordance with the Subscription and Backstop Purchase Agreement) who has duly exercised any Rights must tender the Subscription Price to the Debtors or other applicable Disbursing Agent so that it is actually received on or prior to the applicable Subscription Payment Date. In the event the Debtors receive any payments for the exercise of Rights prior to the Effective Date, such payments shall be held in a separate account until the Effective Date. In the event the conditions to the Effective

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Date are not met or waived, such payments shall be returned to the Rights Offering Recipients that made them.
          (d) Detachment Restrictions; No Revocation. The Rights are not detachable. Any such detachment or attempted detachment will be null and void and the Debtors will not treat any purported transferee of the Rights separate from the Prepetition Senior Subordinated Notes as the holder of any Rights. Once a Rights Offering Recipient has exercised any of its Rights by properly executing and delivering a Subscription Form to the Debtors or other applicable Disbursing Agent, such exercise may only be revoked, rescinded or annulled in the sole discretion of the Debtors or Reorganized Debtors.
          (e) Distribution of Rights Offering Senior Subordinated Notes. On, or as soon as reasonably practicable after, the Effective Date (or, in the case of the Rights Offering Recipients in Class 6-B-1, the applicable Subscription Payment Date), the Reorganized Debtors or other applicable Disbursing Agent shall distribute the Rights Offering Senior Subordinated Notes purchased by each Rights Offering Recipient that has properly exercised its Rights and paid the Subscription Price.
          (f) Validity of Exercise of Subscription Rights. All questions concerning the timeliness, validity, form, and eligibility of any exercise, or purported exercise, of Rights shall be determined by the Debtors or Reorganized Debtors. The Debtors or Reorganized Debtors, in their discretion reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Rights. Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors or Reorganized Debtors determine in their discretion reasonably exercised in good faith. The Debtors or Reorganized Debtors will use commercially reasonable efforts to give written notice to any Rights Offering Recipient regarding any defect or irregularity in connection with any purported exercise of Rights by such Person and may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Debtors and Reorganized Debtors nor any of their Related Persons shall incur any liability for giving, or failing to give, such notification and opportunity to cure.
          (g) Rights Offering Proceeds. The proceeds of the Rights Offering will be used in order to fund Cash payments required to be made under this Plan and for general corporate purposes of the Reorganized Debtors.
          (h) Subscription and Backstop Purchase Agreement. The Debtors intend to assume the Subscription and Backstop Purchase Agreement and consummate the transactions contemplated in such agreement, including, without limitation, payment of the Backstop Commitment Fee, in each case in accordance with the terms and conditions thereof.

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ARTICLE SIX
PROVISIONS GOVERNING DISTRIBUTIONS
     6.1 Distributions for Claims Allowed as of the Effective Date
          Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Effective Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Section 8.3 of this Plan.
     6.2 No Postpetition Interest on Claims
          Unless otherwise specifically provided for in this Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim (other than a Holder of an Administrative Claim under the DIP Credit Agreement with respect to such Administrative Claims) shall be entitled to interest accruing on or after the Petition Date on any Claim.
     6.3 Distributions by Reorganized Debtors
          Other than as specifically set forth below, the Reorganized Debtors or the Disbursing Agent shall make all distributions required to be distributed under this Plan. Distributions on account of Prepetition Lenders Claims, Prepetition Senior Notes Claims and Prepetition Senior Subordinated Notes Claims shall be made to the Prepetition Agent, the Prepetition Senior Notes Indenture Trustee and Prepetition Senior Subordinated Notes Indenture Trustee, respectively. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by this Plan.
     6.4 Delivery of Distributions and Undeliverable or Unclaimed Distributions
          (a) Delivery of Distributions in General. Distributions to Holders of Allowed Claims shall be made at the addresses set forth in the Debtors’ records unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001.
          (b) Undeliverable and Unclaimed Distributions.
               (i) Holding of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder’s then current address.
               (ii) After Distributions Become Deliverable. The Disbursing Agent shall make all distributions that have become deliverable or have been claimed since the Initial

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Distribution Date as soon as practicable after such distribution has become deliverable or has been claimed.
               (iii) Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a claim pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock, New Senior Second Lien Notes, New Subordinated Notes, New Junior Subordinated Notes, Rights Offering Senior Subordinated Notes and/or other New Securities and Documents held for distribution on account of such Claim shall be canceled and of no further force or effect. Nothing contained in this Plan shall require the Debtors, Reorganized Debtors, or any Disbursing Agent to attempt to locate any Holder of an Allowed Claim.
     6.5 Record Date for Distributions
          The Disbursing Agent and the Reorganized Debtors will have no obligation to recognize the Transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and the Reorganized Debtors shall be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the official claims register, or their books and records, as of the close of business on the Distribution Record Date.
     6.6 Allocation of Plan Distributions Between Principal and Interest
          To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.
     6.7 Means of Cash Payment
          Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on, or (b) wire transfer from, a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

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     6.8 Withholding and Reporting Requirements
          In connection with this Plan and all distributions hereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of this Plan to the contrary, (i) each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations. Any Cash, New Common Stock, New Senior Second Lien Notes, New Subordinated Notes, New Junior Subordinated Notes, Rights Offering Senior Subordinated Notes, other New Securities and Documents and/or other consideration or property to be distributed pursuant to this Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section 6.4 of this Plan.
     6.9 Setoffs
          The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy laws, but shall not be required to, set off against any Claim, the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.
     6.10 Fractional Shares
          No fractional shares of New Common Stock shall be distributed. Where a fractional share would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole share of New Common Stock or a rounding down of such fraction (in the case of less than .50).
     6.11 Surrender of Canceled Notes and Canceled Instruments of Securities
          (a) Generally. As a condition precedent to receiving any distribution pursuant to this Plan on account of an Allowed Claim evidenced by the instruments, securities, notes, or other documentation canceled pursuant to Section 5.5 of this Plan, the Holder of such Claim shall tender the applicable instruments, securities, notes or other documentation evidencing such Claim to the Reorganized Debtors or other applicable Disbursing Agent unless waived in writing by the Debtors or the Reorganized Debtors, as applicable.

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          (b) Prepetition Notes. Each Holder of a Prepetition Senior Subordinated Notes Claim or a Prepetition Senior Notes Claim shall tender its respective Prepetition Senior Subordinated Notes or Prepetition Senior Notes relating to such Claim to the Reorganized Debtors or Disbursing Agent in accordance with written instructions to be provided to such Holders by the Reorganized Debtors or the Prepetition Senior Subordinated Notes Indenture Trustee or the Prepetition Senior Notes Indenture Trustee as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Prepetition Senior Subordinated Notes or Prepetition Senior Notes will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Prepetition Senior Subordinated Notes or Prepetition Senior Notes with a letter of transmittal in accordance with such instructions. All surrendered Prepetition Senior Subordinated Notes and Prepetition Senior Notes shall be marked as canceled.
          (c) Failure to Surrender Security Instruments. Any Holder of a Prepetition Senior Notes Claim and/or Prepetition Senior Subordinated Notes Claim that fails to surrender or is deemed to have failed to surrender the applicable note or security required to be tendered hereunder within one (1) year after the Effective Date shall have its Claim and its distribution pursuant to this Plan on account of such Claim discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property. In such cases, any New Common Stock, New Subordinated Notes, New Junior Subordinated Notes, Rights Offering Senior Subordinated Notes, New Senior Second Lien Notes, New Securities and Documents and/or other consideration or property held for distribution on account of such Claim shall be disposed of pursuant to Section 6.4 of this Plan.
     6.12 Lost, Stolen, Mutilated, or Destroyed Debt Securities
          In addition to any requirements under any applicable agreement and applicable law, any Holder of a Claim evidenced by a security or note that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such security or note to the extent required by this Plan, deliver to the Reorganized Debtors and other applicable Disbursing Agent: (x) evidence reasonably satisfactory to the Reorganized Debtors and other applicable Disbursing Agent of such loss, theft, mutilation, or destruction; and (y) such security or indemnity as may be required by the Reorganized Debtors and other applicable Disbursing Agent to hold such party harmless from any damages, liabilities, or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with this Section 6.12 as determined by the Debtors or Reorganized Debtors by a Holder of a Claim evidenced by a security or note, such Holder shall, for all purposes under this Plan, be deemed to have surrendered such security or note to the Reorganized Debtors and other applicable Disbursing Agent.
ARTICLE SEVEN
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
     7.1 Assumption of Executory Contracts and Unexpired Leases
          On the Effective Date, all executory contracts and unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those executory contracts (including,

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without limitation, employment agreements) and unexpired leases that (i) have been rejected by order of the Bankruptcy Court, (ii) are the subject of a motion to reject pending on the Effective Date, (iii) are identified on Exhibit E-1 or Exhibit E-2 hereto (which Exhibits E-1 and E-2 may be amended by the Debtors (with the consent of the Majority Backstop Parties) to add or remove executory contracts and unexpired leases by filing with the Bankruptcy Court amended Exhibits E-1 and E-2 and serving them on the affected contract parties at any time on or prior to five (5) days prior to the deadline set by the Bankruptcy Court for Filing objections to confirmation of this Plan), or (iv) are rejected pursuant to the terms of this Plan. Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any executory contract or unexpired lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. To the extent any provision in any executory contract or unexpired lease assumed pursuant to this Plan (including, without limitation, any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the applicable Reorganized Debtor’s assumption of such executory contract or unexpired lease, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to terminate such executory contract or unexpired lease or to exercise any other default-related rights with respect thereto. Each executory contract and unexpired lease assumed pursuant to this Article VII shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.
     7.2 Claims Based on Rejection of Executory Contracts or Unexpired Leases
          All proofs of claim with respect to Claims arising from or in connection with the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection or, if listed in Exhibits E-1 or E-2, thirty (30) days after the date of entry of the Confirmation Order. Any Claims arising from or in connection with the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against the Debtors or Reorganized Debtors, their Estates, or property unless otherwise ordered by the Bankruptcy Court or provided for in this Plan.
     7.3 Cure of Defaults of Assumed Executory Contracts and Unexpired Leases
          Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to this Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree in writing. In the event of a dispute pertaining to assumption or assignment, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the resolution of the dispute in accordance with Section 8.1(b) of this Plan.

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     7.4 Compensation and Benefit Programs
          Except as otherwise expressly provided in this Plan or listed on Exhibit E-1 or Exhibit E-2 hereto, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees, and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans (including, without limitation, the Prepetition Management Incentive Plan), life, and accidental death and dismemberment insurance plans, are treated as executory contracts under this Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Any payment obligations under any assumed employment contracts and benefit plans that have been or purport to have been accelerated as a result of the commencement of any Chapter 11 Case or the consummation of any transactions contemplated by this Plan shall be reinstated and such acceleration shall be rescinded and deemed not to have occurred.
     7.5 Workers’ Compensation Programs
          Except as otherwise expressly provided in this Plan, as of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, and any other policies, programs, and plans regarding or relating to workers’ compensation and workers’ compensation insurance. All such contracts and agreements are treated as executory contracts under this Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.
ARTICLE EIGHT
PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT AND UNLIQUIDATED CLAIMS
     8.1 Resolution of Disputed Claims
          (a) Rejection Claims. Holders of Rejection Claims must File proofs of claims prior to the Bar Date. No later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Debtors or the Reorganized Debtors, as the case may be, shall file objections to such Claims with the Bankruptcy Court and serve such objections upon the Holders of such Claims to which objections are made. Nothing contained herein, however, shall limit the Reorganized Debtors’ right to object to Claims, if any, filed or amended after the Claims Objection Deadline. The Debtors and the Reorganized Debtors shall be authorized to, and shall, resolve all Rejection Claims by withdrawing or settling such objections thereto, or by litigating to Final Order in the Bankruptcy Court, the validity, nature, and/or amount thereof.
          (b) All Other Claims. Except as otherwise provided in this Plan, holders of Claims and Interests other than Holders of Rejection Claims shall not be required to file a proof of claim or proof of interest, and no such parties should file a proof of claim or proof of interest. Unless disputed by a holder of a Claim or the Debtors, the amount set forth in the Schedules (if

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the Debtors are required to file Schedules) or in the books and records of the Debtors (if the Debtors are not required to file Schedules) shall constitute the amount of the Allowed Claim of such holder. If any such holder of a Claim disagrees with the Debtors’ determination with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing (at any time whether prior to or after the Effective Date), in which event the Claim will be a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court (and no further Bankruptcy Court order shall be required in connection with such resolutions). Nevertheless, the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise and settle, withdraw or resolve by any other method approved by the Bankruptcy Court, any objection to Claims without further order of the Bankruptcy Court.
     8.2 No Distributions Pending Allowance
          Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim has become an Allowed Claim.
     8.3 Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims
          On each Quarterly Distribution Date (or such earlier date as determined by the Reorganized Debtors in their sole discretion but subject to Section 8.2 of this Plan), the Reorganized Debtors will make distributions (a) on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, and (b) on account of previously Allowed Claims of property that would have been distributed to the Holders of such Claim on the dates distributions previously were made to Holders of Allowed Claims in such Class had the Disputed Claims that have become Allowed Claims been Allowed on such dates. Such distributions will be made pursuant to the applicable provisions of Article III of this Plan. Holders of such Claims that are ultimately Allowed will also be entitled to receive, on the basis of the amount ultimately Allowed, the amount of any dividends or other distributions, if any, received on account of the shares of New Common Stock, New Subordinated Notes, New Junior Subordinated Notes and Rights Offering Senior Subordinated Notes between the date such Claim is Allowed and the date such stock or notes are actually distributed to the Holders of such Allowed Claim.

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ARTICLE NINE
CONFIRMATION AND CONSUMMATION OF THE PLAN
     9.1 Conditions to Confirmation
          It shall be a condition precedent to confirmation of this Plan that the Bankruptcy Court shall have entered a Confirmation Order reasonably acceptable in form and substance to the Debtors and the Majority Backstop Parties.
     9.2 Conditions to Effective Date
          Each of the following is a condition precedent to the occurrence of the Effective Date:
          (a) The Effective Date shall have occurred on or before September 30, 2007.
          (b) The Confirmation Order confirming this Plan, as such Plan may have been amended or modified, in form and substance reasonably satisfactory to the Debtors and the Majority Backstop Parties, shall have been entered and docketed by the Bankruptcy Court, and such order shall have become a Final Order and shall provide that:
               (i) the Debtors and Reorganized Debtors are authorized to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents contemplated by or described in this Plan;
               (ii) the provisions of the Confirmation Order are non-severable and mutually dependent;
               (iii) the Reorganized Debtors are authorized to issue the New Common Stock, the New Senior Second Lien Notes, the New Subordinated Notes, the New Junior Subordinated Notes, the Rights Offering Senior Subordinated Notes, and any other New Securities and Documents, and enter into the New Credit Agreement, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by such applicable agreement);
               (iv) the New Common Stock, the New Senior Second Lien Notes, the New Subordinated Notes, the New Junior Subordinated Notes, the Rights Offering Senior Subordinated Notes (and offer of the Rights for the Rights Offering Period to Holders of Allowed Class 6-A and 6-B-1 Claims), and any other New Securities and Documents issued or deemed issued under this Plan in exchange for Claims against the Debtors, or principally in exchange for such Claims and partly for cash or property, are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that Holders of any of the foregoing are “underwriters,” as that term is defined in section 1145 of the Bankruptcy Code; and

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               (v) the Debtors, the Reorganized Debtors, the Prepetition Noteholders Committee, the Prepetition Senior Noteholders, the Prepetition Senior Subordinated Noteholders, the Prepetition Senior Notes Indenture Trustee, the Prepetition Senior Subordinated Notes Indenture Trustee and the Backstop Parties and their respective Related Persons shall be deemed to have solicited acceptances of the Plan and subscriptions to the Rights Offering in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125 and 1126(b) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors, the Reorganized Debtors, the Prepetition Noteholders Committee, the Prepetition Senior Noteholders, the Prepetition Senior Subordinated Noteholders, the Prepetition Senior Notes Indenture Trustee, the Prepetition Senior Subordinated Notes Indenture Trustee, the Backstop Parties and their respective Related Persons shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan and, therefore, are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan, including pursuant to the Subscription and Backstop Purchase Agreement.
          (c) The following agreements, in form and substance reasonably acceptable to the Reorganized Debtors and Majority Backstop Parties, shall have been executed and delivered by the Reorganized Debtors and such other parties deemed necessary by the Reorganized Debtors and the Majority Backstop Parties, and all conditions precedent thereto shall have been satisfied:
               (i) the New Credit Agreement and all related documents provided for therein or contemplated thereby;
               (ii) the New Senior Second Lien Notes Indenture;
               (iii) the New Junior Subordinated Notes Indenture;
               (iv) the New Subordinated Notes Indenture;
               (v) the Rights Offering Senior Subordinated Notes Indenture;
               (vi) the Registration Rights Agreement; and
               (vii) the New Stockholders Agreement.
          (d) In connection with the Rights Offering, the Debtors shall have received in Cash the aggregate subscription payments that the Backstop Parties are obligated to pay for their share of the Rights Offering Senior Subordinated Notes, which aggregate subscription payments shall be no less than $72,000,000.
          (e) The Amended Certificate of Incorporation and By-laws and other amended organizational documents, as necessary, shall have been filed with the applicable

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authority of each Debtor’s respective jurisdiction of incorporation or formation in accordance with such jurisdiction’s applicable laws.
          (f) All actions, documents, certificates and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required under this Plan or the Confirmation Order, filed with the applicable governmental authorities in accordance with applicable laws.
          (g) Bally shall have filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
     9.3 Waiver of Conditions
          Each of the conditions set forth in Section 9.2 of this Plan may be waived in whole or in part by the Debtors, in consultation with and after obtaining the consent of the Majority Backstop Parties given in writing or on the record in the Chapter 11 Cases, without any other notice to parties in interest or notice to or order of the Bankruptcy Court and without a hearing. The failure to satisfy or waive a condition to the Effective Date may be asserted by the Debtors or the Reorganized Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure of a Debtor or Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.
     9.4 Consequences of Non-Occurrence of Effective Date
          If the Effective Date does not occur within sixty (60) days after the Petition Date, or by such later date, after notice and hearing, as is proposed by the Debtors with the consent of the Majority Backstop Parties given in writing or on the record in the Chapter 11 Cases, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section 9.4, (a) this Plan shall be null and void in all respects; (b) any settlement of Claims provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) the time within which the Debtors may assume, assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of sixty (60) days after the date the Confirmation Order is vacated; provided that the Debtors retain their rights to seek further extensions of such deadline in accordance with, and subject to, section 365 of the Bankruptcy Code.
ARTICLE TEN
EFFECT OF PLAN CONFIRMATION
     10.1 Binding Effect; Plan Binds All Holders of Claims and Interests
          On the Effective Date, and effective as of the Effective Date, this Plan shall, and shall be deemed to, be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Interests in any Debtor, and their respective successors and

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assigns, including, but not limited to, the Reorganized Debtors, regardless of whether any such Holder failed to vote to accept or reject this Plan or affirmatively voted to reject this Plan.
     10.2 Releases and Related Injunctions
          (a) Releases by the Debtors. Effective as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors, in their individual capacities and as debtors in possession, will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan or assumed pursuant to this Plan), whether liquidated or unliquidated, fixed or contingent, matured, or unmatured, known or unknown, foreseen, or unforeseen, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, or this Plan (or the solicitation of votes on this Plan), and that could have been asserted by or on behalf of the Debtors, their Estates or the Reorganized Debtors against any of the Released Parties, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
          (b) Releases by Holders of Claims and Interests. Effective as of the Effective Date, for good and valuable consideration and in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and the property, securities, contracts, instruments, releases, and other agreements or documents to be delivered in connection with this Plan, to the fullest extent permissible under applicable law, the Holders of Claims or Old Equity Interests, and each of their respective Related Persons, will be deemed to completely and forever release, waive, void, extinguish, and discharge the Debtors and Reorganized Debtors, and each of their respective Related Persons, from any and all claims, demands, debts, rights, Causes of Action, or liabilities (other than the right to enforce the Debtors’ or the Reorganized Debtors’ obligations under this Plan, and the contracts, instruments, releases, agreements, and documents delivered under this Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or in part on any act or omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, or this Plan (or the solicitation of votes on this Plan) and that could have been asserted by or on behalf of (whether directly or derivatively), or against, the Debtors, their Estates or the Reorganized Debtors or against any of their respective Related Persons, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
          (c) Releases by Prepetition Senior Noteholders. Effective as of the Effective Date, for good and valuable consideration and in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and the property, securities, contracts, instruments,

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releases, and other agreements or documents to be delivered in connection with this Plan, to the fullest extent permissible under applicable law, the Prepetition Senior Notes Indenture Trustee and each Prepetition Senior Noteholder, and each of their respective Related Persons, will be deemed to completely and forever release, waive, void, extinguish, and discharge each of the Released Parties from any and all claims, demands, debts, rights, Causes of Action, or liabilities (other than the right to enforce the Debtors’ or the Reorganized Debtors’ obligations under this Plan, and the contracts, instruments, releases, agreements, and documents delivered under this Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or in part on any act or omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, or this Plan (or the solicitation of votes on this Plan) and that could have been asserted by or on behalf (whether directly or derivatively) of the Debtors, their Estates or the Reorganized Debtors or against any of the Released Parties, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
          (d) Releases by Prepetition Senior Subordinated Noteholders. Effective as of the Effective Date, for good and valuable consideration and in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and the property, securities, contracts, instruments, releases, and other agreements or documents to be delivered in connection with this Plan, to the fullest extent permissible under applicable law, the Prepetition Senior Subordinated Notes Indenture Trustee and each Prepetition Senior Subordinated Noteholder, and each of their respective Related Persons, will be deemed to completely and forever release, waive, void, extinguish, and discharge each of the Released Parties from any and all claims, demands, debts, rights, Causes of Action, or liabilities (other than the right to enforce the Debtors’ or the Reorganized Debtors’ obligations under this Plan, and the contracts, instruments, releases, agreements, and documents delivered under this Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or in part on any act or omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, or this Plan (or the solicitation of votes on this Plan) and that could have been asserted by or on behalf (whether directly or derivatively) of the Debtors, their Estates or the Reorganized Debtors or against any of the Released Parties, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.
          (e) Injunction Related to Releases. The Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released in this Section 10.2.

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     10.3 Discharge of Claims
          To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan or the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any kind or nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims. Except as otherwise expressly provided by this Plan or the Confirmation Order, upon the Effective Date, the Debtors, and each of them, shall be deemed discharged and released under and to the fullest extent provided under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code.
     10.4 Preservation of Rights of Action; Settlement of Litigation Claims
          (a) Preservation of Rights of Action. Except as otherwise provided in this Plan, the Confirmation Order, or in any document, instrument, release, or other agreement entered into in connection with this Plan or approved by order of the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims, including, without limitation, any and all derivative actions pending or otherwise existing against the Debtors as of the Effective Date. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence, or pursue any claim, right, or cause of action under section 547 of the Bankruptcy Code; provided, however, that, notwithstanding any statute of limitations, the Debtors and Reorganized Debtors shall have the right to assert or raise such Causes of Action (a) as defenses or counterclaims (up to the amount asserted in the Claims against the Debtors) with respect to any Disputed Claim, and (b) in connection with the Claims objection process with respect to a Claim that is not an Allowed Claim, in which case such Causes of Action can be raised as an objection to such Claim and not as defenses or counterclaims.
          (b) Settlement of Litigation Claims. At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in this Plan to the contrary, the Debtors may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019. After the Effective Date, the Reorganized Debtors may, and shall have the exclusive right to, compromise and settle any Claims against them and claims they may have against other Person or Entity, including, without limitation, the Litigation Claims, without notice to or approval from the Bankruptcy Court, including, without limitation, any and all derivative actions pending or otherwise existing against the Debtors as of the Effective Date.

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     10.5 Exculpation and Limitation of Liability
          None of the Released Parties shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, or any other Released Party, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating, or implementing this Plan, the Restructuring Support Agreement, the prepetition or postpetition solicitation of acceptances of this Plan, the prepetition or postpetition solicitation of subscriptions with respect to the Rights Offering, the Subscription and Backstop Purchase Agreement and the acts taken thereunder, the pursuit of confirmation of this Plan, the confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their respective actions that constitute gross negligence or willful misconduct as determined by a Final Order entered by a court of competent jurisdiction. Without limiting the foregoing, the Released Parties shall in all respects be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.
     10.6 Injunction
          (a) Except as otherwise provided in this Plan or in any document, instrument, release, or other agreement entered into in connection with this Plan or approved by order of the Bankruptcy Court, the Confirmation Order shall provide, among other things, that from and after the Effective Date all Persons or Entities who have held, hold, or may hold Claims against or Interests in the Debtors are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action, or other proceeding; (B) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting, or enforcing any Lien or encumbrance; (D) asserting a setoff or right of subrogation of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such Persons or Entities from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan.
          (b) By accepting distributions pursuant to this Plan, each Holder of an Allowed Claim will be deemed to have specifically consented to the injunctions set forth in this Section 10.6.
     10.7 Term of Bankruptcy Injunction or Stays
          All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

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     10.8 Termination of Subordination Rights and Settlement of Related Claims
          The classification and manner of satisfying all Claims and Interests under this Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to this Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to this Plan to Holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights; provided, however, that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan.
ARTICLE ELEVEN
RETENTION OF JURISDICTION
          Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain jurisdiction over all matters arising in, arising under, and/or related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:
          (a) Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;
          (b) Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or the Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;
          (c) Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;
          (d) Decide or resolve any motions, adversary proceedings, contested, or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;
          (e) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement, or the Confirmation Order;

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          (f) Resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan, including, without limitation, the Rights Offering or any other contract, instrument, release, or other agreement or document that is executed or created pursuant to this Plan, or any Entity’s rights arising from or obligations incurred in connection with this Plan or such documents;
          (g) Modify this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;
          (h) Hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 327, 330, 331, 363, 503(b), 1103, and 1129(c)(9) of the Bankruptcy Code, provided, however, that from and after the Effective Date the payment of fees and expenses of the Reorganized Debtors, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;
          (i) Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with consummation, implementation, or enforcement of this Plan or the Confirmation Order;
          (j) Hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;
          (k) Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
          (l) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked, or vacated, or distributions pursuant to this Plan are enjoined or stayed;
          (m) Determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;
          (n) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;
          (o) Hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;

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          (p) Hear and determine the Litigation Claims by or on behalf of the Debtors or Reorganized Debtors;
          (q) Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and
          (r) Enter an order closing the Chapter 11 Cases.
ARTICLE TWELVE
MISCELLANEOUS PROVISIONS
     12.1 Effectuating Documents and Further Transactions
          Each of the Debtors or the Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, consents, certificates, resolutions, programs and other agreements and/or documents and take such acts and actions as may be reasonable, necessary or appropriate to effectuate, implement, consummate and/or further evidence the terms and conditions of this Plan, any notes or securities issued pursuant to this Plan, and any transactions described in or contemplated by this Plan.
     12.2 Authority to Act
          Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the stockholders, security holders, officers, directors, partners, managers, members or other owners of one or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable law of the states in which the Debtors or Reorganized Debtors are formed, without any requirement of further vote, consent, approval, authorization or other action by such stockholders, security holders, officers, directors, partners, managers, members or other owners of such entities or notice to, order of, or hearing before the Bankruptcy Court.
     12.3 Exemption from Transfer Taxes
          Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer, or exchange (or deemed issuance, transfer or exchange) of notes or equity securities under this Plan, including, without limitation, the New Senior Second Lien Notes, the New Subordinated Notes, the New Junior Subordinated Notes, the New Common Stock, the Rights, the Rights Offering Senior Subordinated Notes and the other New Securities and Documents; (b) the creation of any mortgage, deed of trust, Lien, pledge, or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan (including, without limitation, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation, or dissolution, deeds, bills of sale, and transfers of tangible property) will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other

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similar taxes. Unless the Bankruptcy Court orders otherwise, all sales, transfers, and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, this Plan.
     12.4 Bar Dates for Administrative Claims
          To the extent necessary, the Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims, except for Administrative Claims arising under the DIP Credit Agreement as provided in Section 3.1(a)(ii) of this Plan and Administrative Claims for Professional Fees (which shall be subject to the Professional Fees Bar Date). Holders of alleged Administrative Claims not paid prior to the Effective Date shall submit proofs of Claim on or before such Administrative Claims Bar Date or forever be barred from doing so (unless such alleged Administrative Claim is incurred in the ordinary course of business by the Debtors and is not yet past-due, in which case the applicable Administrative Claims Bar Date shall be thirty (30) days after such due date or as otherwise ordered by the Bankruptcy Court). The notice of Confirmation to be delivered pursuant to Bankruptcy Rule 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors and the Reorganized Debtors shall have thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and File objections to such Administrative Claims, if necessary, and the Bankruptcy Court shall hear and determine the amount of such Administrative Claims.
     12.5 Payment of Statutory Fees
          All fees payable pursuant to section 1930 of title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.
     12.6 Amendment or Modification of the Plan
          Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, the Debtors reserve the right to alter, amend, or modify this Plan at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan. A Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.
     12.7 Severability of Plan Provisions
          If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The

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Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
     12.8 Successors and Assigns
          This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.
     12.9 Revocation, Withdrawal, or Non-Consummation
          The Debtors reserve the right to revoke or withdraw this Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw this Plan as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, except as otherwise provided by the Debtors, (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person or Entity, (ii) prejudice in any manner the rights of such Debtors or any other Person or Entity, or (iii) constitute an admission of any sort by the Debtors or any other Person or Entity.
     12.10 Notice
          All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to any Debtor or Reorganized Debtor:

Bally Total Fitness
8700 Bryn Mawr Avenue
Chicago, Illinois 60631
Attention: Marc D. Bassewitz
Telecopy: (773) 399-0126

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with a copy (which shall not constitute notice hereunder), to:	Latham & Watkins LLP
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, Illinois 60606
Attention: David S. Heller
Tel: (312) 876-7700
Fax: (312) 993-9767
     12.11 Governing Law
          Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law of such jurisdiction.
     12.12 Tax Reporting and Compliance
          The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.
     12.13 Schedules
          All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated and are a part of this Plan as if set forth in full herein.
     12.14 Filing of Additional Documents
          On or before substantial consummation of this Plan, the Debtors shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.
     12.15 No Strict Construction
          This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Backstop Parties and the Prepetition Noteholders Committee. Each of the foregoing was represented by counsel of its choice who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, Exhibits and Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, Exhibits and Plan Schedules, and the documents ancillary and related thereto.

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     12.16 Conflicts
          In the event that a provision of the Disclosure Statement conflicts with a provision of this Plan, the terms of this Plan shall govern and control to the extent of such conflict.
     12.17 Dissolution of Creditors’ Committee
          The Creditors’ Committee appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, if any, shall be dissolved on the Confirmation Date.
     12.18 Fees and Expenses
          From and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred, including those fees and expenses incurred in connection with the implementation and consummation of this Plan.

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Dated: New York, New York
            June 27, 2007

Respectfully Submitted,

BALLY TOTAL FITNESS HOLDING CORPORATION

By:	/s/ Don R. Kornstein

Name:	Don R. Kornstein
Title:	Chief Restructuring Officer

Each Debtor Listed on Appendix 1

By:	/s/ Don R. Kornstein

Name:	Don R. Kornstein
Title:	Chief Restructuring Officer

David S. Heller (pro hac vice motion pending)
Richard A. Levy (pro hac vice motion pending)
Keith A. Simon (pro hac vice motion pending)
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, Illinois 60606-6401
Telephone: (312) 876-7700
Facsimile: (312) 993-9767

-and-

John W. Weiss (JW-4222)
885 Third Avenue, Suite 1000
New York, New York 10022
Telephone: (212) 906-1200

Proposed Counsel for Debtors and Debtors-in-Possession

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Appendix 1
Bally ARA Corporation
Bally Fitness Franchising, Inc.
Bally Franchise RSC, Inc.
Bally Franchising Holdings, Inc.
Bally Real Estate I LLC
Bally REFS West Hartford, LLC
Bally Sports Clubs, Inc.
Bally Total Fitness Corporation
Bally Total Fitness Franchising, Inc.
Bally Total Fitness Holding Corporation
Bally Total Fitness International, Inc.
Bally Total Fitness of California, Inc.
Bally Total Fitness of Colorado, Inc.
Bally Total Fitness of Connecticut Coast, Inc.
Bally Total Fitness of Connecticut Valley, Inc.
Bally Total Fitness of Greater New York, Inc.
Bally Total Fitness of Minnesota, Inc.
Bally Total Fitness of Missouri, Inc.
Bally Total Fitness of Philadelphia, Inc.
Bally Total Fitness of Rhode Island, Inc.
Bally Total Fitness of the Mid-Atlantic, Inc.
Bally Total Fitness of the Midwest, Inc.
Bally Total Fitness of the Southeast, Inc.
Bally Total Fitness of Toledo, Inc.
Bally Total Fitness of Upstate New York, Inc.
BTF Cincinnati Corporation
BTF Europe Corporation
BTF Indianapolis Corporation
BTF Minneapolis Corporation
BTF/CFI, Inc.
BTFCC, Inc.
BTFF Corporation
Greater Philly No. 1 Holding Company
Greater Philly No. 2 Holding Company
Health & Tennis Corporation of New York
Holiday Health Clubs of the East Coast, Inc.
Holiday/Southeast Holding Corp.
Jack LaLanne Holding Corp.
New Fitness Holding Co., Inc.
Nycon Holding Co., Inc.
Rhode Island Holding Company
Tidelands Holiday Health Clubs, Inc.
U.S. Health, Inc.

EXHIBIT A
Amended Certificate of Incorporation
of Reorganized Bally

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BALLY TOTAL FITNESS HOLDING CORPORATION
     BALLY TOTAL FITNESS HOLDING CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (as amended, the “DGCL”), hereby certifies as follows:
     1. That this corporation was originally incorporated on March 29, 1983 under the name Bally’s Health & Tennis Corporation. A Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on December 19, 1995 (the “Certificate of Incorporation”).
     2. On                     , 2007, this corporation and its subsidiaries filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Case No.                     ). This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242, 245 and 303 of the DGCL to put into effect and carry out the Joint Prepackaged Chapter 11 Plan of Reorganization of Bally Total Fitness Holding Corporation and its Affiliate Debtors (the “Plan”), as confirmed on                     , 2007 by the order of the Bankruptcy Court. Provision for the making of this Amended and Restated Certificate of Incorporation is contained in the Order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the formation of this corporation.
     3. Pursuant to Sections 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation.
ARTICLE ONE
Name of Corporation
     FIRST: The name of the Corporation is BALLY TOTAL FITNESS HOLDING CORPORATION (the “Corporation”).
ARTICLE TWO
Address of Registered Agent
     The address of the registered office of the Corporation is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware. The name of the Corporation’s registered agent is The Corporation Trust Company.
ARTICLE THREE
Purpose
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE FOUR
Capital Stock
     A. Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is 650,000 shares of stock (the “Capital Stock”) consisting of 450,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 200,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).
     B. Right to Designate Preferred Stock. Subject to Section D of this Article Four, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series and, by filing a certificate of designations pursuant to the DGCL setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting powers, if any), preferences, and rights of the shares of each series and the qualifications, limitations, and restrictions thereof. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:
          1. the number of shares constituting such series and the distinctive designation of that series;
          2. the dividend rate, if any, on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
          3. whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
          4. whether such series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;
          5. whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
          6. whether such series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of such sinking fund;
          7. the rights of the shares of such series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
          8. any other powers, preferences, rights, qualifications, limitations, and restrictions of such series.

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     C. Common Stock. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or by applicable law, the voting, dividend and liquidation rights of the holders of Common Stock are as follows:
     1. Voting. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held such holder on all matters submitted to stockholders for a vote.
     2. Dividends and Distributions. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.
     3. Liquidation Rights. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of Common Stock in proportion to the number of shares held by them.
     D. Bankruptcy Code Limitations. To the extent prohibited by Section 1123 of Chapter 11 of the Bankruptcy Code, as amended, the Corporation shall not issue non-voting equity securities; provided, however, that the foregoing (i) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such Section 1123 is in effect and applicable to the Corporation and (iii) may be amended or eliminated in accordance with applicable law as from time to time in effect.
ARTICLE FIVE
Bylaws
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter, amend and repeal the Bylaws of the Corporation.
ARTICLE SIX
Election of Directors
     The business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors need not be by written ballot.

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ARTICLE SEVEN
Business Combinations with Interested Stockholders
     The Corporation shall not be governed by the provisions of Section 203 of the DGCL.
ARTICLE EIGHT
Indemnification of Directors and Officers
     To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless, and advance expenses to any person serving as a director or officer of the Corporation on or after June 27, 2007 (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, at any time before, on or after June 27, 2007, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was, at any time before, on or after June 27, 2007, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was, at any time before, on or after June 27, 2007, serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the Bylaws (as the same may provide from time to time), the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or a part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Bylaws, in any written agreement with the Corporation, or in the specific case by the Board; provided, however, that if a claim for indemnification (following the final disposition of an action, suit or proceeding) or advancement of expenses is not paid in full within 30 days after a written demand therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim, and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. Nothing contained in this Article Eight shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Corporation otherwise may be entitled under the Bylaws, any written agreement with the Corporation or otherwise. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Eight with respect to the indemnification and advancement of expenses of directors and officers of the Corporation. Any amendment, modification or repeal of this Article Eight shall not adversely affect any right or protection of a Covered Person existing at the time of, or increase the liability of any Covered Person with respect to any acts or omissions of such Covered Person occurring prior to, such amendment, modification or repeal.

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ARTICLE NINE
Limitation on Director Liability
     The personal liability of directors to the Corporation and its stockholders shall be eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL, as may be amended and supplemented from time to time. Any amendment, modification or repeal of this Article Nine shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, modification or repeal.
ARTICLE TEN
Certain Restrictions on Transfer
     A. 4.95% Ownership Limit.
     1. Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, will be prohibited and void ab initio if either (A) the transferor is a 4.95-Percent Shareholder or (B) as a result of such Transfer, either (i) any Person or group of Persons would become a 4.95-Percent Shareholder or (ii) the Percentage Stock Ownership in the Corporation of any 4.95-Percent Shareholder would be increased; provided that this paragraph (1) will not apply to, nor will any other provision in this Certificate of Incorporation prohibit, restrict or limit in any way, the issuance of Corporation Securities by the Corporation in accordance with the Plan.
     2. Paragraph (1) of this Section A of Article Ten will not apply to a 4.95% Transaction if:
     a. the transferor or the transferee obtains the prior written approval of the Board (not to be unreasonably withheld or delayed);
     b. in the case of a 4.95% Transaction by any holder of Corporation Securities, prior to the 4.95% Transaction the Board, upon written request of the transferor or transferee, determines, with such determination to be made in good faith and not to be unreasonably withheld or delayed, that such Transfer is a 4.95% Transaction which, together with any 4.95% Transactions consummated (or approved but not yet consummated) by the holders of Corporation Securities during the Testing Period, represent aggregate 4.95% Transactions involving Transfers of less than 20% of the Corporation Securities issued and outstanding at the time of Transfer;
     c. such Transfer is pursuant to any Approved Sale (as defined in the Stockholders’ Agreement among the Company and the stockholders of the Company signatory thereto entered into on or about the Effective Date of the Plan (the “Stockholders’ Agreement”)), including, but not limited to, a merger or consolidation, in which all holders of Corporation Securities receive, or are offered the same opportunity to receive, cash or other consideration for all such

5

Corporation Securities, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Corporation Securities;
     d. such Transfer is a transfer by the Corporation to an underwriter for distribution in a public offering (this Transfer exception shall include any subsequent transfers by such underwriter to purchasers in such offering, despite such transfers possibly resulting in an “ownership change” as defined in Section 382); for the avoidance of doubt, after such offering purchasers in such offering will be subject to the transfer restrictions under Paragraph (1) of this Section A, unless the Board determines that as a result of such public offering or other events the provisions of this Article Ten shall not apply; or
     e. such Transfer is a transfer to or from Initial Controlling Stockholders or their Affiliates (each as defined in the Stockholders’ Agreement); in the case of a proposed sale by a 4.95-Percent Shareholder pursuant to this subparagraph (e) that would result in such owner’s percentage being reduced below 5% following the Effective Date (the “Drop-Off Sale”) such owner will be required to sell down to no less than 4.5% and following such Drop-Off Sale such owner will be required to wait three business days prior to selling any remaining stock; for purposes of this Article Ten, the Board will take into account the Treasury Regulations under Section 382 of the Code, including but not limited to Treasury Regulations Sections 1.382-2T(g)(5) and 1.382-2T(k) in determining the amount of any “owner shifts” (as defined in Section 382), provided, however, that owners participating in a Drop-Off Sale will not be further restricted from buying or selling stock (despite the fact that such further purchases may result in the inapplicability of Treasury Regulation Section 1.382-2T(g)(5)(B) or other provisions of Section 382 or the Treasury Regulations thereunder).
     As a condition to granting any approval under clause (a) of this paragraph 2 or in connection with making any determination under clause (b) of this paragraph 2, the Board may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the transferor or the transferee, which counsel and opinion shall be reasonably acceptable to the Board, that the consummation of the proposed Transfer should not result in any Section 382 limitation on the use of the Tax Benefits, taking into account any and all other Transfers that have been consummated prior to receipt of the request relating to the proposed Transfer, any and all other proposed Transfers that have been approved by the Board prior to receipt of the request relating to the proposed Transfer and any and all other proposed Transfers for which the requests relating thereto have been received prior to receipt of the request relating to the proposed Transfer.
     3. Each certificate representing Corporation Securities issued prior to the Restriction Release Date will contain the legend that refers to the restrictions set forth in this Section A of Article Ten as follows:
“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO SECTION A OF

6

ARTICLE TEN OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BALLY TOTAL FITNESS HOLDING CORPORATION. BALLY TOTAL FITNESS HOLDING CORPORATION WILL FURNISH A COPY OF ITS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO THE HOLDER OF RECORD OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”
     B. Treatment of Excess Securities.
     1. No employee or agent of the Corporation will record any Prohibited Transfer, and the Purported Transferee in any Prohibited Transfer will not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Excess Securities. The Purported Transferee of such Excess Securities will not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including without limitation the rights to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. If Excess Securities are subsequently acquired in a Transfer that is not a Prohibited Transfer, such Corporation Securities will cease to be Excess Securities. Any Transfer of Excess Securities not in accordance with the provisions of this Section (B) will also be a Prohibited Transfer.
     2. If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer, then, upon written demand by the Corporation, the Purported Transferee will transfer or cause to be transferred any certificate or other evidence of ownership of such Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an Agent. The Agent will thereupon sell as promptly as practicable to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions; provided, however, that (A) the Agent will effect such sales only if and when it can do so in transactions that do not constitute Prohibited Transfers and (B) the Agent will effect such sales in an orderly fashion and will not be required to effect any such sale within any specific time frame if, in the Agent’s business judgment, such sale would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee will be deemed to have sold the Excess Securities for the Agent and will be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph (3) of this Section B of Article Ten if the Agent rather than the Purported Transferee had resold the Excess Securities.
     3. Pending any sale by the Agent of Excess Securities in a transaction that does not constitute a Prohibited Transfer, the Agent will hold any Excess Securities as

7

agent for, and for the benefit of, the Purported Transferor, subject to the Purported Transferee’s claim for reimbursement of its purchase price. Accordingly, with respect to any particular Excess Securities, the Agent will apply any proceeds of a sale by it of such Excess Securities, any dividends or distributions received by it from the Corporation with respect to such Excess Securities, any amounts received by it from the Purported Transferee in respect of Prohibited Distributions on such Excess Securities and, if the Purported Transferee had previously resold such Excess Securities, any amounts received by it from the Purported Transferee in respect of such previous sale, as follows:
     a. first, to pay costs and expenses incurred by the Agent in connection with the Agent’s duties specified herein;
     b. second, to pay to the Purported Transferee up to the lesser of (x) the amount paid by the Purported Transferee for the Excess Securities and (y) the Fair Market Value of the Excess Securities on the date of the Prohibited Transfer thereof, as shall be determined at the discretion of the Board; and
     c. third, to pay any remaining amounts to the Purported Transferor.
The recourse of any Purported Transferee in respect of any Prohibited Transfer will be limited to the amount payable to the Purported Transferee pursuant to clause (b) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section B of Article Ten inure to the benefit of the Corporation.
     4. If the Purported Transferee fails to surrender the Excess Securities, Prohibited Distributions or the proceeds of a sale of Excess Securities to the Agent within 15 days from the date on which the Corporation makes a demand pursuant to paragraph 2 of this Section B of Article Ten, then the Corporation will use its best efforts to enforce the provisions hereof, including without limitation the institution of legal proceedings to compel the surrender.
     5. The Corporation will make the demand described in paragraph 2 of this Section B of Article Ten within 30 days of the date on which the Board determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of this Section B of Article Ten will apply nonetheless.
     C. Board Determinations. The Board will have the sole power to make determinations regarding compliance with this Article Ten and any matters related thereto. The good faith determination of the Board on such matters will be conclusive and binding for all purposes of this Article Ten. All determinations, approvals or other actions by the Board pursuant to this Section C of Article Ten will require the affirmative vote of a majority of the total number of directors that the Corporation would have if there were no vacancies; provided, however, the Board may designate a sub-committee of the Board or an officer of the Corporation to perform some or all of the duties required by this Article Ten.
     D. Definitions. As used in this Article Ten, the following capitalized terms have the following meanings when used herein in with initial capital letters:

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     1. “4.95% Transaction” means any Transfer or attempted Transfer of Corporation Securities described in paragraph 1 of Section A of Article Ten, subject to the proviso of such paragraph 1.
     2. “Affiliate” – as to any Person, (a) any other Person, directly or indirectly through one or more intermediaries, that is controlling, controlled by or under common control with such Person and (b) any stockholder, member or partner in such Person; provided, however, that the term Affiliate shall not include affiliations of investment funds solely by virtue of common management.
     3. “Agent” means an agent designated by the Board.
     4. “Code” means the Internal Revenue Code of 1986, as amended.
     5. “controlling,” “controlled” and “common control with” mean the ability, by ownership of voting securities or otherwise, directly or indirectly, to direct the managerial and operating policies of a Person.
     6. “Corporation Securities” means (a) shares of Common Stock, (b) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code or any successor provision), (c) warrants, rights or options (including without limitation options within the meaning of Treasury Regulation § 1.382-4(d)(9) or any successor provision) to purchase stock of the Corporation, and (d) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18) or any successor provision.
     7. “Effective Date” means                           , 2007 [INSERT DATE THAT IS THE BUSINESS DAY ON WHICH THE PLAN BECOMES EFFECTIVE].
     8. “Excess Securities” means, with respect to any Prohibited Transfer, the Corporation Securities that are the subject of such Prohibited Transfer.
     9. “Fair Market Value” means, with respect to any Excess Securities, the closing price per share of such Excess Securities on the last trading day immediately preceding the Prohibited Transfer of such Excess Securities. The “closing price” for such purposes will be the last sale price, regular way, or, in case no such sale takes place on the relevant day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or, if the Excess Securities are not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices as reported by The Nasdaq Stock Market, Inc. or such other system then in use, or, if on any such date the Excess Securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Excess Securities selected by the Board. If the Excess Securities are not so listed or traded, or are not the subject of available bid and asked quotes, “Fair Market Value” will mean the fair value per Excess Share as determined in good faith by the Board.

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     10. “4.95-Percent Shareholder” means a Person or group of Persons that would be identified as owning at least 4.95% of the Corporation Securities under the rules applicable to identifying a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g); provided, however, that the Agent will not constitute a 4.95-Percent Shareholder.
     11. “Percentage Stock Ownership” means percentage stock ownership interest as determined in accordance with the Treasury Regulations under Section 382, including by not limited to §1.382-2T(g), (h), (j) and (k) or any successor provisions.
     12. “Person” means any individual, partnership, corporation, limited liability company, association, joint venture, trust or other entity or association, including without limitation any governmental authority.
     13. “Prohibited Distributions” means, with respect to any Prohibited Transfer, any dividends or distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities.
     14. “Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under Section A or B of Article Ten.
     15. “Purported Transferee” means, with respect to any Prohibited Transfer, the intended transferee in such Prohibited Transfer.
     16. “Purported Transferor” means, with respect to any Prohibited Transfer, the Person who attempted to Transfer Corporation Securities in such Prohibited Transfer.
     17. “Restriction Release Date” means the earliest of (a) the fifth anniversary of the Effective Date, (b) the repeal, amendment or modification of Section 382 in such a way as to render the Corporation and all of its direct or indirect subsidiaries no longer subject to the restrictions imposed by Section 382, (c) the beginning of a taxable year of the Corporation in which no Tax Benefits are currently available or will be available, (d) the determination by the Board that the provisions of this Article Ten shall not apply, and (e) the date of any “ownership change” (as defined in Section 382) occurring after January 1, 2007, but before the date deemed to be the date of an “ownership change” occurring as a result of the Plan becoming effective.
     18. “Section 382” means Section 382 of the Code or any successor provision.
     19. “Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers in existence as of the Effective Date, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 in existence as of the Effective Date, of the Corporation or any direct or indirect subsidiary thereof.

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     20. “Testing Period” means, with respect to any 4.95% Transaction, the period ending on the date of consummation of such 4.95% Transaction and beginning on the later of (a) the date three years prior thereto and (b) the first day after the “ownership change” under Section 382 occurring as a result of the Bankruptcy Court’s confirmation of the Plan and the consummation of the transactions pursuant thereto.
     21. “Transfer” means any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition, other than a sale, transfer, assignment, conveyance, pledge or other disposition to a wholly owned subsidiary of the transferor or, if the transferor is wholly owned by a Person, to a wholly owned subsidiary of such Person. Except for purposes of paragraph 1 of Section D of Article Ten, a Transfer shall not include the issuance or transfer of an option (including without limitation an option within the meaning of Treasury Regulation § 1.382-4(d)(9) or any successor provision), unless at the time of such issuance or transfer, the option is treated as exercised under Section 382(l)(3)(A) of the Code (applying the rules in Treasury Regulation § 1.382-4(d)).
ARTICLE ELEVEN
Additional Restrictions On Transfer Of Stock
     A. Restricted Transfers. No stockholder will in any way sell, exchange, transfer, hypothecate, negotiate, gift, convey in trust, pledge, assign, encumber, or otherwise dispose of all or any portion of its shares of stock of the Corporation or any interest therein (each, a “Transfer”) to (i) any Person engaged in any commercial business activity that directly competes with any business then being conducted by the Corporation in the field of ownership, operation or management of health and fitness clubs and facilities, (ii) any Person if such Transfer would result in registration being required under, any applicable federal or state laws relating to securities or investment companies or advisors, or (iii) any Person if such Transfer would result in any class of equity securities (other than exempted securities) of the Corporation being held of record by more than 400 Persons as would be determined pursuant to Section 12(g) of the Securities and Exchange Act of 1934, as amended, unless such Transfer is expressly approved by the Board.
     B. Additional Restrictions. In addition to the restrictions set forth in Section A of this Article Eleven, no Stockholder may effect any Transfer unless the transferee (i) agrees in writing with the Corporation, in form and substance reasonably satisfactory to the Board, to be bound by the provisions of the Stockholders’ Agreement among the Corporation and the stockholders of the Corporation signatory thereto, the Registration Rights Agreement among the Corporation and the stockholders signatory thereto (if applicable), and any other related agreements as though it were a stockholder, and (ii) if requested by the Board, causes to be delivered to the Corporation, at such transferee’s sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Board, to the effect that such Transfer does not violate or result in registration being required under, any applicable federal or state laws relating to securities or investment companies or advisors. Any Transfer of stock made in violation of the provisions of this Article Twelve will be void and of no effect.

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ARTICLE THIRTEEN
Corporate Opportunities
     In recognition and anticipation that (i) certain holders of Common Stock, their Affiliates, and their respective directors, principals, officers, employees and/or other representatives may now engage, may continue to engage, or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (ii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage, may continue to engage, or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Thirteen are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the holders of Common Stock, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
     A. None of (i) the holders of Common Stock or any of their Affiliates or (ii) any Non-Employee Director or any of his or her Affiliates (the persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain, directly or indirectly, from (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (y) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Affiliates, except as specifically provided in Section C
     B. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another person
     C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and the provisions of Section A and Section B shall not apply to any such corporate opportunity.

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     D. In addition to and notwithstanding the foregoing provisions of this Article Twelve, a corporate opportunity shall be deemed not to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.
     E. Solely for purposes of this Article Twelve, “Affiliate” shall mean (A) in respect of any specified person (other than the Corporation), any other person that, directly or indirectly, is controlled by, controls or is under common control with such specified person and shall include any principal, member, director, partner, shareholder, officer, employee or other representative of any of the foregoing, (B) in respect of a Non-Employee Director, any person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any person that, directly or indirectly, is controlled by the Corporation.
ARTICLE FOURTEEN
Amendments
     This Amended and Restated Certificate of Incorporation may be altered, amended or repealed and a new certificate of incorporation may be adopted by affirmative vote of the holders of a majority of the then outstanding shares of Common Stock.
     1. This Amended and Restated Certificate has been duly adopted by the Board and consented to in writing and authorized by the holders of a majority of the issued and outstanding stock entitled to vote in accordance with the provisions of Section 228 of the DGCL.
     2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the DGCL.

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EXHIBIT B
Amended By-Laws of Reorganized Bally

AMENDED AND RESTATED BYLAWS
OF
BALLY TOTAL FITNESS HOLDING CORPORATION

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AMENDED AND RESTATED BYLAWS
OF
BALLY TOTAL FITNESS HOLDING CORPORATION

ADOPTED ON
                          , 2007

ARTICLE I.
IDENTIFICATION; OFFICES
     Section 1. NAME. The name of the corporation is BALLY TOTAL FITNESS HOLDING CORPORATION (the “Corporation”).
     Section 2. REGISTERED AGENT AND REGISTERED OFFICE. The registered office of the Corporation shall be 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware. The name of the Corporation’s registered agent is The Corporation Trust Company.
     Section 3. OTHER OFFICES. The Corporation may also have offices at such other places, within or outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.
     Section 4. PLACE OF KEEPING CORPORATE RECORDS. The records and documents required by law to be kept by the Corporation permanently shall be kept at the Corporation’s principal office.
ARTICLE II.
MEETINGS OF STOCKHOLDERS
     Section 1. PLACE OF MEETINGS. Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the principal executive office of the Corporation.
     Section 2. ANNUAL MEETINGS OF STOCKHOLDERS. If required by applicable law, an annual meeting of stockholders shall be held each year at such date and time designated by the Board. At each annual meeting directors shall be elected and any other proper business may be transacted.
     Section 3. QUORUM; ADJOURNED MEETINGS AND NOTICE THEREOF. Except as otherwise provided by law, the Corporation’s Amended and Restated Certificate of Incorporation (as amended and/or restated from time to time, the “Certificate of Incorporation”)

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or these Bylaws, the holders of a majority in voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, whether present in person, by means of remote communication or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment in accordance with Section 5 of this Article II. Any meeting of stockholders may be adjourned from time to time by the chairperson presiding over the meeting or by a majority in voting power of the stockholders present, and may be reconvened at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business that could have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or, if after the adjournment, a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.
     Section 4. CONDUCT OF BUSINESS. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations adopted by the Board, the chairperson presiding over any meeting of the stockholders shall have the right and authority to convene and to adjourn the meeting, to determine the order of business at the meeting, to prescribe such rules, regulations and procedures, including such regulation of the manner of voting and the conduct of business, and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants; (vi) the date and time of the opening and closing of the polls for each matter upon which the stockholders will vote; and (vii) a determination and declaration, if the facts warrant, that a matter or business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
     Section 5. VOTING. When a quorum is present at any meeting of stockholders, in all matters other than the election of directors, the vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person, by means of remote communication or represented by proxy, and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which a different vote is required by express provision of applicable law, the Certificate of Incorporation, these Bylaws or any regulation or law applicable to the Corporation or its securities, in which case such express provision shall govern and control the decision of such question. Unless otherwise

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provided in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast by shares present in person, by means of remote communication or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall have one vote for each share of stock having voting power, registered in such stockholder’s name on the books of the Corporation on the record date set by the Board as provided in Article V, Section 4 hereof. Voting at meetings of stockholders need not be by written ballot.
     Section 6. PROXIES. Except as otherwise provided by law or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by an electronic transmission permitted by law that is filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.
     Section 7. SPECIAL MEETINGS. Unless otherwise provided by law or the Certificate of Incorporation, special meetings of the stockholders, for any purpose or purposes, may be called by (i) the chairperson of the Board, (ii) the chief executive officer of the Corporation, (iii) a majority of the Board, or (iv) stockholders holding a majority of the issued and outstanding common stock of the Corporation and shall be held on such date and time as the Board determines. Such special meetings may not be called by any other person or persons. The request for special meetings shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice.
     Section 8. NOTICE OF STOCKHOLDERS’ MEETINGS. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given to each stockholder entitled to vote at such meeting in accordance with Article VI, Section 4 hereof and not less than ten nor more than 60 days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If electronically transmitted, notice is given as provided in Article VI, Section 4 of these Bylaws. An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Notice of any meeting may be waived by any stockholder before or after such meeting.

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     Section 9. MAINTENANCE AND INSPECTION OF STOCKHOLDER LIST. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to examination by any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place (instead of by remote communication), then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to which stockholders are entitled to examine the stock ledger, the list of stockholders, the books of the Corporation or to vote in person or by proxy at any meeting of the stockholders.
     Section 10. STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted by the DGCL to be taken at any annual or special meeting of stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation in the manner required by this Article II, Section 10, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder shall be deemed to be written, signed and dated for the purposes of this Article II, Section 10, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for a stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such

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telegram, cablegram or electronic transmission. The date on which the telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to a Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided above. In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the DGCL if such action had been voted on by stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.
     Section 11. ADVANCE NOTICE.
          (a) Annual Meetings.
               (i) Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto) described in Section 8 of this Article II, (B) by or at the direction of the Board or (C) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 11 is delivered to the secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 11.
               (ii) For nominations of directors or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (i)(C) of Section 11(a) of this Article II, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and any such proposed business other than the nominations of persons for election to the Board must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and

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not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposes to nominate for election as a director (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The Corporation may require any proposed nominee as a director to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.
          (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board as directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 11 is delivered to the secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 11(a)(ii) shall be delivered to the secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special

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meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
     (c) General. Only such persons who are nominated in accordance with the procedures set forth in this Section 11 shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 11. Except as otherwise provided by law, the chairperson of the meeting shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 11 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by Section 11(a)(ii)) and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 11, to declare that such nomination will be disregarded or that such proposed business will not be transacted. Notwithstanding the foregoing provisions of this Section 11, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination will be disregarded and such proposed business will not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
ARTICLE III.
DIRECTORS
     Section 1. THE NUMBER OF DIRECTORS. The number of directors which shall constitute the whole Board of Directors shall be not less than three or more than nine, with the exact number of directors to be determined from time to time by resolution of the Board. The number of directors constituting the entire Board may be increased or decreased only pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office. The directors need not be stockholders. Except as otherwise provided in Section 2 of this Article III, directors shall be elected at the annual meeting of the stockholders and each director elected shall hold office until such director’s successor is elected and qualified or until the earlier of such director’s resignation or removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation as provided in Article VI, Section 4 of these Bylaws. When one or more directors so resigns, vacancies shall be filled as provided in Section 2 of this Article III.
     Section 2. VACANCIES. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies on the Board by reason of death, resignation, retirement, disqualification, removal from office or otherwise, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Each

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director so chosen shall hold office until the next annual election of directors and until such director’s successor is duly elected and qualified, or until such director’s earlier resignation or removal.
     Section 3. PLACE OF DIRECTORS’ MEETINGS. The Board may hold meetings, both regular and special, either within or outside the State of Delaware. The chairperson of the Board shall preside over all meetings of the Board.
     Section 4. REGULAR MEETINGS. Regular meetings of the Board may be held without notice at such time and place as shall from time to time be determined by the Board.
     Section 5. SPECIAL MEETINGS. Special meetings of the Board shall be called, on not less than twenty-four (24) hours’ prior notice to each director, either personally or by mail, by facsimile, by electronic transmission or by telegram, by the chairperson of the Board, the chief executive officer of the Corporation or two directors unless the Board consists of only one director, in which case special meetings of the Board shall be called by the sole director.
     Section 6. QUORUM. At all meetings of the Board a majority of the directors then serving shall be necessary and sufficient to constitute a quorum for the transaction of business unless applicable law, the Certificate of Incorporation or these Bylaws require a greater number. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If only one director is authorized, such sole director shall constitute a quorum. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.
     Section 7. ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, without prior notice and without a vote, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
     Section 8. TELEPHONIC MEETINGS. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
     Section 9. COMMITTEES OF DIRECTORS. The Board may designate one or more committees, each such committee to consist of one or more of the directors of the Corporation.

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Each committee member shall serve a term on such committee coexistent with such member’s term on the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Notwithstanding the foregoing, the composition and duties of any committee shall comply with the rules and regulation or law applicable to the Corporation or its securities. The delegation of any decision to a committee of the Board, and the votes required for the making of such decision by such committee, shall have the same approval requirements as the taking of such action by the Board. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board, any committee charter or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.
     Section 10. MINUTES OF COMMITTEE MEETINGS. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
     Section 11. MEETINGS AND ACTION OF COMMITTEES. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to the applicable sections of Article III of these Bylaws.
     Section 12. COMPENSATION OF DIRECTORS. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director. Except as required by the rules of any stock exchange or quotation system applicable to the Corporation or any regulation or law applicable to the Corporation or its securities, no such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for service on such committee and/or for attending committee meetings.
     Section 13. REMOVAL OF A DIRECTOR. Unless otherwise restricted by or provided in the DGCL or the Certificate of Incorporation, any director or the entire Board may be removed, either with or without cause, by the holders of a majority in voting power of the shares of stock of the Corporation then entitled to vote at an election of directors.
ARTICLE IV.
OFFICERS
     Section 1. OFFICERS. The officers of the Corporation shall be chosen by the Board and may include a chairperson of the Board, chief executive officer and/or a president, chief

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financial officer or any or all of the foregoing, and a secretary. The Corporation may also have at the discretion of the Board such other officers as are desired, including a treasurer, one or more vice chairpersons of the Board, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article IV. In the event there are two or more vice presidents, then one or more may be designated as executive vice president, senior vice president or other similar or dissimilar title. At the time of the election of officers, the directors may determine the order of their rank. Any number of offices may be held by the same person, unless the DGCL, the Certificate of Incorporation or these Bylaws otherwise provide.
     Section 2. APPOINTMENT OF OFFICERS. The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 3 of this Article IV. The Corporation shall have such officers with such titles and duties as stated herein or as stated in a resolution of the Board that is not inconsistent with these Bylaws.
     Section 3. SUBORDINATE OFFICERS. The Board and/or the chief executive officer of the Corporation, or in the absence of a chief executive officer, the president of the Corporation, may appoint such other “subordinate officers” as the business of the Corporation may require who shall hold their offices for such terms and shall exercise such powers and perform such duties as are provided in these Bylaws or as shall be determined from time to time by the Board and/or the chief executive officer, or in the absence of a chief executive officer, the president. For the avoidance of doubt, the term “subordinate officers” shall not include any officers of the Corporation with the title of vice president or above. The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president or a vice president, to appoint, such other officers and agents as the business of the Corporation may require who shall hold their offices for such terms and shall exercise such powers and perform such duties as are provided in these Bylaws or as shall be determined from time to time by the Board.
     Section 4. TERM OF OFFICE; REMOVAL AND VACANCIES. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party. Any officer may be removed at any time by the affirmative vote of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board, or with respect to the office of any subordinate officers, by the Board or the chief executive officer of the Corporation.
     Section 5. CHAIRPERSON OF THE BOARD. The chairperson of the Board shall, if present, preside at all meetings of the stockholders and the Board, and, in general, shall exercise and perform such other powers and duties as may be from time to time assigned to him

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or her by the Board or prescribed by these Bylaws. The same individual may serve as both the chairperson of the Board and chief executive officer.
     Section 6. VICE CHAIRPERSONS OF THE BOARD. In the absence or disability of the chairperson of the Board, any vice chairpersons designated by the Board, shall perform all the duties of the chairperson, and when so acting shall have all the powers of and be subject to all the restrictions upon the chairperson. Each vice chairperson shall have such other duties as from time to time may be prescribed for such vice chairperson by the Board.
     Section 7. CHIEF EXECUTIVE OFFICER. The chief executive officer shall be the principal executive officer of the Corporation and, subject to the control and oversight of the Board, shall supervise the business and affairs of the Corporation. The chief executive officer shall, in the absence of the chairperson of the Board (or if the chief executive officer and chairperson of the Board be one and the same), preside at all meetings of the stockholders and the Board, and, in general, shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board from time to time. The chief executive officer may, from time to time, delegate such chief executive officer’s powers and authority to such other officers, employees and other agents of the Corporation as the chief executive officer shall deem appropriate.
     Section 8. PRESIDENT. Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board to the chairperson of the Board and/or the chief executive officer, the president shall have general supervision, direction and control of the business and officers of the Corporation. In the absence of the chairperson of the Board and the chief executive officer, or if there be none, the president shall preside at all meetings of the stockholders and all meetings of the Board. The president shall have the general powers and duties of management usually vested in the office of president of corporations and shall have such other powers and duties as may be prescribed by the Board or these Bylaws.
     Section 9. CHIEF FINANCIAL OFFICER. The chief financial officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board or the chief executive officer. The books of account shall at all reasonable times be open to inspection by any director. The chief financial officer, subject to the order of the Board, shall have custody of all funds and securities of the Corporation. The chief financial officer shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Board, at its regular meetings or when the Board so requires, an account of all transactions effected by the chief financial officer and of the financial condition of the Corporation. The chief financial officer shall perform other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board or the chief executive officer shall designate from time to time. If required by the Board, the chief financial officer shall give the Corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the Board, for the faithful performance of the duties of such office and for the restoration to the Corporation, in case of death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his/her possession or under his/her control belonging to the Corporation. The

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chief executive officer may direct the treasurer or assistant treasurer to assume and perform the duties of the chief financial officer in the absence or disability of the chief financial officer.
     Section 10. VICE PRESIDENTS. In the absence or disability of the president, any vice president designated by the Board, shall perform all the duties of the president, and when so acting shall have all the powers of and be subject to all the restrictions upon the president. Each vice president shall have such other duties as from time to time may be prescribed for such vice president by the Board.
     Section 11. SECRETARY. The secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board may direct, a book of minutes of all meetings and actions of directors, committees of directors and stockholders. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and the Board required to be given by law or by these Bylaws, and shall perform such other duties as may be prescribed by the Board or these Bylaws. The secretary shall keep in safe custody the seal of the Corporation, if one be adopted, and when authorized by the Board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his/her signature or by the signature of an assistant secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his/her signature.
     Section 12. ASSISTANT SECRETARY. The assistant secretary, or if there be more than one, any assistant secretary designated by the Board, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.
     Section 13. TREASURER. The treasurer shall, in the absence of the chief financial officer, perform the duties and exercise the powers of the chief financial officer and shall perform such other duties and have such other powers as the Board may from time to time prescribe. If required by the Board, the treasurer shall give the Corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the Board, for the faithful performance of the duties of such office and for the restoration to the Corporation, in case of death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his/her possession or under his/her control belonging to the Corporation.
     Section 14. ASSISTANT TREASURER. The assistant treasurer, or if there be more than one, any assistant treasurer designated by the Board, shall in the absence or disability of the chief financial officer and the treasurer, perform the duties and exercise the powers of the chief financial officer and the treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.
     Section 15. REPRESENTATION OF SHARES OF OTHER CORPORATIONS. The chairperson of the Board, the chief executive officer or the president of this Corporation, the secretary of this Corporation, or any other person authorized by the Board or the chief executive officer, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all securities of any other corporation or corporations standing in the name of

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this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
     Section 16. AUTHORITY AND DUTIES OF OFFICERS. In addition to the foregoing authority and duties, all officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board.
ARTICLE V.
CERTIFICATES OF STOCK
     Section 1. CERTIFICATES. The shares of the stock of the Corporation shall be represented by certificates, provided that the Board may provide by resolution that some or all shares of any or all series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of shares of stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by (i) the chairperson or vice chairperson of the Board, or the president or a vice president, and (ii) the secretary or an assistant secretary, or the treasurer or an assistant treasurer of the Corporation, certifying the number of shares represented by the certificate owned by such stockholder in the Corporation.
     Section 2. SIGNATURES ON CERTIFICATES. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
     Section 3. LOST, STOLEN OR DESTROYED STOCK CERTIFICATES; ISSUANCE OF NEW CERTIFICATES. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the owner thereof may file in the office of the Corporation an affidavit setting forth, to the best of its knowledge and belief, the time, place, and circumstance of such loss, destruction or theft and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
     Section 4. FIXING DATE FOR DETERMINATION OF STOCKHOLDERS OF RECORD. In order that the Corporation may determine the stockholders (a) entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, (b) to express consent to corporate action in writing without a meeting, (c) to receive payment of any dividend or other distribution or allotment of any rights, (d) to exercise any rights in respect of any change, conversion or exchange of stock or (e) for the purpose of any other lawful action, the Board may

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fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date: (i) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than 60 nor less than ten days before the date of such meeting; (ii) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board; and (iii) in the case of any other action, shall not be more than 60 days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board is required by law, shall be at the close of business on the day on which the Board adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
     Section 5. REGISTERED STOCKHOLDERS. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the DGCL.
ARTICLE VI.
GENERAL PROVISIONS
     Section 1. CHECKS. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers as the Board may from time to time designate.
     Section 2. FISCAL YEAR. The fiscal year of the Corporation shall be from January 1 to December 31, or such other dates as shall be determined by resolution of the Board from time to time.
     Section 3. CORPORATE SEAL. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
     Section 4. MANNER OF GIVING NOTICE. Whenever, under the provisions of applicable law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice

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may be given in writing, by mail, addressed to such director or stockholder, at such director’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by facsimile, by electronic transmission, telephone, telegram, overnight courier or by other means of electronic transmission.
     Except as otherwise provided by applicable law, notice to stockholders may also be given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Notice given by a form of electronic transmission shall be deemed given (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice, (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iv) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary or an assistant secretary, the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, which creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
     Section 5. WAIVER OF NOTICE. Whenever any notice is required to be given under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, which objection shall be made at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.
ARTICLE VII.
AMENDMENTS
     Section 1. AMENDMENT BY DIRECTORS OR STOCKHOLDERS. These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the Board, when such power is conferred upon the Board by the Certificate of Incorporation, or by the stockholders upon the affirmative vote of at least a majority of all outstanding shares of stock of Corporation then entitled to vote, at any regular meeting of the Board or of the stockholders or at any special meeting of the Board or of the stockholders if notice of such alteration, amendment, repeal or adoption of new Bylaws is contained in the notice of such special meeting. If the power to alter, amend or repeal Bylaws is conferred upon the Board by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

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EXHIBIT C
Subscription and Backstop Purchase Agreement

SUBSCRIPTION AND BACKSTOP PURCHASE AGREEMENT
     SUBSCRIPTION AND BACKSTOP PURCHASE AGREEMENT, dated June 27, 2007 (this “Agreement”), among Bally Total Fitness Holding Corporation, a Delaware corporation (the “Company”), the subsidiary guarantors listed on Schedule 1 hereto and such additional subsidiary guarantors as may become parties to this Agreement subsequent to the date hereof pursuant to a joinder hereto (the “Subsidiary Guarantors” and, together with the Company, “Bally”), and the parties set forth on Schedule 2 hereto (the “Backstop Providers”). Unless otherwise specified herein, all capitalized terms used and not defined herein shall have the meanings ascribed to them in the pre-packaged Chapter 11 plan of reorganization of the Debtors, dated as of June 27, 2007, a copy of which has been provided to the Backstop Providers and is attached hereto as Exhibit A, as such plan may be amended, supplemented or modified from time to time after the date hereof with the consent of the Required Backstop Parties (the “Plan”).
     WHEREAS, the Company and certain of its direct and indirect subsidiaries (as more particularly defined in the Plan (as defined below), the “Debtors”) intend to file chapter 11 petitions under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§101-1330 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (such chapter 11 cases, the “Chapter 11 Cases”) in order to effectuate a financial and corporate restructuring of the Debtors through the Plan;
     WHEREAS, prior to the execution and delivery of this Agreement, Bally and the Backstop Providers, as holders of more than 80% of the aggregate principal amount of the Company’s Prepetition Senior Subordinated Notes have, along with certain holders of a majority of the Company’s Senior Notes (the “Consenting Senior Noteholders” and, together with the Backstop Providers, the “Plan Support Parties”) entered into a Restructuring Support Agreement, dated June 15, 2007 (the “Restructuring Support Agreement”), pursuant to which the Debtors agreed, among other things, to file and use their best efforts to confirm and consummate the Plan, and the Plan Support Parties agreed, among other things, to vote to accept the Plan, subject to the terms and conditions of the Restructuring Support Agreement;
     WHEREAS, the Plan provides for a Rights Offering in connection with which (i) holders of Allowed Claims in Class 6-A (of which the Backstop Providers are members) as of the Rights Offering Recipients Record Date (the “Class 6-A Rights Offering Recipients”), which consists of all Allowed Claims in respect of the Prepetition Senior Subordinated Notes, will have the right to purchase Rights Offering Senior Subordinated Notes of the reorganized Company in an aggregate principal amount equal to approximately 27.9% of their Allowed Claims in Class 6-A, the aggregate principal amount of which is $90.0 million and (ii) the holders of Allowed Claims in Class 6-B-1 as of the Rights Offering Recipients Record Date, which consists of Allowed Unsecured Claims against the Company that are not guaranteed by, or secured by assets of, any of the Company’s subsidiaries (the “Class 6-B-1 Holders” and, together with the Class 6-A Rights Offering Recipients, the “Rights Offering Recipients”), will have the right to purchase additional Rights Offering Senior Subordinated Notes of the reorganized Company in the principal amount of approximately 27.9% of their respective Allowed Claims in Class 6-B-1;
     WHEREAS, each Backstop Provider has reviewed the Plan and the Solicitation Materials; and

     WHEREAS, subject to the terms and conditions hereof, each of the Backstop Providers has agreed, severally, but not jointly, to subscribe for, and purchase, its (i) Subscription Purchase and (ii) Backstop Purchase and (iii) Supplemental Backstop Purchase (each as defined below);
     WHEREAS, the Subsidiary Guarantors agree to be bound by the provisions hereof, including the payment obligation of the Company in respect of the Backstop Commitment Fee, and have agreed to guaranty the payment obligations of the Company hereunder in respect of the Backstop Commitment Fee and the indemnification obligations in Section 5.8 hereof, as provided for in the Limited Subsidiary Guarantee, dated as of the date hereof, a form of which is attached hereto as Exhibit B.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:
SECTION 1.
DEFINITIONS
     The following terms will have the meaning set forth below:
     “Affiliate” of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
     “Agreement” has the meaning assigned to it in the Preamble.
     “Approvals” means the consents, authorizations and approvals listed on Schedule 3 hereto.
     “Backstop Commitment” has the meaning assigned to it in the Recitals hereto.
     “Backstop Commitment Fee”, with respect to each Backstop Provider, means 4.0% of such Backstop Provider’s Backstop Share of $90,000,000, subject to reduction pursuant to Section 2.3(d) hereof.
     “Backstop Payment Date” has the meaning assigned to it in Section 2.3 hereof.
     “Backstop Providers” has the meaning assigned to it in the Preamble.
     “Backstop Purchase” has the meaning assigned to it in Section 2.2 hereof.
     “Backstop Purchase Amount” means the result of (i) a Backstop Provider’s Backstop Share multiplied by (ii) (x) $90,000,000 less (y) the aggregate principal amount of all Rights Offering Senior Subordinated Notes subscribed for and purchased in the Rights Offering by the Class 6-A Rights Offering Recipients (after giving effect to the exercise of oversubscription rights by all such Class 6-A Rights Offering Recipients).

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     “Backstop Purchase Notice” has the meaning assigned to it in Section 2.2 hereof.
     “Backstop Share” means, with respect to any Backstop Provider, the percentage resulting from the ratio of (i) the principal amount of Prepetition Senior Subordinated Notes held by such Backstop Provider as of the Voting Record Date and (ii) the aggregate amount of Allowed Claims in respect of Prepetition Senior Subordinated Notes held by all Backstop Providers as of the Voting Record Date.
     “Backstop Termination Date” has the meaning assigned to it in Section 2.3 hereof.
     “Bankruptcy Code” has the meaning assigned to it in the Recitals hereto.
     “Bankruptcy Court” has the meaning assigned to it in the Recitals hereto.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
     “Class 6-A Rights Offering Recipients” has the meaning assigned to it in the Recitals hereto.
     “Company” has the meaning assigned to it in the Preamble.
     “Consenting Senior Noteholders” has the meaning assigned to it in the Recitals hereto.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Final Order” means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargument, or rehearing shall have been waived in writing in form and substance satisfactory to the Backstop Providers, or, in the event that an appeal, writ of certiorari or reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.
     “First Quarter 2007 Balance Sheet” has the meaning assigned to it in Section 3.7 hereof.
     “Initial Subscription Purchase” has the meaning assigned to it in Section 2.1 hereof.
     “Material Adverse Effect” means, a change, effect, event, occurrence, development, circumstance or state of facts that, either alone or in combination, has had or would reasonably be expected to have a materially adverse effect on the business, properties, operations, financial condition, prospects or results of operations of the Company and its subsidiaries (including foreign subsidiaries and their respective businesses) taken as a whole, or which would or would

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reasonably be expected to materially impair its ability to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by the Plan; provided, that in no event shall (i) any effect directly resulting from the public announcement of this Agreement or the commencement of the Chapter 11 Cases or (ii) any changes in financial condition reflected in the updated financial information of the Company dated May 3, 2007 or June 13, 2007 and presented to a representative of the Backstop Providers be taken into account in determining whether there has been, or would reasonably likely be, a Material Adverse Effect for purposes of this Agreement.
     “Payment Date” has the meaning assigned to it in Section 2.3 hereof.
     “Person” includes all natural persons, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.
     “Petition Date” has the meaning assigned to it in the Plan.
     “Plan” has the meaning assigned to it in the Preamble.
     “Plan Support Parties” has the meaning assigned to it in the Recitals hereto.
     “Purchase Price” has the meaning assigned to it in Section 2.3 hereof.
     “Registration Rights Agreement” has the meaning set forth in the Plan.
     “Required Backstop Providers” has the meaning assigned to it in Section 8.5 hereof.
     “Restructuring Support Agreement” has the meaning assigned to it in the Recitals hereto.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Significant Subsidiary” has the meaning assigned to it under Rule 1-02 of Regulation S-X promulgated under the Exchange Act.
     “Solicitation Materials” means the documents filed by the Company on the Petition Date as complying with Section 1126(b) of the Bankruptcy Code for the Company’s prepetition solicitation of votes on the Plan.
     “Subscription Amount” means the amount for each Backstop Provider listed on Schedule 2 hereto.
     “Subscription Purchase” has the meaning assigned to it in Section 2.1 hereof.
     “Subscription Purchase Notice” has the meaning assigned to it in Section 2.1 hereof.
     “Supplemental Backstop Purchase” has the meaning assigned to it in Section 2.2(b) hereof.

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     “Supplemental Backstop Purchase Notice” has the meaning assigned to it in Section 2.2(b) hereof.
SECTION 2.
THE RIGHTS OFFERING AND BACKSTOP COMMITMENT
     2.1 The Rights Offering.
     (a) The Company will commence, administer and consummate the Rights Offering in accordance with the Plan.
     (b) Subject to the Company’s compliance with the terms hereof, each of the Backstop Providers hereby agrees, severally, but not jointly, to subscribe for its Subscription Amount of Rights Offering Senior Subordinated Notes (the “Initial Subscription Purchase” and, together with oversubscriptions by the Backstop Providers, if any, the “Subscription Purchase”). The Backstop Providers will have the opportunity, to the same extent as the other Class 6-A Rights Offering Recipients and as provided in the Plan, to oversubscribe in the Rights Offering.
     (c) On or before the fifth Business Day after the Subscription Expiration Date applicable to Class 6-A Rights Offering Recipients, the Company shall notify each Backstop Provider in writing (the “Subscription Purchase Notice”) as to the amount of its Subscription Purchase. Each Backstop Provider hereby agrees, severally, but not jointly, to take all action and execute and deliver all documents (including the Subscription Form) required to exercise its Rights in respect of the Subscription Purchase pursuant to the Rights Offering through the later of the Payment Date (as defined below) or the Effective Date of the Plan.
     2.2 Backstop Commitment.
     (a) On or before the fifth Business Day after the Subscription Expiration Date applicable to Class 6-A Rights Offering Recipients, the Company shall notify each Backstop Provider in writing (the “Backstop Purchase Notice”) as to (i) the aggregate principal amount of Rights Offering Senior Subordinated Notes that have not been subscribed for (including any oversubscriptions) and purchased by the Class 6-A Rights Offering Recipients in the Rights Offering, and (ii) the amount of each Backstop Provider’s Backstop Purchase Amount with respect to the Rights Offering Senior Subordinated Notes referred to in clause (i). Each Backstop Provider (independent of the obligation of any other Backstop Provider) shall subscribe for and purchase its Backstop Purchase Amount with respect to the Rights Offering Senior Subordinated Notes referred to in clause (i) in the immediately preceding sentence (the “Backstop Purchase”) on the applicable Payment Date (as defined below).
     (b) On or before the fifth Business Day after the Subscription Payment Date applicable to Class 6-A Rights Offering Recipients, the Company shall notify each Backstop Provider in writing (the “Supplemental Backstop Purchase Notice”) as to (i) the aggregate principal amount of Rights Offering Senior Subordinated Notes, if any, that (x) any and all Class 6-A Rights Offering Recipients other than any Backstop Provider had subscribed to purchase, or was believed by the Company to have subscribed to purchase, but had failed to consummate such purchase for any reason by the applicable Subscription Payment Date, and (y) was not taken into account in determining the Backstop Purchase of each Backstop Provider pursuant to Section

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2.2(a) hereof, and (ii) the amount of each Backstop Provider’s Backstop Purchase Amount with respect to such the Rights Offering Senior Subordinated Notes referenced in clause (i). Each Backstop Provider (independent of the obligation of any other Backstop Provider) shall subscribe for and purchase its Backstop Purchase Amount with respect to the Rights Offering Senior Subordinated Notes referenced in clause (i) in the immediately preceding sentence (the “Supplemental Backstop Purchase”) on or before the applicable Payment Date.
     (c) Notwithstanding anything to the contrary in this Section 2.2, no Backstop Provider shall be obligated to purchase any Rights Offering Senior Subordinated Notes in connection with its Backstop Purchase or Supplemental Backstop Purchase if such Backstop Provider’s Backstop Purchase Amount is less than $1,000 aggregate principal amount of Rights Offering Senior Subordinated Notes.
     2.3 Payment; Closing.
     (a) Each Backstop Provider hereby agrees, severally, but not jointly, to pay the applicable Subscription Price in respect of its Subscription Purchase, Backstop Purchase and Supplemental Backstop Purchase by wire transfer of immediately available funds to an account designated by the Company (i) in the case of the Subscription Purchase and the Backstop Purchase, on the date on which all conditions to the occurrence of the Effective Date (other than the condition of receipt of payment from the Backstop Providers of the Subscription Price in respect of their Subscription Purchase and Backstop Purchase) have been satisfied or waived or on such other date as may be mutually agreed by the Company and the Backstop Providers or (ii) in the case of the Supplemental Backstop Purchase, the fifth Business Day after the Company’s delivery of the Supplemental Backstop Notice (as applicable, the “Payment Date”).
     (b) On the Effective Date (in the case of the Subscription Purchase and the Backstop Purchase) or promptly after the applicable Payment Date (in the case of the Supplemental Backstop Purchase), the Company shall deliver to the nominee of The Depository Trust Company, for the account of each Backstop Provider, one or more global notes representing the aggregate of its Subscription Purchase, Backstop Purchase and Supplemental Backstop Purchase in connection with which the Company shall have received payment of the purchase price therefor (the “Purchase Price”).
     (c) Subject to Section 2.3(d), and in addition to the Limited Subsidiary Guarantee, the Company and the Subsidiary Guarantors hereby agree to pay each Backstop Provider its Backstop Commitment Fee, which shall be deemed earned as of the execution and delivery of this Agreement, on the earlier of the Effective Date, the termination of this Agreement or the rejection of this Agreement pursuant to Section 365 of the Bankruptcy Code in consideration for each Backstop Provider’s agreement to effect a Backstop Purchase or Supplemental Backstop Purchase herein; provided, however, that neither the Company nor any Subsidiary Guarantor will be obligated to pay a Backstop Commitment Fee to any Backstop Provider (i) that is in material default under any of its obligations under this Agreement as of the Payment Date or (ii) in the event that the Effective Date does not occur as a result of any Backstop Provider’s breach of any of its obligations under this Agreement or the Restructuring Support Agreement and such breach is not cured by any Backstop Provider on or before the fifth Business Day following the Company’s delivery of a notice of such breach to the Backstop Providers. In the case of a breach

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as described in clause (ii) of the immediately preceding sentence, the Company hereby assigns to each curing Backstop Provider any right of the Company to pursue any claim, whether at law or in equity, against any breaching Backstop Provider. Each of the Company and the Subsidiary Guarantors agree to pay the Backstop Commitment Fee in respect of any defaulting Backstop Provider to any curing Backstop Provider pro rata based on the aggregate principal amount of Rights Offering Senior Subordinated Notes not purchased by a defaulting Backstop Provider but purchased by a curing Backstop Provider (and each Backstop Provider hereby consents to such payment).
     (d) Notwithstanding the terms of Section 2.3(c), upon the occurrence of the Effective Date of the Plan (or any other plan that the Backstop Providers consent to as the Plan for purposes of this Agreement), each Backstop Provider’s Backstop Commitment Fee will be automatically reduced by an amount equal to 4.0% of its Subscription Amount. Subject to Section 2.3(c), if the Effective Date has not occurred by the 60th day following the Petition Date (the “Backstop Termination Date”), this Agreement shall terminate and the Backstop Commitment Fee shall automatically become due and payable to each Backstop Provider that is not in material default under this Agreement or the Restructuring Support Agreement; provided, however, that the Required Backstop Providers may extend the Backstop Termination Date, in their sole discretion, and, in the case of such extension, the Backstop Commitment Fee shall not become due and payable until the earlier of the Effective Date, the termination or the rejection of this Agreement or the Backstop Termination Date, as extended. If the Backstop Commitment Fee becomes payable, but the Plan is not consummated, the Company shall pay the Backstop Commitment Fee to each Backstop Provider in cash as an administrative expense under Section 503 of the Bankruptcy Code.
SECTION 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Backstop Providers, in their capacities as Backstop Providers and as Rights Offering Recipients under the Rights Offering, as of the date hereof, as follows:
     3.1 Organization. Each of the Company and its Significant Subsidiaries:
     (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
     (b) is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification or license necessary, except where any such failure to be so qualified or licensed, individually in the aggregate, would not result in a Material Adverse Effect; and
     (c) has all corporate power and authority to own and operate its properties, to lease the property it operates under lease and to conduct its business, except where any such failure to own and/or operate, individually in the aggregate, would not result in a Material Adverse Effect.

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     3.2 Due Authorization, Execution and Delivery; Enforceability. The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and, subject to the Approvals, to perform its obligations hereunder, including the issuance of the Rights Offering Senior Subordinated Notes, and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement. Subject to the Approvals, this Agreement constitutes the legally valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).
     3.3 The Rights Offering Senior Subordinated Notes. The Rights Offering Senior Subordinated Notes have been duly authorized by the Company, subject to the receipt of the Approvals and the occurrence of the Effective Date, and when duly executed, authenticated, issued and delivered and paid for as provided herein, will be duly and validly issued and outstanding and will constitute legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions.
     3.4 Consents. Subject to the Approvals, none of the execution, delivery or performance of this Agreement by the Company, including the issuance of Rights Offering Senior Subordinated Notes by it, will require any consent of, authorization by, exemption from, filing with, or notice to any governmental entity or any other Person.
     3.5 No Conflicts. Except for the Approvals, and subject to the occurrence of the Effective Date, the execution, delivery and performance of this Agreement by the Company, including the issuance of shares of Rights Offering Senior Subordinated Notes and the consummation of the transactions contemplated hereunder and thereunder, will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws as in effect on the Effective Date, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which it or any of its subsidiaries is a party or by which any of its or any of its subsidiaries’ properties or assets are bound as in effect on the Effective Date, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, federal and state securities laws and regulations) applicable to it or any of its subsidiaries or by which any of its or its subsidiaries’ properties or assets are bound or affected as in effect on the Effective Date, except in the case of clauses (b) and (c), as would not, individually or in the aggregate, result in a Material Adverse Effect.
     3.6 No Registration. Assuming the accuracy of the representations and warranties of the Backstop Providers set forth in this Agreement, no registration of the Rights Offering Senior Subordinated Notes under the Securities Act is required for the purchase of the Rights Offering Senior Subordinated Notes by the Backstop Providers in the manner contemplated by this Agreement.

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     3.7 Financial Statements. The Company has heretofore delivered to the Backstop Providers an unaudited consolidated balance sheet as of March 31, 2007 (the “First Quarter 2007 Balance Sheet”). The First Quarter 2007 Balance Sheet was prepared in conformity with GAAP (except as provided below in this Section 3.7), is complete and correct in all material respects and fairly presents in all material respects the assets and liabilities of the Company and its Subsidiaries as of March 31, 2007, subject to the completion of the audit for the year ended December 31, 2006 that may result in changes to the First Quarter 2007 Balance Sheet; provided, however, that the Backstop Providers acknowledge that (i) the Company’s method of recognition of deferred revenue is uncertain as of the date hereof and may not have been conducted in accordance with GAAP and (ii) the Company’s reserves in respect of worker’s compensation, general liability and health insurance as reflected on the First Quarter 2007 Balance Sheet do not include the Company’s estimates of potential recoveries for such liabilities. Except as described in this Section 3.7, neither the Company nor any of its subsidiaries has any contingent obligation, contingent liability, or liability for taxes, long term lease or unusual forward of long term commitment or other material liability, liquidated or unliquidated, that could reasonably be expected to have a Material Adverse Effect and is not reflected on the First Quarter 2007 Balance Sheet.
     3.8 Restructuring Support Agreement. The Company shall comply with its obligations under the Restructuring Support Agreement.
     3.9 No Fiduciary Representation. Notwithstanding anything herein to the contrary, Bally acknowledges and agrees that (a) the transactions contemplated hereby are arm’s length commercial transactions between Bally, on the one hand, and the Backstop Providers, on the other, (b) in connection therewith and with the processes leading to such transactions, each Backstop Provider is acting solely as a principal and not the agent or fiduciary of Bally or its debtor estate, (c) no Backstop Provider has assumed an advisory or fiduciary responsibility in favor of Bally or its debtor estate with respect to any legal, tax, investment, accounting, regulatory or other matters involving the transactions contemplated herein or the processes leading thereto (irrespective of whether such Backstop Provider has advised or is currently advising Bally on other matters), and (d) Bally has consulted its own legal and financial advisors to the extent it deemed appropriate. Bally agrees that it will not claim that any Backstop Provider has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Bally or its shareholders or estate, in connection with the transactions contemplated herein or the processes leading thereto.
SECTION 4.
REPRESENTATIONS AND WARRANTIES OF EACH BACKSTOP PROVIDER
     Each Backstop Provider represents and warrants to the Company, for itself and no other Backstop Provider, as of the date hereof as follows:
     4.1 Organization. The Backstop Provider is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
     4.2 Due Authorization. The Backstop Provider has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and

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has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.
     4.3 Due Execution; Enforceability. This Agreement has been duly and validly executed and delivered by the Backstop Provider and constitutes its legally valid and binding obligation, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
     4.4 No Registration Under the Securities Act; Selling Restrictions. Each Backstop Provider acknowledges that the Rights Offering Senior Subordinated Notes to be purchased by it pursuant to the terms of this Agreement have not been registered under the Securities Act and that the Company shall not be required to effect any registration under the Securities Act, or any state securities law, of the Rights Offering Senior Subordinated Notes, except pursuant to the Registration Rights Agreement. Each Backstop Provider understands and agrees on its own behalf that it will not offer, resell, pledge or otherwise transfer the Rights Offering Senior Subordinated Notes unless the Rights Offering Senior Subordinated Notes are offered, resold, pledged or otherwise transferred in accordance with the limitations on transfers set forth in the indenture governing such Rights Offering Senior Subordinated Notes and any applicable securities laws of any state of the United States and:
     (a) the Rights Offering Senior Subordinated Notes are sold in compliance with Rule 144A under the Securities Act; or
     (b) the Rights Offering Senior Subordinated Notes are sold in compliance with Rule 904 of Regulation S under the Securities Act; or
     (c) the Rights Offering Senior Subordinated Notes are sold pursuant to an effective registration statement under the Securities Act; or
     (d) the Rights Offering Senior Subordinated Notes are sold to the Company; or
     (e) the Rights Offering Senior Subordinated Notes are disposed of in any other transaction that does not require registration under the Securities Act.
     4.5 Acquisition for Investment. The Rights Offering Senior Subordinated Notes are being acquired under this Agreement by the Backstop Provider in good faith solely for its own account, for investment and not with a view toward distribution within the meaning of the Securities Act; provided, however, that the disposition of the Rights Offering Senior Subordinated Notes shall at all times be within such Backstop Provider’s control, subject to compliance with applicable law.
     4.6 Accredited Investor Representations. Each Backstop Provider represents, warrants and acknowledges as set forth in Schedule 4 hereof. Each Backstop Provider further acknowledges that it has, independently and without reliance upon Jefferies & Company, Inc., Houlihan Lokey Howard & Zukin Capital, Inc., any of their Affiliates or any other Person, and based upon the Solicitation Materials, made its own analysis and decision to enter into this Agreement.

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SECTION 5.
ADDITIONAL COVENANTS
     The Company and the Backstop Providers hereby agree and covenant as follows:
     5.1 No Listing. The Company will not take any steps to list the Rights Offering Senior Subordinated Notes on any securities exchange.
     5.2 Legends. The Backstop Providers agree with the Company that the certificates evidencing the Rights Offering Senior Subordinated Notes to be purchased hereunder will bear the following legend:
     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE REQUIREMENTS OF ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR (2) UNDER ANY APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.”
     5.3 Further Assurances. From time to time after the date of this Agreement, the parties hereto shall execute, acknowledge and deliver to the other parties such other instruments, documents, and certificates and will take such other actions as the other parties may reasonably request in order to consummate the transactions contemplated by this Agreement.
     5.4 Access to Information. For so long as any of the Rights Offering Senior Subordinated Notes are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act (unless such securities can be sold pursuant to Rule 144(k) under the Securities Act or otherwise can be sold under section 4(1) of the Securities Act without restriction), the Company, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, will provide to each holder of Rights Offering Senior Subordinated Notes and to each prospective purchaser of such Rights Offering Senior Subordinated Notes (as designated by such holder), upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act.
     5.5 Access to Books and Records. Subject to applicable law and confidentiality agreements, Bally shall provide to the Backstop Providers and their advisors and representatives reasonable access during normal business hours to all books, records, documents, properties, personnel, advisors and representatives of Bally. In addition, Bally shall promptly provide written notification to the Backstop Providers of any claim or litigation, arbitration or administrative proceeding that is overtly threatened in writing or filed against the company from the date hereof until the earlier of the (i) Effective Date and (ii) termination of this Agreement. Bally shall promptly provide written notice to the Backstop Providers of any change in any of the

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information contained in the representations or warranties made by Bally herein and shall promptly furnish any information that a Backstop Provider may reasonably request in relation to such changes
     5.6 Commercially Reasonable Efforts. The Company shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied and to consummate the transactions contemplated herein.
     5.7 Company to Assume Agreement. Each of the Company and the Subsidiary Guarantors covenants and agrees to file a motion on the Petition Date seeking authorization to assume this Agreement pursuant to Section 365 of the Bankruptcy Code and to use commercially reasonable efforts to assume this Agreement as soon as practicable.
     5.8 Indemnity and Reimbursement. Each of the Company and the Subsidiary Guarantors shall indemnify each Backstop Provider and respective affiliates, and each of their respective directors, officers, partners, members, employees, agents, counsel, advisors and assignees for any liability or expenses arising from any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, this Agreement, the Plan, the Restructuring Support Agreement, Disclosure Statement, the Rights Offering, the prepetition or postpetition solicitation of acceptances of the Plan, the prepetition or postpetition solicitation of subscriptions with respect to the Rights Offering, and the acts taken hereunder, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of this Agreement or the Plan, or any claim, litigation, investigation or proceeding relating thereto; provided, that the foregoing indemnity will not, as to any Backstop Provider, apply to any liability or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Backstop Provider or any of its Affiliates. Each of the Company and the Subsidiary Guarantors shall also reimburse the Backstop Providers, upon presentation of a sufficiently detailed invoice and without application to the Bankruptcy Court, for all reasonable and documented out-of-pocket costs and expenses, including reasonable and documented fees of one counsel, incurred by the Backstop Providers in connection with the negotiation and performance of their obligations under this Agreement, the Restructuring Support Agreement, the Plan or related documents. Neither the Company nor the Subsidiary Guarantors shall be liable for any settlement of any such proceeding effected without its written consent, but if settled with such consent, the Company shall indemnify the Backstop Providers from and against any loss, liability or expenses by reason of such settlement, subject to the rights of the Company and the Subsidiary Guarantors in this paragraph to claim exemption from its indemnity obligations. The obligations of the Company and the Subsidiary Guarantors under this Section 5.8 shall survive any termination or rejection of this Agreement.
     5.9 Operations in Ordinary Course of Business. Following execution of this Agreement, the Company and its subsidiaries shall, absent consent of the Required Backstop Providers, continue to operate in the ordinary course of business.
     5.10 Maintenance of Chief Operating Officer. The Company shall (i) maintain the employment of the current Chief Operating Officer or (ii) in the event such employment is terminated, hire a replacement Chief Operating Officer approved in advance by the Required Backstop Providers.

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     5.11 Notice of Alternative Proposals. At all times prior to, on, or after the date of the commencement of the Chapter 11 Cases, Bally shall be obligated to promptly deliver to the Backstop Providers all written communications delivered to or received by Bally or its advisors making or materially modifying any alternative offers, including, without limitation, copies of all expressions of interest, term sheets, letters of interest, offers, proposed agreements or otherwise, and shall regularly update (not less than once every five Business Days) the Backstop Providers concerning such matters.
SECTION 6.
CONDITIONS TO BACKSTOP PROVIDERS’ BACKSTOP OBLIGATIONS
     The obligation of the Backstop Providers to consummate the Subscription Purchase, Backstop Purchase and Supplemental Backstop Purchase, shall be subject, in each case, to the satisfaction of each of the following conditions on the Payment Date:
     (a) Restructuring Support Agreement. The Restructuring Support Agreement shall not have terminated, and no material default thereunder by Bally shall have occurred and be continuing, unless waived in writing by the Requisite Subordinated Noteholders (as defined in the Restructuring Support Agreement) or cured within the time period specified in, and otherwise in accordance with, the Restructuring Support Agreement;
     (b) Required Consents. All of the Approvals shall have been obtained;
     (c) Backstop Commitment Fee. The Debtors shall have paid to the Backstop Providers the Backstop Commitment Fee as set forth in Section 2.3(c), subject to reduction pursuant to Section 2.3(d) of this Agreement;
     (d) Rights Offering. All conditions to the consummation of the Rights Offering, except for the receipt by the Company of the Purchase Price in respect of the aggregate principal amount of Rights Offering Senior Subordinated Notes subscribed for by all Rights Offering Recipients in the Rights Offering, shall have been fulfilled;
     (e) Plan Effectiveness. All conditions to the occurrence of the Effective Date shall have occurred (other than the consummation of the Subscription Purchase, Backstop Purchase and Supplemental Backstop Purchase) and the Plan shall not have been amended or modified in any material respect without the consent of the Required Backstop Providers;
     (f) Material Adverse Effect. No Material Adverse Effect shall have occurred since March 31, 2007.
     (g) Assumption of Agreement. The Debtors shall have assumed this Agreement pursuant to Section 365 of the Bankruptcy Code;
     (h) Other Conditions. (i) The Debtors shall have performed in all material respects their obligations hereunder (or cured any default thereof within the period specified in Section 8.10 hereof) required to be performed by them at or prior to the Payment Date, and (ii) the representations and warranties of the Debtors contained in this Agreement shall be true and correct in all material respects, in each case, at and as of the Payment Date.

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SECTION 7.
CONDITIONS TO COMPANY’S BACKSTOP OBLIGATIONS
     The obligations of the Company to issue Rights Offering Senior Subordinated Notes to the Backstop Providers in respect of the Subscription Purchase, Backstop Purchase and Supplemental Backstop Purchase pursuant to Section 2 hereof (but not the obligations of the Company in respect of the Backstop Commitment Fee pursuant to Section 2.3 or its indemnification obligations pursuant to Section 5.8) are subject to the satisfaction (or the waiver by the Company) of the following conditions as of the Payment Date:
     (a) Restructuring Support Agreement. The Restructuring Support Agreement shall not have terminated;
     (b) Required Consents. All of the Approvals shall have been obtained;
     (c) Rights Offering. The Rights Offering in respect of Class 6-A Rights Offering Recipients shall have been consummated pursuant to the Plan;
     (d) Plan Effectiveness. All conditions to the occurrence of the Effective Date shall have occurred; and
     (e) Other Conditions. (i) Each Backstop Provider shall have performed in all material respects its obligations hereunder (or cured any default thereof within the period specified in Section 8.10 hereof) required to be performed by it at or prior to the Payment Date, and (ii) the representations and warranties of each Backstop Provider contained in this Agreement shall be true and correct in all material respects at and as of the Payment Date.
SECTION 8.
MISCELLANEOUS
8.1 Notices. Any notice or other communication required or which may be given pursuant to this Agreement will be in writing and either delivered personally to the addressee, telecopied to the addressee, sent via electronic mail or mailed, certified or registered mail, postage prepaid, and will be deemed given when so delivered personally, telecopied, or sent via electronic mail, or, if mailed, five (5) days after the date of mailing, as follows:
     (i) if to a Backstop Provider, to the address, facsimile number or email address set forth in Schedule 1 hereto:
     with a copy to:
Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Attn: Daniel Golden, Esq.
Russell Parks, Jr., Esq.
Facsimile: (212) 872-1002

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and
Houlihan Lokey Howard & Zukin Capital, Inc.
255 South Sixth Street, Suite 4950
Minneapolis, MN 55402-4304
Attn: Brad Geer
Facsimile: (612) 338-2938
     (ii) if to the Company, to:
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr Avenue
Chicago, IL 60631
Attn: Marc D. Bassewitz
E-Mail: mbassewitz@ballyfitness.com
Facsimile: (773) 399-0126
     with a copy to:
Latham & Watkins LLP
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, IL 60606
Attn: Mark D. Gerstein
David S. Heller
E-Mail: mark.gerstein@lw.com
david.heller@lw.com
Facsimile: (312) 993-9767
     8.2 Survival of Representations and Warranties, etc. All representations and warranties made in this Agreement and the Schedules attached hereto will survive the execution and delivery of this Agreement and consummation of the Rights Offering until expiration of the applicable statute of limitations.
     8.3 Assignment. Except as described in this Section 8.3, this Agreement will be binding upon and inure to the benefit of each and all of the parties to this Agreement, and neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties to this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, any Backstop Provider may (i) assign its rights and obligations hereunder to any wholly owned affiliate thereof or (ii) freely assign its rights under Sections 5.4 and 5.8 hereunder, provided that any such assignment pursuant to clauses (i) or (ii) of this sentence shall not release such Backstop Provider from any of its obligations under this Agreement.
     8.4 Entire Agreement. This Agreement, including the terms of the agreements contemplated hereby and referred to herein contain the entire agreement by and between the Company and the Backstop Providers with respect to the transactions contemplated by this Agreement and supersedes all prior agreements and representations, written or oral, with respect

15

thereto. To the extent there is an inconsistency between the provisions in this Agreement and the agreements contemplated hereby and referred to herein, the provisions in this Agreement shall control. To the extent there is an inconsistency between the provisions in this Agreement and the Plan, this Agreement shall control.
     8.5 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Company and the Backstop Providers who are holders of 50% of the aggregate principal amount of Prepetition Senior Subordinated Notes held by all Backstop Providers (the “Required Backstop Providers”) or, in the case of a waiver, by (i) the Required Backstop Providers, in the case of a waiver by any Backstop Provider or (ii) the Company, in the case of a waiver by the Company or any Debtor. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity. Notwithstanding anything to the contrary in this Agreement, no amendment that reduces the Backstop Commitment Fee or increases a Backstop Provider’s Backstop Purchase Amount shall be effective against any Backstop Provider without such Backstop Provider’s consent.
     8.6 Governing Law; Jurisdiction; Venue; Process. This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each party hereby irrevocably submits, for itself and its property, to the exclusive jurisdiction of the United States Bankruptcy Court for the Southern District of New York, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.
     8.8 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
     8.9 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein will not be in any way impaired

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thereby, it being intended that all of the rights and privileges of the parties hereto will be enforceable to the fullest extent permitted by law.
     8.10 Termination. This Agreement shall terminate:
     (a) in the event of a material breach of this Agreement by any of the Backstop Providers that has prevented the satisfaction of any condition to the effectiveness of the Plan, or the Company’s performance of any of its obligations hereunder or under the Restructuring Support Agreement or the Plan, and such violation or breach has not been waived by the Company or cured in all material respects by the applicable Backstop Provider within five Business Days after written notice thereof from the Company (provided, however, that the Company may not seek to terminate this Agreement based upon a material breach arising out of its own actions or omissions in breach hereof);
     (b) in the event of a material breach of this Agreement by the Company which has prevented the satisfaction of any condition to the effectiveness of the Plan, or the Company’s performance of any of its obligations hereunder or under the Restructuring Support Agreement or the Plan, and such violation or breach has not been waived by the Required Backstop Providers or cured in all material respects by the Company within five Business Days after written notice thereof from the Required Backstop Providers (provided, however, that the Required Backstop Providers may not seek to terminate this Agreement based upon a material breach arising out of the actions or omissions of any Backstop Provider in breach hereof);
     (c) if the Company or any of the other Debtors, without the written consent of the Required Backstop Providers, after the date hereof (i) amend or otherwise modify in any material respect their existing executive compensation programs (including the Prepetition Management Incentive Plan, or adopt any new executive compensation programs other than the Prepetition Management Incentive Plan, (ii) amend or otherwise modify the Prepetition Credit Documents, the Senior Notes Indenture or any Senior Notes (each as defined in the Plan) in any material respect that conflicts or is inconsistent with the Plan, (iii) enter into any new consulting agreements or executive employment agreements (including with any chief executive officer appointed after the date hereof) that individually exceeds $35,000 per month, or (iv) enter into any new contracts with a term of one year or longer that are not terminable without penalty on less than 90 days notice or with payments by the Company that individually exceed $1,000,000 over the term of such contract or agreement, or that exceed in the aggregate $5,000,000 over the terms of all such contracts and agreements that individually exceed $500,000 over their respective terms, in the case of each of clauses (iii) and (iv) other than renewals, extensions or other modifications of any existing contracts or operating agreements entered into in the ordinary course of business (but excluding material increases in the amounts payable thereunder), provided, however, that this Agreement may not be terminated upon the occurrence of any of the foregoing actions or occurrences described in any of clauses (c)(i) through (c)(iv) unless the Company and/or the other Debtors fails to rescind or otherwise undo, nullify or render ineffective such actions or occurrences within five Business Days after delivery of a notice by the Required Backstop Providers as to their intention to terminate this Agreement based on any such clause, or if the Chapter 11 Cases are then pending, within five Business Days after the filing of a motion by Required Backstop Providers for relief from the automatic stay to permit the delivery of such notice (in which case this Agreement shall automatically terminate on the

17

fifth Business Day after the filing of such motion unless the actions or other occurrences described in the applicable clause of this Section 8.10(c) have been rescinded or otherwise undone, nullified or rendered ineffective by such time);
     (d) if any of the Company or the Debtors breaches the Restructuring Support Agreement in any material respect and such breach is not cured on or before the fifth Business Day after delivery by the Required Subordinated Noteholders (as defined in the Restructuring Support Agreement) of notice of such breach or if the Chapter 11 Cases are then pending, on or before the fifth Business Day after the filing by Required Subordinated Noteholders (as defined in the Restructuring Support Agreement) of a motion for relief from the automatic stay to permit the delivery of such notice (in which case this Agreement shall automatically terminate on the fifth Business Day after the filing of such motion unless such breach has been cured by such time);
     (e) if the Company and the Required Backstop Providers agree to terminate this Agreement; or
     (f) if this Agreement is terminated pursuant to Section 2.3(d) hereof.
Regardless of the termination of this Agreement pursuant to this Section 8.10, (i) the parties to this Agreement shall remain liable for breaches of this Agreement prior to its termination, (ii) the Company and the Subsidiary Guarantors shall remain liable for the Backstop Commitment Fee to each non-breaching Backstop Provider to the extent provided in this Agreement, including Section 2.3(c) hereof and (iii) the Company and the Subsidiary Guarantors shall remain liable for the indemnity and reimbursement obligations set forth in Section 5.8 hereof.
     8.11 Several, Not Joint, Obligations. The agreements, representations, and obligations of the Backstop Providers under this Agreement are, in all respects, several and not joint.

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BALLY TOTAL FITNESS HOLDING CORPORATION
By:	/s/
Name:
Title:

THE GUARANTORS, named on Schedule 1 hereto
By:	/s/
Name:
Title:

ANSCHUTZ INVESTMENT COMPANY
By:	/s/
Name:
Title:

GOLDMAN, SACHS & CO.
By:	/s/
Name:
Title:

SPECIAL VALUE OPPORTUNITIES FUND, LLC

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

By:	/s/

Name: Howard M. Levkowitz
Title: Managing Partner

SPECIAL VALUE EXPANSION FUND, LLC

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

By:	/s/

Name: Howard M. Levkowitz
Title: Managing Partner

SPECIAL VALUE CONTINUATION PARTIES, LP

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

By:	/s/

Name: Howard M. Levkowitz
Title: Managing Partner

TENNENBAUM OPPORTUNITIES PARTNERS V, LP

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

By:	/s/

Name: Howard M. Levkowitz
Title: Managing Partner

SCHEDULE 1
SUBSIDIARY GUARANTORS
BALLY FITNESS FRANCHISING, INC.
BALLY FRANCHISE RSC, INC.
BALLY FRANCHISING HOLDINGS, INC.
BALLY TOTAL FITNESS CORPORATION
BALLY TOTAL FITNESS HOLDING CORPORATION
BALLY TOTAL FITNESS INTERNATIONAL, INC.
BALLY TOTAL FITNESS OF MISSOURI, INC.
BALLY TOTAL FITNESS OF TOLEDO, INC.
BALLY REFS WEST HARTFORD, LLC
BALLY TOTAL FITNESS OF CONNECTICUT COAST, INC.
BALLY TOTAL FITNESS OF CONNECTICUT VALLEY, INC.
GREATER PHILLY NO. 1 HOLDING COMPANY
GREATER PHILLY NO. 2 HOLDING COMPANY
HEALTH & TENNIS CORPORATION OF NEW YORK
HOLIDAY HEALTH CLUBS OF THE EAST COAST, INC.
BALLY TOTAL FITNESS OF UPSTATE NEW YORK, INC.
BALLY TOTAL FITNESS OF COLORADO, INC.
BALLY TOTAL FITNESS OF THE SOUTHEAST, INC.
HOLIDAY/ SOUTHEAST HOLDING CORP.
BALLY TOTAL FITNESS OF CALIFORNIA, INC.
BALLY TOTAL FITNESS OF THE MID-ATLANTIC, INC.
BTF/CFI, INC.
BALLY TOTAL FITNESS OF GREATER NEW YORK, INC.
JACK LA LANNE HOLDING CORP.
BALLY SPORTS CLUBS, INC.
NEW FITNESS HOLDING CO., INC.
NYCON HOLDING CO., INC.
BALLY TOTAL FITNESS OF PHILADELPHIA, INC.
BALLY TOTAL FITNESS OF RHODE ISLAND, INC.
RHODE ISLAND HOLDING COMPANY
BALLY TOTAL FITNESS OF THE MIDWEST, INC.
BALLY TOTAL FITNESS OF MINNESOTA, INC.
TIDELANDS HOLIDAY HEALTH CLUBS, INC.
U.S. HEALTH, INC.
BALLY TOTAL FITNESS FRANCHISING, INC.

SCHEDULE 2
BACKSTOP PROVIDERS

Subscription
Backstop Provider	Address	Amount
Anschutz Investment Company

Goldman, Sachs & Co.

Special Value Opportunities Fund, LLC

Special Value Expansion Fund, LLC

Special Value Continuation Partners, LP

Tennenbaum Opportunities Partners V, LP

SCHEDULE 3
APPROVALS
1.	The entry of the Final Order of the United States Bankruptcy Court for the Southern District of New York confirming the Plan.

SCHEDULE 4
ACCREDITED INVESTOR REPRESENTATIONS AND WARRANTIES
1.	It has received and reviewed the Plan Term Sheet and this Agreement;

2.	It acknowledges that (a) the Company has not filed recent periodic reports with the Securities and Exchange Commission (the “SEC”), (b) the information that the Company intends to include in future SEC filings is not available at this time and, were it available, could be material to the Backstop Provider’s decision whether to enter into this Agreement and (c) the Company cannot predict when this information will be available;

3.	It is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act;

4.	It acknowledges that any information that it has requested concerning the Company and the Rights Offering Senior Subordinated Notes or any other matter relevant to its decision to elect to receive the Rights Offering Senior Subordinated Notes is or has been made available to it;

5.	It (a) is able to act on its own behalf in the transactions related to this Agreement, (b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Rights Offering Senior Subordinated Notes and (c) has the ability to bear the economic risks of its prospective investment in the Rights Offering Senior Subordinated Notes and can afford the complete loss of such investment; and

6.	It understands that the Company and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements and agrees that if any of the acknowledgments, representations, warranties and agreements made in this Agreement are, at any time, no longer accurate, it shall promptly notify the Company.

EXHIBIT A
PLAN OF REORGANIZATION

EXHIBIT B
LIMITED SUBSIDIARY GUARANTEE

LIMITED SUBSIDIARY GUARANTY
     LIMITED SUBSIDIARY GUARANTY, dated as of June 27, 2007 (this “Guaranty”), is made by the subsidiary guarantors listed on Schedule 1 hereto and such additional subsidiary guarantors as may become parties to this Guaranty subsequent to the date hereof pursuant to a joinder hereto (each a “Subsidiary Guarantor,” and collectively, the “Subsidiary Guarantors”), in favor of the Backstop Providers (the “Backstop Providers”) under and as defined in the Subscription and Backstop Purchase Agreement (as defined below).
     WHEREAS, Bally Total Fitness Holding Corporation, a Delaware corporation (the “Company”), the Subsidiary Guarantors and the Backstop Providers are parties to the Subscription and Backstop Purchase Agreement, dated June 27, 2007 (the “Subscription and Backstop Purchase Agreement”);
     WHEREAS, the Subscription and Backstop Purchase Agreement provides, in part, that the Company and the Subsidiary Guarantors shall (i) pay each Backstop Provider its Backstop Commitment Fee pursuant to Section 2.3(c) of the Subscription and Backstop Purchase Agreement (the “Backstop Commitment Fee Obligations”) and (ii) indemnify the Backstop Providers pursuant to Section 5.8 of the Subscription and Backstop Purchase Agreement (the “Indemnification Obligations” and, collectively with the Backstop Commitment Fee Obligations, the “Obligations”), each in consideration for the obligations of the Backstop Providers thereunder;
     WHEREAS, the Subsidiary Guarantors have agreed to guaranty the payment obligations of the Company in respect of the Obligations.
     NOW, THEREFORE, in consideration of the premises and in order to induce the Backstop Providers to perform their obligations under the Subscription and Backstop Purchase Agreement, the Subsidiary Guarantors hereby agree with the Backstop Providers, for the benefit of the Backstop Providers:
     1.1. Defined Terms.
     Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Subscription and Backstop Purchase Agreement.
     2.1. Guaranty of Payment.
     (a) Each Subsidiary Guarantor hereby unconditionally guaranties, jointly and severally, the full and prompt payment to the Backstop Providers when due, upon demand, of any and all of the Obligations.
     (b) Each Subsidiary Guarantor acknowledges that valuable consideration supports this Guaranty, including, without limitation, the consideration set forth in the recitals above.
     (c) Each Subsidiary Guarantor agrees that all payments under this Guaranty shall be made in United States currency in the same manner as provided for the Obligations.

     3.1. Nature of Guaranty: Continuing, Absolute and Unconditional.
     (a) This Guaranty is and is intended to be a continuing guaranty of payment of the Obligations, independent of and in addition to any other guaranty, endorsement, collateral or other agreement held by the Backstop Providers therefor or with respect thereto, whether or not furnished by any Subsidiary Guarantor. Each Subsidiary Guarantor shall have no right of subrogation with respect to the Obligations or any payments made by the Subsidiary Guarantor hereunder and hereby waives any right to enforce any remedy which the Backstop Providers now have or may hereafter have against the Company or any endorser or any other Subsidiary Guarantor of all or any part of the Obligations. Each Subsidiary Guarantor agrees that it will not take any action to enforce any obligations of Company to any Subsidiary Guarantor prior to the Obligations being paid in full in cash; provided, that in the event of the bankruptcy or insolvency of the Company, the Backstop Providers shall be entitled to file in the name of any Subsidiary Guarantor or in its own name a claim for any and all indebtedness owing to such Subsidiary Guarantor by the Company (exclusive of this Guaranty), to vote such claim and to apply the proceeds of any such claim to the Obligations.
     (b) This Guaranty is absolute and unconditional and shall not be changed or affected by any representation, oral agreement, act or thing whatsoever, except as herein provided. This Guaranty is intended by the Subsidiary Guarantors to be the final, complete and exclusive expression of the guaranty agreement between the Subsidiary Guarantors and the Backstop Providers. No modification or amendment of any provision of this Guaranty shall be effective unless in writing and signed by a duly authorized officer of the Backstop Providers and by the Subsidiary Guarantors affected thereby.
     (c) Until final payment and performance in full of the Obligations, each Subsidiary Guarantor hereby releases the Company from all, and agrees not to assert or enforce (whether by or in a legal or equitable proceeding or otherwise) any, “claims” (as defined in Section 101 of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”)), whether arising under any law, ordinance, rule, regulation, order, policy or other requirement of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or assets or otherwise, to which such Subsidiary Guarantor is or would at any time be entitled by virtue of its obligations hereunder or any payment made pursuant hereto, including any such claims to which such Subsidiary Guarantor may be entitled as a result of any right of subrogation, exoneration or reimbursement.
     4.1. Certain Rights and Obligations.
     (a) If any default shall be made in the payment of any of the Obligations and any grace period has expired with respect thereto as provided in the Subscription and Backstop Purchase Agreement, each Subsidiary Guarantor hereby agrees to pay the same in full to the extent hereinafter provided:
     (i) without deduction by reason of any setoff, defense (other than payment) or counterclaim of the Company;

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     (ii) without requiring presentment, protest or notice of nonpayment or notice of default to any Subsidiary Guarantor, to the Company or to any other Person;
     (iii) without demand for payment or proof of such demand or filing of claims with a court in the event of receivership, bankruptcy or reorganization of the Company;
     (iv) without requiring the Backstop Providers to resort first to the Company (this being a guaranty of payment and not of collection) or to any other guaranty or any collateral which the Backstop Providers may hold;
     (v) without requiring notice of acceptance hereof or assent hereto by the Backstop Providers; and
     (vi) without requiring notice that any of the Obligations have been incurred, extended or continued or of the reliance by the Backstop Providers upon this Guaranty;
all of the foregoing which each Subsidiary Guarantor hereby waives.
     (b) To the extent permitted by applicable law, the obligations of each Subsidiary Guarantor hereunder shall not be affected by any of the following, all of which each Subsidiary Guarantor hereby waives:
     (i) any defense arising by reason of the cessation from any cause whatsoever of liability of the Company including, without limitation, any failure, negligence or omission by the Backstop Providers in enforcing its claims against the Company;
     (ii) any release, settlement or compromise of any obligation of the Company;
     (iii) the invalidity or unenforceability of any of the Obligations;
     (iv) any change of ownership of the Company or the insolvency, bankruptcy or any other change in the legal status of the Company;
     (v) any change in, or the imposition of, any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Obligations;
     (vi) the existence of any claim, setoff or other right which any Subsidiary Guarantor may have at any time against the Backstop Providers or the Company in connection herewith or any other transaction, related or unrelated; or
     (vii) any other fact or circumstance which might otherwise constitute grounds at law or equity for the discharge or release of any Subsidiary Guarantor from its obligations hereunder (other than termination of this Guaranty in accordance with Section 5.1 hereof), all whether or not any Subsidiary Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (i) through (vi) of this Section 4.1(b).

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     5.1. Termination.
     This Guaranty shall remain in full force and effect until the date on which all of the Obligations have been finally and irrevocably paid in full in cash and the commitments of the Backstop Providers under the Subscription and Backstop Purchase Agreement shall have been terminated. Thereafter, but subject to the following, the Backstop Providers shall take such action and execute such documents as the Subsidiary Guarantors may request (and at the Subsidiary Guarantors’ joint and several cost and expense) in order to evidence the termination of this Guaranty. Payment of all of the Obligations from time to time shall not operate as a discontinuance of this Guaranty. Each Subsidiary Guarantor further agrees that, to the extent that any Backstop Provider is required by any court or otherwise to return to the Company, any Subsidiary Guarantor, or any custodian, trustee, liquidator, or other similar official acting in relation to the Company or any Subsidiary Guarantor, any amount paid by the Company or any Subsidiary Guarantor to such Backstop Provider, this Guaranty, to the extent theretofore discharged, reduced, or satisfied, shall be reinstated and continued in full force and effect as of the date when such initial payment, reduction or satisfaction occurred, and this Guaranty shall continue in full force notwithstanding any contrary action which may have been taken by the Backstop Providers in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Backstop Providers’ rights under this Guaranty and shall be deemed to have been conditioned upon such payment having become final and irrevocable.
     6.1. Miscellaneous.
     (a) The terms “Company” and “Subsidiary Guarantor” as used in this Guaranty shall include: (i) any successor individual or individuals, association, partnership or corporation to which all or substantially all of the business or assets of the Company or any Subsidiary Guarantor, respectively, shall have been transferred; and (ii) any other corporation or other entity into or with which the Company or any Subsidiary Guarantor, as appropriate, shall have been merged, consolidated, reorganized or absorbed.
     (b) No course of dealing between the Company or any Subsidiary Guarantor and the Backstop Providers and no act, delay or omission by the Backstop Providers in exercising any right or remedy hereunder or with respect to any of the Obligations shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Backstop Providers may remedy any default by the Company under any agreement with the Company or with respect to any of the Obligations in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by the Company. All rights and remedies of the Backstop Providers hereunder are cumulative.
     (c) This Agreement shall inure to the benefit of the Backstop Providers and its successors and assigns under the Subscription and Backstop Purchase Agreement.
     (d) If any provision of this Guaranty is unenforceable in whole or in part for any reason, the remaining provisions shall continue to be effective.

4

     (e) This Guaranty will be governed by and construed in accordance with the laws of the State of New York without regard to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each Subsidiary Guarantor hereby irrevocably submits, for itself and its property, to the exclusive jurisdiction of the United States Bankruptcy Court for the Southern District of New York, for purposes of all legal proceedings arising out of or relating to this Guaranty or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

5

     IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer on the date first above written.

THE GUARANTORS, named on Schedule 1 hereto
By:	/s/
Name:
Title:

ACKNOWLEDGED, this 27th day of June, 2007, by the Backstop Providers.
[SIGNATURE PAGES FOLLOW]

ANSCHUTZ INVESTMENT COMPANY
By:	/s/
Name:
Title:

GOLDMAN, SACHS & CO.
By:	/s/
Name:
Title:

SPECIAL VALUE OPPORTUNITIES FUND, LLC

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

By:	/s/
Name: Howard M. Levkowitz
Title: Managing Partner

SPECIAL VALUE EXPANSION FUND, LLC

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

By:	/s/

Name: Howard M. Levkowitz
Title: Managing Partner

SPECIAL VALUE CONTINUATION PARTIES, LP

By: Tennenbaum Capital Partners, LLC Its: Investment Manager

By:	/s/

Name: Howard M. Levkowitz
Title: Managing Partner

TENNENBAUM OPPORTUNITIES PARTNERS V, LP

By: Tennenbaum Capital Partners, LLC Its: Investment Manager

By:	/s/

Name: Howard M. Levkowitz
Title: Managing Partner

SCHEDULE 1
SUBSIDIARY GUARANTORS
BALLY FITNESS FRANCHISING, INC.
BALLY FRANCHISE RSC, INC.
BALLY FRANCHISING HOLDINGS, INC.
BALLY TOTAL FITNESS CORPORATION
BALLY TOTAL FITNESS HOLDING CORPORATION
BALLY TOTAL FITNESS INTERNATIONAL, INC.
BALLY TOTAL FITNESS OF MISSOURI, INC.
BALLY TOTAL FITNESS OF TOLEDO, INC.
BALLY REFS WEST HARTFORD, LLC
BALLY TOTAL FITNESS OF CONNECTICUT COAST, INC.
BALLY TOTAL FITNESS OF CONNECTICUT VALLEY, INC.
GREATER PHILLY NO. 1 HOLDING COMPANY
GREATER PHILLY NO. 2 HOLDING COMPANY
HEALTH & TENNIS CORPORATION OF NEW YORK
HOLIDAY HEALTH CLUBS OF THE EAST COAST, INC.
BALLY TOTAL FITNESS OF UPSTATE NEW YORK, INC.
BALLY TOTAL FITNESS OF COLORADO, INC.
BALLY TOTAL FITNESS OF THE SOUTHEAST, INC.
HOLIDAY/ SOUTHEAST HOLDING CORP.
BALLY TOTAL FITNESS OF CALIFORNIA, INC.
BALLY TOTAL FITNESS OF THE MID-ATLANTIC, INC.
BTF/CFI, INC.
BALLY TOTAL FITNESS OF GREATER NEW YORK, INC.
JACK LA LANNE HOLDING CORP.
BALLY SPORTS CLUBS, INC.
NEW FITNESS HOLDING CO., INC.
NYCON HOLDING CO., INC.
BALLY TOTAL FITNESS OF PHILADELPHIA, INC.
BALLY TOTAL FITNESS OF RHODE ISLAND, INC.
RHODE ISLAND HOLDING COMPANY
BALLY TOTAL FITNESS OF THE MIDWEST, INC.
BALLY TOTAL FITNESS OF MINNESOTA, INC.
TIDELANDS HOLIDAY HEALTH CLUBS, INC.
U.S. HEALTH, INC.
BALLY TOTAL FITNESS FRANCHISING, INC.

EXHIBIT D
DIP Credit Agreemnet Term Sheet

Bally Total Fitness Holding Corporation
Debtor-in-Possession Facility
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Borrower:	Bally Total Fitness Holding Corporation

Guarantors:	Subsidiaries acting as guarantors under Prepetition Facility

Administrative Agent:	TBD

Lenders:	TBD

Facility Size:	A total commitment of up to [$292 million] comprised of the following separate tranches:

(i) a revolving commitment of up to $50 million, available for revolving loans and for letters of credit to be issued in the ordinary course of business of the Borrower or its subsidiaries (the “Revolving Credit Facility”).

(ii) a term loan commitment of up to $242 million available at the time of closing (the “Term Loan Facility” and together with the Revolving Credit Facility, the “DIP Facility”) to refinance the Prepetition Facility.

Letter of Credit Sublimit:	$40 million letter of credit sublimit

Maturity:	Effective Date of Plan of Reorganization, which shall occur no later than March 31, 2008.

Closing Date:	The portion of the DIP Facility to be available after entry of the Interim DIP Order shall be consummated no later than 15 business days after the Petition Date (or such later date to which the Debtors and the Lenders have agreed), and the entire DIP Facility shall be approved by the Bankruptcy Court and consummated no later than 25 business days after the Petition Date (or such later date to which the Debtors and the Lenders have agreed).

Interest:	Alternate base rate plus 2.00% or, at the Borrower’s option, LIBOR plus 3.00% in the case of revolving loans and alternate base rate

1	The terms and conditions of the DIP Facility which the Debtors expect to enter into will be no less favorable in the aggregate to the Debtors than those terms and conditions set forth in this Term Sheet. The Debtors expressly reserve their right to negotiate for and obtain more favorable terms than are set forth in this Term Sheet. No assurances can be provided, however, that the Debtors will be successful in obtaining any such more favorable terms and conditions.

plus 2.75% or, at the Borrower’s option, LIBOR plus 3.75% in the case of term loans, in each case, for interest periods of 1, 3 or 6 months, plus an additional 200 bps upon the occurrence and during the continuance of any event of default.

Letter of Credit Fees:	3.00%on the outstanding face amount of each letter of credit.

Unused Line Fee:	0.50% on average unused amount of revolving credit facility.

Optional Prepayments:	At any time without premium or penalty.

Mandatory Prepayments:	Substantially consistent with Prepetition Facility but with exceptions for Net Cash Proceeds for asset sales, subject to reinvestment and no reduction with excess cash flow.

Amortization:	None

Priority and Security:	1. Superpriority claim status in the Chapter 11 Cases.

2.    Perfected first priority senior priming lien on all or substantially assets of the Debtors, subject to exceptions to be mutually agreed upon as to (i) assets subject to such liens and/or (ii) priority of such liens.

3.   The liens and superpriority claims securing or otherwise supporting the DIP Facility shall be subject to a carve-out for (i) all unpaid professional fees and expenses incurred prior to the occurrence of any event of default plus (ii) up to an amount to be determined for all unpaid professional fees and expenses incurred thereafter.

Representations and Warranties:	Substantially consistent with Prepetition Facility (as modified or supplemented to reflect the commencement of the Chapter 11 Cases or otherwise in a manner customary for debtor-in-possession credit facilities).

Affirmative Covenants:	Substantially consistent with Prepetition Facility (as modified or supplemented to reflect the commencement of the Chapter 11 Cases or otherwise in a manner customary for debtor-in-possession credit facilities); provided that the financial covenants shall be as set forth below.

Negative Covenants:	Substantially consistent with Prepetition Facility (as modified or supplemented to reflect the commencement of the Chapter 11 Cases or otherwise in a manner customary for debtor-in-possession credit facilities).

Financial Covenants:	Fiscal month end minimum liquidity test (revolver and cash/cash equivalents).

Events of Default:	Substantially consistent with Prepetition Facility (as modified or supplemented to reflect the commencement of the Chapter 11 Cases or otherwise in a manner customary for debtor-in-possession credit facilities).

2

EXHIBIT E-1
Rejection Claims List

Exhibit E-1
Rejection Claims List For Bally

Contracts or Leases Being
Rejected (to the Extent they
Constitute Executory
Claimant	Contracts)[1]	Type of Claim
John W. Dwyer	General Release and Settlement Agreement dated as of April 28, 2004, by and between John W. Dwyer and Bally Total Fitness Holding Corporation	Rejection Claim

Indemnification Agreement dated as of January 3, 1996, by and between John W. Dwyer and Bally Total Fitness Holding Corporation

Lee S. Hillman	Separation Agreement dated as of December 10, 2002, by and between Lee S. Hillman and Bally Total Fitness Holding Corporation	Rejection Claim

Indemnification Agreement dated as of January 3, 1996, by and between Lee S. Hillman and Bally Total Fitness Holding Corporation

Paul A. Toback	Confidential Settlement Agreement and General Release dated as of August 10, 2006, by and between Paul A. Toback and Bally Total Fitness Holding Corporation and its subsidiaries, et. al.	Rejection Claim

[1]	In addition to the documents listed in this column and the claims arising therefrom, one or more of the foregoing claimants may assert it is a party to additional oral or written executory contracts or unexpired leases with Bally Total Fitness Holding Corporation or any of its direct or indirect subsidiaries. Although the Debtors do not believe any such additional unexpired leases or executory contracts exist, to the extent they do exist, they should be deemed to be included hereon as rejected contracts and the claims associated therewith should be deemed to be included hereon as Rejection Claims.

Contracts or Leases Being
Rejected (to the Extent they
Constitute Executory
Claimant	Contracts)[1]	Type of Claim
Cary A. Gaan	Consulting Agreement and General Release dated as of August 20, 2006 between Cary A. Gaan and Bally Total Fitness Holding Corporation Indemnification Agreement dated as of January 3, 1996 between Cary A. Gaan and Bally Total Fitness Holding Corporation	Rejection Claim

Barry M. Deutsch	Indemnification Agreement dated as of September 12, 2006 between Barry M. Deutsch and Bally Total Fitness Corporation	Rejection Claim

John W. Rogers, Jr.	Indemnification Agreement dated as of September 14, 2006 between John W. Rogers, Jr. and Bally Total Fitness Corporation	Rejection Claim

Steven S. Rogers	Indemnification Agreement dated as of September 14, 2006 between Steven S. Rogers and Bally Total Fitness Corporation	Rejection Claim

George N. Aronoff

J. Kenneth Looloian	Indemnification Agreement dated as of January 3, 1996 between J. Kenneth Looloian and Bally Total Fitness Holding Corporation	Rejection Claim

James F. McAnally, M.D.	Indemnification Agreement dated as of January 3, 1996 between James F. McAnally, M.D. and Bally Total Fitness Holding Corporation	Rejection Claim

Estate of Arthur M. Goldberg (deceased)	Indemnification Agreement dated as of January 3, 1996 between Arthur M. Goldberg and Bally Total Fitness Corporation	Rejection Claim

Estate of Aubrey C. Lewis (deceased)	Indemnification Agreement dated as of January 3, 1996 between Aubrey C. Lewis and Bally Total Fitness Corporation	Rejection Claim

Contracts or Leases Being
Rejected (to the Extent they
Constitute Executory
Claimant	Contracts)[1]	Type of Claim
Liza M. Walsh	Indemnification Agreement dated as of January 3, 1996 between Liza M. Walsh and Bally Total Fitness Corporation	Rejection Claim

Albert Barsky	Indemnification Agreement dated as of January 3, 1996 between Al Barsky and Bally Total Fitness Corporation	Rejection Claim

Paul E. Heckmann	Indemnification Agreement dated as of January 3, 1996 between Paul E. Heckmann and Bally Total Fitness Corporation	Rejection Claim

Nancy L. Nagel	Indemnification Agreement dated as of January 3, 1996 between Nancy L. Nagel and Bally Total Fitness Corporation	Rejection Claim

Geoffrey M. Scheitlin	Indemnification Agreement dated as of January 3, 1996 between Jeffrey M. Scheitlin and Bally Total Fitness Holding Corporation	Rejection Claim

Barbara J. Snider	Indemnification Agreement dated as of January 3, 1996 between Barbara J. Snider and Bally Total Fitness Corporation	Rejection Claim

David M. Tolmie	Indemnification Agreement dated as of January 3, 1996 between David M. Tolmie and Bally Total Fitness Corporation	Rejection Claim

Thomas White	Indemnification Agreement dated as of January 3, 1996 between Thomas White and Bally Total Fitness Corporation	Rejection Claim

Michael G. Lucci, Sr.	Indemnification Agreement dated as of January 3, 1996 between Michael G. Lucci, Sr. and Bally Total Fitness Corporation	Rejection Claim

Jeffery Howe		Rejection Claim

Contracts or Leases Being
Rejected (to the Extent they
Constitute Executory
Claimant	Contracts)[1]	Type of Claim
Joycelyn S. Jaksa		Rejection Claim

Michael Karoff		Rejection Claim

Present and former Officers and Directors of Bally	Restated Certificate of Incorporation of Bally Total Fitness Holding Corporation and Amended and Restated Bylaws of Bally Total Fitness Holding Corporation	Rejection Claim

EXHIBIT E-2
Rejection Claims List for Afficilate Debtors

Exhibit E-2
Rejection Claims List For Affiliate Debtors

Contracts or Leases Being
Rejected(to the Extent they
Constitute Executory
Claimant	Contracts)[1]	Type of Claim
K.T. Kaleidoscope, Inc.	Lease Agreement dated January 12, 1999, by and between Mission Impossible, LLC as Tenant and Samsung PDP Kaleidoscope LLC as Landlord	Rejection Claim (Non-Residential Real Property Lease)

Paul A. Toback	Confidential Settlement Agreement and General Release dated as of August 10, 2006, by and between Paul A. Toback and Bally Total Fitness Holding Corporation and its subsidiaries, et. al.	Rejection Claim

John W. Dwyer	General Release and Settlement Agreement dated as of April 28, 2004, by and between John W. Dwyer and Bally Total Fitness Holding Corporation	Rejection Claim

Indemnification Agreement dated as of January 3, 1996, by and between John W. Dwyer and Bally Total Fitness Holding Corporation

Jerome Kahn	Consulting Agreement with Bally Total Fitness Corporation, f/k/a Health & Tennis Corporation of America, dated as of December 3, 1982	Rejection Claim

1	In addition to the documents listed in this column and the claims arising therefrom, one or more of the foregoing claimants may assert it is a party to additional oral or written executory contracts or unexpired leases with Bally Total Fitness Holding Corporation or any of its direct or indirect subsidiaries. Although the Debtors do not believe any such additional unexpired leases or executory contracts exist, to the extent they do exist, they should be deemed to be included hereon as rejected contracts and the claims associated therewith should be deemed to be included hereon as Rejection Claims.

Contracts or Leases Being
Rejected(to the Extent they
Constitute Executory
Claimant	Contracts)[1]	Type of Claim
Partial Amendment and Consulting Agreement with Bally Total Fitness Corporation, f/k/a Health & Tennis Corporation of America, Holiday Health & Fitness Centers of New York, Inc., n/k/a Bally Total Fitness of Upstate New York, Inc., Holiday Lady Fitness Centers, Inc., merged into New Fitness Holding Co., Inc., Connecticut Valley Fitness Centers, Inc., n/k/a Bally Total Fitness of Connecticut Valley, Inc., Connecticut Coast Fitness Centers, Inc., n/k/a Bally Total Fitness of Connecticut Coast, Inc., dated April 29, 1987

Shareholders’ Agreement with Bally Total Fitness Corporation, f/k/a Health & Tennis Corporation of America dated December 3, 1982 (and amended on December 17, 1989, March 17, 1989, September 29, 1989, March 15, 1990, February 26, 1991 and March 25, 1991)

George Jaconetti	Consulting Agreement with Bally Total Fitness Corporation, f/k/a Health & Tennis Corporation of America, dated as of December 3, 1982	Rejection Claim

Partial Amendment and Consulting Agreement with Bally Total Fitness Corporation, f/k/a Health & Tennis Corporation of America, Holiday Health &

Contracts or Leases Being
Rejected(to the Extent they
Constitute Executory
Claimant	Contracts)[1]	Type of Claim
Fitness Centers of New York, Inc., n/k/a Bally Total Fitness of Upstate New York, Inc., Holiday Lady Fitness Centers, Inc., merged into New Fitness Holding Co., Inc., Connecticut Valley Fitness Centers, Inc., n/k/a Bally Total Fitness of Connecticut Valley, Inc., Connecticut Coast Fitness Centers, Inc., n/k/a Bally Total Fitness of Connecticut Coast, Inc., dated April 29, 1987

Shareholders’ Agreement with Bally Total Fitness Corporation, f/k/a Health & Tennis Corporation of America dated December 3, 1982 (and amended on December 17, 1989, March 17, 1989, September 29, 1989, March 15, 1990, February 26, 1991 and March 25, 1991)

Donald Hudson	Consulting Agreement with Bally Total Fitness Corporation, f/k/a Health & Tennis Corporation of America, dated as of December 3, 1982	Rejection Claim

Partial Amendment and Consulting Agreement with Bally Total Fitness Corporation, f/k/a Health & Tennis Corporation of America, Holiday Health & Fitness Centers of New York, Inc., n/k/a Bally Total Fitness of Upstate New York, Inc., Holiday Lady Fitness Centers, Inc., merged into New Fitness Holding Co., Inc., Connecticut Valley Fitness Centers, Inc., n/k/a Bally Total Fitness of

Contracts or Leases Being
Rejected(to the Extent they
Constitute Executory
Claimant	Contracts)[1]	Type of Claim
Connecticut Valley, Inc., Connecticut Coast Fitness Centers, Inc., n/k/a Bally Total Fitness of Connecticut Coast, Inc., dated April 29, 1987

Shareholders’ Agreement with Bally Total Fitness Corporation, f/k/a Health & Tennis Corporation of America dated December 3, 1982 (and amended on December 17, 1989, March 17, 1989, September 29, 1989, March 15, 1990, February 26, 1991 and March 25, 1991)

John Cipolla	Consulting Agreement with Bally Total Fitness Corporation, f/k/a Health & Tennis Corporation of America, dated as of December 3, 1982	Rejection Claim

Partial Amendment and Consulting Agreement with Bally Total Fitness Corporation, f/k/a Health & Tennis Corporation of America, Holiday Health & Fitness Centers of New York, Inc., n/k/a Bally Total Fitness of Upstate New York, Inc., Holiday Lady Fitness Centers, Inc., merged into New Fitness Holding Co., Inc., Connecticut Valley Fitness Centers, Inc., n/k/a Bally Total Fitness of Connecticut Valley, Inc., Connecticut Coast Fitness Centers, Inc., n/k/a Bally Total Fitness of Connecticut Coast, Inc., dated April 29, 1987

Contracts or Leases Being
Rejected(to the Extent they
Constitute Executory
Claimant	Contracts)[1]	Type of Claim
Shareholders’ Agreement with Bally Total Fitness Corporation, f/k/a Health & Tennis Corporation of America dated December 3, 1982 (and amended on December 17, 1989, March 17, 1989, September 29, 1989, March 15, 1990, February 26, 1991 and March 25, 1991)

Present and Former Officers, Directors and managers of Each Affiliate Debtor	Each Affiliate Debtor’s Certificate of Incorporation, Articles of Incorporation, Bylaws or other organizational documents	Rejection Claim

EXHIBIT F
New Credit Agreement term Sheet/
Intercreditor

Bally Total Fitness Holding Corporation
Revolving Credit and Term Loan Facility
Exit Financing
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Borrower:	Bally Total Fitness Holding Corporation.

Guarantors:	Subsidiaries acting as guarantors under Prepetition Facility.

Administrative Agent:	TBD

Lenders:	TBD

Facilities:	A total commitment of up to $292 million comprised of the following separate tranches:

(i) a revolving commitment of up to $50 million, available for revolving loans and for letters of credit to be issued in the ordinary course of business of the Borrower or its subsidiaries (the “Revolving Credit Facility”). If the DIP Facility is assumed by the Borrower on the Effective Date of the Plan of Reorganization, the revolver portion of the DIP Facility shall be included as part of the $50 million revolving commitment.

(ii) a term loan commitment of up to $242 million available at the time of closing (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Exit Facility”). If the DIP Facility is assumed by the Borrower on the Effective Date of the Plan of Reorganization, the term portion of the DIP Facility shall be included as part of the $242 million term commitment.

Letter of Credit Sublimit:	Up to $40 million.

Maturity Date:	No earlier than four and one-half years following the Effective Date (the “Maturity Date”); provided that if the Prepetition Facility (together with any DIP Facility) is converted to the Exit Facility through an amendment and restatement of the Prepetition Facility, the Maturity Date shall be October 1, 2010.

Effective Date:	Effective Date of Plan of Reorganization, which shall occur no later than March 31, 2008.

[1]	The terms and conditions of the Exit Financing which the Debtors expect to enter into will be no less favorable in the aggregate to the Debtors than those terms and conditions set forth in this Term Sheet. The Debtors expressly reserve their right to negotiate for and obtain more favorable terms than are set forth in this Term Sheet. No assurances can be provided, however, that the Debtors will be successful in obtaining any such more favorable terms and conditions

Interest:	Alternate base rate plus 2.00% or, at the Borrower’s option, LIBOR plus 3.00% in the case of revolving loans and alternate base rate plus 2.75% or, at the Borrower’s option, LIBOR plus 3.75% in the case of term loans, in each case, for interest periods of 1, 3 or 6 months, plus an additional 200 bps upon the occurrence and during the continuance of any event of default.

Interest Rates for the Exit Facility may be subject to stepdowns based upon a grid to be mutually agreed.

Security:	Subject to exceptions to be mutually agreed (which may include exceptions consistent with the DIP Facility and/or the Prepetition Facility), the Borrower and Guarantors shall pledge, and grant security interests on or mortgages (or comparable liens) with respect to, substantially all of their now-owned and after-acquired unencumbered owned real and personal property (tangible and intangible); provided that a pledge of any first tier foreign subsidiary shall be limited to 65% of the stock of such first tier foreign subsidiary and that first tier foreign subsidiaries shall not be required to pledge the stock of their subsidiaries) by, the Borrower and the Guarantors, to the Agent for the benefit the Lenders to secure all of the obligations of the Borrower and the Guarantors.

Letter of Credit Fees:	3.00% on the outstanding face amount of each letter of credit.

Unused Line Fee:	.50% on average unused amount of Revolving Credit Facility. The unused line fee shall be subject to stepdowns based upon a grid to be mutually agreed.

Closing Fee:	1.75% of the aggregate maximum principal amount of the Exit Facility.

Administrative Agent Fee:	An annual fee in any amount to be mutually agreed upon shall be payable to the Administrative Agent.

Optional Prepayments:	Revolving loans may be prepaid at any time without premium or penalty in minimum amount to be mutually agreed. Prepayments on the term loans shall be at 101% of the principal amount prepaid until the first anniversary of closing and at par thereafter.

Mandatory Prepayments:	Subject in each case to thresholds, materiality and reinvestment rights to be mutually agreed upon, the Borrower will be required to prepay a portion of the Loans the following: (i) in an amount equal to 100% of the Net Cash Proceeds (to be mutually defined) of certain proceeds from non-ordinary course asset sales and insurance and condemnation payments; (ii) an amount equal to 100% of Net Cash Proceeds received from the issuance of debt (other than debt permitted thereunder); and (iii) commencing with the period ending fiscal year 2008, an amount equal to 50% of Excess Cash Flow (to be mutually defined).

Amortization:	The Exit Facility shall be repaid in an amount equal to 1% of the original principal amount of the loan thereunder annually (to be paid in equal semi-annual payments), with the balance of the term loan due and payable on the Maturity Date.

Representations and Warranties:	Substantially consistent with the representations and warranties in the Prepetition Facility and not any more restrictive than the representations and warranties in any DIP Facility.

Affirmative Covenants:	Substantially consistent with the affirmative covenants in the Prepetition Facility and not any more restrictive than the affirmative covenants in any DIP Facility; provided that the financial covenants shall be as set forth below.

Negative Covenants:	Substantially consistent with the negative covenants in the Prepetition Facility and not any more restrictive than the negative covenants in any DIP Facility; provided that the “silent” second lien in favor of the Senior Noteholders shall be permitted. The “silent” second lien shall be subject to an intercreditor agreement with terms and conditions that will be no less favorable in the aggregate to the Senior Noteholders than those terms and conditions set forth on Exhibit A attached hereto.

Financial Covenants:	The following financial covenants:

1. Minimum Liquidity (revolver and cash/cash equivalents) tested at the end of each fiscal month;

2. Springing minimum Consolidated EBITDA covenant (to be mutually defined) tested at the end of each fiscal quarter but only in the event that available liquidity (revolver and cash/cash equivalents) is less than $50 million; and

3. Maximum senior secured leverage ratio tested at the end of each fiscal quarter.

Events of Default:	Substantially consistent with the events of default in the Prepetition Facility and any additional events of default (other than the bankruptcy-related ones) in any DIP Facility.

Loan Documentation	The loan and security documentation of this Exit Facility will be substantially consistent with the loan documents evidencing the Prepetition Facility, except as otherwise provided in this Term Sheet, and except that such loan and security documents may also contain provisions in the loan documents evidencing any DIP Facility that were either not included in the prepetition loan documents or are less favorable to the Borrower and Guarantors than the corresponding terms in the prepetition loan documents.

Exhibit A
Exhibit A attached hereto is incorporated reference herein.

INTERCREDITOR/SECOND LIEN TERMS
Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the Plan of Reorganization (the “Plan”).1

Collateral:	The assets of the Reorganized Debtors that secure the indebtedness under the New Credit Agreement (the “First Lien Indebtedness” and the liens securing same, the “First Lien”), which assets shall secure the indebtedness under the New Senior Second Lien Notes and the New Senior Second Lien Notes Indenture (the “Second Lien Indebtedness” and the liens securing same, the “Second Lien”).

First Lien Holders:	The New Agent, New Lenders and any other holders of First Lien Indebtedness

Second Lien Holders:	The holders of the New Senior Second Lien Notes, the New Senior Second Lien Notes Indenture Trustee and any other holders of Second Lien Indebtedness.

Nature of Second Lien:	The Second Lien will be “silent”.

Subordination of Second Lien:	Regardless of the order or time of attachment, or the order, time or manner of perfection, and regardless of whether the First Lien is perfected, enforceable, avoidable or subject to equitable subordination, the Second Lien under all circumstances shall be junior and subordinate in priority to the First Lien.

Rights of First Lien Holders:	1. First Lien Holders will control exercise of collateral remedies until the First Lien Indebtedness has been paid in full in cash and all financing commitments under the New Credit Agreement have been terminated, and the First Lien Holders shall have no liability to the Second Lien Holders under the UCC or otherwise in connection with the foreclosure or other enforcement of the First Lien with respect to any Collateral.

2. First Lien Holders will control insurance and condemnation settlements with respect to any Collateral.

3. First Lien Holders may permit sale or other disposition of any Collateral approved by the First Lien Holders; provided, that the Second Lien Holders shall retain their rights, if any, to credit bid their secured claims pursuant to Section 363(k) of the Bankruptcy Code so long as any such credit bid provides for payment in full in cash of all First Lien Indebtedness.

4. Subject to the provisions of the section below captioned “Release of

[1]	The terms and conditions of the Intercreditor Agreement which the Debtors expect to enter into will be no less favorable in the aggregate to the Second Lien Holders than those terms and conditions set forth in this Term Sheet. The Debtors expressly reserve their right to negotiate for and obtain more favorable terms than are set forth in this Term Sheet. No assurances can be provided, however, that the Debtors will be successful in obtaining any such more favorable terms and conditions.

Second Lien,” Second Lien Holders must release the Second Lien on any Collateral concurrently with the release of the First Lien on such Collateral.

5. The First Lien Holders shall be entitled to amend the New Credit Agreement or any other First Lien credit documents (collectively, the “First Lien Credit Documents”), and Second Lien Documents (as defined below) shall not restrict any such amendment, including, without limitation, any amendment increasing the amount of First Lien Indebtedness or junior indebtedness, or increasing interest rates, extension of maturity dates, covenant changes, etc.

6. Second Lien Holders cannot amend the New Senior Second Lien Notes or the New Senior Second Lien Notes Indenture or any other Second Lien documents (collectively, the “Second Lien Documents”) to (i) increase interest rates (other than increases in PIK interest or as expressly provided in the Second Lien Documents, as in effect on the Effective Date of the Plan), (ii) shorten the maturity of the Second Lien Indebtedness, (iii) add or modify in a manner materially adverse to First Lien Holders any covenant or event of default in the Second Lien Documents, (iv) increase the principal amount of the Second Lien Indebtedness (except for the issuance of PIK New Senior Second Lien Notes), or (v) add or change in a manner more restrictive to the Reorganized Debtors any amortization, mandatory prepayment, repurchase, or redemption provisions. In the event any representations, warranties, covenants or provisions granting security interests or describing collateral in the First Lien collateral documents are modified, the corresponding provisions in the Second Lien collateral documents shall be similarly modified.

7. Second Lien Holders must turn over any proceeds of Collateral obtained in connection with the exercise of any default-related remedies by a Second Lien Holder.

Bankruptcy Waivers:	The Second Lien Holders agree to waive various rights in the context of bankruptcy, including:

1. the waiver of the right to contest the First Lien;

2. the waiver of the right to approve, and Second Lien Holders’ deemed consent to, the use of cash collateral, DIP financing (including a priming DIP facility provided by any of the First Lien Holders or approved by the First Lien Holders) or sales of assets approved by the First Lien Holders (and the Second Lien Holders will be deemed to have consented to the subordination of their Second Liens to any such DIP financing so long as the First Liens are subordinated to or pari passu with the liens securing such DIP financing); provided, that in the case of any asset sale, the Second Lien Holders shall retain their rights, if any, to credit bid their secured claims pursuant to Section 363(k) of the Bankruptcy Code so long as any such credit bid provides for payment in full in cash of all First Lien Indebtedness;

3. the waiver of any right to provide DIP financing other than DIP financing secured by liens that are fully subordinated to the First Lien;

4. the waiver of the right to seek relief from the automatic stay in connection with the Collateral;

2

5. the waiver of the right to oppose a request by the First Lien Holders for adequate protection, provided that, if the First Lien Holders obtain adequate protection in the form of replacement liens or super administrative priority claims, then the Second Lien Holders may request similar adequate protection in the form of junior adequate protection liens or junior super administrative priority claims, all of which shall be subordinate to the First Lien and to the adequate protection liens and super administrative priority claims granted to the First Lien Holders; and

6. at all times prior to the payment in full in cash of the First Lien Indebtedness and the termination of all financing commitments under the First Lien Credit Documents, the waiver of any right to seek or receive (i) any adequate protection in the form of cash payments or (ii) payment of post-petition interest.

Rights of Second Lien Holders:	1. File a claim or statement of interest in the bankruptcy or other insolvency proceeding of any Reorganized Debtor.

2. Take any action in order to create or perfect its Second Lien on the Collateral.

3. File any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading objecting to or otherwise seeking disallowance of the Second Lien or the Second Lien Indebtedness.

4. Vote on any plan of reorganization, and file any proof of claim, make other filings and arguments and motions in order to protect their interests in the Collateral and their claims, in each case, solely to the extent not inconsistent with the rights of the First Lien Holders.

5. May exercise rights and remedies as an unsecured creditor against any Reorganized Debtor.

Release of Second Lien:	The Second Lien of the Second Lien Holders shall be released upon the repayment in full of the First Lien Indebtedness (whether through a refinancing or otherwise); provided that if any liens are granted to secure any indebtedness incurred pursuant to any new credit facility that refinances, replaces or otherwise succeeds to the facility governing the First Lien Indebtedness, then the Second Lien in favor of the Second Lien Holders shall be reinstated (and shall be subject to the provisions of the Intercreditor Agreement).

Other Provisions:	The Intercreditor Agreement will contain such other terms and conditions that are not inconsistent with this Term Sheet and are customary for intercreditor arrangements involving “silent” Second Liens.

3

EXHIBIT G
New Senior Second Lien Notes Indenture

BALLY TOTAL FITNESS HOLDING CORPORATION,
as Issuer
THE GUARANTORS PARTY HERETO,
as Guarantors
and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
INDENTURE
Dated as of ___, 2007
12-3/8% SENIOR SECURED NOTES DUE 2011

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-ii-

		Page
ARTICLE VII HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND COMPANY		69

Section 7.1	Company to Furnish Trustee Names and Addresses of Holders	69
Section 7.2	Disclosure of Names and Addresses of Holders	69
Section 7.3	Reports by Trustee	69
Section 7.4	Reports by Company	70

ARTICLE VIII MERGER, CONSOLIDATION OR SALE OF ASSETS		72

Section 8.1	Company May Merge, Consolidate, etc., Only on Certain Terms	72
Section 8.2	Successor Substituted	73

ARTICLE IX SUPPLEMENTAL INDENTURES		73

Section 9.1	Supplemental Indentures and Agreements without Consent of Holders	73
Section 9.2	Supplemental Indentures and Agreements with Consent of Holders	74
Section 9.3	Execution of Supplemental Indentures and Agreements	75
Section 9.4	Effect of Supplemental Indentures	75
Section 9.5	Conformity with Trust Indenture Act	75
Section 9.6	Reference in Notes to Supplemental Indentures	76
Section 9.7	Notice of Supplemental Indentures	76

ARTICLE X COVENANTS		76

Section 10.1	Payment of Principal, Premium and Interest	76
Section 10.2	Maintenance of Office or Agency	76
Section 10.3	Money for Note Payments to Be Held in Trust	77
Section 10.4	Corporate Existence	78
Section 10.5	Payment of Taxes and Other Claims	78
Section 10.6	Maintenance of Properties	79
Section 10.7	Insurance	79
Section 10.8	Incurrence of Indebtedness	79
Section 10.9	Restricted Payments	80
Section 10.10	Transactions with Affiliates	83
Section 10.11	Liens	84
Section 10.12	Asset Sales	85
Section 10.13	Purchase of Notes upon a Change of Control	97
Section 10.14	Preferred Stock of Subsidiaries	90
Section 10.15	Dividend and Other Payment Restrictions Affecting Subsidiaries	90
Section 10.16	Unrestricted Subsidiaries	91
Section 10.17	Additional Subsidiary Guarantees	91
Section 10.18	Statement by Officers as to Default	91
Section 10.19	Waiver of Certain Covenants	92
Section 10.20	Perfection of Security Interests	92
Section 10.21	Consummation of Plan of Reorganization	92

-iii-

-iv-

     INDENTURE dated as of                     , 2007 between BALLY TOTAL FITNESS HOLDING CORPORATION, a Delaware corporation (as more fully defined below, the “Company”), the Guarantors (as more fully defined below, the “Guarantors”) listed on Schedule A hereto and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).
RECITALS
     WHEREAS, the Company and certain of its Subsidiaries filed for reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); and
     WHEREAS by order, dated                     , 2007, the Bankruptcy Court has confirmed the Company’s plan of reorganization (the “Plan”) in accordance with Section 1129 of the Bankruptcy Code and such Plan has become effective as of                     , 2007; and
     WHEREAS, as part of the Plan, the Company has agreed, inter alia, to issue $247,337,500 aggregate principal amount of 12-3/8% Senior Secured Notes due 2011 (the “Notes”) to Holders of the Company’s outstanding 10-1/2% Senior Notes due 2011 (the “Old Notes”) in exchange for all of the Company’s Old Notes and the related obligations thereunder; and
     WHEREAS, all acts and things necessary have been done to make (i) the Securities, when duly issued and executed by the Company and authenticated and delivered hereunder, the valid obligations of the Company and (ii) this Indenture a valid agreement of the Company in accordance with the terms of this Indenture.
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
     For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE I
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
     Section 1.1 Definitions
     For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:
     (a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;
     (b) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

     (c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;
     (d) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;
     (e) all references to $, US$, dollars or United States dollars shall refer to the lawful currency of the United States of America;
     (f) all references herein to particular Sections or Articles refer to this Indenture unless otherwise so indicated; and
     (g) the word “or” is not exclusive and the word “including” means including without limitation.
     The following terms shall have the meanings set forth in this Section.
     “Acquired Debt” means Indebtedness of a Person: (i) existing at the time that Person becomes a Subsidiary or merges with or into or consolidates with the Company or any Subsidiary, or (ii) assumed in connection with the acquisition of assets from that Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary, as the case may be.
     “Additional Notes” means 12-3/8% Senior Secured Notes due 2011 issued after the Issue Date pursuant to Article II and in compliance with Section 10.8.
     “Adjusted Consolidated Interest Expense” of any Person means, without duplication, for any period, as applied to any Person, the sum of: (a) the interest expense of such Person and its Consolidated Subsidiaries (exclusive of deferred financing fees and any premiums or penalties paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity) for such period, on a Consolidated basis, including without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, and (iv) accrued interest, plus (b) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid, or accrued by such Person during such period, plus (c) all capitalized interest of such Person and its Consolidated Subsidiaries, in each case as determined in accordance with GAAP consistently applied.
     “Affiliate” means, with respect to any specified Person: (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 10% or more of such specified Person’s Capital Stock or beneficial equity interest in such Person (if such Person is a real estate investment trust), or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or (iii) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties and assets: (A) that is governed by the provisions of Article VIII, (B) that is between or among the Company and its Subsidiaries in accordance with the terms of the Indenture, (C) that is of obsolete equipment or other obsolete assets in the ordinary course of business, (D) that constitutes a Restricted Payment that is permitted by the provisions of Section 10.9, including the making of a Permitted Investment (other than pursuant to clause (v) of the definition of “Permitted Investment”), or (E) the Fair Market Value of which in the aggregate does not exceed $1,000,000 in any transaction or series of related transactions.
     “Average Life to Stated Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing: (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment; by (ii) the sum of all such principal payments.
     “Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.
     “Board of Directors” means either the board of directors of the Company or any duly authorized committee of such board.
     “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.
     “Book-Entry Note” means any Note bearing the legend specified in Section 2.2 evidencing all or part of a series of Notes, authenticated and delivered to the Depository for such series or its nominee, and registered in the name of such Depository or nominee.
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York or the city in which the principal office of the Trustee is located are authorized or obligated by law or executive order to close.

     “Capital Lease Obligation” of any Person means any obligation of such Person and its Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.
     “Capital Stock” means: (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents” means: (i) Temporary Cash Investments; (ii) securities received by the Company or any Subsidiary from the transferee in an Asset Sale that are promptly converted by the Company or such Subsidiary into cash; (iii) the assumption of Indebtedness or other obligations or liabilities of the Company or any Subsidiary in connection with an Asset Sale and from which the Company or such Subsidiary is released; and (iv) in connection with an Asset Sale to a Person where the assets sold, issued, conveyed, transferred, leased or otherwise disposed of are included in a business which will be a party to the Franchise Program, the net present value of payments by such Person pursuant to the Franchise Program as calculated and certified by the chief financial officer of the Company.
     “Change of Control” means the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, or any successor provision) other than Permitted Holders is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the total outstanding Voting Stock of the Company; (ii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than (A) any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company), (B) or where the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock, or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described in Section 10.9 (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described in Section 10.9), and (C) where no “person” or “group” other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than a majority of the total outstanding Voting Stock of the surviving corporation; or (iii) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described in Article VIII.

     “Collateral” means the collective reference to all assets, whether now owned or hereafter acquired, upon which a lien is created or granted from time to time pursuant to any Security Document.
     “Collateral Agency Agreement” means that certain Collateral Agency Agreement by and among the Company, the Subsidiaries of the Company party thereto, the Collateral Agent and the Trustee.
     “Collateral Agent” means the Trustee, in its capacity as collateral agent under the Security Documents, until a successor collateral agent shall have become such pursuant to the Security Documents, and thereafter “Collateral Agent” shall mean such successor collateral agent.
     “Company” means Bally Total Fitness Holding Corporation, a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.
     “Company Request” or “Company Order” means a written request or order signed in the name of the Company by (i) any of its Chairman of the Board, its Vice Chairman, its President or a Vice President (regardless of Vice Presidential designation) or Treasurer, and (ii) any one of its Assistant Treasurers, its Secretary or any Assistant Secretary, and delivered to the Trustee, provided, however, that such request or order may be signed by any two of the officers or directors listed in clause (i) above in lieu of being signed by one of such officers or directors and one officer pursuant to clause (ii) above.
     “Consolidated Fixed Charge Coverage Ratio” of any Person means, for any period, the ratio of EBITDA to the sum of Adjusted Consolidated Interest Expense for such period and cash dividends paid on any Preferred Stock of such Person during such period; provided that: (i) in making such computation, the Adjusted Consolidated Interest Expense attributable to interest on any Indebtedness shall be computed on a pro forma basis, and (A) where such Indebtedness was outstanding during the period and bore a floating interest rate, interest shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, and (B) where such Indebtedness was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rates and (ii) in making such computation, the Adjusted Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.
     “Consolidated Income Tax Expense” of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP.
     “Consolidated Net Income (Loss)” of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains or losses (exclusive of all fees and expenses relating thereto), (ii) the portion of net income (or loss) of such Person and its Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Person or one of its Subsidiaries, (iii) net income (or loss) of any Person combined with such Person or any of its Subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) net gains (or losses) (except for all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, (vi) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (vii) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of such Person, (viii) transaction costs charged in connection with the Refinancing, or (ix) amortization of intangible assets of such Person and its Subsidiaries on a consolidated basis under GAAP.
     “Consolidated Non-Cash Charges” of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).
     “Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term “Consolidated” shall have a similar meaning.
     “Corporate Trust Office” means the office of the Trustee or an affiliate or agent thereof at which at any particular time the corporate trust business for the purposes of this Indenture shall be principally administered, which office at the date of execution of this Indenture is located at 180 East 5th Street, St. Paul, Minnesota 55101, Attention: Corporate Finance.
     “Credit Agreement” means                                                              , including any guarantees, instruments and collateral security documents delivered in connection therewith and any amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications thereto, in whole or in part (including, without limitation, any successive amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing), whether or not with the same lenders.
     “Default” means any event which is, or after notice or passage of any time or both would be, an Event of Default.
     “Depository” means, with respect to the Notes issued in the form of one or more Book-Entry Notes, The Depository Trust Company (“DTC”), its nominees and successors, or another

Person designated as Depository by the Company, which must be a clearing agency registered under the Exchange Act.
     “Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.
     “Domestic Subsidiary” means a Subsidiary incorporated or otherwise organized and existing under the laws of the United States and any state thereof.
     “EBITDA” means the sum of Consolidated Net Income, Adjusted Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Subsidiaries on a Consolidated basis, all determined in accordance with GAAP consistently applied.
     “Event of Default” has the meaning specified in Article V.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor statute.
     “Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors acting in good faith and shall be evidenced by a Board Resolution.
     “Franchise Program” means the program under which the Company and/or its Subsidiaries grant franchises to third parties which require franchisees, among other things, to pay fees to the Company and/or its Subsidiaries, and which, among other things, grants to the franchisee the right to receive training from the Company or its Subsidiaries or sell memberships to use facilities of the franchisee and the Company or its Subsidiaries. The Franchise Program may include the conversion of facilities owned by the Company or its Subsidiaries to franchise facilities and includes such a program as it may be amended, renewed, extended, substituted, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewal, extension, substitution, restructuring, replacement, supplementation or other modification of the foregoing).
     “Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, consistently applied, which are in effect on July 2, 2003.
     “Global Notes” means one or more securities evidencing all or a part of the Notes to be issued as Book-Entry Notes issued to the Depository in accordance with this Indenture.
     “Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of “Indebtedness” contained in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor, or (v) otherwise to assure a creditor against loss; provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business or guarantees of operating leases.
     “Guarantor” means: (1) each of the Guarantors listed on Schedule A hereto; and (2) each of the Company’s Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.
     “Holder” means a Person in whose name a Note is registered in the Note Register.
     “Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability which constitutes Indebtedness of the types referred to in clauses (i) through (viii) above. For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.
     “Indenture” means this instrument as originally executed (including all exhibits and schedules thereto) and as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.
     “Indenture Obligations” means the obligations of the Company and any other obligor on the Indenture or under the Notes to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the terms thereof.
     “Intercreditor Agent” means                      or any person whom it may designate, as provided in the Intercreditor Agreement.
     “Intercreditor Agreement” means an Intercreditor Agreement between the Company and                      as agent for itself and other lenders pursuant to the Credit Agreement, and the Collateral Agent as agent for the Trustee and the Holders, in substantially the form attached hereto as Exhibit A.
     “Interest Payment Date” means the Stated Maturity of a regular installment of interest on the Notes.
     “Interest Rate Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.
     “Investment” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership (other than ownership obtained without making, or becoming liable, directly or indirectly, contingent or otherwise, for the making of, any advance, loan (or the forgiveness thereof), payment, extension of credit or capital contribution in connection therewith), by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.
     “Issue Date” means the date on which Securities are first issued under this Indenture.
     “Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired.
     “Maturity” means, when used with respect to any Note, the date on which the principal of such Note becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date, the Change of Control Purchase Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.
     “Mortgages” means the mortgages granted pursuant to the Security Documents on certain of the real property owned or leased by the Company or the Guarantors.
     “Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency.
     “Net Cash Proceeds” means (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale other than Indebtedness described in clause (i) of the definition of Permitted Indebtedness, (iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee, and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to in Section 10.9, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary), net of attorneys’ fees, accountants’ fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
     “New Subordinated Notes” means collectively (i) the 13-5/8%/12% Subordinated Toggle Notes due 2013 issued pursuant to the Indenture dated as of                     , 2007, between the Company and U.S. Bank Trust National Association, as Trustee, in an original aggregate principal amount equal to the sum of $80,000,000 to be issued to the Class 6A Creditors under the Plan and an additional aggregate principal amount to be issued to the Class 6B-1 Creditors

under the Plan, (ii) the 13-5/8%/12% Junior Subordinated Toggle Notes due 2013 issued pursuant to the Indenture dated as of           , 2007 between the Company and U.S. Bank Trust National Association, as Trustee, in an original aggregate principal amount equal to the sum of $70,000,000, to be issued to the Class 6A Creditors under the Plan and an additional aggregate principal amount to be issued to the Class 6B-1 Creditors under the Plan, (iii) the 13-5/8%/12% Senior Subordinated Toggle Notes due 2013, to be issued pursuant to the Indenture, dated                     , 2007, between the Company and U.S. Bank Trust National Association, as Trustee, to be issued pursuant to a Rights Offering under the Plan in an original aggregate principal amount equal to the sum of $90,000,000 and an additional aggregate principal amount to be offered to the Class 6B-1 Creditors under the Plan, (iv) additional 13-5/8%/12% Senior Subordinated Toggle Notes due 2013 that may be issued from time to time after the Issue Date, in an original aggregate principal amount not to exceed $90,000,000, and (v) all additional pay-in-kind New Subordinated Notes issued in respect of interest on any of the foregoing.
     “Non-Guarantor Subsidiary” means H&T Receivables Funding, Bally ARA Corporation, Lincoln Indemnity Company and any other Wholly Owned Subsidiary of the Company whose sole activity is engaging in receivables financing transactions or real estate financing transactions and which Subsidiaries incur no Indebtedness other than Indebtedness directly related to such receivables or real estate financing transactions.
     “Notes” has the meaning specified in the first recital of this Indenture.
     “Obligations” means any and all obligations with respect to the payment of (a) any principal of or interest (including interest accruing on or after the commencement of any insolvency, bankruptcy or liquidation proceeding, whether or not a claim for post-filing interest is allowed in such proceeding) or premium on any Indebtedness, including any reimbursement obligation in respect of any letter of credit, (b) any fees, indemnification obligations, damages, expense reimbursement obligations or other liabilities payable under the documentation governing any Indebtedness and (c) any obligation to post cash collateral in respect of letters of credit and any other obligations.
     “Officers’ Certificate” means a certificate signed by any of (i) the Chairman of the Board, Vice Chairman, President or a Vice President (regardless of Vice Presidential designation) or Treasurer, and (ii) by any one of its Assistant Treasurers, its Secretary or any Assistant Secretary, of the Company, and delivered to the Trustee, provided, however, that such certificate may be signed by any two of the officers or directors listed in clause (i) above in lieu of being signed by one of such officers or directors and one officer pursuant to clause (ii) above.
     “Opinion of Counsel” means a written opinion of qualified legal counsel, who may be counsel for the Company or the Trustee, and who shall be reasonably acceptable to the Trustee, including but not limited to an Opinion of Independent Counsel.
     “Opinion of Independent Counsel” means a written opinion by qualified legal counsel who is not an employee or consultant of the Company and who shall be reasonably acceptable to the Trustee.

     “Outstanding” when used with respect to Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:
     (a) Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;
     (b) Notes, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Notes; provided, that if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made;
     (c) Notes, except to the extent provided in Sections 4.2 and 4.3, with respect to which the Company has effected defeasance or covenant defeasance as provided in Article IV; and
     (d) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee and Company proof reasonably satisfactory to each of them that such Notes are held by a bona fide purchaser in whose hands the Notes are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor on the Notes or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which the Trustee knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right so as to act with respect to such Notes and that the pledgee is not the Company or any other obligor on the Notes or any Affiliate of the Company or such other obligor.
     “Paying Agent” means any Person authorized by the Company to pay the principal of, premium, if any, or interest on any Notes on behalf of the Company.
     “Permitted Holders” means (i) any of Tennenbaum Capital Partners, LLC, The Anschutz Company and Goldman Sachs & Co., and their respective Affiliates, including, one or more investment funds controlled, managed or advised by any of them and (ii) any person that forms a group (within meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Person mentioned in clause (i), provided that, in the case of clause (ii), a Person or Persons listed in clause (i) owns a majority of the voting power of such group.

     “Permitted Indebtedness” means:
     (i) Indebtedness under the Credit Agreement in an aggregate principal amount not to exceed, whichever amount is greater, (a) $292.0 million or (b) $115.0 million plus 80% of the net book value of the consolidated accounts receivable of the Company and its Subsidiaries, calculated in accordance with GAAP, in each case minus any permanent reductions of the amounts outstanding under the Credit Agreement as a result of repayment of such Indebtedness pursuant to Section 10.12 occurring after June 15, 2007 that permanently reduce the commitments thereunder;
     (ii) Indebtedness of the Company (a) represented by the Notes, or (b) that is incurred, in any amount, and in whole or in part, to (1) redeem all of the Notes outstanding as described herein, or (2) effect a complete defeasance or a covenant defeasance thereof as described herein; provided, in either case, that any Indebtedness incurred under this subclause (b) is actually applied in accordance with the applicable redemption or defeasance provision of this Indenture;
     (iii) Indebtedness of the Company outstanding on the Issue Date (other than Indebtedness incurred under clauses (i), (ii) and (ix) hereunder);
     (iv) Indebtedness of the Company owing to a Subsidiary; provided that any Indebtedness of the Company owing to a Subsidiary is made pursuant to an intercompany note and is expressly subordinated in right of payment to the payment and performance of the Company’s obligations under the Notes, and, upon an Event of Default, such Indebtedness shall not be due and payable until such Event of Default is cured, waived or rescinded; provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (iv);
     (v) obligations of the Company entered into in the ordinary course of business pursuant to Interest Rate Agreements designed to protect the Company against fluctuations in interest rates in respect of Indebtedness of the Company as long as such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding to which the Interest Rate Agreements apply;
     (vi) Indebtedness of the Company represented by Capital Lease Obligations or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition, improvement or development of real or tangible personal, movable or immovable, property or equipment in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company and any refinancings of such Indebtedness made in accordance with subclauses (a), (b) and (c) of clause (xi) below, in an aggregate principal amount pursuant to this clause (vi) not to exceed $100,000,000 outstanding at any time; provided that Indebtedness of the Company represented by Capital Lease Obligations incurred under this clause (vi) may not exceed $50,000,000 in aggregate principal amount at any one time outstanding; and provided that the principal amount of any Indebtedness permitted under this clause (vi) did not in each case at the time of incurrence exceed the cost of the acquired or constructed asset or improvement so financed;
     (vii) Indebtedness of the Company in respect of performance bonds, surety bonds and replevin bonds provided by the Company in the ordinary course of business;
     (viii) other Indebtedness of the Company that does not exceed $50,000,000 in the aggregate at any one time outstanding;
     (ix) Indebtedness represented by the New Subordinated Notes;
     (x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other financial instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within four Business Days of its incurrence;
     (xi) any amendments (solely as to Indebtedness described in clause (ix) of this definition of “Permitted Indebtedness”), renewals, extensions, substitutions, refundings or refinancings (collectively, a “refinancing”) of any Indebtedness described in clauses (iii), (vi) and (ix) of this definition of “Permitted Indebtedness”, including any successive refinancings (a) so long as the borrower under such refinancing is the Company or, if not the Company, the same as the borrower of the Indebtedness being refinanced, (b) the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing by an amount greater than the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing, (c)(A) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (B) in the case of Senior Debt or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness and (d) in the case of Indebtedness described in clause (ix) of this definition of “Permitted Indebtedness,” the interest provisions of any refinancing are no more favorable to the holders thereof than the interest payment provision of the Subordinated Notes as in effect on the Issue Date; and
     (xii) Indebtedness of the Company used to make any Permitted Payment set forth in clause (vi) of the definition of “Permitted Payments”; provided, that the Senior Leverage Ratio for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which the additional Indebtedness is incurred, taken as one period, does not exceed 2.75 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom).

     “Permitted Investment” means: (i) Investments in any Subsidiary or any Person which, as a result of such Investment, (a) becomes a Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Subsidiary; (ii) Indebtedness of the Company described under clause (iv) of the definition of “Permitted Indebtedness”; (iii) Investments in any of the Notes and Investments represented by guarantees that are otherwise permitted by the Indenture; (iv) Temporary Cash Investments; (v) Investments acquired by the Company or any Subsidiary in connection with an Asset Sale permitted under Section 10.12 to the extent such Investments are non-cash proceeds as permitted under such covenant; (vi) Investments in existence on the Issue Date; (vii) Investments in the aggregate amount of $5,000,000 to purchase Capital Stock of any Subsidiary; (viii) any advance, loan (including guarantees) or other extension of credit to any Person who purchases or acquires assets of the Company or any Subsidiaries which are to be included in a business which will be or is a party to the Franchise Program, limited to the purchase or acquisition price of such assets; and (ix) any other Investments in joint ventures, partnerships, real estate investment trusts or other Persons reasonably related or complementary to the business of the Company on the date hereof in an aggregate amount not greater than $25,000,000 at any one time outstanding. In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the Board of Directors) at the time of Investment.
     “Permitted Liens” means the following types of Liens:
     (i) Liens for taxes, assessments, governmental charges or levies either (a) not yet delinquent, or (b) the validity of which is being contested in good faith in an appropriate manner diligently pursued and as to which adequate reserves for the unpaid amount shall have been set aside in conformity with GAAP;
     (ii) materialmen’s, mechanics’, landlord’s, workmen’s, repairmen’s, employees’ or other like liens arising in the ordinary course of business to secure obligations not yet delinquent or being contested in good faith and as to which adequate reserves for the unpaid amount shall have been set aside in conformity with GAAP or as to which adequate bonds or insurance shall have been obtained;
     (iii) deposits or pledges to secure the payment of, or to secure the Company’s or any Subsidiaries’ obligations with respect to letters of credit that secure the payment of workers’ compensation, unemployment insurance, social security or other retirements benefits or obligations (exclusive of liens arising under ERISA) or to secure the performance of bids, trade contracts, leases, public or statutory obligations, surety or appeal bonds, and other obligations of a like nature incurred in the ordinary course of business;
     (iv) judgment Liens not giving rise to an Event of Default;
     (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or of any of its Subsidiaries;

     (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;
     (vii) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
     (viii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and setoff;
     (ix) Liens securing Interest Rate Agreements which Interest Rate Agreements relate to Indebtedness that is otherwise permitted under this Indenture;
     (x) Liens securing Acquired Debt incurred in accordance with Section 10.8; provided that: (a) such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by the Company or a Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Debt by the Company or a Subsidiary; and (b) such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Indebtedness became Acquired Debt of the Company or a Subsidiary and are no more favorable to the lienholders than those securing the Acquired Debt prior to the incurrence of such Acquired Debt by the Company or a Subsidiary;
     (xi) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Subsidiaries;
     (xii) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;
     (xiii) Liens arising from filing Uniform Commercial Code financing statements regarding leases;
     (xiv) Liens related to credit card processing agreements and cash management obligations in the ordinary course of business, including any guarantees thereof by the Company or any Subsidiary;
     (xv) non-monetary Liens which do not have an adverse effect on the value or use of the property subject to such Liens;
     (xvi) Liens securing Indebtedness permitted by Section 10.8 that is incurred in connection with a Person becoming a Subsidiary or in connection with the acquisition of assets that constitute a business; provided, that the amount of such Indebtedness to be secured by this clause (xvi) shall, at the time such Indebtedness is incurred, not exceed an amount equal to 1.5 times the EBITDA of such Person or acquired business for the mostly recently ended four fiscal quarters for which internal financial statements of such Person or acquired business are available; and
     (xvii) additional Liens not to exceed $10,000,000 at any one time.
     “Permitted Subsidiary Indebtedness” means:
     (i) Indebtedness of a Subsidiary owing to the Company or another Subsidiary; provided that such Indebtedness is made pursuant to an intercompany note, and, upon an Event of Default, all amounts owing pursuant to such Indebtedness are immediately due and payable; and provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or a Subsidiary) shall be an incurrence of such Indebtedness by the obligor not within the definition of “Permitted Subsidiary Indebtedness” pursuant to this clause (i), and (b) any transaction pursuant to which any Subsidiary ceases to be a Subsidiary shall be deemed to be the incurrence of Indebtedness by such Subsidiary that is not within the definition of “Permitted Subsidiary Indebtedness” pursuant to this clause (i);
     (ii) Indebtedness of a Subsidiary represented by Indebtedness which would be permitted by clause (i), (iii), (v), (vi), (vii), (viii), (ix), (x) or (xi) of the definition of “Permitted Indebtedness” if incurred by the Company;
     (iii) Acquired Debt of a Subsidiary that would be permitted to be incurred by the Company if such Acquired Debt were being incurred by the Company,
     (iv) Guarantees of the Notes and guarantees of Senior Debt of the Company; and
     (v) guarantees of Indebtedness of Affiliates provided that the Investment in such Affiliate complies with the limitations set forth in Section 10.9 or constitutes a Permitted Investment.
     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Physical Certificates” means Securities other than Book-Entry Securities.
     “Plan” has the meaning assigned to it in the preamble of this Indenture.
     “Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 3.8 in exchange for a mutilated Note or in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed, or stolen Note.

     “Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.
     “Purchase Money Obligation” means any Indebtedness secured by a Lien on assets related to the business of the Company and its Subsidiaries and any additions and accessions thereto, which are purchased at any time after the Notes are issued; provided that (i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a “Purchase Money Security Agreement”) shall be entered into within 270 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby, be increased, except in connection with the purchase of additions and accession thereto and except in respect of fees and other obligations in respect of such Indebtedness, and (iii) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company and its Subsidiaries of the assets subject thereto, or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.
     “Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.
     “Redeemable Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of any event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.
     “Redemption Date” when used with respect to any Note to be redeemed pursuant to any provision in this Indenture means the date fixed for such redemption by or pursuant to this Indenture.
     “Redemption Price” when used with respect to any Note to be redeemed pursuant to any provision in this Indenture means the price at which it is to be redeemed pursuant to this Indenture.
     “Regular Record Date” for the interest payable on any Interest Payment Date means                      or                     , as the case may be (whether or not a Business Day), immediately preceding such Interest Payment Date.
     “Responsible Officer” when used with respect to the Trustee means any officer assigned to the Corporate Trust Office of the Trustee or any agent of the Trustee appointed hereunder, including the chairman or vice chairman of the board of directors or the executive committee of the board of directors, the president, any vice president, any assistant vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers or any other officer appointed hereunder to whom any corporate trust matter is referred because of his or her knowledge of and familiarity with the particular subject.
     “S&P” means Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor rating agency.
     “Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Company or a Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.
     “SEC” means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if, at any time after the execution of this Indenture, the SEC is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.
     “Securities Act” means the United States Securities Act of 1933, as amended, or any successor statute.
     “Security Agreement” means the Security Agreement by and among the Company, the Guarantors and the Collateral Agent in substantially the form attached hereto as Exhibit E.
     “Security Documents” means the Security Agreement, the Mortgages and any other document or agreement that secures the Notes or the Subsidiary Guarantees.
     “Senior Debt” means all Indebtedness of the Company and its Subsidiaries on a Consolidated basis which is not Subordinated Indebtedness, including without limitation the Notes and the Guarantees, Indebtedness arising under the Credit Agreement and guarantees thereof.
     “Senior Leverage Ratio” means with respect to the Company and its Subsidiaries on a Consolidated basis for the most recently ended four full fiscal quarters twelve month period for which financial statements are available, the ratio of (a) Senior Debt of the Company and its Subsidiaries on a Consolidated basis on the last day of such period to (b) EBITDA for such period.
     “Senior Secured Debt” means Senior Debt that is secured by a Lien permitted by Section 10.11.
     “Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     “Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 3.8.
     “Stated Maturity” when used with respect to any Indebtedness or any installment of interest thereon means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.
     “Subordinated Indebtedness” means Indebtedness of the Company which is by its terms expressly subordinated in right of payment to the Notes.
     “Subsidiary” means any Person, a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries; provided that any Unrestricted Subsidiary shall not be deemed a Subsidiary under the Indenture.
     “Temporary Cash Investments” means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit (or, with respect to non-U.S. banking institutions, similar instruments) maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System or a commercial banking institution organized and located in a country recognized by the United States of America, in each case, that has combined capital and surplus and undivided profits of not less than $500,000,000 (or the foreign currency equivalent thereof), whose debt has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or any successor rating agency or “A-1” (or higher) according to S&P or any successor rating agency, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P, (iv) any money market deposit accounts or demand deposit accounts issued or offered by a domestic commercial bank or a commercial banking institution organized and located in a country recognized by the United States of America, in each case having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof); provided that the short-term debt of such commercial bank has a rating, at the time of investment, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P, and (v) any other Investments, that at any one time do not exceed $100,000 in the aggregate, issued or offered by any domestic commercial bank or any commercial banking institution organized and located in a country recognized by the United States of America.
     “Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture, until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

     “Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended, or any successor statute. References to sections of the Trust Indenture Act include successor statute sections dealing with the same subject.
     “Unrestricted Subsidiary” means (i) BTFCC, Inc., (ii) BTF Canada Corporation, (iii) BTF Cincinnati Corporation, (iv) BTF Europe Corporation, (v) BTFF Corporation, (vi) BTF Indianapolis Corporation, (vii) BTF Minneapolis Corporation, (viii) Bally Real Estate I, LLC; (ix) any subsidiary of the Company that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors, as provided below), and (x) any subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any subsidiary of the Company (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply: (a) neither the Company nor any of its Subsidiaries provides credit support for Indebtedness of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (b) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness or the Credit Agreement, (c) any Investment by the Company in such Unrestricted Subsidiary made as a result of designating such subsidiary an Unrestricted Subsidiary shall not violate the provisions described under Section 10.16 and such Unrestricted Subsidiary is not party to any agreement, contract, arrangement or understanding at such time with the Company or any other subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such other subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed an Investment, and (d) such Unrestricted Subsidiary does not own any Capital Stock in any subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions and any Investment by the Company in such Unrestricted Subsidiary shall be deemed a Restricted Payment on the date of designation in an amount equal to the greater of (1) the net book value of such Investment or (2) the Fair Market Value of such Investment as determined in good faith by the Board of Directors. The Board of Directors may designate any Unrestricted Subsidiary as a Subsidiary; provided (i) that if such Unrestricted Subsidiary has any Indebtedness, that immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness or Permitted Subsidiary Indebtedness) pursuant to the restrictions under Section 10.8, and (ii) that all Indebtedness of such Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Subsidiary.
     “Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary (a) as to which neither the Company nor any Subsidiary is directly or indirectly liable (by virtue of the Company or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), and (b) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     “Voting Stock” means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
     “Wholly Owned Subsidiary” means a Subsidiary all the Capital Stock of which (other than qualifying shares, if any) is owned by the Company or another Wholly Owned Subsidiary.
     Section 1.2 Other Definitions.

DEFINED IN
TERM	SECTION
“Act”	1.5

“Adjusted Net Assets”	13.5

“Agent Members”	3.6

“Audited 2007 Financials”	3.1

“Change of Control Offer”	10.13

“Change of Control Purchase Date”	10.13

“Change of Control Purchase Notice”	10.13

“Change of Control Purchase Price”	10.13

“Competitive Business”	7.4

“covenant defeasance”	4.3

“Defaulted Interest”	3.8

“defeasance”	4.2

“Defeasance Redemption Date”	4.4

“Defeased Notes”	4.1

“Excess Proceeds”	10.12

“First-Priority Lien Obligations”	10.11

“Funding Guarantor”	13.5

	DEFINED IN
TERM	SECTION
“Global Notes”	2.1

“Guarantee”	13.1

“incur”	10.8

“MD&A”	7.4

“Non-Confidential Information”	7.4

“Non-Public Information”	7.4

“Note Amount”	10.12

“Note Register”	3.5

“Note Registrar”	3.5

“Offer”	10.12

“Offer Date”	10.12

“Offered Price”	10.12

“OID”	2.2	(b)

“OID Legend”	2.2	(b)

“Permitted Payment”	10.9

“Physical Notes”	3.6

“Recipient”	7.4

“refinancing”	10.9

“Restricted Payment”	10.9

“Senior Debt Amount”	10.12

“Senior Debt Offer”	10.12

“Special Payment Date”	3.8

“Surviving Entity”	8.1

“U.S. Government Obligations”	4.4

     Section 1.3 Compliance Certificates and Opinions.
     Upon any application or request by the Company to the Trustee to take any action under any provision of this Indenture, the Company and each other obligor on the Notes shall furnish to the Trustee an Officers’ Certificate in a form and substance reasonably acceptable to the Trustee stating that all conditions precedent, if any, provided for in this Indenture (including any covenant compliance which constitutes a condition precedent) relating to the proposed action have been complied with and an Opinion of Counsel in a form and substance reasonably acceptable to the Trustee stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that, in the case of any such application or request as to which the furnishing of any certificates and/or opinions is specifically required by any provision of this Indenture, relating to such particular application or request, no additional certificate or opinion need be furnished.
     Every certificate or Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include:
     (a) a statement to the effect that each individual or firm signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;
     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (c) a statement to the effect that, in the opinion of each such individual or such firm, he has made such examination or investigation as is necessary to enable him or them to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (d) a statement as to whether, in the opinion of each such individual or such firm, such condition or covenant has been complied with.
     Section 1.4 Form of Documents Delivered to Trustee.
     In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to such matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.
     Any certificate or opinion of an officer of the Company or other obligor on the Notes may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any certificate or opinion of such an officer or of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company or other obligor on the Notes with respect to such factual matters and which contains a statement to the effect that the information with respect to such factual matters is in the possession of the Company or other obligor on the Notes, unless such officer or counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous. Opinions of Counsel required to be delivered to the Trustee may have qualifications customary for opinions of the type required, and counsel delivering such Opinions of Counsel may rely on certificates of the Company or government or other officials customary for opinions of the type required, including certificates certifying as to matters of fact, including that various financial covenants have been complied with.
     Any certificate or opinion of an officer of the Company or other obligor on the Notes may be based, insofar as it relates to accounting matters, upon a certificate or opinion of, or representations by, an accountant or firm of accountants in the employ of the Company, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the accounting matters upon which his certificate or opinion may be based are erroneous. Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent with respect to the Company.
     Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.
     Section 1.5 Acts of Holders.
     (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.
     (b) The ownership of Notes shall be proved by the Note Register.
     (c) Any request, demand, authorization, direction, notice, consent, waiver or other Act by the Holder of any Note shall bind every future Holder of the same Note or the Holder of every Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or the Company or any other obligor on the Notes in reliance thereon, whether or not notation of such action is made upon such Note.
     (d) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.
     Section 1.6 Notices, etc., to Trustee and the Company.
     Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with:
     (a) the Trustee by any Holder or by the Company or any other obligor on the Notes shall be sufficient for every purpose hereunder if made, given, furnished or filed, in writing, by first-class mail postage prepaid (return receipt requested) or delivered in person or by recognized overnight courier to or with the Trustee at its Corporate Trust Office, Attention: Corporate Trust Administration or at any other address furnished in writing prior thereto to the Holders, the Company or any other obligor on the Notes by the Trustee; or
     (b) the Company shall be sufficient for every purpose (except as provided in Section 5.1(c)) hereunder if made, given, furnished or filed, in writing, by first-class mail postage prepaid (return receipt requested) or delivered in person or by recognized overnight courier, to or with the Company addressed to it at 8700 West Bryn Mawr Avenue, Chicago, Illinois 60633, Attention: Chief Financial Officer, or at any other address previously furnished in writing to the Trustee by the Company.
     Section 1.7 Notice to Holders; Waiver.
     Where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at such Holder’s address as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Any notice when mailed to a Holder in the aforesaid manner shall be conclusively deemed to have been received by such Holder whether or not actually received by such Holder. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
     In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this Indenture, then any method of giving such notice as shall be reasonably satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.
     Section 1.8 Conflict with Trust Indenture Act.
     If and to the extent that any provision hereof limits, qualifies or conflicts with any provision of the Trust Indenture Act or another provision which is required or deemed to be included in this Indenture by any of the provisions of the Trust Indenture Act, the provision or requirement of the Trust Indenture Act shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision of the Trust Indenture Act shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.
     Section 1.9 Effect of Headings and Table of Contents.
     The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
     Section 1.10 Successors and Assigns.
     All covenants and agreements in this Indenture by the Company, the Guarantors and any other obligor on the Notes or Guarantees shall bind their successors and assigns, whether so expressed or not.
     Section 1.11 Separability Clause.
     In case any provision in this Indenture or in the Notes or Guarantees shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 1.12 Benefits of Indenture.
     Nothing in this Indenture or in the Notes or Guarantees, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder, any Paying Agent and the Holders) any benefit or any legal or equitable right, remedy or claim under this Indenture.
     Section 1.13 Governing Law.
     THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

     Section 1.14 Legal Holidays.
     In any case where any Interest Payment Date, Redemption Date, Maturity or Stated Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of interest or principal or premium, if any, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at Maturity or the Stated Maturity, and no interest shall accrue with respect to such payment for the period from and after such Interest Payment Date, Redemption Date, Maturity or Stated Maturity, as the case may be, to the next succeeding Business Day.
     Section 1.15 Schedules.
     All schedules attached hereto are by this reference made a part with the same effect as if herein set forth in full.
     Section 1.16 Counterparts.
     This Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
     Section 1.17 No Recourse against Others.
     A director, officer, employee or stockholder, as such, of the Company or a Guarantor shall not have any liability for any obligations of the Company or such Guarantor under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting any of the Notes waives and releases all such liability. Such waiver may not be effective to waive liabilities under federal securities laws and it is the view of the SEC that such a waiver is against public policy.
ARTICLE II
SECURITY FORMS
     Section 2.1 Forms Generally.
     The Notes, the Guarantees and the Trustee’s certificate of authentication thereon shall be in substantially the forms set forth in this Article II, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted hereby and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange, any organizational document or governing instrument or applicable law or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of the Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.
     The definitive Notes shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the officers executing such Notes, as evidenced by their execution of such Notes.
     Notes shall be issued initially in the form of one or more permanent global Notes substantially in the form set forth in Section 2.2 and Section 2.3 deposited with the Trustee, as custodian for the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository or its nominee, as hereinafter provided or on schedules to the Global Notes as hereafter provided.
     Section 2.2 Form of Face of Notes.
     (a) The form of the face of any Note authenticated and delivered hereunder shall be substantially as follows:
THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 3.5 AND 3.6 OF THE INDENTURE. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY SUCH CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     (b) Each Note, if issued with original issue discount, shall bear a legend in substantially the following form (the “OID Legend”).
THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) AS DEFINED IN SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. FOR INFORMATION REGARDING THE ISSUE DATE, THE ISSUE PRICE,

THE YIELD TO MATURITY AND THE AMOUNT OF OID PER $1,000 OF PRINCIPAL AMOUNT, OF THIS SECURITY PLEASE CONTACT THE COMPANY AT BALLY TOTAL FITNESS HOLDING CORPORATION, 8700 WEST BRYN MAWR AVENUE, CHICAGO, ILLINOIS 60633, ATTENTION: CHIEF FINANCIAL OFFICER

BALLY TOTAL FITNESS HOLDING CORPORATION
12-3/8% SENIOR SECURED NOTES DUE 2011

CUSIP NO. ____________________

No. _____________________	$_____________________________
     Bally Total Fitness Holding Corporation, a Delaware corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                      or registered assigns, the principal sum of                      in United States dollars on July 15, 2011, at the office or agency of the Company referred to below, and to pay interest thereon in United States dollars from July 15, 2007, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on January 15 and July 15 in each year, commencing January 15, 2008, until the principal hereof is paid or duly provided for; provided that if the Company does not furnish to the Holders its annual financial statements in respect of the Company’s fiscal year ended December 31, 2007, together with a report thereon by the Company’s independent registered public accounting firm (the “Audited 2007 Financials”) pursuant to Section 7.4(a) of the Indenture (as defined below) by April 15, 2008, the interest rate will be increased on such date to 15 3/8% per annum until the first to occur of the delivery of the Audited 2007 Financials to the Holders or acceleration of the Notes.
     The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or any Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be January 1 or July 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest not so punctually paid, or duly provided for, and interest on such defaulted interest at the interest rate borne by the Notes, to the extent lawful, shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Note (or any Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
     Payment of the principal of, premium, if any, and interest on, this Note, and exchange or transfer of the Note, will be made at the office or agency of the Company in The City of New York maintained for such purpose (which initially will be the Corporate Trust Office of the Trustee), or at such other office or agency as may be maintained for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear on the Note Register.

     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof or by the authenticating agent appointed as provided in the Indenture by manual signature of an authorized signer, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.
     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by the manual or facsimile signature of its authorized officers and its corporate seal to be affixed or reproduced hereon.

BALLY TOTAL FITNESS HOLDING CORPORATION

By:

Title:

Attest:

Authorized Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the 12-3/8% Senior Secured Notes due 2011 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signer

Dated:

OPTION OF HOLDER TO ELECT PURCHASE
     If you wish to have this Note purchased by the Company pursuant to Section 10.12 or Section 10.13, as applicable, of the Indenture, check the Box: ☐.
     If you wish to have a portion of this Note purchased by the Company pursuant to Section 10.12 or Section 10.13 as applicable, of the Indenture, state the amount (in original principal amount): $

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

[Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Notes Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Notes Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.]

     Section 2.3 Form of Reverse of Notes.
     The form of the reverse of the Notes shall be substantially as follows:
BALLY TOTAL FITNESS HOLDING CORPORATION
12-3/8% SENIOR SECURED NOTES DUE 2011
     This Note is one of a duly authorized issue of Notes of the Company designated as its 12-3/8% Senior Secured Notes due 2011 (herein called the “Notes”), limited (except as otherwise provided in the Indenture referred to below) in aggregate principal amount at maturity limited to $                    , issued under and subject to the terms of an indenture (as amended or supplemented from time to time the “Indenture”), dated as of                     , 2007, among the Company, the Guarantors party thereto and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered.
     The Indenture contains provisions for defeasance at any time of (a) the entire Indebtedness on the Notes and (b) certain restrictive covenants and related Defaults and Events of Default, in each case upon compliance with certain conditions set forth therein.
     Except as described below, the Notes are subject to redemption at any time on or after July 15, 2008, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days’ prior notice to the Holders by first-class mail, in amounts of $1,000 or an integral multiple thereof, at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning July 15 of the years indicated below:

REDEMPTION
YEAR	PRICE
2008	106.250%
2009	102.500%
2010 and thereafter	100.000%
     The Notes will also be redeemable, in whole or in part, at the Company’s option at any time or from time to time, prior to July 15, 2008 at the applicable Make-Whole Price (as defined below), in accordance with the provisions of the Indenture.
     “Make-Whole Price” with respect to any Notes to be redeemed, means an amount equal to the greater of:
     (1) 100% of the principal amount of such Notes; and

     (2) the sum of the present values of (a) the Redemption Price of such Notes at June 15, 2008 (as set forth above) and (b) the remaining scheduled payments of interest from the Redemption Date to July 15, 2008 (not including any portion of such payments of interest accrued as of the Redemption Date) discounted back to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points;
plus, in the case of both (1) and (2), accrued and unpaid interest on such Notes to the Redemption Date. Unless the Company defaults in payment of the Make-Whole Price, on and after the applicable Redemption Date, interest will cease to accrue on the Notes to be redeemed.
     “Comparable Treasury Issue” means, with respect to the Notes to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the Redemption Date to July 15, 2008, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities; provided if such period is less that one year, then the U.S. Treasury security having a maturity of one year shall be used.
     “Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.
     “Independent Investment Banker” means                                          or                                           and their respective successors, at the Company’s option, or, if such firms or the successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.
     “Reference Treasury Dealer” means                                          or                                           at the Company’s option, and three additional primary U.S. government securities dealers in New York City (each a “Primary Treasury Dealer”) selected by the Company, and its successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. government securities dealer in New York City, the Company shall substitute therefor another Primary Treasury Dealer).
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.
     “Treasury Rate” means, with respect to any Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week in the most recently published statistical release designated “H.15(159)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.
     The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. The Company will notify the Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.
     If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable.
     Upon the occurrence of a Change of Control, each Holder may require the Company to purchase such Holder’s Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to a Change of Control Offer and in accordance with the procedures set forth in the Indenture.
     Under certain circumstances, in the event the Net Cash Proceeds received by the Company from any Asset Sale (which proceeds are not used to permanently repay any Senior Secured Debt or invested in properties or other assets that replace the properties and assets that were the subject of the Asset Sale or which will be used in the businesses of the Company or its Subsidiaries existing on the date of the Indenture or in businesses reasonably related or complementary thereto) exceeds a specified amount, the Company will be required to set aside such proceeds in a separate account pending an offer by the Company to apply such proceeds to the repayment of the Notes and certain unsecured Senior Debt.
     In the case of any redemption or repurchase of Notes in accordance with the Indenture, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of such Notes of record as of the close of business on the relevant Regular Record Date or Special Record Date referred to on the face hereof. Notes (or portions thereof) for whose redemption and payment provision is made in accordance with the Indenture shall cease to bear interest from and after the Redemption Date.
     In the event of redemption or repurchase of this Note in accordance with the Indenture in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

     The payment of principal of and interest, and premium, if any, on the Notes is secured by the Liens of the Security Documents pursuant to, and subject to the terms (including the provisions of Article XIV) of the Indenture, the Security Agreement and the other Security Documents.
     If an Event of Default shall occur and be continuing, the principal amount of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. The Notes are not entitled to the benefit of any sinking fund.
     The Indenture permits, with certain exceptions (including certain amendments permitted without the consent of any Holders) as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture and the Notes at any time by the Company and the Trustee with the consent of the Holders of a specified percentage in aggregate principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and the Notes and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.
     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company or any other obligor on the Note (in the event such other obligor is obligated to make payments in respect of the Notes), which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the times, place, and rate, and in the coin or currency, herein prescribed.
     If this Note is in certificated form, then as provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Note Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained for such purpose in The City of New York or at such other office or agency of the Company as may be maintained for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     If this Note is in certificated form, then as provided in the Indenture and subject to certain limitations therein set forth, the Holder, may exchange this Note for a Book-Entry Note by instructing the Trustee (by completing the Transferee Certificate in the form in Appendix I) to arrange for such Note to be represented by a beneficial interest in a Global Note in accordance with the customary procedures of the Depository unless the Company has elected not to issue a Global Note.

     If this Series is a Global Note, it is exchangeable for a Note in certificated form as provided in the Indenture and in accordance with the rules and procedures of the Trustee and the Depository. In addition, certificated securities shall be transferred to all beneficial holders in exchange for their beneficial interests in the Global Note if (x) the Depository notifies the Company that it is unwilling or unable to continue as depository for the Global Note and a successor Depository is not appointed by the Company within 90 days or (y) there shall have occurred and be continuing an Event of Default and the Note Registrar has received a request from the Depository; provided that Physical Notes may not be issued to more than 400 Holders without the prior written consent of the Company. Upon any such issuance, the Trustee is required to register such certificated Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof).
     Notes in certificated form are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of a differing authorized denomination, as requested by the Holder surrendering the same.
     Payment on each Note is guaranteed, jointly and severally, by the Guarantors pursuant to Article XIII of the Indenture.
     No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     THIS NOTE AND THE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).
     All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.
     The Transferee Certificate, in the form of Appendix II hereto, will be attached to the Note.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE/1/
     The following exchanges of a part of this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of a part of another Global Note or Physical Note for an interest in this Global Note, have been made:

	AMOUNT OF	AMOUNT OF	PRINCIPAL	SIGNATURE
	DECREASE IN	INCREASE IN	AMOUNT OF THIS	OF
	PRINCIPAL	PRINCIPAL	GLOBAL NOTE	AUTHORIZED
	AMOUNT OF	AMOUNT OF	FOLLOWING	OFFICER OF
DATE OF	THIS GLOBAL	THIS GLOBAL	SUCH DECREASE	TRUSTEE OR
EXCHANGE	NOTE	NOTE	(OR INCREASE)	CUSTODIAN

/1/	This should be included only if the Note is issued in global form.

Section 2.4 Form of Guarantee.
     The form of the Guarantee shall be substantially as follows:
     For value received, the undersigned hereby unconditionally guarantees, as principal obligor and not only as surety, to the Holder of this Note the cash payments in United States dollars of principal of, premium, if any, and interest on this Note (and including Additional Interest payable thereon) in the amounts and at the times when due and interest on the overdue principal, premium, if any, and interest, if any, of this Note, if lawful, and the payment or performance of all other obligations of the Company under the Indenture (as defined below) or the Note, to the Holder of this Note and the Trustee, all in accordance with and subject to the terms and limitations of this Note, Article XIII of the Indenture and this Guarantee. This Guarantee will become effective in accordance with Article XIII of the Indenture and its terms shall be evidenced therein. The validity and enforceability of this Guarantee shall not be affected by the fact that it is not affixed to any particular Note. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture dated as of ___, 2007, among Bally Total Fitness Holding Corporation, as Issuer (the “Company”), each of the Guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”) (as amended or supplemented, the “Indenture”).
     THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. Each Guarantor hereby agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Guarantee.
     This Guarantee is subject to release upon the terms set forth in the Indenture.

EACH OF THE GUARANTORS LISTED ON SCHEDULE A HERETO

By:

Name:

Title:

ARTICLE III
THE NOTES
     Section 3.1 Title and Terms.
     The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is limited to (i) $247,337,500 in principal amount at maturity of the Notes, and (ii) subject to Section 10.8, Additional Notes, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 9.6, 10.12, 10.13 or 11.8. Any Additional Notes shall be part of the same issue as the Notes being issued on the Issue Date and will vote on all matters as one class with the Notes being issued on the Issue Date, including, without limitation, waivers, amendments, redemptions, Change of Control Offers and Offers. For the purposes of this Indenture, except for Section 10.8, references to the Notes include Additional Notes, if any.
     The Notes shall be known and designated as the “12-3/8% Senior Secured Notes due 2011” of the Company. The Stated Maturity of the Notes shall be July 15, 2011, and the Notes shall each bear interest at the rate of 12-3/8% per annum, as such interest rate may be adjusted as set forth in the Notes, from July 15, 2007, or from the most recent Interest Payment Date to which interest has been paid, payable semiannually on January 15 and July 15 in each year, commencing January 15, 2008, until the principal thereof is paid or duly provided for; provided that if the Company does not furnish to the Holders its annual financial statements in respect of the Company’s fiscal year ended December 31, 2007, together with a report thereon by the Company’s independent registered public accounting firm (the “Audited 2007 Financials”), pursuant to Section 7.4(a) by April 15, 2008, the interest rate will be increased on such date to 15-3/8% per annum until the first to occur of the delivery of the Audited 2007 Financials to the Holders or the acceleration of the Notes pursuant to Section 5.2. Interest on any overdue principal, interest (to the extent lawful) or premium, if any, shall be payable on demand.
     The principal of, premium, if any, and interest on, the Notes shall be payable and the Notes will be exchangeable and transferable at an office or agency of the Company in The City of New York maintained for such purposes (which initially will be the Corporate Trust Office of the Trustee) or at such other office or agency as may be maintained for such purpose; provided, however, that payment of interest may be made at the option of the Company by check mailed to addresses of the Person entitled thereto as such addresses shall appear on the Note Register.
     The Notes shall be subject to repurchase by the Company pursuant to an Offer as provided in Section 10.12.
     Holders shall have the right to require the Company to purchase their Notes, in whole or in part, in the event of a Change of Control pursuant to Section 10.13.
     The Notes shall not be entitled to the benefits of any sinking fund.
     The Notes shall be redeemable as provided in Article XI and in the Notes.

     Payment on each Note is guaranteed, jointly and severally, by the Guarantors pursuant to Article XIII of the Indenture.
     The Notes are secured as provided in Article XIV.
     At the election of the Company, the entire Indebtedness on the Notes or certain of the Company’s obligations and covenants and certain Events of Default thereunder may be defeased as provided in Article IV.
     Section 3.2 Denominations.
     The Notes shall be issuable only in fully registered form without coupons and only in denominations of $1,000 and any integral multiple thereof.
     Section 3.3 Execution, Authentication, Delivery and Dating.
     The Notes shall be executed on behalf of the Company by one of its Chairman of the Board, its President, its Chief Executive Officer, its Chief Financial Officer or one of its Vice Presidents and attested by its Secretary or one of its Assistant Secretaries. The signatures of any of these officers on the Notes may be manual or facsimile. Each Guarantor shall execute a Guarantee in the manner set forth in Section 13.7.
     Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes.
     On the Issue Date, , the Company may deliver Notes in the outstanding aggregate principal amount of $247,337,500 executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes; and the Trustee in accordance with such Company Order shall authenticate and make available for delivery such Notes as provided in this Indenture and not otherwise.
     Each Note shall be dated the date of its authentication.
     No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual signature of one of its duly authorized signatories, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.
     In case the Company or any of its Subsidiaries, pursuant to Article VIII, shall, in a single transaction or through a series of related transactions, be consolidated or merged with or into any other Person or shall sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person, and the successor Person resulting from such consolidation or surviving such merger, or into which the Company shall have been merged, or the successor Person which shall have participated in the sale, assignment, conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article VIII, any of the Notes authenticated or delivered prior to such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Request of the successor Person, shall authenticate and deliver Notes as specified in such request for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 3.3 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time Outstanding for Notes authenticated and delivered in such new name.
     The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes on behalf of the Trustee. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Note Registrar or Paying Agent to deal with the Company and its Affiliates.
     If an officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates such Note, such Note shall be valid nevertheless.
     Section 3.4 Temporary Notes.
     Pending the preparation of definitive Notes, the Company may execute, and upon Company Order the Trustee shall authenticate and make available for delivery, temporary Notes which are printed, lithographed, typewritten or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Notes may determine, as conclusively evidenced by their execution of such Notes.
     If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company designated for such purpose pursuant to Section 10.2, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute and the Trustee shall authenticate and make available for delivery in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes.

     Section 3.5 Registration, Registration of Transfer and Exchange.
     The Company shall cause the Trustee to keep, so long as it is the Note Registrar, at the Corporate Trust Office of the Trustee, or such other office as the Trustee may designate, a register (the register maintained in such office or in any other office or agency designated pursuant to Section 10.2 being herein sometimes referred to as the “Note Register”) in which, subject to such reasonable regulations as the Note Registrar may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. The Trustee shall initially be the “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided. The Company may change the Note Registrar or appoint one or more co-Note Registrars without notice.
     Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 10.2, the Company shall execute, and the Trustee shall authenticate and make available for delivery, in the name of the designated transferee or transferees, one or more new Notes of the same series of any authorized denomination or denominations, of a like aggregate principal amount.
     Furthermore, any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent), and that ownership of a beneficial interest in a Note shall be required to be reflected in a book entry.
     At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations, of a like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and make available for delivery, Notes which the Holder making the exchange is entitled to receive.
     All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same Indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.
     Every Note presented or surrendered for registration of transfer, or for exchange, repurchase or redemption, shall (if so required by the Company or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.
     No service charge shall be made to a Holder for any registration of transfer, exchange or redemption of Notes, except for any tax or other governmental charge that may be imposed in connection therewith, other than exchanges pursuant to Sections 3.3, 3.4, 3.5, 9.6, 10.12, 10.13 or 11.8 not involving any transfer.
     The Company shall not be required (a) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the Notes selected for redemption under Section 11.4 and ending at the close of business on the day of such mailing or (b) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part.
     Section 3.6 Book-Entry Provisions for Global Notes.
     (a) The Global Notes initially shall (i) be registered in the name of the Depository, (ii) be deposited with, or on behalf of, the Depository or with the Trustee as custodian for the Depository and (iii) bear legends as set forth in Section 2.2.
     Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or the Trustee as its custodian, or under the Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or shall impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.
     (b) Transfer of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with the rules and procedures of the Depository. Physical Notes shall be issued to all beneficial owners in exchange for their beneficial interests in a Global Note if (i) the Depository notifies the Company that it is unwilling or unable to continue as a Depository for a Global Note and a successor Depository is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Note Registrar has received a request from the Depository; provided that Physical Notes may not be issued to more than 400 Holders without the prior written consent of the Company.
     (c) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to subsection (b) of this Section to beneficial owners who are required to hold Physical Notes, the Note Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver one or more Physical Notes of like tenor and amount.
     (d) In connection with the transfer of an entire Global Note to beneficial owners pursuant to subsection (b) of this Section, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depository, in exchange for its beneficial interest in the Global Note an equal aggregate principal amount of Physical Notes of authorized denominations.
     (e) The registered holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

     Section 3.7 Mutilated, Destroyed, Lost and Stolen Notes.
     If (a) any mutilated Note is surrendered to the Trustee, or (b) the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Company, any other obligor on the Notes and the Trustee, such security or indemnity, in each case, as may be required by them to save each of them harmless, then, in the absence of notice to the Company, any other obligor on the Notes or the Trustee that such Note has been acquired by a bona fide purchaser, the Company shall execute and upon a Company Request the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a replacement Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.
     In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a replacement Note, pay such Note.
     Upon the issuance of any replacement Notes under this Section, the Company may require the payment of a sum sufficient to pay all documentary, stamp or similar issue or transfer taxes or other governmental charges that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.
     Every replacement Note issued pursuant to this Section in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company and any other obligor on the Notes, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.
     The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
     Section 3.8 Payment of Interest; Interest Rights Preserved.
     Interest on any Note which is payable, and is punctually paid or duly provided for, on the Stated Maturity of such interest shall be paid to the Person in whose name the Note (or any Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest payment.
     Any interest on any Note which is payable, but is not punctually paid or duly provided for, on the Stated Maturity of such interest, and interest on such defaulted interest at the then applicable interest rate borne by the Notes, to the extent lawful (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”), shall forthwith cease to be payable to the Holder on the Regular Record Date, and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in Subsection (a) or (b) below:
     (a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or an relevant Predecessor Notes) are registered at the close of business on a Special Record Date for the Payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the Special Payment Date, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this Subsection. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the Special Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company in writing of such Special Record Date. In the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder at its address as it appears in the Note Register, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Payment Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered on such Special Record Date and shall no longer be payable pursuant to the following Subsection (b).
     (b) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this Subsection, such payment shall be deemed practicable by the Trustee.
     Subject to the foregoing provisions of this Section 3.8, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
     Section 3.9 CUSIP Numbers.
     The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and the Company, or the Trustee on behalf of the Company, shall use CUSIP numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice shall state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes; and provided further, however, that failure to use CUSIP numbers in any notice of redemption or exchange shall not affect the validity or sufficiency of such notice.
     Section 3.10 Persons Deemed Owners.
     Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any and (subject to Section 3.8) interest on, such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.
     Section 3.11 Cancellation.
     All Notes surrendered for payment, purchase, redemption, registration of transfer or exchange shall be delivered to the Trustee and, if not already canceled, shall be promptly canceled by it. The Company may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 3.11, except as expressly permitted by this Indenture. If requested by the Company, all canceled Notes held by the Trustee shall be returned to the Company. The Trustee shall provide the Company a list of all Notes that have been canceled from time to time as requested by the Company.
     Section 3.12 Computation of Interest.
     Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
ARTICLE IV
DEFEASANCE AND COVENANT DEFEASANCE
     Section 4.1 Company’s Option to Effect Defeasance or Covenant Defeasance.
     The Company may, at its option by Board Resolution, at any time, with respect to the Notes, elect to have either Section 4.2 or Section 4.3 be applied to all of the Outstanding Notes (the “Defeased Notes”), upon compliance with the conditions set forth below in this Article IV.
     Section 4.2 Defeasance and Discharge.
     Upon the Company’s exercise under Section 4.1 of the option applicable to this Section 4.2, the Company and any other obligor on the Notes, if any, shall be deemed to have been discharged from its obligations with respect to the Defeased Notes on the date the conditions set forth in Section 4.4 below are satisfied (hereinafter, “defeasance”). For this purpose, such defeasance means that the Company and any other obligor on the Notes shall be deemed to have paid and discharged the entire Indebtedness represented by the Defeased Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 4.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes, this Indenture and the Security Documents insofar as such Notes are concerned (and the Trustee, at the expense of the Company and upon Company Request, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Defeased Notes to receive, solely from the trust fund described in Section 4.4 and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on, such Notes, when such payments are due, (b) the Company’s obligations with respect to such Defeased Notes under Sections 3.4, 3.5, 3.8, 10.2 and 10.3, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder, including, without limitation, the Trustee’s rights under Section 6.7, and (d) this Article IV. Subject to compliance with this Article IV, the Company may exercise its option under this Section 4.2 notwithstanding the prior exercise of its option under Section 4.3 with respect to the Notes.
     Section 4.3 Covenant Defeasance.
     Upon the Company’s exercise under Section 4.1 of the option applicable to this Section 4.3, the Company and any other obligor on the Notes shall be released from its obligations under any covenant or provision contained or referred to in Sections 10.4 through 10.19, inclusive, and the provisions of Article VIII with respect to the Defeased Notes on and after the date the conditions set forth in Section 4.4 below are satisfied (hereinafter, “covenant defeasance”), and the Defeased Notes shall thereafter be deemed to be not “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such covenant defeasance means that, with respect to the Defeased Notes, the Company and any other obligor on the Notes may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section or Article, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or Article or by reason of any reference in any such Section or Article to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Sections 5.1(c), (d), (e) or (f), but, except as specified in this Indenture, the remainder of this Indenture and such Defeased Notes shall be unaffected thereby. In the event covenant defeasance occurs, the Events of Default specified in Sections 5.1(e) and (f) will no longer constitute Events of Default with respect to the Notes.
     Section 4.4 Conditions to Defeasance or Covenant Defeasance.
     The following shall be the conditions to application of either Section 4.2 or Section 4.3 to the Notes to be defeased:
     (1) The Company shall irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Notes, (a) United States dollars in an amount, (b) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms and with no further reinvestment will provide, not later than one day before the due date of any payment, money in an amount, or (c) a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the principal of, premium, if any, and interest on, the Notes to be defeased, on the Stated Maturity of such principal or interest (or on any date after the Issue Date (such date being referred to as the “Defeasance Redemption Date”) if at or prior to electing to exercise either its option applicable to Section 4.2 or its option applicable to Section 4.3, the Company has delivered to the Trustee an irrevocable notice to redeem all of the Outstanding Notes on the Defeasance Redemption Date). For this purpose, “U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt;
     (2) In the case of an election under Section 4.2, the Company shall have delivered to the Trustee an Opinion of Independent Counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Independent Counsel in the United States shall confirm that, the Holders of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;
     (3) In the case of an election under Section 4.3, the Company shall have delivered to the Trustee an Opinion of Independent Counsel in the United States to the effect that the Holders of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;
     (4) No Default or Event of Default (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) shall have occurred and be continuing on the date of such deposit or insofar as Section 5.1(g) or (h) is concerned, at any time during the period ending on the 91st day after the date of deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);
     (5) Such defeasance or covenant defeasance shall not cause the Trustee for the Notes to have a conflicting interest for purposes of the Trust Indenture Act with respect to any other securities of the Company;
     (6) Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, (A) this Indenture or (B) any other agreement or instrument to which the Company or any

Significant Subsidiary is a party or by which the Company or any Significant Subsidiary is bound, if such breach, violation, or default thereof would have a material adverse effect on the Company and its Subsidiaries taken as a whole;
     (7) Such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder;
     (8) The Company shall have delivered to the Trustee an Opinion of Independent Counsel in the United States to the effect that after the 91st day following the deposit, the trust funds will not be subject to avoidance under Section 547 of the United States Bankruptcy Code (or any successor provision thereto) and related judicial decisions;
     (9) The Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;
     (10) No event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and
     (11) The Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Independent Counsel, each stating that all conditions precedent provided for relating to either the defeasance under Section 4.2 or the covenant defeasance under Section 4.3 (as the case may be) have been complied with.
     Opinions of Counsel or Opinions of Independent Counsel required to be delivered under this Section shall be in form and substance reasonably satisfactory to the Trustee and may have qualifications customary for opinions of the type required and counsel delivering such opinions may rely on certificates of the Company or government or other officials customary for opinions of the type required, which certificates shall be limited as to matters of fact, including that various financial covenants have been complied with.
     Section 4.5 Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.
     Subject to the provisions of the last paragraph of Section 10.3, all United States dollars and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 4.4 in respect of the Defeased Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (excluding the Company or any of its Affiliates acting as Paying Agent), as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
     The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to

Section 4.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is imposed, assessed or for the account of the Holders of the Defeased Notes.
     Anything in this Article IV to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Request any United States dollars or U.S. Government Obligations held by it as provided in Section 4.4 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect defeasance or covenant defeasance.
     Section 4.6 Reinstatement.
     If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 4.2 or 4.3, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture, the Security Documents and the Notes shall be revived and reinstated, with present and prospective effect, as though no deposit had occurred pursuant to Section 4.2 or 4.3, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such United States dollars or U.S. Government Obligations in accordance with Section 4.2 or 4.3, as the case may be; provided, however, that if the Company makes any payment to the Trustee or Paying Agent of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Trustee or Paying Agent shall promptly pay any such amount to the Holders of the Notes and the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the United States dollars and U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE V
REMEDIES
     Section 5.1 Events of Default.
     “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
     (a) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;
     (b) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);
     (c) there shall be a default in the performance, or breach, of any covenant or agreement of the Company under this Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clauses (a), (b) or (d) of this Section 5.1) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, which notice shall specify that it is a “notice of default” and shall demand that such a default be remedied; provided, that, the Company’s failure to furnish to the Holders of the Notes the Audited 2007 Financials pursuant to Section 7.4(a)(i), shall not be an Event of Default unless the Company does not provide such information on or before June 30, 2008, and shall then be an Event of Default notwithstanding the failure of a “notice of default” being delivered to the Company;
     (d) (i) there shall be a default in the performance or breach of the provisions of Article VIII; (ii) the Company shall have failed to make or consummate an Offer required in accordance with the provisions of Section 10.12; or (iii) the Company shall have failed to make or consummate a Change of Control Offer required in accordance with the provisions of Section 10.13;
     (e) one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Company or any Subsidiary then has outstanding Indebtedness in excess of $10,000,000, individually or in the aggregate, and either (a) such default results from the failure to pay principal of or premium, if any, or interest on such Indebtedness after the expiration of any grace period provided by the documents governing such Indebtedness, which default has not been cured, or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;
     (f) one or more judgments, orders or decrees for the payment of money in excess of $10,000,000 either individually or in the aggregate, shall be rendered against the Company or any Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of an appeal or otherwise, shall not be in effect; provided that the amount of such money judgment, order or decree shall be calculated net of any insurance coverage that the Company has determined in good faith is available in whole or in part with respect to such money judgment, order or decree;
     (g) there shall have been the entry by a court of competent jurisdiction of (i) a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (ii) a decree or order adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their respective affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect for a period of 60 consecutive days;

     (h) (1) the Company or any Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (2) the Company or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (3) the Company or any Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (4) the Company or any Significant Subsidiary (A) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Significant Subsidiary or of any substantial part of their respective properties, (B) makes an assignment for the benefit of creditors or (C) admits in writing its inability to pay its debts generally as they become due, or (5) the Company or any Significant Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (h);
     (i) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability in writing under its Guarantee (in each case other than by reason of release of a Guarantor in accordance with the terms of this Indenture);
     (j) the Liens created by the Security Documents shall at any time not constitute valid and perfected Liens on the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Permitted Liens), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 15 days after (i) written notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of outstanding Notes, or (ii) the enforceability thereof shall be contested by the Company or any Guarantor; or
     (k) failure of the Company to make, when due, any transfer, delivery, pledge, assignment or grant of Collateral required to be made by it and such failure continues unremedied for 10 Business Days after notice of such failure is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes.
     Section 5.2 Acceleration of Maturity; Rescission and Annulment.
     If an Event of Default (other than an Event of Default specified in Sections 5.1(g) and (h) with respect to the Company) shall occur and be continuing with respect to this Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding may, and the Trustee at the request of such Holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (g) or (h) of Section 5.1 occurs with respect to the Company and is continuing, then all the Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any Holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of the Notes by appropriate judiciary proceedings.
     After such declaration of acceleration with respect to the Notes, but before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in aggregate principal amount of the Notes Outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:
     (a) the Company has paid or deposited with the Trustee a sum sufficient to pay
     (i) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,
     (ii) all overdue interest on all Outstanding Notes,
     (iii) the principal of and premium, if any, on any Outstanding Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and
     (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and
     (b) all Events of Default, other than the nonpayment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.13. No such rescission shall affect any subsequent Default or impair any right consequent thereon.
     Section 5.3 Collection of Indebtedness and Suits for Enforcement by Trustee.
     The Company covenants that if (a) default is made in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or (b) default is made in the payment of the principal of, premium, if any, on any Note at the Stated Maturity thereof, the Company will, upon demand of the Trustee, pay to it, for the benefit of the holders of such Notes, the whole amount then due and payable on such Notes for principal and premium, if any, and interest, with interest upon the overdue principal and premium, if any, and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest, at the rate borne by the Notes; and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

     If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor on the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor on the Notes, wherever situated.
     If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders under this Indenture by such appropriate private or judicial proceedings as the Trustee shall deem most effectual to protect and enforce such rights, subject however to Section 5.12. No recovery of any such judgment upon any property of the Company shall affect or impair any rights, powers or remedies of the Trustee or the Holders.
     Section 5.4 Trustee May File Proofs of Claim.
     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor on the Notes or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise, (a) to file and prove a claim for the whole amount of principal, and premium, if any, and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and (b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.7.
     Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
     Section 5.5 Trustee May Enforce Claims without Possession of Notes.
     All rights of action and claims under this Indenture, the Notes or the Guarantees may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.
     Section 5.6 Application of Money Collected.
     Any money collected by the Trustee pursuant to this Article or otherwise on behalf of the Holders or the Trustee pursuant to this Article or through any proceeding or any arrangement or restructuring in anticipation or in lieu of any proceeding contemplated by this Article shall be applied, subject to applicable law, in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal, premium, if any, or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:
     FIRST: To the payment of all amounts due the Trustee under Section 6.7;
     SECOND: To the payment of the amounts then due and unpaid upon the Notes for principal, premium, if any, and interest, in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal, premium, if any, and interest; and
     THIRD: The balance, if any, to the Person or Persons entitled thereto, including the Company and the Guarantors, provided that all sums due and owing to the Holders and the Trustee have been paid in full as required by this Indenture.
     Section 5.7 Limitation on Suits.
     No Holder of any Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:
     (a) such Holder has previously given written notice to the Trustee of a continuing Event of Default;
     (b) the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as trustee hereunder;
     (c) such Holder or Holders have offered to the Trustee an indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;
     (d) the Trustee for 30 days after its receipt of such notice, request and offer (and if requested, provision) of indemnity has failed to institute any such proceeding; and

     (e) no direction inconsistent with such written request has been given to the Trustee during such 30-day period by the Holders of a majority in principal amount of the Outstanding Notes;
it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, except in the manner provided in this Indenture and for the equal and ratable benefit of all the Holders.
     Section 5.8 Unconditional Right of Holders to Receive Principal, Premium and Interest.
     Notwithstanding any other provision in this Indenture, the Holder of any Note shall have the right based on the terms stated herein, which is absolute and unconditional, to receive payment of the principal of, premium, if any, and (subject to Section 3.8) interest on such Note on the respective Stated Maturities expressed in such Note (or, in the case of redemption or repurchase, on the Redemption Date or the repurchase date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder, except that no Holder shall have the right to institute any such suit, if and to the extent that the institution or prosecution thereof or the entry of judgment therein would under applicable law result in the surrender, impairment, waiver, or loss of the Liens of the Security Documents upon any property or assets subject to the Liens.
     Section 5.9 Restoration of Rights and Remedies.
     If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Company, any other obligor on the Notes, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.
     Section 5.10 Rights and Remedies Cumulative.
     Except as provided in Section 3.7, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
     Section 5.11 Delay or Omission Not Waiver.
     No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
     Section 5.12 Control by Holders.
     The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that
     (a) such direction shall not be in conflict with any rule of law or with this Indenture (including, without limitation, Section 5.7) or expose the Trustee to personal liability, or be unduly prejudicial to Holders not joining therein; and
     (b) subject to the provisions of Section 315 of the Trust Indenture Act, the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.
     Section 5.13 Waiver of Past Defaults.
     The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all Outstanding Notes waive any past Default hereunder and its consequences, except a Default
     (a) in the payment of the principal of, premium, if any, or interest on any Note; or
     (b) in respect of a covenant or a provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each Note Outstanding affected by such modification or amendment.
     Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
     Section 5.14 Undertaking for Costs.
     All parties to this Indenture agree, and each Holder of any Note by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant, but the provisions of this Section shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of the principal of, premium, if any, or interest on, any Note on or after the respective Stated Maturities expressed in such Note (or, in the case of redemption, on or after the Redemption Date).
     Section 5.15 Waiver of Stay, Extension or Usury Laws.
     Each of the Company and any other obligor on the Notes covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other law wherever enacted, now or at any time hereafter in force, which would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Notes contemplated herein or in the Notes or which may affect the covenants or the performance of this Indenture; and each of the Company and any other obligor on the Notes (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
     Section 5.16 Remedies Subject to Applicable Law.
     All rights, remedies and powers provided by this Article V may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Indenture are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Indenture invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law.
ARTICLE VI
THE TRUSTEE
     Section 6.1 Duties of Trustee.
     Subject to the provisions of Trust Indenture Act Sections 315(a) through 315(d):
     (a) if a Default or an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his own affairs;
     (b) except during the continuance of a Default or an Event of Default:
     (1) the Trustee need perform only those duties as are specifically set forth in this Indenture and no covenants or obligations shall be implied in this Indenture that are adverse to the Trustee; and
     (2) in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture;
     (c) the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (1) this Subsection (c) does not limit the effect of Subsection (b) of this Section 6.1;
     (2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith, in accordance with a direction of the Holders of a majority in principal amount of Outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power confirmed upon the Trustee under this Indenture;
     (d) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it;
     (e) whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Subsections (a), (b), (c) and (d) of this Section 6.1; and
     (f) the Trustee shall not be liable for interest on any money or assets received by it except as the Trustee may agree with the Company. Assets held in trust by the Trustee need not be segregated from other assets except to the extent required by law.
     Section 6.2 Notice of Defaults.
     Within 90 days after a Responsible Officer of the Trustee receives notice of the occurrence of any Default, the Trustee shall transmit by mail to all Holders and any other Persons entitled to receive reports pursuant to Section 313(c) of the Trust Indenture Act, as their names and addresses appear in the Note Register, notice of such Default hereunder known to the Trustee, unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of the principal of, premium, if any, or interest on any Note, the Trustee shall be protected in withholding such notice if and so long as a trust committee of Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

     Section 6.3 Certain Rights of Trustee.
     Subject to the provisions of Section 6.1 hereof and Trust Indenture Act Sections 315(a) through 315(d):
     (a) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of Indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;
     (b) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;
     (c) the Trustee may consult with counsel of its selection and any advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon in accordance with such advice or Opinion of Counsel;
     (d) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred therein or thereby in compliance with such request or direction;
     (e) the Trustee shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Indenture other than any liabilities arising out of the negligence, bad faith or willful misconduct of the Trustee;
     (f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, appraisal, bond, debenture, note, coupon, security or other paper or document unless requested in writing to do so by the Holders of not less than a majority in aggregate principal amount of the Notes then Outstanding; provided that, if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Indenture, the Trustee may require reasonable indemnity against such expenses or liabilities as a condition to proceeding; the reasonable expenses of every such investigation so requested by the Holders of not less than 25% in aggregate principal amount of the Notes Outstanding shall be paid by the Company or, if paid by the Trustee or any predecessor Trustee, shall be repaid by the Company upon demand; provided, further, the Trustee in its discretion may make such further inquiry or investigation into such facts or matters as it may deem fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney;

     (g) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate; and
     (h) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.
     (i) notwithstanding anything to the contrary herein, the Trustee shall have no duties to review any Officers’ Certificates, Board Resolutions, Opinions of Counsel, financials or other documents furnished to it by the Company for purposes of determining compliance with any provisions of this Indenture.
     (j) the Trustee shall have no duty to inquire as to the performance of the Company’s covenants in Article X. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 5.1(a), 5.1(b) and 10.1 or (ii) any Default or Event of Default to which the Trustee shall have received written notification or obtained actual knowledge.
     Section 6.4 Trustee Not Responsible for Recitals, Dispositions of Notes or Application of Proceeds Thereof.
     The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder and that the statements made by it in any Statement of Eligibility and Qualification on Form T-1 supplied to the Company are true and accurate subject to the qualifications set forth therein. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof nor shall the Trustee be responsible for any statement in any registration statement for the Notes under the Securities Act or responsible for the determination as to which beneficial owners are entitled to receive notices hereunder.
     Section 6.5 Trustee and Agents May Hold Notes; Collections; etc.
     The Trustee, any Paying Agent, Note Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Notes, with the same rights it would have if it were not the Trustee, Paying Agent, Note Registrar or such other agent and, subject to Sections 6.8 and 6.13 hereof and Trust Indenture Act Sections 310 and 311, may otherwise deal with the Company and receive, collect, hold and retain collections from the Company with the same rights it would have if it were not the Trustee, Paying Agent, Note Registrar or such other agent.

     Section 6.6 Money Held in Trust.
     All moneys received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other funds except to the extent required by mandatory provisions of law. Except for funds or securities deposited with the Trustee pursuant to Article IV, the Trustee shall, upon request by the Company, invest all moneys received by the Trustee, until used or applied as herein provided, in Temporary Cash Investments in accordance with the directions of the Company. The Trustee shall be under no liability to the Company for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.
     Section 6.7 Compensation and Indemnification of Trustee and Its Prior Claim.
     The Company covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to, such compensation as the parties shall agree in writing from time to time for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) and the Company covenants and agrees to pay or reimburse the Trustee and each predecessor Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by or on behalf of the Trustee in accordance with any of the provisions of this Indenture (including the reasonable compensation and the expenses and disbursements of its counsel and of all agents and other persons not regularly in its employ) except any such expense, disbursement or advance as may arise from its negligence, bad faith or willful misconduct. The Company also covenants and agrees to indemnify the Trustee and each predecessor Trustee for, and to hold it harmless against, any claim, loss, liability, tax, assessment or other governmental charge (other than taxes applicable to the Trustee’s compensation hereunder) or expense incurred without negligence, bad faith or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this Indenture or the trusts hereunder and its duties hereunder, including enforcement of this Section 6.7 and also including any liability which the Trustee may incur as a result of failure to withhold, pay or report any tax, assessment or other governmental charge, and the costs and expenses of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligations of the Company under this Section 6.7 to compensate and indemnify the Trustee and each predecessor Trustee and to pay or reimburse the Trustee and each predecessor Trustee for reasonable expenses, disbursements and advances shall constitute an additional obligation hereunder and shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee and each predecessor Trustee.
     Section 6.8 Conflicting Interests.
     The Trustee shall comply with the provisions of Section 310(b) of the Trust Indenture Act.
     Section 6.9 Trustee Eligibility.
     There shall at all times be a Trustee hereunder which shall be eligible to act as trustee under Trust Indenture Act Section 310(a)(1) and (5) and which shall have a combined capital and surplus of at least $100,000,000 or is a member of a bank holding company with a combined capital and surplus of at least $100,000,000, to the extent there is an institution eligible and willing to serve. If the Trustee does not have a Corporate Trust Office in The City of New York, the Trustee may appoint an agent in The City of New York reasonably acceptable to the Company to conduct any activities which the Trustee may be required under this Indenture to conduct in The City of New York. If such Trustee publishes reports of condition at least annually, pursuant to law or to the requirements of federal, state, territorial or District of Columbia supervising or examining authority, then for the purposes of this Section 6.9, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.9, the Trustee shall resign immediately in the manner and with the effect hereinafter specified in this Article.
     Section 6.10 Resignation and Removal; Appointment of Successor Trustee.
     (a) No resignation or removal of the Trustee and no appointment of a successor trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor trustee under Section 6.11.
     (b) The Trustee, or any trustee or trustees hereafter appointed, may at any time, upon 30 days prior or written notice, resign by giving written notice thereof to the Company. Upon receiving such notice or resignation, the Company shall promptly appoint a successor trustee by written instrument executed by authority of the Board of Directors, a copy of which shall be delivered to the resigning Trustee and a copy to the successor trustee. If an instrument of acceptance by a successor trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may, or any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper, appoint and prescribe a successor trustee.
     (c) The Trustee may be removed at any time for any cause or for no cause by an Act of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes, delivered to the Trustee and to the Company.
     (d) If at any time:
     (1) the Trustee shall fail to comply with the provisions of Trust Indenture Act Section 310(b) after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months,
     (2) the Trustee shall cease to be eligible under Section 6.9 and shall fail to resign after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months, or
     (3) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any case, (i) the Company by a Board Resolution may remove the Trustee, or (ii) subject to Section 5.14, the Holder of any Note who has been a bona fide Holder of a Note for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee.
     (e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company, by a Board Resolution, shall promptly appoint a successor trustee and shall comply with the applicable requirements of Section 6.11. If, within 60 days after such resignation, removal or incapability, or the occurrence of such vacancy, the Company has not appointed a successor Trustee, a successor trustee shall be appointed by the Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Company and the retiring Trustee. Such successor trustee so appointed shall forthwith upon its acceptance of such appointment become the successor trustee and supersede the successor trustee appointed by the Company. If no successor trustee shall have been so appointed by the Company or the Holders of the Notes and accepted appointment in the manner hereinafter provided, the Trustee or the Holder of any Note who has been a bona fide Holder for at least six months may, subject to Section 5.14, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor trustee.
     (f) The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor trustee by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of Notes as their names and addresses appear in the Note Register. Each notice shall include the name of the successor trustee and the address of its Corporate Trust Office or agent hereunder.
     Section 6.11 Acceptance of Appointment by Successor.
     Every successor trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee as if originally named as Trustee hereunder; but, nevertheless, on the written request of the Company or the successor trustee, upon payment of its charges pursuant to Section 6.7 then unpaid, such retiring Trustee shall pay over to the successor trustee all moneys at the time held by it hereunder and shall execute and deliver an instrument transferring to such successor trustee all such rights, powers, duties and obligations. Upon request of any such successor trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.
     No successor trustee with respect to the Notes shall accept appointment as provided in this Section 6.11 unless at the time of such acceptance such successor trustee shall be eligible to act as trustee under the provisions of Trust Indenture Act Section 310(a) and this Article VI and shall have a combined capital and surplus of at least $100,000,000 and have a Corporate Trust Office or an agent selected in accordance with Section 6.9.
     Upon acceptance of appointment by any successor trustee as provided in this Section 6.11, the Company shall give notice thereof to the Holders of the Notes, by mailing such notice to such Holders at their addresses as they shall appear on the Note Register. If the acceptance of appointment is substantially contemporaneous with the appointment, then the notice called for by the preceding sentence may be combined with the notice called for by Section 6.10. If the Company fails to give such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be given at the expense of the Company.
     Section 6.12 Merger, Conversion, Consolidation or Succession to Business.
     Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee (including the trust created by this Indenture) shall be the successor of the Trustee hereunder, provided that such corporation shall be eligible under Trust Indenture Act Section 310(a) and this Article VI and shall have a combined capital and surplus of at least $100,000,000 and have a Corporate Trust Office or an agent selected in accordance with Section 6.9, without the execution or filing of any paper or any further act on the part of any of the parties hereto.
     In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor Trustee and deliver such Notes so authenticated; and, in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor trustee; and in all such cases such certificate shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have; provided that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.
     Section 6.13 Preferential Collection of Claims Against Company.
     If and when the Trustee shall be or become a creditor of the Company (or other obligor on the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Company (or any such other obligor). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE VII
HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND COMPANY
     Section 7.1 Company to Furnish Trustee Names and Addresses of Holders.
     The Company will furnish or cause to be furnished to the Trustee:
     (a) semiannually, not more than 15 days after each Regular Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of such Regular Record Date; and
     (b) at such other times as the Trustee may reasonably request in writing, within 30 days after receipt by the Company of any such request, a list of similar form and content to that in Subsection (a) hereof as of a date not more than 15 days prior to the time such list is furnished.
     Section 7.2 Disclosure of Names and Addresses of Holders.
     Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes, and the Trustee shall comply with Trust Indenture Act Section 312(b). The Company, the Trustee, the Registrar and any other Person shall have the protection of Trust Indenture Act Section 312(c). Further, every Holder of Notes, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee nor any agent of either of them shall be held accountable by reason of the disclosure of any information as to the names and addresses of the Holders in accordance with Trust Indenture Act Section 312, regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under Trust Indenture Action Section 312.
     Section 7.3 Reports by Trustee.
     (a) Within 60 days after May 15 of each year commencing with the first May 15 after the issuance of Notes, the Trustee, if so required under the Trust Indenture Act shall transmit by mail to all Holders in the manner and to the extent provided in Trust Indenture Act Section 313(c), a brief report dated as of such May 15 in accordance with and with respect to the matters required by Trust Indenture Act Section 313(a), provided that if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve-month period preceding the reporting date, no such report need be transmitted. The Trustee shall also transmit by mail to the Holders, in the manner and to the extent provided in Trust Indenture Act Section 313(c), a brief report in accordance with and with respect to the matters required by Trust Indenture Act Sections 313(a) and 313(b)(2).
     (b) A copy of each report transmitted to Holders pursuant to this Section 7.3 shall, at the time of such transmission, be mailed to the Company and filed with each stock exchange, if any, upon which the Notes are listed and also with the SEC. The Company will notify the Trustee promptly if the Notes are listed on any stock exchange.

     Section 7.4 Reports by Company.
     (a) The Company shall furnish to the Holders of the Notes:
          (1) within the time periods specified in the SEC’s rules and regulations, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including footnotes and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) and, with respect to the annual information only, a report thereon by the Company’s independent registered public accounting firm, except that none of such reports need include any certifications required under the Sarbanes-Oxley Act of 2002 or any rules of the SEC adopted pursuant thereto; and
          (2) the information that would be required to be contained in all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports (including any information that would be required to be filed as exhibits to a Form 8-K, except that the report need not include any certifications required under the Sarbanes-Oxley Act of 2002 or any rules of the SEC adopted pursuant thereto), in each case within the time periods specified in the rules of the SEC adopted pursuant thereto.
     (b) In no event shall any financial information required to be furnished pursuant to Section 7.4(a)(1) be required to include any information required by, or to be prepared or approved in accordance with, or otherwise be subject to, any provision of Section 404 of the Sarbanes-Oxley Act of 2002 or any rules, regulations, or accounting guidance adopted pursuant to that section.
     (c) The Company agrees to deliver the financial information required by Section 7.4(a) by electronic transmission directly to any Holder and any owner of a beneficial interest in any Note that requests such delivery (who may, subject to Section 7.4(d), transmit them to any prospective investor). The Company also agrees to make such reports available on a website to which such Holders and beneficial owners shall have access. The Company shall not be required to provide access to such website to any other Person who requests it unless such Person certifies to order to obtain access to such website that such Person, is engaged in the business of acquiring investments such as the Notes, is a prospective purchaser of Notes and not engaged in a Competitive Business (as defined below). Before displaying any of such reports, the website described in this subsection may also require the user to agree to be bound by an electronic agreement containing substantially the same terms as those set forth in clauses (1), (2) and (3) of Section 7.4(d) by electronically confirming that he or she has read said provisions and agrees to be bound by them.
     (d) Each Holder and each other Person (each such Holder or other Person, a “Recipient”) who at any time receives any non-public information about the Company and its businesses and finances within the meaning of applicable securities laws communicated in any report, described in Section 7.4(a) (collectively, the “Non-Public Information”), by accepting any such Information, shall be deemed to have acknowledged to and agreed with the Company as follows:

          (1) The Recipient shall not use Non-Public Information if that use or communication would constitute a violation of applicable securities laws or regulations (including but not limited to laws or regulations prohibiting insider trading or tipping) and shall not communicate it to any other Person not bound by, or which has not otherwise agreed to abide by, the terms of this clause (1), unless such information (i) is or becomes publicly available other than as a result of a disclosure known to the Recipient or is in violation of an agreement with or obligation to the Company, (ii) was within the Recipient’s possession prior to it being furnished to the Recipient by or on behalf of the Company, (iii) is or becomes available to the Recipient on a non-confidential basis from a source (other than the Company) which is not known by the Recipient to be prohibited from disclosing such information to the Recipient by a legal, contractual or fiduciary obligation to the Company, (iv) is independently developed by the Recipient without the benefit of any Non-Public Information (information in clauses (i) — (iv) being “Non-Confidential Information”) or (v) unless such disclosure is required by subpoena or other legal process of a tribunal, in which case the Recipient shall give the Company as much advance notice as is practicable before making disclosure so as to provide the Company with an opportunity to seek a protective order or to take other action to protect the confidentiality of the Non-Public Information.
          (2) The Recipient represents and agrees that it is (i) a Holder of Notes, (ii) a prospective purchaser of Notes and in the business of buying securities such as the Notes and (iii) is not a Person engaged in the business of operating fitness centers or any business activity reasonably related thereto (a “Competitive Business”). The Company shall have no obligation to provide any Non-Public Information to any Person engaged in a Competitive Business.
          (3) The Recipient shall not disclose any Non-Public Information to any Person that engages in a Competitive Business unless such disclosure is required by subpoena or other legal process of a tribunal, in which case the Recipient shall give the Company as much advance notice as is practicable before making disclosure so as to provide the Company with an opportunity to seek a protective order or to take other action to protect the confidentiality of the Non-Public Information.
     (e) Any document delivered by the Company pursuant to Section 7.4(a) (in either paper or electronic form) shall be deemed to contain Non-Public Information and be treated as confidential for purposes of this Section 7.4 unless the same is Non-Confidential Information.
     (f) For fiscal quarters ending after June 30, 2007, the Company shall host quarterly conference calls with Holders and any owner of a beneficial interest in any Note, and any prospective purchaser of Notes, no later than 10 days after furnishing the quarterly financial information described in Section 7.4(a)(2). Beginning in 2008, the Company shall host a conference call with such participants no later than 10 days after furnishing the yearly information pursuant to Section 7.4(a)(1). The Company may also require any participant in such calls to agree to be bound by an electronic or other agreement containing substantially the same terms as those set forth in clauses (1), (2) and (3) of Section 7.4(d), and any other terms which subsequent to the date hereof may become required by applicable law, by electronically confirming that he or she has read said provisions and agrees to be bound by them.

ARTICLE VIII
MERGER, CONSOLIDATION OR SALE OF ASSETS
     Section 8.1 Company May Merge, Consolidate, etc., Only on Certain Terms.
     The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:
     (i) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis (the “Surviving Entity”) will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Surviving Entity expressly assumes, by a supplemental indenture, in a form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Security Documents and hereunder, as the case may be, and the Notes, the Security Documents and this Indenture will remain in full force and effect as so supplemented;
     (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Subsidiaries which becomes the obligation of the Company or any of its Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;
     (iii) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial results are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor hereunder) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness or Permitted Subsidiary Indebtedness) pursuant to the Fixed Charge Coverage Ratio test under Section 10.8; and
     (iv) at the time of the transaction the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with this Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with;
provided, however, that the foregoing prohibition shall not prohibit any merger between or among Subsidiaries or between a Subsidiary and the Company, provided that the Company is the Surviving Entity.
     Section 8.2 Successor Substituted.
     Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with Section 8.1, the successor Person formed by such consolidation or into which the Company is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, with the same effect as if such successor had been named as the Company herein. When a successor assumes all the obligations of its predecessor under this Indenture or the Notes, the predecessor shall be released from such assumed obligations and covenants under this Indenture and the Notes, as the case may be; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes.
ARTICLE IX
SUPPLEMENTAL INDENTURES
     Section 9.1 Supplemental Indentures and Agreements without Consent of Holders.
     Without the consent of any Holders, the Company, the Guarantors and the Trustee, at any time and from time to time, may amend or supplement this Indenture, the Notes, the Security Documents and the Intercreditor Agreement by entering into one or more indentures supplemental hereto in form and substance satisfactory to the Trustee, for any of the following purposes:
     (a) to evidence the succession of another Person to the Company or any other obligor on the Notes, and the assumption by any such successor of the covenants of the Company or obligor herein and in the Notes in accordance with Article VIII;
     (b) to add to the covenants of the Company or any other obligor on the Notes for the benefit of the Holders, or to surrender any right or power conferred on the Company or any other obligor on the Notes, as applicable, herein or in the Notes;
     (c) to cure any ambiguity, or to correct or supplement any provision herein or in any supplemental indenture or the Notes which may be defective or inconsistent with any other provision herein or in the Notes or to make any other provisions with respect to matters or questions arising under this Indenture or the Notes; provided that, in each case, such provisions shall not adversely affect the interest of the Holders;

     (d) to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, as contemplated by Section 9.5 or otherwise;
     (e) to evidence and provide the acceptance of the appointment of a successor trustee hereunder; or
     (f) to mortgage, pledge, hypothecate or grant a Lien in favor of the Collateral Agent for the benefit of Trustee and the Holders of the Notes as additional security for the payment of principal of and interest on the Notes by the Company or on the Guarantees by the Guarantors under this Indenture in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to the Collateral Agent, pursuant to this Indenture or the Security Documents.
     Section 9.2 Supplemental Indentures and Agreements with Consent of Holders.
     Except as permitted by Section 9.1, with the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, by Act of said Holders delivered to the Company and the Trustee, the Company when authorized by Board Resolutions, the Guarantor and the Trustee may (i) enter into an indenture or indentures supplemental hereto in form and substance satisfactory to the Trustee, for the purpose of adding any provisions to or amending, modifying or changing in any manner or eliminating any of the provisions of this Indenture, the Security Documents, the Intercreditor Agreement or the Notes (including, but not limited to, for the purpose of modifying in any manner the rights of the Holders under this Indenture, the Notes, the Security Documents or the Intercreditor Agreement) or (ii) waive compliance with any provision in this Indenture or the Notes (other than waivers of past Defaults covered by Section 5.13 and waivers of covenants which are covered by Section 10.19); provided, however, that no such supplemental indenture, agreement or instrument shall, without the consent of the Holder of each Outstanding Note affected thereby:
     (a) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);
     (b) amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with Section 10.12 or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 10.13, including, in each case, amending, changing or modifying any definitions relating thereto;
     (c) reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver or compliance with certain provisions of this Indenture;

     (d) modify any of the provisions of this Section 9.2 or Section 5.13 or Section 10.19, except to increase the percentage of such Outstanding Notes required for any such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each such Note affected thereby;
     (e) except as otherwise permitted under Article VIII, consent to the assignment or transfer by the Company of any of its rights and obligations hereunder;
     (f) amend or modify any of the ranking provisions of the Indenture in any manner adverse to the Holders of the Notes; or
     (g) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture.
     Upon the written request of the Company accompanied by a copy of Board Resolutions authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid, the Trustee shall join with the Company in the execution of such supplemental indenture.
     It shall not be necessary for any Act of Holders under this Section 9.2 to approve the particular form of any proposed supplemental indenture but it shall be sufficient if such Act shall approve the substance thereof.
     Section 9.3 Execution of Supplemental Indentures and Agreements.
     In executing, or accepting the additional trusts created by, any supplemental indenture, agreement, instrument or waiver permitted by this Article IX or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Trust Indenture Act Sections 315(a) through 315(d) and Section 6.3 hereof) shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate stating that the execution of such supplemental indenture, agreement or instrument is authorized or permitted by this Indenture. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture, agreement or instrument which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.
     Section 9.4 Effect of Supplemental Indentures.
     Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.
     Section 9.5 Conformity with Trust Indenture Act.
     Every supplemental indenture executed pursuant to this Article IX shall conform to the requirements of the Trust Indenture Act as then in effect.

     Section 9.6 Reference in Notes to Supplemental Indentures.
     Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article IX may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Notes.
     Section 9.7 Notice of Supplemental Indentures.
     Promptly after the execution by the Company and the Trustee of any supplemental indenture pursuant to the provisions of Section 9.2, the Company shall give notice thereof to the Holders of each Outstanding Note affected, in the manner provided for in Section 1.7, setting forth in general terms the substance of such supplemental indenture. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.
ARTICLE X
COVENANTS
     Section 10.1 Payment of Principal, Premium and Interest.
     The Company shall duly and punctually pay the principal of, premium, if any, and interest on the Notes in accordance with the terms of the Notes and this Indenture.
     Principal, premium, if any, and Cash Interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Wholly-Owned Subsidiary, holds as of noon Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
     Section 10.2 Maintenance of Office or Agency.
     The Company shall maintain an office or agency where Notes may be presented or surrendered for payment. The Company also will maintain in The City of New York an office or agency where Notes may be surrendered for registration of transfer, redemption or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The office of the Trustee, at its Corporate Trust Office, will be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company will give prompt written notice to the Trustee of the location and any change in the location of any such offices or agencies. If at any time the Company shall fail to maintain any such required offices or agencies or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the office of the Trustee and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

     The Company may from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Notes may be presented or surrendered for any or all such purposes, and may from time to time rescind such designation. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such office or agency.
     The Trustee shall initially act as Paying Agent for the Notes.
     Section 10.3 Money for Note Payments to Be Held in Trust.
     If the Company or any of its Affiliates shall at any time act as Paying Agent, it will, on or before each due date of the principal of, premium, if any, or interest on any of the Notes, segregate and hold in trust for the benefit of the Holders entitled thereto a sum sufficient to pay the principal, premium, if any, or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and will promptly notify the Trustee of its action or failure so to act.
     If the Company or any of its Affiliates is not acting as Paying Agent, the Company will, on or before each due date of the principal of, premium, if any, or interest on any of the Notes, deposit with a Paying Agent a sum in same day funds sufficient to pay the principal, premium, if any, or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of such action or any failure to so act.
     If the Company is not acting as Paying Agent, the Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:
     (a) hold all sums held by it for the payment of the principal of, premium, if any, or interest on the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;
     (b) give the Trustee notice of any Default by the Company (or any other obligor upon the Notes) in the making of any payment of principal, premium, if any, or interest on the Notes;
     (c) at any time during the continuance of any such Default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent; and
     (d) acknowledge, accept and agree to comply in all aspects with the provisions of this Indenture relating to the duties, rights and disabilities of such Paying Agent.
     The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the

Trustee, such Paying Agent shall be released from all further liability with respect to such money.
     Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall promptly be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the company cause to be published once, in the NEW YORK TIMES and THE WALL STREET JOURNAL (national edition), and mail to each such Holder, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification, publication and mailing, any unclaimed balance of such money then remaining will promptly be repaid to the Company.
     Section 10.4 Corporate Existence.
     Subject to Article VIII, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence and related rights and franchises (charter and statutory) of the Company and each Subsidiary; provided, however, that the Company shall not be required to preserve any such right or franchise or the corporate existence of any such Subsidiary if the Board of Directors shall determine that the preservation thereof is no longer necessary or desirable in the conduct of the business of the Company and its Subsidiaries as a whole; and provided, further, however, that the foregoing shall not prohibit a sale, transfer or conveyance of a Subsidiary or any of its assets in compliance with the terms of this Indenture.
     Section 10.5 Payment of Taxes and Other Claims.
     The Company shall pay or discharge or cause to be paid or discharged, on or before the date the same shall become due and payable, (a) all taxes, assessments and governmental charges levied or imposed upon the Company or any of its Subsidiaries shown to be due on any return of the Company or any of its Subsidiaries or otherwise assessed or upon the income, profits or property of the Company or any of its Subsidiaries if failure to pay or discharge the same could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder and (b) all lawful claims for labor, materials and supplies, which, if unpaid, would by law become a Lien upon the property of the Company or any of its Subsidiaries, except for any Lien permitted to be incurred under Section 10.11, if failure to pay or discharge the same could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings properly instituted and diligently conducted and in respect of which appropriate reserves (in the good faith judgment of management of the Company) are being maintained in accordance with GAAP.
     Section 10.6 Maintenance of Properties.
     The Company shall cause all material properties owned by the Company or any of its Subsidiaries or used or held for use in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the reasonable judgment of the Company may be consistent with sound business practice and necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section shall prevent the Company from discontinuing the maintenance of any of such properties if such discontinuance is, in the reasonable judgment of the Company, desirable in the conduct of its business or the business of any of its Subsidiaries; and provided, further, however, that the foregoing shall not prohibit a sale, transfer or conveyance of a Subsidiary or any of its properties or assets in compliance with the terms of this Indenture.
     Section 10.7 Insurance.
     The Company shall at all times keep all of its and its Subsidiaries’ properties which are of an insurable nature insured with insurers, believed by the Company in good faith to be financially sound and responsible, against loss or damage to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties in the same general geographic areas in which the Company and its Subsidiaries operate, except where the failure to do so could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), earnings, business affairs or prospects of the Company and its Subsidiaries, taken as a whole.
     Section 10.8 Incurrence of Indebtedness.
     The Company will not create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise suffer to exist (collectively, “incur”), any Indebtedness (including any Acquired Debt), other than Permitted Indebtedness, unless such Indebtedness is incurred by the Company and the Company’s Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which financial results are available immediately preceding the date of incurrence of such Indebtedness, taken as one period (and after giving pro forma effect to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); (iii) in the case of Acquired Debt, the related acquisition; and (iv) any acquisition or disposition by the Company and its Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition or disposition and any such related payments had been consummated on the first day of such four-quarter period), would be at least 2.0:1. The Company will not permit any of its Subsidiaries to incur any Indebtedness (other than Permitted Subsidiary Indebtedness).
     Section 10.9 Restricted Payments.
     (a) Except for Permitted Investments, the Company will not, and will not permit any Subsidiary to, directly or indirectly:
     (i) declare or pay any dividend on, or make any other payment or distribution to holders of, any shares of the Company’s Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);
     (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, the Company’s Capital Stock or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Subsidiary of the Company);
     (iii) prior to any scheduled principal payment, sinking fund payment or maturity of any Subordinated Indebtedness, make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, such Subordinated Indebtedness (other than any such Indebtedness owed to the Company or a Wholly Owned Subsidiary) or pay interest on Subordinated Notes except in accordance with the provisions of the Subordinated Notes as in effect on the Issue Date;
     (iv) declare or pay any dividend or distribution on any Capital Stock of any Subsidiary to any Person (other than to the Company or any of its Wholly Owned Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Subsidiary held by any Person (other than the Company or any of its Wholly Owned Subsidiaries);
     (v) incur, create, or assume, any guarantee of Indebtedness of any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company); or
     (vi) make any Investment in any Person
(any of the foregoing actions described in clauses (i) through (vi), other than any such action that is a Permitted Payment (as defined below), collectively, a “Restricted Payment”) (the amount of any such Restricted Payment, if other than cash, being determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution); unless (1) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an “event of default” under the terms of any Indebtedness of the Company or its Subsidiaries; (2) immediately before and immediately after giving effect to such Restricted

Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness or Permitted Subsidiary Indebtedness) under the provisions of Section 10.8; and (3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after October 7, 1997 plus the Permitted Payments made under clause (b)(vii), do not exceed $5,000,000 plus the sum of:
     (A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on January 1, 1998 and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss); plus
     (B) the aggregate Net Cash Proceeds received after October 7, 1997 by the Company either (x) as capital contributions in the form of common equity to the Company or (y) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth in clause (ii) or (iii) of paragraph (b) below); in each case, other than Net Cash Proceeds received from the issuance or sale of Qualified Capital Stock or options, warrants or rights to purchase Qualified Capital Stock in, or otherwise received in connection with, the Refinancing; plus
     (C) the aggregate Net Cash Proceeds received after October 7, 1997 by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company; plus
     (D) the aggregate Net Cash Proceeds received after October 7, 1997 by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after October 7, 1997, the aggregate of Net Cash Proceeds from their original issuance; plus
     (E) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after October 7, 1997, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment;
provided, that, the Company shall not, and shall not permit any Subsidiary to, make any Restricted Payments under subclauses (i), (ii) or (iv) of this clause (a) at any time.
     (b) Notwithstanding the foregoing, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (each of clauses (i) through (vii) being referred to as a “Permitted Payment”):
     (i) the payment of any dividend within 60 days after the date of declaration thereof if at the date of declaration thereof such other dividend (A) would be permitted by the provisions of paragraph (a) of this Section and (B) shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this Section;
     (ii) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issue and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are, to the extent so used, excluded from clause (3)(B) of paragraph (a) of this Section;
     (iii) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness or Redeemable Capital Stock in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are, to the extent so used, excluded from clause (3)(B) of paragraph (a) of this Section;
     (iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a “refinancing”) through the substantially concurrent issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced, or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced and (5) in the case of a refinancing of any New Subordinated Notes, has cash interest payment provisions no more favorable to the holders thereof than the comparable provisions in the indenture governing such New Subordinated Notes as in effect on the Issue Date;
     (v) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of the Subordinated Notes (a “refinancing”) through the substantially concurrent issuance of new Senior Debt of the Company, provided that (1) any such new Senior Debt shall be in a principal amount that does not exceed the principal amount of Subordinated Notes so refinanced (or, if such Senior Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Subordinated Notes being refinanced, or (II) the amount of premium or other payment actually paid at such time to refinance such Subordinated Notes, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; and (2) the incurrence of such new Senior Debt shall be permitted by clause (xi) of the definition of “Permitted Indebtedness”;
     (vi) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of any Redeemable Capital Stock through the substantially concurrent issuance of new Redeemable Capital Stock of the Company, provided that any such new Redeemable Capital Stock (1) shall have an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; and (3) has a Stated Maturity later than the Stated Maturity for the final scheduled principal payment of the Notes; and
     (vii) the repurchase of shares of, or options or warrants to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock in an aggregate amount not to exceed $500,000 in any calendar year or an aggregate of $2,500,000 from and after July 2, 2003.
     (c) The Company will not, and will not permit any Subsidiary to, directly or indirectly, make any (x) payment of cash interest on Subordinated Notes, or on any refinancing thereof, or (y) principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, such Subordinated Notes other than as permitted in Section 10.9(b)(iv), unless in either instance immediately thereafter the Company has EBITDA (excluding the impact of non-cash revenues until received) for the four full fiscal quarters for which financial results are available immediately preceding the relevant Interest Payment Date exceeding $200.0 million, and the Company and its consolidated subsidiaries have, after giving effect to such payment, $75 million of (A) combined unrestricted cash and cash equivalents, plus (B) then unrestricted borrowing availability under the Credit Agreement.
     Section 10.10 Transactions with Affiliates.
     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Subsidiary) unless such transaction or series of related transactions is entered into in good faith and (a) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party, (b) with respect to any transaction or series of related transactions involving aggregate value in excess of $1,000,000, the Company delivers an Officers’ Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above, and (c) with respect to any transaction or series of related transactions involving aggregate value in excess of $10,000,000, either (A) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or (B) the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transactions or series of related transactions are fair to the Company or such Subsidiary from a financial point of view; provided, however, that clauses (a) through (c) above shall not apply to (i) any transaction with an employee or director of the Company or any of its Subsidiaries entered into in the ordinary course of business (including compensation and employee benefit arrangements with any officer, director or employee of the Company or any Subsidiary, including under any stock option or stock incentive plans), (ii) transactions between or among the Company and/or its Subsidiaries, (iii) Permitted Payments, (iv) Restricted Payments made in accordance with Section 10.9 or Permitted Payments, and (v) management agreements or similar agreements between (A) the Company or any Subsidiary and (B) Affiliates in which the Company or any Subsidiary has made an Investment.
     Section 10.11 Liens.
     The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer any Liens upon any property or assets of the Company or any of its Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:
     (1) in the case of Liens securing Subordinated Indebtedness, the Notes or the Guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and
     (2) in all other cases, the Notes or the Guarantees, as the case may be, are secured on an equal and ratable basis, except for Permitted Liens and:
     (a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;
     (b) (x) Liens securing Indebtedness permitted by clause (i) of the definition of “Permitted Indebtedness” and (y) Liens securing Indebtedness constituting Indebtedness referred to by the cross-reference to clause (i) of the definition of “Permitted Indebtedness” contained in clause (ii) of the definition of “Permitted Subsidiary Indebtedness” (including guarantees of Obligations owed under the Credit Agreement) and, in each case, related Obligations (collectively, the “First Priority Lien Obligations”); provided that neither the Company nor any of the Subsidiaries shall grant a second priority Lien (subject to the Permitted Liens and to the provisions of the Intercreditor Agreement) upon the property or assets constituting collateral for such Indebtedness;
     (c) Liens securing the Notes and Guarantees;
     (d) Liens of the Company or a Subsidiary on assets of any Subsidiary and Liens on the assets of the Company in favor of a Subsidiary that is a Guarantor;
     (e) Liens securing Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien permitted under this Indenture and that has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens:
     (x) are no less favorable to the Holders of Notes in any material respect, than the Liens in respect of the Indebtedness being refinanced; and
     (y) do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Indebtedness so refinanced, except in the case of Liens securing Purchase Money Obligations, then the Liens permitted by this clause (e) may extend to or cover a similar property or asset that was subject to the Lien at the time such Purchase Money Obligation was originally incurred;
     (f) Liens in favor of the Company;
     (g) (x) Liens securing Indebtedness permitted by clause (vi) of the definition of “Permitted Indebtedness” and (y) Liens securing Indebtedness constituting Indebtedness referred to by the cross-reference to clause (v) of the definition of “Permitted Subsidiary Indebtedness.”
     Section 10.12 Asset Sales.
     (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 75% of the consideration from such Asset Sale is received in cash or Cash Equivalents, and (ii) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the Board of Directors and evidenced in a Board Resolution).
     (b) Within 360 days of the Asset Sale, the Company may at its option apply the Net Cash Proceeds (1) to repay Indebtedness under the Credit Agreement or any other Senior Secured Debt other than the Notes (and, in each case, effect a corresponding permanent reduction in the availability under such Credit Agreement or to the outstanding amount of such Senior Secured Debt) or to repay unsecured Senior Debt that has provisions requiring the Company to make an offer to purchase upon an Asset Sale; provided, however, that if the

Company repays such unsecured Senior Debt it must make a ratable offer to all Holders of Notes as provided in paragraph (c) below; (2) to acquire properties and assets that (as determined by the Board of Directors) replace the properties and assets that were the subject of the Asset Sale; or (3) to acquire properties and assets that will be used in the businesses of the Company or its Subsidiaries existing on the Issue Date or in businesses reasonably related or complementary thereto. The amount of such Net Cash Proceeds not applied or invested as set forth in this paragraph shall constitute “Excess Proceeds.”
     (c) When the aggregate amount of Excess Proceeds exceeds $15,000,000, the Company will apply the Excess Proceeds to the repayment of the Notes and any other unsecured Senior Debt outstanding with provisions requiring the Company to make an offer to purchase or to purchase or redeem such unsecured Senior Debt with the proceeds from any Asset Sale as follows: (A) the Company will make an offer to purchase (an “Offer”) from all Holders of the Notes in accordance with the procedures set forth in this Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the “Notes Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such unsecured Senior Debt outstanding with provisions requiring the Company to make an offer to purchase or to purchase or redeem such unsecured Senior Debt with the proceeds from any Asset Sale (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered), and (B) to the extent required by such unsecured Senior Debt outstanding with provisions requiring the Company to make an offer to purchase or to purchase or redeem such unsecured Senior Debt with the proceeds from any Asset Sale to permanently reduce the principal amount of such unsecured Senior Debt, the Company will make an offer to purchase or otherwise repurchase or redeem unsecured Senior Debt (a “Senior Debt Offer”) in an amount (the “Senior Debt Amount”) equal to the excess of the Excess Proceeds over the Notes Amount; provided that in no event will the Company be required to make a Senior Debt Offer in a Senior Debt Amount exceeding the principal amount of such unsecured Senior Debt plus the amount of any premium required to be paid to repurchase such unsecured Senior Debt. The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the “Offer Date”) such Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in this Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Notes Amount relating thereto or the aggregate amount of unsecured Senior Debt that is purchased in a Senior Debt Offer is less than the Senior Debt Amount, the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such unsecured Senior Debt surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer and the completion of Senior Debt Offer, the amount of Excess Proceeds, if any, shall be reset at zero.
     (d) If the Company becomes obligated to make an Offer pursuant to clause (c) above, the Notes and the unsecured Senior Debt that has provisions requiring the Company to make an offer to purchase upon an Asset Sale shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of such Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.
     (e) The Company will comply with the applicable tender offer rules, including Rule 14e-l under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.
     Section 10.13 Purchase of Notes upon a Change of Control.
     (a) If a Change of Control shall occur at any time, then each Holder shall have the right to require that the Company purchase such Holder’s Notes in whole or in part in integral multiples of $1,000 at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”), pursuant to the offer described below in this Section 10.13 (the “Change of Control Offer”) and in accordance with the other procedures set forth in subsections (b), (c), (d) and (e) of this Section 10.13.
     (b) Within 30 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice (a “Change of Control Purchase Notice”) of such Change of Control to each Holder by first-class mail, postage prepaid, at his address appearing in the Note Register, stating among other things:
     (1) that a Change of Control has occurred, the date of such event, and that such Holder has the right to require the Company to repurchase such Holder’s Notes at the Change of Control Purchase Price;
     (2) the circumstances and relevant facts regarding such Change of Control (including but not limited to, if applicable, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);
     (3) (i) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Company, the most recent subsequently filed Quarterly Report on Form 10-Q, as applicable, and any Current Report on Form 8-K of the Company filed subsequent to such Quarterly Report (or in the event the Company is not required to prepare any of the foregoing Forms, the comparable information required to be prepared by the Company pursuant to Section 7.4), (ii) a description of material developments, if any, in the Company’s business subsequent to the date of the latest of such reports and (iii) such other information, if any, concerning the business of the Company which the Company in good faith believes will enable such Holders to make an informed investment decision regarding the Change of Control Offer;
     (4) that the Change of Control Offer is being made pursuant to this Section 10.13 and that all Notes properly tendered pursuant to the Change of Control Offer will be accepted for payment at the Change of Control Purchase Price;

     (5) the Change of Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act;
     (6) the Change of Control Purchase Price;
     (7) the names and addresses of the Paying Agent and the offices or agencies referred to in Section 10.2;
     (8) that Notes must be surrendered not later than one Business Day prior to the Change of Control Purchase Date to the Paying Agent at the office of the Paying Agent or to an office or agency referred to in Section 10.2 to collect payment;
     (9) that the Change of Control Purchase Price for any Note which has been properly tendered and not withdrawn will be paid promptly following the Change of Control Offer Purchase Date;
     (10) the procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance;
     (11) that any Note not tendered will continue to accrue interest; and
     (12) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date.
     (c) Upon receipt by the Company of the proper tender of Notes, the Holder of the Note in respect of which such proper tender was made shall (unless the tender of such Note is properly withdrawn) thereafter be entitled to receive solely the Change of Control Purchase Price with respect to such Note. Upon surrender of any such Note for purchase in accordance with the foregoing provisions, such Note shall be paid by the Company at the Change of Control Purchase Price; provided, however, that installments of interest whose Stated Maturity is on or prior to the Change of Control Purchase Date shall be payable to the Holders of such Notes, or one or more Predecessor Notes, registered as such on the relevant Regular Record Dates according to the terms and the provisions of Section 3.9. Holders electing to have Notes purchased will be required to surrender such Notes to the Paying Agent at the address specified in the Change of Control Purchase Notice at least one Business Day prior to the Change of Control Purchase Date. Any Note that is to be purchased only in part shall be surrendered to a Paying Agent at the office of such Paying Agent (with, if the Company, the Note Registrar or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Note Registrar or the Trustee, as the case may be, duly executed by, the Holder thereof or such Holder’s attorneys duly authorized in writing), and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, one or more new Notes of any authorized denomination as requested by such Holder in an aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

     (d) The Company shall (i) not later than the Change of Control Purchase Date, accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) not later than 10:00 a.m. (New York time) on the Change of Control Purchase Date, deposit with the Trustee or with a Paying Agent an amount of money in same day funds (or New York Clearing House funds if such deposit is made prior to the Change of Control Purchase Date) sufficient to pay the aggregate Change of Control Purchase Price of all the Notes or portions thereof which are to be purchased as of the Change of Control Purchase Date and (iii) not later than 10:00 a.m. (New York time) on the Change of Control Purchase Date, deliver to the Paying Agent an Officers’ Certificate stating the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price of the Notes purchased from each such Holder, and the Company shall execute and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Paying Agent at the Company’s expense to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on the Change of Control Purchase Date. For purposes of this Section 10.13, the Company shall choose a Paying Agent which shall not be the Company.
     (e) A tender made in response to a Change of Control Purchase Notice may be withdrawn if the Company receives, not later than one Business Day prior to the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter, specifying, as applicable:
     (1) the name of the Holder;
     (2) the certificate number of the Note in respect of which such notice of withdrawal is being submitted;
     (3) the principal amount of the Note (which shall be $1,000 or an integral multiple thereof) delivered for purchase by the Holder as to which such notice of withdrawal is being submitted;
     (4) a statement that such Holder is withdrawing his election to have such principal amount of such Note purchased; and
     (5) the principal amount, if any, of such Note (which shall be $1,000 or an integral multiple thereof) that remains subject to the original Change of Control Purchase Notice and that has been or will be delivered for purchase by the Company.
     (f) Subject to applicable escheat laws, the Trustee and the Paying Agent shall return to the Company any cash that remains unclaimed, together with interest or dividends, if any, thereon, held by them for the payment of the Change of Control Purchase Price; provided, however, that, (x) to the extent that the aggregate amount of cash deposited by the Company pursuant to clause (ii) of paragraph (d) above exceeds the aggregate Change of Control Purchase Price of the Notes or portions thereof to be purchased, then the Trustee shall hold such excess for the Company and (y) unless otherwise directed by the Company in writing, promptly after the

Business Day following the Change of Control Purchase Date the Trustee shall return any such excess to the Company together with interest, if any, thereon.
     (g) The Company shall comply, to the extent applicable, with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.
     Section 10.14 Preferred Stock of Subsidiaries.
     The Company will not permit (a) any Subsidiary of the Company to issue any Preferred Stock, except for (i) Preferred Stock issued to the Company or a Wholly Owned Subsidiary and (ii) Preferred Stock issued by a Person prior to the time (A) such Person becomes a Subsidiary, (B) such Person merges with or into a Subsidiary or (C) a Subsidiary merges with or into such Person; provided that such Preferred Stock referred to in clause (ii) above was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C), or (b) any Person (other than the Company, or a Wholly Owned Subsidiary) to acquire Preferred Stock of any Subsidiary from the Company or any Subsidiary, except, in the case of clause (a) or (b), upon the acquisition of all the outstanding Preferred Stock of such Subsidiary in accordance with the terms hereof.
     Section 10.15 Dividend and Other Payment Restrictions Affecting Subsidiaries.
     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock, (ii) pay any Indebtedness owed to the Company or any other Subsidiary, (iii) make any Investment in the Company or any other Subsidiary or (iv) transfer any of its properties or assets to the Company or any other Subsidiary, except for: (a) any encumbrance or restriction pursuant to any agreement in effect on the Issue Date; (b) any encumbrance or restriction, with respect to a Subsidiary that is not a Subsidiary of the Company on the Issue Date, in existence at the time such Person becomes a Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary; (c) customary non-assignment or subletting provisions of any lease, license or other contract; (d) any restriction entered into in the ordinary course of business contained in any lease of any Subsidiary or any security agreement or mortgage securing Indebtedness of any Subsidiary to the extent such restriction restricts the transfer of property subject to such security agreement, mortgage or lease; (e) any restriction contained in an agreement pursuant to which Permitted Subsidiary Indebtedness is incurred; and (f) any encumbrance or restriction existing under any agreement that amends, substitutes, restructures, supplements, extends, renews, refinances or replaces or otherwise modifies the agreements containing the encumbrances or restrictions in the foregoing clauses (a), (b), (c), (d) or (e), or in this clause (f); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so amended, substituted, restructured, supplemented, extended, renewed, refinanced, replaced or modified.

     Section 10.16 Unrestricted Subsidiaries.
     The Company will not make, and will not permit its Subsidiaries to make, an Investment in Unrestricted Subsidiaries unless, at the time thereof, (a) the aggregate amount of such Investments would not exceed the amount of Restricted Payments then permitted to be made pursuant to the provisions of Section 10.9 or (b) such Investment is a Permitted Investment. Except for Permitted Investments, any Investment in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) must be permitted to be made pursuant to the provisions of Section 10.9 and will be treated as a Restricted Payment in calculating the amount of Restricted Payments made by the Company, and (ii) may be made in cash or property.
     Section 10.17 Additional Subsidiary Guarantees.
     If the Company or any Subsidiary transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Domestic Subsidiary that is not a Guarantor having total assets (after giving effect to such transfer) with a book value in excess of $500,000, or if the Company or any of its Subsidiaries shall organize, acquire or otherwise invest in another Domestic Subsidiary having total assets with a book value in excess of $500,000, then such Domestic Subsidiary shall:
1.	execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and this Indenture on the terms set forth in this Indenture; and

2.	deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary.
Thereafter, such Subsidiary shall be a Guarantor for all purposes of this Indenture; provided, however, that (i) if such Subsidiary is a Non-Guarantor Subsidiary, it shall not be required to be a Guarantor hereunder and (ii) to the extent that a Subsidiary is subject to any instrument governing Acquired Debt, as in effect at the time of acquisition thereof, that prohibits such Subsidiary from issuing a Guarantee, such Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Debt; provided, further, however, that notwithstanding the above proviso, if any such Subsidiary, other than a Non-Guarantor Subsidiary, incurs Indebtedness under or guarantees the Credit Agreement, then such Subsidiary or Non-Guarantor Subsidiary will guarantee the Notes as well.
     Section 10.18 Statement by Officers as to Default.
     (a) The Company will deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year of the Company ending after the date hereof, a written statement signed by two executive officers of the Company, one of whom shall be the principal executive officer, principal financial officer or principal accounting officer of the Company, as to compliance herewith, including whether or not, after a review of the activities of the Company during such year and of the Company’s performance under this Indenture, to the best knowledge, based on such review, of the signers thereof, the Company has fulfilled all of its respective obligations and is in compliance with all conditions and covenants under this Indenture throughout such year and, if there has been a Default specifying each Default and the nature and status thereof and any actions being taken by the Company with respect thereto.
     (b) When any Default or Event of Default has occurred and is continuing, or if the Trustee or any Holder or the trustee for or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default the Company shall deliver to the Trustee by registered or certified mail or facsimile transmission followed by hard copy of an Officers’ Certificate specifying such Default, Event of Default, notice or other action, the status thereof and what actions the Company is taking or proposes to take with respect thereto, within ten Business Days of becoming aware of its occurrence.
     Section 10.19 Waiver of Certain Covenants.
     The Company may omit in any particular instance to comply with any covenant or condition set forth in Section 7.4, Sections 10.6 through 10.11 and Sections 10.14 through 10.20, if, before or after the time for such compliance, the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding shall, by Act of such Holders, waive such compliance in such instance with such covenant or provision, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.
     Section 10.20 Perfection of Security Interests.
     Subject to the Intercreditor Agreement, the Company shall preserve the Liens granted under the Security Documents and the Intercreditor Agreement and, subject to the provisions of the Security Documents, shall undertake all actions which are required by applicable law in the reasonable judgment of the Trustee or the Collateral Agent to (a) maintain the Liens of the Collateral Agent in the Collateral in full force and effect at all times (including the priority thereof), and (b) preserve and protect the Collateral and protect and enforce the Company’s rights and title and the rights of the Collateral Agent to the Collateral, including, without limitation, the making or delivery of all filings and recordations, the payment of fees and other charges and the issuance of supplemental documentation for such purposes.
     Section 10.21 Consummation of Plan of Reorganization.
     No provision of this Indenture shall prevent the Company and its Subsidiaries from consummating the Plan and the transactions contemplated thereby.

ARTICLE XI
REDEMPTION OF NOTES
     Section 11.1 Rights of Redemption.
     The Notes are subject to redemption at any time, at the option of the Company, in whole or in part, subject to the conditions, and at the Redemption Prices, specified in the form of Note, together with accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on relevant Regular Record Dates and Special Record Dates to receive interest due on relevant Interest Payment Dates and Special Payment Dates).
     Section 11.2 Applicability of Article.
     Redemption of Notes at the election of the Company or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article XI.
     Section 11.3 Election to Redeem; Notice to Trustee.
     The election of the Company to redeem any Notes pursuant to Section 11.1 shall be evidenced by a Company Order and an Officers’ Certificate. In case of any redemption at the election of the Company, the Company shall, not less than 45 nor more than 60 days prior to the Redemption Date fixed by the Company (unless a shorter notice period shall be satisfactory to the Trustee), notify the Trustee in writing of such Redemption Date and of the principal amount of Notes to be redeemed.
     Section 11.4 Selection by Trustee of Notes to Be Redeemed.
     If less than all the Notes are to be redeemed, the particular Notes or portions thereof to be redeemed shall be selected not more than 45 days prior to the Redemption Date. The Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable. The amounts to be redeemed shall be equal to $1,000 or any integral multiple thereof.
     If requested by the Company, the Trustee shall promptly notify the Company and the Note Registrar in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.
     For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

     Section 11.5 Notice of Redemption.
     Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, at its address appearing in the Note Register.
     (a) All notices of redemption shall state:
     (b) the Redemption Date;
     (c) the Redemption Price;
     (d) if less than all Outstanding Notes are to be redeemed, the identification of the particular Notes to be redeemed;
     (e) in the case of a Note to be redeemed in part, the principal amount of such Note to be redeemed and that after the Redemption Date upon surrender of such Note, new Note or Notes in the aggregate principal amount equal to the unredeemed portion thereof will be issued;
     (f) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;
     (g) that on the Redemption Date the Redemption Price will become due and payable upon each such Note or portion thereof to be redeemed, and that (unless the Company shall default in payment of the Redemption Price) interest thereon shall cease to accrue on and after said date;
     (h) the names and addresses of the Paying Agent and the offices or agencies referred to in Section 10.2 where such Notes are to be surrendered for payment of the Redemption Price;
     (i) the CUSIP number, if any, relating to such Notes; and
     (j) the procedures that a Holder must follow to surrender the Notes to be redeemed.
     Notice of redemption of Notes to be redeemed at the election of the Company shall be given by the Company or, at the Company’s written request, by the Trustee in the name and at the expense of the Company. If the Company elects to give notice of redemption, it shall provide the Trustee with a certificate stating that such notice has been given in compliance with the requirements of this Section 11.5.
     The notice if mailed in the manner herein provided shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

     Section 11.6 Deposit of Redemption Price.
     On or prior to 10:00 a.m., New York time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company or any of its Affiliates is acting as Paying Agent, segregate and hold in trust as provided in Section 10.3) an amount of money in same day funds sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date or Special Payment Date) accrued interest on, all the Notes or portions thereof which are to be redeemed on that date. The Paying Agent shall promptly mail or deliver to Holders of Notes so redeemed payment in an amount equal to the Redemption Price of the Notes purchased from each such Holder. All money, if any, earned on funds held in trust by the Trustee or any Paying Agent shall be remitted to the Company. For purposes of this Section 11.6, the Company shall choose a Paying Agent which shall not be the Company.
     Section 11.7 Notes Payable on Redemption Date.
     Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Notes shall cease to bear interest. Holders will be required to surrender the Notes to be redeemed to the Paying Agent at the address specified in the notice of redemption at least one Business Day prior to the Redemption Date. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price together with accrued interest to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more Predecessor Notes, registered as such on the relevant Regular Record Dates and Special Record Dates according to the terms and the provisions of Section 3.9.
     If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal and premium, if any, shall, until paid, bear interest from the Redemption Date at the rate borne by such Note.
     Section 11.8 Notes Redeemed or Purchased in Part.
     Any Note which is to be redeemed or purchased only in part shall be surrendered to the Paying Agent at the office or agency maintained for such purpose pursuant to Section 10.2 (with, if the Company, the Note Registrar or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company, the Note Registrar or the Trustee, as the case may be, duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the unredeemed portion of the principal of the Note so surrendered that is not redeemed or purchased.

ARTICLE XII
SATISFACTION AND DISCHARGE
     Section 12.1 Satisfaction and Discharge of Indenture.
     This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes as expressly provided for herein) as to all Outstanding Notes hereunder, and the Trustee, upon Company Request and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when
     (a) either
     (1) all the Notes theretofore authenticated and delivered (other than (i) lost, stolen or destroyed Notes which have been replaced or paid as provided in Section 3.8 or (ii) all Notes for whose payment United States dollars have theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided in Section 10.3) have been delivered to the Trustee for cancellation; or
     (2) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including the principal of, premium, if any, and accrued interest on, such Notes at such Maturity, Stated Maturity or Redemption Date;
     (b) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and
     (c) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Independent Counsel, in form and substance reasonably satisfactory to the Trustee, each stating that (i) all conditions precedent herein relating to the satisfaction and discharge hereof have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound.
     Notwithstanding the satisfaction and discharge hereof, the obligations of the Company to the Trustee under Section 6.6 and, if United States dollars shall have been deposited with the Trustee pursuant to subclause (2) of subsection (a) of this Section 12.1, the obligations of the Trustee under Section 12.2 and the last paragraph of Section 10.3 shall survive.

     Section 12.2 Application of Trust Money.
     Subject to the provisions of the last paragraph of Section 10.3, all United States dollars deposited with the Trustee pursuant to Section 12.1 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium, if any, and interest on, the Notes for whose payment such United States dollars have been deposited with the Trustee.
ARTICLE XIII
GUARANTEE
     Section 13.1 Unconditional Guarantee.
     Each Guarantor hereby unconditionally guarantees (such guarantee to be referred herein as a “Guarantee”), on a senior unsecured basis jointly and severally, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Company hereunder or thereunder, that: (i) the principal of and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, of the Notes and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 13.3. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, and action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in this Guarantee. If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article V for purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article V, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for purposes of this Guarantee.
     Section 13.2 Severability.
     In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 13.3 Limitation of Guarantor’s Liability.
     Each Guarantor and by its acceptance hereof each Holder hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee shall not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities (including all of its obligations under or with respect to the Credit Agreement and all Interest Rate Agreements) of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 13.5, result in the obligations of such Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.
     Section 13.4 Release of Guarantor.
     (a) The Guarantee of a Guarantor will be automatically and unconditionally released without any action on the part of the Trustee or the Holders of the Notes: (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including, without limitation, by way of merger or consolidation), if the Company applies the Net Cash Proceeds of that sale or other disposition in accordance with the applicable provisions of this Indenture; (2) in connection with any sale of all of the Capital Stock of that Guarantor, if the Company applies the Net Cash Proceeds of that sale in accordance with the applicable provisions of this Indenture; (3) if the Company designates that Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture; or (4) upon the payment in full of the Notes.
     In addition, concurrently with any defeasance or covenant defeasance pursuant to Article IV, the Guarantors shall be released from all of their obligations under their respective applicable Guarantees.
     (b) The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an Officers’ Certificate and Opinion of Counsel certifying as to the compliance with this Section 13.4.

     Section 13.5 Contribution.
     In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under its Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets (as defined below) of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company’s obligations with respect to the Notes or any other Guarantor’s obligations with respect to its Guarantee. “Adjusted Net Assets” of such Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Guarantee, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), excluding debt in respect of the Guarantee of such Guarantor, as they become absolute and matured.
     Section 13.6 Waiver of Subrogation.
     Until all obligations under the Guarantees are paid in full, each Guarantor hereby irrevocably waives any claims or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under its Guarantee and this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall, forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 13.6 is knowingly made in contemplation of such benefits.
     Section 13.7 Execution of Guarantee.
     To evidence their guarantee to the Holders set forth in this Article XIII, the Guarantors hereby agree to execute the Guarantee in substantially the form set forth in Section 2.4, which shall be endorsed on each Note ordered to be authenticated and delivered by the Trustee. Each Guarantor hereby agrees that its Guarantee set forth in this Article XIII shall remain in full force and effect notwithstanding the failure to endorse on each Note a notation of such Guarantee. Each such Guarantee shall be signed on behalf of each Guarantor by one of its duly authorized officers prior to the authentication of the Note on which it is endorsed, and the delivery of such Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of such Guarantee on behalf of such Guarantor. Such signatures upon the Guarantee may be by manual or facsimile signature of such officers and may be imprinted or otherwise reproduced on the Guarantee, and in case any such officer who shall have signed the Guarantee shall cease to be such officer before the Note on which such Guarantee is endorsed shall have been authenticated and delivered by the Trustee or disposed of by the Company, such Note nevertheless may be authenticated and delivered or disposed of as though the Person who signed the Guarantee had not ceased to be such officer of the Guarantor.
     Section 13.8 Waiver of Stay, Extension or Usury Laws.
     Each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any state or extension law or any usury law or other law that would prohibit or forgive each such Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or performance of this Indenture; and (to the extent that it may lawfully do so) each such Guarantor hereby expressly waives all benefits or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
ARTICLE XIV
SECURITY ARRANGEMENTS
     Section 14.1 Collateral and Security Documents.
     (a) To secure the due and punctual payment of principal of and interest on the Notes by the Company when and as the same shall be due and payable (whether on an Interest Payment Date, at Stated Maturity, by acceleration, call for redemption, upon a Change of Control Offer or an Offer, with respect to an Asset Sale or otherwise) and interest on the overdue principal of, and interest (to the extent permitted by law) on, the Notes and performance of all other obligations of the Company and the Guarantors to the Holders of the Notes, the Trustee or the Collateral Agent under this Indenture, the Notes, the Guarantees, and the Security Documents, according to the terms hereunder or thereunder, each of the Company and the Guarantors will enter into the Security Documents, to create the security interests with respect to the Collateral (except to the extent that granting such Liens is precluded by the provisions or the documents evidencing Senior Secured Debt). The Trustee, the Collateral Agent, the Guarantors and the Company hereby acknowledge and agree that the Collateral Agent holds the Collateral in Trust for the benefit of the Holders of the Note and the Trustee pursuant to the terms of the Security Documents.
     (b) Each Holder, by accepting a Note, agrees to all of the terms and provisions of the Security Documents and the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with the terms thereof and hereof, and authorizes and directs the Trustee, in its capacity as Collateral Agent, to perform its obligations and exercise its rights under the Security Documents in accordance therewith; provided, however, that if any provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA will control.
     (c) As more fully set forth in, and subject to the provisions of, the Security Documents, the Holders, and the Trustee and the Collateral Agent on behalf of such Holders, will have rights in and to the Collateral that are subject to the rights that have been or may be created in favor of the holders of other indebtedness and obligations of the Company.
     (d) As among the Holders, the Collateral shall be held for the equal and ratable benefit of the Holders without preference, priority or distinction of any thereof over any other.
     (e) With respect to the Trustee acting as Collateral Agent, the Trustee (i) shall not be deemed to have breached its fiduciary duty as Trustee to the Holders as a result of the performance of its duties as Collateral Agent to the extent it acts in compliance with the Security Documents and the Intercreditor Agreement and (ii) shall not be liable to the Holders for any such action or inaction. The rights and interests created under this Indenture shall be subject to the terms of the Security Documents. and the Intercreditor Agreement.
     (f) The Company and each Guarantor will do or cause to be done all such acts and things as may be required by the provisions of the Security Documents to which it is a party, to assure and confirm to the Trustee, in its capacity as Collateral Agent, the Liens on the Collateral contemplated by the Security Documents to which it is a party, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and each Subsidiary Guarantee secured thereby, as applicable, according to the intent and purposes herein and therein expressed. The Company will take all actions required pursuant to the Security Documents to be valid, enforceable and perfected (except as expressly provided therein) Liens in and on all the Collateral in favor of the Collateral Agent for the benefit of the Trustee and for the equal and ratable benefit of the Holders of the Notes. Each Guarantor will take any and all actions required pursuant to the Security Documents to cause the Liens created pursuant to the Security Documents to which it is a party to create and maintain for its obligations under each Guarantee and the Security Document related thereto, valid and enforceable, perfected (except as expressly provided therein), Liens in favor of the Collateral Agent for the benefit of the Trustee and for the equal and ratable benefit of the Holders of the Notes.
     Section 14.2 Release of Collateral.
     Collateral may be released from the Liens created by the Security Documents at any time or from time to time, and the Security Documents may be terminated, in accordance with the provisions of the Security Documents, the Intercreditor Agreement or in accordance with this Indenture. Upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met, the Company and the Guarantors will be entitled to a release of assets included in the Collateral from the Liens securing the Notes, and the Collateral Agent and the Trustee (if the Trustee is not then the Collateral Agent) shall release the same from such Liens at the Company’s sole cost and expense, under one or more of the following circumstances:
     (1) if all other Liens on such property or assets securing First Priority Lien Obligations (including all commitments and letters of credit thereunder) are released; provided, however, that if the Company or any Guarantor subsequently incurs First Priority Lien Obligations that are secured by liens on property or assets of the Company or any Guarantor of the type constituting the Collateral and the related Liens are incurred in reliance on clause (xviii) of the definition of Permitted Liens, then the Company and its Subsidiaries will be required to reinstitute the security arrangement with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First Priority Lien Obligations, will be second priority Liens on the Collateral securing such First Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Priority Lien Obligations, with the second priority Lien held either by the administrative agent, collateral agent or other representative for such First Priority Lien Obligations or by a collateral agent or other representative designated by the Company to hold the second priority Liens for the benefit of the Holders of the Notes and the Trustee and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;
     (2) to enable the Company or any Restricted Subsidiary to sell, exchange or otherwise dispose of any of the Collateral as permitted under Section 10.12;
     (3) in the case of a Guarantor that is released from its Guarantee with respect to the Notes, the release of the property and assets of such Guarantor;
     (4) if the Notes have been defeased pursuant to Section 4.2;
     (5) pursuant to an amendment or waiver in accordance with Article IX of this Indenture.
     Notwithstanding the foregoing, if an Event of Default under this Indenture exists on the date on which the First Priority Lien Obligations are repaid in full and terminated (including all commitments and letters of credit thereunder), the second priority Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral, and thereafter the Trustee (acting at the direction of the holders of a majority of outstanding principal amount of the Notes) will have the right to direct the Intercreditor Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).
     Upon the request of the Company pursuant to an Officers’ Certificate and receipt of an Opinion of Counsel certifying that any sale, conveyance or disposal of any Collateral has been effected in compliance with the provisions of this Indenture, the Trustee will release such Collateral. Upon receipt of such Officers’ Certificate and Opinion of Counsel, the Trustee will execute, deliver and acknowledge any necessary or proper instruments of termination or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents. The release of any Collateral from the terms hereof and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, or the termination of the Security Documents, will not be deemed to impair the Liens on the Collateral in contravention of the provisions hereof if and to the extent that the Liens on Collateral are released, or the Security Documents are terminated, pursuant to this Indenture, the Intercreditor Agreement or the applicable Security Documents. The Trustee and each of the Holders acknowledge that a release of Collateral or a Lien in accordance with the terms of the Security Documents will not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of this Indenture. To the extent applicable, the Company and each obligor on the Notes shall cause § 314(d) of the TIA relating to the release of property or securities from the Lien hereof and of the Security Documents to be complied with. Any certificate or opinion required by § 314(d) of the TIA may be made by an officer of the Company, except in cases which § 314(d) of the TIA requires that such certificate or opinion be made by an independent person. In releasing any Collateral pursuant to the terms of the Indenture, including the provisions of Section 10.02, or any Security Documents, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, in addition to the documents required by Section 13.04, an Officers’ Certificate certifying that such release is authorized or permitted by this Indenture and the Security Documents and the Intercreditor Agreement and that all conditions precedent, if any, to such release have been satisfied.
     Section 14.3 Opinions as to Recording.
     (a) Each of the Company and the Guarantors represent that it has caused or will promptly cause to be executed and delivered, filed and recorded and covenants that it will promptly cause to be executed and delivered and filed and recorded, all instruments and documents, and represents that it has done and will do or will cause to be done all such acts and other things, at the Company’s or the Guarantors’ expense, as applicable, as are necessary to subject the applicable Collateral to valid Liens and to perfect those Liens to the extent contemplated by the Security Documents.
     (b) The Company and the Guarantors shall furnish to the Trustee and the Collateral Agent promptly after the execution and delivery of this Indenture an Opinion of Counsel either (i) stating that in the opinion of such counsel all action has been taken with respect to the recording, registering and filing of this Indenture, financing statements or other instruments or otherwise necessary to make effective the Liens intended to be created by the Security Documents and reciting the details of such action, or (ii) stating that, in the opinion of such counsel, no such action is necessary to make such Lien effective. Such Opinion of Counsel may contain such qualifications, assumptions and limitations as are customary for such opinions.
     (c) The Company and the Subsidiary Guarantors shall furnish to the Trustee and the Collateral Agent within three months after each anniversary of the Issue Date, an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, all action has been taken with respect to the recording, filing, re-recording, and refiling of the Indenture and related financing statements, continuation statements and other instruments and documents as is necessary to maintain the effectiveness of the Liens intended to be created by the Security

Documents and reciting the details of such action or (ii) in the opinion of such counsel, no such action is necessary to maintain the effectiveness of such Liens. Such Opinion of Counsel may contain such qualifications, assumptions and limitations as are customary for such opinions.
     (d) The Company and the Subsidiary Guarantors shall otherwise comply with the provisions of § 314(b) and, as applicable §§ 314(c), (d) and (e) of the TIA.
     Section 14.4 Further Assurances and Security.
     (a) The Company and the Guarantors will execute, acknowledge and deliver to the Trustee, at the Company’s and/or such Guarantor’s expense, at any time and from time to time such further assignments, transfers, assurances or other instruments as may be reasonably required by the Trustee, to assure and confirm to the Trustee, in its capacity as Collateral Agent, the Liens in the Collateral contemplated hereby and by the Security Documents, all to the extent contemplated by the Security Documents.
     Section 14.5 Authorization of Actions to be Taken by Collateral Agent Under the Security Documents.
     Subject to the terms of the Intercreditor Agreement, the Trustee, in its capacity as Collateral Agent, may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (a) enforce any of the terms of the Security Documents and (b) collect and receive any and all amounts payable in respect of the obligations of the Company and the Guarantors hereunder. The Trustee, in its capacity as Collateral Agent, shall have the power to institute and to maintain such suits and proceedings as such Person may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents of this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other government enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).
     Section 14.6 Authorization of Receipt of Funds by the Trustee under the Security Documents.
     The Trustee, in its capacity as Collateral Agent, is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Security Documents.

     Section 14.7 Covenants of Collateral Agent with Respect to the Credit Agreement.
     The Trustee, in its capacity as Collateral Agent, and any successor Collateral Agent, hereby agrees that it shall, upon the written request of the Company:
     (1) enter into the Intercreditor Agreement with regard to the Credit Agreement to effectuate the priority of the Liens granted under the Credit Agreement over the Liens of the Collateral Agent with respect to the Collateral to the extent contemplated herein; and
     (2) release its Lien with respect to Collateral to the extent required under the Intercreditor Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the day and year first above written.

BALLY TOTAL FITNESS HOLDING CORPORATION
By:
Name:
Title:

THE GUARANTORS Each Guarantor Listed on Schedule A Attached Hereto
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

APPENDIX I
FORM OF TRANSFEREE CERTIFICATE
     I or we assign and transfer this Note to:
     Please insert social security or other identifying number of assignee Print or type name, address and zip code of assignee and irrevocably appoint [Agent], to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

Date:	Signed:

     (Sign exactly as name appears on the other side of this Note)
     [Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Notes Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Notes Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.]

I-1

RECONCILIATION AND TIE BETWEEN TRUST INDENTURE ACT OF 1939
AND INDENTURE, DATED AS OF ___, 2007

TRUST INDENTURE		INDENTURE
ACT SECTION		SECTION
Section 310	(a)(1)	6.9
	(a)(2)	6.9
	(a)(5)	6.9
	(b)	6.7, 6.10
Section 311	(a)	6.13
	(b)	6.13
Section 312	(a)	7.1
	(b)	7.2
	(c)	7.2
Section 313	(a)	7.3
	(b)	7.3
	(c)	7.3
	(d)	7.3
Section 314	(a)(1)	7.4
	(a)(2)	7.4
	(a)(3)	7.4
	(a)(4)	10.19
	(b)	14.3
	(c)(1)	1.3
	(c)(2)	1.3
	(c)(3)	14.2
	(d)	14.2
	(e)	1.3
Section 315	(a)	6.1
	(b)	6.2
	(c)	6.1
	(d)	6.1, 6.3
	(e)	5.14
Section 316	(a)	(last sentence)1.1 (“Outstanding”)
	(a)(1)(A)	5.12
	(a)(1)(B)	5.13
	(b)	5.8
	(c)	1.5
Section 317	(a)(1)	5.3
	(a)(2)	5.4
	(b)	10.3
Section 318	(a)	1.8

Note:	This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Indenture.

I-2

EXHIBIT H
Form of Rights Offering
Senior Subordinated Notes Indenture,
New Subordinated Notes Indenture and
New Junior Subordinated Notes Indenture

BALLY TOTAL FITNESS HOLDING CORPORATION
AND
[U.S. BANK TRUST NATIONAL ASSOCIATION,]
AS TRUSTEE
INDENTURE
DATED AS OF                     , 2007
$
13 5/8%/12% [SENIOR] [JUNIOR] SUBORDINATED TOGGLE NOTES DUE 2013

i

EXHIBITS

Exhibit A.	—	Form of Transferee Certificate
Exhibit B	—	Form of Transferee Certificate for Non-QIB Institutional Accredited Investors

v

     INDENTURE dated as of                     , 2007 between BALLY TOTAL FITNESS HOLDING CORPORATION, a Delaware corporation (as more fully defined below, the “Company”), and [U.S. BANK TRUST NATIONAL ASSOCIATION,] a national banking association, as trustee (the “Trustee”).
RECITALS OF THE COMPANY
     The Company has duly authorized the creation of an issue of 13 5/8% [Senior] [Junior] Subordinated Toggle Notes due 2013 (the “Securities”), of substantially the tenor and amount hereinafter set forth, and to provide therefor, the Company has duly authorized the execution and delivery of this Indenture and the Securities;
     WHEREAS, the Company and certain of its Subsidiaries filed for reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (“the “Bankruptcy Court”); and
     WHEREAS by order, dated                     , 2007, the Bankruptcy Court has confirmed the Company’s plan of reorganization (the “Plan”) in accordance with Section 1129 of the Bankruptcy Code and such Plan has become effective as of                     , 2007; and
     [WHEREAS, as part of the Plan, the Company has agreed, inter alia, to issue $                     aggregate principal amount (subject to increase for issuances to certain other creditors of the Company) of Securities to Holders of the Company’s outstanding 9 7/8% Senior Subordinated Notes due 2012 (the “Old Notes”) in exchange for all of the Company’s Old Notes and the related obligations thereunder; and]
     [WHEREAS, as part of the Plan, the Company has agreed, inter alia, to issue                      aggregate principal amount (subject to increase for issuances to certain other creditors of the Company) of Securities in exchange for cash pursuant to a rights offering.]
     WHEREAS, all acts and things necessary have been done to make (i) the Securities, when duly issued and executed by the Company and authenticated and delivered hereunder, the valid obligations of the Company and (ii) this Indenture a valid agreement of the Company in accordance with the terms of this Indenture.
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
     For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
     Section 1.1. Definitions.
     For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:
     (a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;
     (b) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;
     (c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;
     (d) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;
     (e) all references to $, US$, dollars or United States dollars shall refer to the lawful currency of the United States of America;
     (f) all references herein to particular Sections or Articles refer to this Indenture unless otherwise so indicated; and
     (g) the word “or” is not exclusive and the word “including” means including without limitation.
     The following terms shall have the meanings set forth in this Section.
     “Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or merges with or into the Company or any Subsidiary, or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary, as the case may be.
     “Adjusted Consolidated Interest Expense” of any Person means, without duplication, for any period, as applied to any Person, the sum of (a) the interest expense of such Person and its Consolidated Subsidiaries (exclusive of deferred financing fees and any premiums or penalties paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity) for such period, on a Consolidated basis, including without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, and (iv) accrued interest, plus (b) (i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid, or accrued by such Person during such period, and (ii) all capitalized interest of such Person and its Consolidated Subsidiaries, in each case as determined in accordance with GAAP consistently applied.
     “Affiliate” means, with respect to any specified Person: (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 10% or more of such specified Person’s Capital Stock or beneficial equity interest in such Person (if such Person is a real estate investment trust), or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or (iii) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of the Depository as in effect from time to time.
     “Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties and assets (A) that is governed by the provisions of Article VIII, (B) that is by any Subsidiary to the Company or any Wholly Owned Subsidiary in accordance with the terms of the Indenture, (C) that is of obsolete equipment or other obsolete assets in the ordinary course of business, (D) that constitutes a Restricted Payment that is permitted by the provisions of Section 10.9, including the making of a Permitted Investment (other than pursuant to clause (v) of the definition of “Permitted Investment”), (E) the Fair Market Value of which in the aggregate does not exceed $1,000,000 in any transaction or series of related transactions, or (F) Investments by the Company which comply with the terms of clause (ix) of the definition of “Permitted Investments”.
     “Average Life to Stated Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment; by (ii) the sum of all such principal payments.
     “Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership,

winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.
     “Board of Directors” means either the board of directors of the Company or any duly authorized committee of such board.
     “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.
     “Book-Entry Security” means any Security bearing the legend specified in Section 2.2 evidencing all or part of a series of Securities, authenticated and delivered to the Depository for such series or its nominee, and registered in the name of such Depository or nominee.
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York or the city in which the principal office of the Trustee is located are authorized or obligated by law or executive order to close.
     “Capital Lease Obligation” of any Person means any obligation of such Person and its Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.
     “Capital Stock” means: (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents” means: (i) Temporary Cash Investments; (ii) securities received by the Company or any Subsidiary from the transferee in an Asset Sale that are promptly converted by the Company or such Subsidiary into cash; (iii) the assumption of Indebtedness or other obligations or liabilities of the Company or any Subsidiary in connection with an Asset Sale and from which the Company or such Subsidiary is released; and (iv) in connection with an Asset Sale to a Person where the assets sold, issued, conveyed, transferred, leased or otherwise disposed of are included in a business which will be a party to the Franchise Program, the net present value of payments by such Person pursuant to the Franchise Program as calculated and certified by the chief financial officer of the Company.
     “Cash Interest” means any interest on the Securities paid in cash.
     “Change of Control” means the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d)(d) and 14(d)(2) of the Exchange Act or any successor provision) other than Permitted Holders is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the total outstanding Voting Stock of the Company; (ii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than (A) any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company), (B) or where the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock, or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described in Section 10.9 (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described in Section 10.9), and (C) where no “person” or “group” other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than a majority of the total outstanding Voting Stock of the surviving corporation; or (iii) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described in Article VIII.
     “Company” means Bally Total Fitness Holding Corporation, a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.
     “Company Request” or “Company Order” means a written request or order signed in the name of the Company by (i) any of its Chairman of the Board, its Vice Chairman, its President or a Vice President (regardless of Vice Presidential designation) or Treasurer, and (ii) any one of its Assistant Treasurers, its Secretary or any Assistant Secretary, and delivered to the Trustee, provided, however, that such request or order may be signed by any two of the officers or directors listed in clause (i) above in lieu of being signed by one of such officers or directors and one officer pursuant to clause (ii) above.
     “Consolidated Fixed Charge Coverage Ratio” of any Person means, for any period, the ratio of EBITDA to the sum of Adjusted Consolidated Interest Expense for such period and cash dividends paid on any Preferred Stock of such Person during such period; provided that (i) in making such computation, the Adjusted Consolidated Interest Expense attributable to interest on any Indebtedness shall be computed on a pro forma basis and (A) where such Indebtedness was outstanding during the period and bore a floating interest rate, interest shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, and (B) where such Indebtedness was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rates and (ii) in making such computation, the Adjusted Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

     “Consolidated Income Tax Expense” of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP.
     “Consolidated Net Income (Loss)” of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains or losses (exclusive of all fees and expenses relating thereto), (ii) the portion of net income (or loss) of such Person and its Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Person or one of its Subsidiaries, (iii) net income (or loss) of any Person combined with such Person or any of its Subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) net gains (or losses) (except for all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, (vi) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (vii) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of such Person, (viii) transaction costs charged in connection with the Refinancing, or (ix) amortization of intangible assets of such Person and its Subsidiaries on a consolidated basis under GAAP.
     “Consolidated Non-Cash Charges” of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).
     “Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term “Consolidated” shall have a similar meaning.
     “Corporate Trust Office” means the office of the Trustee or an affiliate or agent thereof at which at any particular time the corporate trust business for the purposes of this Indenture shall be principally administered, which office at the date of execution of this Indenture is located at 180 East 5th Street, St. Paul, Minnesota 55101, Attention: Corporate Finance.
     “Credit Agreement” means                                         , including any guarantees, instruments and collateral security documents delivered in connection therewith and any amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications thereto, in whole or in part (including, without limitation, any successive amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing), whether or not with the same lenders.

     “Default” means any event which is, or after notice or passage of any time or both would be, an Event of Default.
     “Depository” means, with respect to the Securities issued in the form of one or more Book-Entry Securities, The Depository Trust Company (“DTC”), its nominees and successors, or another Person designated as Depository by the Company, which must be a clearing agency registered under the Exchange Act.
     “Designated Senior Indebtedness” means (i) all Senior Indebtedness under, or in respect of, the Credit Agreement, and (ii) any other Senior Indebtedness which at the time of determination, has an aggregate principal amount outstanding of at least $15 million and is specifically designated in the instrument evidencing such Senior Indebtedness or the Agreement under which such Senior Indebtedness arises as “Designated Senior Indebtedness” by the Company.
     “Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.
     “EBITDA” means the sum of Consolidated Net Income, Adjusted Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Subsidiaries on a Consolidated basis, all determined in accordance with GAAP consistently applied.
     “Event of Default” has the meaning specified in Article V.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor statute.
     “Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors acting in good faith and shall be evidenced by a Board Resolution.
     “Franchise Program” means the program under which the Company and/or its Subsidiaries grant franchises to third parties which require franchisees, among other things, to pay fees to the Company and/or its Subsidiaries, and which, among other things, grants to the franchisee the right to receive training from the Company or its Subsidiaries or sell memberships to use facilities of the franchisee and the Company or its Subsidiaries. The Franchise Program may include the conversion of facilities owned by the Company or its Subsidiaries to franchise facilities and includes such a program as it may be amended, renewed, extended, substituted, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewal, extension, substitution, restructuring, replacement, supplementation or other modification of the foregoing).

     “Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, consistently applied, which are in effect on July 2, 2003.
     “Global Securities” means one or more securities evidencing all or a part of the Securities to be issued as Book-Entry Securities issued to the Depository in accordance with this Indenture.
     “Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of “Indebtedness” contained in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business or guarantees of operating leases.
     “Holder” means a Person in whose name a Security is registered in the Security Register.
     “Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability which constitutes Indebtedness of the types referred to in clauses (i) through (viii) above. For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.
     “Indenture” means this instrument as originally executed (including all exhibits and schedules thereto) and as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.
     “Indenture Obligations” means the obligations of the Company and any other obligor on the Indenture or under the Securities to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Securities and the performance of all other obligations to the Trustee and the holders under the Indenture and the Securities, according to the terms thereof.
     “Interest Payment Date” means the Stated Maturity of a regular installment of interest on the Securities.
     “Interest Rate Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.
     “Investment” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership (other than ownership obtained without making, or becoming liable, directly or indirectly, contingent or otherwise, for the making of, any advance, loan (or the forgiveness thereof), payment, extension of credit or capital contribution in connection therewith), by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.
     “Issue Date” means the date on which Securities are first issued under this Indenture.
     [“Junior Subordinated Toggle Notes” means the 13-5/8%/12% Junior Subordinated Toggle Notes due 2013 issued pursuant to the Indenture dated as of                     , 2007 among the Company, as issuer and the Trustee, as trustee.]1
     “Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim,

[1]	Not to be used in the Junior Subordinated Toggle Note Indenture.

preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired.
     “Maturity” means, when used with respect to any Security, the date on which the principal of such Security becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date, the Change of Control Purchase Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.
     “Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency.
     “Net Cash Proceeds” means (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale other than Indebtedness described in clause (i) of the definition of Permitted Indebtedness, (iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee, and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to in Section 10.9, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary), net of attorneys’ fees, accountants’ fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
     “Non-U.S. Subsidiaries” means Subsidiaries organized under the laws of jurisdictions other than the United States and the states and territories thereof.
     “Officers’ Certificate” means a certificate signed by any of (i) the Chairman of the Board, Vice Chairman, President or a Vice President (regardless of Vice Presidential designation) or

Treasurer, and (ii) by any one of its Assistant Treasurers, its Secretary or any Assistant Secretary, of the Company, and delivered to the Trustee, provided, however, that such certificate may be signed by any two of the officers or directors listed in clause (i) above in lieu of being signed by one of such officers or directors and one officer pursuant to clause (ii) above.
     “Opinion of Counsel” means a written opinion of qualified legal counsel, who may be counsel for the Company or the Trustee, and who shall be reasonably acceptable to the Trustee, including but not limited to an Opinion of Independent Counsel.
     “Opinion of Independent Counsel” means a written opinion by qualified legal counsel who is not an employee or consultant of the Company and who shall be reasonably acceptable to the Trustee.
     “Outstanding” when used with respect to Securities means, as of the date of determination, all Securities theretofore authenticated and delivered under this Indenture, except:
     (a) Securities theretofore canceled by the Trustee or delivered to the Trustee for cancellation;
     (b) Securities, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Securities; provided, that if such Securities are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made;
     (c) Securities, except to the extent provided in Sections 4.2 and 4.3, with respect to which the Company has effected defeasance or covenant defeasance as provided in Article IV; and
     (d) Securities in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this Indenture, other than any such Securities in respect of which there shall have been presented to the Trustee and Company proof reasonably satisfactory to each of them that such Securities are held by a bona fide purchaser in whose hands the Securities are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Securities have given any directions or consents to the waiver of any past default and its consequences, the determination of Securities that are outstanding shall be governed by the provisions of Section 316(a) of the Trust Indenture Act.
     “Pari Passu Indebtedness” means any Indebtedness of the Company that is pari passu in right of payment to the Securities.
     “Paying Agent” means any Person authorized by the Company to pay the principal of, premium, if any, or interest on any Securities on behalf of the Company.

     “Permitted Holders” means (i) any of Tennenbaum Capital Partners, LLC, The Anschutz Company and Goldman Sachs & Co. and their respective Affiliates, including, one or more investment funds controlled, managed or advised by any of them and (ii) any person that forms a “group” (within meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) with any Person mentioned in clause (i), provided that, in the case of clause (ii), a Person or Persons listed in clause (i) owns a majority of the voting power of such group.
     “Permitted Indebtedness” means:
     (i) Indebtedness under the Credit Agreement in an aggregate principal amount not to exceed, whichever amount is greater, (a) $292.0 million or (b) $115.0 million plus 80% of the net book value of the consolidated accounts receivable of the Company and its Subsidiaries, calculated in accordance with GAAP, in each case minus any permanent reductions of the amounts outstanding under the Credit Agreement as a result of repayment of such Indebtedness pursuant to Section 10.12 occurring after June 15, 2007 that permanently reduce the commitments thereunder;
     (ii) Indebtedness of the Company (a) represented by the Securities, or (b) that is incurred, in any amount, and in whole or in part, to (1) redeem all of the Securities outstanding as described herein, or (2) effect a complete defeasance or a covenant defeasance thereof as described herein; provided, in either case, that any Indebtedness incurred under this subclause (b) is actually applied in accordance with the applicable redemption or defeasance provision of this Indenture;
     (iii) Indebtedness of the Company outstanding on the Issue Date (other than Indebtedness incurred under clauses (i) and (viii) hereunder);
     (iv) Indebtedness of the Company owing to a Subsidiary; provided that any Indebtedness of the Company owing to a Subsidiary is made pursuant to an intercompany note and is expressly subordinated in right of payment to the payment and performance of the Company’s obligations under the Securities, and, upon an Event of Default, such Indebtedness shall not be due and payable until such Event of Default is cured, waived or rescinded; provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (iv);
     (v) obligations of the Company entered into in the ordinary course of business pursuant to Interest Rate Agreements designed to protect the Company against fluctuations in interest rates in respect of Indebtedness of the Company as long as such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding to which the Interest Rate Agreements apply;
     (vi) Indebtedness of the Company represented by Capital Lease Obligations or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition, improvement or development of real or tangible personal, movable or immovable, property or equipment in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company and any refinancings of such Indebtedness made in accordance with subclauses (a), (b) and (c) of clause (xi) below, in an aggregate principal amount pursuant to this clause (vi) not to exceed $100,000,000 outstanding at any time; provided that Indebtedness of the Company represented by Capital Lease Obligations incurred under this clause (vi) may not exceed $50,000,000 in aggregate principal amount at any one time outstanding; and provided that the principal amount of any Indebtedness permitted under this clause (vi) did not in each case at the time of incurrence exceed the cost of the acquired or constructed asset or improvement so financed;
     (vii) Indebtedness of the Company in respect of performance bonds, surety bonds and replevin bonds provided by the Company in the ordinary course of business;
     (viii) Indebtedness represented by the Senior Notes and guarantees of Subsidiaries of the Senior Notes, Indebtedness represented by [Senior] Subordinated Toggle Notes and Indebtedness represented by [Senior] [Junior] Subordinated Notes;
     (ix) other Indebtedness of the Company that does not exceed $50,000,000 in the aggregate at any one time outstanding;
     (x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other financial instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within four Business Days of its incurrence;
     (xi) any renewals, extensions, substitutions, refundings or refinancings (collectively, a “refinancing”) of any Indebtedness described in clauses (iii), (vi) and (viii) of this definition of “Permitted Indebtedness”, including any successive refinancings (a) so long as the borrower under such refinancing is the Company or, if not the Company, the same as the borrower of the Indebtedness being refinanced, (b) the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing by an amount greater than the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing, and (c) (A) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Securities at least to the same extent as the Indebtedness being refinanced and (B) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; and
     (xii) Indebtedness of the Company used to make any Permitted Payment set forth in clause (v) of the definition of “Permitted Payments”; provided, that the Senior Leverage Ratio for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which the additional

Indebtedness is incurred, taken as on period, does not exceed 2.75 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom).
     “Permitted Investment” means: (i) Investments in any Subsidiary or any Person which, as a result of such Investment, (a) becomes a Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Subsidiary; (ii) Indebtedness of the Company described under clause (v) of the definition of “Permitted Indebtedness”; (iii) Investments in any of the Securities; (iv) Temporary Cash Investments; (v) Investments acquired by the Company or any Subsidiary in connection with an Asset Sale permitted under Section 10.12 to the extent such Investments are non-cash proceeds as permitted under such covenant; (vi) Investments in existence on the Issue Date; (vii) Investments in the aggregate amount of $5,000,000 to purchase Capital Stock of any Subsidiary; (viii) any advance, loan (including guarantees) or other extension of credit to any Person who purchases or acquires assets of the Company or any Subsidiaries which are to be included in a business which will be or is a party to the Franchise Program, limited to the purchase or acquisition price of such assets; and (ix) any other Investments in joint ventures, partnerships, real estate investment trusts or other Persons reasonably related or complementary to the business of the Company on the date hereof in an aggregate amount not greater than $25,000,000 at any one time outstanding. In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the Board of Directors) at the time of Investment.
     “Permitted Subsidiary Indebtedness” means:
     (i) Indebtedness of a Subsidiary owing to the Company or another Subsidiary; provided that such Indebtedness is made pursuant to an intercompany note, and, upon an Event of Default, all amounts owing pursuant to such Indebtedness are immediately due and payable; and provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or a Subsidiary) shall be an incurrence of such Indebtedness by the obligor not within the definition of “Permitted Subsidiary Indebtedness” pursuant to this clause (i), and (b) any transaction pursuant to which any Subsidiary ceases to be a Subsidiary shall be deemed to be the incurrence of Indebtedness by such Subsidiary that is not within the definition of “Permitted Subsidiary Indebtedness” pursuant to this clause (i);
     (ii) Indebtedness of a Subsidiary represented by Indebtedness which would be permitted by clause (i), (iii), (v), (vi), (vii), (ix), (x) or (xi) of the definition of “Permitted Indebtedness” if incurred by the Company;
     (iii) Acquired Indebtedness of a Subsidiary that would be permitted to be incurred by the Company if such Acquired Indebtedness were being incurred by the Company;
     (iv) guarantees of Senior Indebtedness of the Company; and

     (v) guarantees of Indebtedness of Affiliates provided that the Investment in such Affiliate complies with the limitations set forth in Section 10.9 or constitutes a Permitted Investment.
     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.
     “Physical Certificates” means Securities other than Book-Entry Securities.
     “PIK Payment” means an interest payment with respect to the Securities made by (1) an increase in the outstanding principal amount of the Securities or (2) the issuance of PIK Securities.
     “PIK Securities” means additional Securities issued under this Indenture on the same terms and conditions as the Securities issued on the Issue Date in connection with a PIK Payment.
     “Plan” has the meaning assigned to it in the preamble of this Indenture.
     “Predecessor Security” of any particular Security means every previous Security evidencing all or a portion of the same debt as that evidenced by such particular Security; and, for the purposes of this definition, any Security authenticated and delivered under Section 3.8 in exchange for a mutilated Security or in lieu of a lost, destroyed or stolen Security shall be deemed to evidence the same debt as the mutilated, lost, destroyed, or stolen Security.
     “Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.
     “Purchase Money Obligation” means any Indebtedness secured by a Lien on assets related to the business of the Company and its Subsidiaries and any additions and accessions thereto, which are purchased at any time after the Securities are issued; provided that (i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a “Purchase Money Security Agreement”) shall be entered into within 270 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby, be increased, except in connection with the purchase of additions and accession thereto and except in respect of fees and other obligations in respect of such Indebtedness, and (iii) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company and its Subsidiaries of the assets subject thereto, or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

     “QIB” or “Qualified Institutional Buyer” means a qualified institutional buyer under Rule 144A of the Securities Act.
     “Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.
     “Redeemable Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of any event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Securities or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.
     “Redemption Date” when used with respect to any Security to be redeemed pursuant to any provision in this Indenture means the date fixed for such redemption by or pursuant to this Indenture.
     “Redemption Price” when used with respect to any Security to be redeemed pursuant to any provision in this Indenture means the price at which it is to be redeemed pursuant to this Indenture.
     “Regular Record Date” for the interest payable on any Interest Payment Date means                      (whether or not a Business Day), immediately preceding such Interest Payment Date.
     “Responsible Officer” when used with respect to the Trustee means any officer assigned to the Corporate Trust Office of the Trustee or any agent of the Trustee appointed hereunder, including the chairman or vice chairman of the board of directors or the executive committee of the board of directors, the president, any vice president, any assistant vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers or any other officer appointed hereunder to whom any corporate trust matter is referred because of his or her knowledge of and familiarity with the particular subject.
     “Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule.
     “Rule 144A” means Rule 144A promulgated under the Securities Act or any successor rule.
     “S&P” means Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor rating agency.
     “Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Company or a Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

     “SEC” means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if, at any time after the execution of the Indenture, the SEC is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.
     “Securities” means any Security authenticated and delivered under this Indenture, including any PIK Securities issued in respect of Securities and any increase in the principal amount of outstanding Securities as a result of a PIK Payment. All Securities issued pursuant to the Indenture, including any PIK Securities issued under this Indenture, shall be treated as a single class for all purposes under this Indenture.
     “Securities Act” means the United States Securities Act of 1933, as amended, or any successor statute.
     “Senior Indebtedness” means the principal of, premium (if any) and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign Bankruptcy Law whether or not allowable as a claim in such proceeding) and all other monetary obligations on any Indebtedness of the Company (other than as otherwise provided in this definition), whether outstanding on the date hereof or thereafter created, incurred or assumed, and whether at any time owing, actually or contingently, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Securities. Without limiting the generality of the foregoing, Senior Indebtedness shall include principal, premium (if any) and interest (including interest accruing after the filing of a petition initiating any proceedings under any state, federal or foreign Bankruptcy Laws whether or not allowable as a claim in such proceeding) and all other monetary obligations of every kind and nature of the Company from time to time owed under the Credit Agreement; provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Credit Agreement shall not constitute Senior Indebtedness to the extent the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of the Company. Notwithstanding the foregoing, “Senior Indebtedness” shall not include (i) Indebtedness evidenced by the Securities [or [Junior] Subordinated Notes]2, (ii) Indebtedness that is by its terms subordinate or junior in right of payment to any Indebtedness of the Company, (iii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of title 11 United States Code, is without recourse to the Company, (iv) Indebtedness which is represented by Redeemable Capital Stock, (v) any liability for foreign, federal, state, local or other tax owed or owing by the Company to the extent such liability constitutes Indebtedness, (vi) Indebtedness of the Company to a Subsidiary or any other Affiliate of the Company or any of such Affiliate’s subsidiaries, and (vii) that portion of any Indebtedness which at the time of issuance is issued in violation of this Indenture.
     “Senior Leverage Ratio” means with respect to the Company and its Subsidiaries on a consolidated basis for the most recently ended four full fiscal quarters twelve month period for which financial statements are available, the ratio of (a) Senior Indebtedness of

[2]	In Senior Subordinated Notes, “Securities,” “Subordinated Notes” and “Junior Subordinated Notes;” in the Subordinated Notes, “Securities” and Junior Subordinated Notes, “Securities.”

the Company and its Subsidiaries on a consolidated basis on the last day of such period to (b) EBITDA for such period.
     “Senior Notes” means the 12 3/8% Senior Secured Notes due 2011 issued by the Company pursuant to the Senior Notes Indenture.
     “Senior Notes Indenture” means the Indenture, dated as of                     , 2007, as amended or supplemented, by and among the Company, as issuer, the Guarantors party thereto and the Trustee, as trustee.
     [“Senior Subordinated Toggle Notes” means the 13 5/8%/12% Senior Subordinated Toggle Notes due 2013 issued pursuant to the Indenture dated as of                     , 2007 among the Company, as issuer and the Trustee, as trustee.]3
     “Senior Representative” means the agent, indenture trustee or other trustee or representative for any Senior Indebtedness.
     “Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
     “Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 3.8.
     “Stated Maturity” when used with respect to any Indebtedness or any installment of interest thereon means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.
     “Subordinated Indebtedness” means Indebtedness of the Company which is by its terms expressly subordinated in right of payment to the Securities.
     [“Subordinated Notes” means the 13-5/8%/12% Subordinated Toggle Notes due 2013 issued pursuant to the Indenture dated as of                     , 2007 among the Company, as issuer and the Trustee, as trustee.]4
     “Subsidiary” means any Person, a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries; provided that any Unrestricted Subsidiary shall not be deemed a Subsidiary under the Indenture.
     “Temporary Cash Investments” means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and

[3]	Not to be used in the Senior Subordinated Toggle Note Indenture.

[4]	Not to be used in the Subordinated Note Indenture.

interest by the United States of America, (ii) any certificate of deposit (or, with respect to non-U.S. banking institutions, similar instruments) maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System or a commercial banking institution organized and located in a country recognized by the United States of America, in each case, that has combined capital and surplus and undivided profits of not less than $500,000,000 (or the foreign currency equivalent thereof), whose debt has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or any successor rating agency or “A-1” (or higher) according to S&P or any successor rating agency, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P, (iv) any money market deposit accounts or demand deposit accounts issued or offered by a domestic commercial bank or a commercial banking institution organized and located in a country recognized by the United States of America, in each case having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof); provided that the short-term debt of such commercial bank has a rating, at the time of Investment, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P, and (v) any other Investments, that at any one time do not exceed $100,000 in the aggregate, issued or offered by any domestic commercial bank or any commercial banking institution organized and located in a country recognized by the United States of America.
     “Transfer Restricted Securities” means Securities that bear or are required to bear the Transfer Restriction Legend.
     “Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture, until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.
     “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, or any successor statute. References to sections of the Trust Indenture Act include successor statute sections dealing with the same subject.
     “Unrestricted Subsidiary” means (i) BTFCC, Inc., (ii) BTF Canada Corporation, (iii) BTF Cincinnati Corporation, (iv) BTF Europe Corporation, (v) BTFF Corporation, (vi) BTF Indianapolis Corporation, (vii) BTF Minneapolis Corporation, (viii) Bally Real Estate I, LLC, (ix) any subsidiary of the Company that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors, as provided below), and (x) any subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any subsidiary of the Company (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply: (a) neither the Company nor any of its Subsidiaries provides credit support for Indebtedness of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (b) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness or the Credit Agreement, (c) any Investment by the Company in such Unrestricted Subsidiary made as a result of designating such subsidiary an

Unrestricted Subsidiary shall not violate the provisions described under Section 10.16 and such Unrestricted Subsidiary is not party to any agreement, contract, arrangement or understanding at such time with the Company or any other subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such other subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed an Investment, and (d) such Unrestricted Subsidiary does not own any Capital Stock in any subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions and any Investment by the Company in such Unrestricted Subsidiary shall be deemed a Restricted Payment on the date of designation in an amount equal to the greater of (1) the net book value of such Investment or (2) the Fair Market Value of such Investment as determined in good faith by the Board of Directors. The Board of Directors may designate any Unrestricted Subsidiary as a Subsidiary; provided (i) that if such Unrestricted Subsidiary has any Indebtedness, that immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness or Permitted Subsidiary Indebtedness) pursuant to the restrictions under Section 10.8, and (ii) that all Indebtedness of such Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Subsidiary.
     “Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary (a) as to which neither the Company nor any Subsidiary is directly or indirectly liable (by virtue of the Company or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), and (b) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.
     “Voting Stock” means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
     “Wholly-Owned Subsidiary” means a Subsidiary all the Capital Stock of which (other than qualifying shares, if any) is owned by the Company or another Wholly-Owned Subsidiary.

     Section 1.2. Other Definitions.

	DEFINED IN
TERM	SECTION
“Act”	1.5
“Additional Global Securities”	3.3
“Additional Physical Securities”	3.3
“Agent Members”	3.6
“Audited 2007 Financials”	5.1
“Change of Control Offer”	10.13
“Change of Control Purchase Date”	10.13
“Change of Control Purchase Notice”	10.13
“Change of Control Purchase Price”	10.13
“covenant defeasance”	4.3
“Defaulted Interest”	3.8
“defeasance”	4.2
“Defeasance Redemption Date”	4.4
“Defeased Securities”	4.1
“Excess Proceeds”	10.12
“Global Security Legend”	3.5
“Global Securities”	3.3
“incur”	10.8
“Incurrence Date”	10.8
“Initial Global Securities”	3.3
“Initial Period”	13.3
“MD&A”	7.4	(a)(1)
“Non-payment Default”	13.3
“Offer”	10.12
“Offer Date”	10.12
“Offered Price”	10.12
“OID Legend”	3.5
“Pari Passu Debt Amount”	10.12
“Payment Blockage Period”	13.3
“Payment Default”	13.3
“Pari Passu Offer”	10.12
“Permitted Junior Securities”	13.2
“Permitted Payment”	10.9
“PIK Interest”	3.1
“refinancing”	10.9
“Restricted Global Securities”	3.3
“Restricted Payments”	10.9
“Restricted Physical Securities”	3.3
“Section 1145”	3.5
“Securities Amount”	10.12
“Security Register”	3.5
“Security Registrar”	3.5
“Special Payment Date”	3.8
“Surviving Entity”	8.1
“Transfer Restriction Legend”	3.5
“Unrestricted Global Securities”	3.3
“Unrestricted Physical Securities”	3.3

     Section 1.3. Compliance Certificates and Opinions.
     Upon any application or request by the Company to the Trustee to take any action under any provision of this Indenture, the Company and each other obligor on the Securities shall furnish to the Trustee an Officers’ Certificate in a form and substance reasonably acceptable to the Trustee stating that all conditions precedent, if any, provided for in this Indenture (including any covenant compliance which constitutes a condition precedent) relating to the proposed action have been complied with and an Opinion of Counsel in a form and substance reasonably acceptable to the Trustee stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that, in the case of any such application or request as to which the furnishing of any certificates and/or opinions is specifically required by any provision of this Indenture, relating to such particular application or request, no additional certificate or opinion need be furnished.
     Every certificate or Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include:
     (a) a statement to the effect that each individual or firm signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;
     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (c) a statement to the effect that, in the opinion of each such individual or such firm, he has made such examination or investigation as is necessary to enable him or them to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (d) a statement as to whether, in the opinion of each such individual or such firm, such condition or covenant has been complied with.
     Section 1.4. Form of Documents Delivered to Trustee.
     In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to such matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.
     Any certificate or opinion of an officer of the Company or other obligor on the Securities may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any certificate or opinion of such an officer or of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company or other obligor on the Securities with respect to such factual matters and which contains a statement to the effect that the information with respect to such factual matters is in the possession of the Company or other obligor on the Securities, unless such officer or counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous. Opinions of Counsel required to be delivered to the Trustee may have qualifications customary for opinions of the type required, and counsel delivering such Opinions of Counsel may rely on certificates of the Company or government or other officials customary for opinions of the type required, including certificates certifying as to matters of fact, including that various financial covenants have been complied with.
     Any certificate or opinion of an officer of the Company or other obligor on the Securities may be based, insofar as it relates to accounting matters, upon a certificate or opinion of, or representations by, an accountant or firm of accountants in the employ of the Company, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the accounting matters upon which his certificate or opinion may be based are erroneous. Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent with respect to the Company.
     Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.
     Section 1.5. Acts of Holders.
     (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.
     (b) The ownership of Securities shall be proved by the Security Register.
     (c) Any request, demand, authorization, direction, notice, consent, waiver or other Act by the Holder of any Security shall bind every future Holder of the same Security or the Holder of every Security issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or the Company or any other obligor on the Securities in reliance thereon, whether or not notation of such action is made upon such Security.
     (d) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.
     Section 1.6. Notices, etc., to Trustee and the Company.
     Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with:
     (a) the Trustee by any Holder or by the Company or any other obligor on the Securities shall be sufficient for every purpose hereunder if made, given, furnished or filed, in writing, by first-class mail postage prepaid (return receipt requested) or delivered in person or by recognized overnight courier to or with the Trustee at its Corporate Trust Office, Attention: Corporate Trust Administration or at any other address furnished in writing prior thereto to the Holders, the Company or any other obligor on the Securities by the Trustee; or
     (b) the Company shall be sufficient for every purpose (except as provided in Section 5.1(c)) hereunder if made, given, furnished or filed, in writing, by first-class mail postage prepaid (return receipt requested) or delivered in person or by recognized overnight courier, to or with the Company addressed to it at 8700 West Bryn Mawr Avenue, Chicago, Illinois 60633, Attention: Chief Financial Officer, or at any other address previously furnished in writing to the Trustee by the Company.
     Section 1.7. Notice to Holders; Waiver.
     Where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at such Holder’s address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Any notice when mailed to a Holder in the aforesaid manner shall be conclusively deemed to have been received by such Holder whether or not actually received by such Holder. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
     In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this Indenture, then any method of giving such notice as shall be reasonably satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.
     Section 1.8. Conflict with Trust Indenture Act.
     If and to the extent that any provision hereof limits, qualifies or conflicts with any provision of the Trust Indenture Act or another provision which is required or deemed to be included in this Indenture by any of the provisions of the Trust Indenture Act, the provision or requirement of the Trust Indenture Act shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision of the Trust Indenture Act shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.
     Section 1.9. Effect of Headings and Table of Contents.
     The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
     Section 1.10. Successors and Assigns.
     All covenants and agreements in this Indenture by the Company and any other obligor on the Securities shall bind their successors and assigns, whether so expressed or not.
     Section 1.11. Separability Clause.
     In case any provision in this Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 1.12. Benefits of Indenture.
     Nothing in this Indenture or in the Securities, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder, any Paying Agent, the Holders and the holders of Senior Indebtedness) any benefit or any legal or equitable right, remedy or claim under this Indenture.
     Section 1.13. Governing Law.
     THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

     Section 1.14. Legal Holidays.
     In any case where any Interest Payment Date, Redemption Date, Maturity or Stated Maturity of any Security shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Securities) payment of interest or principal or premium, if any, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at Maturity or the Stated Maturity, and no interest shall accrue with respect to such payment for the period from and after such Interest Payment Date, Redemption Date, Maturity or Stated Maturity, as the case may be, to the next succeeding Business Day.
     Section 1.15. Schedules.
     All schedules attached hereto are by this reference made a part with the same effect as if herein set forth in full.
     Section 1.16. Counterparts.
     This Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
     Section 1.17. No Recourse against Others.
     A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting any of the Securities waives and releases all such liability. Such waiver may not be effective to waive liabilities under federal securities laws and it is the view of the SEC that such a waiver is against public policy.
ARTICLE II
SECURITY FORMS
     Section 2.1. Forms Generally.
     (a) The Securities and the Trustee’s certificate of authentication thereon shall be in substantially the forms set forth in this Article II, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted hereby and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange, any organizational document or governing instrument or applicable law or as may, consistently herewith, be determined by the officers executing such Securities, as evidenced by their execution of the Securities. Any portion of the text of any Security may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Security.
     (b) The definitive Securities shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Securities may be listed, all as determined by the officers executing such Securities, as evidenced by their execution of such Securities.

     For purposes of this Indenture, all references to “principal amount” of the Securities shall include any increase in the principal amount of the Securities as a result of a PIK Payment.
     Section 2.2. Form of Face of Security.
     The form of the face of any Securities authenticated and delivered hereunder shall be substantially as follows:

BALLY TOTAL FITNESS HOLDING CORPORATION
13 5/8%/12% [SENIOR] [JUNIOR] SUBORDINATED TOGGLE NOTES DUE 2013
[Insert Global Note Legend here if appropriate]
[Insert Restricted Securities Legend here if appropriate]
[Insert OID Legend]
CUSIP NO.

No.	Principal Amount [$ ], as
revised by the Schedule of Exchanges of
Interests in Global Security attached hereto
     Bally Total Fitness Holding Corporation, a Delaware corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                      or registered assigns, the principal sum of ___United States dollars on ___, 2013, at the office or agency of the Company referred to below, and to pay interest thereon, at its option, interest on the principal amount of this security (i) entirely in cash (“Cash Interest”) or (ii) entirely by increasing the principal amount of the outstanding Securities or by issuing PIK Securities (“PIK Interest”), provided that the Company may pay Cash Interest only if the Company has EBITDA (excluding the impact of non-cash revenues until received) for the four full fiscal quarters for which financial results are available immediately preceding the relevant Interest Payment Date exceeding $200.0 million, and the Company and its consolidated subsidiaries have, after giving effect to such Cash Interest payment, $75 million of (a) combined unrestricted cash and cash equivalents, plus (b) then unrestricted borrowing availability under the Credit Agreement. The Company shall pay interest, annually in arrears, on ___of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date; provided that the first Interest Payment Date shall be ___, 2008.
     Cash Interest on the Securities will accrue at a rate of 12% per annum. PIK Interest on the Securities will accrue at a rate of 13 5/8% per annum and be payable (x) with respect to Securities represented by one or more Global Securities registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the outstanding principal amount of the Global Security by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the Depository or otherwise to authenticate and deliver such new Global Securities) and (y) with respect to Securities represented by certificated Securities, by issuing PIK Securities in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Company, authenticate such PIK Securities and

(i) if such PIK Securities are Global Securities, deposit such PIK Securities into the account specified by the Holder or Holders thereof as of the relevant record date or (ii) if such PIK Securities are in certificated form for original issuance to the Holders thereof on the relevant record date, deliver such PIK Securities to the respective addresses as shown by the Security Register. Following an increase in the principal amount of the outstanding Global Securities as a result of a PIK Payment, the Global Securities will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Securities issued in certificated form or as new Global Securities will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Securities issued pursuant to a PIK Payment will mature on                     , 2013 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Securities issued on the Issue Date. Any certificated PIK Securities will be issued with the description “PIK” on the face of such PIK Security.
     The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or any Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the                      (whether or not a Business Day) immediately preceding such Interest Payment Date. Any such interest not so punctually paid, or duly provided for, and interest on such defaulted interest at the interest rate borne by the Securities, to the extent lawful, shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Security (or any Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
     Payment of the principal of, premium, if any, and interest on, this Security, and exchange or transfer of the Security, will be made at the office or agency of the Company in The City of New York maintained for such purpose (which initially will be the Corporate Trust Office of the Trustee), or at such other office or agency as may be maintained for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register.
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof or by the authenticating agent appointed as provided in the Indenture by manual signature of an authorized signer, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by the manual or facsimile signature of its authorized officers and its corporate seal to be affixed or reproduced hereon.

BALLY TOTAL FITNESS HOLDING CORPORATION

By:
Title:

Attest:

Authorized Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the 13 5/8%/12% [Senior] [Junior] Subordinated Toggle Notes due 2013 referred to in the within-mentioned Indenture.

[U.S. BANK TRUST NATIONAL ASSOCIATION,] as Trustee
By:
Authorized Signer

Dated:

OPTION OF HOLDER TO ELECT PURCHASE
     If you wish to have this Security purchased by the Company pursuant to Section 10.12 or Section 10.13, as applicable, of the Indenture, check the Box:
     If you wish to have a portion of this Security purchased by the Company pursuant to Section 10.12 or Section 10.13 as applicable, of the Indenture, state the amount (in original principal amount): $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Security)
Signature Guarantee:
[Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.]

     Section 2.3. Form of Reverse of Securities.
     The form of the reverse of the Securities shall be substantially as follows:
BALLY TOTAL FITNESS HOLDING CORPORATION
13 5/8%/12% [SENIOR] [JUNIOR] SUBORDINATED TOGGLE NOTES DUE 2013
     This Security is one of a duly authorized issue of Securities of the Company designated as its 13 5/8%/12% [Senior] [Junior] Subordinated Toggle Notes due 2013 (herein called the “Securities”), issued under and subject to the terms of an indenture, as amended or supplemented (herein called the “Indenture”), dated as of ___, 2007 between the Company and [U.S. Bank Trust National Association], as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. The Securities and the PIK Securities shall be treated as a single class of securities for all purposes under the Indenture.
     The Indenture contains provisions for defeasance at any time of (a) the entire Indebtedness on the Securities and (b) certain restrictive covenants and related defaults and Events of Default, in each case upon compliance with certain conditions set forth therein.
     The Securities are subject to redemption at any time and from time to time at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days’ prior notice to the Holders by first-class mail, in amounts of $1,000 or an integral multiple thereof at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the Redemption Date (subject to the rights of Holders of record on relevant Regular Record Dates or Special Record Dates to receive interest due on an Interest Payment Date).
     If less than all of the Securities are to be redeemed, the Trustee shall select the Securities or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable.
     Upon the occurrence of a Change of Control, each Holder may require the Company to purchase such Holder’s Securities in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to a Change of Control Offer in accordance with the procedures set forth in the Indenture.
     Under certain circumstances, in the event the Net Cash Proceeds received by the Company from any Asset Sale (which proceeds are not used to permanently repay any Senior Indebtedness or invested in properties or other assets that replace the properties and assets that were the subject of the Asset Sale or which will be used in the businesses of the Company or its Subsidiaries existing on the date of the Indenture or in businesses reasonably related or complementary thereto) exceeds a specified amount, the Company will be required to set aside such proceeds in a separate account pending an offer by the Company to apply such proceeds to the repayment of the Securities and certain Indebtedness ranking pari passu in right of payment to the Securities.
     In the case of any redemption or repurchase of Securities in accordance with the Indenture, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of such Securities of record as of the close of business on the relevant Regular Record Date or Special Record Date referred to on the face hereof. Securities (or portions thereof) for whose redemption and payment provision is made in accordance with the Indenture shall cease to bear interest from and after the Redemption Date.
     In the event of redemption or repurchase of this Security in accordance with the Indenture in part only, a new Security or Securities for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.
     If an Event of Default shall occur and be continuing, the principal amount of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture. The Securities are not entitled to the benefit of any sinking fund.
     The Indenture permits, with certain exceptions (including certain amendments permitted without the consent of any Holders) as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture and the Securities at any time by the Company and the Trustee with the consent of the Holders of a specified percentage in aggregate principal amount of the Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities, to waive compliance by the Company with certain provisions of the Indenture and the Securities and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.
     The Securities are subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents or, as acceptable to the holders of Senior Indebtedness, in any other manner, of all Senior Indebtedness of the Company whether outstanding on the date hereof or thereafter created, incurred, assumed or guaranteed. Each Holder by his acceptance hereof agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustees his attorney-in-fact for such purpose.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company or any other obligor on the Securities (in the event such other obligor is obligated to make payments in respect of the Securities), which is absolute and unconditional, to pay the principal of, premium, if any, and interest on, this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

     If this Security is in certificated form, then as provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable on the Security Register of the Company, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained for such purpose in The City of New York or at such other office or agency of the Company as may be maintained for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     If this Security is in certificated form, then as provided in the Indenture and subject to certain limitations therein set forth, the Holder, may exchange this Security for a Book-Entry Security by instructing the Trustee (by completing the Transferee Certificate in the form in Appendix I) to arrange for such Security to be represented by a beneficial interest in a Global Security in accordance with the customary procedures of the Depository unless the Company has elected not to issue a Global Security.
     If this Series is a Global Security, it is exchangeable for a Security in certificated form as provided in the Indenture and in accordance with the rules and procedures of the Trustee and the Depository. In addition, certificated securities shall be transferred to all beneficial holders in exchange for their beneficial interests in a Global Security if (x) the Depository notifies the Company that it is unwilling or unable to continue as depository for a Global Security and a successor Depository is not appointed by the Company within 90 days or (y) there shall have occurred and be continuing an Event of Default and the Security Registrar has received a request from the Depository; provided that Physical Securities may not be issued to more than 400 Holders without the prior written consent of the Company. Upon any such issuance, the Trustee is required to register such certificated Securities in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof).
     Securities other than PIK Securities in certificated form are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities are exchangeable for a like aggregate principal amount of Securities of a differing authorized denomination, as requested by the Holder surrendering the same.
     No service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).
     All terms used in this Security which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.
     [The Transferee Certificate, in the form of Exhibit A hereto, will be attached to the Security.]

SCHEDULE OF CHANGES IN INTERESTS IN THE GLOBAL SECURITY*
     The initial outstanding principal amount of this Global Security is $                    . The following PIK Payments, exchanges of a part of this Global Security for an interest in another Global Security or for a Physical Security, or exchanges of a part of another Global or Physical Security for an interest in this Global Security, have been made:

Principal
	Amount of	Amount of	Amount of this	Signature of
	decrease in	increase in	Global Security	authorized
	Principal	Principal	following such	officer of Trustee
Date of	Amount of this	Amount of this	decrease or	or custodian for
Exchange	Global Security	Global Security	increase	the Depository

*	This schedule should be included only if the Security is issued in global form.

ARTICLE III
THE SECURITIES
     Section 3.1. Title and Terms.
     The aggregate principal amount of Securities which may be authenticated and delivered under this Indenture is limited to $                     in principal amount of Securities and any PIK Securities issued in connection therein, except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to Section 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 9.6, 10.12, 10.13 or 11.8.
     The Securities shall be known and designated as the “13 5/8%/12% [Senior] [Junior] Subordinated Toggle Notes due 2013” of the Company. The Stated Maturity of the Securities shall be                     , 2013. The Company shall pay interest on the principal amount of the Securities at its option, (i) entirely in cash or (ii) entirely by increasing the principal amount of the outstanding Securities or by issuing PIK Securities (“PIK Interest”), provided that the Company may pay Cash Interest only if the Company has EBITDA (excluding the impact of non-cash revenues until received) for the four full fiscal quarters for which financial results are available immediately preceding the relevant Interest Payment Date exceeding $200.0 million, and the Company and its consolidated subsidiaries have, after giving effect to such Cash Interest payment, $75 million of (a) combined unrestricted cash and cash equivalents, plus (b) then unrestricted borrowing availability under the Credit Agreement. The Company shall pay interest, annually in arrears on                      of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date; provided that the first Interest Payment Date shall be                     , 2008. Cash Interest on the Securities will accrue at a rate of 12% per annum and PIK Interest on the Securities will accrue at a rate of 13 5/8% per annum.
     The principal of, premium, if any, and interest on, the Securities shall be payable and the Securities will be exchangeable and transferable at an office or agency of the Company in The City of New York maintained for such purposes (which initially will be the Corporate Trust Office of the Trustee) or at such other office or agency as may be maintained for such purpose; provided, however, that payment of interest may be made at the option of the Company by check mailed to addresses of the Person entitled thereto as such addresses shall appear on the Security Register.
     For all purposes hereunder, the Securities and the PIK Securities, if any, will be treated as one class and are together referred to as the “Securities.”
     For purposes of this Indenture, all references to “principal amount” of the Securities shall include any increase in the principal amount of the Securities as a result of PIK Payment.
     The Securities shall be subject to repurchase by the Company pursuant to an Offer as provided in Section 10.12.

     Holders shall have the right to require the Company to purchase their Securities, in whole or in part, in the event of a Change of Control pursuant to Section 10.13.
     The Securities shall not be entitled to the benefits of any sinking fund.
     The Securities shall be redeemable as provided in Article XI and in the Securities.
     At the election of the Company, the entire Indebtedness on the Securities or certain of the Company’s obligations and covenants and certain Events of Default thereunder may be defeased as provided in Article IV.
     Section 3.2. Denominations.
     The Securities shall be issuable only in fully registered form without coupons and only in denominations of $1,000 and any integral multiple thereof, except PIK Securities may be issued in minimum denominations of $1.00 an any integral multiple thereof, and any increase in the principal amount of Securities as a result of a PIK Payment may be made in integral multiples of $1.00.
     Section 3.3. Execution, Authentication, Delivery and Dating.
     The Securities shall be executed on behalf of the Company by one of its Chairman of the Board, its President, its Chief Executive Officer, its Chief Financial Officer or one of its Vice Presidents and attested by its Secretary or one of its Assistant Secretaries. The signatures of any of these officers on the Securities may be manual or facsimile.
     Securities bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities.
     On the Issue Date, the Trustee shall, upon receipt of a Company Order, authenticate and deliver Initial Securities in an aggregate principal amount of $___ plus incremental principal amounts of Securities to be issued after the Issue Date pursuant to Section ___of the Plan. In addition, at any time, from time to time, the Trustee shall upon Company Order authenticate and deliver any PIK Securities for an aggregate principal amount specified in such Company Order for such PIK Securities to be issued hereunder.
     The Initial Securities shall be issued initially (in the form of one or more permanent global securities in definitive, fully registered form (collectively, the “Initial Global Securities”), one of which will bear the Transfer Restriction Legend, representing Securities the beneficial owners of which are Permitted Holders, and at least one of which shall not bear such legend, representing Securities the beneficial owners of which are not Permitted Holders.
     Additional Securities constituting a PIK Payment with respect to Securities evidenced by a Global Security may be issued by the annotation of an increase in the principal amount of such Global Security or by the issuance of one or more additional Global Securities in definitive, fully registered form (“Additional Global Securities”). Additional Global Securities evidencing a PIK

Payment with respect to Transfer Restricted Securities shall constitute Transfer Restricted Securities.
     Additional Securities constituting interest paid in-kind with respect to Securities evidenced by a Physical Security shall be issued in the form of one or more additional Physical Securities (“Additional Physical Securities”). Additional Physical Securities evidencing interest paid in-kind with respect to Transfer Restricted Securities shall constitute Transfer Restricted Securities.
     The Initial Global Securities and any Additional Global Securities are collectively referred to herein as “Global Securities.” All Global Securities shall be initially issued in each case without interest coupons and with the Global Security Legend and the OID Legend, shall be deposited on behalf of the purchasers of such Securities represented thereby with the custodian for the Depository and registered in the name of the Depository or a nominee of the Depository, and duly executed by the Company and authenticated by the Trustee as provided in this Indenture. The aggregate principal amount of the Global Securities may from time to time by increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee or as otherwise hereinafter provided.
     Global Securities that are Transfer Restricted Securities are referred to herein as “Restricted Global Securities” and Global Securities that are not Transfer Restricted Securities are referred to herein as “Unrestricted Global Securities.” Definitive Securities that are Transfer Restricted Securities are referred to herein as “Restricted Definitive Securities,” and Definitive Securities that are not Transfer Restricted Securities are referred to herein as “Unrestricted Definitive Securities.”
     Each Security shall be dated the date of its authentication.
     No Security shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual signature of one of its duly authorized signatories, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.
     In case the Company or any of its Subsidiaries, pursuant to Article VIII, shall, in a single transaction or through a series of related transactions, be consolidated or merged with or into any other Person or shall sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person, and the successor Person resulting from such consolidation or surviving such merger, or into which the Company shall have been merged, or the successor Person which shall have participated in the sale, assignment, conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article VIII, any of the Securities authenticated or delivered prior to such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Securities executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the

Securities surrendered for such exchange and of like principal amount; and the Trustee, upon Company Request of the successor Person, shall authenticate and deliver Securities as specified in such request for the purpose of such exchange. If Securities shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 3.3 in exchange or substitution for or upon registration of transfer of any Securities, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Securities at the time Outstanding for Securities authenticated and delivered in such new name.
     The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Securities on behalf of the Trustee. Unless limited by the terms of such appointment, an authenticating agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Security Registrar or Paying Agent to deal with the Company and its Affiliates.
     If an officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates such Security such Security shall be valid nevertheless.
     Section 3.4. Temporary Securities.
     Pending the preparation of definitive Securities, the Company may execute, and upon Company Order the Trustee shall authenticate and make available for delivery, temporary Securities which are printed, lithographed, typewritten or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Securities in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Securities may determine, as conclusively evidenced by their execution of such Securities.
     If temporary Securities are issued, the Company will cause definitive Securities to be prepared without unreasonable delay. After the preparation of definitive Securities, the temporary Securities shall be exchangeable for definitive Securities upon surrender of the temporary Securities at the office or agency of the Company designated for such purpose pursuant to Section 10.2, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities, the Company shall execute and the Trustee shall authenticate and make available for delivery in exchange therefor a like principal amount of definitive Securities of authorized denominations. Until so exchanged the temporary Securities shall in all respects be entitled to the same benefits under this Indenture as definitive Securities.
     Section 3.5. Registration, Registration of Transfer and Exchange.
     (a) Transfer and Exchange of Beneficial Interests in the Global Securities. The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depository, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Securities shall be subject to restrictions on transfer comparable to those set forth herein. Transfers of beneficial interests in the Global Securities also shall require compliance with the following, as applicable:

     (i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in a Restricted Global Securities may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Security in accordance with Section 3.5(b) hereof and the transfer restrictions set forth in the Transfer Restriction Legend. Beneficial interests in an Unrestricted Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Unrestricted Global Security.
     (ii) Transfers and Exchanges of Beneficial Interests in a Global Security for Beneficial Interests in the other Global Security. In connection with all transfers and exchanges of beneficial interests in a Global Security for beneficial interests in the other Global Security, the transferor of such beneficial interest must deliver to the Registrar (A) a written order from a Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to credit or cause to be credited a beneficial interest in the applicable Global Security in an amount equal to the beneficial interest to be transferred or exchanged, (B) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase, and (C) the documentation required by Section 3.5(e) hereof. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Securities contained in this Indenture (including, without limitation, Section 3.5(e) hereof) and the Securities or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Securities pursuant to Section 3.5(f) hereof.
     (b) Transfer or Exchange of Beneficial Interests for Physical Securities. If any holder of a beneficial interest in a Global Security proposes to exchange such beneficial interest for a Physical Security or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Physical Security, then, upon (i) delivery to the Security Registrar of (A) a written order from a Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to cause to be issued a Physical Security in an amount equal to the beneficial interest to be transferred or exchanged, and (B) instructions given by the Depository to the Security Registrar containing information regarding the Person in whose name such Physical Security shall be registered to effect such transfer or exchange, and (ii) if the beneficial interest being transferred or exchanged is a beneficial interest in a Restricted Global Security, satisfaction of the conditions set forth in Section 3.5(e) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Security to be reduced accordingly pursuant to Section 3.5(g) hereof, and the Company shall execute and, upon receipt of a Company Order pursuant to Section 3.3, the Trustee shall authenticate and deliver to the Person designated in the instructions a Physical Security in the appropriate principal amount. Any Physical Security issued in exchange for a beneficial interest pursuant to this Section 3.5(b) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Security Registrar through instructions from the Depository and the Participant. The Trustee shall deliver such Physical Securities to the Persons in whose names such Securities are so registered.
     Any Physical Security issued upon exchange or transfer of a beneficial interest in an Unrestricted Global Security that is issued to a Person that may be deemed to be an

“underwriter” within the meaning of 11 U.S.C. § 1145 (“Section 1145”) or an “affiliate” or a “control person” within the meaning of the Securities Act and any Physical Security issued upon exchange or transfer of a beneficial interest in a Restricted Global Security may, in each case, bear the Transfer Restriction Legend and, in any event, shall be subject to all applicable restrictions on transfer.
     (c) Transfer and Exchange of Physical Securities for Beneficial Interests. If any Holder of a Physical Security proposes to exchange such Security for a beneficial interest in a Global Security or to transfer such Physical Security to a Person who takes delivery thereof in the form of a beneficial interest in a Global Security, then, upon (i) delivery to the Security Registrar of a written order and instructions of the types described in Section 3.5(a)(ii) above and an endorsement or instrument of transfer as described in Section 3.5(d) below, and (ii) if the Physical Security being transferred or exchanged is a Restricted Definitive Security, satisfaction of the conditions set forth in Section [3.5(f)] hereof, the Trustee shall cancel the applicable Physical Security and increase or cause to be increased the aggregate principal amount of the applicable Global Security.
     (d) Transfer and Exchange of Physical Securities for Physical Securities. Upon request by a Holder of Physical Securities and such Holder’s compliance with the provisions of this Section 3.5(d) and, if applicable, Section 3.5(b), the Security Registrar shall register the transfer or exchange of Physical Securities. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Security Registrar the Physical Securities duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Security Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to Section 3.5(b).
     Any Physical Security issued upon exchange or transfer of an Unrestricted Physical Security that is issued to a Person that may be deemed to be an “underwriter” within the meaning of Section 1145 or an “affiliate” or a “control person” within the meaning of the Securities Act and any Physical Security issued upon exchange or transfer of a Restricted Physical Security may, in each case, bear the Transfer Restriction Legend and, in any event, shall be subject to all applicable restrictions on transfer.
     (e) Transfers and Exchanges of Transfer Restricted Securities. No Person may transfer or exchange a Restricted Physical Security, a Restricted Global Security or a beneficial interest in a Restricted Global Security (including, without limitation, the removal of the Transfer Restriction Legend thereon) unless such transfer or exchange is made (i) pursuant to an effective registration statement under the Securities Act, or (ii) pursuant to an exemption from registration requirements of the Securities Act in the case of clause (ii), if the Security Registrar or the Company so requests, the Security Registrar receives an opinion of counsel in form reasonably acceptable to the Security Registrar and the Company stating that (A) such transfer or exchange is in compliance with the Securities Act and (B) if such transferee or exchangee seeks the removal of the Transfer Restriction Legend, the restrictions on transfer contained herein and in the Transfer Restriction Legend are no longer required in order to maintain compliance with the Securities Act.

     The following provisions shall apply with respect to any proposed transfer of a Transfer Restricted Security to a QIB. If the proposed transferee has delivered to the Security Registrar a certificate substantially in the form of a QIB and the proposed transferor has advised the Company and the Security Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has advised the Company and the Security Registrar in writing, that it is purchasing the Transfer Restricted Security for its own account or an account with respect to which it exercises sole investment discretion and that it, or the person on whose behalf it is acting with respect to any such account, is a QIB and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A.
     The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Security to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) which is not a QIB (excluding Non-U.S. Persons):
     (i) The Security Registrar shall register the transfer of any Transfer Restricted Security whether or not such Transfer Restricted Security bears the Transfer Restricted Legend, if (x) the requested transfer is at least two years after the Issue Date of the Transfer Restricted Securities or (y) the proposed transferee has delivered to the Security Registrar a certificate substantially in the form of Exhibit B hereto.
     (ii) If the proposed transferor is an Agent Member holding a beneficial interest in a Global Security, upon receipt by the Security Registrar of (x) the documents, if any, required by paragraph (i) and (y) instructions given in accordance with the Depository’s and the Security Registrar’s procedures therefor, the Security Registrar shall reflect on its books and records the date and a decrease in the principal amount of the applicable Global Security in an amount equal to the principal amount of the beneficial interest in the Global Security transferred, and the Company shall executed, and the Trustee shall authenticate and deliver, one or more Physical Securities of like tenor and amount.
Upon satisfaction of the requirements of this Section 3.5(e) with respect to the removal of the Transfer Restriction Legend, as appropriate, such Restricted Physical Security shall be exchanged for an Unrestricted Physical Security or such beneficial interest in a Restricted Global Security shall be exchanged for a beneficial interest in a corresponding Unrestricted Global Security, and the Trustee shall adjust the principal balances of the Global Securities pursuant to Section 3.5(h) hereof.
     (f) Legends. The following legends shall appear on the face of all Global Securities and Physical Securities issued under this Indenture to the extent required by the applicable provisions of this Indenture:

     (i) Transfer Restriction Legend. Each Transfer Restricted Security shall bear a legend substantially in the following form (the “Transfer Restriction Legend”).
     “THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THIS SECURITY MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (II) PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION, SUBJECT TO THE COMPANY’S RIGHT TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.”
     [include the following two paragraphs only if the Transfer Restricted Security is a Physical Security:]
     “THE HOLDER OF THIS SECURITY AGREES THAT IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.
     IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE SECURITY REGISTRAR SUCH CERTIFICATES AND OTHER INFORMATION AS THE SECURITY REGISTRAR MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”
     (ii) Global Security Legend. Each Global Security shall bear a legend in substantially the following form (the “Global Security Legend”):
     THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 3.5 AND 3.6 OF THE INDENTURE. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY SUCH CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER

NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     (iii) OID Legend. Each Security shall bear a legend in substantially the following form (the “OID Legend”).
THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) AS DEFINED IN SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. FOR INFORMATION REGARDING THE ISSUE DATE, THE ISSUE PRICE, THE YIELD TO MATURITY AND THE AMOUNT OF OID PER $1,000 OF PRINCIPAL AMOUNT, OF THIS SECURITY PLEASE CONTACT THE COMPANY AT BALLY TOTAL FITNESS HOLDING CORPORATION, 8700 WEST BRYN MAWR AVENUE, CHICAGO, ILLINOIS 60633, ATTENTION: CHIEF FINANCIAL OFFICER
     (g) Cancellation and/or Adjustment of Global Securities. At such time as all beneficial interests in a particular Global Security have been exchanged for Physical Securities or a particular Global Security has been redeemed, repurchased or cancelled in whole and not in part, each such Global Security shall be returned to or retained and cancelled by the Trustee in accordance with Section 3.11 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security or for Physical Securities, the principal amount of Securities represented by such Global Security shall be reduced accordingly and an endorsement shall be made on such Global Security by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security shall be increased accordingly and an endorsement shall be made on such Global Security by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.
     (h) General Provisions Relating to Transfers and Exchanges.
     (i) The Company shall cause the Trustee to keep, so long as it is the Security Registrar, at the Corporate Trust Office of the Trustee, or such other office as the Trustee may designate, a register (the register maintained in such office or in any other office or agency designated pursuant to Section 10.2 being herein sometimes referred to as the “Security Register”) in which, subject to such reasonable regulations as the Security Registrar may prescribe, the Company shall provide for the registration of Securities and of transfers of Securities. The Trustee shall initially be the “Security Registrar” for the purpose of registering Securities and transfers of Securities as herein provided. The

Company may change the Security Registrar or appoint one or more co-Security Registrars without notice.
     (ii) Upon surrender for registration of transfer of any Security at the office or agency of the Company designated pursuant to Section 10.2, the Company shall execute, and the Trustee shall authenticate and make available for delivery, in the name of the designated transferee or transferees, one or more new Securities of the same series of any authorized denomination or denominations, of a like aggregate principal amount.
     (iii) Furthermore, any Holder of a Global Security shall, by acceptance of such Global Security, agree that transfers of beneficial interests in such Global Security may be effected only through a book-entry system maintained by the Holder of such Global Security (or its agent), and that ownership of a beneficial interest in a Security shall be required to be reflected in a book entry.
     (iv) At the option of the Holder, Securities may be exchanged for other Securities of any authorized denomination or denominations, of a like aggregate principal amount, upon surrender of the Securities to be exchanged at such office or agency. Whenever any Securities are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and make available for delivery, Securities which the Holder making the exchange is entitled to receive.
     (v) All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Company, evidencing the same Indebtedness, and entitled to the same benefits under this Indenture, as the Securities surrendered upon such registration of transfer or exchange.
     (vi) Every Security presented or surrendered for registration of transfer, or for exchange, repurchase or redemption, shall (if so required by the Company or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.
     (vii) No service charge shall be made to a Holder for any registration of transfer, exchange or redemption of Securities, except for any tax or other governmental charge that may be imposed in connection therewith, other than exchanges pursuant to Sections 3.3, 3.4, 3.5, 9.6, 10.12, 10.13 or 11.8 not involving any transfer.
     (viii) The Company shall not be required (a) to issue, register the transfer of or exchange any Security during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the Securities selected for redemption under Section 11.4 and ending at the close of business on the day of such mailing or (b) to register the transfer of or exchange any Security so selected for redemption in whole or in part, except the unredeemed portion of Securities being redeemed in part.

     Section 3.6. Book-Entry Provisions for Global Securities.
     (a) Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depository or the Trustee as its custodian, or under the Global Security, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or shall impair, as between the Depository and its Agent Members, the operation of Applicable Procedures governing the exercise of the rights of a holder of any Security.
     (b) Transfers of a Global Security shall be limited to transfers of such Global Security in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in a Global Security may be transferred in accordance with the Applicable Procedures of the Depository. Physical Securities shall be issued to all beneficial owners in exchange for their beneficial interests in a Global Security if (i) the Depository notifies the Company that it is unwilling or unable to continue as a Depository for a Global Security and a successor Depository is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Security Registrar has received a request from the Depository; provided that Physical Securities may not be issued to more than 400 Holders without the prior written consent of the Company. Global Securities also may be exchanged or replaced, in whole or in part, as provided in Section 3.7 of the Indenture. A Global Security may not be exchanged for another Security other than as provided in this Section 3.6(b); however, beneficial interests in a Global Security may be transferred and exchanged as provide in Section 3.5(a) or (b) hereof, in each case subject to the requirements of Section 3.5(e) hereof.
     (c) In connection with any transfer of a portion of the beneficial interest in a Global Security pursuant to subsection (b) of this Section to beneficial owners who are required to hold Physical Securities, the Security Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Global Security in an amount equal to the principal amount of the beneficial interest in the Global Security to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver one or more Physical Notes of like tenor and amount.
     (d) In connection with the transfer of an entire Global Security to beneficial owners pursuant to Subsection (b) of this Section, such Global Security shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depository, in exchange for its beneficial interest in the Global Security, an equal aggregate principal amount of Physical Securities of authorized denominations.
     (e) The registered holder of a Global Security may grant proxies and otherwise authorize any person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.

     Section 3.7. Mutilated, Destroyed, Lost and Stolen Securities.
     If (a) any mutilated Security is surrendered to the Trustee, or (b) the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Security, and there is delivered to the Company, any other obligor on the Securities and the Trustee, such security or indemnity, in each case, as may be required by them to save each of them harmless, then, in the absence of notice to the Company, any other obligor on the Securities or the Trustee that such Security has been acquired by a bona fide purchaser, the Company shall execute and upon a Company Request the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Security or in lieu of any such destroyed, lost or stolen Security, a replacement Security of like tenor and principal amount, bearing a number not contemporaneously outstanding.
     In case any such mutilated, destroyed, lost or stolen Security has become or is about to become due and payable, the Company in its discretion may, instead of issuing a replacement Security, pay such Security.
     Upon the issuance of any replacement Securities under this Section, the Company may require the payment of a sum sufficient to pay all documentary, stamp or similar issue or transfer taxes or other governmental charges that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.
     Every replacement Security issued pursuant to this Section in lieu of any destroyed, lost or stolen Security shall constitute an original additional contractual obligation of the Company and any other obligor on the Securities, whether or not the destroyed, lost or stolen Security shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Securities duly issued hereunder.
     The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.
     Section 3.8. Payment of Interest; Interest Rights Preserved.
     Interest on any Security which is payable, and is punctually paid or duly provided for, on the Stated Maturity of such interest shall be paid to the Person in whose name the Security (or any Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest payment.
     Any interest on any Security which is payable, but is not punctually paid or duly provided for, on the Stated Maturity of such interest, and interest on such defaulted interest at the then applicable interest rate borne by the Securities, to the extent lawful (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”), shall forthwith cease to be payable to the Holder on the Regular Record Date, and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in Subsection (a) or (b) below:
     (a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Securities (or an relevant Predecessor Securities) are registered at the close of business on a Special Record Date for the Payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Security and the date (not less than 30 days after such notice) of the proposed payment (the “Special Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the Special Payment Date, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this Subsection. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the Special Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company in writing of such Special Record Date. In the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder at its address as it appears in the Security Register, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Payment Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Securities are registered on such Special Record Date and shall no longer be payable pursuant to the following Subsection (b).
     (b) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this Subsection, such payment shall be deemed practicable by the Trustee.
     Subject to the foregoing provisions of this Section 3.8, each Security delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Security shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Security.
     Section 3.9. CUSIP Numbers.
     The Company in issuing the Securities may use “CUSIP” numbers (if then generally in use), and the Company, or the Trustee on behalf of the Company, shall use CUSIP numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice shall state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Securities; and provided further, however, that failure to use CUSIP numbers in any notice of redemption or exchange shall not affect the validity or sufficiency of such notice.
     Section 3.10. Persons Deemed Owners.
     Prior to due presentment of a Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name any

Security is registered as the owner of such Security for the purpose of receiving payment of principal of, premium, if any and (subject to Section 3.8) interest on, such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.
     Section 3.11. Cancellation.
     All Securities surrendered for payment, purchase, redemption, registration of transfer or exchange shall be delivered to the Trustee and, if not already canceled, shall be promptly canceled by it. The Company may at any time deliver to the Trustee for cancellation any Securities previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Securities so delivered shall be promptly canceled by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities canceled as provided in this Section 3.11, except as expressly permitted by this Indenture. If requested by the Company, all canceled Securities held by the Trustee shall be returned to the Company. The Trustee shall provide the Company a list of all Securities that have been canceled from time to time as requested by the Company.
     Section 3.12. Computation of Interest.
     Interest on the Securities shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
     Section 3.13. Calculation of Principal Amount of Securities
     The aggregate principal amount of Securities, at any date of determination, shall be the principal amount of Securities (including any Outstanding PIK Securities and any increased principal amounts as a result of any PIK Payment) at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Securities, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Securities then Outstanding, the Holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Securities then Outstanding, in each case as determined in accordance with the preceding sentence. Any such calculation made pursuant to this Section 3.13 shall be made by the Company and delivered to the Trustee pursuant to an Officers’ Certificate.
     Section 3.14. Issuance of PIK Securities
     (a) The Company shall be entitled to issue PIK Securities under this Indenture as interest on Securities.
     (b) Any accrued interest in connection with a repurchase of the Securities pursuant to Sections 10.12 and 10.13 shall be paid solely in cash. On each Interest Payment Date, the Company may, at its option subject to the restrictions of Section 3.1, elect to pay interest on the Securities (1) entirely in Cash Interest or (2) entirely in PIK Interest. Prior to the beginning of each such interest period, the Company shall deliver to the Trustee and the Paying Agent (if other than the Trustee) an Officers’ Certificate setting forth whether the subsequent interest payment due on the subsequent Interest Payment Date will be made in the form of Cash Interest or PIK Interest. The Trustee shall promptly deliver a corresponding notice to Holders of the Securities. If no election is made and no written notice is delivered, such interest payment shall be payable entirely in PIK Interest. With respect to the issuance of any PIK Securities, no later than two Business Days prior to the relevant Interest Payment Date the Company shall deliver to the Trustee and the Paying Agent (if other than the Trustee), (i) if such PIK Securities are Physical Securities, the required amount of new Physical Securities (rounded up to the nearest whole dollar) and an order to authenticate and deliver such PIK Securities or (ii) if such PIK Securities are Global Securities, an order to increase the outstanding principal amount of Securities by the required amount (rounded up to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the Depository or otherwise to authenticate and deliver such new Global Securities).
     (c) Any PIK Securities shall, after being executed and authenticated pursuant to Section 3.3, be mailed to the Person entitled thereto as shown on the Security Register for the Physical Securities as of the relevant record date or if such PIK Securities are Global Securities, shall be deposited into the account specified by the Holder or Holders thereof as of the relevant record date. Alternatively, in connection with any PIK Payment, the Company may direct the Paying Agent to make appropriate amendments to the Schedule of Changes in Interests of the relevant Global Securities outstanding for which PIK Securities will be issued and arrange for deposit into the account specified by the Holder or Holders thereof as of the relevant record date.
     (d) Payment shall be made in such form and terms as specified in this Section 3.14 and the Company shall and the Paying Agent may take additional steps as is necessary to effect such payment.
ARTICLE IV
DEFEASANCE AND COVENANT DEFEASANCE
     Section 4.1. Company’s Option to Effect Defeasance or Covenant Defeasance.
     The Company may, at its option by Board Resolution, at any time, with respect to the Securities, elect to have either Section 4.2 or Section 4.3 be applied to all of the Outstanding Securities (the “Defeased Securities”), upon compliance with the conditions set forth below in this Article IV.
     Section 4.2. Defeasance and Discharge.
     Upon the Company’s exercise under Section 4.1 of the option applicable to this Section 4.2, the Company and any other obligor on the Securities, if any, shall be deemed to have been discharged from its obligations with respect to the Defeased Securities on the date the conditions set forth in Section 4.4 below are satisfied (hereinafter, “defeasance”). For this purpose, such defeasance means that the Company and any other obligor on the Securities shall be deemed to have paid and discharged the entire Indebtedness represented by the Defeased Securities, which shall thereafter be deemed to be “Outstanding” only for the purposes of

Section 4.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Securities and this Indenture insofar as such Securities are concerned (and the Trustee, at the expense of the Company and upon Company Request, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Defeased Securities to receive, solely from the trust fund described in Section 4.4 and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and Cash Interest on, such Securities, when such payments are due, (b) the Company’s obligations with respect to such Defeased Securities under Sections 3.4, 3.5, 3.8, 10.2 and 10.3, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder, including, without limitation, the Trustee’s rights under Section 6.7, and (d) this Article IV. Subject to compliance with this Article IV, the Company may exercise its option under this Section 4.2 notwithstanding the prior exercise of its option under Section 4.3 with respect to the Securities.
     Section 4.3. Covenant Defeasance.
     Upon the Company’s exercise under Section 4.1 of the option applicable to this Section 4.3, the Company and any other obligor on the Securities shall be released from its obligations under any covenant or provision contained or referred to in Sections 10.4 through 10.17, inclusive, and the provisions of Article VIII with respect to the Defeased Securities on and after the date the conditions set forth in Section 4.4 below are satisfied (hereinafter, “covenant defeasance”), and the Defeased Securities shall thereafter be deemed to be not “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such covenant defeasance means that, with respect to the Defeased Securities, the Company and any other obligor on the Securities may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section or Article, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or Article or by reason of any reference in any such Section or Article to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Sections 5.1(c), (d), (e) or (f), but, except as specified in this Indenture, the remainder of this Indenture and such Defeased Securities shall be unaffected thereby. In the event covenant defeasance occurs, the Events of Default specified in Sections 5.1(e) and (f) will no longer constitute Events of Default with respect to the Securities.
     Section 4.4. Conditions to Defeasance or Covenant Defeasance.
     The following shall be the conditions to application of either Section 4.2 or Section 4.3 to the Securities to be defeased:
     (1) The Company shall irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Securities, (a) United States dollars in an amount, (b) U.S. Government Obligations which through the scheduled payment of principal and interest (calculated based upon the Cash Interest payable thereon) in respect thereof in accordance with their terms and with no further reinvestment will provide, not later than one day before the due date of any payment, money in an amount, or (c) a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the principal of, premium, if any, and interest on, the Securities to be defeased, on the Stated Maturity of such principal or interest (or on any date after the Issue Date (such date being referred to as the “Defeasance Redemption Date”) if at or prior to electing to exercise either its option applicable to Section 4.2 or its option applicable to Section 4.3, the Company has delivered to the Trustee an irrevocable notice to redeem all of the Outstanding Notes on the Defeasance Redemption Date). For this purpose, “U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt;
     (2) In the case of an election under Section 4.2, the Company shall have delivered to the Trustee an Opinion of Independent Counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date hereof, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Independent Counsel in the United States shall confirm that, the Holders of the Outstanding Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;
     (3) In the case of an election under Section 4.3, the Company shall have delivered to the Trustee an Opinion of Independent Counsel in the United States to the effect that the Holders of the Outstanding Securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;
     (4) No Default or Event of Default (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) shall have occurred and be continuing on the date of such deposit or insofar as Section 5.1(g) or (h) is concerned, at any time during the period ending on the 91st day after the date of deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

     (5) Such defeasance or covenant defeasance shall not cause the Trustee for the Securities to have a conflicting interest for purposes of the Trust Indenture Act with respect to any other securities of the Company;
     (6) Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, (A) this Indenture or (B) any other agreement or instrument to which the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary is bound, if such breach, violation, or default thereof would have a material adverse effect on the Company and its Subsidiaries taken as a whole;
     (7) Such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder;
     (8) The Company shall have delivered to the Trustee an Opinion of Independent Counsel in the United States to the effect that after the 91st day following the deposit, the trust funds will not be subject to avoidance under Section 547 of the United States Bankruptcy Code (or any successor provision thereto) and related judicial decisions;
     (9) The Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Securities over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;
     (10) No event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Securities on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and
     (11) The Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Independent Counsel, each stating that all conditions precedent provided for relating to either the defeasance under Section 4.2 or the covenant defeasance under Section 4.3 (as the case may be) have been complied with.
     Opinions of Counsel or Opinions of Independent Counsel required to be delivered under this Section shall be in form and substance reasonably satisfactory to the Trustee and may have qualifications customary for opinions of the type required and counsel delivering such opinions may rely on certificates of the Company or government or other officials customary for opinions of the type required, which certificates shall be limited as to matters of fact, including that various financial covenants have been complied with.
     Section 4.5. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.
     Subject to the provisions of the last paragraph of Section 10.3, all United States dollars and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 4.4 in respect of the Defeased Securities shall be held in trust and applied by the Trustee, in accordance with the provisions of such Securities and this Indenture, to the payment, either directly or through any Paying Agent (excluding the Company or any of its Affiliates acting as Paying Agent), as the Trustee may determine, to the Holders of such Securities of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
     The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 4.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is imposed, assessed or for the account of the Holders of the Defeased Securities.
     Anything in this Article IV to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Request any United States dollars or U.S. Government Obligations held by it as provided in Section 4.4 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect defeasance or covenant defeasance.
     Section 4.6. Reinstatement.
     If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 4.2 or 4.3, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Securities shall be revived and reinstated, with present and prospective effect, as though no deposit had occurred pursuant to Section 4.2 or 4.3, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such United States dollars or U.S. Government Obligations in accordance with Section 4.2 or 4.3, as the case may be; provided, however, that if the Company makes any payment to the Trustee or Paying Agent of principal of, premium, if any, or interest on any Security following the reinstatement of its obligations, the Trustee or Paying Agent shall promptly pay any such amount to the Holders of the Securities and the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment from the United States dollars and U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE V
REMEDIES
     Section 5.1. Events of Default.
     “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

     (a) there shall be a default in the payment of any interest on any Security when it becomes due and payable, and such default shall continue for a period of 30 days;
     (b) there shall be a default in the payment of the principal of (or premium, if any, on) any Security at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);
     (c) there shall be a default in the performance, or breach, of any covenant or agreement of the Company under this Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clauses (a), (b) or (d) of this Section 5.1) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities, which notice shall specify that it is a “notice of default” and shall demand that such a default be remedied; provided, that, the Company’s failure to furnish to the Holders of the Securities the Audited 2007 Financials pursuant to Section 7.4(a)(i), shall not be an Event of Default unless the Company does not provide the Audited 2007 Financials on or before June 30, 2008, and shall then be an Event of Default notwithstanding the failure of a “notice of default” being delivered to the Company;
     (d) (i) there shall be a default in the performance or breach of the provisions of Article VIII; (ii) the Company shall have failed to make or consummate an Offer required in accordance with the provisions of Section 10.12; or (iii) the Company shall have failed to make or consummate a Change of Control Offer required in accordance with the provisions of Section 10.13;
     (e) one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Company or any Subsidiary then has outstanding Indebtedness in excess of $10,000,000, individually or in the aggregate, and either (a) such default results from the failure to pay principal of or premium, if any, or interest on such Indebtedness after the expiration of any grace period provided by the documents governing such Indebtedness, which default has not been cured, or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;
     (f) one or more judgments, orders or decrees for the payment of money in excess of $10,000,000 either individually or in the aggregate, shall be rendered against the Company or any Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of an appeal or otherwise, shall not be in effect; provided that the amount of such money judgment, order or decree shall be calculated net of any insurance coverage that the Company has determined in good faith is available in whole or in part with respect to such money judgment, order or decree;
     (g) there shall have been the entry by a court of competent jurisdiction of (i) a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (ii) a decree or order adjudging the

Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their respective affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect for a period of 60 consecutive days; or
     (h) (1) the Company or any Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (2) the Company or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (3) the Company or any Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (4) the Company or any Significant Subsidiary (A) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Significant Subsidiary or of any substantial part of their respective properties, (B) makes an assignment for the benefit of creditors or (C) admits in writing its inability to pay its debts generally as they become due, or (5) the Company or any Significant Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (h).
     Section 5.2. Acceleration of Maturity; Rescission and Annulment.
     If an Event of Default (other than an Event of Default specified in Sections 5.1(g) and (h) with respect to the Company) shall occur and be continuing with respect to this Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities then Outstanding may, and the Trustee at the request of such Holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Securities to be due and payable, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Securities) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (g) or (h) of Section 5.1 occurs with respect to the Company and is continuing, then all the Securities shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Securities, together with accrued and unpaid interest, if any, to the date the Securities become due and payable, without any declaration or other act on the part of the Trustee or any Holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of the Securities by appropriate judiciary proceedings.
     After such declaration of acceleration with respect to the Securities, but before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in aggregate principal amount of the Securities Outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

     (a) the Company has paid or deposited with the Trustee a sum sufficient to pay
     (i) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,
     (ii) all overdue interest on all Outstanding Securities,
     (iii) the principal of and premium, if any, on any Outstanding Securities which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Securities, and
     (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Securities; and
     (b) all Events of Default, other than the non-payment of principal of the Securities which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.13. No such rescission shall affect any subsequent Default or impair any right consequent thereon.
     If payment of the Securities is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the agent under the Credit Agreement of the acceleration. If any indebtedness under the Credit Agreement is outstanding, the Company may not pay the Securities until five Business Days after the agent under the Credit Agreement receives notice of such acceleration, and, thereafter, may pay the Securities only if this Indenture otherwise permits payments at that time.
     Section 5.3. Collection of Indebtedness and Suits for Enforcement by Trustee.
     The Company covenants that if:
     (a) default is made in the payment of any interest on any Security when such interest becomes due and payable and such default continues for a period of 30 days, or
     (b) default is made in the payment of the principal of, premium, if any, on any Security at the Stated Maturity thereof, the Company will, upon demand of the Trustee, pay to it, for the benefit of the holders of such Securities, the whole amount then due and payable on such Securities for principal and premium, if any, and interest, with interest upon the overdue principal and premium, if any, and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest, at the rate borne by the Securities; and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
     If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor on the Securities and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor on the Securities, wherever situated.
     If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders under this Indenture by such appropriate private or judicial proceedings as the Trustee shall deem most effectual to protect and enforce such rights, subject however to Section 5.12. No recovery of any such judgment upon any property of the Company shall affect or impair any rights, powers or remedies of the Trustee or the Holders.
     Section 5.4. Trustee May File Proofs of Claim.
     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor on the Securities or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Securities shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,
     (a) to file and prove a claim for the whole amount of principal, and premium, if any, and interest owing and unpaid in respect of the Securities and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and
     (b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.7.
     Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
     Section 5.5. Trustee May Enforce Claims without Possession of Securities.
     All rights of action and claims under this Indenture or the Securities may be prosecuted and enforced by the Trustee without the possession of any of the Securities or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Securities in respect of which such judgment has been recovered.
     Section 5.6. Application of Money Collected.
     Any money collected by the Trustee pursuant to this Article or otherwise on behalf of the Holders or the Trustee pursuant to this Article or through any proceeding or any arrangement or restructuring in anticipation or in lieu of any proceeding contemplated by this Article shall be applied, subject to applicable law, in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal, premium, if any, or interest, upon presentation of the Securities and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:
     FIRST: To the payment of all amounts due the Trustee under Section 6.7;
     SECOND: Subject to Article XIII, to the payment of the amounts then due and unpaid upon the Securities for principal, premium, if any, and interest, in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Securities for principal, premium, if any, and interest; and
     THIRD: The balance, if any, to the Person or Persons entitled thereto, including the Company, provided that all sums due and owing to the Holders and the Trustee have been paid in full as required by this Indenture.
     Section 5.7. Limitation on Suits.
     No Holder of any Securities shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture or the Securities, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:
     (a) such Holder has previously given written notice to the Trustee of a continuing Event of Default;
     (b) the Holders of not less than 25% in principal amount of the Outstanding Securities shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as trustee hereunder;
     (c) such Holder or Holders have offered to the Trustee an indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;
     (d) the Trustee for 30 days after its receipt of such notice, request and offer (and if requested, provision) of indemnity has failed to institute any such proceeding; and

     (e) no direction inconsistent with such written request has been given to the Trustee during such 30-day period by the Holders of a majority in principal amount of the Outstanding Securities;
it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, except in the manner provided in this Indenture and for the equal and ratable benefit of all the Holders.
     Section 5.8. Unconditional Right of Holders to Receive Principal, Premium and Interest.
     Notwithstanding any other provision in this Indenture, the Holder of any Security shall have the right based on the terms stated herein, which is absolute and unconditional, to receive payment of the principal of, premium, if any, and (subject to Section 3.8) interest on such Security on the respective Stated Maturities expressed in such Security (or, in the case of redemption or repurchase, on the Redemption Date or the repurchase date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.
     Section 5.9. Restoration of Rights and Remedies.
     If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Company, any other obligor on the Securities, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.
     Section 5.10. Rights and Remedies Cumulative.
     Except as provided in Section 3.7, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
     Section 5.11. Delay or Omission Not Waiver.
     No delay or omission of the Trustee or of any Holder of any Security to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

     Section 5.12. Control by Holders.
     The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that
     (a) such direction shall not be in conflict with any rule of law or with this Indenture (including, without limitation, Section 5.7) or expose the Trustee to personal liability, or be unduly prejudicial to Holders not joining therein; and
     (b) subject to the provisions of Section 315 of the Trust Indenture Act, the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.
     Section 5.13. Waiver of Past Defaults.
     The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities may on behalf of the Holders of all Outstanding Securities waive any past Default hereunder and its consequences, except a Default
     (a) in the payment of the principal of, premium, if any, or interest on any Security; or
     (b) in respect of a covenant or a provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each Security Outstanding affected by such modification or amendment.
     Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
     Section 5.14. Undertaking for Costs.
     All parties to this Indenture agree, and each Holder of any Security by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant, but the provisions of this Section shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Outstanding Securities, or to any suit instituted by any Holder for the enforcement of the payment of the principal of, premium, if any, or interest on, any Security on or after the respective Stated Maturities expressed in such Security (or, in the case of redemption, on or after the Redemption Date).

     Section 5.15. Waiver of Stay, Extension or Usury Laws.
     Each of the Company and any other obligor on the Securities covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other law wherever enacted, now or at any time hereafter in force, which would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Securities contemplated herein or in the Securities or which may affect the covenants or the performance of this Indenture; and each of the Company and any other obligor on the Securities (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
     Section 5.16. Remedies Subject to Applicable Law.
     All rights, remedies and powers provided by this Article V may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Indenture are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Indenture invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law.
ARTICLE VI
THE TRUSTEE
     Section 6.1. Duties of Trustee.
     Subject to the provisions of Trust Indenture Act Sections 315(a) through 315(d):
     (a) if a Default or an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his own affairs;
     (b) except during the continuance of a Default or an Event of Default:
     (1) the Trustee need perform only those duties as are specifically set forth in this Indenture and no covenants or obligations shall be implied in this Indenture that are adverse to the Trustee; and
     (2) in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture;

     (c) the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (1) this Subsection (c) does not limit the effect of Subsection (b) of this Section 6.1;
     (2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith, in accordance with a direction of the Holders of a majority in principal amount of Outstanding Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power confirmed upon the Trustee under this Indenture;
     (d) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it;
     (e) whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Subsections (a), (b), (c) and (d) of this Section 6.1; and
     (f) the Trustee shall not be liable for interest on any money or assets received by it except as the Trustee may agree with the Company. Assets held in trust by the Trustee need not be segregated from other assets except to the extent required by law.
     Section 6.2. Notice of Defaults.
     Within 90 days after a Responsible Officer of the Trustee receives notice of the occurrence of any Default, the Trustee shall transmit by mail to all Holders and any other Persons entitled to receive reports pursuant to Section 313(c) of the Trust Indenture Act, as their names and addresses appear in the Security Register, notice of such Default hereunder known to the Trustee, unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of the principal of, premium, if any, or interest on any Security, the Trustee shall be protected in withholding such notice if and so long as a trust committee of Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

     Section 6.3. Certain Rights of Trustee.
     Subject to the provisions of Section 6.1 hereof and Trust Indenture Act Sections 315(a) through 315(d):
     (a) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of Indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;
     (b) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;
     (c) the Trustee may consult with counsel of its selection and any advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon in accordance with such advice or Opinion of Counsel;
     (d) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred therein or thereby in compliance with such request or direction;
     (e) the Trustee shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Indenture other than any liabilities arising out of the negligence, bad faith or willful misconduct of the Trustee;
     (f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, appraisal, bond, debenture, note, coupon, security or other paper or document unless requested in writing to do so by the Holders of not less than a majority in aggregate principal amount of the Securities then Outstanding; provided that, if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Indenture, the Trustee may require reasonable indemnity against such expenses or liabilities as a condition to proceeding; the reasonable expenses of every such investigation so requested by the Holders of not less than 25% in aggregate principal amount of the Securities Outstanding shall be paid by the Company or, if paid by the Trustee or any predecessor Trustee, shall be repaid by the Company upon demand; provided, further, the Trustee in its discretion may make such further inquiry or investigation into such facts or matters as it may deem fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney;

     (g) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate; and
     (h) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.
     (i) Notwithstanding anything to the contrary herein, the Trustee shall have no duties to review any Officers’ Certificates, Board Resolutions, Opinions of Counsel, financials or other documents furnished to it by the Company for purposes of determining compliance with any provisions of this Indenture.
     (j) The Trustee shall have no duty to inquire as to the performance of the Company’s covenants in Article X. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 5.01(a), 5.01(b) and 10.1 or (ii) any Default or Event of Default to which the Trustee shall have received written notification or obtained actual knowledge.
     Section 6.4. Trustee Not Responsible for Recitals, Dispositions of Securities or Application of Proceeds Thereof.
     The recitals contained herein and in the Securities, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Securities, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Securities and perform its obligations hereunder and that the statements made by it in any Statement of Eligibility and Qualification on Form T-1 supplied to the Company are true and accurate subject to the qualifications set forth therein. The Trustee shall not be accountable for the use or application by the Company of Securities or the proceeds thereof nor shall the Trustee be responsible for any statement in any registration statement for the Securities under the Securities Act or responsible for the determination as to which beneficial owners are entitled to receive notices hereunder.
     Section 6.5. Trustee and Agents May Hold Securities; Collections; etc.
     The Trustee, any Paying Agent, Security Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Securities, with the same rights it would have if it were not the Trustee, Paying Agent, Security Registrar or such other agent and, subject to Sections 6.8 and 6.13 hereof and Trust Indenture Act Sections 310 and 311, may otherwise deal with the Company and receive, collect, hold and retain collections from the Company with the same rights it would have if it were not the Trustee, Paying Agent, Security Registrar or such other agent.

     Section 6.6. Money Held in Trust.
     All moneys received by the Trustee shall, until used or applied as herein provided, and subject to Article XIII, be held in trust for the purposes for which they were received, but need not be segregated from other funds except to the extent required by mandatory provisions of law. Except for funds or securities deposited with the Trustee pursuant to Article IV, the Trustee shall, upon request by the Company, invest all moneys received by the Trustee, until used or applied as herein provided, in Temporary Cash Investments in accordance with the directions of the Company. The Trustee shall be under no liability to the Company for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.
     Section 6.7. Compensation and Indemnification of Trustee and Its Prior Claim.
     The Company covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to, such compensation as the parties shall agree in writing from time to time for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) and the Company covenants and agrees to pay or reimburse the Trustee and each predecessor Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by or on behalf of the Trustee in accordance with any of the provisions of this Indenture (including the reasonable compensation and the expenses and disbursements of its counsel and of all agents and other persons not regularly in its employ) except any such expense, disbursement or advance as may arise from its negligence, bad faith or willful misconduct. The Company also covenants and agrees to indemnify the Trustee and each predecessor Trustee for, and to hold it harmless against, any claim, loss, liability, tax, assessment or other governmental charge (other than taxes applicable to the Trustee’s compensation hereunder) or expense incurred without negligence, bad faith or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this Indenture or the trusts hereunder and its duties hereunder, including enforcement of this Section 6.7 and also including any liability which the Trustee may incur as a result of failure to withhold, pay or report any tax, assessment or other governmental charge, and the costs and expenses of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligations of the Company under this Section 6.7 to compensate and indemnify the Trustee and each predecessor Trustee and to pay or reimburse the Trustee and each predecessor Trustee for reasonable expenses, disbursements and advances shall constitute an additional obligation hereunder and shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee and each predecessor Trustee.
     Section 6.8. Conflicting Interests.
     The Trustee shall comply with the provisions of Section 310(b) of the Trust Indenture Act.
     Section 6.9. Trustee Eligibility.
     There shall at all times be a Trustee hereunder which shall be eligible to act as trustee under Trust Indenture Act Section 310(a)(1) and which shall have a combined capital and surplus of at least $100,000,000 or is a member of a bank holding company with a combined capital and surplus of at least $100,000,000, to the extent there is an institution eligible and willing to serve. If the Trustee does not have a Corporate Trust Office in The City of New York, the Trustee may appoint an agent in The City of New York reasonably acceptable to the Company to conduct any activities which the Trustee may be required under this Indenture to conduct in The City of New York. If such Trustee publishes reports of condition at least annually, pursuant to law or to the requirements of federal, state, territorial or District of Columbia supervising or examining authority, then for the purposes of this Section 6.9, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.9, the Trustee shall resign immediately in the manner and with the effect hereinafter specified in this Article.
     Section 6.10. Resignation and Removal; Appointment of Successor Trustee.
     (a) No resignation or removal of the Trustee and no appointment of a successor trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor trustee under Section 6.11.
     (b) The Trustee, or any trustee or trustees hereafter appointed, may at any time, upon 30 days prior or written notice, resign by giving written notice thereof to the Company. Upon receiving such notice or resignation, the Company shall promptly appoint a successor trustee by written instrument executed by authority of the Board of Directors, a copy of which shall be delivered to the resigning Trustee and a copy to the successor trustee. If an instrument of acceptance by a successor trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may, or any Holder who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper, appoint and prescribe a successor trustee.
     (c) The Trustee may be removed at any time for any cause or for no cause by an Act of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities, delivered to the Trustee and to the Company.
     (d) If at any time:
     (1) the Trustee shall fail to comply with the provisions of Trust Indenture Act Section 310(b) after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Security for at least six months,
     (2) the Trustee shall cease to be eligible under Section 6.9 and shall fail to resign after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Security for at least six months, or
     (3) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any case, (i) the Company by a Board Resolution may remove the Trustee, or (ii) subject to Section 5.14, the Holder of any Security who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as ii may deem proper and prescribe, remove the Trustee and appoint a successor trustee.
     (e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company, by a Board Resolution, shall promptly appoint a successor trustee and shall comply with the applicable requirements of Section 6.11. If, within 60 days after such resignation, removal or incapability, or the occurrence of such vacancy, the Company has not appointed a successor Trustee, a successor trustee shall be appointed by the Act of the Holders of a majority in principal amount of the Outstanding Securities delivered to the Company and the retiring Trustee. Such successor trustee so appointed shall forthwith upon its acceptance of such appointment become the successor trustee and supersede the successor trustee appointed by the Company. If no successor trustee shall have been so appointed by the Company or the Holders of the Securities and accepted appointment in the manner hereinafter provided, the Trustee or the Holder of any Security who has been a bona fide Holder for at least six months may, subject to Section 5.14, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor trustee.
     (f) The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor trustee by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of Securities as their names and addresses appear in the Security Register. Each notice shall include the name of the successor trustee and the address of its Corporate Trust Office or agent hereunder.
     Section 6.11. Acceptance of Appointment by Successor.
     Every successor trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee as if originally named as Trustee hereunder; but, nevertheless, on the written request of the Company or the successor trustee, upon payment of its charges pursuant to Section 6.7 then unpaid, such retiring Trustee shall pay over to the successor trustee all moneys at the time held by it hereunder and shall execute and deliver an instrument transferring to such successor trustee all such rights, powers, duties and obligations. Upon request of any such successor trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

     No successor trustee with respect to the Securities shall accept appointment as provided in this Section 6.11 unless at the time of such acceptance such successor trustee shall be eligible to act as trustee under the provisions of Trust Indenture Act Section 310(a) and this Article VI and shall have a combined capital and surplus of at least $100,000,000 and have a Corporate Trust Office or an agent selected in accordance with Section 6.9.
     Upon acceptance of appointment by any successor trustee as provided in this Section 6.11, the Company shall give notice thereof to the Holders of the Securities, by mailing such notice to such Holders at their addresses as they shall appear on the Security Register. If the acceptance of appointment is substantially contemporaneous with the appointment, then the notice called for by the preceding sentence may be combined with the notice called for by Section 6.10. If the Company fails to give such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be given at the expense of the Company.
     Section 6.12. Merger, Conversion, Consolidation or Succession to Business.
     Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee (including the trust created by this Indenture) shall be the successor of the Trustee hereunder, provided that such corporation shall be eligible under Trust Indenture Act Section 310(a) and this Article VI and shall have a combined capital and surplus of at least $100,000,000 and have a Corporate Trust Office or an agent selected in accordance with Section 6.9, without the execution or filing of any paper or any further act on the part of any of the parties hereto.
     In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture any of the Securities shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor Trustee and deliver such Securities so authenticated; and, in case at that time any of the Securities shall not have been authenticated, any successor to the Trustee may authenticate such Securities either in the name of any predecessor hereunder or in the name of the successor trustee; and in all such cases such certificate shall have the full force which it is anywhere in the Securities or in this Indenture provided that the certificate of the Trustee shall have; provided that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Securities in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.
     Section 6.13. Preferential Collection of Claims Against Company.
     If and when the Trustee shall be or become a creditor of the Company (or other obligor on the Securities), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Company (or any such other obligor). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE VII
HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND COMPANY
     Section 7.1. Company to Furnish Trustee Names and Addresses of Holders.
     The Company will furnish or cause to be furnished to the Trustee:
     (a) semiannually, not more than 15 days after each Regular Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of such Regular Record Date; and
     (b) at such other times as the Trustee may reasonably request in writing, within 30 days after receipt by the Company of any such request, a list of similar form and content to that in Subsection (a) hereof as of a date not more than 15 days prior to the time such list is furnished;
     Section 7.2. Disclosure of Names and Addresses of Holders.
     Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Securities, and the Trustee shall comply with Trust Indenture Act Section 312(b). The Company, the Trustee, the Registrar and any other Person shall have the protection of Trust Indenture Act Section 312(c). Further, every Holder of Securities, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee nor any agent of either of them shall be held accountable by reason of the disclosure of any information as to the names and addresses of the Holders in accordance with Trust Indenture Act Section 312, regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under Trust Indenture Action Section 312.
     Section 7.3. Reports by Trustee.
     (a) Within 60 days after May 15 of each year commencing with the first May 15 after the issuance of Securities, the Trustee, if so required under the Trust Indenture Act shall transmit by mail to all Holders in the manner and to the extent provided in Trust Indenture Act Section 313(c), a brief report dated as of such May 15 in accordance with and with respect to the matters required by Trust Indenture Act Section 313(a), provided that if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve-month period preceding the reporting date, no such report need be transmitted. The Trustee shall also transmit by mail to the Holders, in the manner and to the extent provided in Trust Indenture Act Section 313(c), a brief report in accordance with and with respect to the matters required by Trust Indenture Act Sections 313(a) and 313(b)(2).
     (b) A copy of each report transmitted to Holders pursuant to this Section 7.3 shall, at the time of such transmission, be mailed to the Company and filed with each stock exchange, if any, upon which the Securities are listed and also with the SEC. The Company will notify the Trustee promptly if the Securities are listed on any stock exchange.

     Section 7.4. Reports by Company.
     (a) The Company shall furnish to the Holders of the Securities:
     (1) within the time periods specified in the SEC’s rules and regulations, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including footnotes and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) and, with respect to the annual information only, a report thereon by the Company’s independent registered public accounting firm, except that none of such reports need include any certifications required under the Sarbanes-Oxley Act of 2002 or any rules of the SEC adopted pursuant thereto; and
     (2) the information that would be required to be contained in all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports (including any information that would be required to be filed as exhibits to a Form 8-K, except that the report need not include any certifications required under the Sarbanes-Oxley Act of 2002 or any rules of the SEC adopted pursuant thereto), in each case within the time periods specified in the rules of the SEC adopted pursuant thereto.
     (b) In no event shall any financial information required to be furnished pursuant to Section 7.4(a)(1) be required to include any information required by, or to be prepared or approved in accordance with, or otherwise be subject to, any provision of Section 404 of the Sarbanes-Oxley Act of 2002 or any rules, regulations, or accounting guidance adopted pursuant to that section.
     (c) The Company agrees to deliver the financial information required by Section 7.4(a) by electronic transmission directly to any Holder and any owner of a beneficial interest in any Security that requests such delivery (who may, subject to Section 7.4(d), transmit them to any prospective investor). The Company also agrees to make such reports available on a website to which such Holders and beneficial owners shall have access. The Company shall not be required to provide the website address to any other Person who requests it unless such Person certifies to provide access to such website to any other Person who requests it unless such Person certifies to order to obtain access to such website that such Person, is engaged in the business of acquiring investments such as the Securities, is a prospective purchaser of Securities and not engaged in a Competitive Business (as defined below). Before displaying any of such reports, the website described in this Subsection may also require the user to agree to be bound by an electronic agreement containing substantially the same terms as those set forth in Subsections (1) and (2) of Section 7.4(d) by electronically confirming that he or she has read said provisions and agrees to be bound by them.
     (d) Each Holder and each other Person (each such Holder or other Person, a “Recipient”) who at any time receives any non-public information about the Company and its businesses and finances within the meaning of applicable securities laws communicated in any report, described in Section 7.4(a) (collectively, “the Non-Public Information”), by accepting any such Information, shall be deemed to have acknowledged to and agreed with the Company as follows:
     (1) The Recipient shall not use Non-Public Information if that use or communication would constitute a violation of applicable securities laws or regulations (including but not limited to laws or regulations prohibiting insider trading or tipping) and shall not communicate it to any other Person not bound by, or which has not otherwise agreed to abide by, the terms of this clause (1), unless such information (i) is or becomes publicly available other than as a result of a disclosure known to the Recipient or is in violation of an agreement with or obligation to the Company, (ii) was within the Recipient’s possession prior to it being furnished to the Recipient by or on behalf of the Company, (iii) is or becomes available to the Recipient on a non-confidential basis from a source (other than the Company) which is not known by the Recipient to be prohibited from disclosing such information to the Recipient by a legal, contractual or fiduciary obligation to the Company, (iv) is independently developed by the Recipient without the benefit of any Non-Public Information (information in clauses (i) – (iv) being “Non-Confidential Information”) or (v) unless such disclosure is required by subpoena or other legal process of a tribunal, in which case the Recipient shall give the Company as much advance notice as is practicable before making disclosure so as to provide the Company with an opportunity to seek a protective order or to take other action to protect the confidentiality of the Non-Public Information.
     (2) The Recipient represents and agrees that it is (i) a Holder of Securities, (ii) a prospective purchaser of Securities and in the business of buying securities such as the Securities and (iii) is not a Person engaged in the business of operating fitness centers or any business activity reasonably related thereto (a “Competitive Business”). The Company shall have no obligation to provide any Non-Public Information to any Person engaged in a Competitive Business.
     (3) The Recipient shall not disclose any Non-Public Information to any Person that engages in a Competitive Business unless such disclosure is required by subpoena or other legal process of a tribunal, in which case the Recipient shall give the Company as much advance notice as is practicable before making disclosure so as to provide the Company with an opportunity to seek a protective order or to take other action to protect the confidentiality of the Non-Public Information.
     (e) Any Document delivered by the Company pursuant to Section 7.4(a) (in either paper or electronic form) shall be deemed to contain Non-Public Information and be treated as confidential for purposes of this Section 7.4 unless the same is Non-Confidential Information.
     (f) For fiscal quarters ending after the Issue Date, the Company shall host quarterly conference calls with Holders and any owner of a beneficial interest in any Security, and any prospective purchaser of Securities, no later than 10 days after furnishing the quarterly financial information described in Section 7.4(a)(2). Beginning in 2008, the Company shall host a conference call with such participants no later than 10 days after furnishing the yearly information pursuant to Section 7.4(a)(1). The Company may also require any participant in such calls to agree to be bound by an electronic or other agreement containing substantially the same terms as those set forth in clauses (1), (2) and (3) of Section 7.4(d), and any other terms which subsequent to the date hereof may become required by applicable law, by electronically confirming that he or she has read said provisions and agrees to be bound by them.
ARTICLE VIII
CONSOLIDATION, MERGER, SALE OF ASSETS
     Section 8.1. Company May Merge, Consolidate, etc., Only on Certain Terms.
     The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:
     (i) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis (the “Surviving Entity”) will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form satisfactory to the Trustee, all the obligations of the Company under the Securities and hereunder, as the case may be, and the Securities and this Indenture will remain in full force and effect as so supplemented;
     (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Subsidiaries which becomes the obligation of the Company or any of its Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;
     (iii) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial results are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor hereunder) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness or Permitted Subsidiary Indebtedness) under Section 10.8; and
     (iv) at the time of the transaction the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with this Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with;
provided, however, that the foregoing prohibition shall not prohibit any merger between or among Subsidiaries or between a Subsidiary and the Company, provided the Company is the continuing corporation.
     Section 8.2. Successor Substituted.
     Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with Section 8.1, the successor Person formed by such consolidation or into which the Company is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, with the same effect as if such successor had been named as the Company herein. When a successor assumes all the obligations of its predecessor under this Indenture or the Securities, the predecessor shall be released from such assumed obligations and covenants under the indenture and the Securities, as the case may be; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Securities.
ARTICLE IX
SUPPLEMENTAL INDENTURES
     Section 9.1. Supplemental Indentures and Agreements without Consent of Holders.
     Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto in form and substance satisfactory to the Trustee, for any of the following purposes:
     (a) to evidence the succession of another Person to the Company or any other obligor on the Securities, and the assumption by any such successor of the covenants of the Company or obligor herein and in the Securities in accordance with Article VIII;
     (b) to add to the covenants of the Company or any other obligor on the Securities for the benefit of the Holders, or to surrender any right or power conferred on the Company or any other obligor on the Securities, as applicable, herein or in the Securities;
     (c) to cure any ambiguity, or to correct or supplement any provision herein or in any supplemental indenture or the Securities which may be defective or inconsistent with any other provision herein or in the Securities or to make any other provisions with respect to matters or questions arising under this Indenture or the Securities; provided that, in each case, such provisions shall not adversely affect the interest of the Holders;

     (d) to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, as contemplated by Section 9.5 or otherwise;
     (e) to evidence and provide the acceptance of the appointment of a successor trustee hereunder; or
     (f) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders as additional security for the payment and performance of the Company’s Indenture Obligations, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to this Indenture or otherwise.
     Section 9.2. Supplemental Indentures and Agreements with Consent of Holders.
     Except as permitted by Section 9.1, with the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Securities, by Act of said Holders delivered to the Company and the Trustee, the Company when authorized by Board Resolutions, and the Trustee may (i) enter into an indenture or indentures supplemental hereto in form and substance satisfactory to the Trustee, for the purpose of adding any provisions to or amending, modifying or changing in any manner or eliminating any of the provisions of this Indenture or the Securities (including, but not limited to, for the purpose of modifying in any manner the rights of the Holders under this Indenture or the Securities) or (ii) waive compliance with any provision in this Indenture or the Securities (other than waivers of past Defaults covered by Section 5.13 and waivers of covenants which are covered by Section 10.18); provided, however, that so long as any of the Senior Notes are outstanding, the consent of the holders of a majority of the outstanding principal amount of Senior Notes shall also be required to amend the Cash Interest provisions of Section 3.1 of the Indenture and in the form of the Securities; provided, further, that no such supplemental indenture, agreement or instrument shall, without the consent of the Holder of each Outstanding Security affected thereby:
     (a) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal or interest on, any such Security or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);
     (b) amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with Section 10.12 or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 10.13, including, in each case, amending, changing or modifying any definitions relating thereto;
     (c) reduce the percentage in principal amount of the Outstanding Securities, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver or compliance with certain provisions of this Indenture;
     (d) modify any of the provisions of this Section 9.2 or Section 5.13 or 10.18, except to increase the percentage of such Outstanding Securities required for any such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each such Security affected thereby;
     (e) except as otherwise permitted under Article VIII, consent to the assignment or transfer by the Company of any of its rights and obligations hereunder; or
     (f) amend or modify any of the provisions of Article XIII of this Indenture in any manner adverse to the Holders.
     Upon the written request of the Company accompanied by a copy of Board Resolutions authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid, the Trustee shall join with the Company in the execution of such supplemental indenture.
     It shall not be necessary for any Act of Holders under this Section 9.2 to approve the particular form of any proposed supplemental indenture but it shall be sufficient if such Act shall approve the substance thereof.
     Section 9.3. Execution of Supplemental Indentures and Agreements.
     In executing, or accepting the additional trusts created by, any supplemental indenture, agreement, instrument or waiver permitted by this Article IX or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Trust Indenture Act Sections 315(a) through 315(d) and Section 6.2 hereof) shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate stating that the execution of such supplemental indenture, agreement or instrument is authorized or permitted by this Indenture. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture, agreement or instrument which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.
     Section 9.4. Effect of Supplemental Indentures.
     Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder shall be bound thereby
     Section 9.5. Conformity with Trust Indenture Act.
     Every supplemental indenture executed pursuant to this Article IX shall conform to the requirements of the Trust Indenture Act as then in effect.

     Section 9.6. Reference in Securities to Supplemental Indentures.
     Securities authenticated and delivered after the execution of any supplemental indenture pursuant to this Article IX may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Securities so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Securities.
     Section 9.7. Notice of Supplemental Indentures.
     Promptly after the execution by the Company and the Trustee of any supplemental indenture pursuant to the provisions of Section 9.2, the Company shall give notice thereof to the Holders of each Outstanding Security affected, in the manner provided for in Section 1.7, setting forth in general terms the substance of such supplemental indenture. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.
ARTICLE X
COVENANTS
     Section 10.1. Payment of Principal, Premium and Interest.
     The Company shall duly and punctually pay the principal of, premium, if any, and interest on the Securities in accordance with the terms of the Securities and this Indenture.
     Principal, premium, if any, and Cash Interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Wholly-Owned Subsidiary, holds as of noon Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
     PIK Interest shall be paid in the manner provided in Section 3.14. Any PIK Payment shall be considered paid on the date it is due if on such date (1) if PIK Securities (including Securities that are Global Securities) have been issued therefore, such PIK Securities have been authenticated in accordance with the terms of this Indenture and (2) if the PIK Payment is made by increasing the principal amount of Global Securities then authenticated, the Trustee has increased the principal amount of Global Securities then authenticated by the required amount.
     Section 10.2. Maintenance of Office or Agency.
     The Company shall maintain an office or agency where Securities may be presented or surrendered for payment. The Company also will maintain in The City of New York an office or agency where Securities may be surrendered for registration of transfer, redemption or exchange and where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served. The office of the Trustee, at its Corporate Trust Office, will be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company will give prompt written notice to the Trustee of the location and any change in the location of any such offices or agencies. If at any time the Company shall fail to maintain any such required offices or agencies or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the office of the Trustee and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.
     The Company may from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Securities may be presented or surrendered for any or all such purposes, and may from time to time rescind such designation. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such office or agency.
     The Trustee shall initially act as Paying Agent for the Securities.
     Section 10.3. Money for Security Payments to Be Held in Trust.
     If the Company or any of its Affiliates shall at any time act as Paying Agent, it will, on or before each due date of the principal of, premium, if any, or interest on any of the Securities, segregate and hold in trust for the benefit of the Holders entitled thereto a sum sufficient to pay the principal, premium, if any, or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and will promptly notify the Trustee of its action or failure so to act.
     If the Company or any of its Affiliates is not acting as Paying Agent, the Company will, on or before each due date of the principal of, premium, if any, or interest on any of the Securities, deposit with a Paying Agent a sum in same day funds sufficient to pay the principal, premium, if any, or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of such action or any failure to so act.
     If the Company is not acting as Paying Agent, the Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:
     (a) hold all sums held by it for the payment of the principal of, premium, if any, or interest on the Securities in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;
     (b) give the Trustee notice of any Default by the Company (or any other obligor upon the Securities) in the making of any payment of principal, premium, if any, or interest on the Securities;
     (c) at any time during the continuance of any such Default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent; and

     (d) acknowledge, accept and agree to comply in all aspects with the provisions of this Indenture relating to the duties, rights and disabilities of such Paying Agent.
     The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.
     Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Security and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall promptly be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the company cause to be published once, in the NEW YORK TIMES and THE WALL STREET JOURNAL (national edition), and mail to each such Holder, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification, publication and mailing, any unclaimed balance of such money then remaining will promptly be repaid to the Company.
     Section 10.4. Corporate Existence.
     Subject to Article VIII, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence and related rights and franchises (charter and statutory) of the Company and each Subsidiary; provided, however, that the Company shall not be required to preserve any such right or franchise or the corporate existence of any such Subsidiary if the Board of Directors shall determine that the preservation thereof is no longer necessary or desirable in the conduct of the business of the Company and its Subsidiaries as a whole; and provided, further, however, that the foregoing shall not prohibit a sale, transfer or conveyance of a Subsidiary or any of its assets in compliance with the terms of this Indenture.
     Section 10.5. Payment of Taxes and Other Claims.
     The Company shall pay or discharge or cause to be paid or discharged, on or before the date the same shall become due and payable, (a) all taxes, assessments and governmental charges levied or imposed upon the Company or any of its Subsidiaries shown to be due on any return of the Company or any of its Subsidiaries or otherwise assessed or upon the income, profits or property of the Company or any of its Subsidiaries if failure to pay or discharge the same could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder and (b) all lawful claims for labor, materials and supplies, which, if unpaid, would by law become a Lien upon the property of the Company or any of its Subsidiaries, except for any Lien permitted to be incurred under Section 10.11, if failure to pay or discharge the same could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings properly instituted and diligently conducted and in respect of which appropriate reserves (in the good faith judgment of management of the Company) are being maintained in accordance with GAAP.
     Section 10.6. Maintenance of Properties.
     The Company shall cause all material properties owned by the Company or any of its Subsidiaries or used or held for use in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the reasonable judgment of the Company may be consistent with sound business practice and necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section shall prevent the Company from discontinuing the maintenance of any of such properties if such discontinuance is, in the reasonable judgment of the Company, desirable in the conduct of its business or the business of any of its Subsidiaries; and provided, further, however, that the foregoing shall not prohibit a sale, transfer or conveyance of a Subsidiary or any of its properties or assets in compliance with the terms of this Indenture.
     Section 10.7. Insurance.
     The Company shall at all times keep all of its and its Subsidiaries’ properties which are of an insurable nature insured with insurers, believed by the Company in good faith to be financially sound and responsible, against loss or damage to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties in the same general geographic areas in which the Company and its Subsidiaries operate, except where the failure to do so could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), earnings, business affairs or prospects of the Company and its Subsidiaries, taken as a whole.
     Section 10.8. Limitation on Indebtedness.
     The Company will not create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise suffer to exist (collectively, “incur”), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness, unless such Indebtedness is incurred by the Company and the Company’s Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which financial results are available immediately preceding the date of incurrence of such Indebtedness (the “Incurrence Date”), taken as one period (and after giving pro forma effect to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); (iii) in the case of Acquired Indebtedness, the related acquisition; and (iv) any acquisition or disposition by the Company and its Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition or disposition and any such related payments had been consummated on the first day of such four-quarter period), would be at least 2.0:1. The Company will not permit any of its Subsidiaries to incur any Indebtedness (other than Permitted Subsidiary Indebtedness).
     Section 10.9. Limitation on Restricted Payments.
     (a) Except for Permitted Investments, the Company will not, and will not permit any Subsidiary to, directly or indirectly:
     (i) declare or pay any dividend on, or make any other payment or distribution to holders of, any shares of the Company’s Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);
     (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, the Company’s Capital Stock or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Subsidiary of the Company);
     (iii) prior to any scheduled principal payment, sinking fund payment or maturity of any Subordinated Indebtedness, make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, such Subordinated Indebtedness (other than any such Indebtedness owed to the Company or a Wholly Owned Subsidiary);
     (iv) declare or pay any dividend or distribution on any Capital Stock of any Subsidiary to any Person (other than to the Company or any of its Wholly Owned Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Subsidiary held by any person (other than the Company or any of its Wholly Owned Subsidiaries).
     (v) incur, create, or assume, any guarantee of Indebtedness of any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company); or
     (vi) make any Investment in any Person
(any of the foregoing actions described in clauses (i) through (vi), other than any such action that is a Permitted Payment (as defined below), collectively, a “Restricted Payment”) (the amount of any such Restricted Payment, if other than cash, being determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution); unless (1) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an “event of default” under the terms of any Indebtedness of the Company or its Subsidiaries; (2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness or Permitted Subsidiary Indebtedness) under the provisions of Section 10.8; and (3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after October 7, 1997 plus the Permitted Payments made under clause (b)(vi), do not exceed $5,000,000 plus the sum of:
     (A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on January 1, 1998 and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss); plus
     (B) the aggregate Net Cash Proceeds received after October 7, 1997 by the Company either (x) as capital contributions in the form of common equity to the Company or (y) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth in clause (ii) or (iii) of paragraph (b) below), in each case, other than Net Cash Proceeds received from the issuance or sale of Qualified Capital Stock or options, warrants or rights to purchase Qualified Capital Stock in, or otherwise received in connection with, the Refinancing; plus
     (C) the aggregate Net Cash Proceeds received after October 7, 1997 by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company; plus
     (D) the aggregate Net Cash Proceeds received after October 7, 1997 by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after October 7, 1997, the aggregate of Net Cash Proceeds from their original issuance; plus
     (E) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after October 7, 1997, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment.

     (b) Notwithstanding the foregoing, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (each of clauses (i) through (vi) being referred to as a “Permitted Payment”):
     (i) the payment of any dividend within 60 days after the date of declaration thereof if at the date of declaration thereof such other dividend (A) would be permitted by the provisions of paragraph (a) of this Section and (B) shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this Section;
     (ii) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issue and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are, to the extent so used, excluded from clause (3)(B) of paragraph (a) of this Section;
     (iii) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness or Redeemable Capital Stock in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are, to the extent so used, excluded from clause (3)(B) of paragraph (a) of this Section;
     (iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a “refinancing”) through the substantially concurrent issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced, or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Securities; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Securities; and (4) is expressly subordinated in right of payment to the Securities at least to the same extent as the Subordinated Indebtedness to be refinanced;

     (v) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of any Redeemable Capital Stock through the substantially concurrent issuance of new Redeemable Capital Stock of the Company, provided that any such new Redeemable Capital Stock (1) shall have an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Securities; and (3) has a Stated Maturity later than the Stated Maturity for the final scheduled principal payment of the Securities; and
     (vi) the repurchase of shares of, or options or warrants to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock in an aggregate amount not to exceed $500,000 in any calendar year or an aggregate of $2,500,000 from and after July 2, 2003.
     In addition, so long as any of the Securities are outstanding, the provisions of this section shall not restrict the ability of any Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock, (ii) pay any Indebtedness owed to the Company or any other Subsidiary, (iii) make any Investment in the Company or any other Subsidiary, or (iv) transfer any of its properties or assets to the Company or any other Subsidiary, to the extent such prohibition would violate the terms of the Indenture as in effect on the Issue Date.
     Section 10.10. Limitation on Transactions with Affiliates.
     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Subsidiary) unless such transaction or series of related transactions is entered into in good faith and (a) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party, (b) with respect to any transaction or series of related transactions involving aggregate value in excess of $1,000,000, the Company delivers an Officers’ Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above, and (c) with respect to any transaction or series of related transactions involving aggregate value in excess of $10,000,000, either (A) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or (B) the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transactions or series of related transactions are fair to the Company or such Subsidiary from a financial point of view; provided, however, that clauses (a) through (c) above shall not apply to (i) any transaction with an employee or director of the Company or any of its Subsidiaries entered into in the ordinary course of business (including compensation and employee benefit arrangements with any officer, director or employee of the Company or any Subsidiary, including under any stock option or stock incentive plans), (ii) transactions between or among the Company and/or its Subsidiaries, (iii) Permitted Payments, (iv) Restricted Payments made in accordance with Section 10.9 or Permitted Payments, and (v) management agreements or similar agreements between (A) the Company or any Subsidiary and (B) Affiliates in which the Company or any Subsidiary has made an Investment.
     Section 10.11. Limitation on Liens.
     The Company will not, and will not permit any Subsidiary to, directly or indirectly, create or incur any Lien of any kind securing any Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Subsidiary) upon any property or assets (including any intercompany notes) of the Company or any Subsidiary owned on the date hereof or acquired after the date hereof, or any income or profits therefrom, unless the Securities are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Securities shall have with respect to such Subordinated Indebtedness) the obligations or liability secured by such Lien except for Liens (A) securing any Indebtedness which became Indebtedness pursuant to a transaction permitted under Section 8.1 or securing Acquired Indebtedness which, in each case, were created prior to (and not created in connection with, or in contemplation of) the incurrence of such Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Subsidiary) and which Indebtedness is permitted under the provisions of Section 10.8, (B) securing any Indebtedness incurred in connection with any refinancing, renewal, substitutions or replacements of any such Indebtedness described in clause (A), so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing by an amount greater than the lesser of (i) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced, or (ii) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing, provided, however, that in the case of clauses (A) and (B), any such Lien only extends to the assets that were subject to such Lien securing such Indebtedness prior to the related acquisition by the Company or its Subsidiaries, or (C) securing Indebtedness incurred to effect a defeasance of the Securities pursuant to Article IV hereof.
     Section 10.12. Limitation on Sale of Assets.
     (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 75% of the consideration from such Asset Sale is received in cash or Cash Equivalents, and (ii) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the Board of Directors and evidenced in a Board Resolution).

     (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness then outstanding as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds to the permanent prepayment of such Senior Indebtedness, or if no such Senior Indebtedness is then outstanding, then the Company or a Subsidiary may, within 360 days of the Asset Sale, invest the Net Cash Proceeds in properties and other assets that (as determined by the Board of Directors) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Subsidiaries existing on the Issue Date or in businesses reasonably related or complementary thereto. The amount of such Net Cash Proceeds not applied to repay Senior Indebtedness or used or invested within 360 days of the Asset Sale as set forth in this paragraph constitutes “Excess Proceeds”.
     (c) When the aggregate amount of Excess Proceeds exceeds $15,000,000, the Company will apply the Excess Proceeds to the repayment of the Securities and any other Pari Passu Indebtedness outstanding with provisions requiring the Company to make an offer to purchase or to purchase or redeem such Indebtedness with the proceeds from any Asset Sale as follows: (A) the Company will make an offer to purchase (an “Offer”) from all holders of the Securities in accordance with the procedures set forth in this Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Securities that may be purchased out of an amount (the “Securities Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Securities, and the denominator of which is the sum of the outstanding principal amount of the Securities and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Securities tendered), and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness (or, in the event such Senior Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Securities Amount; provided that in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price for the Securities will be payable in cash in an amount equal to 100% of the principal amount of the Securities plus accrued and unpaid interest, if any, to the date (the “Offer Date”) such Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in this Indenture. To the extent that the aggregate Offered Price of the Securities tendered pursuant to the Offer is less than the Securities Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company will use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Securities and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Securities to be purchased on a pro rata basis. Upon the completion of the purchase of all the Securities tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.
     (d) If the Company becomes obligated to make an Offer pursuant to clause (c) above, the Securities and the Pari Passu Indebtedness shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of such Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.
     (e) The Company will comply with the applicable tender offer rules, including Rule 14e-l under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.
     Section 10.13. Purchase of Securities upon a Change of Control.
     (a) If a Change of Control shall occur at any time, then each Holder shall have the right to require that the Company purchase such Holder’s Securities in whole or in part in integral multiples of $1,000 at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Securities, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”), pursuant to the offer described below in this Section 10.13 (the “Change of Control Offer”) and in accordance with the other procedures set forth in Subsections (b), (c), (d) and (e) of this Section 10.13.
     (b) Within 30 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice (a “Change of Control Purchase Notice”) of such Change of Control to each Holder by first-class mail, postage prepaid, at his address appearing in the Security Register, stating among other things:
     (1) that a Change of Control has occurred, the date of such event, and that such Holder has the right to require the Company to repurchase such Holder’s Securities at the Change of Control Purchase Price;
     (2) the circumstances and relevant facts regarding such Change of Control (including but not limited to, if applicable, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);
     (3) (i) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Company, the most recent subsequently filed Quarterly Report on Form 10-Q, as applicable, and any Current Report on Form 8-K of the Company filed subsequent to such Quarterly Report (or in the event the Company is not required to prepare any of the foregoing Forms, the comparable information required to be prepared by the Company pursuant to Section 7.4), (ii) a description of material developments, if any, in the Company’s business subsequent to the date of the latest of such reports and (iii) such other information, if any, concerning the business of the Company which the Company in good faith believes will enable such Holders to make an informed investment decision regarding the Change of Control Offer;
     (4) that the Change of Control Offer is being made pursuant to this Section 10.13 and that all Securities properly tendered pursuant to the Change of Control Offer will be accepted for payment at the Change of Control Purchase Price;

     (5) the Change of Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act;
     (6) the Change of Control Purchase Price;
     (7) the names and addresses of the Paying Agent and the offices or agencies referred to in Section 10.2;
     (8) that Securities must be surrendered not later than one Business Day prior to the Change of Control Purchase Date to the Paying Agent at the office of the Paying Agent or to an office or agency referred to in Section 10.2 to collect payment;
     (9) that the Change of Control Purchase Price for any Security which has been properly tendered and not withdrawn will be paid promptly following the Change of Control Offer Purchase Date;
     (10) the procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance;
     (11) that any Security not tendered will continue to accrue interest; and
     (12) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Securities accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date.
     (c) Upon receipt by the Company of the proper tender of Securities, the Holder of the Security in respect of which such proper tender was made shall (unless the tender of such Security is properly withdrawn) thereafter be entitled to receive solely the Change of Control Purchase Price with respect to such Security. Upon surrender of any such Security for purchase in accordance with the foregoing provisions, such Security shall be paid by the Company at the Change of Control Purchase Price; provided, however, that installments of interest whose Stated Maturity is on or prior to the Change of Control Purchase Date shall be payable to the Holders of such Securities, or one or more Predecessor Securities, registered as such on the relevant Regular Record Dates according to the terms and the provisions of Section 3.9. Holders electing to have Securities purchased will be required to surrender such Securities to the Paying Agent at the address specified in the Change of Control Purchase Notice at least one Business Day prior to the Change of Control Purchase Date. Any Security that is to be purchased only in part shall be surrendered to a Paying Agent at the office of such Paying Agent (with, if the Company, the Security Registrar or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Security Registrar or the Trustee, as the case may be, duly executed by, the Holder thereof or such Holder’s attorneys duly authorized in writing), and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Security, without service charge, one or more new Securities of any authorized denomination as requested by such Holder in an aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Security so surrendered that is not purchased.

     (d) The Company shall (i) not later than the Change of Control Purchase Date, accept for payment Securities or portions thereof tendered pursuant to the Change of Control Offer, (ii) not later than 10:00 a.m. (New York time) on the Change of Control Purchase Date, deposit with the Trustee or with a Paying Agent an amount of money in same day funds (or New York Clearing House funds if such deposit is made prior to the Change of Control Purchase Date) sufficient to pay the aggregate Change of Control Purchase Price of all the Securities or portions thereof which are to be purchased as of the Change of Control Purchase Date and (iii) not later than 10:00 a.m. (New York time) on the Change of Control Purchase Date, deliver to the Paying Agent an Officers’ Certificate stating the Securities or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to Holders of Securities so accepted payment in an amount equal to the Change of Control Purchase Price of the Securities purchased from each such Holder, and the Company shall execute and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Security equal in principal amount to any unpurchased portion of the Security surrendered. Any Securities not so accepted shall be promptly mailed or delivered by the Paying Agent at the Company’s expense to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on the Change of Control Purchase Date. For purposes of this Section 10.13, the Company shall choose a Paying Agent which shall not be the Company.
     (e) A tender made in response to a Change of Control Purchase Notice may be withdrawn if the Company receives, not later than one Business Day prior to the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter, specifying, as applicable:
     (1) the name of the Holder;
     (2) the certificate number of the Security in respect of which such notice of withdrawal is being submitted;
     (3) the principal amount of the Security (which shall be $1,000 or an integral multiple thereof) delivered for purchase by the Holder as to which such notice of withdrawal is being submitted;
     (4) a statement that such Holder is withdrawing his election to have such principal amount of such Security purchased; and
     (5) the principal amount, if any, of such Security (which shall be $1,000 or an integral multiple thereof) that remains subject to the original Change of Control Purchase Notice and that has been or will be delivered for purchase by the Company.
     (f) Subject to applicable escheat laws, the Trustee and the Paying Agent shall return to the Company any cash that remains unclaimed, together with interest or dividends, if any, thereon, held by them for the payment of the Change of Control Purchase Price; provided, however, that, (x) to the extent that the aggregate amount of cash deposited by the Company pursuant to clause (ii) of paragraph (d) above exceeds the aggregate Change of Control Purchase Price of the Securities or portions thereof to be purchased, then the Trustee shall hold such excess for the Company and (y) unless otherwise directed by the Company in writing, promptly after the Business Day following the Change of Control Purchase Date the Trustee shall return any such excess to the Company together with interest, if any, thereon.
     (g) The Company shall comply, to the extent applicable, with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.
     Section 10.14. Limitation on Preferred Stock of Subsidiaries.
     The Company will not permit (a) any Subsidiary of the Company to issue any Preferred Stock, except for (i) Preferred Stock issued to the Company or a Wholly-Owned Subsidiary and (ii) Preferred Stock issued by a Person prior to the time (A) such Person becomes a Subsidiary, (B) such Person merges with or into a Subsidiary or (C) a Subsidiary merges with or into such Person; provided that such Preferred Stock referred to in clause (ii) above was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C), or (b) any Person (other than the Company, or a Wholly-Owned Subsidiary) to acquire Preferred Stock of any Subsidiary from the Company or any Subsidiary, except, in the case of clause (a) or (b), upon the acquisition of all the outstanding Preferred Stock of such Subsidiary in accordance with the terms hereof.
     Section 10.15. Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries.
     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock, (ii) pay any Indebtedness owed to the Company or any other Subsidiary, (iii) make any Investment in the Company or any other Subsidiary or (iv) transfer any of its properties or assets to the Company or any other Subsidiary, except for: (a) any encumbrance or restriction pursuant to any agreement in effect on the Issue Date; (b) any encumbrance or restriction, with respect to a Subsidiary that is not a Subsidiary of the Company on the Issue Date, in existence at the time such Person becomes a Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary; (c) customary non-assignment or subletting provisions of any lease, license or other contract; (d) any restriction entered into in the ordinary course of business contained in any lease of any Subsidiary or any security agreement or mortgage securing Indebtedness of any Subsidiary to the extent such restriction restricts the transfer of property subject to such security agreement, mortgage or lease; (e) any restriction contained in an agreement pursuant to which Permitted Subsidiary Indebtedness is incurred; and (f) any encumbrance or restriction existing under any agreement that amends, substitutes, restructures, supplements, extends, renews, refinances or replaces or otherwise modifies the agreements containing the encumbrances or restrictions in the foregoing clauses (a), (b), (c), (d) or (e), or in this clause (f); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so amended, substituted, restructured, supplemented, extended, renewed, refinanced, replaced or modified.

     Section 10.16. Unrestricted Subsidiaries.
     The Company will not make, and will not permit its Subsidiaries to make, an Investment in Unrestricted Subsidiaries unless, at the time thereof, (a) the aggregate amount of such Investments would not exceed the amount of Restricted Payments then permitted to be made pursuant to the provisions of Section 10.9 or (b) such Investment is a Permitted Investment. Except for Permitted Investments, any Investment in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) must be permitted to be made pursuant to the provisions of Section 10.9 and will be treated as a Restricted Payment in calculating the amount of Restricted Payments made by the Company, and (ii) may be made in cash or property.
     Section 10.17. Statement by Officers as to Default.
     (a) The Company will deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year of the Company ending after the date hereof, a written statement signed by two executive officers of the Company, one of whom shall be the principal executive officer, principal financial officer or principal accounting officer of the Company, as to compliance herewith, including whether or not, after a review of the activities of the Company during such year and of the Company’s performance under this Indenture, to the best knowledge, based on such review, of the signers thereof, the Company has fulfilled all of its respective obligations and is in compliance with all conditions and covenants under this Indenture throughout such year and, if there has been a Default specifying each Default and the nature and status thereof and any actions being taken by the Company with respect thereto.
     (b) When any Default or Event of Default has occurred and is continuing, or if the Trustee or any Holder or the trustee for or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default the Company shall deliver to the Trustee by registered or certified mail or facsimile transmission followed by hard copy of an Officers’ Certificate specifying such Default, Event of Default, notice or other action, the status thereof and what actions the Company is taking or proposes to take with respect thereto, within ten Business Days of becoming aware of its occurrence.
     Section 10.18. Waiver of Certain Covenants.
     The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 7.4, 10.6 through 10.11 and 10.14 through 10.17, if, before or after the time for such compliance, the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding shall, by Act of such Holders, waive such compliance in such instance with such covenant or provision, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.
     Section 10.19. Consummation of Plan of Reorganization.
     No provision of this Indenture shall prevent the Company and its Subsidiaries from consummating the Plan and the transactions contemplated thereby.

ARTICLE XI
REDEMPTION OF SECURITIES
     Section 11.1. Rights of Redemption.
     The Securities are subject to redemption at any time and from time to time, at the option of the Company, in whole or in part, subject to the conditions, and at the Redemption Prices, specified in the form of Security, together with accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on relevant Regular Record Dates and Special Record Dates to receive interest due on relevant Interest Payment Dates and Special Payment Dates).
     Section 11.2. Applicability of Article.
     Redemption of Securities at the election of the Company or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article XI.
     Section 11.3. Election to Redeem; Notice to Trustee.
     The election of the Company to redeem any Securities pursuant to Section 11.1 shall be evidenced by a Company Order and an Officers’ Certificate. In case of any redemption at the election of the Company, the Company shall, not less than 45 nor more than 60 days prior to the Redemption Date fixed by the Company (unless a shorter notice period shall be satisfactory to the Trustee), notify the Trustee in writing of such Redemption Date and of the principal amount of Securities to be redeemed.
     Section 11.4. Selection by Trustee of Securities to Be Redeemed.
     If less than all the Securities are to be redeemed, the particular Securities or portions thereof to be redeemed shall be selected not more than 45 days prior to the Redemption Date. The Trustee shall select the Securities or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable. The amounts to be redeemed shall be equal to $1,000 or any integral multiple thereof.
     If requested by the Company, the Trustee shall promptly notify the Company and the Security Registrar in writing of the Securities selected for redemption and, in the case of any Securities selected for partial redemption, the principal amount thereof to be redeemed.
     For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Securities shall relate, in the case of any Security redeemed or to be redeemed only in part, to the portion of the principal amount of such Security which has been or is to be redeemed.

     Section 11.5. Notice of Redemption.
     Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed, at its address appearing in the Security Register.
     All notices of redemption shall state:
     (a) the Redemption Date;
     (b) the Redemption Price;
     (c) if less than all Outstanding Securities are to be redeemed, the identification of the particular Securities to be redeemed;
     (d) in the case of a Security to be redeemed in part, the principal amount of such Security to be redeemed and that after the Redemption Date upon surrender of such Security, new Security or Securities in the aggregate principal amount equal to the unredeemed portion thereof will be issued;
     (e) that Securities called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;
     (f) that on the Redemption Date the Redemption Price will become due and payable upon each such Security or portion thereof to be redeemed, and that (unless the Company shall default in payment of the Redemption Price) interest thereon shall cease to accrue on and after said date;
     (g) the names and addresses of the Paying Agent and the offices or agencies referred to in Section 10.2 where such Securities are to be surrendered for payment of the Redemption Price;
     (h) the CUSIP number, if any, relating to such Securities; and
     (i) the procedures that a Holder must follow to surrender the Securities to be redeemed.
     Notice of redemption of Securities to be redeemed at the election of the Company shall be given by the Company or, at the Company’s written request, by the Trustee in the name and at the expense of the Company. If the Company elects to give notice of redemption, it shall provide the Trustee with a certificate stating that such notice has been given in compliance with the requirements of this Section 11.5.
     The notice if mailed in the manner herein provided shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Security designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Security.

     Section 11.6. Deposit of Redemption Price.
     On or prior to 10:00 a.m., New York time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company or any of its Affiliates is acting as Paying Agent, segregate and hold in trust as provided in Section 10.3) an amount of money in same day funds sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date or Special Payment Date) accrued interest on, all the Securities or portions thereof which are to be redeemed on that date. The Paying Agent shall promptly mail or deliver to Holders of Securities so redeemed payment in an amount equal to the Redemption Price of the Securities purchased from each such Holder. All money, if any, earned on funds held in trust by the Trustee or any Paying Agent shall be remitted to the Company. For purposes of this Section 11.6, the Company shall choose a Paying Agent which shall not be the Company.
     Section 11.7. Securities Payable on Redemption Date.
     Notice of redemption having been given as aforesaid, the Securities so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Securities shall cease to bear interest. Holders will be required to surrender the Securities to be redeemed to the Paying Agent at the address specified in the notice of redemption at least one Business Day prior to the Redemption Date. Upon surrender of any such Security for redemption in accordance with said notice, such Security shall be paid by the Company at the Redemption Price together with accrued interest to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Securities, or one or more Predecessor Securities, registered as such on the relevant Regular Record Dates and Special Record Dates according to the terms and the provisions of Section 3.9.
     If any Security called for redemption shall not be so paid upon surrender thereof for redemption, the principal and premium, if any, shall, until paid, bear interest from the Redemption Date at the rate borne by such Security.
     Section 11.8. Securities Redeemed or Purchased in Part.
     Any Security which is to be redeemed or purchased only in part shall be surrendered to the Paying Agent at the office or agency maintained for such purpose pursuant to Section 10.2 (with, if the Company, the Security Registrar or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company, the Security Registrar or the Trustee, as the case may be, duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Security without service charge, a new Security or Securities, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the unredeemed portion of the principal of the Security so surrendered that is not redeemed or purchased.

ARTICLE XII
SATISFACTION AND DISCHARGE
     Section 12.1. Satisfaction and Discharge of Indenture.
     This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Securities as expressly provided for herein) as to all Outstanding Securities hereunder, and the Trustee, upon Company Request and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when
     (a) either
     (1) all the Securities theretofore authenticated and delivered (other than (i) lost, stolen or destroyed Securities which have been replaced or paid as provided in Section 3.8 or (ii) all Securities for whose payment United States dollars have theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided in Section 10.3) have been delivered to the Trustee for cancellation; or
     (2) all such Securities not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire Indebtedness on the Securities not theretofore delivered to the Trustee for cancellation, including the principal of, premium, if any, and accrued interest (based upon the Cash Interest payable thereon) on, such Securities at such Maturity, Stated Maturity or Redemption Date;
     (b) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and
     (c) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Independent Counsel, in form and substance reasonably satisfactory to the Trustee, each stating that (i) all conditions precedent herein relating to the satisfaction and discharge hereof have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound.
     Notwithstanding the satisfaction and discharge hereof, the obligations of the Company to the Trustee under Section 6.6 and, if United States dollars shall have been deposited with the Trustee pursuant to subclause (2) of Subsection (a) of this Section 12.1, the obligations of the Trustee under Section 12.2 and the last paragraph of Section 10.3 shall survive.

     Section 12.2. Application of Trust Money.
     Subject to the provisions of the last paragraph of Section 10.3, all United States dollars deposited with the Trustee pursuant to Section 12.1 shall be held in trust and applied by it, in accordance with the provisions of the Securities and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium, if any, and interest on, the Securities for whose payment such United States dollars have been deposited with the Trustee.
ARTICLE XIII
SUBORDINATION OF SECURITIES
     Section 13.1. Securities Subordinate to Senior Indebtedness.
     Anything in this Indenture or the Securities to the contrary notwithstanding, the Company covenants and agrees, and each Holder of a Security, by his acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article, the Indebtedness represented by the Securities and the payment of the principal of, premium, if any, and interest on (including any payment required under any provision of this Indenture and the Securities, including Sections 10.12 and 10.13), each and all of the Securities and the other Indenture Obligations are hereby expressly made subordinate and subject in right of payment as provided in this Article to the prior payment in full, in cash or Cash Equivalents or, as acceptable to the holders of Senior Indebtedness, in any other manner, of the Senior Indebtedness (including any interest accruing after the occurrence of an Event of Default under Section 5.1(g) or (h), whether or not such interest is an allowed claim enforceable against the debtor in a case brought under the Bankruptcy Law).
     As used in this Indenture and the Securities, “paying the Securities”, “payment of the Securities” and similar phrases mean any direct or indirect payment or distribution by or on behalf of the Company on account of principal of (or premium, if any) or interest on the Securities, the Indenture Obligations or other amounts owed by the Company under this Indenture and the Securities (other than amounts owing to the Trustee pursuant to Section 6.7 hereof) or to acquire or repurchase pursuant to the provisions of this Indenture or redeem, retire or defease all or any portion of the Securities or to make any deposit, payment or transfer in furtherance of the foregoing.
     This Article XIII shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders or continue to hold Senior Indebtedness; and such provisions are made for the benefits of the holders of Senior Indebtedness; and such holders are made obligees hereunder and they or each of them may enforce such provisions.
     The holders of Senior Notes shall have the right to rely upon this Article XIII, and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders shall have agreed in writing thereto.

     Section 13.2. Payment Over of Proceeds Upon Dissolution, etc.
     In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Company, whether voluntary or involuntary, or whether or not involving insolvency or bankruptcy, then and in any such event:
     (1) the holders of Senior Indebtedness shall be entitled to receive payment in full in cash or Cash Equivalents or, as acceptable to the holders of Senior Indebtedness, in any other manner, of all amounts due on or in respect of Senior Indebtedness before the Holders of the Securities are entitled to receive any payment or distribution of any kind or character (excluding securities of the Company or any other corporation that are equity securities or are subordinate in right of payment to all Senior Indebtedness, that may be outstanding, to substantially the same extent as, or to a greater extent than, the Securities are so subordinated as provided in this Article (“Permitted Junior Securities”)) on account of the principal of, premium, if any, or interest on the Securities or other Indenture Obligations or on account of the purchase, redemption, defeasance or other acquisition of, or in respect of, the Securities or other Indenture Obligations (other than amounts previously set aside with the Trustee, or payments previously made, in either case, in accordance with the provisions of Sections 4.2 and 4.3 of this Indenture); and
     (2) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (excluding Permitted Junior Securities), by set-off or otherwise, to which the Holders or the Trustee would be entitled but for the provisions of this Article shall be paid by the liquidating trustee or agent or the Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, to the extent necessary to make payment in full in cash or Cash Equivalents or, as acceptable to the holders or Senior Indebtedness, in any other manner, of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and
     (3) in the event that, notwithstanding the foregoing provisions of this Section, the Trustee or the Holder of any Security shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (excluding Permitted Junior Securities), in respect of principal, premium, if any, and interest on the Securities or other Indenture Obligations before all Senior Indebtedness is paid in full, in cash or Cash Equivalents or, as acceptable to the holder of Senior Indebtedness, in any other manner, then and in such event such payment or distribution (excluding Permitted Junior Securities) shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payments or distributions of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full in cash or Cash Equivalents or, as acceptable to the holders of Senior Indebtedness, in any other manner, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.
     The consolidation of the Company with, or the merger of the Company with or into, another Person or the liquidation or dissolution of the Company following the sale, assignment, conveyance, transfer, lease or other disposal of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Article VIII shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Company for the purposes of this Section if the Person formed by such consolidation or the surviving entity of such merger or the Person which acquires by sale, assignment, conveyance, transfer, lease or other disposal of such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposal, comply with the conditions set forth in Article VIII.
     Section 13.3. Suspension of Payment When Designated Senior Indebtedness in Default.
     (a) Upon the occurrence and during the continuance of any default in the payment of any Designated Senior Indebtedness beyond any applicable grace period ( a “Payment Default”), no payment (other than amounts previously set aside with the Trustee or payments previously made, in either case, in accordance with Section 4.2 and 4.3 in this Indenture) or distribution of any assets of the Company or any Subsidiary of any kind or character (excluding Permitted Junior Securities) may be made by the Company or any Subsidiary on account of the principal of, premium, if any, or interest on, the Securities or other Indenture Obligations, or on account of the purchase, redemption, defeasance or other acquisition of or in respect of, the Securities or other Indenture Obligations unless and until such Payment Default shall have been cured or waived or shall have ceased to exist or the Designated Senior Indebtedness shall have been discharged or paid in full, in cash or Cash Equivalents or, as acceptable to the holders of Senior Indebtedness, in any other manner, after which the Company shall (subject to the other provisions of this Article XIII) resume making any and all required payments in respect of the Securities, including any missed payments.
     (b) (1) Upon the occurrence and during the continuance of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may then be accelerated immediately (a “Non-payment Default”) and (2) after the receipt by the Trustee and the Company from a Senior Representative of any Designated Senior Indebtedness of written notice of such Non-payment Default, no payment (other than any amounts previously set aside with the Trustee, or payments previously made, in either case, in accordance with the provisions of Sections 4.2 or 4.3 in this Indenture) or distribution of any assets of the Company of any kind or character (excluding Permitted Junior Securities) may be made by the Company or any Subsidiary on account of the principal of, premium, if any, or interest on, the Securities or other Indenture Obligations, or on account of the purchase, redemption, defeasance or other acquisition of, or in respect of, the Securities or other Indenture Obligations for the period specified below (“Payment Blockage Period”).

     (c) A Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee and the Company from a Senior Representative and shall end on the earliest of (i) the 179th day after such commencement, (ii) the date on which such Non-payment Default (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) is cured, waived or ceases to exist or on which such Designated Senior Indebtedness is discharged or paid in full, in cash or Cash Equivalents or, as acceptable to the holders of Senior Indebtedness, in any other manner, or (iii) the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to the Company or the Trustee from the Senior Representative initiating such Payment Blockage Period, after which, in the case of clauses (i), (ii) and (iii), the Company shall promptly resume making any and all required payments in respect of the Securities, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Company and the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the “Initial Period”). Any number of notices of Non-payment Defaults may be given during the Initial Period; provided that during any period of 365 consecutive days only one Payment Blockage Period, during which payment of principal of, premium, if any, or interest on, the Securities may not be made, may commence and the duration of such period may not exceed 179 days. No Non-payment Default with respect to any Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. The Company shall deliver a notice to the Trustee promptly after the date on which any Non-payment Default is cured or waived or ceases to exist or on which the Designated Senior Indebtedness related thereto is discharged or paid in full, in cash or Cash Equivalents or, as acceptable to the holders of Senior Indebtedness, in any other manner, and the Trustee is authorized to act in reliance on such notice.
     (d) In the event that, notwithstanding the foregoing, the Company or any Subsidiary shall make any payment or distribution to or for the benefit of the Trustee or the Holder of any Security prohibited by the foregoing provisions of this Section, then and in such event such payment or distribution shall be paid over and delivered forthwith to a Senior Representative of the holders of the Designated Senior Indebtedness or as a court of competent jurisdiction shall direct.
     Section 13.4. Payment Permitted if No Default.
     Nothing contained in this Article, elsewhere in this Indenture or in any of the Securities shall prevent the Company, at any time except during the pendency of any case, proceeding, dissolution, liquidation or other winding-up, assignment for the benefit or creditors or other marshaling of assets and liabilities of the Company referred to in Section 13.2 or under the conditions described in Section 13.3, from making payments at any time of principal of, premium, if any, or interest on the Securities.

     Section 13.5. Subrogation to Rights of Holders of Senior Indebtedness.
     After the payment in full, in cash or Cash Equivalents or, as acceptable to the holders of Senior Indebtedness, in any other manner, of all Senior Indebtedness, the Holders of the Securities shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of, premium, if any, and interest on, the Securities shall be paid in full, in cash or Cash Equivalents or, as acceptable to the holders of Securities, in any other manner. For purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the Holders of the Securities or the Trustee would be entitled except for the provisions of this Article, and no payments over pursuant to the provisions of this Article to the holders of Senior Indebtedness by Holders of the Securities or the Trustee, shall, as among the Company, its creditors other than holders of Senior Indebtedness, and the Holders of the Securities, be deemed to be a payment or distribution by the Company to or account of the Senior Indebtedness.
     Section 13.6. Provisions Solely to Define Relative Rights.
     The provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holders of the Securities on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article or elsewhere in this Indenture or in the Securities is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Securities, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Securities the principal of, and premium, if any, and interest on, the Securities as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company or the Holders of the Securities and creditors of the Company other than the holders of the Senior Indebtedness; or (c) prevent the Trustee or the Holder of any Security from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article of the holders of Senior Indebtedness (1) in any case, proceeding, dissolution, liquidation or other winding up, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company referred to in Section 13.2, to receive, pursuant to and in accordance with such Section, cash, property and securities otherwise payable or deliverable to the Trustee or such Holder, (2) under the conditions specified in Section 13.3, to prevent any payment prohibited by such Section or enforce their rights pursuant to Section 13.3(d), or (3) as specified in Section 5.2.
     Section 13.7. Trustee to Effectuate Subordination.
     Each Holder of a Security by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article and appoints the Trustee his attorney-in-fact for any and all such purposes, including, in the event of any dissolution, winding-up, liquidation or reorganization of the Company whether in bankruptcy, insolvency, receivership proceedings, or otherwise, the timely filing of a claim for the unpaid balance of the indebtedness of the Company owing to such Holder in the form required in such proceedings and the causing of such claim to be approved. If the Trustee does not file such a claim prior to 30 days before the expiration of the time to file a claim, the holders of Senior Indebtedness, or any Senior Representative, may file such a claim on behalf of the Holders of the Securities.
     Section 13.8. No Waiver of Subordination Provisions.
     (a) No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.
     (b) Without limiting the generality of Subsection (a) of this Section, the holders of Senior Indebtedness may at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Securities, without incurring responsibility to the Holders of the Securities and without impairing or releasing the subordination provided in this Article or the obligations hereunder of the Holders of the Securities to the holders of Senior Indebtedness, do any one or more of the following: (1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter or increase, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (3) release any Person liable in any manner for the collection or payment of Senior Indebtedness; and (4) exercise or refrain from exercising any rights against the Company and any other Person; provided, however, that in no event shall any such actions limit the right of the Holders of the Securities to take any action to accelerate the maturity of the Securities pursuant to Article V of this Indenture or to pursue any rights or remedies hereunder or under applicable laws if the taking of such actions does not otherwise violate the terms of this Indenture.
     (c) The provisions of this Article XIII shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness upon the insolvency, bankruptcy or reorganization of the Company or otherwise.
     Section 13.9. Notice to Trustee.
     (a) The Company shall give prompt written notice to the Trustee of any fact known to the Company which would prohibit the making of any payment to or by the Trustee in respect of the Securities. Notwithstanding the provisions of this Article or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of the Securities, unless and until the Trustee shall have received written notice thereof from the Company or a holder of Senior Indebtedness or from a Senior Representative or any trustee, fiduciary or agent therefor; and, prior to the receipt of any such written notice, the Trustee shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section by Noon, Eastern Time, on the Business Day prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of, premium, if any, or interest on any Security), then, anything herein contained to the contrary notwithstanding but without limiting the rights and remedies of the holders of Senior Indebtedness, a Senior Representative or any trustee, fiduciary or agent thereof, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it after such date; nor shall the Trustee be charged with knowledge of the curing of any such default or the elimination of the act or condition preventing any such payment unless and until the Trustee shall have received an Officers’ Certificate to such effect.
     (b) The Trustee shall be entitled to rely on the delivery to it of a written notice to the Trustee and the Company by a Person representing himself to be a Senior Representative or a holder of Senior Indebtedness (or a trustee, fiduciary or agent therefor) to establish that such notice has been given by a Senior Representative or a holder of Senior Indebtedness (or a trustee, fiduciary or agent therefor); provided, however, that failure to give such notice to the Company shall not affect in any way the ability of the Trustee to rely on such notice. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.
     Section 13.10. Reliance on Judicial Orders or Certificates.
     Upon any payment or distribution of assets of the Company referred to in this Article, the Trustee and the Holders of the Securities shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other person making such payment or distribution, or a certificate of a Senior Representative, delivered to the Trustee or to the Holders of the Securities for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article, provided that the foregoing shall apply only if such court has been fully appraised of the provisions of this Article.

     Section 13.11. Rights of Trustee as a Holder of Senior Indebtedness; Preservation of Trustee’s Rights.
     The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article with respect to any Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.7.
     Section 13.12. Article Applicable to Paying Agents.
     In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting under this Indenture, the term “Trustee” as used in this Article shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article in addition to or in place of the Trustee; provided, however, that Section 13.11 shall not apply to the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent.
     Section 13.13. No Suspensions of Remedies.
     Nothing contained in this Article shall limit the right of the Trustee or the Holders of Securities to take any action to accelerate the maturity of the Securities pursuant to Article V of this Indenture or to pursue any rights or remedies hereunder or under applicable law, subject to the rights, if any, under this Article of the holders, from time to time, of Senior Indebtedness to receive the cash, property or securities receivable upon the exercise of such rights or remedies.
     Section 13.14. Trustee’s Relation to Senior Indebtedness.
     With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligation as are specifically set forth in this Article, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into this Article against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and the Trustee shall not be liable to any holder of Senior Indebtedness if it shall in good faith mistakenly (absent negligence or willful misconduct or violation of Section 13.9(a)) pay over or deliver to Holders, the Company or any other Person moneys or assets to which any holder of Senior Indebtedness shall be entitled by virtue of this Article or otherwise.

     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the day and year first above written.

BALLY TOTAL FITNESS HOLDING CORPORATION

By:

Name:
Title:

[U.S. BANK TRUST NATIONAL
ASSOCIATION], as Trustee

By:

Name:
Title:

EXHIBIT A
FORM OF TRANSFEREE CERTIFICATE
I or we assign and transfer this Security to:
Please insert social security or other identifying number of assignee
Print or type name, address and zip code of assignee and irrevocably appoint
[Agent], to transfer this Security on the books of the Company. The Agent may substitute another to act for him.
Dated                      Signed
(Sign exactly as name appears on the other side of this Security)
[Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.]

A-1

EXHIBIT B
FORM OF CERTIFICATE TO BE
DELIVERED IN CONNECTION WITH
TRANSFERS TO NON-QIB INSTITUTIONAL ACCREDITED INVESTORS
                    , 20___
Bally Total Fitness Holding Corporation
c/o [Trustee Name and Address]
Attention: Corporate Trust Division

Re:	Bally Total Fitness Holding Corporation (the “Company”) 13 5/8%/12% [Senior] [Junior] Subordinated Toggle Notes due 2013 (the “Securities”)
Ladies and Gentlemen:
     In connection with our proposed purchase of $                     aggregate principal amount of the Securities:
     1. We understand that the Securities have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be sold within the United States or to, or for the benefit of, U.S. Persons except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing the Securities to offer, resell, pledge or otherwise transfer such Securities prior to the date which is two years after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Securities, or any predecessor thereto (the “Resale Restriction Termination Date”) only (a) to the Company, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) for so long as the Securities are eligible for resale pursuant to Rule 144A under the Securities Act (“Rule 144A”), inside the United States to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) outside the United States pursuant to offers and sales to non-U.S. Persons in an Offshore Transaction within the meaning of Regulation S under the Securities Act, (e) inside the United States to an institutional “accredited investor” within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act that is acquiring the Securities for its own account or for the account of such an institutional “accredited investor” for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property and the property of such investor account or accounts be at all times within our or their control and to compliance with any applicable state securities laws. If any resale or other transfer of the Securities is proposed to be made pursuant to clause (e) above, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the

Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act. We acknowledge that the Company and the Trustee reserve the right prior to any offer, sale or other transfer of the Securities pursuant to clauses (d), (e) and (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee. As used herein, the terms “United States,” “Offshore Transaction,” and “U.S. Person” have the respective meanings given to them by Regulation S under the Securities Act.
     2. We are an institutional “accredited Investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) purchasing for our own account or for the account of such an institutional “accredited investor,” and we are acquiring the Securities for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction, provided that the disposition of our property and the property of any accounts for which we are acting as fiduciary shall remain at all times within our and their control; and we have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Securities, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.
     3. We are acquiring the Securities purchased by us for our own account or for one or more accounts as to each of which we exercise sole investment discretion.
     4. We understand that the Trustee will not be required to accept for registration of transfer any Securities acquired by us, except upon presentation of evidence satisfactory to the Company and the Trustee that the foregoing restrictions on transfer have been complied with. We further understand that the Securities purchased by us will be in the form of definitive physical certificates and that such certificates will bear a legend reflecting the substance of this paragraph. We further agree to provide to any person acquiring any of the Securities from us a notice advising such person that resales of the Securities are restricted as stated herein and that certificates representing the Notes will bear a legend to that effect.
     5. We acknowledge that you, the Company, the Trustee and others will rely upon our acknowledgments, representations and agreements set forth herein, and we agree to notify you promptly in writing if any of our acknowledgements, representations or agreements herein cease to be accurate and complete.
     6. We represent to you that we have full power to make the foregoing acknowledgements, representations and agreements on our own behalf and on behalf of any investor account for which we are acting as a fiduciary or agent.

     THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

Very truly yours,

By:

(Name of Purchaser)
Date:

RECONCILIATION AND TIE BETWEEN TRUST INDENTURE ACT OF 1939
AND INDENTURE, DATED AS OF [                    , 20___]

TRUST INDENTURE		INDENTURE
ACT SECTION		SECTION

Section 310	(a)(1)	6.9
	(a)(2)	6.9
	(a)(5)	6.9
	(b)	6.7, 6.10
Section 311	(a)	6.13
	(b)	6.13
Section 312	(a)	7.1
	(b)	7.2
	(c)	7.2
Section 313	(a)	7.3
	(b)	7.3
	(c)	7.3
	(d)	7.3
Section 314	(a)(1)	7.4
	(a)(2)	7.4
	(a)(3)	7.4
	(a)(4)	10.18
	(c)(1)	1.3
	(c)(2)	1.3
	(e)	1.3
Section 315	(a)	6.1
	(b)	6.2
	(c)	6.1
	(d)	6.1, 6.3
	(e)	5.14
Section 316	(a)	(last sentence)1.1 (“Outstanding”)
	(a)(1)(A)	5.12
	(a)(2)(B)	5.13
	(b)	5.8
	(c)	1.5
Section 317	(a)(1)	5.3
	(a)(2)	5.4
	(b)	10.3
Section 318	(a)	1.8

Note:	This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Indenture.

EXHIBIT I
New Stockholder Agreement

STOCKHOLDERS’ AGREEMENT
          This STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of [                          ], 2007, is by and among Bally Total Fitness Holding Corporation, a Delaware corporation (the “Corporation”), and each of the holders of the shares of Corporation’s capital stock signatory hereto (together with any other Person who hereafter becomes party hereto, each, individually, a “Stockholder” and, collectively, the “Stockholders”).
R E C I T A L S
          WHEREAS, the Corporation and the Stockholders have agreed to enter into this Agreement to set forth certain rights and obligations with respect to the affairs of the Corporation and the shares of capital stock held by the Stockholders.
          NOW, THEREFORE, in consideration of the recitals and the mutual premises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
          1. Definitions; Rules of Construction.
          (a) For purposes of this Agreement, each of the following terms will have the meaning ascribed to it in this Section 1:
          “Affiliate” – as to any Person, (a) any other Person, directly or indirectly through one or more intermediaries, that is controlling, controlled by or under common control with such Person and (b) any stockholder, member or partner in such Person; provided, however, that the term Affiliate shall not, for purposes of Section 6 hereof, include affiliations of investment funds solely by virtue of common management. The terms “controlling,” “controlled” and “common control with” mean the ability, by ownership of voting securities or otherwise, directly or indirectly, to direct the managerial and operating policies of a Person.
          “Agreement” – this Agreement as amended from time to time.
          “Board” – the Board of Directors of the Corporation.
          “Business Day” – any day other than a Saturday, Sunday or legal holiday on which banks in New York are authorized or obligated by law to close.
          “Bylaws” – the Bylaws of the Corporation, as amended from time to time.
          “Certificate of Incorporation” – the Amended and Restated Certificate of Incorporation of the Corporation, as filed with the Delaware Secretary of State on [                          ], 2007, as the same may be amended from time to time.
          “Common Stock” – the common stock of the Corporation, par value $0.01 per share.

          “DGCL” – the General Corporation Law of the State of Delaware, as amended from time to time.
          “Direct Competitor” – any Person engaged in any commercial business activity that directly competes with any business then being conducted by the Corporation in the field of ownership, operation or management of health and fitness clubs and facilities.
          “Director” – a member of the Board.
          “Drag-Along Obligee” – as defined in Section 5(a) hereof.
          “Electing Stockholder” – as defined in Section 6(a) hereof.
          “Exchange Act” – the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, as the same will be in effect from time to time.
          “Excluded Securities” – any equity securities of the Corporation (which for this purpose will include, without limitation, securities convertible into or exchangeable for equity securities of the Corporation, any equity or profit participation rights, or any rights, options, or warrants to purchase any of the foregoing issued by the Corporation subsequent to the date hereof) that consist of or would give rise to any of the following: (i) issuances to employees, consultants and members of the Board (or similar governing bodies) of the Corporation or its Subsidiaries in connection with the performance of services in such capacities and made pursuant to any plan adopted by the Board of up to 15% of the total number of shares of Common Stock that the Corporation is authorized to issue pursuant to the Certificate of Incorporation, (ii) issuances as consideration for any business combinations, asset purchases, licensing arrangements or other comparable transactions approved by the Board, (iii) issuance of shares of Common Stock upon conversion of shares of Preferred Stock, exercise of options and exercise of warrants and/or (iv) issuances of equity securities in connection with a Qualified Public Offering.
          “GAAP” – generally accepted accounting principals as in effect in the United States from time to time.
          “Initial Controlling Stockholders” – Tennenbaum Capital Partners, LLC, Goldman Sachs & Co., and Anschutz Investment Company.
          “MD&A” – as defined in Section 2(a).
          “New Securities” – as defined in Section 9(a).
          “Non-Public Information” – as defined in Section 2(d).
          “Notices”– as defined in Section 15 hereof.

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          “Overall Percentage Interest” – with respect to any Stockholder, the percentage equivalent of a fraction the numerator of which is the total number of shares of Common Stock held by such Stockholder, and the denominator of which is the total number of shares of Common Stock held by all Stockholders (on a fully-diluted basis).
          “Person” – an individual, a corporation, a partnership, a limited partnership, a joint venture, a limited liability company or limited liability partnership, an association, a trust, estate or other fiduciary, any other legal entity, and any government or governmental entity.
          “Preferred Stock” – any series of capital stock of the Corporation issued and outstanding from time to time after the date hereof designated as preferred stock by the Corporation.
          “Qualified Public Offering” – a firm commitment underwritten public offering of Common Stock of the Corporation that yields net proceeds to the Corporation of not less than $75,000,000.
          “Recipient” – as defined in Section 2(d).
          “Registration Rights Agreement” – the Registration Rights Agreement, dated as of [                          ], 2007, among the Corporation and the Stockholders party thereto, as the same may be amended from time to time hereafter.
          “Sale of the Corporation” – (i) the sale, lease, exchange, license or other disposition of all or substantially all of the Corporation’s assets in one transaction or series of related transactions, or (ii) a merger, tender offer, reorganization, business combination, consolidation, refinancing or recapitalization, other than a sale covered by Section 5 of this Agreement, as a result of which the holders of the Corporation’s voting securities immediately before such transaction own or control less than a majority of the voting power to elect directors of the continuing or surviving entity immediately after such transaction.
          “SEC” – the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
          “Section 5 Selling Stockholder” – as defined in Section 5(a) hereof.
          “Section 6 Selling Stockholder” – as defined in Section 6(a) hereof.
          “Securities Act” – the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, as the same will be in effect from time to time.
          “Shares” – shares of Common Stock, Preferred Stock and any other capital stock of the Corporation, and securities directly or indirectly exercisable for or convertible into Common Stock, Preferred Stock or any other capital stock of the Corporation.
          “Stockholder(s)” – as defined in the Preamble hereto.

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          “Subscription Allocation” – as defined in Section 9(a).
          “Subscription Right Holder” – as defined in Section 9(a).
          “Subsidiary” – with respect to the Corporation, any Person of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the Corporation or one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation.
          “Transfer” – as defined in Section 4(a) hereof.
          “Triggering Stockholders” – as defined in Section 7(a).
          (b) The following provisions will be applied wherever appropriate herein:
               (i) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words will refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;
          (ii) all definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural;
          (iii) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;
          (iv) all accounting terms not specifically defined herein will be construed in accordance with GAAP;
          (v) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith will be construed against any party as the principal draftsperson hereof or thereof;
          (vi) the descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and will not be utilized in interpreting this Agreement;
          (vii) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified;
          (viii) the Exhibits and Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement; and
          (ix) all references to “$” or “Dollars” will mean United States Dollars.
          2. Reports by the Corporation.
          (a) The Corporation shall furnish to the Stockholders:

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               (i) within the time periods specified in the SEC’s rules and regulations, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Corporation were required to file such Forms, including footnotes and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) and, with respect to the annual information only, a report thereon by the Corporation’s independent registered public accounting firm, except that none of such reports need to include any certifications required under the Sabanes-Oxley Act of 2002 or any rules of the SEC adopted pursuant thereto; and
               (ii) the information that would be required to be contained in all current reports that would be required to be filed with the SEC on Form 8-K if the Corporation were required to file such reports (including any information that would be required to be filed as exhibits to a Form 8-K, except that the report need not include any certifications required under the Sarbanes-Oxley Act of 2002 or any rules of the SEC adopted pursuant thereto), in each case within the time periods specified in the rules of the SEC adopted pursuant thereto.
          (b) In no event shall any report of financial statements described in this Section 2 be required to include any information required by, or to be prepared or approved in accordance with, or otherwise be subject to, any provision of Section 404 of the Sarbanes-Oxley Act of 2002 or any rules, regulations, or accounting guidance adopted pursuant to that section.
          (c) The Corporation agrees to deliver the reports required by this Section 2 by electronic transmission directly to any Stockholder that requests such delivery. The Corporation also agrees to make those reports available on a website to which such Stockholders shall have access. Before displaying any of such reports, the website described in this Section 2(c) may also require the user to agree to be bound by an electronic agreement containing substantially the same terms as those set forth in clauses (i), (ii) and (iii) of Section 2(d), and any other terms which subsequent to the date hereof may become required by applicable law, by electronically confirming that he or she has read said provisions and agrees to be bound by them.
          (d) Each Stockholder (for purposes of this Section 2(d), a “Recipient”) who at any time receives any non-public information about the Corporation and its businesses and finances within the meaning of applicable securities laws communicated in any report, described in Section 2(a) (collectively, the “Non-Public Information”), by accepting any such information, shall be deemed to have acknowledged to and agreed with the Corporation as follows:
               (i) The Recipient shall not use Non-Public Information or communicate it to any other Person if that use or communication would constitute a violation of applicable securities laws or regulations (including but not limited to laws or regulations prohibiting insider trading or tipping), and shall not communicate it to any other Person not bound by, or which has not otherwise agreed to abide by, the terms of this clause (i), unless such information (A) is or becomes publicly available other than as a result of a disclosure known to the Recipient to be in violation of an agreement with or obligation to the Corporation, (B) was within the user’s possession prior to it being furnished to the user by or on behalf of the Corporation, (C) is or becomes available to the user on a non-confidential basis from a source (other than the Corporation) which is not known by the user to be prohibited from disclosing such information to the user by a legal, contractual or fiduciary obligation to the Corporation,

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(D) is independently developed by the user without the benefit of any Non-Public Information, or (E) is required to be disclosed by subpoena or other legal process of a tribunal, in which case the Recipient shall give the Corporation as much advance notice as is practicable before making disclosure so as to provide the Corporation with an opportunity to seek a protective order or to take other action to protect the confidentiality of the Non-Public Information.
               (ii) The Recipient represents and agrees that it is a Stockholder of the Corporation and is not a Direct Competitor. The Corporation shall have no obligation to provide any Non-Public Information to any Direct Competitor.
               (iii) The Recipient shall not disclose any Non-Public Information to any Person that, to the best of the Recipient’s knowledge, is a Direct Competitor, unless such disclosure is required by subpoena or other legal process, in which case the Recipient shall give the Corporation as much advance notice as is practicable before making disclosure so as to provide the Corporation with an opportunity to seek a protective order or to take other action to protect the confidentiality of the Non-Public Information.
          (e) Any document delivered by the Corporation pursuant to Section 2(a) (in either paper or electronic form) that contains any Non-Public Information must be labeled “CONFIDENTIAL” and must include, be accompanied by a copy of, or refer to the provisions of this Section 2.
          (f) For fiscal quarters ending after June 30, 2007, the Corporation shall host quarterly conference calls with Stockholders no later than 10 days after furnishing the quarterly financial information described in clause (i) of Section 2(a). Beginning in 2008, the Corporation shall host a conference call with Stockholders no later than 10 days after furnishing the annual information pursuant to clause (i) of Section 2(a). The Corporation may also require any participant in such calls to agree to be bound by an electronic or other agreement containing substantially the same terms as those set forth in clauses (i), (ii) and (iii) of Section 2(d), and any other terms which subsequent to the date hereof may become required by applicable law, by electronically confirming that he or she has read said provisions and agrees to be bound by them.
          3. [RESERVED]
          4. Restrictions on Transfer of Common Stock.
               (a) Except as expressly permitted in this Agreement and subject to any additional restrictions set forth in the Certificate and Bylaws of the Corporation, as may be amended from time to time, no Stockholder will in any way sell, exchange, transfer, hypothecate, negotiate, gift, convey in trust, pledge, assign, encumber, or otherwise dispose of all or any portion of its Shares or any interest therein (each, a “Transfer”) to (i) any Direct Competitor, (ii) any Person if such Transfer would result in registration being required under, any applicable federal or state laws relating to securities or investment companies or advisors, or (iii) any Person if such Transfer would result in any class of equity securities (other than exempted securities) of the Corporation being held of record by more than 400 Persons as would be determined pursuant to Section 12(g) of the Exchange Act unless such Transfer is expressly approved by the Board.

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               (b) In addition to the restrictions set forth in Section 4(a), no Stockholder may effect any Transfer unless the transferee (i) agrees in writing with the Corporation, in form and substance reasonably satisfactory to the Board, to be bound by the provisions of this Agreement, the Registration Rights Agreement (if applicable), and any other related agreements as though it were a Stockholder, and (ii) if requested by the Board, causes to be delivered to the Corporation, at such transferee’s sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Board, to the effect that such Transfer does not violate or result in registration being required under, any applicable federal or state laws relating to securities or investment companies or advisors. Upon compliance with all provisions hereof, (i) the transferee shall be deemed to be a Stockholder of the Corporation, and (ii) notwithstanding Section 12(a) hereof, the Corporation and any such transferee shall be authorized to independently amend this Agreement solely to the extent necessary to reflect such transfer and cause such transferee to become a Stockholder of the Corporation. Any Transfer of Shares made in violation of this Agreement will be void and of no effect.
          5. Drag-Along Right.
          (a) If any Stockholder or group of Stockholders proposes to Transfer Shares representing at least a majority of the then total issued and outstanding shares of Common Stock (such Transferring Stockholders, the “Section 5 Selling Stockholders”), in good faith and in a bona fide arm’s length transaction, in a single transaction or a series of related transactions, to one or more Persons who are not Affiliates of such Section 5 Selling Stockholders, then the Section 5 Selling Stockholders will have the right to require each other Stockholder (each, a “Drag-Along Obligee”) to Transfer to the purchaser(s) the same percentage of such Drag-Along Obligee’s Common Stock as the Section 5 Selling Stockholders are Transferring of their Shares (e.g., if a Selling Stockholder proposes to Transfer 75% of its Shares, then each Drag-Along Obligee must Transfer 75% of such Drag-Along Obligee’s Shares), which Transfers will be made on the same terms, conditions and price per Share as those applicable to the Transfers by the Section 5 Selling Stockholders.
          (b) In the event of a proposed Transfer, the Section 5 Selling Stockholders will notify each Drag-Along Obligee in writing of the proposed Transfer no less than 30 days prior to the contemplated consummation date of the proposed Transfer. Such notice will set forth: (i) the type and amount of Shares in the Corporation proposed to be Transferred, (ii) the name and address of the proposed purchaser, and (iii) the proposed amount and form of consideration and terms and conditions of payment offered by the proposed purchaser, including copies of the agreements governing the transaction. The drag-along right may be exercised by the Section 5 Selling Stockholders by delivery of a written notice to the Drag-Along Obligees and the proposed purchaser within 30 days of the delivery of the initial notice of the proposed Transfer (but in any event not less than 15 days prior to the consummation of the proposed Transfer). Any proposed Transfer by Section 5 Selling Stockholders not consummated within 60 days following the date of the drag-along right exercise notice referred to in the previous sentence, will again be subject to notice provisions of this Section 5 and will require compliance by Section 5 Selling Stockholders with the procedures described in this Section 5.
          (c) Each Drag-Along Obligee agrees that it shall execute such documents as the Section 5 Selling Stockholders may reasonably request to effect any Transfer subject to this

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Section 5; provided, however, that (i) each Drag-Along Obligee shall only be required to make customary representations and warranties with respect to its own ownership of the Shares to be sold by such Drag-Along Obligee and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims and other matters customary for minority Stockholders in similar transactions, and (ii) the liability of any Drag-Along Obligee with respect to any representation and warranty made by the Corporation in connection with a Transfer pursuant to this Section 5 shall be several and not joint and such liability shall be limited to such Drag-Along Obligee’s pro rata share of the consideration payable to all Stockholders.
          (d) The provisions of Sections 6 are subordinate and shall not apply to any Transfer or exercise of rights contemplated by this Section 5 and shall not apply to Transfers to Affiliates.
          6. Tag-Along Right.
          (a) If any Stockholder or group of Stockholders proposes to Transfer Shares representing at least 25% of the then total issued and outstanding Common Stock of the Corporation (such Transferring Stockholders, the “Section 6 Selling Stockholders”), in a single transaction or a series of related transactions, to one or more Persons who are not Affiliates of the Section 6 Selling Stockholders, then (i) each Stockholder holding at least 10% of the total issued and outstanding Common Stock of the Corporation (other than the Section 6 Selling Stockholders) and (ii) in the event such proposed Transfer involves, after giving effect to the exercise of any tag-along rights exercised by Stockholders owning at least 10% of the total issued and outstanding Common Stock, more than one-third of the total issued and outstanding Common Stock, each other Stockholder (other than the Section 6 Selling Stockholders) (such Stockholders described in clauses (i) and (ii), the “Electing Stockholders”) will have the right to require the proposed purchaser to purchase the same percentage of its Common Stock as the percentage the Section 6 Selling Stockholders are selling of their Shares (e.g., if the Section 6 Selling Stockholders propose to Transfer 75% of their Shares, then each other Electing Stockholder will have the right to require the proposed purchaser to purchase 75% of such Electing Stockholder’s Shares), on the same terms, conditions and equivalent price per Share as such Section 6 Selling Stockholders. The Shares being purchased from the Section 6 Selling Stockholder(s) and the Electing Stockholders will be reduced on a pro rata basis among all of them if the proposed purchaser will not purchase all the Shares being offered.
          (b) In the event of a proposed sale subject to this Section 6, the Section 6 Selling Stockholders will notify the other Electing Stockholders in writing of the proposed sale no less than 30 days prior to the contemplated consummation date of the proposed sale. Such notice will set forth: (i) the type and number of Shares proposed to be sold, (ii) the name and address of the proposed purchaser, (iii) the proposed amount and form of consideration and terms and conditions of payment offered by the proposed purchaser, including copies of the agreements governing the transaction and (iv) that the proposed purchaser has been informed of the tag-along right provided for in this Section 6 and has agreed to the tag-along purchase. The tag-along right may be exercised by Electing Stockholders by delivery of a written notice to the Section 6 Selling Stockholders and the proposed purchaser within 15 days of the receipt of the notice of the proposed sale. Any proposed Transfer by Section 6 Selling Stockholders not consummated within 60 days of the expiration of such 15-day period will again be subject to this

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Section 6 and will require compliance by Section 6 Selling Stockholders with the procedures described in this Section 6. The exercise or non-exercise of the rights of the Electing Stockholders under this Section 6 with respect to any proposed Transfer by a Section 6 Selling Stockholder will not adversely affect their rights with respect to subsequent Transfers by Section 6 Selling Stockholders under this Section 6.
          (c) The provisions of this Section 6 are subordinate and shall not apply to any Transfer or exercise of rights contemplated by Section 5 and shall not apply to Transfers to Affiliates or Transfers among the Initial Controlling Stockholders.
          7. Approved Sale.
          (a) If Stockholders holding 51% or more of the Common Stock of the Corporation (the “Triggering Stockholders”) approve by written notice to the Corporation the Sale of the Corporation (an “Approved Sale”), each Stockholder will vote for, consent to, cooperate with and will not object or otherwise impede consummation of the Approved Sale.
          (b) If the Approved Sale is structured as (i) a merger or consolidation, each Stockholder shall vote its Shares to approve such merger or consolidation, whether by written consent or at a stockholders meeting, and waive all dissenter’s rights, appraisal rights and similar rights in connection with such merger or consolidation, (ii) a sale of stock (other than a sale covered by Section 5 hereof), each Stockholder shall agree to sell, and shall sell, all of its Shares and rights to acquire Shares on the terms and conditions so approved, or (iii) a sale of assets, each Stockholder shall vote its Shares to approve such sale and any subsequent liquidation of the Corporation or other distribution of the proceeds therefrom, whether by written consent or at a stockholders meeting. In furtherance of the foregoing, each Stockholder will take, with respect to such Stockholder’s Shares, all necessary actions reasonably requested by the Triggering Stockholders in order to consummate the Approved Sale, including voting to approve such transaction and executing the applicable purchase agreement, subject to the limitations set forth in this Section 7. Subject to Section 7(c), in any Approved Sale, (1) each Stockholder shall be obligated to make only representations and warranties as to such Stockholder’s title to and ownership of Shares, authorization, execution and delivery of relevant documents by such Stockholder and enforceability of relevant agreements against such Stockholder, to enter into covenants solely to the extent necessary to effect a Transfer of such Stockholder’s Shares in connection with such Approved Sale and to enter into indemnification obligations with respect to the foregoing, in each case to the extent that each other Stockholder is similarly obligated; provided that no Stockholder shall be obligated to enter into indemnification obligations with respect to any representations, warranties or covenants in the nature of those described in this clause (1) to the extent relating to or in respect of any other Stockholder or any other Stockholder’s Shares and (2) in no event shall any Stockholder be liable in respect of any indemnity obligations pursuant to any Approved Sale in an aggregate amount in excess of the total consideration payable to such Stockholder in such Approved Sale.

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          (c) The obligations of each Stockholder under this Section 7 with respect to an Approved Sale is subject to the satisfaction of the following conditions: (i) upon the consummation of such Approved Sale, such Stockholder will receive the same form of consideration and the same portion of the aggregate consideration that such Stockholder would have received if such aggregate consideration had been distributed by the Corporation in complete liquidation pursuant to the rights and preferences set forth in the Certificate of Incorporation of the Corporation as in effect immediately prior to such Approved Sale; (ii) if any Stockholder or Stockholders are given an option as to the form and amount of consideration to be received, such Stockholder will be given the same option, (iii) any indemnification obligations of the Stockholders in connection with the Approved Sale shall be several and not joint and (iv) the closing of the Approved Sale must occur within 180 days following the approval of the Approved Sale by the Stockholders required to approve such Approved Sale.
          (d) If the Corporation or the Triggering Stockholders enter into any negotiation or transaction for which Rule 506 of the Securities Act (or any similar rule then in effect) may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Stockholder will, at the request of the Corporation or the Triggering Stockholders, appoint a purchaser representative (as such term is defined in Rule 501 of the Securities Act) reasonably acceptable to the Triggering Stockholders. If any Stockholder appoints a purchaser representative designated by the Corporation or the Triggering Stockholders, the Corporation will pay the fees of such purchaser representative, but if any Stockholder declines to appoint the purchaser representative designated by the Corporation such holder will appoint another purchaser representative, and such holder will be responsible for the fees of the purchaser representative so appointed.
          (e) Each Stockholder will bear its pro rata share of the costs of any sale of Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Corporation or the acquiring party. For purposes of this clause (e), costs incurred in exercising reasonable efforts to take all necessary actions in connection with the consummation of an Approved Sale in accordance with Section 7(a) shall be deemed to be for the benefit of all Stockholders, except that costs incurred by any Stockholder in connection with the Transfer of its own shares or otherwise on its own behalf will not be considered costs of the transaction hereunder and will be the responsibility of such Stockholder.
          8. Approved IPO. If Stockholders holding 51% of the Common Stock of the Corporation provide the Corporation and the other Stockholders written notice of their desire to pursue the Qualified IPO, each other Stockholder shall vote to authorize and approve, and to cause the Board of Directors to approve, the Qualified IPO so long as the financial burdens and benefits of such Qualified IPO are shared proportionately among all Stockholders.
          9. Subscription Rights.
          (a) Each Stockholder holding, at the relevant time, at least 10% of the total issued and outstanding Common Stock of the Corporation (for the purpose of this Section 9, each

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a “Subscription Right Holder”) shall have the right to purchase, respectively, such Subscription Right Holder’s Overall Percentage Interest (for the purpose of this Section 9, the “Subscription Allocation”), or any lesser number, of any new Shares, or any other equity securities of the Corporation, including, without limitation, securities convertible into or exchangeable for equity securities of the Corporation, any equity or profit participation rights, or any rights, options, or warrants to purchase any of the foregoing that the Corporation may, from time to time, propose to sell and issue, in each case, other than Excluded Securities (collectively, “New Securities”).
          (b) In the event the Corporation proposes to undertake an issuance of New Securities, it will give each Subscription Right Holder written notice of such issuance (which notice shall be delivered at least 10 days prior to such issuance), describing the New Securities and the price and terms upon which the Corporation proposes to issue the same, and setting forth the number of shares or other number of New Securities which such Stockholder is entitled to purchase pursuant to such Stockholder’s Subscription Allocation and the aggregate purchase price therefor. Each Subscription Right Holder will have five days from the date of delivery of any notice to agree to purchase such New Securities, respectively, up to such Stockholder’s Subscription Allocation, or any lesser number, for the price and upon the terms specified in the notice (provided that the Subscription Right Holders shall be entitled to pay cash in lieu of any non-cash consideration) by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased. If not all of the Subscription Right Holders elect to purchase their full Subscription Allocation of New Securities, then the Corporation shall notify in writing the fully-participating Subscription Right Holders of such and offer such holders the right to acquire such unsubscribed New Securities. Each fully-participating Subscription Right Holder so notified shall have the right to purchase its pro rata share of the unsubscribed New Securities (in proportion to the Overall Percentage Interests of all participating Subscription Right Holders) within five days from the date of such notice from the Corporation by giving written notice to the Corporation and stating therein the quantity of unsubscribed New Securities to be purchased.
          (c) In the event any Subscription Right Holder fails to exercise such right of first refusal within said five day period (or, as applicable, such ten day period), the Corporation will have 90 days thereafter to sell the New Securities as to which such Subscription Right Holder’s right was not exercised, at a price and upon such other terms no more favorable to the purchasers thereof than those specified in the Corporation’s notice. In the event the Corporation has not sold such New Securities within said 90 day period, the Corporation will not thereafter issue or sell any New Securities without first offering such New Securities to each Subscription Rights Holder in the manner provided above.
          (d) The subscription rights granted by this Section 9 shall be exercisable only by “accredited investors” as defined under Section 501 of Regulation D of the Securities Act.
          (e) Except as otherwise provided herein, any Subscription Rights Holder may transfer its rights under this Section 9 to any of its Affiliates, so long as such Affiliate continues to meet the requirements of this Section 9, upon prior written notification of such Transfer to the Corporation.

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          (f) The closing of any sale of New Securities shall be on the date set forth in the notice provided by the Corporation in Section 9(b); provided, that such date shall be extended as to any participating Subscription Right Holder for up to 30 days (or such longer period as may be approved by the Corporation, which shall not be unreasonably delayed or withheld) for purposes of obtaining any necessary governmental approvals and to call capital from limited partners, if applicable. The exercise or non-exercise of the rights of the Subscription Right Holders under this Section 9 shall not adversely affect their rights to participate in subsequent offerings of New Securities subject to Section 9.
          10. Legends. Each certificate of the signatories hereto representing Shares will bear the following legends until such time as the Shares represented thereby are no longer subject to the provisions hereof:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER.
THE VOTING, SALE, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF ___ ___, 2007, AMONG BALLY TOTAL FITNESS HOLDING CORPORATION AND THE HOLDERS OF ITS OUTSTANDING CAPITAL STOCK (AS THE SAME MAY BE AMENDED, MODIFIED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF BALLY TOTAL FITNESS HOLDING CORPORATION.”
          11. Acknowledgements and Risks; Representations.
          (a) Each Stockholder hereby acknowledges that it is aware that its Shares in the Corporation have not been registered (i) under the Securities Act (ii) under the Investment Company Act of 1940, as amended, or (iii) under any similar state laws. Each Stockholder further understands and acknowledges that its representations and warranties contained in this Section 9 may be relied upon by the Corporation as the basis for the exemption of the Stockholder’s Shares from the registration requirements under all such federal and state laws. Each Stockholder further acknowledges that the Corporation will not and has no obligation to recognize any sale, Transfer, or assignment of all or any part of its Shares to any person unless and until the provisions of Section 4 hereof have been fully satisfied or waived in accordance with Section 10(a).

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          (b) Each Stockholder hereby acknowledges that such Stockholder (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares, and (ii) is able to bear the complete loss of its investment in the Shares.
          (c) Each Stockholder has received and read the financial information provided by the Corporation and has had an opportunity to discuss the Corporation’s business, management and financial affairs with the managers, officers and other management personnel of the Corporation, and has had the opportunity to review the Corporation’s operations and facilities. Each Stockholder has also had the opportunity to ask questions of and receive answers from, the Corporation and its management regarding the risks, terms and conditions of its investment in the Shares.
          (d) Each Stockholder hereby acknowledges that such Stockholder (i) has reviewed with its own tax advisors the federal, state, local, and foreign tax consequences of an investment in Shares of the Corporation and the transactions contemplated by this Agreement, (ii) is relying solely on such advisors and not on any statements or representations of the Corporation or any of its agents, and (iii) understands that such Stockholder (and not the Corporation) will be responsible for its own tax liability that may arise as a result of this investment in the Shares or the transactions contemplated by this Agreement.
          (e) Each Stockholder hereby represents and warrants to the Corporation that:
          (i) if applicable, such Stockholder is an “accredited investor” as that term is defined in Rule 501(a)(3) under the Securities Act;
          (ii) such Stockholder holds the Shares for investment and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act; and
          (iii) such Stockholder is aware that (A) none of the Shares have been registered under the Securities Act and, except as may be provided in Section 8 hereof or the Registration Rights Agreement, the Corporation is under no obligation to file a registration statement with the SEC with respect to any Shares, and (B) the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Stockholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Corporation, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Exchange Act) and the number of shares being sold during any three-month period not exceeding specified limitations.

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          12. Amendment; Waiver; Termination.
          (a) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and approved by Stockholders holding not less than a majority of the outstanding shares of Common Stock.
          (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in this Agreement provided will be cumulative and not exclusive of any rights or remedies provided by law.
          (c) This Agreement will automatically terminate upon the earlier to occur of the following: (i) all Shares of the Corporation being owned by a single Person, or (ii) the consummation of a Qualified Public Offering.
          13. Registration Rights Agreement. The Corporation hereby acknowledges that the Registration Rights Agreement is in full force and effect as of the date hereof and that the shares of Common Stock issued and outstanding as of the date hereof constitute “Registrable Securities” as defined under the Registration Rights Agreement.
          14. Agreement for Further Execution. Each Stockholder agrees upon request of the Board to sign and swear to any certificate, any amendment to or cancellation of such certificate, acknowledge similar certificates or affidavits or certificates of fictitious firm name or the like (and any amendments or cancellations thereof) required by the laws of the State of Delaware, or any other jurisdiction in which the Corporation does, or proposes to do, business. This Section 12 will not prejudice or affect the rights of the Stockholders to approve certain amendments to this Agreement pursuant to Section 12.
          15. Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) will be in writing and will be given by registered or certified mail, return receipt requested, with postage prepaid, by a nationally recognized overnight courier, or by telecopier (facsimile) addressed as follows:

If to the Corporation:	Bally Total Fitness Holding Corporation

8900 W. Bryn Mawr
Chicago, IL 60631
Attention: Marc D. Bassewitz, General Counsel
Telephone: 773/399-7606
Facsimile: 773/399-0126
          If to any Stockholder, to such Stockholder at the address indicated under the Stockholder’s name on the signature pages hereto, as from time to time amended. The Corporation or any Stockholder may change its address for Notices hereunder by a Notice given pursuant to this Section 15. A Notice sent in compliance with the provisions of this Section 15 will be deemed given on the third business day next succeeding the day on which it is sent if sent by registered or certified mail or on the first business day following the day on which the notice

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was delivered to an overnight courier or, if notice is given by facsimile, upon facsimile confirmation that such notice was received.
          16. Successors and Assigns. Except as otherwise provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
          17. Entire Agreement. This Agreement, together with the Registration Rights Agreement, and the exhibits hereto and thereto constitute the full and entire understanding and agreement of the parties with regard to the subjects matter hereof, and does hereby supersede all other agreements of the parties relating to the subject matter hereof. No party will be liable or bound to any other party in any manner by any warranties, representations or covenants regarding the subject matter hereof except as specifically set forth herein or therein.
          18. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of any shares, upon any breach or default of the Corporation under this Agreement, will impair any such right, power or remedy of such holder, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, will be cumulative and not alternative.
          19. Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and be governed by the laws of the state of Delaware (without reference to the choice of law provisions of Delaware).
          20. Jurisdiction. The parties hereto agree and consent that all disputes between any of them arising out of, connected with or related to or incidental to the relationship established between any of them in connection with this Agreement, and whether arising in contract, tort, equity or otherwise, may be brought in or removed to the state or federal courts located in the county of New York, State of New York. The parties hereto waive all disputes and any objections that they may have to the location of jurisdiction of the court designated to consider such dispute in accordance with the first sentence of this Section 20.
          21. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
          22. Specific Performance; Remedies Cumulative. Each party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause other parties to sustain damages for which such parties would not have

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an adequate remedy at law for money damages, and therefore each party hereto agrees that in the event of any such breach, such other parties will be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such parties may be entitled, at law or in equity. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party will not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.
          23. No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.
          24. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts will constitute one and the same instrument, and all signatures need not appear on any one counterpart. The parties agree that this Agreement will be considered signed when the signature of a party is delivered by facsimile or electronic mail transmission. Such facsimile or electronic mail signature will be treated in all respects as having the same effect as an original signature.
          25. Severability. If any portion of this Agreement will be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement so far as they may practicably be performed will remain in full force and effect and binding on the parties hereto.
          26. No Strict Construction. This Agreement has been prepared through the joint efforts of all of the parties. Neither the provisions of this Agreement nor any alleged ambiguity will be interpreted or resolved against any party on the ground that such party’s counsel drafted this Agreement, or based on any other rule of strict construction. Each of the parties hereto represents and declares that such party has carefully read this Agreement, and that such party knows the contents thereof and signs the same freely and voluntarily. The parties hereby acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Agreement and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.
          27. Titles and Subtitles. Section headings in this Agreement are included herein for convenience of reference only and will not constitute a part of this Agreement for any other purposes. Unless otherwise specifically stated, all references herein to “sections,” “subsections” and “exhibits” will mean “sections,” “subsections” and “exhibits” to this Agreement.

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          28. No Other Relationships. Nothing herein contained will be construed to constitute any Stockholder the legal representative or agent of any other Stockholder. No party to this Agreement will have any right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of any other party to this Agreement. Except as may be specifically provided in this Agreement, neither the Corporation nor any party will assume or be responsible for any liability or obligation of any nature of, or any liability or obligation that arises from any act or omission to act of, any other party however or whenever arising. This Agreement will not limit in any manner the carrying on either by the Stockholders or their respective Affiliates of their own respective businesses and activities. The Corporation and each Stockholder (i) agrees that any Stockholder and any Affiliates of a Stockholder may engage in or possess interests in other business ventures and activities of every kind and description, independently or with others, whether existing as of the date hereof or hereafter coming into existence, (ii) authorizes, consents to and approves of such activities, whether or not any such activities may conflict with any interest of the Stockholder or any Stockholder, and (iii) agrees that neither the Corporation nor the Stockholder(s) (nor any of them) will have any rights in or to any such ventures and activities or any income or profits derived therefrom. The provisions of this Section 28 are not intended to limit or modify the restrictions or prohibitions of any employment agreements or other agreements regarding non-competition to which any Stockholder is a party. To the extent that at law or in equity, a Stockholder has duties (including fiduciary duties) and liabilities relating thereto to the Corporation or to any other Stockholder, a Stockholder acting under this Agreement will not be liable to the Corporation or to any Stockholder for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Stockholder otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Stockholder.
          29. Confidentiality; Public Announcements, Etc. Each Stockholder agrees, and agrees to cause its Affiliates, to at all times hold in confidence and keep secret and inviolate all of the Corporation’s confidential information, including, without limitation, all unpublished matters relating to the business, property, accounts, books, records, customers and contracts of the Corporation, which the Stockholder or any such Affiliates may or hereafter come to know; provided, however, that, except as otherwise provided herein, the Stockholder may disclose any such information (a) to its representatives and agents who agree to be bound by such confidentiality provisions, (b) that otherwise is or has become generally available to the public (without breach of this Section 29), (c) as to which Stockholder has obtained knowledge from sources other than the Corporation or the Directors or the officers of the Corporation (provided, that such source is not bound by a confidentiality agreement with the Corporation), or (d) that it is required to disclose to any governmental authority by law or subpoena or judicial process or as is required to enforce its rights hereunder or that is required to be disclosed under the rules of any stock exchange to which any Stockholder or an Affiliate is subject, in which case, the disclosing Stockholder will provide the Corporation with prompt advance notice of such disclosure so that the Corporation will have the opportunity if it so desires to seek a protective order or other appropriate remedy and, in connection with any disclosure required by the SEC or the rules of any stock exchange to which a Stockholder or any Affiliate of a Stockholder is subject, the disclosing Stockholder will use reasonable efforts to obtain confidential treatment for such disclosure (to the extent reasonably available). Each Stockholder and its Affiliates agree that such confidential information will be used only in connection with the business of the

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Corporation, and the Stockholder’s investment therein, and not for any other purpose, including, without limitation, in connection with any competitive or potentially competitive activities. Any publicity release, advertisement, filing, public statement or announcement made, regarding this Agreement or any of the transactions contemplated hereby is to be first reviewed by, and must be reasonably satisfactory to, the Corporation.
          30. Equity Splits; Aggregation of Equity. All references to numbers of Shares in this Agreement will be appropriately adjusted to reflect any dividend, split, combination or other recapitalization of equity of the Corporation occurring after the date of this Agreement. All Shares held by any Affiliates of any Stockholder will be aggregated together for the purposes of determining the availability of any rights of such Stockholder under this Agreement.
[SIGNATURE PAGES FOLLOW]

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE CORPORATION: BALLY TOTAL FITNESS HOLDING CORPORATION
By:
Name:
Title:

THE STOCKHOLDERS:
[SIGNATURE PAGE TO BALLY TOTAL FITNESS HOLDING CORPORATION
STOCKHOLDERS’ AGREEMENT]

EXHIBIT J
Prepetition Management Plan

MANAGEMENT INCENTIVE PLAN
     The Management Incentive Plan is comprised of two components: 1) a performance bonus (“Performance Bonus”), and 2) a restructuring transaction bonus (“RTB”).
     The Performance Bonus represents current annual incentive bonus awards for ongoing participation with the Debtors but with 2007 performance targets reset based on cash revenue and cash EBITDA as well as a discretionary component. The Performance Bonus is available to 27 eligible employees and has a maximum cumulative payout of approximately $3.8 million.
     The RTB represents an incentive for key employees to promptly complete a successful restructuring. The RTB is also payable if the employee is terminated without cause or constructively within six months of the restructuring transaction. The RTB is available to 9 eligible employees, divided into three groups (Class A, B and C), and has a maximum cumulative payout of $3.2 million. The RTB is evidenced by individual bonus agreements with each eligible participant.
     Class A participants include, Don R. Kornstein, the Company’s Chief Restructuring Officer, Marc Bassewitz, the Company’s Senior Vice President, Secretary and General Counsel, Bill Fanelli, Senior Vice President Planning and Development, and John Wildman, the Company’s Senior Vice President, Sales and Interim Chief Marketing Officer. They each will receive a maximum RTB if Bally consummates a restructuring transaction by October 31, 2007 (the “Target Date”), with incremental monthly reductions in the RTB for each month thereafter until the restructuring transaction is completed.
     The maximum value of Mr. Kornstein’s RTB is reduced based on the number of months after the expiration of the Target Date in which a plan of reorganization becomes effective. If the plan of reorganization does not become effective within eight months of the expiration of the Target Date, Mr. Kornstein will no longer be eligible to receive any RTB.
     For the other Class A participants, the RTB will be reduced by 15% of the maximum for the first three months following the Target Date in which the reorganization transaction takes plans, and then 10% of the maximum for the next two months, with no further reductions after the fifth month following the Target Date. The other Class A participants will receive the minimum bonus stated below if the plan of reorganization becomes effective after more than five months after the expiration of the Target Date.
     The maximum and minimum amount of each Class A participant’s RTB is as follows:

Class A Participant	Maximum RTB	Minimum RTB
Don R. Kornstein	$2,100,000	$0
Marc Bassewitz	$375,000	$131,250
Bill Fanelli	$195,000	$68,250
John Wildman	$158,375	$55,781
Class B and Class C participants will receive a set RTB, with no reduction if the restructuring is effected after the Target Date.

EXHIBIT K
Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT
     This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of ___ ___, 2007 by and between Bally Total Fitness Holding Corporation, a Delaware corporation (the “Corporation”), the entities listed on Exhibit A hereto.
RECITALS
     WHEREAS, the Corporation and the undersigned Holders desire to enter into this Agreement in order to grant the Holders the rights and obligations set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing recital and the mutual promises hereinafter set forth, the parties hereto agree as follows:
AGREEMENT
     1. Registration Rights.
          1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
               (a) “Affiliate” means, as to any Person any other Person, directly or indirectly through one or more intermediaries, is controlling, controlled by or under common control with such Person and (b) any stockholder, member or partner in such entity. The terms “controlling,” “controlled” and “common control with” mean the ability, by ownership of voting securities or otherwise, directly or indirectly, to direct the managerial and operating policies of a Person.
               (b) “Automatic Shelf Registration Statement” shall mean a registration statement filed under the Securities Act by a Well-Known Seasoned Issuer that becomes effective upon filing thereof pursuant to General Instruction I.D. of Form S-3.
               (c) “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
               (d) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation held by the Holders.
               (e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
               (f) “Holder(s)” means the each of the stockholders of the Corporation listed on Exhibit A hereto and any person or entity holding Registrable Securities to whom the relevant rights under this Agreement have been transferred in accordance with the terms hereof.
               (g) “Initiating Holders” means any Holder or Holders of at least 50.1% of the then Registrable Securities, either individually or in the aggregate (adjusted after the original issuance thereof for stock splits, stock dividends, recapitalizations and similar transactions).
               (h) “IPO” means the initial offering by the Corporation of its equity securities pursuant to an effective registration statement under Securities Act.
               (i) “New Subordinated Notes” means the New Subordinated Notes due 2013 issued by the Corporation.
               (j) “Person” means an individual, corporation, partnership, limited partnership, joint venture, limited liability company or limited liability partnership, association, trust, estate or other fiduciary, any other legal entity, and any government or governmental entity.
               (k) “Prospectus” shall mean the prospectus relating to the Shelf Registration Statement , including any preliminary prospectus and any such prospectus as amended or supplemented by any prospectus supplement, including a prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by a Shelf Registration Statement , and all other amendments and supplements thereto, and, in each case, including all documents incorporated by reference therein.
               (l) “Qualified IPO” means a firm commitment underwritten public offering of Common Stock of the Corporation that yields net proceeds to the Corporation of not less than $75,000,000.
               (m) “Registrable Securities” means (i) the Common Stock; (ii) the New Subordinated Notes, (iii) the Rights Offering Notes and (ii) securities issued in respect of, or in exchange for, or in replacement of, the Common Stock, New Subordinated Notes and Rights Offering Notes as a result of a stock split, stock dividend, combination, recapitalization or similar transaction, which has not been sold to the public and (iii) any other shares of Common Stock held by the Holders acquired after the date of this Agreement; provided, however, that Registrable Securities shall not include the Rights Offering Notes or the New Subordinated Notes prior to the date on which the Corporation has consummated a Qualified IPO.
               (n) “Rights Offering Notes” means the senior subordinated notes in an aggregate principal amount of $90,000,000.
               (o) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
               (p) “Registration Expenses” means all expenses incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Corporation, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration, the expense of underwriters (excluding any underwriter discounts and selling concessions, and excluding the compensation of regular employees of the Corporation which shall be paid in any event by the Corporation)

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and the reasonable fees and disbursements of one counsel for all Holders in the event of each registration provided for in Sections 1.2, 1.3 and 1.4 hereof.
               (q) “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
               (r) “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.
               (s) “Shelf Registration Statement” means a shelf registration statement of the Corporation pursuant to the provisions of Section 1.4 hereof which covers all or a portion of the Registrable Securities on Form S-3 or, if not then available to the Corporation, on another appropriate form, under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all documents incorporated by reference therein.
               (t) “Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 under the Securities Act.
          1.2 Long-Form Demand Registration.
               (a) Request for Registration. In case the Corporation shall receive from Initiating Holders at any time after 180 days following the effective date of a Qualified IPO a request that the Corporation file a registration statement to register all or part of their then outstanding Registrable Securities under the Securities Act the expected proceeds of which exceed $5,000,000, in each case with the Registrable Securities to be sold through an underwriter selected by the Initiating Holders and approved by the Corporation, the Corporation will:
                         (i) within ten business days of the receipt of such written request for registration give written notice of the proposed registration, qualification or compliance to all Holders (the “Request Notice”); and
                         (ii) use its best efforts to file a registration statement covering all or a portion of such Registrable Securities as are specified in such request as promptly as practicable after, and in any event within 90 days of, receiving such request, together with all or such portion of the Registrable Securities of any Holders joining in such request within 20 days of receipt of the Request Notice; and
                         (iii) use its best efforts to cause such registration statement to be declared effective by the Commission within 90 days of filing;
provided, however, that the Corporation shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.2:
                              (A) In any particular jurisdiction in which the Corporation would be required

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to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Corporation is already subject to service in such jurisdiction and except as may be required by the Securities Act;
                              (B) After the Corporation has effected two such Long-Form Demand Registrations and such registrations have been declared or ordered effective; provided, however, that a registration request shall not be counted under this Section 1.2 as fulfilling the Corporation’s obligation hereunder if (1) the requesting Holders withdraw their registration request as the result of adverse information about the Corporation previously unknown to such requesting Holder or (2) less than 75% of all Registrable Securities requested to be registered in such Long-Form Demand Registration by the Initiating Holders are, in fact, registered and sold in such registration; or
                              (C) If the Corporation shall furnish to such Holders a certificate signed by the President of the Corporation stating that the majority of the members of the Board of Directors of the Corporation shall have determined in good faith and, in their sole discretion, that (1) either (x) the offer or sale of any Registrable Securities would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving the Corporation, or (y) after the advice of counsel, the sale of Registrable Securities pursuant to the registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, and (2) either (x) the Corporation has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Corporation or the Corporation’s ability to consummate such transaction, or (z) the proposed transaction renders the Corporation unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to cause the registration statement (or such filings) to become effective or to promptly amend or supplement the registration statement on a post-effective basis, as applicable, then the Corporation’s obligation to use its best efforts to register, qualify or comply under this Section 1.2 shall be deferred for a period not to exceed 90 days from the date of receipt of written request from the Initiating Holders; provided that the Corporation may not use this right more than once in any 12-month period; provided, further that the Corporation may not register any securities for the account of itself or any other stockholder during such 90-day period (other than in a Qualified IPO or a registration statement on Form S-8 or Form S-4 or any successor forms thereto).
               (b) Underwriting. In the event that a registration pursuant to Section 1.2 is for a registered public offering involving an underwriting, the Corporation shall so advise the Holders as part of the Request Notice. In such event, the right of any Holder to participate in such registration shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 1.2, and the inclusion of such Holder’s

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securities in the underwriting, to the extent requested, shall be limited to the extent provided herein.
                         (i) The Corporation shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Initiating Holders and approved by the Corporation (such approval not to be unreasonably withheld or delayed). Notwithstanding the foregoing, with respect to the underwriting agreement or any other documents reasonably required under such agreement, no Holder shall be required to make any representation or warranty with respect to or on behalf of the Corporation or any other stockholder of the Corporation. Notwithstanding any other provision of this Section 1.2, if the managing underwriter advises the Initiating Holders in writing that market factors require a limitation of the number of shares to be underwritten, then the Corporation shall so advise all participating Holders and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested to be included in such registration by such Holders. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Corporation or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.
                         (ii) If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Corporation, the managing underwriter and the Initiating Holders, received on or before the fifth day prior to the effectiveness of the registration statement. The Registrable Securities, and/or other securities so withdrawn shall also be withdrawn from registration, and such securities shall not be transferred in a public distribution prior to 90 days after the effective date of such registration, or other shorter period as the underwriters may require.
                         (iii) If the underwriter has not limited the number of Registrable Securities to be underwritten, the Corporation may include securities for its own account (or for the account of other purchasers) in such registration if the managing underwriter so agrees and if the number of Registrable Securities that would otherwise have been included in such registration and underwriting will not thereby be limited.
          1.3 Piggyback Registration.
               (a) Notice of Registration. If at any time or from time to time the Corporation shall determine to register for sale or resale any of its debt or equity securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans or (ii) a registration relating solely to a Rule 145 transaction, the Corporation will:

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                         (i) notify each Holder in writing at least 10 days prior to filing any registration statement under the Securities Act; and
                         (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 10 days after receipt of such written notice from the Corporation, by any Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Corporation, such Holder will nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Corporation with respect to offerings of its securities, all upon the terms and conditions set forth herein.
               (b) Underwriting. If the registration of which the Corporation gives notice is for a registered public offering involving an underwriting, the Corporation shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event the right of any Holder to registration pursuant to Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Corporation and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Corporation. Notwithstanding the foregoing, with respect to the underwriting agreement or any other documents reasonably required under such agreement, no Holder shall be required to make any representation or warranty with respect to or on behalf of the Corporation or any other stockholder of the Corporation. Notwithstanding any other provision of this Section 1.3, if the managing underwriter determines that marketing factors require limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration. The Corporation shall so advise all Holders and other holders distributing their securities through such underwriting and the number of shares of securities that may be included in the registration and underwriting (other than on behalf of the Corporation, whose shares shall not be reduced) shall be allocated first among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities or other securities requested to be included in such registration by such Holders, and thereafter among such other holders in proportion, as nearly as practicable, to the respective amounts of securities requested to be included in such registration by such other holders. To facilitate the allocation of shares in accordance with the above provisions, the Corporation may round the number of shares allocated to any Holder or other holder to the nearest 100 shares. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw from such underwriting by written notice to the Corporation and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

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          1.4 Shelf Registration on Form S-3.
               (a) If any Holder or Holders request that the Corporation file a Shelf Registration Statement and the Corporation is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Corporation shall:
                         (i) promptly give written notice of the proposed registration, and any related qualification and compliance, to all other Holders; and
                         (ii) use its best efforts to file a Shelf Registration Statement covering all or such portion of such Registrable Securities as are specified in such request as promptly as practicable after, and in any event within 90 days of, receiving such request, together with all or such portion of the Registrable Securities of any Holders joining in such request within 20 days of receipt of the notice described in clause (i) of this Section 1.4(a); and
                         (iii) if the Shelf Registration Statement is not an Automatic Shelf Registration Statement, use its best efforts to cause such Shelf Registration Statement to be declared effective by the Commission within 90 days of filing.
               (b) The Corporation shall use its best efforts to keep the Shelf Registration Statement continuously effective and the Prospectus usable for resales for such period designated by the Holder but not to exceed, from the date on which such Shelf Registration Statement becomes effective (such effectiveness to commence on such date as the Holder shall request), (x) two years, in the case of a Shelf Registration Statement on Form S-3 (or any successor form), and (y) six months, in the case of a Registration Statement on Form S-1 (or any successor form) (in either case, the “Effectiveness Period”); provided that the Corporation may, by giving written notice to the Holder (a “Suspension Notice”), suspend the availability of any Shelf Registration Statement and the use of any Prospectus (the period during which the availability of any Shelf Registration Statement and any Prospectus may be suspended herein referred to as the “Suspension Period”) for 90 days in any twelve-month period, if the Corporation shall furnish to such Holders a certificate signed by the President of the Corporation stating that the majority of the members of the Board of Directors of the Corporation shall have determined in good faith, and in its sole discretion, that (1) either (x) the offer or sale of any Registrable Securities would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving the Corporation, or (y) after the advice of counsel, the sale of Registrable Securities pursuant to the registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, and (2) either (x) the Corporation has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Corporation or the Corporation’s ability to consummate such transaction, or (z) the proposed transaction renders the Corporation unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to cause the registration statement (or such filings) to become effective or to promptly amend or supplement the registration statement on a post-effective basis, as applicable. The Corporation shall notify the Holder promptly upon termination of a Suspension Period. Without limiting the Corporation’s obligations under this Agreement, to the extent necessary to

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enable the Holder to resume sales of Registrable Securities at the end of a Suspension Period, the Corporation shall take the actions set forth in clause (i) below. In addition, as promptly as possible after the date of the issuance by the Commission of any stop order suspending the effectiveness of a Shelf Registration Statement (the “Suspension Date”), the Corporation will, as promptly as practicable, but in any event not later than 45 days after the Suspension Date, either:
                                   (i) (A) prepare and file a post-effective amendment to such Shelf Registration Statement, (B) use its best efforts to cause such Shelf Registration Statement, as so amended, to again be declared effective under the Securities Act as promptly as practicable after such amendment is filed with the Commission and (C) use its best efforts to cause such Shelf Registration Statement, as so amended, once effective, to remain continuously effective until the expiration of the Effectiveness Period (and the Effectiveness Period shall be extended by a number of days equal to the number of days from the date the Suspension Notice was given, or from the Suspension Date, as the case may be, to the date such Shelf Registration Statement, as amended, becomes effective).
               (c) The Corporation will provide to the Holder such number of copies of the Prospectus that is a part of the Shelf Registration Statement as may be reasonably requested by the Holder, promptly notify the Holder of the commencement of the Effectiveness Period and take such other reasonable actions as are required to facilitate the public sale of the Registrable Securities by the Holder. The Corporation further agrees promptly to supplement or amend the Shelf Registration Statement or supplement the Prospectus if and as required by the rules, regulations or instructions applicable to the registration form used by the Corporation for such Shelf Registration Statement or by the Securities Act or by any other rules and regulations thereunder for shelf registrations, and the Corporation agrees to furnish to the Holder copies of any such supplement or amendment prior to it being used or filed with the Commission.
          1.5 Expenses of Registration. All Registration Expenses, including, without limitation, the fees and expenses of one special counsel, if any, but excluding Selling Expenses, for the selling stockholders for the Long-Form Demand Registration, piggyback and Shelf Registration Statement or similar registrations shall be borne by the Corporation.
          1.6 Registration Procedures. In the case of each registration, qualification or compliance effected by the Corporation pursuant to this Section 1, the Corporation will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense the Corporation will, as expeditiously as reasonably possible:
               (a) Prepare and, as soon as practicable after the end of the period within which request for registration may be given to the Corporation, file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become effective (provided, that before filing a registration statement or prospectus, or any amendments or supplements thereto, the Corporation will furnish copies of all such documents proposed to be filed to one counsel designated by holders of a majority of the securities covered by such registration statement).
               (b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the

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registration statement, each amendment and supplement thereto, preliminary prospectus, final prospectus and such other documents as such Holders may reasonably request in order to facilitate the public offering of such securities.
               (c) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective for a period of not less than 120 days following the effective date or such time as the distribution described in the registration statement has been completed (or as described in Section 1.4(b) with respect to a Shelf Registration Statement), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky Laws of such jurisdictions as shall be reasonably requested by the Holders and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the securities owned by such Holder, provided that the Corporation shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Corporation is already subject to service in such jurisdiction and except as may be required by the Securities Act.
               (e) Enter into and perform its obligations under such customary agreements (including an underwriting agreement, in usual and customary form, with the managing underwriter of such offering) and take all such other customary actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Corporation will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such securities, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.
               (g) Make available for inspection by any Holder, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively “Holder Personnel”), all financial and other records, pertinent corporate documents and properties of the Corporation reasonably requested by any such Holder Personnel in connection with such Holder

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Personnel’s preparation and/or review of such registration statement; provided, however, that any records, information or documents that are furnished by the Corporation and that are non-public shall be used only in connection with such registration statement and shall be kept strictly confidential by all Holder Personnel;
               (h) Advise each Holder, promptly after the Corporation receives notice or obtains knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of any such registration statement or the initiation or threatening of any proceeding for such purpose;
               (i) use its best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement or the lifting of any suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable date;
               (j) Prior to the filing of any registration statement or prospectus, or any amendment or supplement to such registration statement or prospectus, refrain from filing any such registration statement, prospectus, amendment or supplement to which counsel selected by the holders of a majority of the Registrable Securities being registered shall have reasonably objected on the grounds that such document does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder, unless, in the case of an amendment or supplement, in the opinion of counsel for the Corporation the filing of such amendment or supplement is reasonably necessary to protect the Corporation from any liabilities under any applicable federal or state law and such filing will not violate applicable laws;
               (k) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date or dates provided for in the underwriting agreement if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Corporation for the purposes of such registration, addressed to the underwriters and covering such matters as such counsel and the underwriters may reasonably agree upon (including such matters as are customarily given to underwriters in an underwritten public offering), and (ii) a letter or letters dated as of such date, from the independent certified public accountants of the Corporation, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, covering such matters as such accountants, underwriters and Holders may reasonably agree upon, in which letter(s) such accountants shall state, without limiting the generality of the foregoing, that they are independent certified public accountants within the meaning of the Securities Act and that in their opinion the financial statements and other financial data of the Corporation included in the registration statement, the prospectus(es), or any amendment or supplement thereto, comply in all material respects with the applicable accounting requirements of the Securities Act;
               (l) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Corporation are then listed or if no such securities are then listed, such securities exchange as the holders of a majority of the Registrable Securities included in such registration may request;

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               (m) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
               (n) Make senior executives of the Corporation reasonably available to assist the underwriters with respect to, and accompany the underwriters on, the so-called “road show” in connection with the marketing efforts for, and the distribution and sale of Registrable Securities pursuant to a registration statement; and
               (o) Make generally available to its security holders an earnings statement of the Corporation that satisfies the provisions of Section 11(a) of the Securities Act covering a period of 12 months beginning after the effective date of such registration statement as soon as reasonably practicable after the termination of such 12-month period.
     2. Indemnification.
               (a) Indemnification of Holders. To the extent permitted by law, the Corporation will indemnify each Holder, each of its equityholders, officers, directors, agents, employees, advisors and partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to Section 1, and any underwriter (as defined in the Securities Act) of offerings effected pursuant to this Agreement, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, as and when incurred, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including, without limitation, any of the foregoing incurred in settlement of any litigation, commenced or threatened (including reasonable attorneys’ fees and expenses), arising out of or based on any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Corporation of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws applicable to the Corporation in connection with any such registration, qualification or compliance, and the Corporation will reimburse each such Holder, each of its equityholders, officers, directors, agents, employees, advisors and partners and each person controlling such Holder, any underwriter of offerings effected pursuant to this Agreement, if any, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Corporation will not be liable to any such person in any such case to the extent that any such claim, loss, damage, liability or expense arises directly out of or is based directly on any untrue statement or omission (or alleged untrue statement or omission), made in reliance upon and in conformity with written information furnished to the Corporation by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein or the preparation thereof.

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               (b) Indemnification of the Corporation. To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, severally but not jointly, indemnify the Corporation, each of its directors, each of its officers, each underwriter, if any, of the Corporation’s securities covered by such a registration statement, each person who controls the Corporation or such underwriter within the meaning of Section 15 of the Securities Act, and each other Holder selling securities in such registration statement, each of such Holder’s officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Corporation, such Holders, and such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Corporation by an instrument duly executed by such Holder and stated to be specifically for use therein or the preparation thereof; provided, however, that the indemnity agreement contained in this Section 2(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld).
               (c) Indemnification Procedures. Each party entitled to indemnification under this Section 2 (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such party’s expense, provided, however, that the Indemnifying Party shall bear the expense of such defense of the Indemnified Party if (i) the Indemnifying Party has agreed in writing to pay such expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such claim or employ counsel reasonably satisfactory to the Indemnified Party, or (iii) in the reasonable judgment of the Indemnified Party, based upon the written advice of such Indemnified Party’s counsel, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest; provided, however, that in no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (excluding one local counsel per jurisdiction as necessary) for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same event, allegations or circumstances. The failure of any Indemnified Party to give written notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2 except to the extent such failure to give such notice is materially adversely prejudicial to an Indemnifying Party in the defense of any such action. The Indemnified Party shall not make any

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settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement (A) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability in respect to such claim or litigation in form and substance reasonably satisfactory to such Indemnified Party or (B) which includes an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.
               (d) Contribution. If the indemnification provided for in this Section 2 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
               (e) Survival. The obligations of the Corporation and Holders under this Section 2 shall survive the completion of any offering of Registrable Securities in a registration statement under Section 1, and will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities.
     3. Information by Holder. The Holders of securities included in any registration shall furnish to the Corporation such information regarding such Holders, the Registrable Securities held by them and the distribution proposed by such Holders as the Corporation may request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in Section 1.
     4. Rule 144 Reporting. In the event that the Corporation registers a class of securities under Section 12 of the Exchange Act or commences to file reports under Section 13 or 15(d) of the Exchange Act, then at the request of any holder of Registrable Securities who proposes to sell securities in compliance with Rule 144 of the Securities Act, the Corporation will (i) forthwith furnish to such holder a written statement of compliance with the filing requirements of the Commission as set forth in Rule 144, as such rule may be amended from time to time and (ii) make available to the public and such holders such information, and take

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such action as is reasonably necessary, to enable the holders of Registrable Securities to make sales pursuant to Rule 144.
     5. Transfer of Registration Rights. The rights to cause the Corporation to register securities granted to a Holder under Sections 1.2, 1.3 and 1.4 (the “Registration Rights”) may be assigned or transferred by the Holders.
     6. Standoff Agreement. Each Holder hereby agrees that in connection with (A) the initial underwritten public offering of equity securities (or securities exercisable for or convertible into or exchangeable into equity securities) by the Corporation, during the period of duration (not to exceed 180 days) specified by the Corporation and the managing underwriter of Common Stock of the Corporation following the effective date of the registration statement of the Corporation filed under the Securities Act with respect to such offering, and (B) a registration of equity securities (or securities exercisable for or convertible into or exchangeable into equity securities) subject to Sections 1.2, 1.3, and/or 1.4 during the period of duration (not to exceed 90 days) specified by the Corporation following the effective date of the registration statement, it shall not, to the extent requested by the Corporation and such underwriter and conditioned on all officers, directors and holders of in excess of one percent of the outstanding securities of the Corporation being similarly restricted, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Corporation held by it at any time during such period except Common Stock included in such registration. Notwithstanding anything to the contrary contained in this Section 6, if (i) during the last 17 days of the initial lock-up period described above, the Corporation releases earnings results or announces material news or a material event or (ii) prior to the expiration of the initial lock-up period, the Corporation announces that it will release earnings results during the 15-day period following the last day of the initial lock-up period, then in each case the lock-up period described above will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the managing underwriters waive, in writing, such extension.
     7. Termination. Any registration rights of the Holder granted pursuant to this Agreement shall terminate and the Corporation shall have no obligations pursuant to Sections 1.2 through 1.4 with respect to (i) any Holder if such Holder owns less than 1% of the then issued and outstanding Common Stock, and (ii) any Registrable Securities proposed to be sold by such Holder in a registration pursuant to Sections 1.2, 1.3 or 1.4, as of the date on which all Registrable Securities held by such Holder are no longer subject to restrictions on resale other than pursuant to Rule 144(K).
     8. No Inconsistent Agreements. The Corporation represents and warrants that it has not entered into any agreement with respect to the registration of its securities which is inconsistent with the registration rights granted to the Holders of Registrable Securities in this Agreement.
     9. Financial Statements. The Corporation covenants that it shall deliver to each Holder (i) prior to the date of a Qualified IPO, the financial information required to be delivered

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pursuant to Section 2 of the Stockholders’ Agreement among the Company and the stockholders of the Company signatory thereto (the “Stockholders Agreement”), and (ii) following the date of a Qualified IPO, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act.
     10. Miscellaneous.
          10.1 Determination of Share Amounts. To determine the number of Registrable Securities held by a Holder for purposes of this Agreement, all Registrable Securities held by an Affiliate of the Holder shall be deemed held by such Holder.
          10.2 Entire Agreement; Amendment. This Agreement, together with the Stockholders’ Agreement, and the exhibits hereto and thereto constitute the full and entire understanding and agreement of the parties with regard to the subject matter hereof, and does hereby supersede all other agreements of the parties relating to the subject matter hereof. With the written consent of Holders holding 66-2/3% of the Registrable Securities, the obligations of the Corporation and the rights of the Holders under this Agreement may be waived, and with the same consent as described in the first half of this sentence, the Corporation may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement. Any waiver, permit, consent or approval of any kind or character on the part of any such Holders of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing. Any amendment or waiver effected in accordance with this Section 10.2 shall be binding upon each holder of Registrable Securities, each future holder of all such Registrable Securities and the Corporation.
          10.3 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, via facsimile with confirmation of transmission or by courier or overnight delivery, addressed (a) if to a Holder, at such party’s address as set forth on Exhibit A to this Agreement, or at such other address or facsimile number as such party shall have furnished to the Corporation in writing or (b) if to the Corporation, at 8900 W. Bryn Mawr, Chicago, IL 60631, Attention Marc D. Bassewitz, General Counsel, Telephone: 773/399-7606, Facsimile: 773/399-0126, or such address as the Corporation shall have furnished to the Holders in writing. Notices shall be deemed received upon personal delivery or confirmation of fax transmission, or two days after deposit with a courier or overnight delivery service.
          10.4 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of any shares, upon any breach or default of the Corporation under this Agreement, shall impair any such right, power or remedy of such holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies,

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either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.
          10.5 Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and be governed by the laws of the state of New York (without reference to the choice of law provisions of New York).
          10.6 Jurisdiction. The parties hereto agree and consent that all disputes between any of them arising out of, connected with or related to or incidental to the relationship established between any of them in connection with this Agreement, and whether arising in contract, tort, equity or otherwise, may be brought in or removed to the state or federal courts located in the county of New York, State of New York. The parties hereto waive all disputes and any objections that they may have to the location of jurisdiction of the court designated to consider such dispute in accordance with the first sentence of this Section 10.6.
          10.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
          10.8 Specific Performance; Remedies Cumulative. Each party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause other parties to sustain damages for which such parties would not have an adequate remedy at law for money damages, and therefore each party hereto agrees that in the event of any such breach, such other parties will be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such parties may be entitled, at law or in equity. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party will not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.
          10.9 No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.
          10.10 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts will constitute one and the same instrument, and all signatures need not appear on any one counterpart. The parties agree that this Agreement will be considered signed when the signature of a party is delivered by facsimile or electronic mail transmission. Such facsimile or electronic mail signature will be treated in all respects as having the same effect as an original signature.

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          10.11 Severability. If any portion of this Agreement will be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement so far as they may practicably be performed will remain in full force and effect and binding on the parties hereto.
          10.12 No Strict Construction. This Agreement has been prepared through the joint efforts of all of the parties. Neither the provisions of this Agreement nor any alleged ambiguity will be interpreted or resolved against any party on the ground that such party’s counsel drafted this Agreement, or based on any other rule of strict construction. Each of the parties hereto represents and declares that such party has carefully read this Agreement, and that such party knows the contents thereof and signs the same freely and voluntarily. The parties hereby acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Agreement and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.
          10.13 Titles and Subtitles. Section headings in this Agreement are included herein for convenience of reference only and will not constitute a part of this Agreement for any other purposes. Unless otherwise specifically stated, all references herein to “sections,” “subsections” and “exhibits” will mean “sections,” “subsections” and “exhibits” to this Agreement.
          10.14 Successors and Assigns. Subject to the other provisions hereof, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
[SIGNATURE PAGES FOLLOW]

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     IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date and year first written above.
THE CORPORATION:
BALLY TOTAL FITNESS HOLDING CORPORATION

By:

Name: Title:

Address: Phone: Facsimile:
SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date and year first written above.

HOLDER:

By:

Name:

Title:

EXHIBIT A
List of Holders
[10% Holders To Receive Registration Rights]

Shares of Common
Name, Address and Fax Number	Stock

EXHIBIT L
Restructuring Support Agreement

RESTRUCTURING SUPPORT AGREEMENT
     This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of June 15, 2007 (the “Agreement”) by and among (i) Bally Total Fitness Holding Corporation, a Delaware corporation (“BTF”) and each of its affiliates that may or will constitute one of the debtors in the Chapter 11 Cases (collectively, “Bally”), (ii) each of the holders identified on Exhibit A hereto (each, a “Consenting Subordinated Noteholder”) of Subordinated Notes, and (iii) each of the holders identified on Exhibit A hereto (each, a “Consenting Senior Noteholder”) of Senior Notes.
WHEREAS:
     A. Bally contemplates a restructuring (the “Restructuring”) pursuant to the terms of the term sheet (the “Term Sheet”) attached hereto as Exhibit B.
     B. Bally and each Plan Support Party (each a “Party” and collectively, the “Parties”) anticipate that the Restructuring will be implemented through a prepackaged or prenegotiated chapter 11 plan of reorganization.
     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:
1. Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Appendix to this Agreement.
2. Agreement Effective Date. This Agreement shall be effective at 12:01 a.m. prevailing Eastern Time on the date on which the following conditions have been satisfied (the “Agreement Effective Date”): (a) Bally shall have executed and delivered counterpart signature pages to this Agreement to the Plan Support Parties and (b) each of the Plan Support Parties (constituting holders of not less than 50% of the outstanding principal amount of the Senior Notes and 80% of the outstanding principal amount of the Subordinated Notes) shall have delivered to Bally an executed counterpart of this Agreement, in each instance, on or before June 17, 2007.
3. Commitment of Plan Support Parties. Subject to (i) the occurrence of the Agreement Effective Date, but prior to the occurrence of the Termination Date (if applicable), and (ii) delivery and review of the Definitive Documents, including, but not limited to, the Plan and the Disclosure Statement, and so long as the Definitive Documents are consistent with the terms of the Restructuring as set forth in the Term Sheet, each Plan Support Party shall:
(a) vote all Senior Notes and Subordinated Notes beneficially owned by such Plan Support Party or for which it is the nominee, investment manager, or advisor for beneficial holders thereof in favor of the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying voting materials, and return a duly-executed Ballot in connection therewith no later than the deadline for voting on the Plan;
(b) not withdraw or revoke its vote;

(c) following the commencement of the Chapter 11 Cases, not (i) object, on any grounds, to confirmation of the Filing Entities’ Plan, except to the extent that the terms of such Plan are inconsistent with the terms contained in the Term Sheet, or (ii) directly or indirectly seek, solicit, support or encourage (x) any objection to the Plan or (y) any other plan of reorganization or liquidation; and
(d) not take any other action, including, without limitation, initiating any legal proceeding that is inconsistent with, or that would delay consummation of, the transactions embodied in the Term Sheet, and upon completion, the Definitive Documents.
4. Bally Commitment. Subject to the provisions of paragraph 5 of this Agreement, Bally shall use its reasonable best efforts to (i) support and complete the transactions embodied in the Term Sheet, (ii) do all things reasonably necessary and appropriate in furtherance of the transactions embodied in the Term Sheet, including, without limitation (y) taking all steps reasonably necessary and desirable to obtain an order of the Bankruptcy Court confirming the Plan on or before August 21, 2007, and (z) taking all steps reasonably necessary and desirable to cause the effective date of the Plan to occur on or before August 31, 2007, (iii) obtain any and all required regulatory and/or third-party approvals for the transactions embodied in the Term Sheet, and (iv) not take any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, the Restructuring and the transactions embodied in the Term Sheet. Regardless of whether the Restructuring is consummated, Bally shall promptly pay in cash upon demand any and all reasonable accrued and unpaid out-of-pocket expenses incurred by the Plan Support Parties and the Informal Committee, including, without limitation, all reasonable fees and out-of-pocket expenses of legal and financial advisers to the Plan Support Parties including Akin Gump Strauss Hauer & Feld LLP and Houlihan Lokey Howard & Zukin Capital, Inc.; provided, however, that Bally shall not be obligated to pay any such out-of-pocket expenses incurred by any Plan Support Party that has breached (and not cured) any of its obligations under this Agreement.
5. Right to Solicit Better Alternative Transactions. Notwithstanding anything to the contrary herein, or in the Plan, the Subscription and Backstop Purchase Agreement, or any other Definitive Document, Bally shall be entitled, at any time prior to the date on which the Plan is confirmed by the Bankruptcy Court, and nothing in this Agreement, the Plan, the Subscription and Backstop Purchase Agreement, or any other Definitive Document shall restrict Bally’s rights to solicit, encourage or initiate any offer or proposal from, enter into any agreement with, engage in any discussions or negotiations with or provide any information to (except as otherwise limited by the terms of this Agreement), any person or entity concerning any actual or proposed transaction involving any or all of (i) a competing plan of reorganization or other financial and/or corporate restructuring of any or all of the Bally entities, (ii) the issuance, sale or other disposition of any equity or debt interests, or any material assets, or (iii) a merger, consolidation, business combination, liquidation, recapitalization, refinancing or similar transaction involving any or all of the Bally entities (an “Alternative Transaction”), in each case, to the extent the board of directors of Bally (the “Board of Directors”) determines in good faith that such Alternative Transaction best maximizes value for Bally and its stakeholders. At all times prior to, on, or after the date of the commencement of the Chapter 11 Cases, Bally shall be obligated to promptly deliver to the advisors for the Informal Committee all written communications delivered to or received by Bally or its advisors making or materially modifying any alternative offers, including, without limitation, copies of all expressions of interest, term sheets, letters of interest, offers, proposed agreements or

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otherwise, and shall regularly update (not less than once every week) the advisors for the Informal Committee concerning such matters.
6. Termination.
     (a) This Agreement may be terminated and shall thereafter be of no further force or effect (i) as to any Consenting Senior Noteholder who so notifies Bally in writing, or (ii) as to all Consenting Subordinated Noteholders if the Requisite Subordinated Noteholders so notify Bally in writing, in each case, upon the first to occur of (x) any of the following events, in the case of the Consenting Senior Noteholders, or (y) any of the following events other than the events described in clause (ix) below (each a “Termination Event”):
i.	if Bally fails to commence the Chapter 11 Cases by 11:59 p.m. prevailing Eastern Time on (x) July 14, 2007, or (y) if the Chapter 11 Cases are filed as prepackaged bankruptcy cases, July 31, 2007, in the event a prepackaged solicitation is commenced by June 30, 2007;

ii.	if the effective date of the Plan does not occur by 11:59 p.m. prevailing Eastern Time on September 30, 2007 (the “Outside Date”);

iii.	in the event that votes on the Plan are not solicited prior to the filing of the Chapter 11 Cases, if the Disclosure Statement relating to the Plan has not been approved by the Bankruptcy Court by 11:59 p.m. prevailing Eastern Time on August 30, 2007;

iv.	if Bally unilaterally (1) withdraws the Plan, (2) moves to voluntarily dismiss any of the Chapter 11 Cases, (3) moves for conversion of any of the Chapter 11 Cases to Chapter 7 of the Bankruptcy Code, or (4) moves for appointment of an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, except as permitted by paragraph 7 hereof;

v.	if (1) a trustee or an examiner with expanded powers is appointed in any of the Chapter 11 Cases, (2) any of the Chapter 11 Cases is converted to a case under Chapter 7 of the Bankruptcy Code, (3) Bally’s exclusive right to file a Chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated, or (4) Bally shall have announced its intention to pursue a transaction that is not consistent with the Restructuring as set forth in the Term Sheet;

vi.	if (a) Bally files a petition in chapter 11 without the Backstop Purchasers having entered into the Subscription and Backstop Purchase Agreement, or (b) the Subscription and Backstop Purchase Agreement is terminated, waived, or amended in any material respect and for any reason during the Chapter 11 Cases;

vii.	if the Plan proposed by Bally, including any exhibit, amendment, modification or supplement to such Plan, contains terms that are inconsistent with the terms set forth in the Term Sheet;

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viii.	if there shall be a breach by Bally of any material representation, warranty, covenant or agreement contained in this Agreement which breach has not been cured by the earlier of (1) five Business Days after the giving of written notice by such Consenting Senior Noteholder or the Requisite Subordinated Noteholders to Bally of such breach and (2) the Outside Date; or

ix.	if any change, effect, event, occurrence, development, circumstance or state of facts occurs, on or after the date of this Agreement, which has or would reasonably be expected to have a materially adverse effect on the business, properties, operations, financial condition or results of operations of Bally (including its foreign subsidiaries and their respective businesses), taken as a whole, or which materially impair Bally’s ability to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided, that in no event shall any of the following, alone or in combination, be taken into account in determining whether there has been, or would reasonably likely be, a material adverse effect: (i) any effect directly resulting from the public announcement of and compliance with the terms and conditions of this Agreement or the transactions contemplated hereby (including, without limitation, the commencement of chapter 11 bankruptcy cases for Bally and the consequences thereof); (ii) any effect that results from events, circumstances or situations affecting the fitness industry and/or the United States economy generally, so long as such effect does not disproportionately affect Bally; or (iii) any effect that results from events, circumstances or situations affecting general worldwide economic or capital market conditions, including acts of war, acts of terrorism or natural disasters, so long as such effect does not disproportionately affect Bally.
     As to any Plan Support Party, the date on which such Plan Support Party delivers a notice to Bally of the occurrence of a Termination Event shall be referred to as the “Termination Date”.
     (b) Notwithstanding anything to the contrary herein, any right to terminate this Agreement as to the Consenting Subordinated Noteholders may be exercised only by the Requisite Subordinated Noteholders on behalf of all Consenting Subordinated Noteholders, and may not be exercised by one or more individual Consent Subordinated Noteholders not constituting the Requisite Subordinated Noteholders.
7. Transfer of Notes. If, following execution of this Agreement by a Plan Support Party, such Plan Support Party hypothecates, pledges, conveys, transfers, assigns or sells (collectively, a “Transfer”) all or a part of the Notes held by such Plan Support Party to any Person (each such Person, a “Transferee”), Transferee must, as a condition precedent to the settlement of such Transfer, execute an assumption in substantially the form set forth hereto as Exhibit C (the “Assumption Agreement”). To the maximum extent permitted by applicable law, any Transfer that is made in violation of the immediately preceding sentence shall be null and void. A Plan Support Party shall provide to Bally a copy of the executed Assumption Agreement within three Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer.

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8. Plan Support Party Representations. Each Plan Support Party severally and not jointly represents and warrants to each other Party that:
a)	as of the date of this Agreement, it is the beneficial owner of the face amount of the Notes, or is the nominee, investment manager or advisor for beneficial holders of the Notes, as such Plan Support Party has represented in writing to counsel for the Informal Committee, which amount Bally and each Plan Support Party understands and acknowledges is proprietary and confidential to such Plan Support Party;

b)	other than pursuant to this Agreement, such Notes are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way such Plan Support Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

c)	as of the date of this Agreement, it is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.
9. Informal Committee/Cooperation. The Informal Committee is hereby authorized by each Plan Support Party to continue to pursue and negotiate the terms of the Definitive Documents containing terms (i) substantially in accordance with the terms set forth in the Term Sheet and (ii) with respect to terms not set forth in, and not inconsistent with, the Term Sheet, reasonably satisfactory to each of the Plan Support Parties. Subject to the occurrence of the Effective Date and until the occurrence of the Termination Date (if applicable), and subject to the provisions of paragraph 5 of this Agreement, Bally will (x) negotiate in good faith with the Informal Committee the Definitive Documents necessary to implement the transactions embodied in the Term Sheet, which shall be, in all material respects, substantially in accordance with the terms and conditions contained in the Term Sheet, and (y) expeditiously take all actions necessary or appropriate to implement the Restructuring. Without limiting the generality of the foregoing, prior to the commencement of and during the Chapter 11 Cases, Bally shall, except (a) in an emergency where it is not reasonably practicable or (b) upon consent of counsel to the Informal Committee, provide draft copies of all motions or applications and other documents Bally intends to file with the Bankruptcy Court to counsel for the Informal Committee no later than three Business Days prior to the date when Bally intends to file any such document and shall consult in good faith with counsel to the Informal Committee regarding the form and substance of any such proposed filing with the Bankruptcy Court.
10. Service on Official Committee. Notwithstanding anything herein to the contrary, if a Plan Support Party is appointed to and serves on an official committee in the Chapter 11 Cases, the terms of this Agreement shall not be construed to limit such Plan Support Party’s exercise of its fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that serving as a member of such committee shall not relieve the Plan Support Party of any obligations to vote in favor of the Plan; provided, further, that nothing in this Agreement shall be construed as requiring any Plan Support Party to serve on any official committee in the Chapter 11 Cases.

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11. Party Representations. Each Party represents to each other Party that, as of the date of this Agreement, such Party is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.
12. Entire Agreement. This Agreement, including schedules and annexes, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Plan Support Party shall survive this Agreement and shall continue to be in full force and effect, in accordance with the terms thereof, irrespective of the terms hereof; provided, further, that the Parties shall enter into various definitive documents upon the effective date of the Plan to give effect to the transactions contemplated in this Agreement.
13. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of Bally and in contemplation of a possible bankruptcy filing by Bally, and (a) the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, (b) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code and (c) Bally hereby waives its right to assert a contrary position in the Bally bankruptcy cases, if any, with respect to the foregoing.
14. Acquisition of Additional Notes. This Agreement shall in no way be construed to preclude any Plan Support Party from acquiring additional Notes; provided, however, that any such additional Notes automatically shall be deemed to be subject to the terms of this Agreement. A Plan Support Party shall notify counsel for the Informal Committee, in writing, of any Notes acquired by it within three Business Days of the execution of an agreement (or trade confirmation) in respect of such acquisition.
15. Public Announcements. Except as required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body, or in filings to be made with the Bankruptcy Court, neither Bally nor the Plan Support Parties shall, nor shall they permit any of their respective affiliates to, make any public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby or by the Definitive Documents without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the forgoing Bally shall issue a press release no later than 8:00 a.m. prevailing Eastern Time on June 18, 2007 substantially in the form attached hereto as Exhibit D, and shall promptly thereafter, file with the SEC a current report on Form 8-K filing the press release, this Agreement, and the Term Sheet. Notwithstanding the forgoing, if Bally fails to issue a press release in compliance with the previous sentence, any of the Plan Support Parties may issue a press release containing all material information relating to the transactions contemplated hereby.
16. Waiver. If the transactions contemplated herein are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their

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respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.
17. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).
18. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written consent of Bally and each Plan Support Party.
19. Headings. The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.
20. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.
21. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Plan Support Parties under this Agreement shall be several, not joint. Furthermore, it is understood and agreed that no Plan Support Party has any duty of trust or confidence in any form with any other Plan Support Party, and there are no commitments among or between them. In this regard, it is understood and agreed that any Plan Support Party may trade in the Notes or other debt or equity securities of Bally and its Subsidiaries without the consent of Bally or any other Plan Support Party, subject to applicable securities laws and paragraphs 7 and 14 of this Agreement. No Plan Support Party shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Plan Support Parties shall in any way affect or negate this understanding and agreement.
22. Confidential Treatment of Plan Support Party Holdings. Bally and each Plan Support Party agrees to keep confidential the names of the Plan Support Parties and the amount of Notes held (beneficially or otherwise) by any Plan Support Party, except to the extent required by applicable law or unless otherwise agreed to in writing with a Plan Support Party (and then, only with respect to such agreeing Plan Support Party’s holdings); provided that if disclosure is required by applicable law, advance notice of the intent to disclose (unless it shall not be practicable to give such advance notice) shall be given by the disclosing Party to each Plan Support Party who shall have the right to seek a protective order prior to disclosure. If Bally determines that it is required to attach a copy of this Agreement to any Definitive Document, it will redact any reference to a specific Plan Support Party and such Plan Support Party’s holdings. Notwithstanding the foregoing, Bally shall not be required to keep confidential the aggregate holdings of all Plan Support Parties.
23. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which

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would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.
24. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile or electronic transmission or mailed (first class postage prepaid) to the parties at the following addresses, email addresses, or facsimile numbers:
     If to a Plan Support Party, to the address set forth beneath such Plan Support Party’s name below, with a copy to:
Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Attn: Daniel Golden, Esq. (dgolden@akingump.com)
Attn: David Botter, Esq. (dbotter@akingump.com)
Facsimile: (212) 872-1002
If to Bally:
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr Avenue
Chicago, IL 60631
Attn: Marc D. Bassewitz
Facsimile: (773) 399-0126

with a copy to:

Latham & Watkins LLP
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, IL 60606
Attn: Mark D. Gerstein, Esq. (mark.gerstein@lw.com)
Attn: David S. Heller, Esq. (david.heller@lw.com)
Facsimile: (312) 993-9767
25. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

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26. Not a Solicitation. This Agreement does not constitute (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, or (b) a solicitation of votes on a chapter 11 plan of reorganization for purposes of the Bankruptcy Code.
[Signature Pages Follow]

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     IN WITNESS WHEREOF, Bally and the Plan Support Parties have executed this Agreement as of the date first written above.

BALLY TOTAL FITNESS HOLDING CORPORATION
By:

Name:
Title:

On behalf of the Subsidiary Guarantors listed on Exhibit D hereto:

By:

Name:
Title:

The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Subordinated Noteholder.

CONSENTING SUBORDINATED NOTEHOLDER:

By:

Name:
Title:
Address:

Facsimile No.:
Attn.:

The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Senior Noteholder.

CONSENTING SENIOR NOTEHOLDER:

By:

Name:
Title:
Address:

Facsimile No.:
Attn.:

Appendix – Defined Terms
The following terms shall have the following definitions:
“Backstop Purchasers” means, collectively, Tennenbaum Capital Partners, LLC, Goldman Sachs & Co., and Anschutz Investment Company.
“Ballot” means the ballot distributed with the Disclosure Statement for voting on the Plan.
“Bankruptcy Code” means title 11 of the United States Code.
“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.
“Chapter 11 Cases” means the voluntary chapter 11 proceedings to be commenced by the Filing Entities for the principal purpose of consummating the Plan.
“Definitive Documents” means the Subscription and Backstop Purchase Agreement, the Disclosure Statement, the Plan, the DIP Financing, the Exit Financing, and all related documents, exhibits, annexes, and schedules, as such documents may be amended, modified or supplemented from time to time in accordance with the terms hereof, reflecting the transactions embodied in the Term Sheet, which documents shall contain terms (i) substantially in accordance with the terms set forth in the Term Sheet and (ii) with respect to terms not set forth in, and not inconsistent with, the Term Sheet, reasonably acceptable to each of the Plan Support Parties, which acceptance shall not be unreasonably withheld or delayed.
“DIP Financing” means that certain debtor in possession financing to be described in the DIP Term Sheet (which shall be attached to the Disclosure Statement).
“Disclosure Statement” means the disclosure statement in respect of the Plan describing, among other things, the transactions contemplated by the Term Sheet.
“Exit Financing” means that certain exit financing to be described in the Exit Financing Term Sheet (which shall be attached to the Disclosure Statement).
“Indentures” means, collectively, the Senior Notes Indenture and the Subordinated Notes Indenture.
“Informal Committee” means the informal committee of certain unaffiliated holders of the Senior Notes and Subordinated Notes.
“Notes” means, collectively, the Senior Notes and the Subordinated Notes.
“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, or any legal entity or association.

“Plan” means the plan of reorganization, including all exhibits and supplements thereto, the terms of which are consistent with the Term Sheet.
“Plan Support Parties”, and each individually, a “Plan Support Party”, means the Consenting Senior Noteholders and the Consenting Subordinated Noteholders; provided, that in the case of Consenting Senior Noteholder #1 and Consenting Subordinated Noteholder #1, Plan Support Parties and Plan Support Party includes only the High Yield Distressed Investing Desk of Consenting Senior Noteholder #1 and Consenting Subordinated Noteholder #1; provided further, that in the case of Consenting Senior Noteholder #2, Plan Support Parties and Plan Support Party includes only the Credit Trading Desk of Consenting Senior Noteholder #2; provided further, that in the case of Consenting Senior Noteholder #3, Plan Support Parties and Plan Support Party includes only the Bank Loan Distressed Investing Desk of Consenting Senior Noteholder #3.
“Requisite Subordinated Noteholders” means the holders of at least 50% in principal amount of the Subordinated Notes held by the Consenting Subordinated Noteholders.
“Rights Offering” means that certain rights offering made by BTF to holders of the Subordinated Notes to acquire up to $90 million of new senior subordinated notes to be issued by reorganized BTF, the principal terms of which will be set forth in the Disclosure Statement and the Subscription and Backstop Purchase Agreement.
“Senior Notes Indenture” means the indenture governing the 10 1/2% Senior Notes due 2011 among BTF, the subsidiary guarantors named therein, and U.S. Bank National Association, as trustee, dated July 2, 2003, as subsequently amended, modified or, supplemented, and the agreements entered into and documents delivered in connection therewith.
“Senior Notes” means BTF’s $235 million 10 1/2% Senior Notes due 2011.
“Subordinated Notes Indenture” means the indenture governing the 9?% Senior Subordinated Notes due 2007 among BTF and U.S. Bank National Association, as trustee, dated December 16, 1998, as subsequently amended, modified, or supplemented, and the agreements entered into and documents delivered in connection therewith.
“Subordinated Notes” means BTF’s $300 million 9?% Senior Subordinated Notes due 2007.
“Subscription and Backstop Purchase Agreement” means the agreement to be executed by Bally and the Backstop Purchasers, which, among other things, commits the Backstop Purchasers to backstop the Rights Offering, which Agreement shall be in a form consistent with the Term Sheet and otherwise on terms and conditions reasonably acceptable to Bally and the Backstop Purchasers.

Exhibit A

List of Consenting Senior and Subordinated Noteholders

Exhibit B
Term Sheet

Summary of Terms and Conditions of Proposed Restructure
Bally Total Fitness
This Summary of Terms and Conditions of Proposed Restructure outlines the terms of a potential prepackaged plan of reorganization (the “Plan”)1 for Bally Total Fitness Holding Corporation (“Bally” or the “Company”) and those subsidiaries that have guaranteed or are otherwise liable on the Senior Notes (as defined below) (such subsidiaries, together with Bally, the “Bally Debtors”). The classes of securities that would be affected by the restructuring (the “Restructuring Transaction”) include the 10 1/2% Senior Notes due 2011 (the “Senior Notes”) and the 9 7/8% Senior Subordinated Notes due 2007 (the “Existing Subordinated Notes,” and together with the Senior Notes, the “Notes”) and the Company’s common stock. Claims of certain creditors arising from the rejection of specified executory contracts and unexpired leases would also be affected by the Restructuring Transaction. This Summary of Terms and Conditions of Proposed Restructure does not purport to set forth all the terms, conditions, representations, warranties and other provisions with respect to the transactions referred to herein. This Summary of Terms and Conditions of Proposed Restructure supersedes any proposed summary of terms or conditions regarding the subject matter hereof and dated prior to the date hereof.
     The table below summarizes the proposed treatment of the Claims and Interests that will be impaired under the Plan.

Description of Claims or
Interests:		Summary of Proposed Treatment in the Plan
Class 1: Senior Notes	•	Impaired.

	•	Class 1 consists of all Senior Notes. Votes from holders of these notes will be solicited prepetition in accordance with applicable non-bankruptcy law. It will be a condition to filing the chapter 11 cases of the Bally Debtors (collectively, the “Case”) that sufficient consents are obtained from the holders of Senior Notes to render this class a consenting class.

	•	Interest Rate: 12 3/8% commencing July 16, 2007 on the $247,337,500 principal amount outstanding on the Plan Effective Date (as defined below); provided, that, if the December 31, 2007 audited financials (including 10-K equivalent, but excluding Sarbanes-Oxley requirements) are not available by April 15, 2008, the rate will increase to 15 3/8% until the first to occur of delivery of such audited financials or acceleration of the Senior Notes.

	•	Maturity date: Unchanged

	•	Guaranties: Unchanged

	•	Collateral: “Silent” second lien on all assets securing the post-Plan Effective Date credit facility.

	•	Amendment Fee: An amendment fee of 2% of the principal amount of the Senior Notes will be paid to all holders of Senior Notes on the effective date of the Plan (the “Plan Effective Date”) as consideration for the modifications to the Senior Note Indenture described below.

[1]	The Company reserves the right to implement the plan of reorganization through a pre-negotiated, instead of a prepackaged, Plan, in which case conforming changes will be made to the following terms and mechanics.

Description of Claims or
Interests:		Summary of Proposed Treatment in the Plan
	•	Waiver/Amendments: The Senior Note Indenture will be amended and restated or otherwise modified to (i) waive the following defaults: (a) defaults arising from the failure to file the Form 10-K for the year ended December 31, 2006 and any other failures to file financial statements or SEC reports due prior to the Plan Effective Date, (b) cross defaults to defaults under the senior secured credit agreement and other agreements of the Bally Debtors, (c) cross defaults to defaults under the Existing Subordinated Notes, including, without limitation, defaults for failure to pay the interest on the Existing Subordinated Notes, (d) defaults arising from the prospective failure to make the interest payment on the Senior Notes due on July 15, 2007, (e) defaults arising from the filing of the bankruptcy case and the transactions contemplated hereby; (ii) waive the Change of Control put option resulting from the change of control caused by the Plan, add “Permitted Holders” exception to, and delete clause (ii) of, the definition of Change of Control; (iii) eliminate the requirement that the Company provide public reporting statements. The Company shall be required to provide after the Plan Effective Date, within the time periods specified in the SEC’s rules and regulations, all current, quarterly unaudited and annual audited financial information that would be required to be contained in a filing with the SEC on Forms 8-K, 10-Q, and 10-K if the Company were required to file such Forms, including MD&A and footnotes (including 10-K equivalent, but excluding Sarbanes-Oxley requirements) and also all 8-K reportable events on a restricted website to beneficial owners of Senior Notes and prospective purchasers of Senior Notes who certify that they are (a) considering the acquisition of Senior Notes as an investment, (b) in the business of buying securities such as the Senior Notes, and (c) not competitors of the Company. In addition, the Company will be required to hold quarterly financial calls; (iv) provide that the failure of the Company to make available December 31, 2007 audited financials (including 10-K equivalent, but excluding Sarbanes-Oxley requirements) by June 30, 2008, will be an Event of Default; (v) provide that events of default under any other agreements will not trigger cross-defaults under the revised Senior Note Indenture until the expiration of any applicable grace or cure period in such other agreements; (vi) increase the permitted debt basket for the senior credit facility and the securitization facility (i.e., clause (i) of the Permitted Indebtedness definition of the Senior Notes) to $292 million (with a permanent reduction for any asset sales after June 15, 2007 if proceeds are used to pay down indebtedness permitted in clause (i) of the Permitted Indebtedness definition and not redeployed to buy replacement assets as provided in Section 10.12 within 360 days of date of sale, and increase the debt basket for purchase money secured indebtedness and capitalized leases (i.e., clause (vi) of the Permitted Indebtedness definition of the Senior Notes) to $100 million (with a $50 million capitalized lease sublimit); (vii) to eliminate replacement refinancing (but not other types of “refinancings”) under clause (x) of the Permitted Indebtedness definition; (viii) waive any right to require a prepayment of the Senior Notes from the proceeds of the Rights Offering (as defined below); (ix) amend the definition of Permitted Indebtedness to permit the issuance of New Senior Subordinated Notes (as defined below) and the New Subordinated Notes (as defined below) described in this Term Sheet, and PIK issuances with respect thereto, and the issuance

Description of Claims or
Interests:		Summary of Proposed Treatment in the Plan
of incremental New Senior Subordinated Notes for cash at not less than par in an initial principal amount not to exceed $90 million, and PIK issuances with respect thereto, and to permit the “refinancings” (as defined in the Senior Note Indenture) of all of the foregoing (subject to the limitations set forth in clause (vii) above and clause (xiii) below); (x) permit the holders of the Existing Subordinated Notes to receive and retain the New Subordinated Notes, the right to participate in the Rights Offering and other property to be received by them in the Plan (as defined below); (xi) amend the optional redemption schedule to permit a redemption prior to July 15, 2008 at a T+50 make whole premium (including all interest due and payable through July 15, 2008) based upon a redemption on July 15, 2008 at 106.25%; and thereafter optional redemption at 106.25% until July 14, 2009; at 102.50% until July 14, 2010; and at 100% after July 14, 2010; (xii) provide that the new principal amount of the outstanding Senior Notes will be $247,337,500 on the Plan Effective Date, with the increase distributed pro rata to the holders of the Senior Notes on the Plan Effective Date; (xiii) amend the Restricted Payments provisions of Section 10.9(b) to place an additional limitation on the refinancing of the New Senior Subordinated Notes and the New Subordinated Notes such that the refinancing indebtedness would have cash interest payment provisions no more favorable to the holders thereof than the comparable provisions in the indentures governing the New Senior Subordinated Notes and the New Subordinated Notes; and (xiv) otherwise permit the consummation of all transactions contemplated by the Plan (including rescission of any acceleration of the Senior Notes caused by the commencement of the Case or otherwise).

	•	Private Debt. It is contemplated that there would be fewer than 400 holders of each class of the Company’s securities, so that the Company would not be subject to the reporting requirements of the 34 Act. The assignment provisions in the Senior Notes and in the Indenture governing the Senior Notes will be amended to effectuate this 400 holder limitation.

Class 1B: Subsidiary Lease/Executory Contract Rejection Claims	•	Impaired.
	•	Class 1B consists of unsecured claims arising from the rejection of leases or executory contracts of the Company’s subsidiaries that are rejected with the consent of the holders of the majority in principal amount of the Existing Subordinated Notes held by the Backstop Providers (as defined below). The allowed amount of any Class 1B claims (subject to limitations imposed by Section 502(b)(6) of the Bankruptcy Code), will be treated in a manner to be determined by the Company with the consent of the holders of the majority in principal amount of the Existing Subordinated Notes held by the Backstop Providers. Votes of this Class will not be solicited; hence, this Class will be deemed to reject the Plan, and the Plan will be confirmed pursuant to Section 1129(b) of the Bankruptcy Code as to this Class.

Description of Claims or
Interests:		Summary of Proposed Treatment in the Plan
Class 2A: Existing Subordinated Notes held by Backstop Providers:	•	Impaired.
	•	Class 2A consists of all Existing Subordinated Notes held by the Backstop Providers.[2] Votes from the holders of Class 2A claims will be solicited pre-petition pursuant to the Plan and the Consent Solicitation Materials (as defined below). It will be a condition to the filing of the Case and the effectiveness of the Plan that this Class votes as a class to accept the Plan. These holders will also be solicited pre-petition to subscribe to the Rights Offering (as defined below), which will be offered in the Consent Solicitation Materials.

	•	Backstop Providers will receive, in exchange for 100% of their Existing Subordinated Notes, (i) New Subordinated Notes, (ii) New Common Stock (as defined below), and (iii) rights to participate in the Rights Offering, each with the following terms:

New Subordinated Notes:

New subordinated notes (the “New Subordinated Notes”) in the aggregate principal amount of $150 million (50% of the principal amount of the Existing Subordinated Notes), plus an incremental amount for Class 2C allowed claims, will be issued to holders of claims in Classes 2A, 2B and 2C. The New Subordinated Notes[3] will have the following terms:

	•	Principal Amount: $150 million (50% of original principal amount of the Existing Subordinated Notes) plus an incremental amount for Class 2C allowed claims.

	•	Maturity date: 5 years, 9 months from Plan Effective Date.

	•	Interest Rate: 13 5/8% PIK, payable annually. The PIK will be tied to a toggle covenant of LTM $200 million cash EBITDA and $75 million minimum liquidity, on a pro forma basis after giving effect to the proposed payment of interest on the New Subordinated Notes and the New Senior Subordinated Notes. Whether interest may be paid in cash will be in the sole discretion of the Company, subject to satisfaction of the toggle covenant described above. If the interest is paid in cash, the rate shall be 12% on the portion paid in cash.

	•	Covenants: Usual and customary for subordinated bonds in transactions of this type. These covenants (including the debt baskets) would be consistent with the revised covenants under the Senior Note Indenture. The subordination provisions, including the equivalent of Article XIII and the defined terms used therein, will be no less favorable to the Senior Note holders than the provisions in the existing Senior Subordinated Indenture. In addition, the indentures will expressly provide that such subordination provisions, including the equivalent of Article XIII and the defined terms used therein, may not be amended in a manner adverse to the holders of the Senior Notes.

[2]	The Company reserves the right, subject to the consent of the Backstop Providers in their sole discretion, to combine Classes 2A and 2B for purposes of voting on the Plan.

[3]	These notes may be issued in two series, which series will be identical in all respects, except that one series will be subordinated to the other.

Description of Claims or
Interests:		Summary of Proposed Treatment in the Plan
	•	Private Debt. It is contemplated that there would be fewer than 400 record holders of each class of the Company’s securities, so that the Company would not be subject to the reporting requirements of the 34 Act. The assignment provisions in the New Subordinated Notes and related Indenture will effectuate this 400 holder limitation.

New Common Stock

	•	New common stock will be issued by the reorganized Company (the “New Common Stock”) to holders of claims in Classes 2A, 2B and 2C. Holders of claims in Classes 2A, 2B, and 2C will receive 100% of the New Common Stock.

	•	The New Common Stock will be subject to a Shareholders Agreement containing terms that are usual and customary for private companies, and will include a restriction limiting the number of shareholders to less than 400. The Shareholders Agreement will govern the composition of the board, which must be acceptable to the holders of the New Common Stock. The Shareholders Agreement will include customary transfer restrictions for the New Common Stock, which restrictions shall be sufficient to avoid a post-Plan Effective Date change of control within the meaning of Section 382 of the Internal Revenue Code. All holders of the New Common Stock and their assignees will be subject to the terms of the Shareholders Agreement, which shall be effective on the Plan Effective Date.

Rights Offering

	•	Non-detachable rights to purchase new senior subordinated notes (the “New Senior Subordinated Notes”) at par from the reorganized Company (the “Rights Offering”) will be issued to holders of claims in Classes 2A, 2B and 2C.3 The aggregate principal amount of notes to be sold will be $90 million, plus an incremental amount for Class 2C allowed claims. The New Senior Subordinated Notes will rank senior to the New Subordinated Notes, but will otherwise have the same interest rate, terms and conditions as the New Subordinated Notes. The Rights will be non-detachable, but would be subject to oversubscription rights. TCP and one or more of the holders of the Existing Subordinated Notes (collectively, the “Backstop Providers”) will agree to backstop the portion of the Rights Offering made to Classes 2A and 2B in the amount of $90 million (the “Backstop”).

Class 2B: Existing Subordinated Notes held by Non-Class 2A Holders:	•	Impaired.
	•	Class 2B consists of all Existing Subordinated Notes that are not in Class 2A. Under the Plan, the holders of Class 2B claims will receive the same treatment as holders of Class 2A claims. The votes of this Class will

[4]	The Company reserves the right, subject to the consent of the Backstop Providers in their sole discretion, to extend the Rights Offering to Classes other than, or in addition to, Classes 2A, 2B, and 2C, provided, however, that such an extension shall have no impact on the Backstop (as defined below) or the Backstop Providers’ commitment thereunder.

Description of Claims or
Interests:		Summary of Proposed Treatment in the Plan
not be solicited pre- or post filing; hence, this Class will be deemed to reject the Plan, and the Plan will be confirmed pursuant to Section 1129(b) of the Bankruptcy Code as to this Class.

Class 2C: Other General Unsecured Claims against the Company	•	Impaired.

	•	Class 2C consists of any other general unsecured claims against the Company (but not its subsidiaries) that are not guaranteed by, or secured by assets of, its subsidiaries. The allowed amount of any Class 2C claims (including, in the case of lease rejection claims, subject to limitations imposed by Section 502(b)(6) of the Bankruptcy Code), will receive the same treatment given to allowed claims in Class 2A and Class 2B, e.g., New Subordinated Notes, New Common Stock and the right to participate in the Rights Offering. Votes of this Class will not be solicited; hence, this Class will be deemed to reject the Plan, and the Plan will be confirmed pursuant to Section 1129(b) of the Bankruptcy Code as to this Class.

Class 3: Claims Subordinated under Section 510(b):	• •	Impaired.

Class 3 consists of any securities law claims that are subordinated pursuant to Bankruptcy Code Section 510(b). This class will not receive any recovery, will not be solicited and will be deemed to reject the Plan. The Plan will be confirmed pursuant to Section 1129(b) of the Bankruptcy Code as to this Class.

Class 4: Equity Interests	•	Impaired.

	•	Class 4 consists of all common stock, options and warrants issued by the Company. This class will not receive any recovery, will not be solicited and will be deemed to reject the Plan. The Plan will be confirmed pursuant to Section 1129(b) of the Bankruptcy Code as to this Class.
Mechanics of the Restructuring Transactions
     The Plan would be implemented as follows:
          A. The Company will prepare and distribute the consent solicitation documents (the “Consent Solicitation Materials”) containing the documents (or term sheets therefor) related to the Plan to the holders of Senior Notes in Class 1 and holders of Existing Subordinated Notes in Class 2A, with the effectiveness being conditioned upon the approval of at least 66 2/3% of the principal amount of Senior Notes and more than 50% of the number of holders of the Senior Notes and 66 2/3% of the principal amount of Existing Subordinated Notes in Class 2A and more than 50% of the number of holders of the Existing Subordinated Notes in Class 2A. The Consent Solicitation Materials will be in a form that satisfies the requirements of Bankruptcy Code Sections 1125 and 1126(b).
          B. The Backstop Providers will enter into a backstop agreement (the “Backstop Agreement”) with the Company, which Backstop Agreement shall have usual and customary terms and provisions, under which the Backstop Providers will agree to the Backstop. The Backstop Agreement will include (i) provisions governing interim operations of the Company, (ii) restrictions on adoption or amendment of executive compensation programs, (iii) restrictions on changes to the bank financing agreements, (iv) a covenant that the Company and the other Bally Debtors operate in the ordinary course of business, (v) termination rights exercisable by the holders of a majority in principal amount of the Existing Subordinated Notes held by the

Backstop Providers, including termination events triggered by the entry into (x) new consulting agreements or executive employment agreements (including with a CEO) that individually exceeds $35,000 per month, and (y) new contracts or operating agreements with a term of one year or longer that are not terminable without penalty on less than 90 days notice or with payments by the Company that individually exceed $1,000,000 over the term of such contract or agreement, or that exceed in the aggregate $5,000,000 over the terms of all such contracts and agreements that individually exceed $500,000 over their respective terms, in the case of each of clause (x) and (y) other than renewals, extensions or other modifications of any existing contracts or operating agreements entered into in the ordinary course of business (but excluding material increases in the amounts payable thereunder), (vi) a requirement that the Company maintain the employment of the present COO or a replacement COO approved in advance by the Backstop Providers, (vii) a requirement to pursue the solicitation and the Plan in lieu of other restructuring alternatives (subject to a standard fiduciary duty limitation, which shall allow the Company to solicit, consider and consummate better offers), (viii) a prohibition on adoption of a KERP or incentive program (or making changes to a program previously adopted), other than any KERP or incentive program that is in effect on the effective date of the Backstop Agreement (the “Senior Executive Bonus Plan”) in the form disclosed to the Backstop Providers, and (ix) a timetable for the consent solicitation process and Plan Effective Date, which Plan Effective Date shall be not later than the 60th day after the Petition Date. The Bally Debtors shall be obligated to promptly deliver to the Backstop Providers all written communications delivered to or received by the Company or its advisors making or materially modifying any alternative offers, including, without limitation, copies of all expressions of interest, term sheets, letters of interest, offers, proposed agreements or otherwise, and shall regularly update (not less than once every week) the Backstop Providers concerning such matters. Any of the foregoing restrictions contained in the Backstop Agreement may be waived or modified with the prior written consent of the holders of a majority in principal amount of the Existing Subordinated Notes held by the Backstop Providers. Any breach under the Backstop Agreement shall not entitle the non-breaching party(ies) to terminate the Backstop Agreement unless the breaching party(ies) fails to cure such breach within 5 business days after delivery of a default notice by the non-breaching party(ies) to the breaching party(ies), or if the Case is pending and the breaching party(ies) is a debtor(s), within 5 business days after the filing of a motion for relief from the automatic stay by the non-breaching party(ies) to permit the delivery of such default notice (in which case the Backstop Agreement shall automatically terminate on the fifth business day unless such default is cured or waived in writing by holders of a majority in principal amount of the Existing Subordinated Notes held by the Backstop Providers). As consideration, the Backstop Providers will be entitled to a fee (the “Backstop Fee”) in the amount of 4.0% of the maximum principal amount of the Backstop, which will be deemed earned upon execution and delivery of the Backstop Agreement; provided that no Backstop Fee shall be payable to any Backstop Provider that is in material default under its obligations under the Backstop Agreement or the Lock-Up Agreement at the time the Backstop Fee is due. The Backstop Fee shall be paid subject to the rebate provisions described in this paragraph, upon the earlier of the Plan Effective Date or the termination or rejection of the Backstop Agreement. The B ackstop Agreement shall be guarantied by the Company’s subsidiaries, which guarantee shall be effective immediately, pre-filing, upon the execution of definitive documents. The Backstop Providers will agree to subscribe to their pro rata share of $90 million of the New Senior Subordinated Notes. If the Plan is consummated, the Backstop Providers will rebate to the Company the share of the Backstop Fee charged on the New Senior Subordinated Notes that they subscribe to, other than New Senior Subordinated Notes purchased by exercise of oversubscription rights. The Company shall agree in the Backstop Agreement to comply with its obligations under the Lock-Up Agreement. If the Lock-Up Agreement is terminated, the Backstop shall automatically terminate, the Backstop Fee shall automatically become due and payable (subject to the limitations set forth above). If the Plan Effective Date has not occurred by the 60th day after the Petition Date (such date being referred to herein as the “Backstop Termination Date”), the Backstop shall automatically terminate, the Backstop Fee shall automatically become due and payable and the Company’s obligations under the Lock-Up Agreement to pursue confirmation of the Plan shall terminate; provided, however, that Backstop Providers holding a majority of the Existing Subordinated Notes shall have the right in their sole discretion to extend the Backstop Termination Date (such new date referred to as the “New

Backstop Termination Date”) and the Company shall remain obligated under, and subject to the provisions of, the Lock-Up Agreement to pursue confirmation and effectiveness of the Plan through the New Backstop Termination Date (as the same may be thereafter extended by Backstop Providers holding a majority of the Existing Subordinated Notes), and, if a New Backstop Termination Date is established, the Backstop Fee shall not become due until the earliest of the Plan Effective Date, the termination or rejection of the Backstop Agreement or the New Backstop Termination Date. If the Backstop Fee is earned and becomes payable, but the Plan is never consummated, the fee shall be paid in cash as an administrative expense under section 503 of the Bankruptcy Code
     C. The solicitation will commence not later than June 30, 2007, and will remain open long enough to obtain the requisite amount of consents, but in any event not less than the time required by federal securities law.
     D. After obtaining the requisite consents from the holders of the Class 1 Claims and the holders of Class 2A claims, the Company and the other Bally Debtors will file petitions commencing the Case along with the Plan. The expected filing date is no later than July 14, 2007.
     E. On the Petition Date, the Company will file with the Court the Consent Solicitation Materials, and request an order finding that the Consent Solicitation Materials complied with Bankruptcy Code Sections 1125(g) and 1126(b) as to Classes 1 and 2A and contain “adequate information” as defined in Bankruptcy Code Section 1125(a) for purposes of extending the Rights Offering contained therein to the holders of claims in Classes 2B and 2C, and that the securities to be issued thereunder without registration under the Securities Act of 1933 in reliance on Bankruptcy Code Section 1145. It is expected that the hearing on the adequacy of the Consent Solicitation Materials and confirmation of the Plan will be combined, pursuant to Bankruptcy Code Section 105 (d)(2)(vi).
     F. Confirmation of the Plan will be requested without soliciting the votes of the holders of claims in Classes 2B or 2C or the common stockholders. The Plan will deem the holders of claims in Classes 2B or 2C and common stock holders as having rejected the Plan.
     G. After the Petition Date, and following Court approval of the adequacy of the Consent Solicitation Materials or authorization for commencement of such solicitation, the members of Class 2B and Class 2C will be given the opportunity to elect to participate in the Rights Offering. Members of Class 2C will be given the right to participate in the Rights Offering after their claims become allowed. Rights that are not exercised will be subject to oversubscription rights by other members of Classes 2A, 2B and 2C. Rights Offering Subscriptions from holders of Class 2A that were solicited pre-petition will be due by the prepetition voting deadline for Classes 1 and 2A, and payments under such subscriptions shall be due on the Plan Effective Date. Holders of claims in Classes 2B and 2C that are solicited after Court approval of the Consent Solicitation Materials will have 20 business days to elect to subscribe to the Rights Offering, and such subscriptions will be due promptly thereafter. The Rights Offering will not be registered and will rely on Bankruptcy Code Section 1145. The obligations of the Back Stop Providers under the Backstop Agreement and the obligations of the subscribers under the Rights Offering will also be subject to the condition that the Company does not breach the Lock-up Agreement (as defined below) and the Lock-Up Agreement is not terminated.
     H. The Consent Solicitation Materials will recite that before the Petition Date the Company entered into the Senior Executive Bonus Plan. The Consent Solicitation Materials and the Lock-Up Agreement (as defined below) will provide that the reorganized Company shall assume the Senior Executive Bonus Plan (but not any other or additional executive compensation program ) as part of the Plan.

     I. The Company will enter into a lock up agreement (the “Lock-Up Agreement”) with the Backstop Providers and certain holders of the Senior Notes (collectively, the “Lock-Up Note Holders”). The Lock-Up Agreement will contain usual and customary provisions for agreements of this kind.
     J. The Company will enter into an agreement with the senior secured lenders on the terms of use of cash collateral during the Chapter 11 case, which terms shall be in form and substance reasonably acceptable to each Backstop Provider and each Lock-Up Note Holder. In addition, the terms of any DIP financing obtained by the Company shall be in form and substance reasonably acceptable to each Backstop Provider and each Lock-Up Note Holder, in each instance, as provided in the Lock-Up Agreement.
     K. The Plan will contain customary releases (including releases from creditors and other parties in interest) and other exculpatory provisions in favor of the Company and its present affiliates, and the Creditors’ Committee (and the ad hoc bondholders committee) and their respective professionals and other appropriate persons and entities.
     L. It shall be a condition to effectiveness of the Plan that the Company shall have filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
     M. This Summary of Terms and Conditions of Proposed Restructure does not constitute (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, or (b) a solicitation of votes on a chapter 11 plan of reorganization for purposes of the Bankruptcy Code.

Exhibit C
Assumption Agreement
          Reference is hereby made to that certain Restructuring Support Agreement (as such agreement may be amended, modified or supplemented from time to time, the “Restructuring Support Agreement”) among Bally Total Fitness Holding Corporation, the Bally Subsidiaries and the noteholders party thereto. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement. As a condition precedent to becoming the beneficial holder or owner of [                    ] dollars ($                    ) in [     ] Notes (as defined in the Restructuring Support Agreement), the undersigned                      (the “Transferee”), hereby agrees to become bound by the terms, conditions and obligations set forth in the Restructuring Support Agreement. This Assumption Agreement shall take effect and shall become an integral part of the Restructuring Support Agreement immediately upon its execution and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Restructuring Support Agreement as of the date thereof.
          IN WITNESS WHEREOF, the ASSUMPTION AGREEMENT has been duly executed by each of the undersigned as of the date specified below.
     Date: ___, 200[_]

Name of Transferor	Name of Transferee

Authorized Signatory of Transferor	Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)

(Type or Print Name and Title of Authorized Signatory)

Address of Plan Support Party:

Attn:

Tel:

Fax:

Email:

Exhibit D
List of Subsidiary Guarantors
BALLY FITNESS FRANCHISING, INC.
BALLY FRANCHISE RSC, INC.
BALLY FRANCHISING HOLDINGS, INC.
BALLY TOTAL FITNESS CORPORATION
BALLY TOTAL FITNESS HOLDING CORPORATION
BALLY TOTAL FITNESS INTERNATIONAL, INC.
BALLY TOTAL FITNESS OF MISSOURI, INC.
BALLY TOTAL FITNESS OF TOLEDO, INC.
BALLY REFS WEST HARTFORD, LLC
BALLY TOTAL FITNESS OF CONNECTICUT COAST, INC.
BALLY TOTAL FITNESS OF CONNECTICUT VALLEY, INC.
GREATER PHILLY NO. 1 HOLDING COMPANY
GREATER PHILLY NO. 2 HOLDING COMPANY
HEALTH & TENNIS CORPORATION OF NEW YORK
HOLIDAY HEALTH CLUBS OF THE EAST COAST, INC.
BALLY TOTAL FITNESS OF UPSTATE NEW YORK, INC.
BALLY TOTAL FITNESS OF COLORADO, INC.
BALLY TOTAL FITNESS OF THE SOUTHEAST, INC.
HOLIDAY/ SOUTHEAST HOLDING CORP.
BALLY TOTAL FITNESS OF CALIFORNIA, INC.
BALLY TOTAL FITNESS OF THE MID-ATLANTIC, INC.
BTF/CFI, INC.
BALLY TOTAL FITNESS OF GREATER NEW YORK, INC.
JACK LA LANNE HOLDING CORP.
BALLY SPORTS CLUBS, INC.
NEW FITNESS HOLDING CO., INC.
NYCON HOLDING CO., INC.
BALLY TOTAL FITNESS OF PHILADELPHIA, INC.
BALLY TOTAL FITNESS OF RHODE ISLAND, INC.
RHODE ISLAND HOLDING COMPANY
BALLY TOTAL FITNESS OF THE MIDWEST, INC.
BALLY TOTAL FITNESS OF MINNESOTA, INC.
TIDELANDS HOLIDAY HEALTH CLUBS, INC.
U.S. HEALTH, INC.
BALLY TOTAL FITNESS FRANCHISING, INC.

SCHEDULE 1.1(a)
Non Exclusive List of Litigation Claims,
including Derivation Actions

Plan Schedule 1.1(a)
Non-Exclusive List of Litigation Claims

Claimant	Applicable Legal Action
Albert Said (Derivative Claim)	Albert Said, Derivatively on Behalf of Bally Total Fitness Holding Corporation v. Paul A. Toback, Lee S. Hillman, John W. Dwyer, Stephen C. Swid, Ted Noncek, Geoff Scheitlin, Martin E. Franklin, John W. Rogers, James F. McAnally, Aubrey C. Lewis, J. Kenneth Looloian, and George N. Arnoff (Defendants) and Bally Total Fitness Holding Corporation (Nominal Defendant), Case No. 05 C 1981 (N.D. Ill)

David Schacter (Derivative Claim)	David Schacter, Derivatively on Behalf of Bally Total Fitness Holding Corporation v. Paul A. Toback, Lee S. Hillman, John W. Dwyer, James F. McAnally, J. Kenneth Looloian, John W. Rogers, Jr., Stephen C. Swid, George N. Aronoff, Martin E. Franklin, Liza M. Walsh, and Aubrey C. Lewis (Defendants) and Bally Total Fitness Holding Corporation (Nominal Defendant), Case No. 04 CH 09131 (Circuit Court of Cook County, IL (Chancery Division))

Bally Total Fitness Corporation and Bally Total Fitness Holding Corporation and Holiday Universal, Inc. n/k/a Bally Total Fitness of the Mid-Atlantic, Inc.	Bally Total Fitness Corporation and Bally Total Fitness Holding Corporation and Holiday Universal, Inc. n/k/a Bally Total Fitness of the Mid-Atlantic, Inc. v. CNA Casualty of California and Transcontinental Insurance, Case No. 275376-V (Circuit Court for Montgomery County, Maryland)

Bally Total Fitness Holding Corporation (Counterplaintiff and Third Party Plaintiff)	Great American Insurance Company v. Bally Total Fitness Holding Corporation, Case No. 06 C 4554 (N. D. Ill)

SCHEDULE 1.1(b)
Non Exclusive List of Subordinated Claims

Plan Schedule 1.1(b)
Non-Exclusive List of Subordinated Claims

Claimant	Applicable Legal Action
Consolidated Class Action	In re Bally Total Fitness Securities Litigation, Case No. 04 C 3530 (N.D.Ill.), on appeal (Case No. 07-1646 (7th Cir.))

Douglas Levine	Levine v. Bally Total Fitness Holding Corporation, Paul A. Toback, John W. Dwyer, and Lee S. Hillman, Case No. 2007 L 004280 (Circuit Court of Cook County, Illinois (Law Division))

Albert Said (Derivative Claim)	Albert Said, Derivatively on Behalf of Bally Total Fitness Holding Corporation v. Paul A. Toback, Lee S. Hillman, John W. Dwyer, Stephen C. Swid, Ted Noncek, Geoff Scheitlin, Martin E. Franklin, John W. Rogers, James F. McAnally, Aubrey C. Lewis, J. Kenneth Looloian, and George N. Aronoff (Defendants) and Bally Total Fitness Holding Corporation (Nominal Defendant), Case No. 05 C 1981 (N.D. Ill)

David Schacter (Derivative Claim)	David Schacter, Derivatively on Behalf of Bally Total Fitness Holding Corporation v. Paul A. Toback, Lee S. Hillman, John W. Dwyer, James F. McAnally, J. Kenneth Looloian, John W. Rogers, Jr., Stephen C. Swid, George N. Aronoff, Martin E. Franklin, Liza M. Walsh, and Aubrey C. Lewis (Defendants) and Bally Total Fitness Holding Corporation (Nominal Defendant), Case No. 04 CH 09131 (Circuit Court of Cook County, IL (Chancery Division))

EXHIBIT 2
Pre-Petition Organizational Chart

$284M SENIOR CREDIT FACILITY

10 1/2% SENIOR NOTES- UNSECURED

9 7/8% SUBORDINATED NOTES - UNSECURED

Bally Total Fitness Holding Corporation (DE) 36-3228107
100%
BTF/CFI, Inc. (DE) 36-4474644
Lincoln Indemnity Company (VT) 36-3493212
Bally Total Fitness Corporation (DE) 36-2762953
Bally Franchising Holdings, Inc. (IL) 36-4024135
BTFCC, Inc. (DE) 36-4205308
BTF Europe Corporation (DE) 36-0008641
Holmes Place International, S.A.*
50%
Bally-Holmes Place, S.L. (Spain) 32-0005183
BTF/HP, LLC (DE)
Bally Matrix Fitness Centre, Ltd (Canada)
BTFHC
2.9%
8.5%
Canadian Fitness Holding Co.*
88.6%
BTF Canada Corporation (Canada)
Bally ARA Corporation (DE) 36-4474631
Bally Total Fitness of California, Inc. (CA) 36-2763344
Bally Total Fitness of Toledo, Inc. (OH) 38-1803897
Bally REFS West Hartford, LLC (DE)
Bally Total Fitness of Colorado, Inc. (CO) 84-0856432
Bally Total Fitness International, Inc. (MI) 36-1692238
Bally Total Fitness of the Midwest, Inc. (OH) 34-1114683
Bally Total Fitness of Minnesota, Inc. (OH) 84-1035840
Bally Fitness Franchising, Inc. (IL) 36-4029332
Bally Franchise RSC, Inc. (IL) 36-4028744
Bally Total Fitness Franchising, Inc. (IL) 30-0301553
BTFF Corporation (DE) 36-4275975
BTF Indianapolis Corporation (DE) 36-4275972
BTF Cincinnati Corporation (DE) 36-4275970
BTF Minneapolis Corporation (DE) 36-4275973
Holiday Fitness Holding Co.*
15%
5%
Greater Philly No. 1 Holding Company (PA) 36-3209566
80%
BTFC
20%
Greater Philly No. 2 Holding Company (PA) 36-3209557
Bally Total Fitness of Philadelphia, Inc. (PA) 36-3209542
Nycon Holding Co., Inc. (NY) 36-3209533
85%
New Fitness Holding Co., Inc. (NY) 36-3209555
6.5%
13.5%
7%
3%
10%
Bally Total Fitness of Upstate New York, Inc. (NY) 36-3209544
Bally Total Fitness of Connecticut Coast, Inc. (CT) 36-3209546
2%
18%
Bally Total Fitness of Connecticut Valley, Inc. (CT) 36-3209543
13%
Rhode Island Holding Company (RI) 36-3261314
7.5%
Bally Total Fitness of Rhode Island, Inc. (RI) 36-3209549
Health & Tennis Corporation of New York (DE) 36-3628768
Bally Total Fitness of Missouri, Inc. (MO) 36-2779045
Jack La Lanne Holding Corp. (NY) 95-3445400
Bally Total Fitness of Greater New York, Inc. (NY) 95-3445399
Bally Sports Clubs, Inc. (NY) 36-3407784
China Sports Industry Company, Ltd.*
65%
35%
CSI Bally Total Fitness Company, Ltd. (China)
U.S. Health, Inc. (DE) 52-1137373
50%
Holiday Health Clubs of the East Coast, Inc. (DE) 52-1271028
Holiday/Southeast Holding Corp. (DE) 52-1289694
Tidelands Holiday Health Clubs, Inc. (VA) 52-1229398
Bally Total Fitness of the Southeast, Inc. (SC) 52-1230906
Bally Total Fitness of the Mid-Atlantic, Inc. (DE) 52-0820531
Bally Real Estate I LLC (DE)
LEGEND
Corporation
Limited Liability Company
Ownership Details
Guarantor under Senior Credit Facility and 10 1/2% Indenture
Guarantor under Senior Credit Facility Only
Non-Guarantors

BALLY TOTAL FITNESS HOLDING CORPORATION

EXECUTIVE OFFICERS

DIRECTORS

* Non-affiliate of Bally Total Fitness Holding Corporation.

$284 M S ENIOR C REDIT F ACILITY
Credit Agreement dated 10/16/2006 $205,900,000 term loan $34,100,000 delayed-draw term loan $44,000,000 revolving loan Maturity: earlier of (i) 14 days before maturity of 9 7/8% Subordinated Notes, including extensions or refinancings, and (ii) October 10, 2010. Secured by substantially all of the Company’s real and personal property Guaranteed by substantially all subsidiaries
10 1/2% S ENIOR N OTES — UNSECURED
Indenture dated as of 07/02/03 Maturity: 2011 $235 million outstanding Trustee = U.S. Bank National Association Unconditionally guaranteed, on a joint and several basis, by the Guarantor subsidiaries including substantially all domestic subsidiaries of the Company. Non-Guarantor subsidiaries include Canadian operations and special purpose entities for accounts receivable and real estate finance programs
9 7/8% S UBORDINATED N OTES — UNSECURED
Indenture dated as of 12/16/98 Maturity: 10/15/2007 $300 million outstanding Trustee = U.S. Bank National Association No guarantees by any subsidiary
B ALLY T OTAL F ITNESS H OLDING C ORPORATION E XECUTIVE O FFICERS Barry R. Elson Acting Chief Executive Officer
Julie Adams Senior Vice President, Member Services Marc D. Bassewitz Senior Vice President, Secretary and General Counsel Ronald G. Eidell Senior Vice President, Chief Financial Officer William G. Fanelli Senior Vice President, Corporate Development Gail J. Holmberg Senior Vice President, Chief Information Office Thomas S. Massimino Senior Vice President, Operations James A. McDonald Senior Vice President, Chief Marketing Officer Harold Morgan Senior Vice President, Chief Administrative Officer John Wildman Senior Vice president, Chief Operating Officer Teresa R. Willows Senior Vice President, Customer Care and Member Services
D IRECTORS Don R. Kornstein Interim Chairman of the Board Barry R. Elson Charles J. Burdick Eric Langshur

EXHIBIT 3
Consolidated Financial Statements for the
Debtors for the fiscal Year ended
December 31, 2005

BALLY TOTAL FITNESS HOLDING CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Bally Total Fitness Holding Corporation:

We have audited the accompanying consolidated balance sheets of Bally Total Fitness Holding Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bally Total Fitness Holding Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Bally Total Fitness Holding Corporation’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 27, 2006 expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois
June 27, 2006

BALLY TOTAL FITNESS HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31
	2005	2004
	(In thousands,
	except share data)
ASSETS
Current assets:
Cash	$17,454	$19,177
Deferred income taxes	151	471
Prepaid expenses	20,846	15,995
Other current assets	17,736	14,244

Total current assets	56,187	49,887
Property and equipment, net	326,724	364,753
Goodwill, net	41,731	41,698
Trademarks, net	9,376	9,933
Intangible assets, net	5,018	7,909
Deferred financing costs, net	29,501	17,790
Other assets	11,557	10,489

	$480,094	$502,459

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$57,832	$51,373
Income taxes payable	1,697	1,399
Accrued liabilities	97,013	113,210
Current maturities of long-term debt	13,018	22,127
Deferred revenues	306,634	321,921

Total current liabilities	476,194	510,030
Long-term debt, less current maturities	756,304	737,432
Deferred rent liability	101,605	107,126
Deferred income taxes	1,737	1,637
Other liabilities	28,112	18,981
Deferred revenues	579,828	599,378

Total long-term liabilities	1,467,586	1,464,554

	1,943,780	1,974,584
Stockholders’ deficit:
Preferred stock, $.10 par value; 10,000,000 shares authorized; none issued	—	—
Series A Junior Participating; 602,000 shares authorized; none issued	—	—
Series B Junior Participating; 100,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 60,200,000 shares authorized; 39,172,090 and 34,682,344 shares issued at December 31, 2005 and 2004, respectively; and 38,503,551 and 34,013,805 outstanding at December 31, 2005 and 2004, respectively	392	347
Contributed capital	669,089	647,367
Accumulated deficit	(2,113,854)	(2,104,240)
Unearned compensation (restricted stock)	(5,534)	(1,567)
Common stock in treasury, at cost, 668,539 shares at December 31, 2005 and 2004	(11,635)	(11,635)
Accumulated other comprehensive loss	(2,144)	(2,397)

Total stockholders’ deficit	(1,463,686)	(1,472,125)

	$480,094	$502,459

See accompanying notes to consolidated financial statements.

BALLY TOTAL FITNESS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004	2003
	(In thousands, except share data)

Net revenues:
Membership services	$1,003,897	$975,982	$929,866
Retail products	50,685	53,340	55,266
Miscellaneous	16,451	18,666	17,739

	1,071,033	1,047,988	1,002,871
Operating costs and expenses:
Membership services	726,937	732,741	726,231
Retail products	52,004	54,496	57,493
Advertising	55,014	61,602	53,503
General and administrative	87,513	75,977	53,646
Impairment of goodwill and other intangibles	1,220	405	54,505
Asset impairment charges	10,115	14,772	19,605
Depreciation and amortization	62,571	69,779	76,767

	995,374	1,009,772	1,041,750

Operating income (loss)	75,659	38,216	(38,879)
Other income (expense):
Interest expense, net	(85,329)	(67,201)	(62,585)
Foreign exchange gain (loss)	869	1,578	2,371
Other, net	89	(1,998)	(2,479)

	(84,371)	(67,621)	(62,693)

Loss from continuing operations before income taxes	(8,712)	(29,405)	(101,572)
Income tax provision	(902)	(851)	(1,102)

Loss from continuing operations	(9,614)	(30,256)	(102,674)
Discontinued operations:
Loss from discontinued operations	—	—	(981)
Loss on disposal	—	—	(1,699)

Loss from discontinued operations	—	—	(2,680)

Loss before cumulative effect of changes in accounting principles	(9,614)	(30,256)	(105,354)
Cumulative effect of change in accounting principle, net	—	—	(626)

Net loss	$(9,614)	$(30,256)	$(105,980)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.28)	$(0.92)	$(3.14)
Loss from discontinued operations	—	—	(0.08)
Cumulative effect of change in accounting principle	—	—	(0.02)

Net loss per common share	$(0.28)	$(0.92)	$(3.24)

Average common shares outstanding	34,624,039	32,838,811	32,654,738

See accompanying notes to consolidated financial statements.

BALLY TOTAL FITNESS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
AND COMPREHENSIVE INCOME (LOSS)

							Accumulated
	Common					Common	Other	Total
	Shares	Par	Contributed	Accumulated	Unearned	Stock in	Comprehensive	Stockholders’
	Outstanding	Value	Capital	Deficit	Compensation	Treasury	Loss	Deficit
	(In thousands, except share data)

Balance at December 31, 2002 (as previously reported)	33,193,425	$338	$642,742	$(1,970,155)	$—	$(11,635)	$(346)	$(1,339,056)
Adjustment to previously reported amounts	—	—	—	2,151	—	—	—	2,151

Balance at December 31, 2002 (restated)	33,193,425	338	642,742	(1,968,004)	—	(11,635)	(346)	(1,336,905)
Net loss	—	—	—	(105,980)	—	—	—	(105,980)
Cumulative translation adjustment	—	—	—	—	—	—	(1,411)	(1,411)

Total comprehensive loss	—	—	—	—	—	—	—	(107,391)
Restricted stock activity	707,500	7	4,360	—	(3,760)	—	—	607
Issuance of common stock under stock purchase and option plans	134,809	2	730	—	—	—	—	732

Balance at December 31, 2003	34,035,734	347	647,832	(2,073,984)	(3,760)	(11,635)	(1,757)	(1,442,957)
Net loss	—	—	—	(30,256)	—	—	—	(30,256)
Cumulative translation adjustment	—	—	—	—	—	—	(640)	(640)

Total comprehensive loss								(30,896)
Restricted stock activity	(137,500)	(1)	(1,071)	—	2,193	—	—	1,121
Issuance of common stock under stock purchase and option plans	115,571	1	606	—	—	—	—	607

Balance at December 31, 2004	34,013,805	347	647,367	(2,104,240)	(1,567)	(11,635)	(2,397)	(1,472,125)
Net Loss	—	—	—	(9,614)	—	—	—	(9,614)
Cumulative translation adjustment	—	—	—	—	—	—	253	253

Total comprehensive loss								(9,361)
Restricted stock activity	1,420,000	14	9,026	—	(3,967)	—	—	5,073
Issuance of common stock under stock purchase and option plans	525,232	6	2,365	—	—	—	—	2,371
Shares issued to noteholders	1,903,200	19	7,375	—	—	—	—	7,394
Shares issued to accredited investor	409,314	4	1,429	—	—	—	—	1,433
Shares issued to agent	232,000	2	1,527	—	—	—	—	1,529

Balance at December 31, 2005	38,503,551	$392	$669,089	$(2,113,854)	$(5,534)	$(11,635)	$(2,144)	$(1,463,686)

See accompanying notes to consolidated financial statements.

BALLY TOTAL FITNESS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2004	2003
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Loss before cumulative effect of change in accounting principle	$(9,614)	$(30,256)	$(105,354)
Adjustments to reconcile to cash provided by operating activities —
Depreciation and amortization, including amortization included in interest expense	71,258	73,198	80,370
Changes in operating assets and liabilities	(52,094)	(25,315)	35,225
Deferred income taxes, net	420	420	413
Write-off of debt issuance costs	—	1,589	2,562
Write-off of discontinued operations	—	—	1,699
Write-off of long-term assets	4,618	—	—
Impairment of long-lived assets	11,335	15,177	74,110
Loss on disposal of assets	274	925	—
Foreign currency translation gain	(869)	(1,578)	(2,371)
Equity in losses of unconsolidated subsidiaries, net	300	842	962
Stock-based compensation	5,073	1,122	607
Other	—	—	1,654

Cash provided by operating activities	30,701	36,124	89,877
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and construction of property and equipment	(37,854)	(49,740)	(47,942)
Proceeds from sales and disposals of property	2,043	—	—
Investments in unconsolidated subsidiaries	(394)	(501)	(269)

Cash used in investing activities	(36,205)	(50,241)	(48,211)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under credit agreement	33,250	154,000	(28,500)
Borrowings of other long-term debt	—	—	242,191
Repayments of other long-term debt	(21,581)	(130,521)	(242,151)
Debt issuance and refinancing costs	(11,307)	(4,862)	(10,414)
Proceeds from sale of common stock	1,433	—	—
Stock purchase and option plans	1,604	606	732

Cash provided by (used in) financing activities	3,399	19,223	(38,142)

Increase (decrease) in cash	(2,105)	5,106	3,524
Effect of exchange rate changes on cash balance	382	431	(2,011)
Cash, beginning of year	19,177	13,640	12,127

Cash, end of year	$17,454	$19,177	$13,640

SUPPLEMENTAL CASH FLOW INFORMATION:
Changes in operating assets and liabilities, net of effects from acquisitions or sales, were as follows —
Decrease (increase) in other current and other assets	$(8,433)	$24,816	$8,371
Increase (decrease) in accounts payable	6,457	(11,859)	10,846
Increase (decrease) in income taxes payable	298	1,399	(1,019)
Increase (decrease) in accrued liabilities	(16,446)	(18,681)	5,470
Increase in other liabilities	867	1,820	389
Increase (decrease) in deferred revenues	(34,837)	(22,810)	11,168

	$(52,094)	$(25,315)	$35,225

Cash payments for interest and income taxes were as follows —
Interest paid	$75,937	$62,301	$48,230
Interest capitalized	(309)	(855)	(1,086)
Income taxes (refund)/paid, net	184	(1,045)	1,964
Investing and financing activities exclude the following non-cash transactions —
Acquisition of property and equipment through capital leases/borrowings	252	$5,384	$9,474
Payment of consents with common stock	7,394	—	—
Stock issued to accredited investor	1,433	—	—
Stock issued to agent	1,529	—	—

See accompanying notes to consolidated financial statements.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in thousands, except share data)

Note 1	Summary of Significant Accounting Policies

Description of Business:  Bally Total Fitness Holding Corporation (the “Company”), through its subsidiaries, is a nationwide commercial operator of fitness centers. As of December 31, 2005, the Company operated four hundred nine facilities, located in twenty-nine states and Canada. Additionally, twenty-nine clubs were operated pursuant to franchise and joint venture agreements in the United States, Mexico, Asia, and the Caribbean. All significant revenues arise from the commercial operation of fitness centers, primarily in major metropolitan areas in the United States and Canada. Unless otherwise specified in the text, references to the Company include the Company and its subsidiaries.

Principles of Presentation and Consolidation:  The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries and other controlled entities. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company has prepared the consolidated financial statements on the basis that the Company will continue as a going concern. The Company has retained J.P. Morgan Securities Inc. and The Blackstone Group L.P. to explore strategic alternatives, including potential equity transactions or the sale of businesses or assets.

Use of Estimates:  The preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) requires management to make extensive use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Significant estimates in these consolidated financial statements include estimates of future cash flows associated with assets, useful lives of depreciable and amortizable assets, expected member attrition, future taxable income, future cash flows resulting from retained risk arrangements and contingencies and litigation. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances in making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash:  The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value due to the short maturity of those instruments.

Property and Equipment:  Property and equipment are stated at cost. Property and equipment acquired in business combinations are recorded at their estimated fair values on the date of acquisition under the purchase method of accounting. Equipment under capital leases is stated at the present value of the minimum lease payments. Improvements are capitalized, while repair and maintenance costs are charged to operations when incurred.

Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the related assets. Buildings and related improvements are depreciated over 5 to 35 years and useful lives for equipment and furnishings range from 5 to 10 years. Equipment held under capital leases and leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful life of the asset or the remaining lease term. Depreciation of construction in progress is not recorded until the assets are placed into service. Depreciation of property and equipment amounted to $60,451, $67,306 and $70,092 for 2005, 2004 and 2003, respectively.

The Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“SFAS No. 144”) on January 1, 2002. This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” (“SFAS No. 121”). However, SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. It also supercedes

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for segments of a business to be disposed of; however, it maintains APB Opinion No. 30’s requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of a company that either has been disposed of or is classified as held for sale. Although it expanded the use of discontinued operations, the Statement eliminates the previous practice of accruing all future operating losses associated with the disposal. It also amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to eliminate the exception of not consolidating a subsidiary for which control is likely to be temporary.

Under SFAS No. 144, the Company assesses the recoverability of long-lived assets (excluding goodwill) and identifiable acquired intangible assets with finite useful lives, whenever events or changes in circumstances indicate that the Company may not be able to recover the asset’s carrying amount. The Company measures the recoverability of assets to be held and used by a comparison of the carrying amount of the asset to the expected net future cash flows to be generated by that asset, or, for identifiable intangibles with finite useful lives, by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through undiscounted future cash flows. The amount of impairment of identifiable intangible assets with finite useful lives, if any, to be recognized is measured based on projected discounted future cash flows. The Company measures the amount of impairment of other long-lived assets (excluding goodwill) by the amount by which the carrying value of the asset exceeds the fair market value of the asset, which is generally determined based on projected discounted future cash flows. The Company presents an impairment charge as a separate line item within income (loss) from continuing operations in the Company’s consolidated statements of operations, unless the impairment is associated with a discontinued operation. In that case, the Company includes the impairment charge, on a net-of-tax basis, within the results of discontinued operations. The Company classifies long-lived assets to be disposed of other than by sale as held and used until they are disposed.

Primary indicators of impairment include significant declines in the operating results or an expectation that a long-lived asset may be disposed of before the end of its useful life. Impairment is assessed at a club operation level, which is the lowest level at which identifiable cash flows are largely independent of the cash flows of other assets. Costs to reduce the carrying value of long-lived assets are separately identified in the Statements of Operations as “Asset impairment charges.” See Note 5 for a description of asset impairment charges recorded in 2005, 2004 and 2003.

Asset Retirement Obligations:  The Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) in 2003. This statement requires that the fair value of a legal liability for an asset retirement obligation be recorded in the period in which it is incurred if a reasonable estimate of fair value can be made. Upon recognition of a liability, the asset retirement cost is recorded as an increase in the carrying value of the related long-lived asset and then depreciated over the life of the asset. The Company determined that certain obligations under lease agreements for club locations meet the scope requirements of SFAS No. 143 and, accordingly, determined the fair value of the Company’s obligation in accordance with the statement. The ongoing expense on an annual basis resulting from the initial adoption of SFAS No. 143 is not significant.

FASB Interpretation No. 47 (“FIN No. 47”), “Accounting for Conditional Asset Retirement Obligations (an interpretation of FASB Statement No. 143)” was issued in March 2005. FIN No. 47 provides clarification with respect to the timing of liability recognition for legal obligations associated with the retirement of tangible long-lived assets when the timing and/or method of settlement of the obligation are conditional on a future event. The Company adopted FIN 47 in the fourth quarter of fiscal 2005 and the effect on the Company’s consolidated financial statements was not material.

Deferred Lease Liabilities and Noncash Rental Expense:  The Company recognizes rental expense for leases with scheduled rent increases on the straight-line basis over the life of the lease beginning upon the commencement of the lease.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

Software for Internal Use:  Certain costs incurred related to software developed for internal use are accounted for in accordance with the American Institute of Certified Public Accountants’ Statement of Position No. 98-1 (“SOP 98-1”), “Accounting for Costs of Computer Software Developed or Obtained for Internal Use.” In accordance with SOP 98-1, costs incurred in the planning and post-implementation stages are expensed as incurred, while costs relating to application development are capitalized. Qualifying software development costs are included as an element of property and equipment in the consolidated balance sheets. The Company amortizes such software costs over the shorter of the estimated useful life of the software or five years.

Goodwill and Other Intangible Assets:  The Company’s intangible assets are comprised principally of goodwill, member relationships, leasehold rights and certain trademarks. Goodwill represents the excess of cost over fair value of assets of businesses acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) goodwill and other intangible assets acquired in a purchase business combination and determined to have an indefinite useful life, which consist of certain trademarks, are not amortized, but instead tested for impairment at least annually.

The Company is required to test goodwill for impairment on an annual basis for each of its reporting units. The Company is also required to evaluate goodwill for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Certain indicators of potential impairment that could impact the Company’s reporting units include, but are not limited to, a significant long-term adverse change in the business climate that is expected to cause a substantial decline in membership, or a significant change in the delivery of health and fitness services that results in a substantially more cost effective method of delivery than health clubs. The Company tested to determine if the fair value of each of its reporting units was in excess of its respective carrying values at December 31, 2005, 2004 and 2003, for purposes of the annual impairment test. In 2003, it identified that the carrying values of three of its reporting units were greater than their fair value. Accordingly, the goodwill attributable to these reporting units was written down by $42,062 (net of tax of nil), and has been reflected in the 2003 consolidated statement of operations.

Effective January 1, 2002, the Company had unamortized goodwill in the amount of $80,740, which is no longer being amortized. This amount is inclusive of the transitional impairment of $5,036.

Income Taxes:  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

The Company considers future taxable income, the scheduled reversal of deferred tax liabilities, and ongoing tax strategies in assessing the need for a valuation allowance with respect to its deferred tax assets. The Company records a valuation allowance to reduce deferred tax assets to a level which management believes more likely than not will be realized.

Deferred Financing Costs:  The costs related to the issuance of debt are capitalized and amortized to interest expense over the life of the related debt instrument using the effective interest method. The costs incurred in 2005 and 2004 related to the execution of waivers with respect to certain of the Company’s debt covenants. During the years ended December 31, 2005, 2004, and 2003, the Company recognized related amortization expense of $8,500, $3,400, and $3,600, respectively. Accumulated amortization of deferred financing costs amounted to $16,238 and $9,649 as of December 31, 2005 and 2004, respectively.

Prepaid Expenses:  Prepaid expenses consist of prepaid rent and prepaid advertising expenses.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

Other Current Assets:  Other current assets consist primarily of inventory and other prepaid expenses, including insurance expenses and other. Inventory consists primarily of nutritional products, apparel and other retail products. Inventory is valued at the lower of cost or market.

Fair Values of Financial Instruments:  SFAS No. 107, “Fair Value of Financial Instruments”, (“SFAS No. 107”) requires certain disclosures regarding the fair value of financial instruments. The Company’s financial instruments consist mainly of accounts payable, income taxes payable, accrued liabilities, and long-term debt. The carrying amounts of these items exclusive of the Company’s 9 7/8% Senior Subordinated Notes due 2007 (“Senior Subordinated Notes”) approximate fair market value due to either the short-term maturity of these instruments or the close approximation between current fair market value and carrying value.

The Company determined by using quoted market prices that the fair value of the Senior Subordinated Notes at December 31, 2005 was $288,507 compared to a carrying value of $295,905, and the fair value at December 31, 2004 was $256,065 compared to a carrying value of $297,750. Since considerable judgment is required in interpreting market information, the fair value of the Senior Subordinated Notes is not necessarily indicative of the amount which could be realized in a current market exchange.

Revenue Recognition:  The Company’s principal sources of revenue include membership services, principally health club memberships and personal training services, and the sale of nutritional products. The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” as amended by SEC Staff Accounting Bulletin No. 104, “Revenue Recognition.” As a general principle, revenue is recognized when the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and services have been rendered, (iii) the price to the buyer is fixed or determinable and, (iv) collectability is reasonably assured. With respect to health club memberships and personal training, the Company relies upon a signed contract between the Company and the customer as the persuasive evidence of a sales arrangement. Delivery of health club services extends throughout the term of membership. Delivery of personal training services occurs when individual personal training sessions have been rendered.

The Company receives membership fees and monthly dues from its members. Membership fees, which customers often finance, become customer obligations upon contract execution and after a “cooling off” period of three to fifteen calendar days depending on jurisdiction, while monthly dues become customer obligations on a month-to-month basis as services are provided. Membership fees and monthly dues are recognized at the later of when collected or earned.

Membership fees and monthly dues collected but not earned are included in deferred revenue. The majority of members commit to a membership term of between 12 and 36 months. The majority of these contracts are 36 month contracts. Typically, contracts include a member’s right to renew the membership at a discount compared to the payments made during the initial contractual term.

Additional members may be added to the primary joining members’ contract. These additional members may be added as obligatory members that commit to the same membership term as the primary member, or nonobligatory members that can discontinue their membership at any time.

Membership revenue is earned on a straight-line basis over the longer of the contractual term or the estimated membership term. Membership life is estimated at time of contract execution based on historical trends of actual attrition, and these estimates are updated quarterly to reflect actual membership attrition. The Company’s estimates of membership life were up to three hundred sixty months during 2005, 2004 and 2003. As of December 31, 2005, the weighted average membership life for members that commit to a membership term of between 12 and 36 months is 39 months. Members with these terms that finance their initial membership fee have a weighted average membership life of 37 months, while those members that pay their membership fee in full at point of sale have a weighted average membership life of 56 months. Because of the discount in monthly payments made during the renewal term when compared to payments made in the initial contractual term, the estimate of membership term impacts the amount of revenue deferred in the initial contractual term. Changes in member behavior, competition,

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

and Company performance may cause actual attrition to differ significantly from estimated attrition. A resulting change in estimated attrition may have a material effect on reported revenues in the period in which the change of estimate is made.

At December 31, 2005, 2004 and 2003, approximately 61% of members were in the non-obligatory renewal period of membership. Renewal members can cancel their membership at any time prior to their monthly or annual due date. Membership revenue from members in renewal include monthly dues paid to maintain their membership, as well as amounts paid during the obligatory period that have been deferred as described above, to be recognized over the estimated term of membership, including renewal periods.

Month-to-month members may cancel their membership prior to their monthly due date. Membership revenue for these members is earned on a straight-line basis over the estimated membership life. Membership life for month-to-month members is currently estimated at between 4 and 41 months, with an average of 15 months.

Paid-in-full members who purchase nonrenewable memberships must repurchase the same membership plan to continue membership beyond the initial contractual term. Such membership fees are deferred and amortized over the contract term.

Personal training and other services are provided at most of the Company’s fitness centers. Revenue related to personal training services is recognized when the four criteria of recognition described above are met. Personal training services contracts are either paid-in-full at the point of origination, or are financed and collected over periods generally through three months after an initial payment. Collections of amounts related to paid-in-full personal training services contracts, are deferred and recognized as personal training services are rendered. Revenue related to personal training contracts that have been financed is recognized at the later of cash receipt, or the rendering of personal training services.

Sales of nutritional products and other fitness-related products occur primarily through the Company’s in-club retail stores and are recognized upon delivery to the customer, generally at point of sale. Revenue recognized in the accompanying consolidated statement of operations as “miscellaneous” includes amounts earned as commissions in connection with a long-term licensing agreement related to the third-party sale of Bally branded fitness equipment. Such amounts are recognized prior to collection based on commission statements from the licensee. Other amounts included in miscellaneous revenue are recorded upon receipt and include franchising fees, facility rental fees, locker fees, late charges and other marketing fees pursuant to in-club promotion agreements.

The Company enters into contracts that include a combination of (i) health club services (which may include two or more members on a single contract), (ii) personal training services, and (iii) nutritional products. In these multiple element arrangements, health club services are typically the last delivered service. The Company accounts for these arrangements as single units of accounting because they do not have objective and reliable evidence of the fair value of health club services. Revenue related to these multiple element arrangements is earned on a straight-line basis over the longer of the contractual term or the estimated membership term.

In November 2002, the Emerging Issues Task Force (“EITF”) issued a final consensus on Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“Issue 00-21”). In May 2003, the EITF issued additional interpretive guidance regarding the application of Issue 00-21. Issue 00-21, which provides guidance on how and when to recognize revenues on arrangements requiring delivery of more than one product or service, is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. Effective July 1, 2003, the Company adopted Issue 00-21 on a prospective basis. Under Issue 00-21, elements qualify for separation when the services have value on a stand-alone basis, fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in the Company’s control. As the Company does not have objective and reliable evidence of the fair value of health club services and treats these arrangements as single units of accounting, the adoption of Issue 00-21 did not have an impact on the Company’s financial statements.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

Costs related to acquiring members and delivering membership services are expensed as incurred. Advertising costs are charged to expense as incurred, or in the case of television commercial productions, upon the first airing.

Derivative Financial Instruments:  The Company is a limited user of derivative financial instruments to manage risks generally associated with interest rate volatility. The Company does not hold or issue derivative financial instruments for trading purposes. Derivative financial instruments are accounted for in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) as amended by SFAS No. 149, “Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). This standard requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not classified as qualifying hedging instruments are adjusted to fair value through earnings. Changes in the fair value of derivatives that are designated and qualify as effective hedges are recorded either in accumulated other comprehensive loss or through earnings, as appropriate. The ineffective portion of derivatives that are classified as hedges is immediately recognized in earnings.

Investments:  Investments in the common stock of entities for which the Company has significant influence over the investee’s operating and financial policies, but less than a controlling interest, are accounted for using the equity method. Under the equity method, the Company’s investment in an investee is included in the consolidated balance sheet under the caption other assets and the Company’s share of the investee’s earnings or loss is included in the consolidated statements of operations under the caption “other, net.”

Discontinued Operations:  Effective January 1, 2002, the Company accounts for discontinued operations under SFAS No. 144, which requires that a component of an entity that has been disposed of or is classified as held for sale after January 1, 2002 and has operations and cash flows that can be clearly distinguished from the rest of the entity be reported as discontinued operations. In the period that a component of an entity has been disposed of or classified as held for sale, the Company reclassifies the results of operations for current and prior periods into a single caption titled discontinued operations.

Commitments and Contingencies — Litigation:  The Company accounts for contingencies in accordance with SFAS 5, “Accounting for Contingencies”, which requires the Company to accrue loss contingencies when the loss is both probable and estimable. All legal costs expected to be incurred in connection with loss contingencies are expensed as incurred.

Comprehensive Loss:  SFAS No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”), establishes standards for reporting comprehensive income. Comprehensive income includes net income as currently reported under GAAP, and also considers the effects of additional economic events that are not required to be reported in determining net income, but rather are reported as a separate component of stockholders’ deficit. The Company reports the effects of currency translation as components of comprehensive income (loss).

Insurance Proceeds:  Insurance proceeds for reimbursement of costs incurred as a result of investigations, disputes and legal proceedings pursuant to the Company’s director and officer insurance policies are recorded upon receipt and are a reduction of selling, general and administrative costs in the statement of operations.

Loss Per Share:  Loss per share is computed in accordance with SFAS No. 128, “Earnings per Share” (“SFAS No. 128”). Basic loss per share is computed on the basis of the weighted average number of common shares outstanding. Diluted loss per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding stock options, certain restricted stock, and warrants using the “treasury

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

stock” method. The per share amounts presented in the Consolidated Statements of Operations are based on the following amounts:

	Fiscal Year Ended December 31,
	2005	2004	2003

Numerator for basic EPS:
Net loss	$(9,614)	$(30,256)	$(105,980)
Denominator for basic EPS:
Weighted average shares outstanding	34,624,039	32,838,811	32,654,738
Numerator for diluted EPS:
Net loss	$(9,614)	$(30,256)	$(105,980)
Denominator for diluted EPS:
Weighted average shares outstanding	34,624,039	32,838,811	32,654,738

The following potentially dilutive shares were not included in the computation of diluted loss for the years ended December 31 as their effects would be anti-dilutive:

	2005	2004	2003

Options to purchase common stock	2,622,107	4,080,223	3,593,691

Stock-based Compensation:  In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement No. 123” (“SFAS No. 148”) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the disclosure requirements of SFAS No. 148 as of December 31, 2002.

The Company accounts for stock-based employee compensation arrangements using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25,” (“FIN No. 44”) issued in March 2000, to account for its fixed plan stock options and restricted stock. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price of the stock option. SFAS No. 123 established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. Included in the pro forma table is the impact of stock options for retirement eligible and non-retirement eligible employees. The Company’s practice for retirement eligible employees is identical to non-retirement eligible employees. Upon the Company’s adoption of SFAS No. 123R “Share Based Payment” (see below), the practice for retirement eligible employees will change to reflect the vesting terms of stock options granted subsequent to January 1, 2006, taking into account retirement eligibility. For the current periods, such change in accounting would have no material impact on pro forma results.

On December 16, 2004, the FASB issued SFAS No. 123R (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which is a revision of SFAS No. 123. SFAS No. 123R supersedes APB No. 25, and amends SFAS No. 95, “Statement of Cash Flows” (“SFAS NO. 95”). Generally, the approach in SFAS No. 123R is similar to the approach described in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

On April 14, 2005, the U.S. Securities and Exchange Commission announced a deferral of the effective date of SFAS No. 123R for calendar year companies until the first quarter of 2006. The Company will adopt SFAS No. 123R in the first quarter of 2006 under the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date.

As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using the APB No. 25 intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options.

The following table illustrates the pro forma effect on net loss attributable to common stockholders if the fair value-based method had been applied to all outstanding and unvested awards in each period.

	2005	2004	2003

Net loss, as reported	$(9,614)	$(30,256)	$(105,980)
Plus: stock-based compensation expense included in net loss	6,132	1,122	607
Less: stock-based compensation expense determined under fair value based method(1)	(8,175)	(5,030)	(7,374)

Pro forma net loss	$(11,657)	$(34,164)	$(112,747)

Basic loss per common share
As reported	$(0.28)	$(0.92)	$(3.24)
Pro forma	(0.34)	(1.04)	(3.45)
Diluted loss per common share
As reported	(0.28)	(0.92)	(3.24)
Pro forma	(0.34)	(1.04)	(3.45)

(1)	These amounts reflect a change to an expected life of six years from ten years, which was reflected in the prior year presentation.

The per-share weighted average fair value of options granted during the years ended December 31, 2005, 2004, and 2003 was $2.34, $2.87, and $3.40, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

•	2005 Option Grants: expected volatility of 51.9% for 2005; risk-free interest rate of 4.21%; dividend yield of 0% and expected lives of six years from the date of grant.

•	2004 Option Grants: expected volatility of 51.2% for 2004; risk-free interest rate of 3.88%; dividend yield of 0% and expected lives of six years from the date of grant.

•	2003 Option Grants: expected volatility of 52.8% for 2003; risk-free interest rate of 3.11%; dividend yield of 0% and expected lives of six years from the date of grant.

Foreign Currency Translation:  Foreign operations of non-U.S. subsidiaries whose functional currency is not the U.S. dollar have been translated into U.S. dollars in accordance with the principles prescribed in SFAS No. 52, “Foreign Currency Translation” (“SFAS No. 52”). All assets, liabilities, and minority interests are translated at the

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

period end exchange rates, stockholders’ equity is translated at historical rates, and revenues and expenses are translated at the average rates of exchange prevailing during the year. Translation adjustments are included in the accumulated other comprehensive loss component of stockholders’ deficit. Gains and losses resulting from foreign currency transactions are reflected in net loss.

Reclassifications:  In the 2005 presentation of property and equipment, the Company reclassified in the 2004 consolidated balance sheet approximately $28,665 to equipment from leaseholds and buildings. The reclassification had no impact on the net property and equipment. See Note 2 for a description of an adjustment to the 2002 property and equipment balances. The Company also reclassified $148 of foreign exchange from other to inventory in the 2004 balance sheet. The Company reclassified $4,092 of deferred rent liabilities, $1,541 of goodwill impairment expenses between the guarantor and non-guarantor financial statements, and $3,160 of deferred finance costs from guarantor to parent in the 2004 balance sheet presented in Note 21 to correct classification errors. Certain presentation adjustments have been recorded as of December 31, 2004 to Note 13 to conform to adjustments to accumulated deficit as of December 31, 2002, as discussed in Note 2.

Note 2	Adjustment to Accumulated Deficit as of December 31, 2002

During 2005, certain errors in the application of GAAP were identified that affected the Company’s accumulated deficit balance as of December 31, 2002. The first item related to the Company’s calculation of and related accounting for deferred revenue. The Company determined that its calculations of deferred revenue with respect to certain corporate membership offers, offers that include zero dues for life, and offers in which the membership term exceeds the related financing term contained errors, that this liability was overstated by approximately $3,861 and that the misstatement did not relate to 2003, 2004 or 2005. The second item related to the accounting for insured liabilities with retained risk. The Company determined that its methods for estimating its ultimate obligations under these arrangements were higher than those previously calculated using less precise data, and determined that an increase in the liability of approximately $4,600 was required at December 31, 2002. The third item related to the accounting for capital asset activity and related depreciation. The Company determined that its calculations of depreciation expense and capitalized interest with respect to certain assets contained errors, that this asset was understated by approximately $2,890 and that the misstatement did not relate to 2003, 2004 or 2005. The net impact of these adjustments, totaling approximately $2,151 has been recorded as an adjustment to decrease the Company’s accumulated deficit balance as of December 31, 2002. No adjustments were made to the Company’s consolidated statements of operations related to these matters for 2003 or 2004 as such amounts were not deemed material. Adjustments were made to the Company’s 2005 consolidated statement of operations for certain of these items, the impacts of which were not deemed material.

Note 3	Other Current Assets

Other current assets consist of:

	December 31,
	2005	2004

Inventory	$9,160	$9,457
Other	8,576	4,787

	$17,736	$14,244

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

Note 4	Property and Equipment

Property and equipment consists of the following at December 31, 2005 and 2004:

	Estimated Useful Life	2005	2004

Land	—	$32,974	$34,684
Buildings and improvements	5 to 35 years	147,204	147,477
Leasehold improvements	12 to 15 years (1)	635,550	610,712
Equipment	5 to 10 years	286,000	274,496
Less accumulated depreciation		(775,004)	(702,616)

		$326,724	$364,753

(1)	Shorter of lease term or estimated useful life, not to exceed 15 years.

Depreciation of property and equipment amounted to $60,451, $67,306 and $70,092 in 2005, 2004, and 2003, respectively. The Company capitalized interest of $309 and $855 for the years ended December 31, 2005 and 2004, respectively, related to the construction and equipping of clubs.

Note 5	Asset Impairment Charges

In accordance with SFAS No. 144, all long-lived assets are reviewed when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company reviews assets at the lowest level for which there are identifiable cash flows, which is at the club level. The carrying amount of the club assets is compared to the expected undiscounted future cash flows to be generated by those assets over the estimated remaining useful life of the club. Cash flows are projected for each club based upon historical results and expectations. In cases where the expected future cash flows are less than the carrying amount of the assets, those clubs are considered impaired and the assets are written down to fair value. For purposes of estimating fair value, the Company has discounted the projected future cash flows of the impaired clubs at a weighted average cost of capital. The Company recorded impairment losses of $10,115, $14,772 and $19,605 in the years ended December 31, 2005, 2004 and 2003, respectively.

The 2005, 2004 and 2003 charges related to club locations with operating performance that deteriorated subsequent to the 2001 review or which had additions during the subsequent period that were found to additionally be impaired. The 2003 charge related primarily to the Crunch Fitness International acquisition in 2001, which was found to perform at a level below expectations during 2002 and 2003. The impairment charges in 2005, 2004 and 2003 related primarily to the carrying values of land, buildings and leasehold improvements that will, with the exception of Crunch (See Note 19), continue to be operated by the Company.

Note 6	Insurance Proceeds

Costs incurred as a result of the Audit Committee investigation, costs of cooperating with the various government agencies investigating accounting-related matters, attorneys’ and other professional fees advanced by the Company to various current and former Company officers, directors and employees, as provided in the Company’s by-laws, subject to the undertaking of the recipients to repay the advanced fees should it ultimately be determined by a court of law that they were not entitled to be indemnified, and related class action litigation are reflected in “General and Administrative” expenses in the Consolidated Statements of Operations. The Company received payments of $7,270 during the year ended December 31, 2005 for reimbursement of costs incurred in this period and in prior periods pursuant to the Company’s Director and Officer insurance policies.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

Note 7	Goodwill and Other Intangible Assets

The Company’s intangible assets are comprised principally of goodwill, member relationships, leasehold rights and certain trademarks. Goodwill represents the excess of cost over fair value of assets of businesses acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) goodwill and other intangible assets acquired in a purchase business combination and determined to have an indefinite useful life, which consist of certain trademarks, are not amortized, but instead tested for impairment at least annually.

The Company adopted SFAS No. 142 effective January 1, 2002.

The Company is required to test goodwill for impairment on an annual basis for each of its reporting units. The Company is also required to evaluate goodwill for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Certain indicators of potential impairment that could impact the Company’s reporting units include, but are not limited to, a significant long-term adverse change in the business climate that is expected to cause a substantial decline in membership, or a significant change in the delivery of health and fitness services that results in a substantially more cost effective method of delivery than health clubs. The Company tested to determine if the fair values of each of its reporting units were in excess of their respective carrying values at December 31, 2005, 2004 and 2003, for purposes of the annual impairment test. In 2003, it identified that the carrying values of three of its reporting units were greater than their fair value. Accordingly, the goodwill attributable to these reporting units was written down by $42,062 (net of tax of nil), and has been reflected in the 2003 consolidated statement of operations.

As a result of the adoption of SFAS No. 142, the Company ceased amortization of goodwill in 2002 in accordance with the provisions of this standard. As stated above, the Company’s intangible assets other than goodwill consist primarily of member relationships, leasehold rights, and certain trademarks. The Company has determined member relationships and leasehold rights have finite useful lives of six and ten years, respectively, and are amortized on a straight-line basis over these useful lives. The Company also evaluates other intangible assets on an annual basis to determine if the carrying values of these assets exceed their respective fair values. This evaluation utilizes an expected cash flow technique to determine fair value. Certain acquired clubs’ estimated future cash flow were found to be insufficient to recover the carrying value of acquired intangible assets. As a result of this evaluation, the Company recorded an impairment charge against other intangible assets of $1,220, $380 and $12,443 in the years ended December 31, 2005, 2004 and 2003, respectively. This charge is reported as an element of operating expenses under the caption “Impairment of goodwill and other intangibles” in the consolidated statement of operations.

In 2003, the Company wrote off $1,130 of goodwill associated with discontinued operations from the liquidation of an internet-based start-up company.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

The following table summarizes the changes in the Company’s net goodwill balance during 2005, 2004 and 2003:

Balance at December 31, 2002	$84,801
Goodwill acquired	313
Goodwill impairment charge	(42,062)
Discontinued operations charge	(1,130)
Other	(263)

Balance at December 31, 2003	41,659
Goodwill acquired	40
Goodwill impairment charge	(25)
Other	24

Balance at December 31, 2004	41,698
Goodwill impairment charge	—
Other	33

Balance at December 31, 2005	$41,731

The following tables summarize the December 31, 2005 and 2004 gross carrying amounts and accumulated amortization of amortizable and unamortizable intangible assets, intangible additions, intangible impairments, amortization expense for the years ended December 31, 2005, 2004 and 2003, and the estimated amortization expense for the five succeeding years:

	2005	2004

Amortizable Intangible Assets:
Cost:
Membership relations	$13,173	$13,285
Non-compete agreements	598	598
Leasehold rights	14,157	15,592
Trademarks	13,171	13,019

	41,099	42,494
Accumulated amortization:
Membership relations	(12,835)	(12,455)
Non-compete agreements	(598)	(568)
Leasehold rights	(9,477)	(8,543)
Trademarks	(3,795)	(3,086)

	(26,705)	(24,652)

Net book value	$14,394	$17,842

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

Aggregate additions to intangible asset cost (principally leasehold rights and membership relations):
Year ended December 31, 2003	150
Year ended December 31, 2004	20
Year ended December 31, 2005	—
Aggregate impairment charges to intangible asset cost:
Year ended December 31, 2003	12,443
Year ended December 31, 2004	380
Year ended December 31, 2005	1,220
Aggregate amortization for amortized intangible assets:
Year ended December 31, 2003	6,675
Year ended December 31, 2004	2,479
Year ended December 31, 2005	2,120
Estimated amortization expense:
Year ending December 31, 2006	1,817
Year ending December 31, 2007	1,605
Year ending December 31, 2008	1,415
Year ending December 31, 2009	1,254
Year ending December 31, 2010	947

Note 8	Accrued Liabilities

Accrued liabilities consist of the following as of December 31, 2005 and 2004:

	December 31,
	2005	2004

Payroll and benefit-related liabilities	$28,382	$28,283
Interest	20,407	19,596
Deferred rent liability	12,019	11,740
Advertising	1,327	2,796
Taxes other than income taxes	8,241	6,852
Other	26,637	43,943

	$97,013	$113,210

Note 9	Derivative Instruments

The Company accounts for derivative financial instruments in accordance with SFAS No. 133. This standard requires the Company to recognize all derivatives on the balance sheet at fair value. Fair value changes are recorded in income for any contracts not classified as qualifying hedging instruments. For derivatives qualifying as interest rate hedging instruments, the effective portion of the derivative fair value change must be recorded through other comprehensive income, a component of stockholders’ equity (deficit). For hedges qualifying as fair value hedges, both the swap and the hedged portion of the debt are recorded in the balance sheets.

The Company entered into two interest rate swap agreements in 2003 which change the fixed-rate interest rate exposure on $200,000 of the Company’s 9 7/8% Senior Subordinated Notes due 2007, to variable-rate based on the six-month Eurodollar rate plus 6.01%, by entering into a receive-fixed, pay-variable interest rate swap. Under the swap, the

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

Company receives fixed rate payments and makes variable rate payments, thereby creating variable-rate long-term debt. These swap agreements are accounted for as qualifying interest rate hedges of the future fixed-rate interest payments in accordance with SFAS No. 133, whereby changes in the fair market value are reflected as adjustments to the fair value of the derivative instrument as reflected on the accompanying consolidated balance sheets. The change in fair value of the swaps exactly offsets the change in fair value of the hedged debt, with no impact on earnings.

The fair values of the interest rate swap agreements are determined periodically by obtaining quotations from the financial institution that is the counterparty to the Company swap arrangements. The fair value represents an estimate of the net amounts that the Company would receive or pay if the agreements were transferred to another party or cancelled as of the date of the valuation. During the years ended December 31, 2005 and 2004, approximately $1,472 and $3,128, respectively, related to the swaps were reported as an addition and offset, respectively, to interest expense and represent a yield adjustment of the hedged debt obligation. The balance sheets at December 31, 2005 and 2004 reflect other long-term liabilities of $3,798 and $1,784, respectively, to reflect the fair value of the swap agreements.

Note 10	Long-Term Debt

	December 31,
	2005	2004

Nonsubordinated:
Term loan, due 2009	$173,250	$175,000
Revolving credit facility	35,000	—
10 1/2% Senior Notes due 2011	235,242	235,286
Capital lease obligations	9,080	16,990
Other secured and unsecured obligations	20,845	34,533
Subordinated:
9 7/8% Series D Senior Subordinated Notes due 2007, less unamortized discount of $297 and $466	295,669	297,514
9 7/8% Series B Senior Subordinated Notes due 2007	236	236

Total long-term debt	769,322	759,559
Current maturities of long-term debt (nonsubordinated and subordinated)	(13,018)	(22,127)

Long-term debt, less current maturities	$756,304	$737,432

2004 Term Loan and Revolving Credit Agreement

On October 14, 2004, the Company entered into a new credit agreement (the “Credit Agreement”) with a group of financial institutions that amended and restated its revolving credit agreement. The Credit Agreement provides for a $175,000 term loan expiring in October 2009 in addition to the existing $100,000 revolving credit facility which expires in June 2008. The term loan is payable in quarterly installments of $437.5 beginning March 31, 2005, with a final installment of $166,687.5 due on October 14, 2009. The rate of interest on borrowings under the revolving credit facility is, at the Company’s option, either the reference rate (higher of the prime rate or the federal funds rate plus 0.50%) plus a margin of 2.25% to 3.0% per annum, or a Eurodollar rate plus a margin of 3.25% to 4.0% per annum. The margins applicable to the reference rate and Eurodollar rate loans are determined by reference to a pricing matrix based on total leverage of the Company. A commitment fee of 0.75% or 0.50% per annum, based on utilization, is payable on the unused portion of the revolving credit facility. The rate of interest on the term loan is, at the Company’s option, either the reference rate plus 3.75% per annum or a Eurodollar rate plus 4.75% per annum. At December 31, 2005 and 2004, the average rates on borrowings under the Credit Agreement were 9.02%

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

and 6.94%, respectively. The proceeds of the term loan were used to repay the Company’s $100,000 Securitization Series 2001-1 and to provide approximately $75,000 of additional liquidity for general corporate purposes. The Credit Agreement is secured by substantially all of the Company’s real and personal property, including member obligations under installment contracts. The Company’s obligations under the Credit Agreement remain guaranteed by most of its domestic subsidiaries. The Credit Agreement contains restrictive covenants that include certain interest coverage and leverage ratios, and restrictions on use of funds; capital expenditures; additional indebtedness; incurring liens; certain types of payments (including without limitation, capital stock dividends and redemptions, payments on existing indebtedness and intercompany indebtedness); incurring or guaranteeing debt; investments; mergers, consolidations, sales and acquisitions; transactions with subsidiaries; conduct of business; sale and leaseback transactions; incurrence of judgments; changing fiscal year; and financial reporting, and all subject to certain exceptions. The Credit Agreement will terminate early in the event that the 9 7/8% Senior Subordinated Notes due 2007 have not been repaid or refinanced on or before April 15, 2007. As of December 31, 2004, the Company believed that it may have been in violation of certain financial covenants contained in the Credit Agreement. On March 31, 2005, the Company entered into an amendment and waiver to the Credit Agreement that, among other things, excluded certain expenses incurred by the Company in connection with the SEC and Department of Justice investigations and other matters, from the calculation of various financial covenants, waived certain events of default related to, among other things, delivery of financial information and leasehold mortgages, reduced permitted capital expenditures, and increased financial reporting requirements. Effective August 9, 2005, the Company entered into a consent with its lenders under the Credit Agreement to extend the 10-day period until August 31, 2005. On August 24 and August 30, the Company received consents from holders of a majority of its Senior Subordinated Notes and its Senior Notes, respectively, to extend the waivers until November 30, 2005. Effective August 24, 2005, the Company further amended the Credit Agreement to permit payment of consent fees to the holders of the Senior Subordinated Notes and Senior Notes, to exclude certain additional expenses from the computation of various financial covenants and to reduce the required interest coverage ratio for the period ending March 31, 2006 and to limit revolver borrowings under the Credit Agreement if the Company’s unrestricted cash exceeds certain levels. On October 17, 2005, the Company entered into a consent under the Credit Agreement which permits entering into stockholders’ rights plans, subject to certain conditions. The amount available under the revolving credit facility is reduced by any outstanding letters of credit ($13,605 and $8,678 at December 31, 2005 and 2004, respectively), which cannot exceed $30,000. A fee of 2.25% to 3.0% per annum and a fronting fee of one-fourth of 1% is paid on outstanding letters of credit. At December 31, 2005, the Company was in compliance with all covenants under the Credit Agreement. At May 31, 2006, $39,500 was borrowed and $14,133 letters of credit were outstanding under the revolving credit facility. The term loan balance at May 31, 2006 was $143,250, reflecting a $30,000 mandatory payment from the proceeds of the sale of Crunch Fitness which was applied to remaining installments in direct order of maturity.

See Note 19 for a description of the March 2006 and June 2006 waivers and amendments.

10 1/2% Senior Notes

In July 2003, the Company issued $235,000 in aggregate principal of 10 1/2% Senior Notes due 2011 (“Senior Notes”) in two offerings under Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Senior Notes are jointly and severally guaranteed by substantially all of the domestic subsidiaries of the Company, on an unsecured basis. Proceeds from the note issuances were used to refinance the Company’s $131,990 term loan and $56,000 outstanding on the revolving credit facility, and to repay $25,000 on the series 2001-1. As a result, the Company wrote off $1,669 of unamortized issuance costs from the extinguished debt in the third quarter of 2003. Prior to July 2006, Bally may redeem up to 35% of the Senior Notes at a redemption price of 110.5% with the proceeds from one or more equity offerings. Beginning in July 2007, the Senior Notes may be redeemed at the Company’s option, in whole or in part, with premiums ranging from 5.25% in 2007 to zero in 2009 and thereafter. Upon a change of control, as defined in the indenture, holders may require the Company to purchase the Senior

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

Notes at a price of 101%. The indenture governing the Senior Notes contains certain covenants which are described in the following paragraph.

9 7/8% Senior Subordinated Notes

The 9 7/8% Series B Senior Subordinated Notes and the 9 7/8% Series D Senior Subordinated Notes (collectively, the “Senior Subordinated Notes”) mature on October 15, 2007. The Series D Notes are not subject to any sinking fund requirement but may be redeemed at the Company’s option, in whole or in part, with premiums ranging from 3.29% in December 2003 to zero as of October 2005 and thereafter. Upon a change of control, as defined in the indenture, holders may require the Company to purchase the Senior Subordinated Notes at a price of 101%. The payment of the Senior Subordinated Notes is subordinated to the payment in full of all senior indebtedness of the Company, as defined (approximately $473,117 at December 31, 2005). The indentures governing the Senior Subordinated Notes and the Senior Notes contain covenants including restrictions on use of funds; additional indebtedness; incurring liens; certain types of payments (including without limitation, capital stock dividends and redemptions, payments on existing indebtedness and intercompany indebtedness); incurring or guaranteeing debt of an affiliate; capital expenditures; making certain investments; mergers, consolidations, sales and acquisitions; transactions with subsidiaries; conduct of business; sale and leaseback transactions; incurrence of judgments; changing fiscal year; and financial reporting, and all subject to certain exceptions.

The Company did not comply with its covenant obligations under the indentures governing the Senior Subordinated Notes and the Senior Notes to file its 2005 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the three months ended March 31, 2006 with the SEC by the required filing dates. See Note 19 for a description of the March 2006 consent solicitation waiving for limited periods defaults so arising under the financial reporting covenant obligations.

Consent Solicitations

As a result of the Audit Committee investigation into certain accounting issues and the retention of new independent auditors, the Company announced on August 9, 2004 that it was unable to timely file its consolidated financial statements for the quarter ending June 30, 2004 with the SEC. Although the filing delay constituted a default of the financial reporting covenants under the indentures, it did not result in an event of default until delivery to the Company of a default notice and the expiration of a 30-day cure period. On October 29, 2004, the trustee advised the Company that it would notify holders of the Senior Subordinated Notes and the Senior Notes of the defaults in accordance with the indentures and indicated its intention to send the Company a notice of default no later than December 15, 2004 unless the default was cured or waived prior to that date. On December 7, 2004, the Company completed consent solicitations to amend the indentures governing its Senior Subordinated Notes and its Senior Notes to waive through July 31, 2005 any default arising under the financial reporting covenants in the indentures from a failure to timely file its consolidated financial statements with the SEC. In order to secure the waiver until July 31, 2005, the Company was required to pay additional consent fees on or before June 3, 2005 and July 6, 2005. The Company paid fees to the noteholders for these consents of $2,340 in each of 2004 and 2005.

On July 13, 2005, the Company commenced the solicitation of consents to extend the original waivers of defaults obtained on December 7, 2004 from holders of its Senior Notes and Senior Subordinated Notes (“Noteholders”) under the indentures governing the notes. On August 4 and 5, 2005, the Company received notices of default under the indentures following the expiration of the waiver of the financial reporting covenant default on July 31, 2005. The notices commenced a 30-day cure period and a 10-day period after which a cross-default would have occurred under the Company’s Credit Agreement. Effective August 9, 2005, the Company entered into a consent with its lenders under the Credit Agreement to extend the 10-day period until August 31, 2005. On August 24 and August 30, the Company received consents from holders of a majority of its Senior Subordinated Notes and its Senior Notes, respectively, to extend the waivers until November 30, 2005. Effective

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

August 24, 2005, the Company further amended the Credit Agreement to permit payment of consent fees to the holders of the Senior Subordinated Notes and Senior Notes, to exclude certain additional expenses from the computation of various financial covenants and to reduce the required interest coverage ratio for the period ending March 31, 2006 and to limit revolver borrowings under the Credit Agreement if the Company’s unrestricted cash exceeds certain levels. On November 1, 2005, the Company completed a consent solicitation of those holders of Senior Subordinated Notes who were not party to the August 24, 2005 consent agreement. Fees paid for these consents to the Noteholders consisted of cash payments of $4,866 and issuance of 1,903,200 shares of unregistered Common Stock (for which we recorded $7,394 in deferred finance charges). The solicitation agent was issued 232,000 shares of unregistered Common Stock as compensation for services rendered, while the lenders under the Credit Agreement were paid $2,926 in cash for their consents and amendment. In addition, on November 28, 2005, the Company entered into a Stock Purchase Agreement with the solicitation agent pursuant to which 409,314 shares of unregistered Common Stock were issued to the solicitation agent in exchange for $1,433, which equaled the consent fee the Company paid in cash to holders of the Senior Subordinated Notes in connection with the consent solicitation.

See Note 19 for a description of the March 2006 consent solicitation.

Other Secured Debt

As of December 31, 2005, the Company’s unrestricted Canadian subsidiary was not in compliance with the terms of its credit agreement. As a result, the outstanding amounts of $2,428 and $4,604 as of December 31, 2005 and 2004, respectively, has been classified as current as of such date. As of May 31, 2006, there was $787 outstanding under this agreement.

Capital Leases

The Company leases certain equipment under capital leases expiring in periods ranging from one to five years. Included in “Property and Equipment” at December 31, 2005 and 2004 were assets under capital leases of $9,860 and $24,180, respectively, net of accumulated amortization of $29,556 and $37,058, respectively.

Liquidity

The Company requires operating cash flow to fund its capital spending and working capital requirements. The Company maintains a substantial amount of debt, the terms of which require significant interest payments each year. The Company currently anticipates that cash flow and availability under the $100,000 revolving credit facility pursuant to the Credit Agreement will be sufficient to meet its expected needs for working capital and other cash requirements through the first quarter of 2007. However, the Company’s cash flows and liquidity may be negatively impacted by various items, including changes in terms or other requirements by vendors, regulatory fines, penalties, settlements or adverse results in securities or other litigations, future consent payments to lenders or bondholders if required and unexpected capital requirements.

The Credit Agreement will terminate if the Senior Subordinated Notes are not repaid or refinanced on or before April 15, 2007. The Company does not believe that its cash flow and availability under the $100,000 revolving credit facility will be sufficient to meet its needs in 2007 when the Senior Subordinated Notes come due. Therefore, the Company may need to raise additional funds through private or public debt or equity financings. There is no assurance that funds will be available to the Company on favorable terms or at all. If such funds are unavailable to the Company, the Company may default on its Senior Notes, its Senior Subordinated Notes and its Credit Agreement. In addition, upon a default under the Credit Agreement, whether directly or as a result of a cross-default to other indebtedness, the Company will not be able to draw on the revolving credit facility and may not be able to continue to operate its business.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

Maturities of long-term debt and future minimum payments under capital leases, together with the present value of future minimum rentals as of December 31, 2005, are as follows:

	Long-
	Term	Capital
	Debt	Leases	Total

2006	$10,001	$5,479	$15,480
2007	509,735	1,991	511,726
2008	2,502	1,381	3,883
2009	2,762	909	3,671
2010	—	187	187
Thereafter	235,242	—	235,242

	$760,242	$9,947	$770,189
Less amount representing interest		(867)	(867)

	$760,242	$9,080	$769,322

The above maturities present amounts under the Credit Agreement as due in 2007, pursuant to the early termination provisions related to the refinancing of the Senior Subordinated Notes.

The Company has failed to comply with certain financial reporting covenants in 2004, 2005 and 2006 and has obtained waivers with respect to its non-compliance. Any breach of any covenants will result in a default and/or cross-default under the Credit Agreement or the indentures governing the Senior Notes and the Senior Subordinated Notes.

Note 11	Deferred Revenue

Deferred revenue represents cash received from members, but not yet earned. The summary set forth below of the activity and balances in deferred revenue at December 31, 2004 and 2005 and for the years then ended includes as cash additions all cash received for membership services. Revenue recognized includes all revenue earned during the periods from membership services. Financed members are those members who have financed their initial membership fee to be paid monthly. Advanced payments from financed members are included within this table as advanced payments of periodic dues and membership fees.

	Balance at			Balance at
	December 31,	Cash	Revenue	December 31,
	2004	Additions	Recognized	2005

Deferral of receipts from financed members:
Initial contract term payments	$535,680	$272,855	$(289,484)	$519,051
Down payments	105,614	49,316	(54,921)	100,009
Deferral of receipts representing advance payments:
Paid-in-full membership fees collected upon origination	124,884	43,915	(45,160)	123,639
Advance payments of periodic dues and membership fees	133,612	129,541	(141,413)	121,740
Receipts collected and earned without deferral during period		338,324	(338,324)
Deferral of receipts for personal training services	21,509	135,109	(134,595)	22,023

	$921,299	$969,060	$(1,003,897)	$886,462

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

	Balance at			Balance at
	December 31,	Cash	Revenue	December 31,
	2003	Additions	Recognized	2004

Deferral of receipts from financed members:
Initial contract term payments	$528,186	$294,756	$(287,262)	$535,680
Down payments	111,788	52,213	(58,387)	105,614
Deferral of receipts representing advance payments:
Paid-in-full membership fees collected upon origination	135,082	40,399	(50,597)	124,884
Advance payments of periodic dues and membership fees	149,151	120,012	(135,551)	133,612
Receipts collected and earned without deferral during period		318,744	(318,744)
Deferral of receipts for personal training services	19,818	127,132	(125,441)	21,509

	$944,025	$953,256	$(975,982)	$921,299

Note 12	Stockholders’ Deficit

Preferred Stock:  The Company is authorized to issue 10,000,000 shares, $.10 par value, of preferred stock in one or more series and to designate the rights, preferences, limitations, and restrictions of and upon shares of each series, including voting, redemption, and conversion rights. 100,000 shares of Series B Junior Participating Preferred Stock have been authorized; no shares are issued or outstanding.

On October 17, 2005, the Company entered into a consent agreement with its lenders under its Credit Agreement to permit the Company to enter into Rights Plan Transactions (as defined). On October 18, 2005, the Company’s Board of Directors adopted a Stockholder Rights Plan (“Rights Plan”), authorized a new class of and issuance of up to 100,000 shares of Series B Junior Participating Preferred Stock, and declared a dividend of one preferred share purchase right (the “Right”) for each share of Common Stock held of record at the close of business on October 31, 2005. Each Right, if and when exercisable, entitles its holder to purchase one one-thousandth of a share of Series B Junior Participating Preferred Stock at a price of $13.00 per one one-thousandth of a Preferred Share subject to certain anti-dilution adjustments.

The Rights Plan provides that the Rights become exercisable only after a triggering event, including a person or group acquiring 15% or more of the Company’s Common Stock. The Company’s Board of Directors is entitled to redeem the Rights for $0.001 per Right at any time prior to a person acquiring 15% or more of the outstanding Common Stock.

Should a person or group acquire more than 15% of the Company’s Common Stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price and in lieu of receiving shares of preferred stock, a number of shares of Common Stock of the Company having a market value at that time of twice the Right’s exercise price. In the same regard, the Rights of the acquiring person or group will become void and will not be exercisable. If the Company is acquired in a merger or other business combination transaction not approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right’s then-current exercise price and in lieu of receiving shares of preferred stock, a number of the acquiring company’s common shares having a market value at that time of twice the Right’s exercise price.

The Rights Plan will terminate on July 15, 2006 unless the issuance of the Rights is ratified by Company stockholders prior to that time. The Company will not seek ratification of the Rights Plan by stockholders.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

Common Stock:  The Company is authorized to issue 60,200,000 shares of Common Stock, $.01 par value. Each share of Common Stock is entitled to one vote per share. At December 31, 2005, 5,310,945 shares of Common Stock were reserved for future issuance; 735,701 shares in connection with outstanding warrants and 4,575,244 shares in connection with certain stock plans.

Restrictions on Net Assets:  The Company’s ability to meet its future financial obligations is dependent on the availability of cash flows from its subsidiaries. As further described in Note 10, the Company’s subsidiaries are subject to contractual restrictions that limit their ability to, among other things, incur additional indebtedness, pay dividends or other distributions on or redeem or repurchase their capital stock, make investments, enter into transactions with affiliates, issue stock, engage in unrelated lines of business, create liens to secure debt, and transfer or sell assets or merge with other companies. As a result, substantially all of the net assets of the Company’s subsidiaries were restricted at December 31, 2005.

Accumulated Deficit:  As discussed in Note 2, the accumulated deficit as of December 31, 2002 was adjusted in order to correct certain errors in the application of GAAP identified that affected the Company’s accumulated deficit balance.

Note 13	Income Taxes

The income tax provision (benefit) applicable to income (loss) from continuing operations before income taxes consists of the following:

	2005	2004	2003

Deferred taxes	$347	$(15,422)	$(40,079)
Change in valuation allowance	73	15,842	40,499
Foreign (all current)	35	75	72
State (all current)	447	356	610

	$902	$851	$1,102

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial accounting and income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2005 and 2004, along with their classification, are as follows:

	2005		2004
	Assets	Liabilities	Assets	Liabilities

Installment contract revenues	$358,069	$—	$394,742	$—
Amounts not yet deducted for tax purposes	37,989	—	18,246	—
Depreciation and capitalized costs	122,267	—	141,154	—
Tax loss carryforwards	340,339	—	304,259	—
Acquired intangibles		2,722	—	3,284
Other, net		3,474	—	2,302

	$858,664	$6,196	$858,401	$5,586

Valuation allowance	(854,054)	—	(853,981)	—

	$4,610	$6,196	$4,420	$5,586

Current	$913	$762	$936	$465
Long-term	3,697	5,434	3,484	5,121

	$4,610	$6,196	$4,420	$5,586

At December 31, 2005, the Company has estimated federal Alternative Minimum Tax (“AMT”) credits and tax loss carryforwards of $5,896 and $708,303, respectively. The AMT credits can be carried forward indefinitely, while the tax loss carryforwards expire beginning in 2011 through 2025. In addition, the Company has substantial state tax loss carryforwards that began to expire in 2005 and fully expire through 2025. On September 28, 2005, the Company underwent an ownership change for purposes of IRC Section 382. Due to the ownership change that occurred, the utilization of the Company’s federal tax loss carryforwards is subject to an annual limitation under Section 382, which will significantly limit their use. The amount of the limitation may, under certain circumstances, be increased by built-in gains held by the Company at the time of the change that are recognized in the five-year period after the ownership change.

Based upon the Company’s past performance and the expiration dates of its carryforwards, the ultimate realization of all of the Company’s deferred tax assets cannot be assured. Accordingly, a valuation allowance has been recorded to reduce deferred tax assets to a level which, more likely than not, will be realized. Included in the deferred tax asset and valuation allowance is $7,037 resulting from the exercise of stock options and the Company-sponsored stock purchase plan. The related benefit will be included as additional paid-in capital when realized. Also included in the deferred tax asset and valuation allowance is $795 resulting from loss carryovers acquired. The related benefit will be credited to goodwill when realized.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

A reconciliation of the income tax provision with amounts determined by applying the U.S. statutory tax rate to income (loss) from continuing operations before income taxes is as follows:

	2005	2004	2003

Provision (benefit) at U.S. statutory tax rate (35%)	$(3,049)	$(10,292)	$(35,550)
Add (deduct):
Provision for change in valuation allowance	73	15,842	40,498
Deferred state income taxes, net of related federal income tax effect	2,020	(4,647)	(19,331)
Current state income taxes, net of related federal income tax effect	291	231	397
Foreign withholding taxes	35	75	72
Amortization and impairment of cost in excess of acquired assets	0	—	14,339
Non-deductible executive compensation	1,045	208
Other, net	487	(566)	677

Income tax provision from continuing operations	$902	$851	$1,102

Note 14	Warrants and Stock Transactions

The Company issued warrants in 1996, which as of December 31, 2005, were held by the former Chairman of the Board of Directors, President and Chief Executive Officer of the Company, Lee Hillman, entitling him to acquire 735,701 shares of Common Stock at an exercise price of $5.26 per share, subject to possible reduction of the exercise price by a maximum of $1.00 per share based on the closing price of Common Stock on the day immediately prior to exercise of the warrant. The warrants expire December 31, 2007.

Note 15	Stock Plans

In January 1996, the Board of Directors of the Company adopted the 1996 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan provides for the grant of non-qualified stock options to non-employee directors of the Company.

Initially, 100,000 shares of Common Stock were reserved for issuance under the Directors’ Plan and, at December 31, 2005, 75,000 shares of Common Stock were available for future grant under the Directors’ Plan. The Directors’ Plan expired as of January 3, 2006. As such, stock options may no longer be granted under the Directors’ Plan.

Pursuant to the Directors’ Plan, non-employee directors of the Company are granted an option to purchase 5,000 shares of Common Stock upon the commencement of service on the Board of Directors, with another option to purchase 5,000 shares of Common Stock granted on the second anniversary thereof. Additional grants of options may be made from time to time pursuant to the Directors’ Plan. Options under the Directors’ Plan are generally granted with an exercise price equal to the fair market value of the Common Stock at the date of grant. Option grants under the Directors’ Plan become exercisable in three equal annual installments commencing one year from the date of grant and have a 10-year term. All of the options granted under the Directors’ Plan prior to May 4, 2005 became exercisable for a period of 90 days on May 4, 2005 as a result of a change in control event; at the end of the 90-day period the options terminated according to the terms of the Directors’ Plan. For these purposes, a change in control was defined as an Acquiring Person becoming the Beneficial Owner of Shares representing 10% or more of the combined voting power of the then-outstanding shares other than in a transaction or series of transactions approved by the Company’s Board of Directors. The acquisition on May 4, 2005 of the Company’s Common Stock by

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

Liberation Investment Group LLC, Liberation Investments, Ltd., Liberation Investments, L.P. and Emanuel R. Pearlman constituted such a change in control.

Due to an administrative error, directors were not apprised of the vesting and subsequent expiration of their options during 2005, and thus did not have an opportunity to exercise their options. Accordingly, on March 3, 2006, the Nominating and Corporate Governance Committee, with affected directors abstaining, awarded a cash payment for each expired option to each director equal to the difference between (i) the average of the high and low prices of Bally common stock on the NYSE on December 2, 2005 (the first available trading date under the Company’s insider trading policy following expiration of the options) and (ii) the exercise price of such option. The amounts awarded to the directors were as follows: Mr. Deutsch — $14; Mr. Langshur — $17; Mr. Looloian — $11; Dr. McAnally — $11; Mr. John Rogers — $26. In the case of Messrs. Looloian and McAnally, the actual amount paid, $3 and $3, respectively, was net of proceeds received upon a cashless exercise of certain options that the Company erroneously permitted to be exercised in December 2005 (Messrs. Looloian and McAnally paid the Company the par value with respect to the shares received on exercise of the options).

Also in January 1996, the Board of Directors of the Company adopted the 1996 Long-Term Incentive Plan (the “Incentive Plan”). The Incentive Plan provides for the grant of non-qualified stock options, incentive stock options and compensatory restricted stock awards (collectively “Awards”) to officers and key employees of the Company. In addition, the restricted stock awards to Paul A. Toback and Harold Morgan were modified as of August 24, 2004 and January 1, 2005, respectively, by the employment agreements entered into with such individuals, granting a gross-up payment for taxes in connection with any income tax imposed on such person as a result of any stock award. Initially, 2,100,000 shares of Common Stock were reserved for issuance under the Incentive Plan. In November 1997, June 1999, December 2000 and June 2002 the Incentive Plan was amended to increase the aggregate number of shares of Common Stock that may be granted under the Incentive Plan to an aggregate of 8,600,000 shares. At December 31, 2005, 283,965 shares of Common Stock were available for future grant under the Incentive Plan. The Incentive Plan expired as of January 3, 2006. As such, awards may no longer be granted under the Incentive Plan.

Pursuant to the Incentive Plan, non-qualified stock options are generally granted with an exercise price equal to the fair market value of the Common Stock at the date of grant. Incentive stock options must be granted at not less than the fair market value of the Common Stock at the date of grant. Options are granted at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”). Option grants become exercisable generally in three equal annual installments commencing one year from the date of grant. Option grants in 2005, 2004 and 2003 have 10-year terms.

On March 8, 2005, the Company adopted the Inducement Award Equity Incentive Plan (the “Inducement Plan”) as a means of providing equity compensation in order to induce individuals to become employed by the Company. The Inducement Plan provides for the issuance of up to 600,000 shares of the Company’s Common Stock in the form of stock options and restricted shares, subject to various restrictions. At December 31, 2005, 62,000 shares of common stock were available for future grant under the Inducement Plan.

Pursuant to the Inducement Plan, non-qualified stock options are generally granted with an exercise price equal to the fair market value of the Common Stock at the date of grant. Inducement stock options must be granted at not less than the fair market value of the Common Stock at the date of grant. Options are granted at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”). Option grants become exercisable generally in three equal annual installments commencing one year from the date of grant. Option grants in 2005, 2004 and 2003 have 10-year terms.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

A summary of 2005, 2004 and 2003 stock option activity under the Directors’ Plan, Incentive Plan and Inducement Plan is as follows:

	Number of	Weighted
	shares	-average
	represented	exercise	Range of Exercise
	by options (#)	price ($)	Prices ($)

Outstanding at December 31, 2002 — 2,788,843 of which were exercisable	3,631,513	20.48	4.13 — 36.00
Granted	1,715,000	6.41	4.97 — 7.62
Exercised	(3,919)	4.13	4.13 — 4.13
Forfeited	(144,529)	21.07	4.13 — 32.94

Outstanding at December 31, 2003 — 3,162,983 of which were exercisable	5,198,065	15.83	4.13 — 36.00
Granted	85,000	5.41	3.67 — 7.80
Exercised	(12,190)	4.13	4.13 — 4.13
Forfeited	(818,534)	16.93	4.13 — 36.00

Outstanding at December 31, 2004 — 3,349,738 of which were exercisable	4,452,341	15.47	3.67 — 36.00
Granted:
At market	495,500	5.86	2.91 — 7.72
Above market	673,000	4.21	4.21 — 4.21
Exercised	(496,904)	4.58	4.12 — 6.04
Forfeited	(985,423)	17.69	3.04 — 36.00

Outstanding at December 31, 2005 — 2,587,736 of which are exercisable	4,138,514	13.26	2.91 — 36.00

A summary of options outstanding and options exercisable as of December 31, 2005 is as follows:

Options Outstanding
		Weighted-Average	Options Exercisable
		Remaining	Weighted-		Weighted-
Range of	Shares	Contractual Life	Average	Shares	Average
Exercise Prices	Outstanding	(Years)	Exercise Price	Exercisable	Exercise Price

$2.91 - 7.80	2,386,907	8.4	$5.71	836,129	$6.38
12.00 - 18.50	605,732	2.9	17.47	605,732	17.47
20.20 - 29.00	785,575	5.3	23.86	785,575	23.86
32.94 - 36.00	360,300	3.7	33.09	360,300	33.09

$2.91 - 36.00	4,138,514	6.6	13.26	2,587,736	18.00

The Company has elected to follow APB No. 25 and related Interpretations in accounting for its stock options. Under APB No. 25, because the exercise price of the Company’s stock options equals the market price of the Common Stock on the date of grant, no compensation expense is recognized.

The weighted-average fair value of options granted was $2.34, $2.87 and $3.40 for 2005, 2004 and 2003, respectively. The fair value for the stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2005, 2004 and 2003: risk-free interest rate of 4.21%, 3.88% and 3.11%, respectively; no dividend yield; volatility factor of the expected market price of the

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

Common Stock of 51.9%, 51.2% and 52.8%, respectively; and a weighted-average expected life of the options of six years for each period.

Restricted Stock

The Company grants restricted stock awards to certain employees. Restricted stock awards are valued at the closing market value of the Company’s common stock on the day prior to the grant, and the total value of the award is recognized as expense ratably over the vesting period of the employees receiving the grants.

A summary of restricted stock activity is as follows:

		Weighted Average
	Number of Shares	Grant Date Fair Value

Outstanding at December 31, 2002	607,500	$20.75
Granted	720,000	6.08
Forfeited	(12,500)	14.11

Outstanding at December 31, 2003	1,315,000	12.78
Vested	(100,000)	6.04
Forfeited	(137,500)	16.23

Outstanding at December 31, 2004	1,077,500	12.96
Granted	1,573,000	5.24
Vested	(1,660,500)	8.57
Forfeited	(153,000)	14.28

Outstanding at December 31, 2005	837,000	$6.92

Pursuant to the Incentive Plan and the Inducement Plan, restricted stock awards are rights granted to an employee to receive shares of stock without payment but subject to forfeiture and other restrictions as set forth in the Incentive Plan or the Inducement Plan, as applicable. Generally, the restricted stock awarded, and the right to vote such stock or to receive dividends thereon, may not be sold, exchanged or otherwise disposed of during the restricted period. Except as otherwise determined by the Compensation Committee, the restrictions and risks of forfeiture generally lapse four years after the date of grant.

The restrictions on the shares issued in 2002 lapse upon a change in control of the Company (defined as an Acquiring Person becoming the Beneficial Owner of Shares representing 10% or more of the combined voting power of the then outstanding shares other than in a transaction or series of transactions approved by the Company’s Board of Directors), the employee’s death, termination of employment due to disability or the first date prior to December 31, 2005 which follows seven consecutive trading days on which the trading price equals or exceeds the targeted stock price of $42 per share. The weighted average fair value of the 2002 grant cannot be determined due to its variable nature. The restrictions on the shares issued in 2003 lapse four years after the date of issuance, upon a change in control of the Company (as previously defined), the employee’s death or termination of employment other than for cause. Vesting on the shares issued in 2003 can accelerate based on the attainment of certain performance goals. The Company is recognizing compensation expense on these shares over the four-year vesting period. In addition, 100,000 shares were granted in 2003 to Paul A. Toback with restrictions that

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

lapse upon a change in control of the Company, his death or termination of employment due to disability. The weighted average fair value of this grant cannot be determined due to the variable nature of the grant. Upon the resignation of the Company’s former CFO in April 2004, the Company recognized $465 of additional compensation expense relating to the conversion of 100,000 shares of restricted stock at a market price of $6.03 per share. In the eleven month period prior to the resignation, $138 of compensation expense was recognized on the shares which converted. Unearned compensation of $1,567 relating to all restricted stock as of December 31, 2004 is included in stockholders’ equity for the remaining unvested shares.

On May 4, 2005, 1,320,500 shares of restricted stock became vested under the terms of the 1996 Long-Term Incentive Plan’s change in control provision, which provides for accelerated vesting in the event of a change in control. For these purposes, a change in control is defined as an Acquiring Person becoming the Beneficial Owner of Shares representing 10% or more of the combined voting power of the then outstanding shares other than in a transaction or series of transactions approved by the Company’s Board of Directors. The acquisition on May 4, 2005 of the Company’s Common Stock by Liberation Investment Group LLC, Liberation Investments, Ltd., Liberation Investments, L.P. and Emanuel R. Pearlman constituted such a change in control. Accordingly, 808,000 shares of restricted stock subject to four-year cliff vesting conditions and 512,500 shares of restricted stock subject to certain performance-based conditions lapsed. In connection with this event, $2,201 of unearned compensation was reported as general and administrative expense in the three-month period ended June 30, 2005 which related to the time-based restricted shares, and $1,609 in compensation was reported as general and administrative expense in the three-month period ended June 30, 2005 which related to the performance-based restricted shares. Existing employment agreements with certain executives contain tax consequence gross-up provisions the effects of which resulted in $977 in compensation reported as general and administrative expense in the three-months ended June 30, 2005.

As of December 31, 2005, 385,000 restricted shares and stock options covering an additional 153,000 shares have been granted under the Inducement Plan. 330,000 shares of restricted stock became vested in May and September 2005 under the terms of the Inducement Plan’s change in control provision, which provides for accelerated vesting in the event of a change in control. For these purposes, a change in control was defined as an Acquiring Person becoming the Beneficial Owner of Shares representing 10% or more of the combined voting power of the then-outstanding shares other than in a transaction or series of transactions approved by the Company’s Board of Directors. The acquisition on May 4, 2005 of the Company’s Common Stock by Liberation Investment Group LLC, Liberation Investments, Ltd., Liberation Investments, L.P. and Emanuel R. Pearlman and on September 6, 2005 by Pardus Capital Management L.P. constituted such a change in control. In the three-month periods ended June 30, 2005 and September 30, 2005, $397 and $618 respectively, in compensation was reported as general and administrative expense, related to these time-based awards.

In November 1997, the Board of Directors of the Company adopted the Bally Total Fitness Holding Corporation Employee Stock Purchase Plan (the “Stock Purchase Plan”). The Stock Purchase Plan provides for the purchase of Common Stock by eligible employees (as defined) electing to participate in the plan. The stock can generally be purchased semi- annually at a price equal to the lesser of: (i) 95% of the fair market value of the Common Stock on the date when a particular offering commences or (ii) 95% of the fair market value of the Common Stock on the date when a particular offering expires. For each offering made under the Stock Purchase Plan, each eligible employee electing to participate in the Stock Purchase Plan will automatically be granted shares of Common Stock equal to the number of full shares which may be purchased from the employee’s elected payroll deduction, with a maximum payroll deduction equal to 10% of eligible compensation, as defined. The first offering under the Stock Purchase Plan commenced on January 1, 1998 and expired on March 31, 1998. Thereafter, offerings commence on each April 1 and October 1 and expire on the following September 30 and March 31, respectively, until the Stock Purchase Plan is terminated or no additional shares are available for purchase. In December 2002, an additional 250,000 shares were reserved for future issuance. At December 31, 2004, 28,778 shares of Common Stock were available for future purchases under the Stock Purchase Plan. Pursuant to APB No. 25, no expense was

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

recorded by the Company in connection with this plan. In April 2005, the Company terminated the Stock Purchase Plan.

Note 16	Defined Contribution Plan

The Company sponsored several defined contribution plans, including a 401(k), that provided retirement benefits for certain full-time employees. Eligible employees elected to participate by contributing a percentage of their pre-tax earnings to the plans. Employee contributions to the plans, up to certain limits, were matched in various percentages by the Company. The Company’s matching contributions related to the plans totaled $827, $862 and $1,300 for 2005, 2004 and 2003, respectively. In the third quarter of 2004, the Company terminated the Management Retirement Savings Plan (“MRSP”), a non-qualified deferred compensation plan (“rabbi trust”) and paid out the entire amount to the key employees who participated in the plan.

In accordance with Emerging Issues Task Force 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Are Held in a Rabbi Trust and Invested,” assets of rabbi trusts are to be consolidated with those of the employer. In addition, the changes in fair value of the investments held in the rabbi trust are charged to expense in a matter similar to the treatment of trading securities. The investments are included in other current assets and a deferred compensation liability is recorded in other current liabilities. The investment balance included in other current assets was $0 and $216 as of December 31, 2005 and 2004, respectively. The deferred compensation liability was $0 and $120 as of December 31, 2005 and 2004, respectively.

Note 17	Related Party Transactions

The Company has regular transactions in the normal course of business for fitness equipment and services with a company that employs a relative of John Wildman, Senior Vice President and Chief Operating Officer. During 2005 and 2004, the Company paid $6,167 and $3,279 to that company, respectively, for providing such goods and services.

Note 18	Commitments and Contingencies

Operating leases:  The Company leases various fitness center facilities, office facilities, and equipment under operating leases expiring in periods ranging from one to 25 years, excluding optional renewal periods. Certain leases contain contingent rental provisions generally related to cost-of-living criteria or revenues of the respective fitness centers. Rent expense under operating leases was $139,237, $136,719 and $134,362 for 2005, 2004 and 2003, respectively.

Minimum future rent payments under long-term noncancellable operating leases in effect as of December 31, 2005, exclusive of taxes, insurance, other expenses payable directly by the Company and contingent rent, are $152,581, $142,954, $130,893, $113,775 and $99,635 for 2006 through 2010, respectively, and $472,777 thereafter.

In connection with the Company’s January 2006 sale of its “Crunch Fitness” brand along with certain additional health clubs located in San Francisco, California the Company and/or certain of its subsidiaries remain liable for the obligations (including rent) on certain leases transferred to the purchaser in the amount of $90,228 and may remain liable for the obligations on three additional leases that have not yet transferred to purchaser in an additional amount of $8,487. The amount of foregoing liabilities will reduce over time as obligations are paid by the purchaser under these leases. However, certain of the leases possess renewal options which, if exercised by purchaser, will again increase the amount of liability of the Company and/or certain of its subsidiaries under such

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

lease existing as of the date of such exercise by purchaser but for no more than the obligations for a 5 year period under any such lease.

The Company’s exposure for these retained liabilities is mitigated by two letters of credit naming the Company as beneficiary, aggregating $3,228 and having a term equal to the longer of three years or the time the purchaser has a Debt to EBITDA Ratio of less than 3 to 1.

The Company will record a liability on its balance sheet for the estimated fair value of these retained liabilities equal to $600 based upon an analysis prepared by an independent third party valuation company.

Litigation:

Putative Securities Class Actions

Between May and July 2004, ten putative securities class actions, now consolidated and designated In re Bally Total Fitness Securities Litigation were filed in the United States District Court for the Northern District of Illinois against the Company and certain of its former and current officers and directors. Each of these substantially similar lawsuits alleged that the defendants violated Sections 10(b) and/or 20(a) of the Securities Exchange Act of 1934, as amended, as well as the associated Rule 10b-5, in connection with the Company’s proposed restatement.

On March 15, 2005, the Court appointed a lead plaintiff and on May 23, 2005 the Court appointed lead plaintiff’s counsel. By stipulation of the parties, the consolidated lawsuit was stayed pending restatement of the Company’s financial statements in November 2005. On December 30, 2005, plaintiffs filed an amended consolidated complaint, asserting claims on behalf of a putative class of persons who purchased Bally stock between August 3, 1999 and April 28, 2004. The various defendants filed motions to dismiss the amended consolidated complaint on February 24, 2006, which motions are currently pending. It is not yet possible to determine the ultimate outcome of these actions.

Stockholder Derivative Lawsuits in Illinois State Court

On June 8, 2004, two stockholder derivative lawsuits were filed in the Circuit Court of Cook County, Illinois, by two Bally stockholders, David Schacter and James Berra, purportedly on behalf of the Company against Paul Toback, James McAnally and John Rogers, Jr., who are current directors and/or officers, and Lee Hillman, John Dwyer, J. Kenneth Looloian, Stephen Swid, George Aronoff, Martin Franklin and Liza Walsh, who are now former officers and/or directors. These lawsuits allege claims for breaches of fiduciary duty against those individuals in connection with the Company’s restatement regarding the timing of recognition of prepaid dues. The two actions were consolidated on January 12, 2005. By stipulation of the parties, the consolidated lawsuit was stayed pending restatement of the Company’s financial statements in November 2005. An amended consolidated complaint was filed on February 27, 2006. The Company filed a motion to dismiss on May 20, 2006, directed solely to the issue of whether plaintiffs have adequately alleged demand futility as required by applicable Delaware law in order to establish standing to sue derivatively. That motion is currently pending. It is not yet possible to determine the ultimate outcome of these actions.

Stockholder Derivative Lawsuits in Illinois Federal Court

On April 5, 2005, a stockholder derivative lawsuit was filed in the United States District Court for the Northern District of Illinois, purportedly on behalf of the Company against certain current and former officers and directors of the Company by another of the Company’s stockholders, Albert Said. This lawsuit asserts claims for breaches of fiduciary duty in failing to supervise properly its financial and corporate affairs and accounting practices. Plaintiff also requests restitution and disgorgement of bonuses and trading proceeds under Delaware law and the Sarbanes-Oxley Act of 2002. By stipulation of the parties, the lawsuit was stayed pending restatement of the Company’s financial statements in November 2005. An amended consolidated complaint was filed on February 27, 2006. Bally

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

filed a motion to dismiss on May 30, 2006, directed solely to the issues of whether the court has subject matter jurisdiction and whether plaintiffs have adequately alleged demand futility as required by applicable Delaware law in order to establish standing to sue derivatively. That motion is currently pending. It is not yet possible to determine the ultimate outcome of this action.

Lawsuit in Oregon

On September 17, 2004, a lawsuit captioned Jack Garrison and Deane Garrison v. Bally Total Fitness Holding Corporation, Lee S. Hillman and John W. Dwyer, CV 04 1331, was filed in the United States District Court for the District of Oregon. The plaintiffs alleged that the defendants violated certain provisions of the Oregon Securities Act, breached the contract of sale, and committed common-law fraud in connection with the acquisition of the plaintiffs’ business in exchange for shares of Bally stock.

On April 7, 2005, all defendants joined in a motion to dismiss two of the four counts of plaintiffs’ complaint, including plaintiffs’ claims of breach of contract and fraud. On November 28, 2005, the District Court granted the motion to dismiss plaintiffs’ claims for breach of contract and fraud against all parties. Motions for summary judgment were filed on April 21, 2006 and are currently pending. It is not yet possible to determine the ultimate outcome of this action.

Lawsuit in Massachusetts

On March 11, 2005, plaintiffs filed a complaint in the matter of Fit Tech Inc., et al. v. Bally Total Fitness Holding Corporation, et al., Case No. 05-CV-10471 MEL, pending in the United States District Court for the District of Massachusetts. This action is related to an earlier action brought in 2003 by the same plaintiffs in the same court alleging breach of contract and violation of certain earn-out provisions of an agreement whereby the Company acquired certain fitness centers from plaintiffs in return for shares of Bally stock. The 2005 complaint asserted new claims against the Company for violation of state and federal securities laws on the basis of allegations that misrepresentations in Bally’s financial statements resulted in Bally’s stock price to be artificially inflated at the time of the Fit-Tech transaction. Plaintiffs also asserted additional claims for breach of contract and common law claims. Certain employment disputes between the parties to this litigation are also subject to arbitration in Chicago.

Plaintiffs’ claims are brought against the Company and its current Chairman and CEO Paul Toback, as well as former Chairman and CEO Lee Hillman and former CFO John Dwyer. Plaintiffs have voluntarily dismissed all claims under the federal securities laws, leaving breach of contract, common law and state securities claims pending. On April 4, 2006, the Court granted motions to dismiss all claims against defendants Hillman and Dwyer for lack of jurisdiction. Under the current schedule, motions to dismiss on other grounds are to be filed on July 19, 2006. It is not yet possible to determine the ultimate outcome of this action.

Securities and Exchange Commission Investigation

In April 2004, the Division of Enforcement of the SEC commenced an investigation in connection with the Company’s restatement. The Company continues to fully cooperate in the ongoing SEC investigation. It is not yet possible to determine the ultimate outcome of this investigation.

Department of Justice Investigation

In February 2005, the United States Justice Department commenced a criminal investigation in connection with the Company’s restatement. The investigation is being conducted by the United States Attorney for the Northern District of Illinois. The Company is fully cooperating with the investigation. It is not yet possible to determine the ultimate outcome of this investigation.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

Demand Letters

On December 27, 2004, the Company received a stockholder demand that it bring actions or seek other remedies against parties potentially responsible for the Company’s accounting errors. The Board appointed a Special Demand Evaluation Committee consisting of three independent directors to evaluate that request. On June 21, 2005, the Company received a second, substantially similar, stockholder demand, which the Special Demand Evaluation Committee also evaluated along with the other stockholder demand. The Special Demand Evaluation Committee retained independent counsel, Sidley & Austin LLP, to assist it in evaluating the demands.

On March 10, 2006, the Company’s Board of Directors accepted the recommendation of its Special Demand Evaluation Committee that no further action be taken at this time against any current or former officers or directors of the Company regarding the matters raised in the two shareholder demand letters. The Committee’s recommendation, based on the report of its independent counsel and adopted by the Board of Directors, was based on consideration of a variety of factors, including (i) the nature and strength of the Company’s potential claims; (ii) defenses available to the officers and directors; (iii) potential damages and resources available to satisfy any damages award; (iv) the Company’s indemnification and advancement obligations under its charter, bylaws, and individual agreements; (v) potential expenses to the Company and potential counterclaims arising from the pursuit of potential civil claims; and (vi) business disruption and employee morale issues.

Insurance Lawsuits

On November 10, 2005, two of the Company’s excess directors and officers liability insurance providers filed a complaint captioned Travelers Indemnity Company and ACE American Insurance Company v. Bally Total Fitness Holding Corporation; Holiday Universal, Inc, n/k/a Bally Total Fitness of the Mid-Atlantic, Inc; George N. Aronoff; Paul Toback; John W. Dwyer; Lee S. Hillman; Stephen C. Swid; James McAnally; J. Kenneth Looloian; Liza M. Walsh; Annie P. Lewis, as Executor of the Estate of Aubrey C. Lewis, Deceased; Theodore Noncek; Geoff Scheitlin; John H. Wildman; John W. Rogers, Jr.; and Martin E. Franklin, Case No. 05C 6441, in the United States District Court for the Northern District of Illinois. The complaint alleged that financial information included in the Company’s applications for directors and officers liability insurance in the 2002-2004 policy years was materially false and misleading. Plaintiff requests the Court to declare two of the Company’s excess policies for the year 2002-2003 void, voidable and/or subject to rescission, and to declare that the exclusions and/or conditions of a separate excess policy for the year 2003-2004 bar coverage with respect to certain of the Company’s claims. Firemans Fund, another excess carrier, was allowed to join in the case on January 4, 2006. Defendants filed motions to dismiss or stay the proceedings on February 10, 2006, which motions are currently pending. On April 6, 2006, an additional excess directors and officers liability insurance provider filed a complaint captioned RLI Insurance Company v. Bally Total Fitness Holding Corporation; Holiday Universal, Inc.; George N. Aronoff; Paul Toback; John H. Dwyer; Lee S. Hillman; Stephen C. Swid; James McAnally; J. Kenneth Looloian; Liza M. Walsh; Annie P. Lewis, as Executor of the Estate of Aubrey C. Lewis, Deceased; Theodore Noncek; Geoff Scheitlin; John H. Wildman; John W. Rogers, Jr.; and Martin E. Franklin, Case No. 06CH06892 in the circuit court of Cook County, Illinois, County Department Chancery Division. The complaint alleged that financial information included in the Company’s applications for directors and officers liability insurance in the 2002-2003 policy year was materially false and misleading. Plaintiff requests the Court to declare the Company’s excess policy for the year 2002-2003 void, voidable and/or subject to rescission. The Company and the individual defendants have not yet responded to the complaint.

Other

The Company is also involved in various other claims and lawsuits incidental to its business, including claims arising from accidents at its fitness centers. In the opinion of management, the Company is adequately insured against such claims and lawsuits, and any ultimate liability arising out of such claims and lawsuits should not have a material adverse effect on the financial condition or results of operations of the Company. In addition, from time to

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

time, customer complaints are investigated by various governmental bodies. In the opinion of management, none of these other complaints or investigations currently pending should have a material adverse effect on the Company’s financial condition or results of operations.

In addition, the Company is, and has been in the past, named as defendant in a number of purported class action lawsuits based on alleged violations of state and local consumer protection laws and regulations governing the sale, financing and collection of membership fees. To date the Company has successfully defended or settled such lawsuits without a material adverse effect on its financial condition or results of operation. However, the Company cannot assure you that it will be able to successfully defend or settle all pending or future purported class action claims, and its failure to do so may have a material adverse effect on the Company’s financial condition or results of operations. See Item 1 — Business — Government Regulation and Item 1A — Risk Factors.

Note 19	Subsequent Events

Sale of Crunch Fitness

On September 16, 2005, the Company entered into a Purchase Agreement to sell all of its health clubs operating under the “Crunch Fitness” brand along with certain additional health clubs operating under the “Gorilla Sports” and “Pinnacle Fitness” brands located in San Francisco, California as well as the Gorilla Sports brand, for a total purchase price of $45,000, subject to certain purchase price adjustments including, but not limited to, adjustments for taxes, insurance and rent. Closing of the transaction was subject to a number of significant closing conditions set forth in the Purchase Agreement, including consent to the transfer and release of the Company’s guarantee obligations by the lessors under the various leases for the facilities to be sold. While negotiations with all landlords were ongoing and the Company continued to diligently pursue obtaining consents, the limited progress made to and through December 31, 2005 in securing consents raised substantial doubt about the ability of both parties to successfully close the transaction. Furthermore, under the Purchase Agreement, either the Company or the purchaser could have terminated the transaction if the closing had not occurred by December 31, 2005. On December 13, 2005, both parties to the potential transaction agreed to extend the deadline for closing the sale to January 17, 2006. As of December 31, 2005, management’s opinion was that the sale was reasonably possible but not probable as defined by Statement of Financial Accounting Standards No. 5, “Accounting For Contingencies.” Accordingly, the Company determined that classifying the health clubs in the Purchase Agreement as discontinued operations as of December 31, 2005 was not appropriate.

On January 20, 2006, the Company completed the transaction. Currently, two health clubs constituting part of the Crunch Fitness chain that could not be transferred to the purchaser at closing are being managed by the purchaser as part of the acquired business until the parties secure consents necessary to complete the transfers. The Company received the $45,000 purchase price at closing (less $2,250 deposited in an escrow account to cover any required purchase price adjustments), plus $455 in purchase price adjustments, as consideration for the transaction. In connection with the transaction, the Company sold property and equipment with a net book value of approximately $12,700 and goodwill and intangibles with a net book value of approximately $26,600 as of December 31, 2005. Deferred revenue and deferred rent associated with the sold health clubs was approximately $20,550 and $14,900, respectively, at December 31, 2005. The Company expects to record a gain of approximately $38,375 in the first quarter of 2006 as a result of the sale. After escrow, transaction costs and expenses, in accordance with the Credit Agreement, the Company retained $10,000 of the sale proceeds and paid $30,000 to reduce outstanding indebtedness under the term loan. On June 6, 2006, $1,812 was released from the escrow account, all of which was used to reduce outstanding indebtedness under the term loan. The remaining funds held in the escrow account will be released upon satisfaction of the terms and conditions of the escrow agreement.

The Company and/or certain of its subsidiaries remain liable for the obligations (including rent) on certain leases transferred to the purchaser in the amount of $90,228 and may remain liable for the obligations on three additional leases that have not yet transferred to purchaser in an additional amount of $8,487.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

The amount of foregoing liabilities will reduce over time as obligations are paid by the purchaser under these leases. However, certain of the leases possess renewal options which, if exercised by purchaser, will again increase the amount of liability of the Company and/or certain of its subsidiaries under such lease existing as of the date of such exercise by purchaser but for no more than the obligations for a 5 year period under any such lease.

The Company’s exposure for these retained liabilities is mitigated by two letters of credit naming the Company as beneficiary, aggregating $3,228 and having a term equal to the longer of three years or the time the purchaser has a Debt to EBITDA Ratio of less than 3 to 1.

The Company will record a liability on its balance sheet for the estimated fair value of these retained liabilities equal to $600 based upon an analysis prepared by an independent third party valuation company.

Credit Agreement Waiver and Consent Solicitation

On March 14, 2006, the Company announced that it would not meet the March 16, 2006 deadline for filing its Annual Report on Form 10-K for the year ended December 31, 2005 with the SEC. Although the delay in filing resulted in defaults of the financial reporting covenants under the indentures governing the Senior Subordinated Notes and Senior Notes, it did not constitute an event of default without delivery of a notice of default and expiration of a 30-day cure period. A cross-default under the Credit Agreement occurs 10 days after receipt of such notice. Additionally, a default would also occur under the Credit Agreement if the Company did not deliver audited financial statements for the year ended December 31, 2005 to the lenders by March 31, 2006.

On March 24, 2006, the Company announced that it would seek waivers of the defaults of the financial reporting covenants under the indentures governing the Senior Subordinated Notes and the Senior Notes through a consent solicitation, which was commenced on March 27, 2006. In connection with the consent solicitation, the Company entered into agreements with approximately 53% of the holders of the Senior Subordinated Notes to consent to the requested waivers.

On March 30, 2006, the Company entered into the Third Amendment and Waiver with the lenders under the Credit Agreement that modified the definition of “Consolidated Interest Expense,” modified permitted dispositions, clarified the definition of “Banking Day,” extended the time for delivering the audited financial statements for the year ended December 31, 2005 and the unaudited financial statements for the quarter ended March 31, 2006 until July 10, 2006, extended the time for delivering the unaudited financial statements for the quarter ending June 30, 2006 until September 11, 2006, with an option to elect to extend until October 11, 2006, permitted payment of the consent fees to the holders of the Senior Subordinated Notes and the Senior Notes and excludes fees and expenses incurred in connection with the consent solicitation from the computation of financial covenants.

On April 10, 2006, the Company completed the consent solicitations to amend the indentures governing the Senior Subordinated Notes and the Senior Notes to waive any default arising under the financial reporting covenants from a failure to timely file financial statements with the SEC for the year ended December 31, 2005 and the quarter ended March 31, 2006 through July 10, 2006, and for the quarter ended June 30, 2006 through September 11, 2006, with an option to elect to extend through October 11, 2006.

In connection with these consents, the Company issued 1,956,195 shares of unregistered common stock and paid $769 in fees to the holders of the Senior Subordinated Notes and the Senior Notes, paid the lenders under the Credit Agreement $2,474 in fees and recorded $22,016 in deferred finance charges as of March 31, 2006. Additionally, on April 11, 2006, the Company entered into stock purchase agreements (the “Stock Purchase Agreements”) to sell 400,000 shares of unregistered common stock to each of Wattles Capital Management, LLC and investment funds affiliated with Ramius Capital Group, L.L.C. Proceeds of $5,600 from the sales of Common Stock were used to fund: (i) the cash portion of the consent fees paid to holders of the Senior Subordinated Notes and Senior Notes and related expenses; (ii) fees and expenses relating to the Credit Agreement amendment and waiver; and (iii) additional working capital.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

On June 23, 2006, the Company entered into the Fourth Amendment to the Credit Agreement, which extends the 10 day period to 28 days after which a cross-default will occur upon receipt of any financial reporting covenant default notice under the indentures governing the Senior Subordinated Notes or Senior Notes for the third quarter of 2006. The Company paid the lenders under the Credit Agreement fees of $493 in connection with the Fourth Amendment.

The Company is in the process of implementing new accounting processes and technologies designed to shorten the time required to prepare and file its financial statements. In addition, as described above, while the Company has secured additional time to file its second quarter financial statements with the SEC without causing a default under the indentures governing the Senior Notes and the Senior Subordinated Notes, and to file its third quarter financial statements with the SEC without causing a cross-default under the Credit Agreement, there can be no assurance that the Company will be able to make such filings within the extended time periods. Failure to do so will lead to further defaults under the indentures and the Credit Agreement and could require the Company to seek additional consents from its bondholders and lenders.

On March 31, 2006, the Company was not in compliance with two credit agreements with the same lender. These agreements represented debt of restricted subsidiaries in the amount of $3,147 and debt of an unrestricted subsidiary in the amount of $1,703. On April 13, 2006, these agreements were amended and the Company was in compliance with the amended agreements.

Management Changes

On April 17, 2006, the Company announced that Carl J. Landeck, Senior Vice President and Chief Financial Officer, was no longer an employee of the Company and that Ronald G. Eidell of Tatum, LLC had joined the Company as Senior Vice President, Finance, with responsibility for all accounting and finance functions.

Note 20	Quarterly Financial Data (Unaudited)

Quarterly financial data for the years ended December 31, 2005 and 2004 is as follows (in millions, except per share data):

	Quarter Ended
	March 31,	June 30,	September 30,
	2005	2005	2005
	(As originally reported)

Net revenues	$269.0	$276.7	$261.8
Operating expenses	249.3	253.5	243.0

Operating income	19.7	23.2	18.8
Net income (loss)	1.4	2.0	(1.6)
Income (loss) per share:
Basic per common share	0.04	0.06	(0.05)
Diluted per common share	0.04	0.06	(0.05)

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

	Quarter Ended
	March 31		June 30
	2005	2004	2005	2004
	(As Restated)		(As Restated)

Net revenues	$271.6	$259.0	$276.4	$265.5
Operating expenses	248.9	258.6	253.3	252.4

Operating income	22.7	.4	23.1	13.1
Net income (loss)	4.6	(15.8)	1.6	(4.3)
Income (loss) per share:
Basic per common share	0.14	(0.48)	0.05	(0.13)
Diluted per common share	0.14	(0.48)	0.05	(0.13)

	Quarter Ended
	September 30		December 31
	2005	2004	2005	2004
	(As Restated)

Net revenues	$264.7	$264.8	$258.3	$258.7
Operating expenses	244.1	241.8	249.1	256.9

Operating income	20.6	23.0	9.2	1.8
Net income (loss)	(.2)	6.8	(15.6)	(17.0)
Income (loss) per share:
Basic per common share	(0.01)	0.21	(0.45)	(0.52)
Diluted per common share	(0.01)	0.21	(0.45)	(0.52)

2005 quarterly results have been restated to reflect each of the following items:

1. In the fourth quarter of 2005, as a result of evaluating the Company’s revenue recognition for various membership plans, including certain corporate membership offers, offers that include zero dues for life, irregular payments, month-to-month, BYOM paid-in-full and others, the Company determined an additional $5.3 million in revenue should have been recognized in the first nine months of 2005.

2. In the fourth quarter of 2005, the Company determined that the amortization period for deferred finance costs associated with the Company’s revolving credit agreement and term loan should be consistent with the early termination date of April 15, 2007 pursuant to the Credit Agreement. The Company recognized $1.0 million in additional expense in the first nine months of 2005 not previously included in those quarters.

3. In the fourth quarter of 2005, the Company determined that as a result of impairment and other factors, depreciation expense of approximately $1.4 million in the first nine months of 2005 should not have been recorded.

4. In the fourth quarter of 2005, the Company determined, as a result of an actuarial study, that expenses for insured liabilities for retained risks in the first nine months of 2005 should be approximately $2.8 million greater than the amount previously recorded by the Company.

In addition, in the fourth quarter of 2005, the Company recorded $4.6 million for the write-off of equipment at various clubs. Also, in the fourth quarter of 2005, the Company determined that payment of a $4.0 million bonus related to service performed by employees during 2005 was probable. Prior to the fourth quarter, payment of this bonus was not considered probable.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

Note 21	Supplemental Condensed Consolidating Financial Information

Condensed consolidating financial statements present the accounts of Bally Total Fitness Holding Corporation (“Parent”), and its Guarantor and Non-Guarantor subsidiaries, as defined in the indenture governing the Senior Notes issued in July 2003. The Notes are unconditionally guaranteed, on a joint and several basis, by the Guarantor subsidiaries, including substantially all domestic subsidiaries of Parent. Non-Guarantor subsidiaries include Canadian operations and certain entities for real estate finance programs.

As defined in the indenture governing the Senior Notes, guarantor subsidiaries include:

59th Street Gym LLC; 708 Gym LLC; Ace LLC; Bally Fitness Franchising, Inc.; Bally Franchise RSC, Inc.; Bally Franchising Holdings, Inc.; Bally Total Fitness Corporation; Bally Total Fitness International, Inc.; Bally Total Fitness of Missouri, Inc.; Bally Total Fitness of Toledo, Inc.; Bally’s Fitness and Racquet Clubs, Inc.; BFIT Rehab of West Palm Beach, Inc.; Bally Total Fitness of Connecticut Coast, Inc.; Bally Total Fitness of Connecticut Valley, Inc.; Crunch LA LLC; Crunch World LLC; Flambe LLC; Greater Philly No. 1 Holding Company; Greater Philly No. 2 Holding Company; Health & Tennis Corporation of New York; Holiday Health Clubs of the East Coast, Inc.; Bally Total Fitness of Upstate New York, Inc.; Bally Total Fitness of Colorado, Inc.; Bally Total Fitness of the Southeast, Inc.; Holiday/Southeast Holding Corp.; Bally Total Fitness of California, Inc.; Bally Total Fitness of the Mid-Atlantic, Inc.; Bally Total Fitness of Greater New York, Inc.; Jack La Lanne Holding Corp.; Bally Sports Clubs, Inc.; Mission Impossible, LLC; New Fitness Holding Co., Inc.; Nycon Holding Co., Inc.; Bally Total Fitness of Philadelphia, Inc.; Bally Total Fitness of Rhode Island, Inc.; Bally Total Fitness of the Midwest, Inc.; Bally Total Fitness of Minnesota, Inc.; Soho Ho LLC; BTF/CFI, Inc. (f/k/a Crunch Fitness International, Inc.); Tidelands Holiday Health Clubs, Inc.; U.S. Health, Inc.; and West Village Gym at the Archives LLC.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

The following tables present the condensed consolidating balance sheets at December 31, 2005 and December 31, 2004, and the condensed consolidating statements of operations and the condensed consolidating statements of cash flows for the years ended December 31, 2005, 2004, and 2003. The Eliminations column reflects the elimination of investments in subsidiaries and intercompany balances and transactions.

CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2005
		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

ASSETS
Current assets:
Cash	$—	$16,238	$1,216	$—	$17,454
Other current assets	—	37,318	1,415	—	38,733

Total current assets	—	53,556	2,631	—	56,187
Property and equipment, net	—	306,942	19,782	—	326,724
Goodwill, net	—	41,731	—	—	41,731
Trademarks, net	6,507	2,466	403	—	9,376
Intangible assets, net	—	4,472	546	—	5,018
Investment in and advances to subsidiaries	(724,893)	221,315	—	503,578	—
Other assets	29,265	7,818	3,975	—	41,058

	$(689,121)	$638,300	$27,337	$503,578	$480,094

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$—	$57,724	$108	$—	$57,832
Income taxes payable	—	1,641	56	—	1,697
Accrued liabilities	22,407	68,339	6,267	—	97,013
Current maturities of long-term debt	6,594	485	5,939	—	13,018
Deferred revenues	—	300,309	6,325	—	306,634

Total current liabilities	29,001	428,498	18,695	—	476,194
Long-term debt, less current maturities	745,564	5,182	5,558	—	756,304
Net affiliate payable	—	519,997	56,460	(576,457)	—
Other liabilities	—	122,876	8,578	—	131,454
Deferred revenues	—	568,081	11,747	—	579,828
Stockholders’ deficit	(1,463,686)	(1,006,334)	(73,701)	1,080,035	(1,463,686)

	$(689,121)	$638,300	$27,337	$503,578	$480,094

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2004
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations		Consolidated Total

ASSETS
Current assets:
Cash	$—	$18,726	$451	$		$19,177
Other current assets	—	29,365	1,345		—	30,710

Total current assets	—	48,091	1,796		—	49,887
Property and equipment, net	—	345,836	18,917		—	364,753
Goodwill, net	—	41,698	—		—	41,698
Trademarks, net	6,507	2,875	551		—	9,933
Intangible assets, net	—	6,953	956		—	7,909
Investment in and advances to subsidiaries	(744,360)	221,315	—		523,045	—
Other assets	17,408	7,699	3,172		—	28,279

	$(720,445)	$674,467	$25,392		$523,045	$502,459

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$—	$49,965	$$1,408		$—	$51,373
Income taxes payable	—	1,399	—		—	1,399
Accrued liabilities	21,403	85,125	6,682		—	113,210
Current maturities of long-term debt	11,899	3,382	6,846		—	22,127
Deferred revenues	—	315,847	6,074		—	321,921

Total current liabilities	33,302	455,718	21,010		—	510,030
Long-term debt, less current maturities	718,378	10,097	8,957		—	737,432
Net affiliate payable	—	578,080	54,228		(632,308)	—
Other liabilities	—	123,248	4,496		—	127,744
Deferred revenues	—	588,099	11,279		—	599,378
Stockholders’ deficit	(1,472,125)	(1,080,775)	(74,578)		1,155,353	(1,472,125)

	$(720,445)	$674,467	$25,392		$523,045	$502,459

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2005
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated Total

Net revenues:
Membership services	$—	$965,601	$38,296	$—	$1,003,897
Retail products	—	49,311	1,374	—	50,685
Miscellaneous	—	14,647	1,804	—	16,451

	—	1,029,559	41,474	—	1,071,033
Operating costs and expenses:
Membership services	—	697,788	29,149	—	726,937
Retail products	—	50,622	1,382	—	52,004
Advertising	—	53,867	1,147	—	55,014
General and administrative	4,470	81,604	1,439	—	87,513
Impairment of goodwill and other intangibles	—	858	362	—	1,220
Asset impairment charges	—	7,657	2,458	—	10,115
Depreciation and amortization	—	60,567	2,004	—	62,571

	4,470	952,963	37,941	—	995,374

Operating income (loss)	(4,470)	76,596	3,533	—	75,659
Equity in net income of subsidiaries	75,065	—	—	(75,065)	—
Interest expense	(82,161)	(1,618)	(3,698)	2,148	(85,329)
Foreign exchange gain	—	—	869	—	869
Other, net	1,952	326	(41)	(2,148)	89

	(5,144)	(1,292)	(2,870)	(75,065)	(84,371)

Income (loss) before income taxes	(9,614)	75,304	663	(75,065)	(8,712)
Income tax provision	—	(863)	(39)	—	(902)

Net income (loss)	$(9,614)	$74,441	$624	$(75,065)	$(9,614)

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2004
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated Total

Net revenues:
Membership services	$—	$938,518	$37,464	$—	$975,982
Retail products	—	51,858	1,482	—	53,340
Miscellaneous	—	16,894	1,772	—	18,666

	—	1,007,270	40,718	—	1,047,988
Operating costs and expenses:
Membership services	—	703,135	29,606	—	732,741
Retail products	—	53,163	1,333	—	54,496
Advertising	—	60,347	1,255	—	61,602
General and administrative	3,828	69,829	2,320	—	75,977
Impairment of goodwill and other intangibles	—	293	112	—	405
Asset impairment charges	—	14,491	281	—	14,772
Depreciation and amortization	—	67,650	2,129	—	69,779

	3,828	968,908	37,036	—	1,009,772

Operating income (loss)	(3,828)	38,362	3,682	—	38,216
Equity in net income (loss) of subsidiaries	30,786	—	—	(30,786)	—
Interest expense	(59,582)	(5,545)	(8,728)	6,654	(67,201)
Foreign exchange gain	—	—	1,578	—	1,578
Other, net	2,368	80	2,208	(6,654)	(1,998)

	(26,428)	(5,465)	(4,942)	(30,786)	(67,621)

Income (loss) before income taxes	(30,256)	32,897	(1,260)	(30,786)	(29,405)
Income tax provision	—	(851)	—	—	(851)

Net income (loss)	$(30,256)	$32,046	$(1,260)	$(30,786)	$(30,256)

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2003
		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

Net revenues:
Membership services	$—	$895,151	$34,715	$—	$929,866
Retail products	—	53,818	1,448	—	55,266
Miscellaneous	—	16,177	1,562	—	17,739

	—	965,146	37,725	—	1,002,871
Operating costs and expenses:
Membership services	—	696,307	29,924	—	726,231
Retail products	—	56,219	1,274	—	57,493
Advertising	—	51,732	1,771	—	53,503
General and administrative	3,599	48,586	1,461	—	53,646
Impairment of goodwill and other intangibles	—	54,469	36	—	54,505
Asset impairment charges	—	19,340	265	—	19,605
Depreciation and amortization	—	74,682	2,085	—	76,767

	3,599	1,001,335	36,816	—	1,041,750

Operating income (loss)	(3,599)	(36,189)	909	—	(38,879)
Equity in loss from continuing operations of subsidiaries	(48,589)	—	—	48,589	—
Interest expense	(50,511)	(9,634)	(10,594)	8,154	(62,585)
Foreign exchange gain	—	—	2,371	—	2,371
Other, net	25	73	5,577	(8,154)	(2,479)

	(99,075)	(9,561)	(2,646)	48,589	(62,693)

Loss from continuing operations before income taxes	(102,674)	(45,750)	(1,737)	48,589	(101,572)
Income tax provision	—	(1,102)	—	—	(1,102)

Loss from continuing operations	(102,674)	(46,852)	(1,737)	48,589	(102,674)
Discontinued operations:
Loss from discontinued operations	(981)*	—	(981)	981	(981)
Loss on disposal	(1,699)*	—	(1,699)	1,699	(1,699)

Loss from discontinued operations	(2,680)	—	(2,680)	2,680	(2,680)

Loss before cumulative effect of change in accounting principle	(105,354)	(46,852)	(4,417)	51,269	(105,354)
Cumulative effect of change in accounting principle	(626)*	(626)	—	626	(626)

Net loss	$(105,980)	$(47,478)	$(4,417)	$51,895	$(105,980)

*	Equity in amounts from subsidiaries related to discontinued operations and cumulative effect of changes in accounting principles.

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2005
		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(9,614)	$74,441	$624	$(75,065)	$(9,614)
Adjustments to reconcile to cash provided —
Depreciation and amortization, including amortization included in interest expense	3,250	66,004	2,004	—	71,258
Changes in operating assets and liabilities	6,894	(60,608)	1,620	—	(52,094)
Changes in net affiliate balances	—	(54,591)	(1,260)	55,851	—
Impairment of long-lived assets	—	8,515	2,820	—	11,335
Other, net	5,073	5,312	(569)	—	9,816

Cash provided by operating activities	5,603	39,073	5,239	(19,214)	30,701
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and construction of property and equipment	—	(37,385)	(469)	—	(37,854)
Other, net	—	2,043	(394)	—	1,649
Investment in and advances to subsidiaries	(19,214)	—	—	19,214	—

Cash provided by (used in) investing activities	(19,214)	(35,342)	(863)	19,214	(36,205)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under revolving credit agreement	33,250	—	—	—	33,250
Net repayments of other long-term debt	(11,369)	(6,219)	(3,993)	—	(21,581)
Debt issuance and refinancing costs	(11,307)	—	—	—	(11,307)
Proceeds from sale of stock	1,433	—	—	—	1,433
Stock purchase and options plans	1,604	—	—	—	1,604

Cash provided by (used in) financing activities	13,611	(6,219)	(3,993)	—	3,399

Increase (decrease) in cash	—	(2,488)	383	—	(2,105)
Effect of exchange rate changes on cash balances	—	—	382	—	382
Cash, beginning of year	—	18,726	451	—	19,177

Cash, end of year	$—	$16,238	$1,216	$—	$17,454

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2004
		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(30,256)	$32,046	$(1,260)	$(30,786)	$(30,256)
Adjustments to reconcile to cash provided —
Depreciation and amortization, including amortization included in interest expense	1,149	68,939	3,110	—	73,198
Changes in operating assets and liabilities	3,077	(37,211)	9,661	—	(24,473)
Changes in net affiliate balances	—	(13,850)	93,654	(79,804)	—
Impairment of long-lived assets	—	14,784	393	—	15,177
Other, net	1,122	1,345	11	—	2,478

Cash provided by (used in) operating activities	(24,908)	66,053	105,569	(110,590)	36,124
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and construction of property and equipment	—	(48,910)	(830)	—	(49,740)
Acquisitions of businesses, net of cash acquired and other	—	(501)	—	—	(501)
Investment in and advances to subsidiaries	(110,590)	—	—	110,590	—

Cash used in investing activities	(110,590)	(49,411)	(830)	110,590	(50,241)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under revolving credit agreement	154,000	—	—	—	154,000
Net repayments of other long-term debt	(14,246)	(11,310)	(104,965)	—	(130,521)
Debt issuance and refinancing costs	(4,862)	—	—	—	(4,862)
Stock purchase and options plans	606	—	—	—	606

Cash provided by (used in) financing activities	135,498	(11,310)	(104,965)	—	19,223

Increase (decrease) in cash	—	5,332	(226)	—	5,106
Effect of exchange rate changes on cash balances	—	—	431	—	431
Cash, beginning of year	—	13,394	246	—	13,640

Cash, end of year	$—	$18,726	$451	$—	$19,177

BALLY TOTAL FITNESS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(All dollar amounts in thousands, except share data)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2003
		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

CASH FLOWS FROM OPERATING ACTIVITIES:
Loss before cumulative effect of change in accounting principle	$(105,354)	$(46,852)	$(4,417)	$51,269	$(105,354)
Adjustments to reconcile to cash provided —
Depreciation and amortization, including amortization included in interest expense	2,088	74,998	3,284	—	80,370
Changes in operating assets and liabilities	7,128	19,508	9,551	—	36,187
Changes in net affiliate balances	—	(35,643)	48,513	(12,870)	—
Impairment of long-lived assets	—	73,809	301	—	74,110
Other, net	2,839	2,067	(342)	—	4,564

Cash provided by (used in) operating activities	(93,299)	87,887	56,890	38,399	89,877
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and construction of property and equipment	—	(47,495)	(447)	—	(47,942)
Acquisitions of businesses, net of cash acquired and other	—	—	(269)	—	(269)
Investment in and advances to subsidiaries	38,399	—	—	(38,399)	—

Cash provided by (used in) investing activities	38,399	(47,495)	(716)	(38,399)	(48,211)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under revolving credit agreement	(28,500)	—	—	—	(28,500)
Net borrowings (repayments) of other long-term debt	91,139	(38,917)	(52,182)	—	40
Debt issuance and refinancing costs	(8,471)	—	(1,943)	—	(10,414)
Stock purchase and options plans	732	—	—	—	732

Cash provided by (used in) financing activities	54,900	(38,917)	(54,125)	—	(38,142)

Increase in cash	—	1,475	2,049	—	3,524
Effect of exchange rate changes on cash balances	—	—	(2,011)	—	(2,011)
Cash, beginning of year	—	11,919	208	—	12,127

Cash, end of year	$—	$13,394	$246	$—	$13,640

Exhibit 4
The Debtors’ Liquidation Analysis

LIQUIDATION ANALYSIS
Pursuant to section 1129(a)(7) of the Bankruptcy Code (often called the “Best Interests Test”), each holder of an impaired claim or equity interest must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Plan’s Effective Date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were to be liquidated under Chapter 7 of the Bankruptcy Code. In determining whether the Best Interests Test has been met, the first step is to determine the cash proceeds that would be generated from a hypothetical liquidation of the Debtors’ assets in Chapter 7. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtors’ assets and the cash held by the Debtors at the commencement of their Chapter 7 cases. Such amount then would be reduced by the costs and expenses of the liquidation. Prior to determining whether the Best Interests Test has been met, further reductions would be required to eliminate cash and asset liquidation proceeds that would be applied to secured claims and amounts necessary to satisfy administrative, tax, and other priority claims that are senior to unsecured claims, including any incremental administrative claims that may result from the termination of the Debtors’ business and the liquidation of its assets. Any remaining cash would be available for distribution to general unsecured creditors, subordinated unsecured creditors and shareholders in accordance with the distribution hierarchy established by section 726 of the Bankruptcy Code.
The Liquidation Analysis below reflects the estimated cash proceeds, net of liquidation related costs that would be available to the Debtors’ creditors and interest holders if they were to be liquidated in Chapter 7 cases. Underlying the Liquidation Analysis are a number of estimates and assumptions regarding liquidation proceeds that, although developed and considered reasonable by Management and professionals assisting Management, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and Management. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.
The following Liquidation Analysis should be read in conjunction with the accompanying notes.
IMPORTANT CONSIDERATIONS AND ASSUMPTIONS
1.	Treatment of individual Debtors. The Company is a diverse company made up of numerous legal entities. There are certain claimholders that cross multiple legal entities, specifically the pre-petition bank claimants, the senior noteholders and any member claimants.
2.	Liquidation of the Debtors. The Liquidation Analysis was prepared by management of the Debtors, with the assistance of the Debtors’ professionals and assumes the case would convert to Chapter 7 soon after initially filing for Chapter 11. It is also assumed that the liquidation of the Debtors would commence under the direction of a Court-appointed trustee and would continue for a period of approximately nine months, during which time all of the Debtors’ major assets would either be sold or conveyed to the respective lien holders, and the cash proceeds, net of liquidation-related costs, would then be distributed to creditors and shareholders. The liquidation period would allow for the sale of clubs as going concerns in the majority of the markets; and the sale of inventory, the sale of valuable real estate assets, the sale of equipment and the wind-down of daily operations following the sale or closure of clubs. There can be no assurances that all assets would be completely liquidated during this time period.
The Liquidation Analysis was prepared based on a review of the Debtors’ assets, and estimates of hypothetical liquidation values were determined primarily by assessing classes of assets. For the preparation of this analysis, the Debtors did not retain third-party experts to value individual assets. The Liquidation Analysis necessarily contains estimates of the amounts of claims that will ultimately become allowed claims. Estimates for various classes of claims are based solely upon the Debtors’ evaluation of its books and records and estimates of certain rejection claims associated with real estate leases and executory contracts. In preparing the Liquidation Analysis, the Debtors have projected amounts of claims that are consistent with the estimated Claims reflected in the Plan with certain modifications as specifically discussed herein. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of claims at the projected levels set forth in this Liquidation Analysis.

The Liquidation Analysis assumes that there are no proceeds from the recoveries of any potential preferences, fraudulent conveyances, or other causes of action.
3.	Execution risk of a liquidation. A liquidation of the Company would be large and complex. The assets of the Debtors include 359 owned and leased club locations; area and regional management; and centralized operations associated with sales and marketing; billing, collections and customer support; human resources; and other administrative support. The assets are located throughout the country and would be subject to the laws of numerous states. Given the complexity of such an undertaking, the Debtors believe significant execution risk exists if a liquidation were actually pursued. Furthermore, as the Company’s principal asset is its current and past members, value would likely be significantly impacted by a liquidation proceedings and even temporary closure of its clubs. The Debtors are not aware of any successful liquidation of similar magnitude or complexity.
FOOTNOTES TO LIQUIDATION ANALYSIS
Note A — Book Values
Unless stated otherwise, the book values used in this Liquidation Analysis are the un-audited net book values for Bally Total Fitness Holding Corp. on a consolidated basis as of May 31, 2007 and are assumed to be a proxy for the assets of the Debtors as of the conversion date. Book values do not include certain non-cash items such as deferred revenue.
Note B — Value of Sold Clubs
The analysis assumes that a Chapter 7 trustee would focus on selling the clubs in the major markets (approximately 306 clubs; the “Sold Clubs”) and would immediately close the other clubs (approximately 53 clubs; the “Closed Clubs”). The sales price of the Sold Clubs is based on a multiple of club-level “four wall” cash contribution using recent sale transactions and offers for certain of the Company’s clubs, amongst other factors. The sale of the clubs is assumed to occur in phases over a nine-month period with clubs sold in later phases experiencing greater deterioration in “four wall” cash contribution due to lower new member additions and greater membership attrition. The estimated deterioration in revenue is applied to “four-wall” cash contribution at the club cash contribution margin rate. There can be no assurance that a deterioration in revenue would not result in a decline in club cash contribution margin (and a greater decline in “four-wall” cash contribution), as the cost structure of the clubs is highly fixed.
Note C — Cash and Equivalents
The Liquidation Analysis assumes that operations during the liquidation period would not generate additional cash available for distribution except for net proceeds from the disposition of non-cash assets. It is assumed that cash and cash equivalents held in the accounts of all Debtors are fully collectible.
Note D — Other Current Assets
Other current assets include retail inventories; prepaid rent, advertising and insurance; credit card processor reserves; professional fee retainers; escrow deposits; and equipment purchase prepayments. Management’s recovery estimates for these assets are based upon such factors as the nature of the asset, its potential use during the liquidation period and the Debtors’ ability to recover value.
Note E — Net Property & Equipment
Property and equipment includes all land, buildings, and equipment owned by the Debtors as well as leasehold improvements. The analysis assumes that property and equipment associated with the Sold Clubs would be acquired by the buyer(s) and the leases would be assumed by the Debtors and assigned to the buyer(s) and the associated value would be included in the purchase price. The analysis further assumes that the owned property (seven clubs) and equipment associated with the Closed Clubs would be liquidated by the Chapter 7 trustee and the leases associated with the Closed Clubs (46 leases) would be rejected (see Note P). As the facilities are constructed and modeled specifically to be used as health clubs, Management believes that the remaining facilities would have few alternative uses without incurring considerable expenditures. Therefore, the market for these facilities would be limited. Equipment owned by the Debtors includes both exercise equipment and office equipment and furnishings. As the exercise equipment at the Closed Clubs is heavily depreciated, Management believes that the liquidation value would be minimal if sold at auction or under similar circumstances. Management has considered all of the above factors in determining the recovery range for property and equipment.
Note F — Intangible Assets
Intangible assets are primarily made up of goodwill, trademarks and tradenames. Goodwill is assumed to be non-recoverable. Trademarks and tradenames are assumed to be recoverable in the range of $7 million to $14 million.
Note G — Other Assets
Other assets include deferred financing charges and deposits. Management’s recovery estimates for these assets are based upon such factors as the nature of the asset, its potential use during the liquidation period and the Debtors’ ability to recover value.

Note H — Costs Associated with Liquidation
Professional fees include the cost of liquidators, attorneys, accountants, real estate brokers, investment bankers, and other professional retained by the Trustee and any unsecured creditor committee during the liquidation period.
Wind-down costs during the liquidation are based upon the assumption that certain club-level and corporate personnel would be retained to maintain operations for the Sold Clubs prior to sale and oversee the liquidation process. The club-level staff at the Sold Clubs would be required to operate the facilities but would include fewer sales personnel. A minimal level of club-level staff at the Closed Clubs would also be needed to complete the closure of the facilities. The corporate personnel would be required to maintain and close the accounting records, to complete certain administrative tasks including payroll and tax forms and records, and to facilitate billing and collections for the Sold Clubs prior to transition of such activities to the buyer(s). Additionally, certain facilities expenses would continue to be incurred until all of the facilities are sold or closed.
Interest on bank debt includes estimated interest on the secured financing during the wind-down period.
Trustee fees include those fees associated with the appointment of a Chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. Trustee fees are estimated based on historical experience in other similar cases and are calculated at 3.0 percent of the total cash generated from non-cash assets.
Note I — Secured Claims
The secured claims relate primarily to the pre-petition bank debt, mortgage notes and equipment leases, and estimated unpaid accrued interest as of July 25, 2007. Pre-petition bank debt is assumed to increase for letters of credit that are likely to be drawn. Secured claims are assumed to be paid up to the level of the underlying collateral or security interest and any deficiency would be considered as an unsecured claim.
Note J — Administrative Claims
Other than reclamation claims, administrative claims are assumed to be paid on an on-going basis during the liquidation and included in wind-down costs.
Note K — Priority Unsecured Claims
Priority unsecured claims include priority tax claims, non-tax priority claims, and cure costs. Priority tax claims are estimated based on the Debtors’ books and records as of May 31, 2007. Non-tax priority tax claims are estimated based on the Debtors’ books and records as of May 31, 2007. Cure costs reflect estimated unpaid rent associated with leases for the Sold Clubs that would need to be assumed and assigned. These claims are assumed to have their priority as set out in the Bankruptcy Code. Priority unsecured claims are assumed to be paid from the net proceeds available, if any, after the payment of liquidation costs, secured claims, and administrative claims.

Note L — Prepetition Senior Notes Claims
For purposes of the Liquidation Analysis, management has placed unsecured claims into three groups. The first group includes Prepetition Senior Notes Claims, including estimated unpaid accrued interest as of July 25, 2007. Prepetition Senior Notes Claims are assumed to be paid on a pro rata basis from the net proceeds available for all unsecured creditors, plus the pro rata distribution that would be payable with regard to the Prepetition Senior Subordinated Notes Claims absent the subordination provisions in the Prepetition Senior Subordinated Notes Indenture.
Note M — Other Unsecured Claims
The second group of unsecured claims is Other Unsecured Claims and consists of all unsecured claims other than Prepetition Senior Notes Claims and Prepetition Senior Subordinated Notes Claims, including general unsecured claims, rejection claims associated with leases and executory contracts, and employee claims in excess of $10,950. General unsecured claims are based on the Debtors books and records as of May 31, 2007 and include trade payables and accrued expenses. Rejection claims primarily include estimated damage claims, in accordance with section 502(b)(6) of the Bankruptcy Code, resulting from the termination of real property leases at the Closed Clubs and estimated claims by members of the Closed Clubs associated with prepaid initiation fees, dues, and personal training. Although unsecured claims against only Bally would likely receive a smaller distribution in a liquidation than unsecured claims against the Affiliate Debtors because Bally is a holding company with limited assets, for the purposes of this Liquidation Analysis, it is assumed that all unsecured claims will be paid on a pro rata basis from the net proceeds available for all unsecured creditors.
Note N — Prepetition Senior Subordinated Notes Claims
The third group of unsecured claims is the Prepetition Senior Subordinated Notes Claims, including estimated unpaid accrued interest as of July 25, 2007. The pro rata distribution payable with regard to the Prepetition Senior Subordinated Notes Claims is assumed to be paid to satisfy Prepetition Senior Notes Claims pursuant to the subordination provisions in the Prepetition Senior Subordinated Notes Indenture. No pro rata proceeds are estimated to be available solely for the Prepetition Senior Subordinated Notes Claims.
Note O — Subordinated Claims and Equity Interests
No proceeds are estimated to be available to pay Subordinated Claims or equity interests in Bally or its affiliates.

Bally Total Fitness
Liquidation Analysis
(In Millions)

		Book	Recovery %		Recovery Amount
		Value as of
	Notes	5/31/07(A)	High	Low	High	Low
Sold Clubs	(B)	N/A	N/A	N/A	$577.1	$498.9
Cash and Equivalents	(C)	52.6	100%	100%	52.6	52.6
Other Current Assets	(D)	52.4	56%	50%	29.5	26.4
Net Property & Equipment	(E)	226.5	3%	3%	7.7	6.3
Intangible Assets	(F)	6.8	207%	104%	14.0	7.0
Other Assets	(G)	38.5	16%	14%	6.0	5.5

Total Assets Available for Distribution		376.7			686.8	596.7

Less: Costs Associated with Liquidation	(H)
Trustee Professionals		N/A			7.2	5.9
Committee Professionals		N/A			3.6	2.9
Real Estate Broker Commissions		N/A			0.1	0.1
Investment Banker Fees		N/A			14.4	12.5
Wind-Down Costs		N/A			56.2	50.6
Estimated Bank Debt Interest During Wind-Down		N/A			12.4	12.4
Trustee Fees		N/A			19.0	16.3

Total Costs Associated with Liquidation		N/A			112.9	100.7

Net Proceeds Available for Distribution					$573.8	$496.0

Less: Secured Claims	(I)
Pre-Petition Bank Debt		$264.8			$268.9	$268.9
Letters of Credit		N/A			20.1	20.1
Mortgage Notes		2.5			2.5	2.5
Equipment Leases		8.5			8.5	8.5
Debt of Unrestricted Subsidiaries		3.9			3.9	3.9
Other		0.1			0.1	0.1

Total Secured Claims		279.9			304.0	304.0

Estimated Payout per Dollar of Secured Claims					1.00	1.00

Proceeds Remaining for Distribution					269.8	192.0

Less: Administrative Claims	(J)
Reclamation Claims		N/A			1.6	1.6

Total Administrative Claims		N/A			1.6	1.6

Estimated Payout per Dollar of Administrative Claims					1.00	1.00

Proceeds Remaining for Distribution					268.2	190.3

		Book	Recovery %		Recovery Amount
		Value as of
	Notes	5/31/07(A)	High	Low	High	Low
Less: Priority Unsecured Claims	(K)
Priority Tax Claims		17.4			17.9	17.9
Non-Tax Priority Claims		25.3			25.3	25.3
Cure Costs		N/A			7.9	7.9

Total Priority Unsecured Claims		42.7			51.1	51.1

Estimated Payout per Dollar of Priority Unsecured Claims					1.00	1.00

Proceeds Remaining for Distribution					217.1	139.2

Less: Unsecured Prepetition Senior Notes Claims	(L)
Senior Notes		235.0			235.0	235.0
Accrued Interest		9.3			13.0	13.0

Total Unsecured Prepetition Senior Notes Claims		244.3			248.0	248.0

Estimated Payout per Dollar of Unsecured Prepetition Senior Notes Claims					0.69	0.45

Less: Other Unsecured Claims	(M)
Lease Rejection Claims		N/A			23.6	23.6
Trade Accounts Payable (Pre-Petition)		36.7			36.7	36.7
Membership Claims		N/A			20.2	16.0
Other Unsecured Non-Priority Claims		70.3			70.3	70.3
Non-Priority Pre-Petition Employee Obligations		TBD			TBD	TBD
Executory Contracts and Severance		TBD			TBD	TBD

Total Other Unsecured Claims		107.0			150.9	146.6

Estimated Payout per Dollar of Other Unsecured Claims					0.30	0.19

Less: Unsecured Prepetition Senior Subordinated Notes Claims	(N)
Subordinated Debt		300.0			300.0	300.0
Accrued Interest		18.8			23.0	23.0

Total Unsecured Prepetition Senior Subordinated Notes Claims		318.8			323.0	323.0

Estimated Payout per Dollar of Unsecured Prepetition Senior Subordinated Notes Claims					—	—

Proceeds Remaining for Distribution to Subordinated Claims and Equity Interests	(O)				—	—

Excess (Shortfall of) Net Proceeds vs. Claims					$(504.8)	$(578.5)

EXHIBIT 5
The Reorganized Debtors’
Projected Financial Information

EXHIBIT 5
PROJECTIONS
(UNAUDITED)
          As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors’ management has analyzed the ability of the Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct its business.
          The Projections, which are set forth in Exhibit 5 to this Disclosure Statement, should be read in conjunction with Article XI of the Disclosure Statement, entitled “CERTAIN FACTORS TO BE CONSIDERED” and with the assumptions, qualifications and footnotes to the tables containing the Projections (which include projected statements of operations, projected balance sheets, and projected statements of cash flows), and the historical consolidated financial information (including the notes and schedules thereto) set forth in Exhibit 3 to the Disclosure Statement.
          THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE PRACTICES RECOGNIZED TO BE IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR THE RULES AND REGULATIONS OF THE SEC REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY INDEPENDENT ACCOUNTANTS.
          THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE DEBTORS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE CONSUMMATION DATE OR TO HOLDERS OF NEW SECURITIES OR ANY OTHER PARTY AFTER THE CONSUMMATION DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISION (“SEC”), OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.
THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTORS’ MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT AT THE TIME AND TO THE BEST OF THEIR KNOWLEDGE, MAY NOT BE REALIZED,

AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.
          The financial projections (“Projections”) contained herein reflect numerous assumptions, including the confirmation and consummation of the Plan for the Debtors as filed with the Bankruptcy Court. The projections should be viewed in conjunction with a review of these assumptions including the qualifications and footnotes as set forth herein. The projections were prepared by management in good faith based upon assumptions believed to be reasonable at the time of preparation. While presented with numerical specificity, the Projections are based upon a variety of estimates and assumptions subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of the Debtors. Actual results may vary materially from those presented. The Projections have not been prepared to comply with the guidelines established with respect to Projections by the SEC or the American Institute of Certified Public Accountants (“AICPA”), have not been audited, and are not presented in accordance with Generally Accepted Accounting Principles (“GAAP”).
          The Projections are based on the assumption that the Debtors will emerge from Chapter 11 on or about September 30, 2007 (“Effective Date”). If the Effective Date of the Plan is significantly delayed, additional expenses, including professional fees, may be incurred and operating results may be negatively impacted. Reorganized Bally will conduct operations substantially similar to those businesses currently in operation.
          The Debtors will be required to estimate the Debtors’ reorganization value, the fair value of their assets, and their actual liabilities as of the Effective Date. Such determination will be based upon the fair values as of that date, which could be materially greater or less than the value assumed in the Projections. Any fresh-start reporting adjustments that may be required in accordance with Statement of Position 90-7 Financial Reporting by Entities in Reorganization under the Bankruptcy Code, including any allocation of the Debtors’ reorganization value to the Debtors’ assets in accordance with the procedures specified in Financial Accounting Standards Board Statement 141 will be made when the Debtors emerge from bankruptcy.
          The Projections include (a) the Pro Forma Consolidated Balance Sheet of Reorganized Bally Total Fitness Holding Corporation as of the Effective Date (Schedule 1); (b) the Projected Consolidated Balance Sheet of Reorganized Bally Total Fitness Holding Corporation (Schedule 2); (c) the Projected Consolidated Income Statement of Reorganized

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Bally Total Fitness Holding Corporation (Schedule 3); and (d) Projected Consolidated Cash Flow Statement of Reorganized Bally Total Fitness Holding Corporation (Schedule 4).
          The Projections are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially include, but are not limited to, Reorganized Bally’s ability to operate the Debtors’ business consistent with their projections, comply with the covenants of their financing agreements, attract and retain key executives and customers, not suffer the loss or material downtime of a major supplier, respond to adverse actions taken by the federal and state governments, as well as the accuracy of the Debtors’ estimates with regards to the timing and realization of the recoveries of assets and the payments of Claims, the amount of expenses projected to recognize such recoveries and reconcile such Claims, or the realization of the proceeds from the collections of various amounts outstanding. See also Article XI of the Disclosure Statement CERTAIN FACTORS TO BE CONSIDERED.

3

PROJECTION ASSUMPTIONS
General
The Projections are aggregated from the projected opening balance sheet of Reorganized Bally as of the Effective Date (Schedule 1) and operating forecasts for Reorganized Bally along with assets, expenses and liabilities that exist as a result of the Plan.
The Projections assume neither a change to the Debtors’ current footprint of 359 clubs nor a change to the Debtors’ current method of selling memberships. The Projections also assume a generally stable economic environment with low inflation, consistent with prevailing analyst forecasts and similar to the conditions observed today.
The Projections also assume the benefits from the proposed $90 million capital injection from the rights offering as well as the conversion of $300 million of cash pay debt into either non-cash pay PIK debt or equity. A material change in any of these assumptions would have a material impact on the Projections.
Projected Consolidated Income Statement
After Point-of-Sale Cash: After Point-of-Sale Cash is composed of value collections, month-to-month dues, and renewal dues. Value collections are related to payments from value contracts which generally have an obligatory period of three years. After the obligatory period, payments from contracts that have not been cancelled are classified as renewal dues. Month-to-month dues are payments received from members who are not under an obligatory contract. After Point-of-Sale Cash is projected by the Debtors’ based on the expected revenues from the combination of new members and existing members adjusted for attrition based on historical experience. New Member Additions are estimated using a “bottoms-up” club level forecast vetted by management. Attrition is estimated by the Debtors using an extensive historical database and statistical analysis. The declining trend of March and April 2007 new member signups is expected to continue through the end of 2007, reflecting the planned reduction and redirection in marketing and advertising spending in the second half of 2007. The impact of the expected 2007 shortfall flows through 2008 and beyond. Retention is expected to improve by 1% in 2008 and 2009 to reflect the expected benefits from initiatives underway to improve membership retention. After Point-of-Sale Cash represents approximately 70.0% of total cash revenues.
Point-of-Sale Cash: Point-of-Sale Cash is primarily composed of cash sales which are primarily pre-paid memberships and down payments for both value and month-to-month contracts. Point-of-Sale Cash represents approximately 8.0% of total cash revenues.
Personal Training: Personal Training services contracts are either paid-in-full at the point of origination, or are financed and collected generally over three months after an initial payment. Personal Training represents approximately 12.0% of total cash revenues.

4

Retail: Retail revenue primarily comes from the sales of products at the Debtors’ in-fitness center retail stores including Bally-branded and third-party nutritional products, juice bar nutritional drinks and fitness-related convenience products such as clothing. Revenue from product sales represented approximately 4.0% of total cash revenues.
Membership Services: Membership Services expenses consist primarily of salaries, commissions, payroll taxes and employee benefits, rent, real estate taxes and other occupancy costs, utilities, repairs and maintenance and supplies to operate our fitness centers and provide personal training. Also included are the costs to operate member processing and collection centers, which provide contract processing, member relations, billing and collection services. Membership Services represents approximately 75.0% of total operating expenses.
Marketing and Advertising: Marketing and Advertising expenses consist of the Debtors’ national and local media and production and advertising costs to support fitness center membership growth as well as the growth of the Bally brand. The marketing plan has been revised to include significant reductions in non-media related costs. A new media buying strategy is also being developed to generate more leads at a lower cost. Marketing and Advertising represents approximately 6.0% of total operating expenses.
General and Administrative: General and Administrative expenses include costs relating to the Debtors’ centralized support functions, such as information technology, accounting, treasury, human resources, procurement, real estate and development and senior management. General and administrative also includes professional services expenses such as legal, consulting and auditing. General and Administrative represents approximately 8.0% of total operating expenses.
Retail Products: Retail Products expenses consist primarily of the cost of products sold as well as the payroll and related costs of dedicated retail associates. Retail Products represents approximately 90.0% of retail revenues and 4.0% of total operating expenses.
Interest Expense: Interest expense for the New Term Loan is based on a forecasted LIBOR rate of 5.3% held constant from 2007 to 2011. The interest rate on the New Term Loan is assumed to be LIBOR plus 3.0%. Interest expense for the New Senior Subordinated Notes is at a rate of 13.625% and the Senior Notes is at a rate of 12.375%.
Provision / (Benefit) from Income Taxes: The projections are based on the assumption that the Debtors’ will not generate positive income during the Projection period. The Projections include a $1.2 million annual tax expense provision.
Projected Balance Sheet and Statement of Cash Flow
Cash and Equivalents: The Projections assume that excess cash does not pay-down debt. Cash and Equivalents includes the proceeds from the proposed $90 million rights offering capital injection (net of transaction fees and revolver pay-down).
Other Current Assets: The Projections assume that Other Current Assets remain constant at $49.7 million. Other current assets consist primarily of inventory and other prepaid expenses,

5

including insurance expenses and other. Inventory consists primarily of nutritional products, apparel and other retail products. Inventory is valued at the lower of cost or market.
Net Property and Equipment: PP&E increases year over year based on projected catch-up capital expenditures, growing from $36.9 million in 2007 to $70.0 million in 2010, before declining to $45.0 million in 2011.
Accounts Payable: The Projections assume days payable outstanding will remain constant at 28 days from 2007 to 2011.
Accrued Liabilities: Accrued Liabilities consist primarily of accrued payroll, interest expense, and taxes and in the Projections is relatively constant.
Total Debt: The Projections reflect the New Senior Subordinated Notes, as provided for in the Plan, increased for any interest PIK, as well as a new term loan.
Deferred Revenue: Deferred Revenue represents cash received from members, but not yet earned. Revenue recognized includes all revenue earned during the periods from membership services. Deferred Revenues are assumed not to change during the Projection period.
Deferred Rent: The Debtors’ record rent expense on a straight-line basis over the lease term and when appropriate record a related deferred rent obligation in accordance with U.S. generally accepted accounting principles (GAAP). The Deferred Rent liability declines during the Projection period.

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SCHEDULE 1
REORGANIZED BALLY TOTAL FITNESS HOLDING CORP.
PRO FORMA BALANCE SHEET AS OF THE EFFECTIVE DATE
DOLLARS IN THOUSANDS
(UNAUDITED)
Neither the Debtors nor their public accountants have audited, compiled or reviewed the balance sheet adjustments below. The figures do not purport to be actual adjustments that have been made by the Debtors, but are only estimates of fresh-start adjustments that may be made as of the Effective Date of the Plan.

	As of September 30, 2007
	Pre-Transaction	Transaction		Fresh Start		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$55,519	$45,780	(1)	$—		$101,299
Other current assets	49,725	—		—		49,725

Total current assets	$105,244	$45,780		$—		$151,024

Property and equipment, net	229,089	—		—		229,089
Goodwill and trademarks	26,467	—		(26,467	)(8)	—
Intangible assets	363	—		(363	)(8)	—
Deferred financing costs	12,446	—		—		12,446
Other assets	9,162	—		—		9,162
Reorg. value in excess of amounts allocable to identifiable assets	—	—		1,379,279	(9)	1,379,279

Total assets	$382,771	$45,780		$1,352,449		$1,781,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$61,096	$(22,322	)(1)	$—		$38,774
Deferred income taxes	3,725	—		—		3,725
Accrued liabilities	97,656	—		—		97,656

Total current liabilities	$162,478	$(22,322)		$—		$140,156

Long-term liabilities:
Revolver	$23,898	$(23,898	)(2)	$—		$—
Term loan	205,900	36,100	(3)	—		242,000
Delayed-draw term loan	34,100	(34,100	)(4)	—		—
Senior Subordinated Notes	300,000	(150,000	)(5)	—		150,000
Senior Notes	247,535	—		—		247,535
New Senior Subordinated Notes	—	90,000	(6)	—		90,000
Unres. subsidiaries debt	4,279	—		—		4,279
Other debt	2,750	—		—		2,750
Capital leases	3,617	—		—		3,617

Total long-term liabilities	$822,079	$(81,898)		$—		$740,181

Other liabilities	36,813	—		—		36,813
Deferred rent liability	78,445	—		—		78,445
Deferred revenue	700,737	—		—		700,737

Total stockholders’ equity:
Common stock	$669,555	$—		$(669,555	)(10)	$—
New common stock	—	150,000	(7)	(65,332	)(7)	84,668
Accumulated deficit	(2,087,336)	—		2,087,336	(11)	—

Total stockholders’ equity	(1,417,781)	—		1,502,448		84,668

Total liabilities & stockholders’ equity	$382,771	$45,780		$1,352,449		$1,781,000

7

Footnotes to the Pro Forma Balance Sheet:
1. Cash and cash equivalents. At the time of the transaction the following adjustments are made to cash and cash equivalents:

Proceeds from New Subordinated Notes	$90,000
Transaction related fees and expenses	(22,322)
Paydown of revolving credit facility	(23,898)
Paydown of delayed draw term loan	(34,100)
Increase in term loan per exit facility	36,100

Change in cash and cash and equivalents	$45,780
2. Revolver. On the transaction date the drawn amount of the existing revolver is paid down using the proceeds from the $90 million rights offering of New Senior Subordinated Notes.
3. Term Loan. In accordance with the proposed Exit Facility, the term loan commitment will be increased by $36.1 million bringing the total term loan balance to $242 million.
4. Delayed Drawn Term Loan. The Delayed Draw Term Loan is rolled into the new Exit Facility Term Loan.
5. Senior Subordinated Notes. Senior Subordinated Notes are replaced by $80 million of New Subordinated Notes and $70 million of New Junior Subordinated Notes, with the remaining $150 million exchanging for the equity of the reorganized business. Excludes any potential rejection claims.
6. Rights Offering Senior Subordinated Notes. $90 million of Rights Offering Senior Subordinated Notes issued in accordance with the rights offering contemplated under the Plan of Reorganization.
7. New Common Stock. On the Effective Date the New Common Stock of the reorganized business will be approximately $84.7 million. The New Common Stock balance is calculated as the midpoint of the Total Enterprise Valuation range ($747.3 million) less the Normalized Net Debt ($662.6 million).
8. Goodwill, Trademarks and Intangible Assets. In accordance with estimated fresh-start adjustments, goodwill, trademarks and intangible assets are reduced to zero.
9. Reorganization Value in Excess of Amounts Allocable to Identifiable Assets. Adjustment made to offset the fresh-start elimination of pre-transaction common stock, accumulated deficit, goodwill, trademarks and intangible assets. To date, the Debtors have not conducted fresh-start accounting. All figures presented herein are for illustrative purposes only.
10. Common Stock. In accordance with the Plan of Reorganization the pre-transaction Common Stock is deemed to have zero value.
11. Accumulated Deficit. In accordance with estimated fresh-start adjustments, the pre-transaction Accumulated deficit is increased to zero to remove the impact of pre-transaction losses on the reorganized business. To date, the Debtors have not conducted fresh-start accounting. All figures presented herein are for illustrative purposes only.

8

SCHEDULE 2
REORGANIZED BALLY TOTAL FITNESS CORP.
PROJECTED CONSOLIDATED BALANCE SHEET
DOLLARS IN THOUSANDS
(UNAUDITED)

	2006(1)	2007	2008	2009	2010	2011
ASSETS
Cash and Equivalents	$34,799	$112,027	$99,682	$81,889	$62,955	$75,240
Other Current Assets	41,534	49,725	49,725	49,725	49,725	49,725

Total Current Assets	$76,333	$161,752	$149,407	$131,614	$112,680	$124,965

Net Property and Equipment	247,797	223,358	240,278	260,533	283,782	277,718
Goodwill and Trademarks	26,488	26,467	26,467	26,467	26,467	26,467
Intangible Assets	728	363	363	363	363	363
Deferred Financing Costs	27,922	11,189	6,165	1,140	—	—
Other Assets	17,503	9,134	9,026	8,918	8,810	8,701

TOTAL ASSETS	$396,771	$432,264	$431,707	$429,036	$432,102	$438,215

LIABILITIES & EQUITY
Accounts Payable	$49,197	$38,156	$39,115	$40,000	$40,835	$41,921
Deferred Income Taxes	3,355	3,725	3,725	3,725	3,725	3,725
Accrued Liabilities	115,703	104,004	106,943	106,943	106,943	106,943

Total Current Liabilities	$168,255	$145,885	$149,784	$150,669	$151,504	$152,589

Total Debt
Revolver	—	—	—	—	—	—
New Term Loan	205,900	242,000	239,941	237,882	235,823	233,764
Sr. Sub Notes	297,774	154,875	175,009	197,760	223,469	249,456
Sr. Notes	235,199	247,535	247,535	247,535	247,535	247,535
Unres. Subsidiaries Debt	4,908	4,279	4,279	4,279	4,279	4,279
Other Debt	3,041	2,750	2,750	2,750	2,750	2,750
Delayed Draw Term Loan	5,000	—	—	—	—	—
New Sr. Sub Notes	—	92,925	105,005	118,656	134,081	151,512
Capital Leases	9,526	3,617	3,617	3,617	3,617	3,617

Total Debt	$761,347	$747,981	$778,136	$812,479	$851,554	$892,913

Other Liabilities	42,746	36,638	35,938	35,239	34,539	33,840
Deferred Rent Liability	87,903	76,091	66,699	57,119	47,347	37,379
Deferred Revenue	736,942	700,737	700,737	700,737	700,737	700,737

Stockholders’ Equity / (Deficit) Total Stockholders’ Equity / (Deficit)	(1,400,422)	(1,275,068)	(1,299,588)	(1,327,206)	(1,353,580)	(1,379,244)

TOTAL LIAB. & EQUITY	$396,771	$432,264	$431,707	$429,036	$432,102	$438,215

(1)	The Debtors’ financial statements for the year ended December 31, 2006 are unaudited.

9

SCHEDULE 3
REORGANIZED BALLY TOTAL FITNESS CORP.
PROJECTED CONSOLIDATED INCOME STATEMENT
DOLLARS IN THOUSANDS
(UNAUDITED)

	2006(1)	2007	2008	2009	2010	2011
Value Collections	$372,685	$328,470	$325,756	$338,352	$345,254	$356,362
Month-to-Month Dues	40,131	43,470	41,814	41,230	41,913	42,625
Renewal Dues	287,917	265,973	254,136	255,915	259,181	264,068

After Point-of-Sale Cash	$700,732	$637,913	$621,707	$635,497	$646,347	$663,055

Cash Sales	53,962	46,336	47,827	47,827	50,218	50,218
Down Payments	28,563	26,714	29,423	29,423	30,894	30,894
Refunds	(5,528)	(4,600)	(4,987)	(4,987)	(5,237)	(5,237)
Sales Tax	(14,315)	(12,974)	(12,539)	(12,790)	(13,060)	(13,362)

Total Membership Collections	$763,414	$693,389	$681,430	$694,970	$709,162	$725,568

Personal Training (Cash Basis)	122,348	116,866	119,828	122,148	124,706	124,706
Retail	42,571	35,652	38,616	39,388	39,782	40,180
Other	132,019	37,133	23,812	27,617	32,917	39,788

Total Revenue (GAAP)	$1,060,351	$883,040	$863,686	$884,123	$906,568	$930,242

Memo: Change in Def Revenue	$127,689	$16,185	—	—	—	—
Memo: Total Revenue (Cash)	$932,662	$866,855	$863,686	$884,123	$906,568	$930,242

Membership Services	663,303	633,241	623,651	637,346	649,666	664,887
Asset / Goodwill Impairment Charges	39,720	—	—	—	—	—
Retail Products	40,881	32,278	33,917	34,934	35,633	36,345
Marketing and Advertising	58,185	49,687	45,311	46,417	47,545	48,696
General and Administrative	92,623	107,364	63,715	63,050	63,466	63,909
Gain on Sale of Land & Buildings	(3,984)	(699)	(699)	(699)	(699)	(699)
Depreciation & Amortization	54,209	40,115	38,080	41,745	46,751	51,064

Operating Expenses	$944,936	$861,985	$803,974	$822,793	$842,362	$864,203

Operating Income	$115,414	$21,055	$59,712	$61,331	$64,206	$66,039

Total Interest Expense (net)	101,142	87,196	84,825	89,542	91,059	92,184
Foreign Exchange (Gain) / Loss	(1,125)	(534)	—	—	—	—
Other Nonoperating Net	7,677	(561)	—	—	—	—
Gain on Canada Sale	—	(35,731)	—	—	—	—
Non-Operating Expenses	107,694	50,370	84,825	89,542	91,059	92,184

Pre-tax Income / (Loss)	7,720	(29,315)	(25,112)	(28,211)	(26,853)	(26,144)
Provision for Income Taxes	(855)	(1,330)	(1,200)	(1,200)	(1,200)	(1,200)

Net Income (Loss)	$6,864	$(30,645)	$(26,312)	$(29,411)	$(28,053)	$(27,344)

EBITDA Reconciliation
Operating Income	115,414	21,055	59,712	61,331	64,206	66,039
Depreciation & Amortization	54,209	40,115	38,080	41,745	46,751	51,064
Stock Based Compensation	4,641	1,793	1,793	1,793	1,680	1,680
Non-Cash Rent	(12,614)	(9,208)	(9,392)	(9,580)	(9,772)	(9,967)
Asset / Goodwill Impairment Charges	39,720	—	—	—	—	—
Equipment Write-Off	4,470	—	—	—	—	—
FX impact on Deferred Revenue	4	243	—	—	—	—
Deferred Revenue (Decr) / Incr	(127,689)	(16,185)	—	—	—	—
Additional Reorganization Costs	—	10,000	—	—	—
Restructuring Fees	—	23,822	—	—	—	—
Legal / Professional / Other Fees	18,524	12,250	—	—	—	—
Severance / Compensation	5,344	—	—	—	—	—

Pro-Forma Cash EBITDA	$102,025	$83,885	$90,193	$95,288	$102,865	$108,816

(1)	The Debtors’ financial statements for the year ended December 31, 2006 are unaudited.

10

SCHEDULE 4
REORGANIZED BALLY TOTAL FITNESS CORP.
PROJECTED CONSOLIDATED CASH FLOW STATEMENT
DOLLARS IN THOUSANDS
(UNAUDITED)

	2006(1)	2007	2008	2009	2010	2011
OPERATING ACTIVITIES
Net Income / (Loss)	$6,864	$(30,645)	$(26,312)	$(29,411)	$(28,053)	$(27,344)
Depreciation & Amortization	54,209	40,115	38,080	41,745	46,751	51,064
Change in Deferred Revenue	(126,429)	(16,185)	—	—	—	—
Deferred Financing	21,234	19,080	5,025	5,025	1,140	—
Changes in Working Capital
Other Current Assets	1,075	(16,630)	—	—	—	—
Other Assets	(1,182)	1,432	108	108	108	108
Accounts Payable	(8,661)	(6,685)	959	885	835	1,085
Deferred Rent Liability	—	(6,823)	(9,392)	(9,580)	(9,772)	(9,967)
Accrued Liabilities	(2,278)	5,421	2,939	0	0	0
Impairment of long-lived assets	39,720	—	—	—	—	—
Write-off debt issuance costs	7,677	—	—	—	—	—
Stock-based compensation	4,641	1,793	1,793	1,793	1,680	1,680
Gain on Sale of Discontinued Operations	(4,729)	(36,430)	(699)	(699)	(699)	(699)
Other	3,574	2,992	—	—	—	—

Cash From Operations	$(4,285)	$(42,564)	$12,500	$9,864	$11,990	$15,926

INVESTING ACTIVITIES
Capital Expenditures	$(39,592)	$(36,903)	$(55,000)	$(62,000)	$(70,000)	$(45,000)
Proceeds From Sale of Assets	67,644	17,000	—	—	—	—

Cash Used in Investing Activities	$28,052	$(19,903)	$(55,000)	$(62,000)	$(70,000)	$(45,000)

FINANCING ACTIVITIES
Revolver Borrowings (Repayments)	$(35,000)	$—	$—	$—	$—	$—
Term Loan	(177,295)	—	—	—	—	—
New Term Loan	205,900	36,100	(2,059)	(2,059)	(2,059)	(2,059)
Senior Sub Debentures	—	4,875	20,134	22,751	25,709	25,987
Senior Notes	—	12,336	—	—	—	—
Unrestricted Subsidiaries Debt	—	(631)	—	—	—	—
Other Debt	(12,967)	(287)	—	—	—	—
Delayed Draw Term Loan	5,000	(5,000)	—	—	—	—
New Sr. Sub. Notes	—	92,925	12,080	13,651	15,425	17,431
Capital Lease Obligations, Net	—	(800)	—	—	—	—
Debt Issuance Costs	(9,680)	(48)	—	—	—	—
Sale Leaseback Transaction	11,469	—	—	—	—	—
Proceeds from Equity Offerings	5,877	—	—	—	—	—

Cash From Financing	$(6,696)	$139,470	$30,155	$34,343	$39,075	$41,359

Cash, Beginning of Period	$17,454	$34,799	$112,027	$99,682	$81,889	$62,955
Inc / (Dec) in Cash and Equivalents	17,072	77,002	(12,345)	(17,793)	(18,934)	12,285
Effect of FX changes on cash balance	274	226	—	—	—	—

Cash, End of Period	$34,799	$112,027	$99,682	$81,889	$62,955	$75,240

(1)	The Debtors’ financial statements for the year ended December 31, 2006 are unaudited.

11

EXHIBIT 6
Valuation Analysis

EXHIBIT 6
Valuation
          In connection with certain matters relating to the Plan, the Debtors directed Jefferies & Company, Inc. (“Jefferies”) to prepare a valuation analysis of the Debtors’ businesses. The valuation analysis was prepared by Jefferies based on the projections (“Projections”) and financial and market conditions prevailing as of June 12, 2007.
          In preparing its analysis, Jefferies has, among other things: (i) reviewed certain internal financial and operating data of the Debtors; (ii) discussed with certain senior executives the current operations and prospects of the Debtors; (iii) reviewed certain operating and financial forecasts prepared by the Debtors, including the projections; (iv) discussed with certain senior executives of the Debtors key assumptions related to the projections; (v) reviewed relevant publicly available information regarding the Company and the respective industry, customers, and competitors (vi) prepared discounted cash flow analyses based on the projections, utilizing various discount rates and terminal value multiples; and (viii) considered such other analyses as Jefferies deemed necessary under the circumstances.
     Jefferies assumed, without independent verification, the accuracy, completeness, and fairness of all of the financial and other information available to it from public sources or as provided to Jefferies by the Debtors or their representatives. Jefferies did not make any independent evaluation or appraisal of the Debtors’ assets, nor did Jefferies independently verify any of the information that it received. Jefferies has assumed that the Projections are true and that the Debtors or their representatives reasonably prepared them on a basis reflecting the best estimates and good faith judgments of the Debtors’ management as to future operating and financial performance as of the date of their preparation, and that the Debtors have informed Jefferies of all circumstances occurring since such date that could make the Projections incomplete or misleading. To the extent that the Valuation Analysis is dependent upon the completion of the right offering and subsequent $90 million capital injection and on the Reorganized Debtors’ achievement of the Projections, and the assumption that general financial and market conditions as of the Effective Date will not differ materially from those prevailing as of the date of the Disclosure Statement, the Valuation Analysis must be considered speculative. Jefferies conducted the Valuation Analysis with the explicit understanding that it is based on standards of assessment, including economic, political, legal, and other conditions, in existence as of the date of this Disclosure Statement. Jefferies disclaims any responsibility for any impact such change may have on the assessment of the valuation of the Reorganized Debtors set forth herein. Jefferies does not make any representation or warranty as to the fairness of the terms of the Plan.
     In addition to the foregoing, Jefferies relied upon the following assumptions with respect to the valuation of the Reorganized Debtors:
▪	The Effective Date occurs on or about September 30, 2007.

▪	The proposed capitalization of the Reorganized Debtors will be as set forth in the Plan.

▪	At the Effective Date, there is estimated to be $101.3 million of cash, which when adjusted for cumulative free cash flow less cash interest expense arrives at normalized cash on hand of $77.5 million. Jefferies deducted normalized cash on hand from the gross debt at the Effective Date of $740.2 million to arrive at the normalized net debt of $662.6 million.

▪	A portion of the Debtors’ Net Operating Losses (“NOLs”) may be available to the Reorganized Debtors, although subject to limitations under currently existing U.S. federal income tax laws.

▪	General financial and market conditions as of the Effective Date will not differ materially from those conditions prevailing as of the date of this Disclosure Statement.

▪	The financial and other information furnished to Jefferies by the Debtors and its professionals and all publicly available information are accurate and complete.

▪	The Plan is confirmed without any material changes including that the proposed $90.0 million rights offering proceeds are retained by the company for general corporate purposes.
     In order to derive the total enterprise value (“TEV”), Jefferies relied on three generally accepted valuation methodologies. These valuation methodologies consisted of: comparable public company trading analysis, comparable transaction analysis, and discounted cash flow analysis (“DCF”). These valuation techniques reflect both the market’s current view of the Debtors’ operations, as well as a longer term focus on the intrinsic value of the cash flow projections in the Debtors’ business plan. As further described herein, in deriving the TEV range, Jefferies assigned weightings to the three methodologies: comparable companies analysis, comparable transaction analysis, and DCF analysis of 40%, 20% and 40%, respectively.
     The comparable companies analysis considers the market enterprise values of the selected trading companies as a multiple of actual latest twelve month (“LTM”) earnings before interest, taxes, depreciation and amortization (“EBITDA”) as of March 31, 2007 and projected 2007 fiscal year EBITDA, as obtained from recent public research reports published by third parties and guidance provided by management of the selected trading companies. As part of the comparable public company analysis, Jefferies adjusted the comparable company financial results for changes in deferred revenue, deferred membership costs and deferred rent expense in order to “estimate” or “calculate” a cash EBITDA figure most comparable to Bally’s cash EBITDA results. For the purposes of the analysis, Jefferies considered a broad universe of related comparable companies in the “leisure facilities” sector. Through such analysis, Jefferies determined that the only two relevant publicly traded comparable companies to Bally are Town Sports International and Life Time Fitness. Based on its analysis, Jefferies believes that Town Sports International is the most appropriate comparable company to Bally due to its facility size, product offering, maturity of business and urban clustering of clubs and growth. Life Time Fitness, while also a comparable company, is a less appropriate comparable to Bally due to its higher growth rates, higher margins, larger facility size and extent of premium services. As such, while both companies were analyzed, greater weight was given to the Town Sports International TEV multiple.
     Based on Jefferies analysis, Town Sports International trades at 7.7x and 7.3x while Life Time Fitness trades at 14.0x and 12.1x their LTM cash EBITDA and estimated fiscal 2007 cash EBITDA, respectively. For the purposes of the TEV calculation, Jefferies selected a multiple range of LTM as of March 31, 2007 cash EBITDA of 7.5x to 8.5x and a multiple range of projected 2007 fiscal year cash EBITDA of 7.0x to 8.0x. The comparable companies analysis was given a weighting of 40.0% of TEV.
     The comparable transaction analysis considers the market transaction values of the selected precedent transaction companies as a multiple of EBITDA as of the nearest available trailing twelve months to the transaction announcement date. After having analyzed through approximately one hundred precedent acquisitions, Jefferies then selected the most appropriate precedent acquisitions in the “leisure facilities” sector. Over the past five years, covering transactions in both the United States and Europe, this selected group consisted of ten transactions. Based on this analysis, for the purposes of the TEV calculation, Jefferies then selected a multiple range of LTM Cash EBITDA as of March 31, 2007 of 8.5x to 9.5x. The comparable transaction analysis was given a weighting of 20.0% of TEV.
     The DCF analysis derives an estimated TEV for the Debtors by combining their unlevered projected free cash flows based on the Projections and a terminal value at the end of the projection period, discounted at an appropriate discount rate. For the purposes of the DCF analysis, the terminal value was derived by applying a cash EBITDA multiple range of 8.5x to 9.5x to the Debtors’ projected cash EBITDA in 2011. Jefferies used a weighted average cost of capital of 14.0%, which represents the midpoint of the industry cost of capital assuming the industry’s average capital structure. The DCF analysis was given a weighting of 40.0% of TEV.
     Jefferies also analyzed Bally’s NOLs. Based on the assumption that a change of control event occurred on September 28, 2005, under Section 382 of the tax code, the NOLs generated from prior periods are subject to a usage limitation. For the purposes of the analysis, Jefferies applied the Section 382(l)(5) bankruptcy exception to the Debtors’ NOLs. Jefferies discounted the estimated tax benefit of the $105.3 million of NOLs available subsequent to the September 28, 2005 change of control event at 50.0% due to illiquidity, usage and timing risk. A 35.0% statutory tax rate was used for the analysis, which arrived at an estimated $18.4 million value for the NOLs. This estimated value was then added to the estimated TEV valuation range derived for the Reorganized Debtors. In the event that the Company does not meet the requirements for Section 382(l)(5), the resulting NOL value under the alternative Section 382(l)(6) treatment would be immaterial given the occurrence of an immediate change in control.
     Based on the methodologies described above, and after further review, discussions, considerations, and assumptions, Jefferies has estimated a TEV range for the Reorganized Debtors as of the Effective Date of $707.7 million to $786.9 million, with a valuation midpoint of $747.3 million. Jefferies reduced such TEV estimates by the normalized net debt level of the Debtors at the Effective Date (approximately $662.6 million) to estimate the implied reorganized equity value of the Debtors. Jefferies estimates that the Debtors’ implied reorganized equity value will range from $45.1 million to $124.3 million, with a midpoint of $84.7 million.

     The estimated range of values represents a hypothetical value reflecting the estimated value of the Debtors derived through the application of various valuation methodologies. The equity value ascribed in the analysis does not purport to be an estimate of a post-reorganization trading value. On the Effective Date, the Reorganized Debtors will be privately held and no public market will exist for their equity securities. To the extent a market can be found for the Reorganized Debtors’ equity securities, trading values may be materially different from the implied equity value ranges associated with Jefferies’ valuation analysis. Jefferies’ estimate is based on economic, market, financial and other conditions as they exist on, and on the information made available as of June 12, 2007. It should be understood that, although subsequent developments may affect Jefferies’ conclusions, Jefferies does not have any obligation to update, revise or reaffirm its estimate.
     The summary set forth above does not purport to be a complete description of the analyses performed by Jefferies. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of implied equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of implied equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates prepared by Jefferies assume that the Reorganized Debtors will continue as the owners and operators of their businesses and assets. Depending on the results of the Debtors’ operations or changes in the financial markets, actual total enterprise value may differ from Jefferies’ valuation analysis disclosed herein.

Midpoint
TEV of the Reorganized Debtors	$747.3 million
Less Normalized Net Debt	662.6 million

Reorganized Equity Value	$84.7 million